Filed Pursuant to Rule 424(b)(3)
Registration No. 333-256875

PROXY STATEMENT FOR SPECIAL MEETING OF
AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
PROSPECTUS FOR
27,500,000 SHARES OF VOTING COMMON STOCK AND
1,000,000 SHARES OF NON-VOTING COMMON STOCK OF
AMPLITUDE HEALTHCARE ACQUISITION CORPORATION

_____________________________

The board of directors of Amplitude Healthcare Acquisition Corporation, a Delaware corporation (“AMHC”), has unanimously approved the transactions (collectively, the “Business Combination”) contemplated by that certain Business Combination Agreement, dated as of May 5, 2021 (as the same may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among AMHC, Ample Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of AMHC (“Merger Sub”), and Jasper Therapeutics, Inc., a Delaware corporation (“Jasper”), a copy of which is attached to this proxy statement/prospectus as Annex A. As described in this proxy statement/prospectus, AMHC’s stockholders are being asked to consider a vote upon the Business Combination, among other things. As used in this proxy statement/prospectus, “New Jasper” refers to AMHC after giving effect to the consummation of the Business Combination.

On the date of closing of the Business Combination, Merger Sub will merge with and into Jasper, with Jasper as the surviving company in the Business Combination and, after giving effect to the Business Combination, Jasper will be a wholly owned subsidiary of AMHC (the time that the Business Combination becomes effective being referred to as the “Effective Time”).

In accordance with the terms of the Business Combination, at the Effective Time, (i) each outstanding share of Jasper common stock and Jasper preferred stock will be automatically cancelled, extinguished and converted into a number of shares of New Jasper Voting Common Stock or, in certain circumstances, New Jasper Non-Voting Common Stock (together with New Jasper Voting Common Stock, “New Jasper Common Stock”), based on Jasper’s equity value, (ii) each outstanding vested and unvested option to purchase shares of Jasper’s common stock will be canceled in exchange for a comparable option to purchase shares of New Jasper Voting Common Stock, based on Jasper’s equity value, and (iii) each unvested award of restricted shares of Jasper’s common stock will be converted into a comparable right to receive restricted shares of New Jasper Common Stock, based on Jasper’s equity value. For purposes herein and the Business Combination Agreement, Jasper’s equity value is deemed to be an agreed upon amount equal to $275.0 million. The market value of the shares to be issued could vary significantly from the market value of the shares as of the date of this proxy statement/prospectus.

It is anticipated that, upon completion of the Business Combination, (i) the Jasper stockholders will own, collectively, approximately 52.3% of the outstanding New Jasper Common Stock, (ii) the stockholders participating in the concurrent private placement in public equity (the “PIPE”) will own, collectively, 21.2% of the outstanding New Jasper Common Stock and (iii) AMHC’s pre-closing stockholders will own approximately 26.5% of the outstanding New Jasper Common Stock, in each case assuming that none of AMHC’s outstanding public shares are redeemed in connection with the Business Combination, or approximately 61.4%, 24.9% and 13.6% respectively, assuming that the maximum of 7,012,600 AMHC’s outstanding shares of Class A Common Stock are redeemed in connection with the Business Combination.

This proxy statement/prospectus covers up to 28,500,000 shares of New Jasper Common Stock (including shares issuable upon exercise of the vested option awards or restricted stock awards in connection with the Business Combination). The number of shares of New Jasper Common Stock that this proxy statement/prospectus covers represents the maximum number of shares that may be issued to holders of shares and vested option awards or restricted stock awards of Jasper in connection with the Business Combination (as more fully described in this proxy statement/prospectus).

AMHC’s units, Class A Common Stock and public warrants are currently listed on The Nasdaq Capital Market (“Nasdaq”) under the symbols “AMHCU,” “AMHC” and “AMHCW,” respectively. Each unit consists of one share of Class A Common Stock and one-half of one public warrant. AMHC intends to apply to continue the listing of shares of New Jasper Voting Common Stock and public warrants effective upon the consummation of the Business

Combination on Nasdaq under the proposed symbols “JSPR” and “JSPRW,” respectively. AMHC will not have units traded on Nasdaq following consummation of the Business Combination. It is a condition of the consummation of the Business Combination that AMHC receive confirmation from Nasdaq that the New Jasper Voting Common Stock has been conditionally approved for listing on Nasdaq, but there can be no assurance such listing condition will be met or that AMHC will obtain such confirmation from Nasdaq. If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the Nasdaq condition set forth in the Business Combination is waived by the applicable parties. We cannot assure you that, at the time of the special meeting of AMHC, we will have received confirmation that the New Jasper Common Stock has been approved, or that the parties will obtain prior to the consummation of the Business Combination approval, for listing on Nasdaq, and it is possible that such condition to the consummation of the Business Combination may be waived by the parties. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in the accompanying proxy statement/prospectus without such confirmation, and, further it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived by the parties and therefore the shares of New Jasper Voting Common Stock and public warrants would not be listed on any nationally recognized securities exchange.

The accompanying proxy statement/prospectus provides stockholders of AMHC with detailed information about the Business Combination and other matters to be considered at the special meeting of AMHC. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in its entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 32 of the accompanying proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated August 26, 2021, and is first being mailed to AMHC’s stockholders on or about August 31, 2021.

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
1177 Avenue of the Americas, Fl 40
New York, NY 10036

Dear Amplitude Healthcare Acquisition Corporation stockholders:

You are cordially invited to attend the Special Meeting of stockholders (the “Special Meeting”) of Amplitude Healthcare Acquisition Corporation, a Delaware corporation (“AMHC”), being held virtually, or at such other time, on such other date and at such other place to which the meeting may be adjourned.

At the Special Meeting, AMHC stockholders will be asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal”, to approve and adopt the Business Combination Agreement (and the transactions contemplated thereby), dated as of May 5, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among AMHC, Ample Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of AMHC (“Merger Sub”), and Jasper Therapeutics, Inc., a Delaware corporation (“Jasper”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A.

On the date of the closing of the Business Combination (the “Closing Date”), Merger Sub will merge with and into Jasper (the “Business Combination”), with Jasper as the surviving company in the Business Combination and, after giving effect to such Business Combination, Jasper shall be a wholly owned subsidiary of AMHC (the time that the Business Combination becomes effective being referred to as the “Effective Time”). In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time:

(i)     each outstanding share of Jasper common stock and Jasper preferred stock will be automatically cancelled, extinguished and converted into a number of shares of New Jasper Voting Common Stock or, in certain circumstances, New Jasper Non-Voting Common Stock (together with New Jasper Voting Common Stock, “New Jasper Common Stock”), based on Jasper’s equity value,

(ii)    each outstanding vested and unvested option to purchase shares of Jasper’s common stock will be canceled in exchange for a comparable option to purchase shares of New Jasper Voting Common Stock, based on Jasper’s equity value, and

(iii)   each unvested award of restricted shares of Jasper’s common stock will be converted into a comparable right to receive restricted shares of New Jasper Common Stock, based on Jasper’s equity value.

For purposes herein and the Business Combination Agreement, Jasper’s equity value is deemed to be an agreed upon amount equal to $275.0 million.

In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, AMHC has entered into Subscription Agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and AMHC has agreed to issue and sell to the PIPE Investors, an aggregate of 10,000,000 shares of Class A Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $100,000,000 (the “PIPE Investment”). The shares of Class A Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. AMHC has granted the PIPE Investors certain registration rights in connection with the PIPE Investment. The PIPE Investment is contingent upon, among other things, the substantially concurrent closing of the Business Combination.

AMHC stockholders are being asked to vote on the following matters (the “Proposals”):

1.      to (a) adopt and approve the Business Combination Agreement, pursuant to which Merger Sub will merge with and into Jasper, with Jasper surviving the merger as a wholly owned subsidiary of AMHC and (b) approve the Business Combination. In connection with the Business Combination, AMHC will be renamed “Jasper Therapeutics, Inc.” and Jasper will be renamed “Jasper Tx Corp.”. Subject to the terms and conditions set forth in the Business Combination Agreement, at the Effective Time:

(i)     each outstanding share of Jasper common stock and Jasper preferred stock will be automatically cancelled, extinguished and converted into a number of shares of New Jasper Voting Common Stock or, in certain circumstances, New Jasper Non-Voting Common Stock, based on Jasper’s equity value,

(ii)    each outstanding vested and unvested option to purchase shares of Jasper’s common stock will be canceled in exchange for a comparable option to purchase shares of New Jasper Voting Common Stock, based on Jasper’s equity value, and

(iii)   each unvested award of restricted shares of Jasper’s common will be converted into a comparable right to receive restricted shares of New Jasper Common Stock, based on Jasper’s equity value.

We refer to this Proposal as the “Business Combination Proposal”. We refer to AMHC following the closing of the Business Combination as “New Jasper”. A copy of the Business Combination Agreement is attached to this accompanying proxy statement/prospectus as Annex A;

2.      to approve, assuming the Business Combination Proposal is approved and adopted, a proposed amended and restated certificate of incorporation (the “Proposed Charter”), which will amend and restate AMHC’s current amended and restated certificate of incorporation (the “Current Charter”), and which Proposed Charter will be in effect when duly filed with the Secretary of State of the State of Delaware in connection with the closing of the Business Combination (the “Charter Amendment Proposal”);

3.      to approve, assuming the Business Combination Proposal is approved and adopted, the proposed amended and restated bylaws (the “Proposed Bylaws”), which will amend and restate AMHC’s current bylaws (the “Current Bylaws”) (the “Bylaws Amendment Proposal”);

4.      to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the Securities and Exchange Commission as eight separate sub-proposals (collectively, the “Advisory Charter Amendment Proposals”):

(a)     Advisory Charter Proposal A — to change the corporate name of New Jasper to “Jasper Therapeutics, Inc.”;

(b)    Advisory Charter Proposal B — to increase AMHC’s capitalization so that it will have 490,000,000 authorized shares of voting common stock, 2,000,000 authorized shares of non-voting common stock and 10,000,000 authorized shares of preferred stock;

(c)     Advisory Charter Proposal C — to provide that the removal of any director be only for cause and by the affirmative vote of at least 66⅔% of New Jasper’s then-outstanding shares of capital stock entitled to vote generally in the election of directors (provided that as of the three-year anniversary of the Closing Date, such reference to “66⅔%” shall be deemed to be “50%”);

(d)    Advisory Charter Proposal D — to provide that certain amendments to provisions of the Proposed Charter will require the approval of at least 66⅔% of New Jasper’s then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class (provided that as of the three-year anniversary of the Closing Date, such reference to “66⅔%” shall be deemed to be “50%”);

(e)     Advisory Charter Proposal E — to provide that amendments to the Proposed Bylaws will require the approval of at least 66⅔% of New Jasper’s then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class (provided that as of the three-year anniversary of the Closing Date, such reference to “66⅔%” shall be deemed to be “50%”);

(f)     Advisory Charter Proposal F — to make New Jasper’s corporate existence perpetual as opposed to AMHC’s corporate existence, which is required to be dissolved and liquidated 24 months following the closing of its initial public offering, and to remove from the Proposed Charter the various provisions applicable only to special purpose acquisition companies;

(g)    Advisory Charter Proposal G — to remove the provision that allows certain stockholders to act by written consent as opposed to holding a stockholder’s meeting; and

(h)    Advisory Charter Proposal H — to remove the current limitation in place on the corporate opportunity doctrine;

5.      to approve, assuming the Business Combination Proposal is approved and adopted, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, (a) the issuance of up to 27,500,000 newly issued shares of New Jasper Common Stock in the Business Combination, which amount will be determined as described in more detail in the accompanying proxy statement/prospectus under the heading “Business Combination Proposal — Ownership of New Jasper” and (b) the PIPE Investment (the “Nasdaq Stock Issuance Proposal”);

6.      to approve, assuming the Business Combination Proposal is approved and adopted, the appointment of five directors who, upon consummation of the Business Combination, will become directors of New Jasper (the “Director Election Proposal”);

7.      to approve, assuming the Business Combination Proposal is approved and adopted, the Jasper Therapeutics, Inc. 2021 Equity Incentive Plan, a copy of which is appended to this proxy statement/prospectus as Annex D, which will become effective as of the date immediately preceding the date of the closing of the Business Combination (the “Equity Incentive Plan Proposal”);

8.      to approve, assuming the Business Combination Proposal is approved and adopted, the Jasper Therapeutics, Inc. 2021 Employee Stock Purchase Plan, a copy of which is appended to this proxy statement/prospectus as Annex E, which will become effective as of the date immediately preceding the date of the closing of the Business Combination (the “ESPP Proposal”); and

9.      to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Amendment Proposal, the Bylaws Amendment Proposal, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal or the ESPP Proposal, or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied (the “Adjournment Proposal”).

AMHC is providing the accompanying proxy statement/prospectus and accompanying proxy card to AMHC’s stockholders in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournments of the Special Meeting. Information about the Special Meeting, the Business Combination and other related business to be considered by AMHC’s stockholders at the Special Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the Special Meeting, all of AMHC’s stockholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in its entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 32 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of AMHC has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, and unanimously recommends that stockholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Business

Combination, and “FOR” all other Proposals presented to AMHC’s stockholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these Proposals by the board of directors of AMHC, you should keep in mind that AMHC’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Business Combination Proposal — Interests of AMHC’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the Current Bylaws, a majority of the shares entitled to vote, represented at the Special Meeting or by proxy, will constitute a quorum for the transaction of business at the Special Meeting. Under the General Corporation Law of the State of Delaware, shares that are voted “abstain” or “withheld” are counted as present for purposes of determining whether a quorum is present at the Special Meeting. Because the Proposals are “non-discretionary” items, your broker will not be able to vote uninstructed shares for any of the Proposals. As a result, if you do not provide voting instructions, a broker “non-vote” will be deemed to have occurred for each of the Proposals. Broker “non-votes” will not be counted as present for purposes of determining whether a quorum is present.

The approval of the Business Combination Agreement, the Advisory Charter Amendment Proposals, the Nasdaq Stock Issuance Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal each require the affirmative vote of a majority of the votes cast by stockholders represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote thereon at the Special Meeting.

The approval of the Charter Amendment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of each of Class A Common Stock and Class B Common Stock represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote thereon at the Special Meeting, voting separately.

The approval of the Bylaws Amendment Proposal requires the affirmative vote of the holders of at least 66.7% of the issued and outstanding shares of each of Class A Common Stock and Class B Common Stock represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class.

The approval of the Director Election Proposal requires the affirmative vote of a plurality of the votes cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote at the Special Meeting. Prior to the closing of AMHC’s initial business combination, holders of shares of Class B Common Stock have the exclusive right to elect any director, and holders of shares of Class A Common Stock have no right to vote on the election of any director. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

If the Business Combination Proposal is not approved, the Charter Amendment Proposal, the Bylaws Amendment Proposal, the Advisory Charter Amendment Proposals, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal and the ESPP Proposal will not be presented to the AMHC stockholder’s for a vote. The approval of the Business Combination Proposal, the Charter Amendment Proposal, the Bylaws Amendment Proposal, the Nasdaq Stock Issuance Proposal, the Director Election Proposal and the Equity Incentive Plan Proposal are preconditions to the closing of the Business Combination.

Your vote is very important.    Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Special Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Special Meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If you are a stockholder of record and you attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Pursuant to the Current Charter, AMHC is providing its public stockholders (“Public Stockholders”) with the opportunity to redeem, upon the closing of the Business Combination, the shares of Class A Common Stock (“Public Shares”) issued in AMHC’s initial public offering (the “Initial Public Offering”) then held by them for cash equal to their pro rata portion of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in the trust account (the “Trust Account”) that hold the proceeds (including interest earned on the funds held in the Trust Account and not previously released to AMHC to pay its taxes) of the Initial Public Offering. For illustrative purposes, based on funds in the Trust Account of approximately $100,087,589.75 on the close of business on August 20, 2021 (the “Record Date”), the estimated per share redemption price would have been approximately $10.01. Public Stockholders may elect to redeem Public Shares even if they vote for the Business Combination. A Public Stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares of Class A Common Stock issued in the Initial Public Offering. AMHC’s sponsor, officers and directors have agreed to waive their redemption rights with respect to any shares of AMHC Common Stock they may hold in connection with the closing of the Business Combination, and such shares will be excluded from the pro rata calculation used to determine their pre-share redemption price. The sponsor and AMHC’s officers and directors have agreed to vote any shares of AMHC Common Stock owned by them in favor of the Business Combination Proposal, which represents approximately 20% of the voting power of AMHC as of the Record Date.

On behalf of AMHC’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,
/s/ Bala Venkataraman
Chief Executive Officer and Director

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated August 26, 2021 and is first being mailed to stockholders on or about August 31, 2021.

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
1177 Avenue of the Americas, Fl 40
New York, NY 10036

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 22, 2021

TO THE STOCKHOLDERS OF AMPLITUDE HEALTHCARE ACQUISITION CORPORATION: NOTICE IS HEREBY GIVEN that the Special Meeting will be held on September 22, 2021, at 10:00 a.m., Eastern time, via live webcast at the following address: https://www.cstproxy.com/amplitudehealthcareacquisition/sm2021. You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. Amplitude Healthcare Acquisition Corporation (“AMHC”) recommends that you log in at least 15 minutes prior to the Special Meeting to ensure that you are logged in when the Special Meeting starts. Please note that you will not be able to attend the Special Meeting in person. You are cordially invited to attend the Special Meeting for the follow purposes (the “Proposals”):

1.      to consider and vote upon a proposal to (a) adopt and approve the Business Combination Agreement, dated as of May 5, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among AMHC, Ample Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of AMHC (“Merger Sub”), and Jasper Therapeutics, Inc., a Delaware corporation (“Jasper”), pursuant to which Merger Sub will merge with and into Jasper, with Jasper surviving the merger as a wholly owned subsidiary of AMHC (together with the other transactions described in the Business Combination Agreement, the “Business Combination”) (the time that the Business Combination becomes effective being referred to as the “Effective Time”) and (b) approve the Business Combination. In connection with the Business Combination, AMHC will be renamed “Jasper Therapeutics, Inc.” and Jasper will be renamed “Jasper Tx Corp.”. Subject to the terms and conditions set forth in the Business Combination Agreement, at the Effective Time:

(i)     each outstanding share of Jasper common stock and Jasper preferred stock will be automatically cancelled, extinguished and converted into the applicable number of shares of New Jasper Voting Common Stock or, in certain circumstances, New Jasper Non-Voting Common Stock (together with New Jasper Voting Common Stock, “New Jasper Common Stock”), based on Jasper’s equity value,

(ii)    each outstanding vested and unvested option to purchase shares of Jasper’s common stock will be canceled in exchange for a comparable option to purchase shares of New Jasper Voting Common Stock, based on Jasper’s equity value, and

(iii)   each unvested award of restricted shares of Jasper’s common stock will be converted into a comparable right to receive restricted shares of New Jasper Common Stock, based on Jasper’s equity value.

For purposes herein and the Business Combination Agreement, Jasper’s equity value is deemed to be an agreed upon amount equal to $275.0 million.

We refer to this Proposal as the “Business Combination Proposal”. We refer to AMHC following the closing of the Business Combination as “New Jasper”. A copy of the Business Combination Agreement is attached to this accompanying proxy statement/prospectus as Annex A;

2.      to consider and vote upon a proposal to approve, assuming the Business Combination Proposal is approved and adopted, a proposed amended and restated certificate of incorporation (the “Proposed Charter”), which will amend and restate AMHC’s current amended and restated certificate of incorporation (the “Current Charter”), and which Proposed Charter will be in effect when duly filed with the Secretary of State of the State of Delaware in connection with the closing of the Business Combination (the “Charter Amendment Proposal”);

3.      to consider and vote upon a proposal to approve, assuming the Business Combination Proposal is approved and adopted, the proposed amended and restated bylaws (the “Proposed Bylaws”), which will amend and restate AMHC’s current bylaws (the “Current Bylaws”) (the “Bylaws Amendment Proposal”);

4.      to consider and vote upon a proposal to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the United States Securities and Exchange Commission as eight separate sub-proposals (collectively, the “Advisory Charter Amendment Proposals”):

(a)     Advisory Charter Proposal A — to change the corporate name of New Jasper to “Jasper Therapeutics, Inc.”;

(b)    Advisory Charter Proposal B — to increase AMHC’s capitalization so that it will have 490,000,000 authorized shares of voting common stock, 2,000,000 authorized shares of non-voting common stock and 10,000,000 authorized shares of preferred stock;

(c)     Advisory Charter Proposal C — to provide that the removal of any director be only for cause and by the affirmative vote of at least 66⅔% of New Jasper’s then-outstanding shares of capital stock entitled to vote generally in the election of directors (provided that as of the three-year anniversary of the Closing Date, such reference to “66⅔%” shall be deemed to be “50%”);

(d)    Advisory Charter Proposal D — to provide that certain amendments to provisions of the Proposed Charter will require the approval of at least 66⅔% of New Jasper’s then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class (provided that as of the three-year anniversary of the Closing Date, such reference to “66⅔%” shall be deemed to be “50%”);

(e)     Advisory Charter Proposal E — to provide that amendments to the Proposed Bylaws will require the approval of at least 66⅔% of New Jasper’s then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single-class (provided that as of the three-year anniversary of the Closing Date, such reference to “66⅔%” shall be deemed to be “50%”);

(f)     Advisory Charter Proposal F — to make New Jasper’s corporate existence perpetual as opposed to AMHC’s corporate existence, which is required to be dissolved and liquidated 24 months following the closing of its initial public offering, and to remove from the Proposed Charter the various provisions applicable only to special purpose acquisition companies;

(g)    Advisory Charter Proposal G — to remove the provision that allows certain stockholders to act by written consent as opposed to holding a stockholders meeting; and

(h)    Advisory Charter Proposal H — to remove the current limitation in place on the corporate opportunity doctrine;

5.      to consider and vote upon a proposal to approve, assuming the Business Combination Proposal is approved and adopted, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, (a) the issuance of up to 27,500,000 newly issued shares of New Jasper Common Stock in the Business Combination, which amount will be determined as described in more detail in the accompanying proxy statement/prospectus under the heading “Business Combination Proposal — Ownership of New Jasper” and (b) the PIPE Investment (the “Nasdaq Stock Issuance Proposal”);

6.      to consider and vote upon a proposal to approve, assuming the Business Combination Proposal is approved and adopted, the appointment of five directors who, upon consummation of the Business Combination, will become directors of New Jasper (the “Director Election Proposal”);

7.to consider and vote upon a proposal to approve, assuming the Business Combination Proposal is approved and adopted, the Jasper Therapeutics, Inc. 2021 Equity Incentive Plan, a copy of which is appended to this proxy statement/prospectus as Annex D, which will become effective as of the date immediately preceding the date of the closing of the Business Combination (the “Equity Incentive Plan Proposal”);

8.to consider and vote upon a proposal to approve, assuming the Business Combination Proposal is approved and adopted, the Jasper Therapeutics, Inc. 2021 Employee Stock Purchase Plan, a copy of which is appended to this proxy statement/prospectus as Annex E, which will become effective as of the date immediately preceding the date of the closing of the Business Combination (the “ESPP Proposal”); and

9.      to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Amendment Proposal, the Bylaws Amendment Proposal, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal or the ESPP Proposal, or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied (the “Adjournment Proposal”).

Only holders of record of Class A Common Stock and Class B Common Stock (collectively, “AMHC Common Stock”) at the close of business on August 20, 2021 (the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of AMHC stockholders of record entitled to vote at the Special Meeting will be available at least ten days before the Special Meeting at the principal executive offices of AMHC for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.

Pursuant to the Current Charter, AMHC is providing its public stockholders (“Public Stockholders”) with the opportunity to redeem, upon the closing of the Business Combination, the shares of Class A Common Stock (“Public Shares”) issued in AMHC’s initial public offering (the “Initial Public Offering”) then held by them for cash equal to their pro rata portion of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in the trust account (the “Trust Account”) that hold the proceeds (including interest earned on the funds held in the Trust Account and not previously released to AMHC to pay its taxes) of the Initial Public Offering. For illustrative purposes, based on funds in the Trust Account of approximately $100,087,589.75 on the Record Date, the estimated per share redemption price would have been approximately $10.01. Public Stockholders may elect to redeem Public Shares even if they vote for the Business Combination. A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares of Class A Common Stock issued in the Initial Public Offering. AMHC’s sponsor and AMHC’s officers and directors have agreed to waive their redemption rights with respect to any shares of AMHC Common Stock they may hold in connection with the closing of the Business Combination, and such shares will be excluded from the pro rata calculation used to determine their pre-share redemption price. The sponsor and AMHC’s officers and directors have agreed to vote any shares of AMHC Common Stock owned by them in favor of the Business Combination Proposal, which represents approximately 20% of the voting power of AMHC as of the Record Date.

Pursuant to the Current Bylaws, a majority of the shares entitled to vote, represented at the Special Meeting or by proxy, will constitute a quorum for the transaction of business at the Special Meeting. Under the General Corporation Law of the State of Delaware, shares that are voted “abstain” or “withheld” are counted as present for purposes of determining whether a quorum is present at the Special Meeting. Because the Proposals are “non-discretionary” items, your broker will not be able to vote uninstructed shares for any of the Proposals. As a result, if you do not provide voting instructions, a broker “non-vote” will be deemed to have occurred for each of the Proposals. Broker “non-votes” will not be counted as present for purposes of determining whether a quorum is present.

The approval of the Business Combination Agreement, the Advisory Charter Amendment Proposals, the Nasdaq Stock Issuance Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal each require the affirmative vote of a majority of the votes cast by stockholders represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote thereon at the Special Meeting.

The approval of the Charter Amendment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of each of Class A Common Stock and Class B Common Stock represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote thereon at the Special Meeting, voting separately.

The approval of the Bylaws Amendment Proposal requires the affirmative vote of the holders of at least 66.7% of the issued and outstanding shares of each of Class A Common Stock and Class B Common Stock represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class.

The approval of the Director Election Proposal requires the affirmative vote of a plurality of the votes cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote at the Special Meeting. Prior to the closing of AMHC’s initial business combination, holders of shares of Class B Common Stock have the exclusive right to elect any director, and holders of shares of Class A Common Stock have no right to vote on the election of any director. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

If the Business Combination Proposal is not approved, the Charter Amendment Proposal, the Bylaws Amendment Proposal, the Advisory Charter Amendment Proposals, the Nasdaq Stock Issuance Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Director Election Proposal will not be presented to the AMHC stockholders for a vote. The approval of the Business Combination Proposal, the Charter Amendment Proposal, the Bylaws Amendment Proposal, the Nasdaq Stock Issuance Proposal, the Director Election Proposal and the Equity Incentive Plan Proposal are preconditions to the closing of the Business Combination.

As of the Record Date, there was approximately $100,087,589.75 in the Trust Account. Each redemption of Public Shares by the Public Stockholders will decrease the amount in the Trust Account. AMHC will not redeem Public Shares in an amount that would cause it to have net tangible assets of less than $5,000,001.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the Annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call us at (212) 823-1900.

August 26, 2021

By the Order of the Board of Directors
/s/ Bala Venkataraman
Chief Executive Officer and Director

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Page
Annex A Business Combination Agreement, dated as of May 5, 2021, by and among Amplitude Healthcare Acquisition Corporation, Ample Merger Sub, Inc., and Jasper Therapeutics, Inc.	A-1
Annex B Form of Amended and Restated Certificate of Incorporation of Amplitude Healthcare Acquisition Corporation	B-1
Annex C Form of Amended and Restated Bylaws of Amplitude Healthcare Acquisition Corporation	C-1
Annex D Form of Jasper Therapeutics, Inc. 2021 Equity Incentive Plan	D-1
Annex E 2021 Employee Stock Purchase Plan	E-1

ii

ADDITIONAL INFORMATION

This document, which forms part of a Registration Statement on Form S-4 filed with the SEC by AMHC (File No. 333-256875) (the “Registration Statement”), constitutes a prospectus of AMHC under Section 5 of the Securities Act, with respect to the shares of New Jasper Voting Common Stock and New Jasper Non-Voting Common Stock to be issued to Jasper Stockholders if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the Special Meeting, at which AMHC stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any information others may give you. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to AMHC stockholders nor the issuance of New Jasper Common Stock (including shares issuable upon exercise of vested option awards or restricted stock awards) in connection with the Business Combination will create any implication to the contrary.

Information contained in this proxy statement/prospectus regarding AMHC has been provided by AMHC and information contained in this proxy statement/prospectus regarding Jasper has been provided by Jasper.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

AMHC files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read AMHC’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact us by telephone or in writing:

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
1177 Avenue of the Americas, Fl 40
New York, NY 10036
Attn: Chief Financial Officer
Tel: (212) 823-1900

If you are a stockholder of AMHC and would like to request documents, please do so by September 20, 2021 to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

MARKET AND INDUSTRY DATA

Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and AMHC’s and Jasper’s own internal estimates and research. While we believe these third-party sources to be reliable as of the date of this proxy statement/prospectus, we have not independently verified the market and industry data contained in this proxy statement/prospectus or the underlying assumptions relied on therein. Finally, while we believe our own internal research is reliable, such research has not been verified by any independent source. Notwithstanding the foregoing, we are liable for the information provided in this proxy statement/prospectus.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

“2019 EIP” means Jasper’s 2019 Equity Incentive Plan.

“Aggregate Transaction Proceeds” means an amount equal to the sum of (i) the aggregate cash proceeds available for release to any AMHC Party from the Trust Account in connection with the transactions contemplated by the Business Combination Agreement (after, for the avoidance of doubt, giving effect to all of the AMHC Stockholder Redemptions) and (ii) the aggregate cash proceeds actually received by any AMHC Party in respect of the PIPE Investment (whether prior to or on the Closing Date).

“Amended and Restated Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, to be entered into at or prior to the Closing, among AMHC, the Sponsor and certain stockholders of Jasper.

“AMHC” means Amplitude Healthcare Acquisition Corporation, a Delaware corporation.

“AMHC Common Stock” means the Class A Common Stock and Class B Common Stock of AMHC.

“AMHC Parties” means, collectively, AMHC and Merger Sub.

“AMHC Stockholder Redemption” means the right of the holders of Class A Common Stock to redeem all or a portion of their Class A Common Stock (in connection with the transactions contemplated by the Business Combination Agreement or otherwise) as set forth in Governing Documents of AMHC.

“Board” means the AMHC’s board of directors, unless the context otherwise requires.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of May 5, 2021, by and among AMHC, Merger Sub and Jasper, as amended or restated from time to time.

“Class A Common Stock” means the Class A common stock of AMHC.

“Class B Common Stock” means the Class B common stock of AMHC, which is convertible into shares of Class A common stock on a one-for-one basis.

“Closing” means the closing of the Business Combination.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Continental” means Continental Stock Transfer & Trust Company, transfer agent for AMHC.

“Current Bylaws” means AMHC’s Bylaws, as the same may be amended or restated from time to time.

“Current Charter” means AMHC’s second amended and restated certificate of incorporation, as the same may be amended or restated from time to time

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Dollars” or “$” means U.S. dollars, except where otherwise noted.

“Effective Time” means the effective time of the Business Combination.

“ESPP” means the Jasper Therapeutics, Inc. 2021 Employee Stock Purchase Plan, approved by the Board of AMHC, effective as of the date immediately preceding, and contingent on the consummation of, the Business Combination.

“Equity Incentive Plan” means the Jasper Therapeutics, Inc. 2021 Equity Incentive Plan, approved by the Board of AMHC, effective as of the date immediately preceding, and contingent on the consummation of, the Business Combination.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Founder Shares” mean the shares of Class B Common Stock initially purchased by the Sponsor in a private placement prior to the Initial Public Offering, and the shares of Class A Common Stock issuable upon conversion thereof.

“Governing Documents” mean the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, and the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Initial Public Offering” means the initial public offering of shares of Class A Common Stock by AMHC, which closed on November 22, 2019.

“Jasper” means Jasper Therapeutics, Inc., a Delaware corporation.

“Jasper Board” means the board of directors of Jasper.

“Jasper Class A Common Stock” means the Class A common stock, par value $0.001 per share, of Jasper.

“Jasper Common Stock” means collectively, the Jasper Class A Common Stock and the Class B common stock, par value $0.001 per share, of Jasper.

“Jasper’s Equity Value” means an agreed upon amount equal to $275,000,000.

“Jasper Equityholders” means the holders of Jasper Common Stock or Jasper options.

“Jasper options” means options to purchase Jasper Common Stock, whether vested or unvested.

“Jasper Stockholders Agreement” means the Investors’ Rights Agreement, dated as of November 21, 2019, by and among Jasper and the Jasper stockholders party thereto.

“Jasper Stockholder Support Agreements” means the Stockholder Support Agreements, dated as of May 5, 2021, by and among AMHC and certain stockholders of Jasper.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Merger Sub” means Ample Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of AMHC.

“Nasdaq Stock Market” means The Nasdaq Capital Market.

“New Jasper” refers to AMHC following the consummation of the Business Combination.

“New Jasper Common Stock” means the New Jasper Voting Common Stock and the New Jasper Non-Voting Common Stock.

“New Jasper Non-Voting Common Stock” means the non-voting common stock, par value $0.0001 per share, of New Jasper.

“New Jasper Voting Common Stock” means the voting common stock, par value $0.0001 per share, of New Jasper.

“New Jasper Preferred Stock” means the preferred stock, par value $0.0001 per share, of New Jasper.

“Permitted Bridge Financing” means a bona fide financing in the form of a bridge loan or notes in an amount not to exceed $20,000,000 in the aggregate, at an interest rate not to exceed the then applicable prime rate (as reported by the Wall Street Journal), which shall, by its terms, automatically either be (i) repaid in full at the Closing or (ii) converted into shares of Jasper Class A Common Stock as of immediately prior to the Closing, and be treated at the Closing like all other outstanding shares of Jasper Class A Common Stock; provided, that, for clarity, the Aggregate Transaction Proceeds shall not be reduced by the amount or repayment of any such Permitted Bridge Financing.

“PIPE Investment” means the private placement of an aggregate of 10,000,000 shares of Class A Common Stock to the PIPE Investors pursuant to Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, for a purchase price of $10.00 per share, resulting in an aggregate amount of $100 million to AMHC, pursuant to Subscription Agreements with the PIPE Investors.

“PIPE Investors” means those investors participating in the PIPE Investment.

“Proposals” means the proposals to be voted on by AMHC’s stockholders at the Special Meeting.

“Public Shares” means the shares of Class A Common Stock issued in the Initial Public Offering.

“Public Stockholders” means holders of Class A Common Stock issued in the Initial Public Offering.

“Public Warrants” means warrants underlying the Units sold in the Initial Public Offering.

“Private Placement” means the private placement consummated simultaneously with the Initial Public Offering in which AMHC issued to the Sponsor the Private Placement Warrants.

“Private Placement Warrants” means the 4,000,000 warrants to purchase Class A Common Stock issued to the Sponsor in the Private Placement.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Securities Act” means the Securities Act of 1933, as amended.

“Special Meeting” means the special meeting of stockholders of AMHC, scheduled to be held on September 22, 2021.

“Sponsor” means Amplitude Healthcare Holdings LLC, a Delaware limited liability company.

“Sponsor Support Agreement” means the Sponsor Support Agreement, dated as of May 5, 2021, by and among AMHC, Jasper and the Sponsor.

“Subscription Agreements” means the Subscription Agreements, dated as of May 5, 2021, by and among AMHC and each of the PIPE Investors.

“Trust Account” means the trust account maintained by Continental, acting as trustee, established for the benefit of holders of Class A Common Stock in connection with the Initial Public Offering.

“Units” means units of AMHC consisting of one share of Class A Common Stock and one-half of one Warrant.

“Warrants” means any of the Private Placement Warrants and the Public Warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. The information included in this proxy statement/prospectus in relation to Jasper has been provided by Jasper and its management, and forward-looking statements include statements relating to its and its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•        our ability to complete the Business Combination with Jasper or, if we do not consummate such Business Combination, any other initial business combination;

•        satisfaction or waiver (if applicable) of the conditions to the Business Combination Agreement;

•        the occurrence of any other event, change or other circumstance that could give rise to the termination of the Business Combination Agreement;

•        the projected financial information, including the AMHC Forecasts (as defined below in the section titled “Business Combination Proposal — Certain Projected Financial Information”), anticipated growth rate, and market opportunity of New Jasper;

•        the ability to obtain or maintain the listing of New Jasper’s public securities on Nasdaq following the Business Combination;

•        New Jasper’s public securities’ potential liquidity and trading;

•        New Jasper’s ability to raise financing in the future;

•        New Jasper’s success in retaining or recruiting, or changes required in, officers, key employees or directors following the completion of the Business Combination;

•        AMHC officers and directors allocating their time to other business and potentially having conflicts of interest with AMHC’s business or in approving the Business Combination;

•        the use of proceeds not held in the Trust Account or available to AMHC from interest income on the Trust Account balance;

•        the ability to recognize the anticipated benefits of the proposed Business Combination;

•        costs related to the proposed Business Combination;

•        Jasper’s and New Jasper’s ability to grow and manage growth profitably;

•        Jasper’s and New Jasper’s ability to obtain and maintain regulatory approval of any of its product candidates;

•        Jasper’s and New Jasper’s ability to research, discover and develop additional product candidates;

•        the implementation, market acceptance and success of Jasper’s and New Jasper’s business model, developments and projections relating to Jasper’s and New Jasper’s competitors and industry;

•        Jasper’s and New Jasper’s ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•        Jasper’s and New Jasper’s ability to identify, in-license or acquire additional technology;

•        Jasper’s and New Jasper’s ability to maintain its existing license agreements and manufacturing arrangements;

•        the effect of the novel coronavirus (“COVID-19”) pandemic on the foregoing, including our ability to consummate the Business Combination due to the uncertainty resulting from the recent COVID-19 pandemic; and

•        other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus are based on current expectations. There can be no assurance that future developments affecting us and/or Jasper will be those that we and/or the Jasper have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control or the control of Jasper) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the COVID-19 pandemic and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. Neither we nor Jasper undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before any stockholder grants its proxy, instructs how its vote should be cast or votes on the proposals to be put to the Special Meeting, such stockholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

QUESTIONS AND ANSWERS FOR STOCKHOLDERS OF AMHC

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the Special Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to AMHC’s stockholders. We urge stockholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in its entirety to fully understand the proposed Business Combination and the voting procedures for the Special Meeting, which will be held on September 22, 2021 at 10:00 a.m., Eastern time.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

Q.     What will happen in the Business Combination?

A.     AMHC, Merger Sub and Jasper have entered into the Business Combination Agreement, as a result of which Merger Sub, a wholly owned subsidiary of AMHC, will merge with and into Jasper with Jasper surviving such merger, and as a result of which Jasper will become a wholly owned subsidiary of AMHC. We refer to this merger as the “Business Combination.” In connection with the Business Combination, the cash held in the Trust Account and the proceeds from the PIPE Investment will be used to pay (i) the Public Stockholders who properly exercised their redemption rights, (ii) the underwriters their deferred underwriting commissions from the Initial Public Offering, and the fees, costs and expenses of certain other financial and other advisors of AMHC and Jasper, (iii) certain other fees, costs and expenses that were incurred by AMHC or Jasper in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Business Combination Agreement, and (iv) unpaid franchise and income taxes of AMHC, and the remainder will be used for general corporate purposes, including for maintenance or expansion of operations of the post-transaction business, research and development activities, the payment of principal or interest due on indebtedness incurred in completing the Business Combination, to fund the purchase of other assets, or companies or for working capital.

Q:     Why am I receiving this proxy statement/prospectus?

A:     AMHC stockholders are being asked to consider and vote upon a Proposal to approve and adopt the Business Combination Agreement, and the other Proposals described in this proxy statement/prospectus. AMHC urges its stockholders to read the Business Combination Agreement in its entirety, which is attached to this proxy statement/prospectus as Annex A.

YOUR VOTE IS IMPORTANT. YOU ARE ENCOURAGED TO SUBMIT YOUR PROXY AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS AND ITS ANNEXES AND CAREFULLY CONSIDERING EACH OF THE PROPOSALS BEING PRESENTED AT THE MEETING.

Q.     What will Jasper stockholders and holders of Jasper option awards and restricted stock awards receive in the Business Combination?

A.     If the Business Combination is completed:

•        Each outstanding share of Jasper common stock and Jasper preferred stock will be automatically cancelled, extinguished and converted into a number of shares of New Jasper Voting Common Stock or, in certain circumstances, New Jasper Non-Voting Common Stock, based on Jasper’s Equity Value.

•        Each outstanding vested and unvested option to purchase shares of Jasper’s common stock will be canceled in exchange for a comparable option to purchase shares of New Jasper Voting Common Stock, based on Jasper’s Equity Value.

•        Each unvested award of restricted shares of Jasper’s common stock will be converted into a comparable right to receive restricted shares of New Jasper Common Stock, based on Jasper’s Equity Value.

The consideration described in the foregoing bullets is referred to collectively as the “Business Combination Consideration.” Based on the number of Jasper common stock and Jasper preferred stock outstanding and the number of shares of Jasper common stock underlying outstanding Jasper option awards and restricted stock awards, in each case as of the Record Date, the total number of shares of New Jasper Common Stock expected to be issued as Business Combination Consideration is approximately 27,500,000 shares. See the section titled “Business Combination Proposal — Ownership of New Jasper.”

Q.     When is the Business Combination expected to be completed?

A.     The Closing is expected to take place (i) no later than the third (3rd) business day following the satisfaction or waiver of the conditions described below under the section titled “Business Combination Proposal — The Business Combination Agreement — Conditions to Closing of the Business Combination”, or (ii) such other date as agreed to by AMHC and Jasper in writing. The Business Combination Agreement may be terminated by either AMHC or Jasper if the Closing has not occurred by November 30, 2021, subject to certain exceptions.

For a description of the conditions to the completion of the Business Combination, see the section titled “Business Combination Proposal — The Business Combination Agreement — Conditions to Closing of the Business Combination.”

Q.     What conditions must be satisfied to complete the Business Combination?

A.     There are a number of closing conditions in the Business Combination Agreement, including the approval of the stockholders of AMHC of the Business Combination Proposal, the Charter Amendment Proposal, the Bylaws Amendment Proposal, the Nasdaq Stock Issuance Proposal, the Director Election Proposal and the Equity Incentive Plan Proposal. For a summary of the conditions that must be satisfied or waived prior to the Closing of the Business Combination, see the section titled “Business Combination Proposal — The Business Combination Agreement.” In addition, the consummation of the Business Combination is conditioned upon the satisfaction of AMHC having $130 million of aggregate cash proceeds comprising (i) the aggregate cash proceeds available for release to any AMHC party from the Trust Account in connection with the transactions contemplated by the Business Combination Agreement (after giving effect to any redemptions of Public Shares, if any) and (ii) the aggregate cash proceeds actually received by AMHC with respect to the PIPE Investment (such condition to the consummation of the Business Combination, the “Minimum Cash Condition”) (which condition may be waived by Jasper)).

Q.     What happens if the Business Combination is not consummated?

A.     There are certain circumstances under which the Business Combination Agreement may be terminated. See the section titled “Business Combination Proposal — The Business Combination Agreement — Termination” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Business Combination Agreement or otherwise, AMHC is unable to complete the Business Combination or another initial transaction by November 22, 2021, the Current Charter provides that it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the outstanding Public Shares in consideration of a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to AMHC to pay its taxes (less up to $100,000 of such net interest to pay dissolution expenses) divided by the total number of then outstanding Public Shares, which redemption will completely extinguish the rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of AMHC’s remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to AMHC’s obligations under the DGCL to provide for a claims of creditors and other requirements of applicable law.

AMHC expects that the amount of any distribution its Public Stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to AMHC’s obligations under the DGCL, to provide for claims of creditors and other requirements of applicable law. Holders of Founder Shares have waived any right to any liquidating distribution with respect to those shares.

In the event of a liquidation, there will be no distributions with respect to AMHC’s outstanding Warrants. Accordingly, the Warrants will expire worthless.

Q.     What happens to the funds held in the Trust Account upon Closing?

A.     If the Business Combination is consummated, the funds in the Trust Account will be released to pay:

•        holders of Public Shares who properly exercised their redemption rights;

•        the underwriters their deferred underwriting commissions from the Initial Public Offering, and the fees, costs and expenses of certain other financial and other advisors of AMHC and Jasper;

•        certain other fees, costs and expenses that were incurred by AMHC or Jasper in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Business Combination Agreement; and

•        unpaid franchise and income taxes of AMHC.

The remainder of the funds will be used for general corporate purposes, including for maintenance or expansion of operations of post-transaction business, research and development activities, the payment of principal or interest due on indebtedness incurred in completing the Business Combination, to fund the purchase of other assets or companies or for working capital.

Q.     What happens if a substantial number of Public Stockholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A.     AMHC stockholders who vote in favor of the Business Combination may also nevertheless exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Stockholders are reduced as a result of redemptions by Public Stockholders. The consummation of the Business Combination is conditioned upon, among other things, the Minimum Cash Condition (which may be waived by Jasper). In addition, with fewer Public Shares and Public Stockholders, the trading market for New Jasper Common Stock may be less liquid than it otherwise would have been, and New Jasper may not be able to meet the listing standards for Nasdaq or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into New Jasper’s business will be reduced. As a result, the proceeds will be greater in the event that no Public Stockholders exercise redemption rights with respect to their Public Shares for a pro rata portion of the Trust Account as opposed to the scenario in which a substantial number of the Public Stockholders exercise redemption rights.

Q.     What equity stake will current stockholders of AMHC and Jasper hold in New Jasper after the Closing?

A.     It is anticipated that, upon completion of the Business Combination and based on ownership as of the Record Date, the Public Stockholders (other than the PIPE Investors) will retain an ownership interest of approximately 21.2% in New Jasper, the PIPE Investors will own approximately 21.2% of New Jasper (such that the Public Stockholders, including PIPE Investors, will own approximately 42.4% of New Jasper), Sponsor and AMHC’s other pre-closing stockholders will own approximately 5.3% of New Jasper and the Jasper stockholders will own approximately 52.3% of New Jasper. The ownership percentage with respect to New Jasper following the Business Combination excludes any outstanding Warrants and does not take into account (i) the redemption of any shares by the Public Stockholders, or (ii) the issuance of any shares upon the Closing under the Equity Incentive Plan. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by AMHC’s existing stockholders in New Jasper will be different.

See the section titled “Unaudited Pro Forma Condensed Combined Financial Statements” for more information.

Q.     Did the Board obtain a third-party valuation or fairness opinion determining whether or not to proceed with the Business Combination?

A.     No. The AMHC Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. However, AMHC’s management, the members of the AMHC Board and the other representatives of AMHC have substantial experience in evaluating the operating and financial merits of companies similar to Jasper, and reviewed certain financial information of Jasper and performed analyses on Jasper, including in light of similarly situated publicly traded companies, selected based on the experience and the professional judgment of AMHC’s management team, and including certain forecasted financial information for Jasper prepared by AMHC’s management, which enabled them to value Jasper, a development stage pre-commercial life sciences company, in the context of a business combination transaction with a special purpose acquisition company. Accordingly, investors will be relying on the judgment of the AMHC Board in valuing Jasper’s business and assuming the risk that the AMHC Board may not have properly valued such business. For more information, see the sections titled “Business Combination Proposal — Background to the Business Combination” and “— The Board’s Reasons for the Business Combination”.

Q.     Are there any arrangements to help ensure that New Jasper will have sufficient funds, together with the proceeds in its Trust Account, to fund the Business Combination?

A.     Yes. On May 5, 2021, AMHC entered into Subscription Agreements with the investors named therein for the issuance by AMHC of 10,000,000 shares of Class A Common Stock through the PIPE Investment (subject to certain conditions, including that all conditions precedent to the Closing will have been satisfied or waived (other than those conditions that are satisfied at the Closing)), for gross proceeds to AMHC of $100,000,000.

To the extent not utilized in the Business Combination, the proceeds from the Trust Account will be used for general corporate purposes, including for maintenance or expansion of operations of post-transaction business, research and development activities, the payment of principal or interest due on indebtedness incurred in completing the Business Combination, to fund the purchase of other assets or companies or for working capital. AMHC has agreed that it (or its successor) will file with the SEC a registration statement registering the resale of the shares purchased in the PIPE Investment and maintain an effective registration statement under the Securities Act covering such securities and certain other securities of New Jasper.

Q.     May AMHC, the Sponsor or AMHC’s directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A.     In connection with the stockholder vote to approve the proposed Business Combination, AMHC’s Sponsor, directors, officers, advisors, AMHC, or their respective affiliates may purchase shares and/or warrants in privately negotiated transactions with investors or in the open market, or enter into transactions with investors and others to provide them with incentives to acquire Public Shares, vote their Public Shares in favor of the Business Combination Proposal or to not redeem their Public Shares. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they could include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Sponsor for nominal value. In addition, AMHC could seek to obtain additional financing, including, without limitation, through additional private investments in public equity or forward-purchase agreements or similar arrangements, to, among other things, fund redemptions of our Public Shares by our Public Stockholders. There is no limit on the number of shares AMHC’s Sponsor, directors, officers, advisors and their affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of Nasdaq. None of AMHC’s Sponsor, directors, officers, advisors or their affiliates have any commitments or plans or intentions to engage in such transactions. None of AMHC’s Sponsor, directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgment that any such stockholder, although still the record holder of AMHC shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that AMHC’s Sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per share pro rata portion of the Trust Account.

The purpose of any such transactions could be to, among other things, (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of the consummation of the Business Combination or (ii) increase the likelihood that the Minimum Cash Condition is satisfied. If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other Proposals and would likely increase the chances that such Proposals would be approved. Such purchases also would likely reduce the number of redemptions of our Public Shares in connection with the Business Combination, making it more likely that we would satisfy the Minimum Cash Condition. In addition, if such purchases are made, then, among other things, the public “float” of Class A Common Stock and the number of beneficial holders of Class A Common Stock may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of Class A Common Stock on a national securities exchange.

Other than as expressly stated herein, there are no current commitments, plans or intentions to engage in any such transactions and no terms or conditions for any such transaction have been formulated. None of the funds in the Trust Account will be used to purchase shares in such transactions. As of the date of this proxy statement/prospectus, there are no such agreements or arrangements. AMHC will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Proposals to be voted on at the Special Meeting or which include a contractual waiver of redemption rights.

Q.     What interests do the AMHC current officers and directors have in the Business Combination?

A.     The Sponsor, members of the Board and AMHC’s executive officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interest. These interests include, among other things:

•        If the Business Combination with Jasper or another business combination is not consummated by November 22, 2021 (or such later date as may be approved by AMHC’s stockholders), AMHC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and Board, dissolving and liquidating. In such event, the 2,500,000 Founder Shares held by the Sponsor, which were acquired for a purchase price of approximately $0.009 per share prior to the Initial Public Offering, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $24.8 million based upon the closing price of $9.93 per share on Nasdaq on the Record Date.

•        If AMHC is unable to complete a business combination within the required time period, the Sponsor will be personally liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims by a third party for services rendered or products sold to AMHC, or a prospective target business with which AMHC has discussed entering into a transaction agreement.

•        The Business Combination Agreement provides for the continued indemnification of AMHC’s current directors and officers and the continuation of directors and officers liability insurance covering AMHC’s current directors and officers.

•        None of our officers or directors is required to commit his or her full time to our affairs, and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

•        In the course of other business activities, AMHC’s officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to New Jasper as well as the other entities with which they are affiliated. AMHC’s management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•        Our Sponsor, officers and directors have agreed to waive their redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the consummation of our initial business combination. Additionally, our Sponsor, officers and directors have agreed to waive their redemption rights with respect to any Founder Shares held by them if we fail to consummate our initial business combination within 24 months after the closing of the Initial Public Offering. If we do not complete our initial business combination within such applicable time period, the proceeds of the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of our Public Shares, and the Private Placement Warrants will expire worthless. With certain limited exceptions, the Founder Shares will not be transferable or assignable by our Sponsor or any other holder thereof until the earlier of (A) 180 days after the completion of our initial business combination or (B) subsequent to our initial business combination, the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our Public Stockholders having the right to exchange their shares of AMHC Common Stock for cash, securities or other property. With certain limited exceptions, the Private Placement Warrants, the warrants that may be issued upon conversion of working capital loans and the Class A Common Stock underlying such warrants, will not be transferable, assignable or salable by our Sponsor (as applicable) or their permitted transferees until 30 days after the completion of our initial business combination. Since our Sponsor and officers and directors may directly or indirectly own AMHC Common Stock and Warrants following the Initial Public Offering, our officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to complete our initial business combination.

•        Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

•        Our Sponsor, officers and directors may have a conflict of interest with respect to evaluating a business combination and financing arrangements as we may obtain loans from our Sponsor or an affiliate of our Sponsor or any of our officers or directors to finance transaction costs in connection with an intended initial business combination. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants including as to exercise price, exercisability and exercise period.

•        Our Sponsor will be party to the Amended and Restated Registration Rights Agreement, which will come into effect at the Effective Time.

•        Affiliates of the Sponsor, including certain of our officers and directors, will fund $28,350,000 in the PIPE Investment.

•        Mr. Kapoor, our President, will be eligible to receive a one-time bonus in the amount of $300,000 if our business combination is successfully closed and publicly announced.

QUESTIONS AND ANSWERS ABOUT AMHC’S SPECIAL MEETING

Q.     When and where will the Special Meeting take place?

A.     The AMHC Special Meeting will be held on September 22, 2021, via live webcast, at the following address: https://www.cstproxy.com/amplitudehealthcareacquisition/sm2021 or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the Proposals.

Q.     How can I attend the Special Meeting?

A.     You may attend the Special Meeting and vote your shares online during the Special Meeting via live webcast by visiting https://www.cstproxy.com/amplitudehealthcareacquisition/sm2021. As a registered stockholder, you received a proxy card from Continental, which contains instructions on how to attend the Special Meeting online, including the URL address, along with your control numbers. You will need the control number that is printed on your proxy card to enter the Special Meeting. If you do not have your control number, contact Continental at (917) 262-2373 or email Continental at proxy@continentalstock.com. Please note that you will not be able to physically attend the Special Meeting in person, but may attend the Special Meeting online by following the instructions below.

You can pre-register to attend the Special Meeting online starting September 17, 2021 at 10:00 a.m. Eastern time. Enter the URL address into your browser, and enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. Prior to or at the start of the Special Meeting you will need to re-login using your control number and will also be prompted to enter your control number if you vote online during the Special Meeting. AMHC recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts.

If you shares are held in “street name”, you may attend the Special Meeting. You will need to contact Continental at the number or email address above to receive a control number and gain access to the Special Meeting or otherwise contact your broker, bank or other nominee as soon as possible to do so. Please allow up to 72 hours prior to the Special Meeting for processing your control number.

If you do not have Internet capabilities, you can listen only to the Special Meeting by dialing 1 888-965-8995 (toll free) (within the U.S. and Canada) or +1 415-655-0243 (standard rates apply) (outside of the U.S. and Canada), when prompted to enter the pin # 39641431#. This mode is listen-only, you will not be able to vote or enter questions during the Special Meeting.

Q.     What matters will be considered at the Special Meeting?

A.     The following is a list of the Proposals upon which AMHC stockholders will be asked to vote at the Special Meeting:

1.      The Business Combination Proposal — to adopt and approve the Business Combination Agreement and approve the Business Combination.

2.      The Charter Amendment Proposal — to approve, assuming the Business Combination Proposal is approved and adopted, the Proposed Charter, which will amend and restate the Current Charter, and which Proposed Charter will be in effect when duly filed with the Secretary of State of the State of Delaware in connection with the Closing.

3.      The Bylaws Amendment Proposal — to approve, assuming the Business Combination Proposal is approved and adopted, the Proposed Bylaws, which will amend and restate the Current Bylaws.

4.      The Advisory Charter Amendment Proposals — to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the SEC as eight separate sub-proposals:

(a)     Advisory Charter Proposal A — to change the corporate name of New Jasper to “Jasper Therapeutics, Inc.”;

(b)    Advisory Charter Proposal B — to increase AMHC’s capitalization so that it will have 490,000,000 authorized shares of voting common stock, 2,000,000 authorized shares of non-voting common stock and 10,000,000 authorized shares of preferred stock;

(c)     Advisory Charter Proposal C — to provide that the removal of any director be only for cause and by the affirmative vote of at least 66⅔% of New Jasper’s then-outstanding shares of capital stock entitled to vote generally in the election of directors (provided that as of the three-year anniversary of the Closing Date, such reference to “66⅔%” shall be deemed to be “50%”);

(d)    Advisory Charter Proposal D — to provide that certain amendments to provisions of the Proposed Charter will require the approval of at least 66⅔% of New Jasper’s then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class (provided that as of the three-year anniversary of the Closing Date, such reference to “66⅔%” shall be deemed to be “50%”);

(e)     Advisory Charter Proposal E — to provide that amendments to the Proposed Bylaws will require the approval of at least 66⅔% of New Jasper’s then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class (provided that as of the three-year anniversary of the Closing Date, such reference to “66⅔%” shall be deemed to be “50%”);

(f)     Advisory Charter Proposal F — to make New Jasper’s corporate existence perpetual as opposed to AMHC’s corporate existence, which is required to be dissolved and liquidated 24 months following the closing of its initial public offering, and to remove from the Proposed Charter the various provisions applicable only to special purpose acquisition companies;

(g)    Advisory Charter Proposal G — to remove the provision that allows certain stockholders to act by written consent as opposed to holding a stockholders meeting; and

(h)    Advisory Charter Proposal H — to remove the current limitation in place on the corporate opportunity doctrine.

5.      The Nasdaq Stock Issuance Proposal — to approve, assuming the Business Combination Proposal is approved and adopted, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, (a) the issuance of up to 27,500,000 newly issued shares of New Jasper Common Stock in the Business Combination, which amount will be determined as described in more detail in the section titled “Business Combination Proposal — Ownership of New Jasper” and (b) the issuance and sale of 10,000,000 newly issued shares of Class A Common Stock in connection with the PIPE Investment.

6.      The Director Election Proposal — to approve, assuming the Business Combination Proposal is approved and adopted, the appointment of five directors who, upon consummation of the Business Combination, will become directors of New Jasper.

7.      The Equity Incentive Plan Proposal — to approve, assuming the Business Combination Proposal is approved and adopted, the Equity Incentive Plan, a copy of which is appended to this proxy statement/prospectus as Annex D, which will become effective as of the date immediately preceding the date of the Closing.

8.      The ESPP Proposal — to approve, assuming the Business Combination Proposal is approved and adopted, the ESPP, a copy of which is appended to this proxy statement/prospectus as Annex E, which will become effective as of the date immediately preceding the date of the Closing.

9.      The Adjournment Proposal — to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Amendment Proposal, the Bylaws Amendment Proposal, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal or the ESPP Proposal, or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied.

Q.     What constitutes a quorum at the Special Meeting?

A.     Holders of a majority of the voting power of AMHC Common Stock issued and outstanding and entitled to vote at the Special Meeting constitute a quorum. In the absence of a quorum, the chairman of the meeting has the power to adjourn the Special Meeting. As of the Record Date, 6,250,001 shares of AMHC Common Stock would be required to achieve a quorum.

Q.     I am an AMHC Warrant holder. Why am I receiving this proxy statement/prospectus?

A.     After the consummation of the Business Combination, the holders of Warrants will be entitled to purchase New Jasper Common Stock at a purchase price of $11.50 per share beginning 30 days after the Closing. This proxy statement/prospectus includes important information about AMHC and the business of New Jasper following the Closing. Because holders of Warrants will be entitled to purchase New Jasper Common Stock 30 days after closing, we urge you to read the information contained in this proxy statement/prospectus carefully.

Q.     What will happen to AMHC’s securities upon consummation of the Business Combination?

A.     AMHC’s Units, Class A Common Stock and Public Warrants are currently listed on Nasdaq under the symbols “AMHCU,” “AMHC” and “AMHCW,” respectively. Upon the Closing, New Jasper will have two classes of common stock — referred to herein as New Jasper Voting Common Stock and New Jasper Non-Voting Common Stock. Only New Jasper Voting Common Stock will be listed on Nasdaq under the symbol “JSPR”, and its Public Warrants will be listed on Nasdaq under the symbol “JSPRW”. AMHC will not have Units traded on Nasdaq following the Closing, and its Units will automatically be separated into their component securities without any action needed to be taken on the part of the holders. Public Stockholders who do not elect to have their Public Shares redeemed for a pro rata share of the Trust Account need not submit Public Shares, and such shares of stock (which will be New Jasper Common Stock upon the Closing) will remain outstanding. Each outstanding Warrant will entitle the holder to purchase shares of New Jasper Common

Stock beginning 30 days after the Closing. Each outstanding Class B Common Stock that is issued and outstanding immediately prior to the Merger (as defined below under the section titled “Business Combination Proposal — The Business Combination Agreement”) will be automatically converted in one share of Class A Common Stock immediately prior to the Merger, and each share of Class A Common Stock issued and outstanding prior to the Merger (including shares of Class B Common Stock that were converted in shares of Class A Common Stock) will be converted and reclassified as New Jasper Voting Common Stock.

Q.     Why is AMHC proposing the Business Combination?

A.     AMHC was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating businesses.

Based on its due diligence investigation of Jasper and the industries in which it operates, including the financial and other information provided by Jasper in the course of AMHC’s due diligence investigations, the Board believes that the Business Combination with Jasper is in the best interests of AMHC and its stockholders.

See “Business Combination Proposal — The Board’s Reasons for the Business Combination” for a discussion of the factors considered by the Board in making its decision.

Q.     Do I have redemption rights?

A.     Pursuant to the Current Charter, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Current Charter. If a holder exercises its redemption rights, then such holder will be exchanging its Public Shares for cash. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Continental prior to the Special Meeting. See the section titled “Special Meeting of AMHC — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Notwithstanding the foregoing, a holder of Public Shares, together with its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares of Class A Common Stock issued in the Initial Public Offering, which is referred to as the “15% threshold” in this proxy statement/prospectus. Accordingly, all Public Shares in excess of the 15% threshold beneficially owned by a Public Stockholder or group will not be redeemed for cash.

Q.     Will how I vote affect my ability to exercise redemption rights?

A.     No. You may exercise your redemption rights whether you vote your Public Shares “FOR” or “AGAINST” the Business Combination or any other Proposal described in this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with potentially less liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the Nasdaq listing standards.

Q.     How do I exercise my redemption rights?

A.     In order to exercise your redemption rights, prior to September 20, 2021 (two (2) business days prior to the Special Meeting), you must tender your shares physically or electronically and submit a request in writing that AMHC redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
Email: mzimkind@continentalstock.com

Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from Continental and time to effect delivery. It is AMHC’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from

Continental. However, AMHC does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Any request for redemption, once made, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Special Meeting. If you deliver your shares for redemption to Continental and later decide prior to the Special Meeting not to elect redemption, you may request that Continental return the shares (physically or electronically). You may make such request by contacting Continental at the phone number or address listed under the question “Who can help answer my questions?” below.

If you are Public Stockholder and you exercise your redemption rights, it will not result in the loss of any Warrant that you may hold. Your Warrants will become exercisable to purchase one share of New Jasper Common Stock for a purchase price of $11.50 beginning 30 days after consummation of the Business Combination.

Q.     What are the U.S. federal income tax consequences to holders of Class A Common Stock of exercising any redemption rights?

A.     The U.S. federal income tax consequences to holders of our Class A Common Stock who elect to have their shares of Class A Common Stock redeemed for cash upon the closing of the Business Combination will depend on the holder’s particular facts and circumstances and, specifically, on whether the redemption qualifies as a sale or exchange of such Class A Common Stock under Section 302 of the Code. If the redemption does not qualify as a sale or exchange of such shares, it will be treated as a corporate distribution on such shares. A redemption of shares of Class A Common Stock generally will be treated as a sale or exchange of such shares (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to such holder; these tests are explained more fully below in the section entitled “U.S. Federal Income Tax Considerations.”

If the redemption is treated as a sale or exchange of shares of our Class A Common Stock, U.S. Holders (as defined below under the section entitled “U.S. Federal Income Tax Considerations”) generally will be required to recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of Class A Common Stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. Non-U.S. Holders (as defined below under the section entitled “U.S. Federal Income Tax Considerations”) generally will not be subject to U.S. federal income tax if the redemption is treated as a sale or exchange of shares of our Class A Common Stock, subject to certain important exceptions as described below under the sections entitled “U.S. Federal Income Tax Considerations — Material U.S. Federal Income Tax Considerations — Non. U.S. Holders — Taxation of Redemption Treated as an Exchange of Class A Common Stock” and “U.S. Federal Income Tax Considerations — Material U.S. Federal Income Tax Considerations — Non. U.S. Holders — Taxation of Redemption Treated as a Distribution”.

If the redemption is treated as a distribution on shares of our Class A Common Stock, such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits. For the treatment of any remaining excess, see “U.S. Federal Income Tax Considerations — Material U.S. Federal Income Tax Considerations — U.S. Holders — Redemption of Class A Common Stock.” Non-U.S. Holders generally are subject to a 30% withholding tax on dividend payments (subject to reduction by an applicable income tax treaty). Because it will not be clear whether redemption proceeds will be treated as a dividend for various reasons, we or the applicable withholding agent may withhold tax on the entire amount of any redemption proceeds paid to a Non-U.S. Holder at the 30% rate (subject to reduction by an applicable income tax treaty).

Holders of shares of our Class A Common Stock considering exercising their redemption rights are urged to consult their tax advisor regarding the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

Q.     If I am a Warrant holder, can I exercise redemption rights with respect to my Warrants?

A.     No. The holders of Warrants have no redemption rights with respect to Warrants.

Q.     If I am a holder of Units, can I exercise redemption rights with respect to my Units?

A.     No. Holders of issued and outstanding Units must elect to separate their Units into the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If you hold your Units in an account at a brokerage firm or bank, you must notify your brokerage firm or bank that you elect to separate the Units into underlying Public Shares and Public Warrants and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. You are required to cause your Public Shares to be separated and delivered to Continental by September 20, 2021 (two days prior to the Special Meeting) in order to exercise your redemption rights with respect to your Public Shares.

Q.     Do I have dissenters’ rights if I object to the proposed Business Combination?

A.     No. Neither AMHC stockholders nor holders of its Units or Warrants is entitled to exercise dissenters’ rights under Delaware law in connection with the Business Combination.

Q.     How will the Sponsor, directors and officers vote?

A.     The Sponsor and AMHC’s officers and directors have agreed to vote their Founder Shares and any Public Shares purchased during or after the Initial Public Offering in favor of the Business Combination. As of the Record Date, the Sponsor owns approximately 20% of the issued and outstanding shares of AMHC Common Stock, including all of the Founder Shares, and will be able to vote all such shares at the Special Meeting.

Q.     What do I need to do now?

A.     You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the Annexes, and to consider how the Business Combination will affect you as a stockholder and/or Warrant holder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card, or if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the bank, broker or nominee.

Q.     How many votes do I have at the Special Meeting?

A.     AMHC stockholders are entitled to one vote at the Special Meeting for each share of AMHC Common Stock held as of Record Date. As of the close of business on the Record Date, there were 12,500,000 outstanding shares of AMHC Common Stock.

Q.     What happens if I sell my shares of AMHC Common Stock before the Special Meeting?

A.     The Record Date is earlier than the date of the Special Meeting. If you transfer you shares of AMHC Common Stock after the Record Date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon Closing. If you transfer your shares of AMHC Common Stock prior to the Record Date, you will have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in our Trust Account.

Q.     What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

A.     Stockholder of Record.    If your shares are registered directly in your name with Continental, AMHC’s transfer agent, you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you by AMHC.

Beneficial Owner of Shares Held in Street Name.    If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Special Meeting. As beneficial owner, you have the right to instruct that organization on how to vote that shares held in your account. Those instructions are contained in a “voting instruction form.”

Q.     If I am a stockholder of record of AMHC’s shares, how do I vote?

A.     There are two ways to vote:

•        Online:    If you are a stockholder of record, you may vote online at the Special Meeting.

•        By Mail:    You may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

Q.     If I am a beneficial owner of shares held in street name, how do I vote?

A.     There are three ways to vote:

•        Online at the Special Meeting:    If you are a beneficial owner of shares held in street name and you wish to vote online at the Special Meeting, you must obtain a legal proxy from the brokerage firm, bank, broker-dealer or other similar organization that holds your shares. Please contact that organization for instructions regarding obtaining a legal proxy.

•        By mail:    You may vote by proxy by filling out the voting instruction form and sending it back in the envelope provided by your brokerage firm, bank, broker-dealer or other similar organization that holds your shares.

•        By telephone or over the Internet:    You may vote by proxy by submitting your proxy by telephone or over the Internet (if those options are available to you) in accordance with the instructions on the enclosed proxy card or voting instruction card. This is allowed if you hold shares in street name and your brokerage firm, bank, broker-dealer or other similar organization offers those alternatives. Although most banks, brokers and other nominees offer these voting alternatives, availability and specific procedures vary.

Q.     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.     No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee. AMHC believes the Proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank or other nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your bank, broker or other nominee to vote your shares in accordance with directions you provide.

Q.     Is my vote important?

A.     Yes. The Business Combination cannot be completed unless the Business Combination Agreement is adopted by the AMHC stockholders holding a majority of the votes cast on such proposals and the other condition precedent Proposals to the Business Combination (see the question “Are the Proposals conditioned on one another?” below) receive the necessary vote outlined below. Only AMHC stockholders as of the close of business on the Record Date are entitled to vote at the Special Meeting. The Board unanimously recommends that such AMHC stockholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Charter Amendment Proposal, “FOR” the approval of the Bylaws Amendment Proposal, “FOR” the approval, on an advisory basis, of each of the Advisory Charter Amendment Proposals, “FOR” the approval of the Nasdaq Stock Issuance Proposal, “FOR” the approval of the Director Election Proposal, “FOR” the approval of the Equity Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal and “FOR” the approval of the Adjournment Proposal, if presented.

Q.     What vote is required to approve the Proposals presented at the Special Meeting?

A.     The Business Combination Proposal, the Advisory Charter Amendment Proposals, the Nasdaq Stock Issuance Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal require the affirmative vote of a majority of the votes cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote thereon at the Special Meeting.

The approval of the Charter Amendment Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of each of the Class A Common Stock and Class B Common Stock cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote thereon at the Special Meeting, voting separately. Accordingly, a AMHC’s stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.

The approval of the Bylaws Amendment Proposal requires the affirmative vote of the holders of at least 66.7% of the issued and outstanding shares of each of the Class A Common Stock and Class B Common Stock represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class. Accordingly, a AMHC’s stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Bylaws Amendment Proposal.

The approval of the Director Election Proposal requires the affirmative vote of a plurality of the votes cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote at the Special Meeting. Prior to the closing of AMHC’s initial business combination, holders of shares of Class B Common Stock have the exclusive right to elect any director, and holders of shares of Class A Common Stock have no right to vote on the election of any director. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or broker non-vote) will not be counted in the nominee’s favor.

Q.     Are the Proposals conditioned on one another?

A.     The approval of the Business Combination Proposal, the Charter Amendment Proposal, the Bylaws Amendment Proposal, the Nasdaq Stock Issuance Proposal, the Director Election Proposal and the Equity Incentive Plan Proposal are preconditions to the Closing (and each such Proposal, as well as the ESPP Proposal, is cross-conditioned on the approval of such other Proposals). If any of these Proposals is not approved, the other Proposals will not be presented to stockholders for a vote.

Q.     Why is AMHC providing stockholders with the opportunity to vote on the Business Combination?

A.     Under the Current Charter, AMHC must provide all holders of its Public Shares with the opportunity to have their Public Shares redeemed upon consummation of AMHC’s initial business combination either in conjunction with a stockholder vote or a tender offer. For business and other reasons, AMHC has elected to provide its stockholders with the opportunity to have their Public Shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, AMHC is seeking to obtain the approval of its stockholders of the Business Combination Proposal in order to allow its Public Stockholders to effectuate redemptions of their Public Shares in connection with the Closing.

Q.     What happens if I vote against the Business Combination Proposal?

A.     Pursuant to the Current Charter, if the Business Combination Proposal is not approved and AMHC does not otherwise consummate an alternative business combination by November 22, 2021, AMHC will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the Public Stockholders.

Q.     What will happen if I abstain from voting or fail to vote at the Special Meeting?

A.     At the Special Meeting, AMHC will count a property executed proxy card marked “ABSTAIN” with respect to a particular proposal as present for purposes of determine whether a quorum is present. The failure to vote or abstentions will have the same effect as a vote “AGAINST” the Charter Amendment Proposal and the Bylaws Amendment Proposal. Any failures to vote and abstentions will not be counted as votes cast and will have no effect on any of the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, the Advisory Charter Amendment Proposals, the Director Election Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal.

Q.     What happens if I do not indicate how to vote my proxy?

A.     If you sign your proxy card without providing further instructions, your shares of AMHC Common Stock will be voted “FOR” each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting.

Q.     If I am not going to attend the Special Meeting, should I return my proxy card instead?

A.     Yes. Whether you plan to attend the Special Meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the envelope provided.

In order to exercise your redemption rights, you must properly demand redemption and deliver your shares (either physically or electronically) to Continental at least two business days prior to the Special Meeting. See “How do I exercise my redemption rights” above.

Q.     Can I change my vote after I have voted?

A.     You may revoke your proxy and change your vote at any time before the final vote at the Special Meeting. You may vote again by signing and returning a new proxy card or voting instruction form with a later date or by attending the Special Meeting and voting online if you are a stockholder of record. However, your attendance at the Special Meeting will not automatically revoke your proxy unless you vote again at the Special Meeting or specifically request that your prior proxy be revoked by delivering to AMHC’s Chief Financial Officer at 1177 Avenue of the Americas, Floor 40, New York, New York 10036 a written notice of revocation prior the Special Meeting.

Please note, however, that if your shares are held of record by a brokerage firm, bank or other nominee, you must instruct your broker, bank or other nominee that you wish to change your vote by following the procedures on the voting form provided to you by the broker, bank or other nominee. If you shares are held in street name, and you wish to attend the Special Meeting and vote at the Special Meeting, you must bring to the Special Meeting a legal proxy from the broker, bank or other nominee holding your shares, confirming your beneficial ownership of the shares and giving you the right to vote your shares.

Q.     What should I do if I receive more than one set of voting materials?

A.     You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q.     Who bears the cost of soliciting proxies?

A.     AMHC will pay the cost of soliciting proxies for the Special Meeting. AMHC has engaged Okapi Partners as proxy solicitor to assist in the solicitation of proxies for the Special Meeting. AMHC has agreed to pay Okapi Partners approximately $20,000. AMHC will also reimburse banks, brokers and other nominees, custodians and fiduciaries representing the beneficial owners of shares of AMHC Common Stock for their expenses in forwarding soliciting materials to beneficial owners of AMHC Common Stock and obtaining voting instructions from those owners. AMHC’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.     Are there any risks that I should consider as a AMHC stockholder in deciding how to vote or whether to exercise my redemption rights?

A.     Yes. You should read and carefully consider the risk factors set forth in the section titled “Risk Factors” in this proxy statement/prospectus.

Q.     Who can help answer my questions?

A.     You can contact our Chief Financial Officer, Kenneth Clifford, at Kenneth.Clifford@metalmarkcapital.com, or by sending a letter to Mr. Clifford at the offices of AMHC at 1177 Avenue of the Americas, Floor 40, New York, New York 10036 with any questions about the proposals described in this proxy statement/prospectus or how to execute your vote.

You may also contact our proxy solicitor at:

Okapi Partners

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

(212) 297-0720, for Banks and Brokerage Firms

(855) 208-8902, for Stockholders and All Others

Email: info@okapipartners.com

You may also obtain additional information about AMHC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference”. If you are an AMHC stockholder and you intend to seek redemption of your shares, you will need to deliver your Public Shares (either physically or electronically) to Continental (or through the Depositary Trust Company to Continental) at the address listed below at least two business days prior to the vote at the Special Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attn: Mark Zimkind

Email: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Proposals to be submitted for a vote at the Special Meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in its entirety. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “Business Combination Proposal — The Business Combination Agreement.”

The Parties to the Business Combination

AMHC

Unless otherwise indicated or the context otherwise requires, references in this subsection to “we,” “us,” “our” and other similar terms refer to AMHC and its subsidiaries prior to the Business Combination and to New Jasper and its consolidated subsidiaries after giving effect to the Business Combination.

We are a blank check company incorporated as a Delaware corporation formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

On November 22, 2019, we consummated our Initial Public Offering of 10,000,000 units, at $10.00 per unit, generating gross proceeds of $100,000,000. Simultaneously with the closing of our Initial Public Offering, we consummated the sale of 4,000,000 warrants in a private placement to our Sponsor at a price of $1.00 per warrant, generating gross proceeds of $4,000,000. Following our Initial Public Offering and the sale of the Private Placement Warrants, a total of $100,000,000 was placed in a trust account.

AMHC’s Units, Class A Common Stock and Public Warrants are currently listed on Nasdaq under the symbols “AMHCU,” “AMHC” and “AMHCW,” respectively.

We were jointly founded by Metalmark and Avego, two leading investment firms with a focus on the healthcare industry. Metalmark and Avego (collectively, our “Founders”) have a history of collaborating on and evaluating investment opportunities together and have successfully partnered within the healthcare space.

Our principal executive offices are located at 1177 Avenue of the Americas, Floor 40, New York, NY 10036.

Jasper

Unless otherwise indicated or the context otherwise requires, references in this subsection to “we,” “us,” “our” and other similar terms refer to Jasper and its subsidiaries prior to the Business Combination and to New Jasper and its consolidated subsidiaries after giving effect to the Business Combination.

Jasper Therapeutics, Inc. is a clinical-stage biotechnology company dedicated to enabling cures through hematopoietic stem cell therapy. We are focused on the development and commercialization of safer and more effective conditioning agents and stem cell engineering to allow for expanded use of stem cell transplantation and ex vivo gene therapy, a technique in which genetic manipulation of cells is performed outside of the body prior to transplantation.

Our drug development pipeline includes multiple product candidates designed to improve hematopoietic stem cell therapy. Our lead product candidate, JSP191, is in clinical development as a novel conditioning antibody that clears hematopoietic stem cells from bone marrow in patients prior to undergoing allogeneic stem cell therapy or stem cell gene therapy. Jasper is also developing engineered hematopoietic stem cells (“eHSCs”) product candidates reprogrammed using mRNA and DNA editing that have a competitive advantage over endogenous hematopoietic stem cells (“HSCs”) because they permit higher levels of engraftment without the need for toxic conditioning of the patient and with potentially lower risk of other serious complications seen with current stem cell transplants. We also plan to continue to expand our pipeline to include other novel stem cell therapies based on immune modulation, graft engineering or cell and gene therapies. Our goal is to expand the use of curative stem cell transplant and gene therapies for all patients, including children and the elderly.

The following chart summarizes the status and development plan for the product candidates in our pipeline. We own worldwide rights to each of our programs.

For additional information about Jasper, see the section titled “Information About Jasper”.

Merger Sub

Merger Sub is a Delaware corporation and wholly owned subsidiary of AMHC formed for the purpose of effecting the Business Combination. Merger Sub owns no material assets and does not operate any business.

Merger Sub’s principal executive office is located at AMHC’s principal executive offices at 1177 Avenue of the Americas, Fl 40, New York, NY 10036.

Proposals to be Presented to the Stockholders of AMHC at the Special Meeting

The following is a summary of the Proposals to be presented to our stockholders at the Special Meeting. Each of the Proposals below, except the Advisory Charter Amendment Proposals, is cross-conditioned on the approval of each other. The Advisory Charter Amendment Proposals are not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Business Combination Agreement will be consummated only if the Business Combination Proposal, the Charter Amendment Proposals, the Bylaws Amendment Proposal, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal and the ESPP Proposal are approved at the Special Meeting.

As discussed in this proxy statement/prospectus, AMHC is asking its stockholders to approve the Business Combination Agreement, pursuant to which, among other things, on the date of Closing, Merger Sub will merge with and into Jasper, with Jasper as the surviving company in the Business Combination and, after giving effect to such Business Combination, Jasper will become a wholly owned subsidiary of AMHC. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) each outstanding share of Jasper common stock and Jasper preferred stock will be automatically canceled, extinguished and converted into a number of shares of New Jasper Voting Common Stock or, in certain circumstances, New Jasper Non-Voting Common Stock, based on Jasper’s Equity Value, (ii) each outstanding vested and unvested option to purchase shares of Jasper’s common stock will be canceled in exchange for a comparable option to purchase shares of New Jasper Voting Common Stock, based on Jasper’s Equity Value, and (iii) each unvested award of restricted shares of Jasper’s common stock will be converted into a comparable right to receive restricted shares of New Jasper Common Stock, based on Jasper’s Equity Value.

The Board believed a number of factors pertaining to the Business Combination generally supported its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including but not limited to, the following:

•        Jasper is well-positioned to become a leader in hematopoietic cell transplant therapies.    Jasper has a pioneering approach to targeting blood stem cells and their biology, with potential to address an area of high unmet medical need in conditioning and transplant grafts. See the section titled “Information About Jasper” for more information about Jasper’s pipeline and approach to cell transplant therapies.

•        Jasper presents a unique clinical stage opportunity, with a potentially significant commercial opportunity.    Jasper’s lead product candidate, JSP191, has shown compelling clinical data from measurable residual disease (“MRD”)-positive acute myeloid leukemia (“AML”)/myelodysplastic syndrome (“MDS”) patients and Phase 1/2 data in severe combined immunodeficiency (“SCID”) patients, as well as additional opportunities for a pipeline of discovery compounds. Further, JSP191 presents a compelling market opportunity as a conditioning agent in stem cell transplant therapies, with multiple potential near-term milestones. See the section titled “Information About Jasper” for more information about Jasper’s pipeline and approach to cell transplant therapies.

•        Jasper’s experienced management team with deep expertise.    Jasper’s Chief Executive Officer Bill Lis has deep experience and expertise, including as Chief Executive Officer of Portola Pharmaceuticals, Inc. from 2010 until 2018. Under Mr. Lis’ leadership, Portola grew from a discovery-stage company to a fully integrated research and development and commercial organization, became a public company in 2013 and was acquired by Alexion Pharmaceuticals, Inc. in 2020. Mr. Lis has also assembled an experienced team in therapeutic drug development and stem cell transplant.

•        Financial Condition.    The Board also considered factors such as Jasper’s business model, general outlook, and cash runway, as well as valuations and trading of comparable companies, and AMHC management prepared certain forecasted financial information for Jasper. Jasper’s management expects that proceeds from the Trust Account and from the PIPE Investment will provide Jasper with approximately $180.0 million at Closing, less any redemptions.

•        Stockholder Liquidity.    The obligation in the Business Combination Agreement to have New Jasper Voting Common Stock issued as consideration in the Business Combination listed on Nasdaq, a major U.S. stock exchange, which the Board believes has the potential to offer AMHC stockholders greater liquidity.

•        Lock-Up.    The Sponsor and certain current equityholders of Jasper have agreed to be subject to a six-month lockup in respect of their New Jasper Common Stock, in each case subject to certain customary exceptions, which will provide important stability to the leadership and governance of New Jasper.

•        Other Alternatives.    The Board believes, after a thorough review of other business combination opportunities reasonably available to AMHC, that the Business Combination represents the best initial business combination for AMHC reasonably available and an attractive opportunity for AMHC’s stockholders, and the Board’s belief that such review of other reasonably available business combination opportunities has not presented a better alternative.

•        Negotiated Transaction.    The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between AMHC and Jasper.

The Board identified and considered the following factors and risks as weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:

•        Benefits May Not Be Achieved.    The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•        Liquidation of AMHC.    The risks and costs to AMHC if the Business Combination is not completed, including the risk of diverting management focus and resources from other initial business combination opportunities, which could result in AMHC being unable to effect a business combination by November 22, 2021 and force AMHC to liquidate.

•        Exclusivity.    The fact that the Business Combination Agreement includes an exclusivity provision that prohibits AMHC from soliciting or engaging in discussions regarding other business combination proposals, which restricts AMHC’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations.

•        COVID-19.    Uncertainties regarding the potential impacts of and disruptions related to the COVID-19 virus, including with respect to productivity, Jasper’s business and delays of clinical programs and timelines.

•        Stockholder Vote.    The risk that AMHC’s stockholders may fail to provide the votes necessary to effect the Business Combination.

•        Redemption Risk.    The potential that a significant number of AMHC stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the Current Charter, which would potentially make the Business Combination more difficult or impossible to complete, and/or reduce the amount of cash available to New Jasper following the Closing.

•        Post-Business Combination Corporate Governance; Terms of the Amended and Restated Registration Rights Agreement.    The Board considered the corporate governance provisions of the Business Combination Agreement, the Amended and Restated Registration Rights Agreement and the material provisions of the Charter Amendment Proposal. In particular, the Board considered that certain provisions may not be viewed favorably by stockholders of AMHC and/or New Jasper.

•        Closing conditions.    The fact that completion of the Business Combination is conditioned on the satisfaction of certain Closing conditions that are not within AMHC’s control, including approval by AMHC stockholders, approval by Nasdaq of the initial listing application in connection with the Business Combination, and the Minimum Cash Condition.

•        Limitations of review.    The Board considered that AMHC was not obtaining an opinion from any independent investment banking or accounting firm that the consideration to be received by the Jasper equityholders is fair to AMHC or its stockholders from a financial point of view. Accordingly, the Board considered that AMHC may not have properly valued Jasper.

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•        Fees and expenses.    The fees and expenses associated with completing the Business Combination, some of which would be payable regardless of whether the Business Combination is ultimately consummated.

•        Other risks.    Various other risks associated with the Business Combination, the business of AMHC and the business of Jasper described under the section entitled “Risk Factors.”

After consideration of the factors described above and additional items discussed in the section entitled “Business Combination Proposal — The Board’s Reasons for the Business Combination”, the Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for its Initial Public Offering, including that the business of Jasper had a fair market value of at least 80% of the balance of the funds in the Trust Account (excluding the amount of deferred underwriting discounts held in trust and taxes payable on the interest earned on the Trust Account) at the time of execution of the Business Combination Agreement. For more information about the transactions contemplated by the Business Combination Agreement, see “Business Combination Proposal.”

Consideration to Jasper stockholders in the Business Combination

In accordance with the terms and conditions of the Business Combination Agreement, at the Effective Time, (i) each outstanding share of Jasper common stock and Jasper preferred stock will be automatically canceled, extinguished and converted into a number of shares of New Jasper Voting Common Stock or, in certain circumstances, New Jasper Non-Voting Common Stock, based on Jasper’s Equity Value, (ii) each outstanding vested and unvested option to purchase shares of Jasper’s common stock will be canceled in exchange for a comparable option to purchase shares of New Jasper Voting Common Stock, based on Jasper’s Equity Value, and (iii) each unvested award of restricted shares of Jasper’s common stock will be converted into a comparable right to receive restricted shares of New Jasper Common Stock, based on Jasper’s Equity Value.

For further details, see “Business Combination Proposal — The Business Combination Agreement.”

Conditions to Closing of the Business Combination

The consummation of the Business Combination is conditioned upon, among other things, (i) the applicable waiting period under the HSR Act and the rules and regulations promulgated thereunder relating to the Business Combination having been expired or been terminated, (ii) no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restriction or prohibition preventing the consummation of the transactions contemplated by the Business Combination Agreement being in effect, (iii) the registration statement/proxy statement to be filed by AMHC relating to the Business Combination Agreement and the Business Combination becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to the registration statement/proxy statement to be filed by AMHC relating to the Business Combination Agreement and the Business Combination, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending; (iv) AMHC’s initial listing application with Nasdaq in connection with the Business Combination having been approved (subject to notice of issuance) and, immediately following the Effective Time, AMHC having satisfied any applicable initial and continuing listing requirements of Nasdaq, and AMHC having not received any notice of non-compliance therewith that has not been cured, and shares of New Jasper Voting Common Stock and Public Warrants stock having been approved for listing on Nasdaq; (v) the approval and adoption of the Business Combination Agreement and transactions contemplated thereby by the requisite vote of each of Jasper’s stockholders and AMHC’s stockholders; and (vi) after giving effect to the transaction contemplated by the Business Combination Agreement, AMHC having net tangible assets of at least $5,000,001 (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) upon consummation of the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules (the “Disclosure Schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the Disclosure Schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about AMHC, Sponsor, Jasper or any other matter.

AMHC stockholders will be asked to vote on the following Proposals at the Special Meeting:

1.      The Business Combination Proposal — to adopt and approve the Business Combination Agreement and approve the Business Combination.

2.      The Charter Amendment Proposal — to approve, assuming the Business Combination Proposal is approved and adopted, the Proposed Charter, which will amend and restate the Current Charter, and which Proposed Charter will be in effect when duly filed with the Secretary of State of the State of Delaware in connection with the Closing.

3.      The Bylaws Amendment Proposal — to approve, assuming the Business Combination Proposal is approved and adopted, the Proposed Bylaws, which will amend and restate the Current Bylaws.

4.      The Advisory Charter Amendment Proposals — to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the SEC as eight separate sub-proposals:

(a)     Advisory Charter Proposal A — to change the corporate name of New Jasper to “Jasper Therapeutics, Inc.”;

(b)    Advisory Charter Proposal B — to increase AMHC’s capitalization so that it will have 490,000,000 authorized shares of voting common stock, 2,000,000 authorized shares of non-voting common stock and 10,000,000 authorized shares of preferred stock;

(c)     Advisory Charter Proposal C — to provide that the removal of any director be only for cause and by the affirmative vote of at least 66⅔% of New Jasper’s then-outstanding shares of capital stock entitled to vote generally in the election of directors (provided that as of the three-year anniversary of the Closing Date, such reference to “66⅔%” shall be deemed to be “50%”);

(d)    Advisory Charter Proposal D — to provide that certain amendments to provisions of the Proposed Charter will require the approval of at least 66⅔% of New Jasper’s then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class (provided that as of the three-year anniversary of the Closing Date, such reference to “66⅔%” shall be deemed to be “50%”);

(e)     Advisory Charter Proposal E — to provide that amendments to the Proposed Bylaws will require the approval of at least 66⅔% of New Jasper’s then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class (provided that as of the three-year anniversary of the Closing Date, such reference to “66⅔%” shall be deemed to be “50%”);

(f)     Advisory Charter Proposal F — to make New Jasper’s corporate existence perpetual as opposed to AMHC’s corporate existence, which is required to be dissolved and liquidated 24 months following the closing of its initial public offering, and to remove from the Proposed Charter the various provisions applicable only to special purpose acquisition companies;

(g)    Advisory Charter Proposal G — to remove the provision that allows certain stockholders to act by written consent as opposed to holding a stockholders meeting; and

(h)    Advisory Charter Proposal H — to remove the current limitation in place on the corporate opportunity doctrine.

5.      The Nasdaq Stock Issuance Proposal — to approve, assuming the Business Combination Proposal is approved and adopted, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, (a) the issuance of up to 27,500,000 newly issued shares of New Jasper Common Stock in the Business Combination, which amount will be determined as described in more detail in the section titled “Business Combination Proposal — Ownership of New Jasper” and (b) the issuance and sale of 10,000,000 newly issued shares of Class A Common Stock in connection with the PIPE Investment.

6.      The Director Election Proposal — to approve, assuming the Business Combination Proposal is approved and adopted, the appointment of five directors who, upon consummation of the Business Combination, will become directors of New Jasper.

7.      The Equity Incentive Plan Proposal — to approve, assuming the Business Combination Proposal is approved and adopted, the Equity Incentive Plan, a copy of which is appended to this proxy statement/prospectus as Annex D, which will become effective as of the date immediately preceding the date of the Closing.

8.      The ESPP Proposal — to approve, assuming the Business Combination Proposal is adopted and approved, the ESPP, a copy of which is appended to this proxy statement/prospectus as Annex E, which will become effective as of the date immediately preceding the date of the Closing.

9.      The Adjournment Proposal — to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Amendment Proposal, the Bylaws Amendment Proposal, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal or the ESPP Proposal, or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied.

Emerging Growth Company

AMHC is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. AMHC has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, AMHC, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of AMHC’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of AMHC’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30.

Risk Factors

In evaluating the Proposals to be presented at the Special Meeting, a stockholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors”, which include, but are not limited to, the following:

•        Risks Related to Jasper’s Financial Position and Need for Additional Capital, including, among others, that:

•        Jasper has incurred significant net losses and negative operating cash flows since its inception. Jasper expects to incur net losses for the foreseeable future and may never achieve or maintain profitability.

•        Jasper will need substantial additional funding. If Jasper is unable to raise capital when needed, it would be forced to delay, reduce or eliminate its research and product development programs or future commercialization efforts.

•        As a result of Jasper’s history of losses and negative cash flows from operations, its financial statements contain a statement regarding a substantial doubt about Jasper’s ability to continue as a going concern.

•        Risks Related to Discovery, Development, Manufacturing and Commercialization, including, among others, that:

•        Jasper is substantially dependent on the success of its most advanced product candidate, JSP191. If it is unable to complete development of, obtain approval for and commercialize its product candidates, including JSP191, in a timely manner or at all, its business will be harmed.

•        Jasper may not be successful in its efforts to identify, develop and commercialize additional product candidates. If these efforts are unsuccessful, Jasper may never become a commercial stage company or generate any revenues.

•        eHSCs are a novel technology that is not yet clinically validated for human use. The approaches Jasper is taking to create eHSCs are unproven and may never lead to marketable products.

•        If any of Jasper’s product candidates causes serious adverse events, undesirable side effects or unexpected characteristics, such events, side effects or characteristics could delay or prevent regulatory approval of the product candidate, limit its commercial potential or result in significant negative consequences following any potential marketing approval.

•        Results of preclinical studies and early clinical trials may not be predictive of results of future clinical trials, and such results do not guarantee approval of a product candidate by regulatory authorities. In addition, Jasper’s clinical trials to date have been limited in scope and results received to date may not be replicated in expanded or additional future clinical trials.

•        Jasper has never obtained regulatory approval for a drug, may never receive regulatory approval for any of its product candidates, and may therefore never generate revenues from product sales.

•        Jasper faces significant competition in an environment of rapid technological change, and there is a possibility that its competitors may achieve regulatory approval before Jasper or develop therapies that are safer or more advanced or effective than Jasper’s, which may harm Jasper’s financial condition and its ability to successfully market or commercialize its product candidates.

•        Risks Related to Regulatory Review, including, among others, that:

•        If clinical trials of Jasper’s product candidates it may identify and develop fail to demonstrate safety and efficacy to the satisfaction of regulatory authorities or do not otherwise produce positive results, Jasper may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of such product candidates.

•        Stem cell transplant is a high-risk procedure with curative potential that may result in complications or adverse events for patients in Jasper’s clinical trials or for patients that use any of its product candidates, if approved.

•        Risks Related to Jasper’s Relationships with Third Parties, including, among others, that:

•        Jasper relies on third parties to conduct its preclinical and clinical trials and will rely on them to perform other tasks for it. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or comply with regulatory requirements, Jasper may not be able to obtain regulatory approval for or commercialize its product candidates and its business could be substantially harmed.

•        Jasper currently relies on a single manufacturer for its clinical supply of its product candidates. In the event of a loss of this manufacturer, or a failure by such manufacturer to comply with the U.S. Food and Drug Administration (“FDA”) regulations, Jasper may not be able to find an alternative source on commercially reasonable terms, or at all.

•        Risks Related to Jasper’s Intellectual Property, including, among others, that:

•        Jasper is highly dependent on intellectual property licensed from third parties and termination of any of these licenses could result in the loss of significant rights, which would harm its business.

•        Jasper’s commercial success depends on its ability to obtain, maintain and protect its intellectual property and proprietary technology.

•        Risks Related to Ownership of New Jasper Common Stock Following the Business Combination, including, among others, that:

•        Following the completion of the Business Combination, New Jasper will incur significant increased expenses and administrative burdens as a public company, which could negatively impact its business, financial condition and results of operations.

•        Risks related to AMHC and the Business Combination, including, among others, that:

•        AMHC’s Sponsor, directors and officers have interests in the Business Combination which may be different from or in addition to (and which may conflict with) the interests of its stockholders.

•        AMHC did not obtain an opinion from an independent investment banking or accounting firm, and consequently, there can be no assurance from an independent source that the price AMHC is paying for Jasper is fair to AMHC from a financial point of view.

•        The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.

•        Risks Related to the Redemption, including, among others, that:

•        If AMHC’s stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of Class A Common Stock for a pro rata portion of the funds held in the Trust Account.

•        There is no guarantee that a stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

RISK FACTORS

The following risk factors will apply to our business and operations following the completion of the Business Combination. These risk factors are not exhaustive. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section titled “Cautionary Note Regarding Forward-Looking Statements,” before deciding how to vote your shares of AMHC Common Stock. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business, prospects, financial condition or operating results. The following discussion should be read in conjunction with our financial statements and the financial statements of Jasper and the notes to the financial statements included herein.

Risks Related to Jasper’s Financial Position and Need for Additional Capital

Jasper has incurred significant net losses and negative operating cash flows since its inception. Jasper expects to incur net losses for the foreseeable future and may never achieve or maintain profitability.

Jasper is a clinical-stage biotechnology company dedicated to enabling cures through hematopoietic stem cell therapy and has a limited operating history. Investment in biopharmaceutical product development is highly speculative because it entails substantial upfront capital expenditures and significant risk that any potential product candidate will fail to demonstrate adequate effect or an acceptable safety profile, gain regulatory approval and become commercially viable. Jasper has no products approved for commercial sale and has not generated any revenue from product sales to date, and it continues to incur significant research and development and other expenses related to its ongoing operations. As a result, Jasper is not profitable and has incurred losses and negative operating cash flows in each period since its inception. For the years ended December 31, 2019 and 2020, Jasper reported net losses of $5.0 million and $31.7 million, respectively, and for the six months ended June 30, 2020 and June 30, 2021, Jasper reported net losses of $10.9 million and $18.2 million, respectively. For the years ended December 31, 2019 and 2020, Jasper reported negative operating cash flows of $2.0 million and $18.3 million, respectively, and for the six months ended June 30, 2020 and June 30, 2021, Jasper reported negative operating cash flows of $4.9 million and $12.0 million, respectively. As of June 30, 2021, Jasper had an accumulated deficit of $55.0 million. Jasper has devoted all of its efforts to organizing and staffing its company, business and scientific planning, raising capital, acquiring and developing technology, identifying potential product candidates, undertaking research and preclinical studies of potential product candidates, developing manufacturing capabilities and evaluating a clinical path for its pipeline programs. Jasper expects to continue to incur significant expenses and increasing operating losses for the foreseeable future, and Jasper expects these losses to increase as it continues its research and development of, and seeks regulatory approvals for, its product candidates.

The net losses Jasper incurs may fluctuate significantly from quarter to quarter. Jasper anticipates that its expenses will increase substantially if and as it:

•        continues the open label Phase 1/2 clinical trial for JSP191 for SCID, and the open label Phase 1 clinical trial for JSP191 in patients with MDS or AML;

•        continues the clinical development of JSP191 in autoimmune diseases and other indications;

•        continues Jasper’s current research programs and development of other potential product candidates from Jasper’s current research programs;

•        seeks to identify additional product candidates and research programs;

•        initiates preclinical testing and clinical trials for any other product candidates Jasper identifies and develops;

•        maintains, expands, enforces, defends and protects Jasper’s intellectual property portfolio and provides reimbursement of third-party expenses related to its patent portfolio;

•        seeks marketing approvals for any product candidates that successfully complete clinical trials;

•        ultimately establishes a sales, marketing and distribution infrastructure to commercialize any product candidates for which Jasper may obtain marketing approval;

•        adapts Jasper’s regulatory compliance efforts to incorporate requirements applicable to any approved product candidates;

•        further develops Jasper’s genome engineering capabilities;

•        hires additional research and development and clinical personnel;

•        hires commercial personnel and advance market access and reimbursement strategies;

•        adds operational, financial and management information systems and personnel, including personnel to support Jasper’s product development;

•        acquires or in-licenses product candidates, intellectual property and technologies;

•        develops or in-licenses manufacturing and distribution technologies;

•        should Jasper decide to do so and receive approval for any of Jasper’s product candidates, builds and maintains, or purchases and validates, commercial-scale manufacturing facilities designed to comply with current Good Manufacturing Practices (“cGMP”) requirements; and

•        incurs additional legal, accounting and other expenses in operating as a public company.

As a company, Jasper has not completed clinical development of any product candidate and expects that it will be several years, if ever, before it has a product candidate ready for commercialization. To become and remain profitable, Jasper must develop and, either directly or through collaborators, eventually commercialize a product or products with significant market potential. This will require Jasper to be successful in a range of challenging activities, including identifying product candidates, completing preclinical testing and clinical trials of product candidates, obtaining marketing approval for these product candidates, manufacturing, marketing and selling those products for which it may obtain marketing approval and satisfying any post-marketing requirements.

Jasper may never succeed in these activities and, even if it does, may never generate revenues that are significant or large enough to achieve profitability. Jasper’s product candidates and research programs are currently only in the early stages of development. Because of the numerous risks and uncertainties associated with developing product candidates, Jasper is unable to predict the extent of any future losses or when it will become profitable, if at all. If Jasper does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis. Jasper’s failure to become and remain profitable would decrease the value of its company and could impair its ability to raise capital, maintain Jasper’s research and development efforts, expand its business or continue Jasper’s operations. A decline in the value of Jasper could also cause you to lose all or part of your investment.

Jasper will need substantial additional funding, which may not be available on acceptable terms, or at all. If Jasper is unable to raise capital when needed, it would be forced to delay, reduce or eliminate its research and product development programs or future commercialization efforts.

Jasper expects to spend substantial amounts of cash to conduct further research and development and preclinical testing and clinical trials of its product candidates, to seek regulatory approvals for its product candidates and to launch and commercialize any product candidates for which it receives regulatory approval. Furthermore, following the Closing, Jasper expects to incur additional costs associated with operating as a public company. Accordingly, Jasper will need to obtain substantial additional funding in order to maintain its continuing operations. If Jasper is unable to raise capital when needed or on attractive terms, it would be forced to delay, reduce or eliminate its research and product development programs or future commercialization efforts. As of June 30, 2021, Jasper’s cash and cash equivalents were $16.8 million and Jasper had an accumulated deficit of $55.0 million. Jasper’s future financing requirements will depend on many factors, including:

•        the initiation, progress, timing, costs and results of preclinical studies and clinical trials for Jasper’s product candidates, including any COVID-19-related delays or other effects on its development programs;

•        the costs of continuing to build Jasper’s technology platform, including in-licensing additional genome engineering technologies for use in developing Jasper’s product candidates;

•        the costs of developing, acquiring or in-licensing additional targeted therapies to use in combination with JSP191 and other product candidates Jasper may develop;

•        the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing Jasper’s intellectual property and proprietary rights and defending intellectual property-related claims in the United States and internationally;

•        the number and characteristics of product candidates that Jasper develops or may in-license;

•        Jasper’s ability to establish and maintain collaborations on favorable terms, if at all;

•        the achievement of milestones or occurrence of other developments that trigger payments under any collaboration agreements it enters;

•        the outcome, timing and cost of meeting regulatory requirements established by the FDA, the European Medical Agency (the “EMA”) and other comparable foreign regulatory authorities;

•        the cost and timing of completion of commercial-scale outsourced manufacturing activities;

•        the cost of establishing sales, marketing and distribution capabilities for any product candidates for which Jasper may receive regulatory approval in regions where Jasper chooses to commercialize it products on its own; and

•        the costs of operating as a public company.

Conducting preclinical testing and clinical trials is a time-consuming, expensive and uncertain process that takes years to complete, and Jasper may never generate the necessary data or results required to obtain marketing approval and achieve product sales. In addition, even if Jasper successfully develop product candidates and those are approved, Jasper may not achieve commercial success. Jasper’s commercial revenues, if any, will be derived from sales of products that it does not expect to be commercially available for several years, if at all. Accordingly, Jasper will need to continue to rely on additional financing to achieve its business objectives.

Any additional fundraising efforts may divert Jasper’s management from their day-to-day activities, which may adversely affect Jasper’s ability to develop and commercialize product candidates. Jasper cannot be certain that additional funding will be available on acceptable terms, or at all. Jasper has no committed source of additional capital and, if Jasper is unable to raise additional capital in sufficient amounts or on terms acceptable to it, it may have to significantly delay, scale back or discontinue the development or commercialization of product candidates or other research and development initiatives. Jasper’s license agreements and any future collaboration agreements may also be terminated if Jasper is unable to meet the payment or other obligations under the agreements. Jasper could be required to seek collaborators for product candidates at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available or relinquish or license on unfavorable terms its rights to product candidates in markets where it otherwise would seek to pursue development or commercialization itself.

As a result of Jasper’s recurring losses from operations and recurring negative cash flows from operations, Jasper’s financial statements contain a statement regarding a substantial doubt about its ability to maintain liquidity sufficient to operate its business effectively, which raises substantial doubt about Jasper’s ability to continue as a going concern. See the risk factor below titled, “As a result of Jasper’s history of losses and negative cash flows from operations, its financial statements contain a statement regarding a substantial doubt about Jasper’s ability to continue as a going concern.” If Jasper is unable to obtain funding on a timely basis, it may be required to significantly curtail, delay or discontinue one or more of Jasper’s research or development programs or the commercialization of any product candidate, or be unable to expand Jasper’s operations or otherwise capitalize on Jasper’s business opportunities, as desired, which could materially affect its business, financial condition and results of operations. Any of the above events could significantly harm Jasper’s business, prospects, financial condition and results of operations and cause the price of Jasper’s common stock to decline.

Jasper has a limited operating history and no history of commercializing pharmaceutical products, which may make it difficult to evaluate the prospects for its future viability.

Jasper is a clinical stage company. Jasper was founded and commenced operations in March 2018. Jasper’s operations to date have been limited to organizing and staffing its company, business planning, raising capital, acquiring and developing Jasper’s technology, identifying potential product candidates and undertaking preclinical studies and clinical trials. Although Jasper has initiated clinical trials for JSP191, it has not yet demonstrated an ability to successfully complete clinical trials of its product candidates; obtain marketing approvals; manufacture a commercial-scale medicine or therapy, or arrange for a third party to do so on its behalf; or conduct sales and marketing activities necessary for successful commercialization. Typically, it takes about 10 to 15 years to develop a new medicine from the time it is discovered to when it is available for treating patients. Consequently, any predictions Jasper makes about its future success or viability may not be as accurate as they could be if Jasper had a longer operating history.

In addition, as a young business, Jasper may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors. Jasper will need to transition at some point from a company with a research and development focus to a company capable of supporting commercial activities. Jasper may not be successful in such a transition.

Jasper has never generated revenue from product sales and may never be profitable.

Jasper’s ability to generate revenue from product sales and achieve profitability depends on its ability, alone or with collaborators, to successfully complete the development of, and obtain the regulatory approvals necessary to commercialize, product candidates. Jasper does not anticipate generating revenues from product sales for the next several years, if ever. Jasper’s ability to generate future revenue from product sales depends heavily on its, or its future collaborators’, ability to successfully:

•        identify product candidates and complete research and preclinical and clinical development of any product candidates Jasper may identify;

•        seek and obtain regulatory and marketing approvals for any product candidates for which Jasper completes clinical trials;

•        launch and commercialize any product candidates for which Jasper obtains regulatory and marketing approval by establishing a sales force, marketing and distribution infrastructure or, alternatively, collaborating with a commercialization partner;

•        qualify for coverage and adequate reimbursement by government and third-party payors for any product candidates for which Jasper obtains regulatory and marketing approval;

•        develop, maintain, and enhance a sustainable, scalable, reproducible, and transferable manufacturing process for the product candidates Jasper may develop;

•        establish and maintain supply and manufacturing relationships with third parties that can provide adequate, in both amount and quality, products and services to support clinical development and the market demand for any product candidates for which Jasper obtains regulatory and marketing approval;

•        obtain market acceptance of product candidates as viable treatment options;

•        address competing technological and market developments;

•        implement internal systems and infrastructure, as needed;

•        negotiate favorable terms in any collaboration, licensing or other arrangements into which Jasper may enter and performing its obligations in such arrangements;

•        maintain, protect, enforce, defend and expand Jasper’s portfolio of intellectual property rights, including patents, trade secrets and know-how, in the United States and internationally;

•        avoid and defend against third-party interference, infringement and other intellectual property claims in the United States and internationally; and

•        attract, hire and retain qualified personnel.

Even if one or more of the product candidates Jasper develops are approved for commercial sale, it anticipates incurring significant costs associated with commercializing any approved product candidate. Jasper’s expenses could increase beyond expectations if it is required by the FDA, the EMA or other regulatory authorities to perform clinical and other studies in addition to those that it currently anticipates.

Many of the factors listed above are beyond Jasper’s control, and could cause it to experience significant delays or prevent it from completing the development of its product candidates, obtaining regulation approvals or commercialize its product candidates. Even if Jasper does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis. A failure to become or remain profitable could result a decline in the value of its company also could cause you to lose all or part of your investment.

As a result of Jasper’s history of losses and negative cash flows from operations, its financial statements contain a statement regarding a substantial doubt about its ability to continue as a going concern.

A history of operating losses and negative cash flows from operations combined with Jasper’s anticipated use of cash to fund operations raises substantial doubt about its ability to continue as a going concern beyond the 12-month period from the issuance date of its unaudited interim condensed financial statements for the six months ended June 30, 2021. Jasper’s future viability as an ongoing business is dependent on its ability to generate cash from its operating activities or to raise additional capital to finance its operations.

The perception that Jasper might be unable to continue as a going concern may also make it more difficult to obtain financing for the continuation of its operations on terms that are favorable to it, or at all, and could result in the loss of confidence by investors and employees. Jasper’s financial statements do not include any adjustments that might result from the outcome of this uncertainty. If Jasper is unable to continue as a going concern, it may have to liquidate its assets and may receive less than the value at which those assets are carried on its financial statements, and it is likely that Jasper’s investors will lose all or a part of their investment.

Jasper’s ability to utilize its net operating loss carryforwards and certain other tax attributes to offset taxable income or taxes may be limited.

As of December 31, 2020, Jasper had net operating loss carryforwards for federal income tax purposes of $20.4 million that can be carried forward indefinitely. As of December 31, 2020, Jasper had net operating loss carryforwards for state income tax purposes of $20.0 million that begin to expire in 2038. Portions of these net operating loss carryforwards could expire unused and be unavailable to offset future income tax liabilities. Under the legislation enacted in 2017, informally titled the Tax Cuts and Jobs Act (the “Tax Act”), as modified by the Coronavirus Aid, Relief, and Economic Security (the “CARES Act”), U.S. federal net operating losses incurred in taxable years beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such federal net operating losses in taxable years beginning after December 31, 2020 is limited. It is uncertain how various states will respond to the Tax Act and the CARES Act. For state income tax purposes, there may be periods during which the use of net operating loss carryforwards is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed. In addition, under Sections 382 and 383 of the Code and corresponding provisions of state law, if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50% change, by value, in its equity ownership over a three-year period, the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income or taxes may be limited. As of December 31, 2020, Jasper has completed a Section 382 analysis of the Code from inception through the year ended December 31, 2020. Jasper experienced an ownership change on November 21, 2019 related to its Series A redeemable convertible preferred stock financing. Any net operating loss generated in excess of the $2.87 million will be permanently limited for California tax purposes. Jasper reduced its California net operating loss deferred tax assets balance by the permanently limited amount of $0.6 million. Net federal operating losses are not limited as they can be carried forward indefinitely. There is a full valuation allowance for net deferred tax assets, including net operating loss carryforwards for the year ended December 31, 2020.

Jasper’s business could be adversely affected by the effects of health pandemics or epidemics, including the current COVID-19 pandemic and future outbreaks of the disease, in regions where it or third parties on which it relies have concentrations of clinical trial sites or other business operations.

Jasper’s business could be adversely affected by the effects of health pandemics or epidemics, including the current outbreak of COVID-19 and future outbreaks of the disease. For example, enrollment in clinical trials may be delayed. Although Jasper has reopened its offices and some employees have transitioned back to working on site, there is a lack of uniformity of restrictions and requirements among its clinical trial sites, and future shelter-in-place or similar type restrictions could be imposed. Jasper is subject to risk of outbreaks at its facilities, and potential exposure to employee claims regarding workplace safety, and unanticipated shutdowns or quarantines could be imposed in the future which would disrupt its operations. This uncertainty and the evolving nature of policies and restrictions may negatively impact productivity, disrupt Jasper’s business and further delay clinical programs and timelines, the magnitude of which will depend, in part, on the length and severity of the restrictions and other limitations on Jasper’s ability to conduct its business in the ordinary course, which could negatively impact its business, operating results and financial condition.

The spread of COVID-19, which has caused a broad impact globally, may affect Jasper economically. While the potential economic impact brought by, and the duration of, the COVID-19 pandemic, may be difficult to assess or predict, it has resulted in significant disruption of global financial markets. This disruption, if sustained or recurrent, could make it more difficult for Jasper to access capital, which could in the future negatively affect its liquidity. In addition, a recession or market correction resulting from the spread of COVID-19 could materially affect Jasper’s business and the value of its common stock. The global COVID-19 pandemic continues to evolve, and its ultimate impact or that of any similar health pandemic or epidemic is highly uncertain. Jasper does not yet know the full extent of potential delays or impacts on its business, its planned and ongoing clinical trials, the hospitals and healthcare systems or the global economy as a whole. These effects could have an adverse impact on Jasper’s operations, and it will continue to monitor the COVID-19 situation closely.

Risks Related to Discovery, Development, Manufacturing and Commercialization

Jasper is substantially dependent on the success of its most advanced product candidate, JSP191. If it is unable to complete development of, obtain approval for and commercialize its product candidates, including JSP191, in a timely manner or at all, its business will be harmed.

Jasper’s future success is dependent on its ability to timely advance and complete clinical trials, obtain marketing approval for and successfully commercialize its product candidates. Jasper is not permitted to market or promote JSP191 or any other product candidate before it receives marketing approval from the FDA and comparable foreign regulatory authorities, and it may never receive such marketing approvals.

The success of Jasper’s product candidates will depend on several factors, including the following:

•        the acceptance of individual investigational review boards (“IRBs”) and scientific review committees at each clinical trial site as to the adequacy of the preclinical data package to support clinical development of JSP191 and their overall general agreement with the use of JSP191 in the intended patient population in the intended manner;

•        the willingness of clinical investigators to place patients in the clinical trials, and the willingness of patients to enroll in a clinical trial studying a first-in-human cell therapy;

•        the initiation and successful patient enrollment and completion of additional clinical trials of JSP191 on a timely basis;

•        the frequency and severity of adverse events in the clinical trials;

•        the successful and timely completion of Jasper’s ongoing Phase 1/2 clinical trial of JSP191 for the treatment of SCID and the ongoing Phase 1 clinical trial of JSP191 for AML or MDS;

•        maintaining and establishing relationships with contract research organizations (“CROs”) and clinical sites for the clinical development of JSP191 both in the United States and internationally;

•        successful completion of clinical trials, including toxicology studies, biodistribution studies and minimally efficacious dose studies in animals, where applicable, under the FDA’s current Good Clinical Practices (“cGCPs”) and the FDA’s current Good Laboratory Practices;

•        effective investigational new drug (“IND”) applications or Clinical Trial Authorizations that allow commencement of Jasper’s planned clinical trials or future clinical trials for Jasper’s product candidates;

•        the results of clinical trials conducted by third parties in hematopoietic stem cell transplant (“HSCT”) if such trials result in changes to the standard of care for HSCT or otherwise cause Jasper to change its clinical trial protocols;

•        the efficacy, safety and tolerability profiles that are satisfactory to the FDA, EMA or any comparable foreign regulatory authority for marketing approval;

•        the timely receipt of marketing approvals for its product candidates from applicable regulatory authorities;

•        the extent of any required post-marketing approval commitments to applicable regulatory authorities;

•        the maintenance of existing or the establishment of new supply arrangements with third-party suppliers and manufacturers for clinical development of JSP191;

•        the maintenance of existing, or the establishment of new, scaled production arrangements with third-party manufacturers to obtain finished products that are appropriate for commercial sale of JSP191, if it is approved;

•        obtaining and maintaining patent protection, trade secret protection and regulatory exclusivity, both in the United States and internationally;

•        a continued acceptable safety profile following any marketing approval;

•        commercial acceptance by patients, the medical community and third-party payors;

•        Jasper’s ability to obtain coverage and adequate reimbursement from third-party payors for its products and patients’ willingness to pay out-of-pocket in the absence of such coverage and adequate reimbursement; and

•        Jasper’s ability to compete with other treatments.

Jasper does not have complete control over many of these factors, including certain aspects of clinical development and the regulatory submission process, potential threats to its intellectual property rights and the manufacturing, marketing, distribution and sales efforts of any future collaborator. If Jasper is not successful with respect to one or more of these factors in a timely manner or at all, it could experience significant delays or an inability to successfully commercialize JSP191, which would materially harm its business. If Jasper does not receive marketing approvals for JSP191, it may not be able to continue its operations.

Jasper may not be successful in its efforts to identify, develop and commercialize additional product candidates. If these efforts are unsuccessful, Jasper may never become a commercial stage company or generate any revenues.

The success of Jasper’s business depends primarily upon its ability to identify, develop and commercialize additional product candidates based on, or complementary with, its technology platform. While Jasper is currently conducting a Phase 1/2 clinical trial of JSP191 as a conditioning agent prior to allogenic transplant for SCID patients, a Phase 1 clinical trial of JSP191 as a conditioning agent prior to allogenic transplant for patients with AML or MDS, and is planning a Phase 1 clinical trial of JSP191 as a conditioning agent prior to allogenic transplant, all of Jasper’s other product development programs, including its eHSC program, are still in the research or preclinical stage of development. Jasper’s research programs may fail to identify additional product candidates for clinical development for a number of reasons. Jasper’s research methodology may be unsuccessful in identifying potential product candidates, its potential product candidates may be shown to have harmful side effects in preclinical in vitro experiments or animal model studies, they may not show promising signals of efficacy in such experiments or studies or they may have other characteristics that may make the product candidates impractical to manufacture, unmarketable or unlikely to receive marketing approval. The historical failure rate for product candidates is high due to risks relating to safety, efficacy, clinical execution, changing standards of medical care and other unpredictable variables. In addition, although Jasper believes its technology platform will position it to rapidly expand its portfolio of product candidates beyond its current product candidates, its ability to expand its portfolio may never materialize.

If any of these events occur, Jasper may be forced to abandon its research or development efforts for a program or programs, which would have a material adverse effect on its business, financial condition, results of operations and prospects. Research programs to identify new product candidates require substantial technical, financial and human resources. Jasper may focus its efforts and resources on potential programs or product candidates that ultimately prove to be unsuccessful, which would be costly and time-consuming.

eHSCs are a novel technology that is not yet clinically validated for human use. The approaches Jasper is taking to create eHSCs are unproven and may never lead to marketable products.

Jasper is developing eHSCs for transplant into the human body. Although there have been significant advances in the field of use of RNA or DNA to edit cells ex vivo prior to transplant in recent years, these technologies have only more recently been applied to HSCs, and Jasper’s approach is new and unproven. The scientific evidence to support the feasibility of developing eHSCs is both preliminary and limited. Successful development of eHSCs by Jasper will require solving a number of challenges, including:

•        obtaining regulatory authorization from the FDA and other regulatory authorities;

•        identifying appropriate molecular or genetic targets for modification within HSCs;

•        developing and deploying consistent and reliable processes for procuring cells from consenting third-party donors, isolating HSCs from such donor cells, modifying target molecules within such HSCs, storing and transporting the resulting eHSCs for therapeutic use and finally infusing these eHSCs into patients;

•        utilizing these eHSC product candidates in combination or in sequence with companion therapeutics, which may increase the risk of adverse side effects;

•        avoiding potential complications of eHSC transplants, including failure to engraft, rejection by host or lack of functionality, any of which could result in serious side effects or death;

•        educating medical personnel regarding the potential side effect profile of Jasper’s product candidates, particularly those that may be unique to its eHSCs;

•        understanding and addressing variability in the quality of a donor’s cells, which could ultimately affect Jasper’s ability to manufacture product in a reliable and consistent manner;

•        developing processes for the safe administration of eHSC products, including long-term follow-up and registries, for all patients who receive these product candidates;

•        relying on third parties to find suitable healthy donors;

•        manufacturing product candidates to Jasper’s specifications and in a timely manner to support its clinical trials and, if approved, commercialization;

•        sourcing clinical and, if approved by applicable regulatory authorities, commercial supplies for the materials used to manufacture and process product candidates;

•        developing a manufacturing process and distribution network that can provide a stable supply with a cost of goods that allows for an attractive return on investment; and

•        establishing sales and marketing capabilities ahead of and after obtaining any regulatory approval to gain market acceptance, and obtaining coverage, adequate reimbursement and pricing by third-party payors and governmental healthcare programs.

Jasper may decide to alter or abandon its initial eHSC programs as new data become available and it gains experience in developing eHSCs. Jasper cannot be sure that its programs will yield satisfactory products that are safe and effective, scalable or profitable in its initial indication or any other indication Jasper pursue.

Moreover, actual or perceived safety issues, including as a result of adverse developments in Jasper’s eHSC programs or in genome engineering programs undertaken by third parties or of the adoption of novel approaches to treatment, may adversely influence the willingness of subjects to participate in Jasper’s clinical trials, or, if one of its product candidates is approved by applicable regulatory authorities, of physicians to subscribe to the novel treatment mechanics or of patients to provide consent to receive a novel treatment despite its regulatory approval. The FDA or other applicable regulatory authorities may require specific post-market studies or additional information that communicates the benefits or risks of its products. New data may reveal new risks of Jasper’s product candidates at any time prior to or after regulatory approval.

If any of Jasper’s product candidates causes serious adverse events, undesirable side effects or unexpected characteristics, such events, side effects or characteristics could delay or prevent regulatory approval of the product candidate, limit its commercial potential or result in significant negative consequences following any potential marketing approval.

Undesirable side effects or adverse events caused by JSP191 and Jasper’s other product candidates, and Jasper’s eHSCs or other cell-based companion therapeutics Jasper may develop could cause it or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or comparable foreign regulatory authorities. Results of Jasper’s clinical trials could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics. Treatment-related side effects could also affect patient recruitment or the ability of enrolled patients to complete the trials or result in potential product liability claims.

There have been no clinical trials of eHSCs. In the genetic medicine field, there have been several significant adverse events from genetically engineered treatments in the past, including reported cases of leukemia and death. There can be no assurance that Jasper’s eHSCs will not cause undesirable side effects, as improper modification of a patient’s DNA could lead to lymphoma, leukemia or other cancers, or other aberrantly functioning cells.

A significant risk in any genetically engineered product candidate is that “off-target” gene alterations may occur, which could cause serious adverse events, undesirable side effects or unexpected characteristics. Although Jasper and others have demonstrated the ability to improve the specificity of gene alterations in a laboratory setting, Jasper cannot be certain that off-target alterations will not occur in any of its planned or future clinical trials, and the lack of observed side effects in preclinical studies does not guarantee that such side effects will not occur in human clinical trials.

If any product candidates Jasper develops are associated with serious adverse events, undesirable side effects or unexpected characteristics, it may need to abandon their development or limit development to certain uses or subpopulations in which the serious adverse events, undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective, any of which would have a material adverse effect on Jasper’s business, financial condition, results of operations, and prospects. Many product candidates that initially showed promise in early stage testing have later been found to cause side effects that prevented further clinical development of the product candidates.

Results of preclinical studies and early clinical trials may not be predictive of results of future clinical trials, and such results do not guarantee approval of a product candidate by regulatory authorities. In addition, Jasper’s clinical trials to date have been limited in scope and results received to date may not be replicated in expanded or additional future clinical trials.

The outcome of preclinical studies and early clinical trials may not be predictive of the success of later clinical trials, and interim results of clinical trials do not necessarily predict success in the results of completed clinical trials. There can be no assurance that any of Jasper’s current or future preclinical and clinical trials will ultimately be successful or support further preclinical or clinical development of any of its product candidates. Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials after achieving positive results in earlier development, and Jasper could face similar setbacks. The design of a clinical trial can determine whether its results will support approval of a product and flaws in the design of a clinical trial may not become apparent until the clinical trial is well advanced. Many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain regulatory approval for their product candidates. In addition, preclinical and clinical data are often susceptible to varying interpretations and analyses, which may delay, limit or prevent regulatory approval. In addition, regulatory delays or rejections may be encountered as a result of many factors, including changes in regulatory policy during the period of product development. Any such adverse events may cause Jasper to delay, limit or terminate planned clinical trials, any of which would have a material adverse effect on Jasper’s business, financial condition, results of operations and prospects.

In some instances, there can be significant variability in safety or efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in trial procedures set forth in protocols, differences in the size and type of the patient populations, changes in and adherence to the dosing regimen and other clinical trial procedures and the rate of dropout among clinical trial participants. If Jasper fails to receive positive results in clinical trials of its product candidates, the development timeline and regulatory approval and commercialization prospects for its most advanced product candidate, and, correspondingly, its business and financial prospects would be negatively impacted.

If Jasper experiences delays or difficulties in the enrollment of patients in clinical trials, the cost of developing product candidates could increase and its receipt of necessary regulatory approvals could be delayed or prevented.

Patient enrollment is a significant factor in the timing of clinical trials. The timing of Jasper’s clinical trials depends, in part, on the speed at which Jasper can recruit patients to participate in its trials. Jasper or its collaborators may not be able to continue clinical trials for JSP191 or any other product candidates Jasper identifies or develops if it is unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA, the EMA or other analogous regulatory authorities outside the United States, or as needed to provide appropriate statistical power for a given trial. Patients may be unwilling to participate in Jasper’s clinical trials because of negative publicity from adverse events related to the biotechnology, gene therapy or genome engineering fields, competitive clinical trials for similar patient populations, clinical trials in competing products or for other reasons. As a result, the timeline for recruiting patients, conducting trials and obtaining regulatory approval of product candidates be delayed.

Patient enrollment is also affected by other factors, including:

•        severity of the disease under investigation;

•        size of the patient population and process for identifying patients;

•        design of the trial protocol;

•        availability and efficacy of approved medications for the disease under investigation;

•        availability of genetic testing for potential patients;

•        ability to obtain and maintain patient informed consent;

•        risk that enrolled patients will drop out before completion of the trial;

•        eligibility and exclusion criteria for the trial in question;

•        perceived risks and benefits of the product candidate under trial;

•        perceived risks and benefits of genome engineering as a treatment approach;

•        perceived risks and benefits of the companion therapeutics that may be administered in combination or in sequence with JSP191;

•        efforts to facilitate timely enrollment in clinical trials;

•        potential disruptions caused by the COVID-19 pandemic, including difficulties in initiating clinical sites, enrolling and retaining participants, diversion of healthcare resources away from clinical trials, travel or quarantine policies that may be implemented, and other factors;

•        patient referral practices of physicians;

•        ability to monitor patients adequately during and after treatment;

•        proximity and availability of clinical trial sites for prospective patients, especially for those conditions which have small patient pools;

•        the requirement for HSCT to be performed in centers that specialize in this procedure; and

•        changes to diagnostic technologies, methodologies or criteria used to identify HSCT patients at high risk for relapse.

In addition, Jasper’s clinical trials will compete with other clinical trials for product candidates that are in the same therapeutic areas as Jasper’s product candidates, and this competition will reduce the number and types of patients available to it, because some patients who have opted to enroll in Jasper’s trials may instead opt to enroll in a trial being conducted by a competitor. Jasper may conduct some of its clinical trials at the same clinical trial sites that some of its competitors use, which will reduce the number of patients who are available for its clinical trials at such clinical trial sites.

Enrollment delays in Jasper’s clinical trials may result in increased development costs for JSP191 or any other product candidates Jasper may develop, which would cause the value of Jasper to decline and limit Jasper’s ability to obtain additional financing. If Jasper or its collaborators have difficulty enrolling a sufficient number of patients to conduct its clinical trials as planned, Jasper may need to delay, limit or terminate ongoing or planned clinical trials, any of which would have an adverse effect on Jasper’s business, financial condition, results of operations and prospects.

Jasper has never obtained regulatory approval for a drug may never receive regulatory approval for any of its product candidates, and may therefore never generate revenues from product sales.

As a company, Jasper has never obtained regulatory approval for, or commercialized, a drug. It is possible that the FDA may refuse to accept any or all future product candidates for substantive review or may conclude after review of Jasper’s data that its application is insufficient to obtain regulatory approval for any current or future product candidates. If the FDA does not approve any future product candidates, it may require that Jasper conduct additional costly clinical, preclinical or manufacturing validation studies before the FDA will reconsider Jasper’s applications. Depending on the extent of these or any other FDA-required studies, approval of any product candidates or other application that Jasper submits may be significantly delayed, possibly for several years, or may require it to expend more resources than it has available. Any failure or delay in obtaining regulatory approvals would prevent Jasper from commercializing JSP191 or any other product candidate, generating revenues and achieving and obtaining or sustaining profitability. It is also possible that additional studies, if performed and completed, may not be considered sufficient by the FDA to approve any new drug application or other application Jasper submits. If any of these outcomes occur, Jasper may be forced to abandon the development of its product candidates, which would materially adversely affect Jasper’s business and could potentially cause Jasper to cease operations. Jasper faces similar risks for its applications in foreign jurisdictions.

Jasper’s commercial success depends upon attaining significant market acceptance of its product candidates, if approved, among physicians, patients, healthcare payers and operators of major clinics, and Jasper may not be successful in attaining such market acceptance.

Even with the requisite approvals from the FDA in the U.S., the EMA in the European Union and other regulatory authorities internationally, the commercial success of Jasper’s product candidates will depend, in part, upon its degree of market acceptance by physicians, patients, third-party payors and others in the medical community. Any product that Jasper commercializes may not gain acceptance by physicians, patients, health care payors and others in the medical community. If these products do not achieve an adequate level of acceptance, Jasper may not generate significant product revenue and may not become profitable. Efforts to educate the medical community and third-party payors on the benefits of its product candidates may require significant resources, including management time and financial resources, and may not be successful. Ethical, social and legal concerns about genetic medicines generally and genome engineering technologies specifically could result in additional regulations restricting or prohibiting the marketing of Jasper’s product candidates. Even if any product candidate Jasper develops receives marketing approval, it may nonetheless fail to gain sufficient market acceptance by physicians, patients, healthcare payors and others in the medical community. The degree of market acceptance of any product candidate Jasper develops, if approved for commercial sale, will depend on a number of factors, including:

•        the efficacy and safety of such product candidate as demonstrated in clinical trials;

•        the efficacy and safety of other products that are used in combination or in sequence with Jasper’s product candidates;

•        the potential and perceived advantages of Jasper’s product candidates compared to alternative treatments;

•        the limitation to Jasper’s targeted patient population and limitations or warnings contained in approved labeling by the FDA or other regulatory authorities;

•        the ability to offer Jasper’s products for sale at competitive prices;

•        convenience and ease of administration compared to alternative treatments;

•        the clinical indications for which the product candidate is approved by the FDA, the EMA or other regulatory agencies;

•        public attitudes regarding genetic medicine generally and genome engineering technologies specifically;

•        the willingness of the target patient population to try novel biologics and of physicians to prescribe these treatments, as well as their willingness to accept an intervention that involves the alteration of the patient’s gene;

•        product labeling or product insert requirements of the FDA, the EMA or other regulatory authorities, including any limitations or warnings contained in a product’s approved labeling;

•        relative convenience and ease of administration;

•        the strength of marketing and distribution support;

•        availability of third-party coverage and sufficiency of reimbursement; and

•        the prevalence and severity of any side effects.

Even if a product candidate is approved, such product may not achieve an adequate level of acceptance, Jasper may not generate significant product revenues, and Jasper may not become profitable.

If Jasper is unable to establish effective marketing and sales capabilities or enter into agreements with third parties to market and sell its product candidates, if approved, Jasper may not be able to effectively market and sell its product candidates, if approved, or generate product revenues.

Jasper has limited marketing capabilities and limited experience in the sale, marketing or distribution of pharmaceutical products. In addition, Jasper does not have a large sales, promotion and marketing budget. As a result of Jasper’s limited marketing capabilities, to achieve commercial success for any approved product for which Jasper retain sales and marketing responsibilities, it must either develop a sales and marketing organization or outsource these functions to third parties. In the future, Jasper may choose to build a focused sales, marketing and commercial support infrastructure to sell, or participate in sales activities with its collaborators for, some of Jasper’s product candidates if and when they are approved.

Factors that may inhibit Jasper’s efforts to commercialize its product candidates on its own include:

•        Jasper’s inability to recruit and retain adequate numbers of effective sales, marketing, reimbursement, customer service, medical affairs and other support personnel;

•        the inability of sales personnel to obtain access to physicians or educate adequate numbers of physicians on the benefits of prescribing any future products;

•        the inability of reimbursement professionals to negotiate arrangements for formulary access, reimbursement and other acceptance by payors;

•        restricted or closed distribution channels that make it difficult to distribute Jasper’s product candidates to segments of the patient population;

•        the lack of complementary products to be offered by sales personnel, which may put Jasper at a competitive disadvantage relative to companies with more extensive product lines; and

•        unforeseen costs and expenses associated with creating an independent commercialization organization.

Jasper may not be successful in entering into arrangements with third parties to commercialize its product candidates or may be unable to do so on terms that are favorable to it. Jasper may have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market its products effectively. If Jasper does not establish commercialization capabilities successfully, either on its own or in collaboration with third parties, it will not be successful in commercializing its product candidates.

Jasper faces significant competition in an environment of rapid technological change, and there is a possibility that its competitors may achieve regulatory approval before Jasper or develop therapies that are safer or more advanced or effective than Jasper’s, which may harm Jasper’s financial condition and its ability to successfully market or commercialize its product candidates.

The development and commercialization of new drug and biologic products is highly competitive. Moreover, the genome engineering and oncology fields are characterized by rapidly changing technologies, significant competition and a strong emphasis on intellectual property. Jasper will face competition with respect to JSP191 and any other product candidates that it develops or commercializes in the future from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. Potential competitors also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization.

There are a number of large pharmaceutical and biotechnology companies that currently market and sell products or are pursuing the development of products for the treatment of the disease indications for which Jasper has product candidates and research programs. Some of these competitive products and therapies are based on scientific approaches that are the same as or similar to Jasper’s approach, and others are based on entirely different approaches. Any product candidates that Jasper successfully develops and commercializes will compete with existing therapies and new therapies that may become available in the future that are approved to treat the same diseases for which Jasper may obtain approval for its product candidates. This may include other types of therapies, such as small molecule, antibody and/or protein therapies.

Many of Jasper’s current or potential competitors, either alone or with their collaboration partners, may have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than Jasper does. Mergers and acquisitions in the pharmaceutical, biotechnology and gene therapy industries may result in even more resources being concentrated among a smaller number of Jasper’s competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with Jasper in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, Jasper’s programs. Jasper’s commercial opportunity could be reduced or eliminated if its competitors develop and commercialize product candidates that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than Jasper’s product candidates or that would render Jasper’s product candidates obsolete or non-competitive. Jasper’s competitors also may obtain FDA or other regulatory approval for their product candidates more rapidly than it may obtain approval for Jasper’s, which could result in its competitors establishing a strong market position before Jasper is able to enter the market. Additionally, technologies developed by Jasper’s competitors may render Jasper’s product candidates uneconomical or obsolete, and Jasper may not be successful in marketing any product candidates against competitors.

Competitors of JSP-191 for Jasper’s conditioning program for CD-117, a receptor for stem cell factor (“SCF”) that is expressed on the surface of hematopoietic stem and progenitor cells, include the following:

•        Magenta Therapeutics, Inc., which is developing an Amanitin Anti-CD117 antibody drug conjugate and is in preclinical development;

•        Gilead Sciences, Inc., which is developing an antibody to CD117 that is not conjugated to any toxin and is used in combination with an antibody to CD47 and has started initial Phase I clinical studies;

•        Actinium Pharmaceuticals, Inc., which is developing an antibody to CD45 that is linked to radioisotope iodine-131 and is in Phase III clinical studies;

•        Molecular Templates Inc., which is developing an antibody to CD45 that is conjugated to engineered Shiga-toxin and is in preclinical development; and

•        Celldex Therapeutics, Inc., which is developing an antibody to inhibit tyrosine kinase KIT found in mast cells and is in Phase I/ II clinical studies in indications unrelated to conditioning.

Competitors for Jasper’s engineered stem cell therapy program include the following:

•        Gamida Cell Ltd., which is developing an umbilical cord blood (“UCB”)-derived cell product that uses a small molecule to inhibit differentiation and enhance functionality of ex vivo-expanded HSCs;

•        ExCellThera Inc., which is focused on ex vivo expansion of stem cells using a pyrimido-indole derivative small molecule;

•        Angiocrine Bioscience, Inc., which is expanding cord blood and gene-modified HSCs using an endothelial cell feeder layer;

•        Sana Biotechnology, Inc., which is developing hypoimmune cells designed to evade rejection and enable persistence of allogeneic cells;

•        Vor Biopharma, Inc., which is developing treatment-resistant marrow cells that enable CD33 targeted therapy; and

•        Ensoma Inc., which is developing viral vectors for delivery of cell modification payload, in vivo.

Adverse public perception of genetic medicines, and genome engineering in particular, may negatively impact regulatory approval of, and/or demand for, Jasper’s potential products.

Jasper’s eHSCs or other cell-based therapeutics Jasper may develop will be created by altering the human genome. The clinical and commercial success of Jasper’s potential products will depend in part on public understanding and acceptance of the use of genome engineering for the prevention or treatment of human diseases. Public attitudes may be influenced by claims that genome engineering is unsafe, unethical or immoral, and, consequently, Jasper’s current or future product candidates may not gain the acceptance of the public or the medical community. Adverse public attitudes may adversely impact Jasper’s ability to enroll clinical trials. Moreover, Jasper’s success will depend upon physicians prescribing, and their patients being willing to receive, treatments that involve the use of product candidates in lieu of, or in addition to, existing treatments with which they are already familiar and for which greater clinical data may be available.

In addition, genome engineering technology is subject to public debate and heightened regulatory scrutiny due to ethical concerns relating to the application of genome engineering technology to human embryos or the human germline. For example, in the United States, germline alteration for clinical application has been expressly prohibited since enactment of a December 2015 FDA ban on such activity. Prohibitions are also in place in the United Kingdom, across most of Europe, in China and many other countries around the world. In the United States, the National Institutes of Health has announced that the agency would not fund any use of gene engineering technologies in human embryos, noting that there are multiple existing legislative and regulatory prohibitions against such work, including the Dickey-Wicker Amendment, which prohibits the use of appropriated funds for the creation of human embryos for research purposes or for research in which human embryos are destroyed. Adverse events in Jasper’s preclinical studies or clinical trials or those of its competitors or of academic researchers utilizing genome engineering technologies, even if not ultimately attributable to product candidates Jasper may identify and develop, and the accompanying publicity could result in increased governmental regulation, unfavorable public perception, potential regulatory delays in the testing or approval of potential product candidates Jasper may identify and develop, stricter labeling requirements for those product candidates that are approved and a decrease in demand for any such product candidates.

If product liability lawsuits are brought against Jasper, it may incur substantial liabilities and may be required to limit commercialization of its product candidates.

Jasper faces an inherent risk of product liability exposure related to the testing in human clinical trials of its product candidates and will face an even greater risk if Jasper commercially sells any products that it may develop. For example, Jasper may be sued if its product candidates cause, or are perceived to cause, injury or are found to be otherwise unsuitable during clinical trials, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability or a breach of warranties. Claims could also be asserted under state consumer protection acts. If Jasper cannot successfully defend itself against claims that its product candidates or products caused injuries, Jasper could incur substantial liabilities or be required to limit commercialization of its product candidates. Even successful defense would require significant financial and management resources. Regardless of merit or eventual outcome, liability claims may result in:

•        the inability to commercialize any products that Jasper may develop;

•        decreased demand for Jasper’s product candidates or products that it may develop;

•        injury to Jasper’s reputation and significant negative media attention;

•        withdrawal of clinical trial participants;

•        significant time and costs to defend the related litigation;

•        substantial monetary awards to trial participants or patients; and

•        loss of revenue.

Although Jasper maintains product liability insurance coverage, it may not be adequate to cover all liabilities that it may incur. Jasper anticipates that it will need to increase its insurance coverage as Jasper continues clinical trials and if Jasper successfully commercializes any product. Insurance coverage is increasingly expensive. Jasper may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.

Jasper’s product candidates are complex and difficult to manufacture. Jasper could experience delays in satisfying regulatory authorities or production problems that result in delays in its development or commercialization programs, limit the supply of its product candidates, or otherwise harm its business.

Jasper’s product candidates require processing steps that are more complex than those required for most chemical and other biological pharmaceuticals. Moreover, unlike chemical and other biological pharmaceuticals, the physical and chemical properties of a gene-engineered cell therapies cannot be fully characterized. As a result, assays of the finished product candidate may not be sufficient to ensure that the product candidate will perform in the intended manner. Problems with the manufacturing process, even minor deviations from the normal process, could result in product defects or manufacturing failures that result in lot failures, product recalls, product liability claims, insufficient inventory or potentially delay progression of Jasper’s clinical trials. If Jasper successfully develops product candidates, it may encounter problems achieving adequate quantities and quality of clinical-grade materials that meet FDA, EMA or other comparable applicable foreign standards or specifications with consistent and acceptable production yields and costs. In addition, Jasper’s product candidates will require complicated delivery modalities, such as electroporation, which will introduce additional complexities in the manufacturing process.

eHSCs consist of engineered human cells, and the process of manufacturing such product candidates is complex, concentrated with a limited number of suppliers, highly regulated and subject to numerous risks. Manufacturing such product candidates involves harvesting cells from a donor or from the patient, altering the cells ex vivo using genome engineering technology, cryopreservation, storage and eventually shipment and infusing the cell product into the patient’s body. Jasper’s manufacturing process will be susceptible to product loss or failure, or product variation that may negatively impact patient outcomes, due to logistical issues associated with the collection of starting material from the donor, shipping such material to the manufacturing site, shipping the final product back to the clinical trial recipient, preparing the product for administration, infusing the patient with the product, manufacturing issues or different product characteristics resulting from the differences in donor starting materials, variations between reagent lots, interruptions in the manufacturing process, contamination, equipment or reagent failure, improper installation or operation of equipment, vendor or operator error, inconsistency in cell growth and variability in product characteristics. Jasper’s manufacturing process, like that of a number of other cell therapy companies, is also characterized by limited numbers of suppliers, and in some cases sole source suppliers, with the manufacturing capabilities and know-how to create or source the materials, such as donor marrow cells and electroporation machines, used in Jasper’s cell manufacturing. While Jasper pursues multiple sources for the critical components of its manufacturing process, it may not be successful in securing these additional sources at all or on a timely basis. If microbial, viral or other contaminations are discovered in Jasper’s product candidates or in any of the manufacturing facilities in which products or other materials are made, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination.

In addition, the FDA, the EMA and other regulatory authorities may require Jasper to submit samples of any lot of approved product together with the protocols showing the results of applicable tests at any time. Under some circumstances, the FDA, the EMA or other regulatory authorities may require that Jasper not distribute a lot until the agency authorizes its release. Slight deviations in the manufacturing process, including those affecting quality attributes and stability, may result in unacceptable changes in the product that could result in lot failures or product recalls. Lot failures or product recalls could cause Jasper to delay clinical trials or product launches, which could be costly to Jasper and otherwise harm its business, financial condition, results of operations and prospects.

Some of the raw materials that Jasper anticipates will be required in its manufacturing process are derived from biologic sources. Such raw materials are difficult to procure and may be subject to contamination or recall. A material shortage, contamination, recall or restriction on the use of biologically derived substances in the manufacture of Jasper’s product candidates could adversely impact or disrupt the commercial manufacturing or the production of clinical material, which could materially harm Jasper’s development timelines and its business, financial condition, results of operations and prospects.

If Jasper or any contract research organizations, contract manufacturers or suppliers that it engages fail to comply with environmental, health and safety laws and regulations, Jasper could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of its business.

Jasper and any contract research organizations, contract manufacturers and suppliers it engages are subject to numerous federal, state and local environmental, health and safety laws, regulations and permitting requirements, including those governing laboratory procedures; the generation, handling, use, storage, treatment and disposal of hazardous and regulated materials and wastes; the emission and discharge of hazardous materials into the ground, air and water; and employee health and safety. Jasper’s operations involve the use of hazardous and flammable materials, including chemicals and biological and radioactive materials. Jasper’s operations also produce hazardous waste. Jasper generally contracts with third parties for the disposal of these materials and wastes. Although Jasper believes that its and such third parties’ procedures for handling, storing and disposing of these materials and waste complies with legally prescribed standards, Jasper cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from Jasper’s use of hazardous materials, Jasper could be held liable for any resulting damages, and any liability could exceed its resources. Under certain environmental laws, Jasper could be held responsible for costs relating to any contamination at its current or past facilities and at third-party facilities. Jasper also could incur significant costs associated with civil or criminal fines and penalties.

Compliance with applicable environmental laws and regulations may be expensive, and current or future environmental laws and regulations may impair Jasper’s product development and research efforts. In addition, Jasper cannot entirely eliminate the risk of accidental injury or contamination from these materials or wastes. Although Jasper maintains workers’ compensation insurance to cover it for costs and expenses Jasper may incur due to injuries to its employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. Jasper does not carry specific biological or hazardous waste insurance coverage, and Jasper’s property, casualty and general liability insurance policies specifically exclude coverage for damages and fines arising from biological or hazardous waste exposure or contamination. Accordingly, in the event of contamination or injury, Jasper could be held liable for damages or be penalized with fines in an amount exceeding its resources, and Jasper’s clinical trials or regulatory approvals could be suspended, which could have a material adverse effect on its business, financial condition, results of operations and prospects.

In addition, Jasper may incur substantial costs in order to comply with current or future environmental, health and safety laws, regulations and permitting requirements. For example, Jasper’s products are considered to contain genetically modified organisms or cells, which are regulated in different ways depending upon the country in which preclinical research or clinical trials are conducted. These current or future laws, regulations and permitting requirements may impair Jasper’s research, development or production efforts. Failure to comply with these laws, regulations and permitting requirements also may result in substantial fines, penalties or other sanctions or business disruption, which could have a material adverse effect on Jasper’s business, financial condition, results of operations and prospects.

Any third-party contract research organizations, contract manufacturers and suppliers Jasper engages will also be subject to these and other environmental, health and safety laws and regulations. Liabilities they incur pursuant to these laws and regulations could result in significant costs or an interruption in operations, which could have a material adverse effect on Jasper’s business, financial condition, results of operations and prospects.

Risks Related to Regulatory Review

If clinical trials of Jasper’s product candidates fail to demonstrate safety and efficacy to the satisfaction of regulatory authorities or do not otherwise produce positive results, Jasper may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of such product candidates.

Before obtaining marketing approval from regulatory authorities for the sale of JSP191 and any other product candidates Jasper identifies and develops, Jasper must complete preclinical development and then conduct extensive clinical trials to demonstrate the safety and efficacy of such product candidates in humans. Clinical testing is expensive, difficult to design and implement, can take many years to complete and is uncertain as to outcome. A failure of one or more clinical trials can occur at any stage of testing. The outcome of preclinical testing and early clinical trials may not be predictive of the success of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses. Many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their product candidates.

•        Jasper and its collaborators, if any, may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent Jasper’s ability to receive marketing approval or commercialize any product candidates, including:

•        delays in reaching a consensus with regulators on trial design;

•        regulators, IRBs, independent ethics committees or scientific review boards may not authorize Jasper or its investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

•        delays in reaching or failing to reach agreement on acceptable clinical trial contracts or clinical trial protocols with prospective CROs, and clinical trial sites;

•        clinical trials of product candidates may produce negative or inconclusive results, and Jasper may decide, or regulators may require it, to conduct additional clinical trials or abandon product development or research programs;

•        difficulty in designing well-controlled clinical trials due to ethical considerations which may render it inappropriate to conduct a trial with a control arm that can be effectively compared to a treatment arm;

•        difficulty in designing clinical trials and selecting endpoints for diseases that have not been well-studied and for which the natural history and course of the disease is poorly understood;

•        the number of patients required for clinical trials of JSP191 and any other product candidates Jasper may develop may be larger than it anticipates; enrollment of suitable participants in these clinical trials, which may be particularly challenging for some of the rare genetically defined diseases Jasper is targeting in its most advanced programs, may be delayed or slower than it anticipates; or patients may drop out of these clinical trials at a higher rate than Jasper anticipates;

•        Jasper’s third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to Jasper in a timely manner, or at all;

•        regulators, IRBs or independent ethics committees may require that Jasper or its investigators suspend or terminate clinical research or clinical trials for various reasons, including noncompliance with regulatory requirements, a finding of undesirable side effects or other unexpected characteristics, or that the participants are being exposed to unacceptable health risks or after an inspection of Jasper’s clinical trial operations or trial sites;

•        the cost of clinical trials may be greater than Jasper anticipates;

•        the supply or quality of product candidates or other materials necessary to conduct clinical trials may be insufficient or inadequate, including as a result of delays in the testing, validation, manufacturing and delivery of product candidates to the clinical sites by Jasper or by third parties with whom Jasper has contracted to perform certain of those functions;

•        delays in having patients complete participation in a trial or return for post-treatment follow-up;

•        clinical trial sites dropping out of a trial;

•        selection of clinical endpoints that require prolonged periods of clinical observation or analysis of the resulting data;

•        occurrence of serious adverse events associated with product candidates that are viewed to outweigh their potential benefits;

•        occurrence of serious adverse events in trials of the same class of agents conducted by other sponsors; and

•        changes in regulatory requirements and guidance that require amending or submitting new clinical protocols.

If Jasper or its collaborators, if any, are required to conduct additional clinical trials or other testing of product candidates beyond those that Jasper currently contemplates, if Jasper or its collaborators are unable to successfully complete clinical trials or other testing of product candidates, or if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, Jasper or its collaborators may:

•        be delayed in obtaining marketing approval for any such product candidates or not obtain marketing approval at all;

•        obtain approval for indications or patient populations that are not as broad as intended or desired;

•        obtain approval with labeling that includes significant use or distribution restrictions or safety warnings, including boxed warnings;

•        be subject to changes in the way the product is administered;

•        be required to perform additional clinical trials to support approval or be subject to additional post-marketing testing requirements;

•        have regulatory authorities withdraw or suspend their approval of the product or impose restrictions on its distribution in the form of a Risk Evaluation and Mitigation Strategy (“REMS”) or through modification to an existing REMS;

•        be sued; or

•        experience damage to Jasper’s reputation.

Product development costs will also increase if Jasper or its collaborators experience delays in clinical trials or other testing or in obtaining marketing approvals. Jasper does not know whether any clinical trials will begin as planned, will need to be restructured or will be completed on schedule, or at all. Significant clinical trial delays also could shorten any periods during which Jasper may have the exclusive right to commercialize product candidates, could allow its competitors to bring products to market before Jasper does and could impair Jasper’s ability to successfully commercialize product candidates, any of which may harm Jasper’s business, financial condition, results of operations and prospects.

Further, disruptions at the FDA and other agencies may prolong the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect Jasper’s business. For example, over the last several years, the U.S. government has shut down several times and certain regulatory agencies, including the FDA, have had to furlough critical employees and stop critical activities. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process Jasper’s regulatory submissions, which could have a material adverse effect on its business. The Trump Administration also took several executive actions that could impose significant burdens on, or otherwise materially delay, the FDA’s ability to engage in routine regulatory and oversight activities. Certain of these orders were revoked by President Trump on January 20, 2021, and it remains to be seen how the current administration will address regulatory reform.

Stem cell transplant is a high-risk procedure with curative potential that may result in complications or adverse events for patients in Jasper’s clinical trials or for patients that use any of its product candidates, if approved.

Stem cell transplant has the potential to cure patients across multiple diseases, but its use carries with it risks of toxicity, serious adverse events and death. Because many of Jasper’s therapies are used to prepare or treat patients undergoing stem cell transplant, patients in Jasper’s clinical trials or patients that use any of its product candidates may be subject to many of the risks that are currently inherent to this procedure. In particular, stem cell transplant involves certain known potential post-procedure complications that may manifest several weeks or months after a transplant and which may be more common in certain patient populations. For example, up to 20% of patients with inherited metabolic disorders treated with a transplant experience primary engraftment failure, resulting in severe complications, including death. Another example is autoimmune cytopenia, a known and severe frequent complication of the transplant procedure in patients with non-malignant diseases such as inherited metabolic diseases, that can result in death. There is also a risk of graft-versus-host disease, a potentially serious complication in which the grafted cells attack and damage the patient’s healthy cells, which can be severe and sometimes life-threatening. If these or other serious adverse events, undesirable side effects, or unexpected characteristics are identified during the development of any of Jasper’s product candidates, Jasper may need to limit, delay or abandon its further clinical development of those product candidates, even if such events, effects or characteristics were the result of stem cell transplant or related procedures generally, and not directly or specifically caused or exacerbated by Jasper’s product candidates. All serious adverse events or unexpected side effects are continually monitored per the clinical trial’s approved protocol. If serious adverse events are determined to be directly or specifically caused or exacerbated by Jasper’s product candidates, Jasper would follow the trial protocol’s requirements, which call for its data safety monitoring committee to review all available clinical data in making a recommendation regarding the trial’s continuation.

Failure to obtain marketing approval in foreign jurisdictions would prevent any product candidates Jasper develops from being marketed in such jurisdictions, which, in turn, would materially impair Jasper’s ability to generate revenue.

In order to market and sell any product candidates Jasper develops in the European Union and many other foreign jurisdictions, Jasper or its collaborators must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ substantially from that required to obtain FDA approval. The regulatory approval process outside the United States generally includes all of the risks associated with obtaining FDA approval. In addition, in many countries outside the United States, it is required that the product be approved for reimbursement before the product can be approved for sale in that country. Jasper or its collaborators may not obtain approvals from regulatory authorities outside the United States on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one regulatory authority outside the United States does not ensure approval by regulatory authorities in other countries or jurisdictions or by the FDA. Jasper may not be able to file for marketing approvals and may not receive necessary approvals to commercialize its product candidates in any jurisdiction, which would materially impair its ability to generate revenue.

Additionally, Jasper could face heightened risks with respect to seeking marketing approval in the United Kingdom as a result of the recent withdrawal of the United Kingdom from the European Union on December 31, 2020, commonly referred to as Brexit. Pursuant to the formal withdrawal arrangements agreed between the United Kingdom and the European Union, the United Kingdom withdrew from the European Union, effective December 31, 2020. On December 24, 2020, the United Kingdom and European Union entered into a Trade and Cooperation Agreement. The agreement sets out certain procedures for approval and recognition of medical products in each jurisdiction.

Since the regulatory framework for pharmaceutical products in the United Kingdom covering the quality, safety, and efficacy of pharmaceutical products, clinical trials, marketing authorization, commercial sales, and distribution of pharmaceutical products is derived from European Union directives and regulations, Brexit could materially impact the future regulatory regime that applies to products and the approval of product candidates in the United Kingdom. Any delay in obtaining, or an inability to obtain, any marketing approvals, as a result of Brexit or otherwise, would prevent Jasper from commercializing any product candidates in the United Kingdom and/or the European Union and restrict its ability to generate revenue and achieve and sustain profitability. If any of these outcomes occur, Jasper may be forced to restrict or delay efforts to seek regulatory approval in the United Kingdom and/or the European Union for any product candidates, which could significantly and materially harm its business.

Even if Jasper completes the necessary clinical trials, it cannot predict when, or if, it will obtain regulatory approval to commercialize its product candidates in the United States or any other jurisdiction, and any such approval may be for a more narrow indication than Jasper seeks.

Jasper cannot commercialize a product candidate until the appropriate regulatory authorities have reviewed and approved the product candidate. Even if Jasper’s product candidates meet their safety and efficacy endpoints in clinical trials, the regulatory authorities may not complete their review processes in a timely manner, or Jasper may not be able to obtain regulatory approval. Additional delays may result if an FDA Advisory Committee or other regulatory authority recommends non-approval or restrictions on approval. In addition, Jasper may experience delays or rejections based upon additional government regulation from future legislation or administrative action, or changes in regulatory authority policy during the period of product development, clinical trials and the review process.

Regulatory authorities also may approve a product candidate for more limited indications than requested or they may impose significant limitations in the form of narrow indications, warnings or a REMS. These regulatory authorities may require labeling that includes precautions or contra-indications with respect to conditions of use, or they may grant approval subject to the performance of costly post-marketing clinical trials. In addition, regulatory authorities may not approve the labeling claims that are necessary or desirable for the successful commercialization of Jasper’s product candidates. Any of the foregoing scenarios could materially harm the commercial prospects for Jasper’s product candidates and materially adversely affect Jasper’s business, financial condition, results of operations and prospects.

Marketing approval by the FDA in the United States, if obtained, does not ensure approval by regulatory authorities in other countries or jurisdictions. In addition, clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not guarantee regulatory approval in any other country. Approval processes vary among countries and can involve additional product candidate testing and validation and additional administrative review periods. Seeking foreign regulatory approval could result in difficulties and costs for Jasper and require additional preclinical studies or clinical trials which could be costly and time-consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of Jasper’s product candidates it may develop in those countries. The foreign regulatory approval process involves all of the risks associated with FDA approval. Jasper does not have any product candidates approved for sale in any jurisdiction, including international markets, and Jasper does not have experience in obtaining regulatory approval in international markets. If Jasper fails to comply with regulatory requirements in international markets or to obtain and maintain required approvals, or if regulatory approvals in international markets are delayed, Jasper’s target market will be reduced and its ability to realize the full market potential of its product candidates will be unrealized.

Even if Jasper obtains regulatory approval of any of its product candidates, the approved products may be subject to post-approval studies and will remain subject to ongoing regulatory requirements. If Jasper fails to comply, or if concerns are identified in subsequent studies, Jasper’s approval could be withdrawn, and its product sales could be suspended.

If Jasper is successful at obtaining regulatory approval for JSP191 or any of its other product candidates, regulatory agencies in the U.S. and other countries where a product will be sold may require extensive additional clinical trials or post-approval clinical trials that are expensive and time-consuming to conduct. These studies may be expensive and time-consuming to conduct and may reveal side effects or other harmful effects in patients that use Jasper’s therapeutic products after they are on the market, which may result in the limitation or withdrawal of Jasper’s drugs from the market. Alternatively, Jasper may not be able to conduct such additional trials, which might force Jasper to abandon its efforts to develop or commercialize certain product candidates. Even if post-approval studies are not requested or required, after Jasper’s products are approved and on the market, there might be safety issues that emerge over time that require a change in product labeling, additional post-market studies or clinical trials, imposition of distribution and use restrictions under a REMS or withdrawal of the product from the market, which would cause Jasper’s revenue to decline.

Additionally, any products that Jasper may successfully develop will be subject to ongoing regulatory requirements after they are approved. These requirements will govern the manufacturing, packaging, marketing, distribution, and use of Jasper’s products. If Jasper fails to comply with such regulatory requirements, approval for its products may be withdrawn, and product sales may be suspended. Jasper may not be able to regain compliance, or Jasper may only be able to regain compliance after a lengthy delay, significant expense, lost revenues and damage to its reputation.

The regulatory landscape that will govern Jasper’s product candidates is uncertain; regulations relating to more established cellular therapy products are still developing, and changes in regulatory requirements could result in delays or discontinuation of development of its product candidates or unexpected costs in obtaining regulatory approval. The FDA and other governing bodies may disagree with Jasper’s regulatory plan and it may fail to obtain regulatory approval of its product candidates.

Because Jasper’s product candidates and technology platform involve genetic and cellular engineering, Jasper is subject to many of the challenges and risks that other genetically engineered biologics and cellular therapies face, including:

•        regulatory requirements or guidance regarding the requirements governing genetic and cellular engineering products have changed and may continue to change in the future;

•        to date, only a limited number of products that involve genetic or cellular engineering have been approved globally;

•        improper modulation of a gene sequence, including unintended alterations or insertion of a sequence into certain locations in a patient’s chromosomes, could lead to cancer, other aberrantly functioning cells or other diseases, as well as death;

•        corrective expression of a missing protein, or deletion of an existing protein, in patients’ cells could result in the protein or cell being recognized as foreign, and lead to a sustained immunological reaction against the expressed protein or expressing cells, which could be severe or life-threatening;

•        regulatory agencies may require extended follow-up observation periods of patients who receive treatment using genetic or cellular engineering products including, for example, the FDA’s recommended 15-year follow-up observation period for these patients, and Jasper will need to adopt such observation periods for its product candidates if required by the relevant regulatory agency, which could vary by country or region; and

•        the fields of genetic and cellular engineering are subject to a number of intellectual property disputes.

The regulatory requirements that will govern any eHSCs or other novel genetically engineered product candidates Jasper develops may change. Within the broader genetic medicine field, Jasper is aware of a limited number of gene therapy products that have received marketing authorization from the FDA and the EMA. Even with respect to more established products that fit into the categories of gene therapies or cell therapies, the regulatory landscape is still developing. Regulatory requirements governing gene therapy products and cell therapy products have changed frequently and will likely continue to change in the future. Moreover, there is substantial, and sometimes uncoordinated, overlap in those responsible for regulation of existing gene therapy products and cell therapy products. For example, in the United States, the FDA has established the Office of Tissues and Advanced Therapies (“OTAT”) within its Center for Biologics Evaluation and Research (“CBER”) to consolidate the review of gene therapy and related products, and the Cellular, Tissue and Gene Therapies Advisory Committee to advise CBER on its review. In addition to FDA oversight and oversight by IRBs under guidelines promulgated by the National Institutes of Health (“NIH”), gene therapy clinical trials are also subject to review and oversight by an institutional biosafety committee (“IBC”), a local institutional committee that reviews and oversees research utilizing recombinant or synthetic nucleic acid molecules at that institution. Before a clinical study can begin at any institution, that institution’s IRB and its IBC assesses the safety of the research and identifies any potential risk to public health or the environment. While the NIH guidelines are not mandatory unless the research in question is being conducted at or sponsored by institutions receiving NIH funding of recombinant or synthetic nucleic acid molecule research, many companies and other institutions not otherwise subject to the NIH guidelines voluntarily follow them. Moreover, serious adverse events or developments in clinical trials of gene or cellular therapy product candidates conducted by others may cause the FDA or other regulatory bodies to initiate a clinical hold on Jasper’s clinical trials or otherwise change the requirements for approval of any of Jasper’s product candidates. Although the FDA decides whether individual gene or cellular therapy protocols may proceed, the review process and determinations of other reviewing bodies can impede or delay the initiation of a clinical trial, even if the FDA has reviewed the trial and approved its initiation.

The same applies in the European Union. The EMA’s Committee for Advanced Therapies (“CAT”) is responsible for assessing the quality, safety and efficacy of advanced-therapy medicinal products. The role of the CAT is to prepare a draft opinion on an application for marketing authorization for a cell or gene therapy or other novel therapeutic medicinal candidate that is submitted to the Committee for Medicinal Products for Human Use (“CHMP”) before CHMP adopts its final opinion. In the European Union, the development and evaluation of an advanced therapeutic medicinal product must be considered in the context of the relevant European Union guidelines. The EMA may issue new guidelines concerning the development and marketing authorization for these medicinal products and require that Jasper complies with these new guidelines. As a result, the procedures and standards applied to gene and cell therapy products may be applied to Jasper’s eHSCs, but that remains uncertain at this point.

Adverse developments in post-marketing experience or in clinical trials conducted by others of gene therapy products, cell therapy products or products developed through the application of a genome engineering technology may cause the FDA, the EMA and other regulatory bodies to revise the requirements for development or approval of Jasper’s eHSCs may develop or limit the use of products utilizing genome engineering technologies, either of which could materially harm Jasper’s business. In addition, the clinical trial requirements of the FDA, the EMA and other regulatory authorities and the criteria these regulators use to determine the safety and efficacy of a product candidate vary substantially according to the type, complexity, novelty and intended use and market of the potential products. The regulatory approval process for novel product candidates, such as Jasper’s eHSCs, can be more expensive and take longer than for other, better known or more extensively studied pharmaceutical or other product candidates. Regulatory agencies administering existing or future regulations or legislation may not allow production and marketing of products utilizing genome engineering technology in a timely manner or under technically or commercially feasible conditions. In addition, regulatory action or private litigation could result in expenses, delays or other impediments to Jasper’s product candidate development, research programs or the commercialization of resulting products.

The regulatory review committees and advisory groups described above and the new guidelines they promulgate may lengthen the regulatory review process, require Jasper to perform additional studies or trials, increase its development costs, lead to changes in regulatory positions and interpretations, delay or prevent approval and commercialization of these treatment candidates, or lead to significant post-approval limitations or restrictions. Currently, OTAT requires a 15-year follow-up for each patient who receives a genetically engineered cell or gene therapy. This applies to all patients treated in trials during clinical development prior to approval. Following approval, such prolonged follow-up could continue to be required. As Jasper advances its product candidates and research programs, Jasper will be required to consult with these regulatory and advisory groups and to comply with applicable guidelines. If Jasper fails to do so, it may be required to delay or discontinue development of Jasper’s eHSCs and any other product candidates Jasper identifies and develops.

Interim “top-line” and preliminary results from Jasper’s clinical trials that it may announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, Jasper may publish interim top-line or preliminary results from its preclinical studies and clinical trials, which are based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. In particular, Jasper has announced, and may in the future announce, interim results from its ongoing, open label Phase 1/2 and Phase 1 clinical trials of JSP191. Interim results from clinical trials that Jasper may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Preliminary or top-line results also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data Jasper previously published. As a result, interim and preliminary data should be viewed with caution until the final data are available. Differences between preliminary or interim data and final data could significantly harm Jasper’s business prospects and may cause the trading price of Jasper’s common stock to fluctuate significantly.

Further, others, including regulatory agencies, may not accept or agree with Jasper’s assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and Jasper in general. In addition, the information Jasper chooses to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and investors or others may not agree with what Jasper determines is material or otherwise appropriate information to include in its disclosure, and any information Jasper determines not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular product, product candidate or Jasper’s business. If the interim, topline or preliminary data that Jasper reports differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, Jasper’s ability to obtain approval for, and commercialize, its product candidates may be harmed, which could harm Jasper’s business, operating results, prospects or financial condition.

Negative public opinion of gene therapy and increased regulatory scrutiny of gene therapy and genetic research may adversely impact public perception of Jasper’s future product candidates.

Jasper’s potential therapeutic products involve introducing genetic material into patients’ cells. The clinical and commercial success of Jasper’s potential products will depend in part on public acceptance of the use of gene therapy and gene regulation for the prevention or treatment of human diseases. Public attitudes may be influenced by claims that gene therapy and gene regulation are unsafe, unethical or immoral, and, consequently, Jasper’s products may not gain the acceptance of the public or the medical community. Adverse public attitudes may adversely impact Jasper’s ability to enroll clinical trials. Moreover, Jasper’s success will depend upon physicians prescribing, and their patients being willing to receive, treatments that involve the use of product candidates Jasper may develop in lieu of, or in addition to, existing treatments with which they are already familiar and for which greater clinical data may be available.

More restrictive government regulations or negative public opinion would have a negative effect on Jasper’s business or financial condition and may delay or impair the development and commercialization of its product candidates or demand for any products once approved. For example, in 2003, trials using early versions of murine gamma-retroviral vectors, which integrate with, and thereby alter, the host cell’s DNA, have led to several well-publicized adverse events, including reported cases of leukemia. Adverse events in Jasper’s clinical trials, even if not ultimately attributable to its product candidates, and the resulting publicity could result in increased governmental regulation, unfavorable public perception, potential regulatory delays in the testing or approval of Jasper’s product candidates, stricter labeling requirements for those product candidates that are approved, and a decrease in demand for any such product candidates. The risk of cancer remains a concern for gene therapy and Jasper cannot assure that it will not occur in any of its planned or future clinical trials. In addition, there is the potential risk of delayed adverse events following exposure to gene therapy products due to persistent biological activity of the genetic material or other components of products used to carry the genetic material. If any such adverse events occur, commercialization of Jasper’s product candidates or further advancement of its clinical trials could be halted or delayed, which would have a negative impact on its business and operations.

Jasper may seek Fast Track designation for some or all of its product candidates. Jasper may not receive such designation, and even for those product candidates for which it does, it may not lead to a faster development or regulatory review or approval process, and will not increase the likelihood that product candidates will receive marketing approval.

Jasper may seek Fast Track designation and review for some or all of its other product candidates. If a drug or biologic is intended for the treatment of a serious or life-threatening condition or disease, and nonclinical or clinical data demonstrate the potential to address an unmet medical need, the product may qualify for FDA Fast Track designation, for which sponsors must apply. If granted, Fast Track designation makes a product eligible for more frequent interactions with the FDA to discuss the development plan and clinical trial design, as well as rolling review of the application, which means that the company can submit completed sections of its marketing application for review prior to completion of the entire submission. Marketing applications of product candidates with Fast Track designation may qualify for priority review under the policies and procedures offered by the FDA, but Fast Track designation does not assure any such qualification or ultimate marketing approval by the FDA. The FDA has broad discretion whether or not to grant this designation. Thus, even if Jasper believes a particular product candidate is eligible for this designation, the FDA may decide not to grant it. Moreover, even if Jasper does receive Fast

Track designation, Jasper or its collaborators may not experience a faster development process, review or approval compared to conventional FDA procedures. In addition, the FDA may withdraw Fast Track designation if it believes that the designation is no longer supported by data from Jasper’s clinical development program.

Jasper may seek priority review designation for its product candidates, but Jasper might not receive such designation, and even if it does, such designation may not lead to a faster development or regulatory review or approval process.

If the FDA determines that a product candidate offers a treatment for a serious condition and, if approved, the product would provide a significant improvement in safety or effectiveness, the FDA may designate the product candidate for priority review. A priority review designation means that the goal for the FDA to review an application is six months, rather than the standard review period of ten months. The FDA has broad discretion with respect to whether or not to grant priority review status to a product candidate, so even if Jasper believes a particular product candidate is eligible for such designation or status, the FDA may decide not to grant it. Moreover, a priority review designation does not necessarily mean a faster development or regulatory review or approval process or necessarily confer any advantage with respect to approval compared to conventional FDA procedures. Receiving priority review from the FDA does not guarantee approval within the six-month review cycle or at all.

A Breakthrough Therapy Designation by the FDA, even if granted for any of Jasper’s product candidates, may not lead to a faster development or regulatory review or approval process and it does not increase the likelihood that Jasper’s product candidates will receive marketing approval.

Jasper may seek a Breakthrough Therapy Designation for its product candidates if the clinical data support such a designation for one or more product candidates. A breakthrough therapy is defined as a drug or biologic that is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the drug, or biologic, may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For product candidates that have been designated as breakthrough therapies, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. Drugs and biologics designated as breakthrough therapies by the FDA may also be eligible for accelerated approval.

Designation as a breakthrough therapy is within the discretion of the FDA. Accordingly, even if Jasper believes one of its product candidates meets the criteria for designation as a breakthrough therapy, the FDA may disagree and determine not to make such designation. In any event, the receipt of a Breakthrough Therapy Designation for a product candidate may not result in a faster development process, review or approval compared to drugs considered for approval under non-expedited FDA review procedures and does not assure ultimate approval by the FDA. In addition, even if one or more of Jasper’s product candidates qualify as breakthrough therapies, the FDA may later decide that the product no longer meets the conditions for qualification.

The regenerative medicine advanced therapy (“RMAT”) designation by the FDA for any of Jasper’s product candidates may not lead to a faster development or regulatory review or approval process and it does not increase the likelihood that its product candidates will receive marketing approval.

Jasper may seek an RMAT designation for its product candidates if the clinical data support such a designation for one or more product candidates. An RMAT is defined as cell and gene therapies, therapeutic tissue engineering products, human cell and tissue products, and combination products using any such therapies or products. Gene therapies, including genetically modified cells that lead to a durable modification of cells or tissues may meet the definition of a regenerative medicine therapy. The RMAT program is intended to facilitate efficient development and expedite review of RMATs, which are intended to treat, modify, reverse, or cure a serious or life-threatening disease or condition and for which preliminary clinical evidence indicates that the drug has the potential to address unmet medical needs for such disease or condition. A biologics license application for a regenerative medicine therapy that has received RMAT designation may be eligible for priority review or accelerated approval. An RMAT may be eligible for priority review if it treats a serious condition, and, if approved would provide a significant improvement in the safety or effectiveness of the treatment of the condition. An RMAT may be eligible for accelerated approval through surrogate or intermediate endpoints reasonably likely to predict long-term clinical benefit or reliance upon data obtained from a meaningful number of sites. Benefits of such designation also include early interactions with the FDA to discuss any potential surrogate or intermediate endpoint to be used to support accelerated approval. A regenerative medicine therapy with RMAT designation that is granted accelerated approval and is subject to post-approval requirements may fulfill such requirements through the submission of clinical evidence from clinical trials, patient registries, or other sources of real world evidence, such as electronic health records; the collection of larger confirmatory data sets; or post-approval monitoring of all patients treated with such therapy prior to its approval.

Designation as an RMAT is within the discretion of the FDA. Accordingly, even if Jasper believes one of its product candidates meets the criteria for designation as a RMAT, the FDA may disagree and instead determine not to make such designation. In any event, the receipt of RMAT designation for Jasper’s product candidates may not result in a faster development process, review or approval compared to drugs considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA. In addition, even if one or more of Jasper’s product candidates qualify for RMAT designation, the FDA may later decide that the biological products no longer meet the conditions for qualification.

Jasper may not be able to obtain orphan drug exclusivity for one or more of its product candidates, and even if it does, that exclusivity may not prevent the FDA or EMA from approving other competing products.

Under the Orphan Drug Act of 1983, the FDA may designate a product as an orphan drug if it is a drug or biologic intended to treat a rare disease or condition. A similar regulatory scheme governs approval of orphan products by the EMA in the European Union. Generally, if a product candidate with an orphan drug designation subsequently receives the first marketing approval for the indication for which it has such designation, the product is entitled to a period of marketing exclusivity, which precludes the FDA or EMA from approving another marketing application for the same product for the same therapeutic indication for that time period. The applicable period is seven years in the United States and ten years in the European Union. The exclusivity period in the European Union can be reduced to six years if a product no longer meets the criteria for orphan drug designation, in particular if the product is sufficiently profitable so that market exclusivity is no longer justified.

In order for the FDA to grant orphan drug exclusivity to one of Jasper’s products, the FDA must find that the product is indicated for the treatment of a condition or disease with a patient population of fewer than 200,000 individuals annually in the United States. The FDA may conclude that the condition or disease for which Jasper may seek orphan drug exclusivity does not meet this standard. Even if Jasper obtains orphan drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different products can be approved for the same condition. In particular, the concept of what constitutes the “same drug” for purposes of orphan drug exclusivity remains in flux in the context of gene therapies, and the FDA issued recent draft guidance suggesting that it would not consider two genetic medicine products to be different drugs solely based on minor differences in the transgenes or vectors within a given vector class. In addition, even after an orphan drug is approved, the FDA can subsequently approve the same product for the same condition if the FDA concludes that the later product is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care. Orphan drug exclusivity may also be lost if the FDA or EMA determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the product to meet the needs of the patients with the rare disease or condition.

In 2017, Congress passed the FDA Reauthorization Act of 2017 (the “FDARA”). FDARA, among other things, codified the FDA’s pre-existing regulatory interpretation, to require that a drug sponsor demonstrate the clinical superiority of an orphan drug that is otherwise the same as a previously approved drug for the same rare disease in order to receive orphan drug exclusivity. Under omnibus legislation signed by President Trump on December 27, 2020, the requirement for a product to show clinical superiority applies to any drug and biologic that received orphan drug designation before enactment of FDARA in 2017 but has not yet been approved or licensed by the FDA. Jasper does not know if, when, or how the FDA may change the orphan drug regulations and policies in the future, and it is uncertain how any changes might affect Jasper’s business. Depending on what changes the FDA may make to its orphan drug regulations and policies, Jasper’s business could be adversely impacted.

Disruptions at the FDA and other government agencies caused by funding shortages or global health concerns could hinder their ability to hire, retain or deploy key leadership and other personnel, or otherwise prevent new or modified products from being developed, approved or commercialized in a timely manner or at all, which could negatively impact Jasper’s business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory, and policy changes, the FDA’s ability to hire and retain key personnel and accept the payment of user fees, and other events that may otherwise affect the FDA’s ability to perform routine functions. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. Disruptions at the FDA and other agencies may also slow the time necessary for new biologics or modifications to cleared or approved biologics to be reviewed and/or approved by necessary government agencies, which would adversely affect Jasper’s business. For example, over the last several years, including for 35 days beginning on December 22, 2018, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop critical activities. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process Jasper’s regulatory submissions, which could have a material adverse effect on Jasper’s business.

Separately, in response to the COVID-19 pandemic, on March 10, 2020, the FDA announced its intention to postpone most inspections of foreign manufacturing facilities, and on March 18, 2020, the FDA temporarily postponed routine surveillance inspections of domestic manufacturing facilities. Subsequently, on July 10, 2020, the FDA announced its intention to resume certain on-site inspections of domestic manufacturing facilities subject to a risk-based prioritization system. Regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or other regulatory authorities to timely review and process Jasper’s regulatory submissions, which could have a material adverse effect on Jasper’s business.

Risks Related to Jasper’s Relationships with Third Parties

Jasper relies on third parties to conduct its preclinical and clinical trials and will rely on them to perform other tasks for it. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or comply with regulatory requirements, Jasper may not be able to obtain regulatory approval for or commercialize its product candidates and its business could be substantially harmed.

Although Jasper has recruited a team that has experience with clinical trials, as a company Jasper has limited experience in conducting clinical trials. Moreover, Jasper does not have the ability to independently conduct preclinical studies and clinical trials, and Jasper has relied upon, and plans to continue to rely upon medical institutions, clinical investigators, contract laboratories and other third parties, or Jasper’s CROs, to conduct preclinical studies and future clinical trials for its product candidates. Jasper expects to rely heavily on these parties for execution of preclinical and future clinical trials for its product candidates and control only certain aspects of their activities. Nevertheless, Jasper will be responsible for ensuring that each of its preclinical and clinical trials is conducted in accordance with the applicable protocol, legal and regulatory requirements and scientific standards and Jasper’s reliance on CROs will not relieve it of its regulatory responsibilities. For any violations of laws and regulations during the conduct of Jasper’s preclinical studies and clinical trials, Jasper could be subject to warning letters or enforcement action that may include civil penalties up to and including criminal prosecution.

Jasper and its CROs will be required to comply with regulations, including cGCPs for conducting, monitoring, recording and reporting the results of preclinical and clinical trials to ensure that the data and results are scientifically credible and accurate and that the trial patients are adequately informed of the potential risks of participating in clinical trials and their rights are protected. These regulations are enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area and comparable foreign regulatory authorities for any drugs in clinical development. The FDA enforces cGCP regulations through periodic inspections of clinical trial sponsors, principal investigators and trial sites. If Jasper or its CROs fail to comply with applicable cGCPs, the clinical data generated in its clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require Jasper to perform additional clinical trials before approving its marketing applications. Jasper cannot assure you that, upon inspection, the FDA will determine that any of Jasper’s future clinical trials will comply with cGCPs. In addition, Jasper’s clinical trials must be conducted with product candidates produced in accordance with the requirements in the FDA’s current cGMPs requirements. Jasper’s failure or the failure of its CROs to comply with these regulations may require Jasper to repeat clinical trials, which would delay the regulatory approval process and could also subject Jasper to enforcement action.

Although Jasper intends to design its planned clinical trials for its product candidates, for the foreseeable future CROs will conduct all of Jasper’s planned clinical trials. As a result, many important aspects of Jasper’s development programs, including their conduct and timing, will be outside of its direct control. Jasper’s reliance on third parties to conduct future preclinical studies and clinical trials will also result in less day-to-day control over the management of data developed through preclinical studies and clinical trials than would be the case if Jasper was relying entirely upon its own staff.

If any of Jasper’s relationships with these third-party CROs terminate, Jasper may not be able to enter into arrangements with alternative CROs. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to Jasper’s clinical protocols, regulatory requirements or for other reasons, any preclinical studies or clinical trials with which such CROs are associated with may be extended, delayed or terminated. In such cases, Jasper may not be able to obtain regulatory approval for or successfully commercialize its product candidates. As a result, Jasper’s financial results and the commercial prospects for its product candidates in the subject indication could be harmed, Jasper’s costs could increase and its ability to generate revenue could be delayed.

Jasper currently relies on a single manufacturer for its clinical supply of its product candidates. In the event of a loss of this manufacturer, or a failure by such manufacturer to comply with FDA regulations, Jasper may not be able to find an alternative source on commercially reasonable terms, or at all. In addition, third-party manufacturers and any third-party collaborators may be unable to successfully scale-up manufacturing of Jasper’s current or future product candidates in sufficient quality and quantity, which would delay or prevent Jasper from developing its product candidates and commercializing approved products, if any.

Jasper does not have any manufacturing facilities at the present time. Jasper currently relies on third-party manufacturers, including Lonza Sales AG (“Lonza”) as a single source supplier, for the manufacture and supply of its materials for preclinical studies, and expects to continue to do so for future clinical testing and for commercial supply of JSP191 and any other product candidates that Jasper may develop and for which Jasper or its collaborators obtain marketing approval. Jasper’s agreement with Lonza includes certain limitations on its ability to enter into supply arrangements with any other supplier without Lonza’s consent. In addition, Lonza has the right to increase the prices it charges Jasper for certain supplies depending on a number of factors, some of which are outside of Jasper’s control. Jasper may be unable to maintain or establish any agreements with third-party manufacturers or suppliers or to do so on acceptable terms. Even if Jasper is able to establish agreements with third-party manufacturers or suppliers, reliance on third-party manufacturers entails additional risks, including:

•        the possible breach of the manufacturing or supply agreement by the third party;

•        the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for Jasper; and

•        reliance on the third party for regulatory compliance, quality assurance, safety and pharmacovigilance and related reporting.

In addition, pursuant to Jasper’s Exclusive License Agreement with Amgen Inc., Lonza Biologics, Inc. has been engaged to manufacture JSP 191 for Jasper. The agreement provides that in the event Jasper wishes to change the manufacturer of JSP 191 to a different party, Jasper must obtain Amgen Inc.’s prior consent. As a result, Jasper’s ability to obtain any alternative supplier of JSP 191 may be further limited.

Third-party manufacturers may not be able to comply with cGMP regulations or similar regulatory requirements outside the United States. Jasper’s failure, or the failure of its third-party manufacturers or suppliers, to comply with applicable regulations could result in sanctions being imposed on Jasper, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocations, seizures or recalls of product candidates or products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of Jasper’s products and harm Jasper’s business, financial condition, results of operations and prospects.

Jasper’s product candidates may compete with other product candidates and products for access to manufacturing facilities and other supplies. There are a limited number of manufacturers that operate under cGMP regulations and that might be capable of manufacturing for Jasper. Also, prior to the approval of its product candidates, Jasper would need to identify a contract manufacturer that could produce its products at a commercial scale and that could successfully complete FDA pre-approval inspection and inspections by other health authorities. Agreements with such manufacturers or suppliers may not be available to Jasper at the time it would need to have that capability and capacity.

Any performance failure on the part of Jasper’s existing or future manufacturers or suppliers, or any decision by a manufacturer or supplier to remove its products from the market or restrict access to its products, could delay clinical development or marketing approval. Jasper does not currently have arrangements in place for redundant or guaranteed supply for many of the materials it currently uses in its clinical trials or preclinical studies, and Jasper may have difficulty or be unable to establish alternative sources of these materials.

Jasper may enter into collaborations with third parties for the research, development and commercialization of certain product candidates it may develop. If any such collaborations are not successful, Jasper may not be able to capitalize on the market potential of those product candidates.

Jasper may seek third-party collaborators for the research, development and commercialization of certain product candidates it may develop. If Jasper enters into any such arrangements with any third parties, it will likely have limited control over the amount and timing of resources that its collaborators dedicate to the development or commercialization Jasper’s product candidates. Jasper’s ability to generate revenues from these arrangements will depend on its collaborators’ abilities to successfully perform the functions assigned to them in these arrangements. Jasper cannot predict the success of any collaboration that it enters into.

Collaborations involving Jasper’s current or future product candidates or research programs pose numerous risks to Jasper, including the following:

•        Collaborators may not pursue development and commercialization of Jasper’s product candidates or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in the collaborator’s strategic focus or available funding or external factors such as an acquisition that diverts resources or creates competing priorities.

•        Collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing.

•        Collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with Jasper’s product candidates if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than Jasper’s.

•        Collaborators with marketing and distribution rights to one or more products may not commit sufficient resources to the marketing and distribution of such products.

•        Collaborators may not properly obtain, maintain, enforce or defend Jasper’s intellectual property or proprietary rights or may use Jasper’s proprietary information in such a way as to invite litigation that could jeopardize or invalidate Jasper’s proprietary information or expose Jasper to potential litigation.

•        Disputes may arise between the collaborators and Jasper that result in the delay or termination of the research, development or commercialization of Jasper’s products or product candidates or that result in costly litigation or arbitration that diverts management attention and resources.

•        Jasper may lose certain valuable rights under circumstances identified in Jasper’s collaborations, including if Jasper undergoes a change of control.

•        Collaboration agreements may not lead to development or commercialization of product candidates in the most efficient manner or at all. If a present or future collaborator of Jasper’s were to be involved in a business combination, the continued pursuit and emphasis on Jasper’s product development or commercialization program under such collaboration could be delayed, diminished or terminated.

If Jasper’s collaborations do not result in the successful development and commercialization of product candidates, or if one of Jasper’s collaborators terminates its agreement with it, Jasper may not receive any future research funding or milestone or royalty payments under the collaboration. If Jasper does not receive the funding it expects under these agreements, Jasper’s development of product candidates could be delayed, and Jasper may need additional resources to develop product candidates. In addition, if one of Jasper’s collaborators terminates its agreement with it, Jasper may find it more difficult to find a suitable replacement collaborator or attract new collaborators, and Jasper’s development programs may be delayed or the perception of Jasper in the business and financial communities could be adversely affected. All of the risks relating to product development, regulatory approval and commercialization described in this proxy statement/prospectus apply to the activities of Jasper’s collaborators.

These relationships, or those like them, may require Jasper to incur non-recurring and other charges, increase its near- and long-term expenditures, issue securities that dilute its existing stockholders, or disrupt its management and business.

If Jasper is not able to establish collaborations on commercially reasonable terms, Jasper may have to alter its development and commercialization plans.

Jasper’s product development and research programs and the potential commercialization of JSP191 or any other product candidates Jasper may develop will require substantial additional cash to fund expenses. For some of the product candidates Jasper may develop, it may decide to collaborate with other pharmaceutical and biotechnology companies for the development and potential commercialization of those product candidates.

Jasper would face significant competition in seeking appropriate collaborators. Whether Jasper reaches a definitive agreement for a collaboration will depend, among other things, upon Jasper’s assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration, and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the likelihood of approval by the FDA, the EMA or similar regulatory authorities outside the United States, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing products, the existence of uncertainty with respect to Jasper’s ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge, and industry and market conditions generally. The collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with Jasper.

Jasper may also be restricted under existing collaboration agreements from entering into future agreements on certain terms with potential collaborators. Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators.

Jasper may not be able to negotiate collaborations on a timely basis, on acceptable terms, or at all. If Jasper is unable to do so, it may have to curtail the development of the product candidate for which Jasper is seeking to collaborate, reduce or delay its development program or one or more of Jasper’s other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase Jasper’s expenditures and undertake development or commercialization activities at its own expense. If Jasper elects to increase its expenditures to fund development or commercialization activities on its own, Jasper may need to obtain additional capital, which may not be available to it on acceptable terms or at all. If Jasper does not have sufficient funds, it may not be able to develop product candidates or bring them to market and generate product revenue.

Risks Related to Jasper’s Intellectual Property

Jasper is highly dependent on intellectual property licensed from third parties and termination of any of these licenses could result in the loss of significant rights, which would harm its business.

Jasper is dependent on the patents, know-how and proprietary technology licensed from third parties for the development and, if approved, commercialization of JSP191. Any termination of these licenses, or a finding that such intellectual property lacks legal effect, could result in the loss of significant rights and could harm Jasper’s ability to commercialize its current or future product candidates.

For example, Jasper relies on its worldwide exclusive license agreement with Amgen, Inc., whereby Jasper licenses a patent portfolio from Amgen, Inc. applicable to its targeted conditioning program that contains patent families directed to humanized C-kit antibody. Jasper also relies on its license agreement with Stanford Office of Technology Licensing, whereby Jasper licenses a patent portfolio applicable to its targeted conditioning and stem cell graft programs that contains patent families directed to immunodepletion of endogenous stem cell niche for engraftment.

Each of Jasper’s license agreements with third parties impose certain obligations on Jasper, including obligations to use diligent efforts to meet development thresholds and payment obligations. Non-compliance with such obligations may result in termination of the respective license agreement or in legal and financial consequences. If any of Jasper’s licensors terminates its respective license agreement, Jasper may not be able to develop or commercialize JSP191 or any other product candidates covered by these agreements. Termination of Jasper’s license agreements or reduction or elimination of Jasper’s rights under them may result in Jasper’s having to negotiate a new or reinstated agreement, which may not be available to Jasper on equally favorable terms, or at all, which may mean Jasper is unable to develop, commercialize or sell the affected product candidate or may cause it to lose its rights under the agreement.

In addition, Jasper’s licensors may make decisions in prosecuting, maintaining, enforcing and defending any licensed intellectual property rights that may not be in Jasper’s best interest. Moreover, if Jasper’s licensors take any action with respect to any licensed intellectual property rights, for example, any licensed patents or patent applications, that results in a successful challenge to the licensed intellectual property by a third party, such patents may be invalidated or held to be unenforceable, and Jasper may lose its rights under such patents, which could materially harm Jasper’s business.

Further, the agreements under which Jasper currently licenses intellectual property from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. Accordingly, disputes may arise between Jasper and its licensors regarding intellectual property subject to a license agreement. The resolution of any contract interpretation disagreement that may arise could narrow what Jasper believes to be the scope of Jasper’s rights to the relevant intellectual property or technology, or increase what Jasper believes to be its financial or other obligations under the relevant agreement. If disputes over intellectual property that Jasper has licensed prevent or impair its ability to maintain its current licensing arrangements on acceptable terms, or are insufficient to provide Jasper the necessary rights to use the intellectual property, Jasper may be unable to successfully develop and commercialize the affected product candidates.

Jasper’s commercial success depends on its ability to obtain, maintain and protect its intellectual property and proprietary technology.

Jasper’s commercial success depends in large part on its ability to obtain, maintain and protect intellectual property rights through patents, trademarks and trade secrets in the United States and other countries with respect to Jasper’s proprietary product candidates. If Jasper does not adequately protect its intellectual property rights, competitors may be able to erode, negate or preempt any competitive advantage Jasper may have, which could harm Jasper’s business and ability to achieve profitability.

To protect Jasper’s proprietary position, Jasper owns and has in-licensed certain intellectual property rights, including certain issued patents and patent applications, and has filed and may file provisional and non-provisional patent applications in the United States or abroad related to Jasper’s product candidates that are important to its business. Provisional patent applications are not eligible to become issued patents until, among other things, Jasper files a non-provisional patent application within 12 months of the filing of one or more of its related provisional patent applications. If Jasper does not timely file non-provisional patent applications, it may lose its priority date with respect to its provisional patent applications and any patent protection on the inventions disclosed in its provisional patent applications. While Jasper intends to timely file non-provisional patent applications relating to its provisional patent applications, Jasper cannot predict whether any such patent applications will result in the issuance of patents that provide Jasper with any competitive advantage. Moreover, the patent application and approval process is expensive and time-consuming. Jasper may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner.

•        The patent application, prosecution, and enforcement processes are subject to numerous risks and uncertainties, and there can be no assurance that Jasper, its licensors, or any of its future collaborators will be successful in protecting Jasper’s product candidates by obtaining, defending, and/or asserting patent rights. These risks and uncertainties include the following:

•        the USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case;

•        patent applications may not result in any patents being issued;

•        patents that may be issued or in-licensed may be challenged, invalidated, modified, revoked, circumvented, found to be unenforceable or otherwise may not provide any competitive advantage;

•        Jasper’s competitors, many of whom have substantially greater resources and many of whom have made significant investments in competing technologies, may seek or may have already obtained patents that will limit, interfere with or eliminate Jasper’s ability to make, use, and sell its potential product candidates;

•        there may be significant pressure on the U.S. government and international governmental bodies to limit the scope of patent protection both inside and outside the United States for disease treatments that prove successful, as a matter of public policy regarding worldwide health concerns; and

•        countries other than the United States may have patent laws less favorable to patentees than those upheld by U.S. courts, allowing foreign competitors a better opportunity to create, develop and market competing product candidates.

In some instances, agreements through which Jasper licenses intellectual property rights may not give Jasper control over patent prosecution or maintenance, so that Jasper may not be able to control which claims or arguments are presented, how claims are amended, and may not be able to secure, maintain or successfully enforce necessary or desirable patent protection from those patent rights. Jasper cannot be certain that patent prosecution and maintenance activities by its licensors have been or will be conducted in compliance with applicable laws and regulations or will result in valid and enforceable patents.

Moreover, some of Jasper’s in-licensed patents and patent applications may be, and some of Jasper’s future owned and licensed patents may be, co-owned with third parties. If Jasper is unable to obtain an exclusive license to any such third-party co-owners’ interest in such patents or patent applications, such co-owners may be able to license their rights to other third parties, including Jasper’s competitors, and Jasper’s competitors could market competing products and technology. In addition, Jasper may need the cooperation of any such co-owners of Jasper’s patents in order to enforce such patents against third parties, and such cooperation may not be provided to Jasper.

The patent protection Jasper obtains for its product candidates may not be sufficient enough to provide it with any competitive advantage or its patents may be challenged.

Jasper’s owned and licensed patents and pending patent applications, if issued, may not provide Jasper with any meaningful protection or may not prevent competitors from designing around Jasper’s patent claims to circumvent Jasper’s patents by developing similar or alternative technologies or therapeutics in a non-infringing manner. For example, a third party may develop a competitive product that provides benefits similar to one or more of Jasper’s product candidates but falls outside the scope of Jasper’s patent protection or license rights. If the patent protection provided by the patents and patent applications Jasper holds or pursues with respect to Jasper’s product candidates is not sufficiently broad to impede such competition, Jasper’s ability to successfully commercialize its product candidates could be negatively affected, which would harm Jasper’s business. Currently, a significant portion of Jasper’s patents and patent applications are in-licensed, though similar risks would apply to any patents or patent applications that Jasper now owns or may own or in-license in the future.

It is possible that defects of form in the preparation or filing of Jasper’s patents or patent applications may exist, or may arise in the future, for example with respect to proper priority claims, inventorship, claim scope or requests for patent term adjustments. If Jasper or its partners, collaborators, licensees or licensors, whether current or future, fail to establish, maintain or protect such patents and other intellectual property rights, such rights may be reduced or eliminated. If Jasper’s partners, collaborators, licensees or licensors, are not fully cooperative or disagree with Jasper as to the prosecution, maintenance or enforcement of any patent rights, such patent rights could be compromised. If there are material defects in the form, preparation, prosecution or enforcement of Jasper’s patents or patent applications, such patents may be invalid and/or unenforceable, and such applications may never result in valid, enforceable patents. Any of these outcomes could impair Jasper’s ability to prevent competition from third parties, which may have an adverse impact on Jasper’s business.

In addition, the determination of patent rights with respect to clinical compositions of matter and treatment methods commonly involves complex legal and factual questions, which are dependent upon the current legal and intellectual property context, extant legal precedent and interpretations of the law by individuals. As a result, the issuance, scope, validity, enforceability and commercial value of Jasper’s patent rights are characterized by uncertainty.

Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of Jasper’s patents or narrow the scope of Jasper’s patent protection. In addition, the laws of foreign countries may not protect Jasper’s rights to the same extent or in the same manner as the laws of the United States. For example, patent laws in various jurisdictions, including significant commercial markets such as Europe, restrict the patentability of methods of treatment of the human body more than U.S. law does. If these changes were to occur, they could have a material adverse effect on Jasper’s ability to generate revenue.

Pending patent applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until a patent issues from such applications. Assuming the other requirements for patentability are met, currently, the first party to file a patent application is generally entitled to the patent. However, prior to March 16, 2013, in the United States the first party to invent was entitled to the patent. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are not published until 18 months after filing, or in some cases not at all. Therefore, Jasper cannot be certain that it was the first to make the inventions claimed in Jasper’s patents or pending patent applications, or that Jasper was the first to file for patent protection of such inventions. Similarly, Jasper cannot be certain that parties from whom Jasper does or may license or purchase patent rights were the first to make relevant claimed inventions, or were the first to file for patent protection for them. If third parties have filed prior patent applications on inventions claimed in Jasper’s patents or applications that were filed on or before March 15, 2013, an interference proceeding in the United States can be initiated by such third parties to determine who was the first to invent any of the subject matter covered by the patent claims of Jasper’s applications. If third parties have filed such prior applications after March 15, 2013, a derivation proceeding in the United States can be initiated by such third parties to determine whether Jasper’s invention was derived from theirs.

Moreover, because the issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, Jasper’s owned and licensed patents or pending patent applications may be challenged in the courts or patent offices in the United States and abroad. There is no assurance that all of the potentially relevant prior art relating to Jasper’s patents and patent applications has been found. If such prior art exists, it may be used to invalidate a patent, or may prevent a patent from issuing from a pending patent application. For example, such patent filings may be subject to a third-party submission of prior art to the U.S. Patent and Trademark Office (the “USPTO”), or to other patent offices around the world. Alternately or additionally, Jasper may become involved in post-grant review procedures, oppositions, derivation proceedings, ex parte reexaminations, inter parties review, supplemental examinations, or interference proceedings or challenges in district court, in the United States or in various foreign patent offices, including both national and regional, challenging patents or patent applications in which Jasper has rights, including patents on which Jasper relies to protect its business. An adverse determination in any such challenges may result in loss of the patent or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, or in denial of the patent application or loss or reduction in the scope of one or more claims of the patent application, any of which could limit Jasper’s ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of Jasper’s technology and products. In addition, given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized.

Issued patents that Jasper has or may obtain or license may not provide it with any meaningful protection, prevent competitors from competing with Jasper or otherwise provide Jasper with any competitive advantage. Jasper’s competitors may be able to circumvent Jasper’s patents by developing similar or alternative technologies or products in a non-infringing manner. Jasper’s competitors may also seek approval to market their own products similar to or otherwise competitive with Jasper’s products. Alternatively, Jasper’s competitors may seek to market generic versions of any approved products or pursue similar strategies in the United States or other jurisdictions, in which they claim that patents owned or licensed by Jasper are invalid, unenforceable or not infringed. In these circumstances, Jasper may need to defend or assert its patents, or both, including by filing lawsuits alleging patent infringement. In any of these types of proceedings, a court or other agency with jurisdiction may find Jasper’s patents invalid or unenforceable, or that Jasper’s competitors are competing in a non-infringing manner. Thus, even if Jasper has valid and enforceable patents, these patents still may not provide protection against competing products or processes sufficient to achieve Jasper’s business objectives. Any of the foregoing could have a material adverse effect on Jasper’s business, financial condition, results of operations and prospects.

Other parties have developed or may develop technologies that may be related to or competitive with Jasper’s approach, and may have filed or may file patent applications and may have been issued or may be issued patents with claims that overlap or conflict with Jasper’s patent applications, either by claiming the same materials, formulations or methods, or by claiming subject matter that could dominate Jasper’s patent position. In addition, certain parts or all of the patent portfolios licensed to Jasper are, or may be, licensed to third parties and such third parties may have or may obtain certain enforcement rights. If the scope of the patent protection Jasper or its licensors obtain is not sufficiently broad, Jasper may not be able to prevent others from developing and commercializing technology and products similar or identical to Jasper’s. The degree of patent protection Jasper requires to successfully compete in the marketplace may be unavailable or severely limited in some cases and may not adequately protect Jasper’s rights or permit it to gain or keep any competitive advantage. Jasper cannot provide any assurances that any of its licensed patents have, or that any of its pending owned or licensed patent applications that mature into issued patents will include, claims with a scope sufficient to protect Jasper’s product candidates or otherwise provide any competitive advantage, nor can Jasper provides any assurance that its licenses will remain in force.

In addition, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents.

If Jasper is unable to protect the confidentiality of its trade secrets, its business and competitive position may be harmed.

In addition to the protection afforded by patents, Jasper relies upon trade secret protection, know-how and continuing technological innovation to develop and maintain its competitive position. Jasper seeks to protect its proprietary technology and processes, in part, by entering into confidentiality agreements with its contractors, collaborators, scientific advisors, employees and consultants and invention assignment agreements with its consultants and employees. However, Jasper may not obtain these agreements in all circumstances, and individuals with whom Jasper has these agreements may not comply with their terms. The assignment of intellectual property rights under these agreements may not be self-executing or the assignment agreements may be breached, and Jasper may be forced to bring claims against third parties, or defend claims that they may bring against Jasper, to determine the ownership of what Jasper regards as Jasper’s intellectual property. In addition, Jasper may not be able to prevent the unauthorized disclosure or use of Jasper’s technical know-how or other trade secrets by the parties to these agreements despite the existence of confidentiality agreements and other contractual restrictions. Monitoring unauthorized uses and disclosures is difficult and Jasper does not know whether the steps Jasper has taken to protect its proprietary technologies will be effective. If any of the contractors, collaborators, scientific advisors, employees and consultants who are parties to these agreements breaches or violates the terms of any of these agreements, Jasper may not have adequate remedies for any such breach or violation. As a result, Jasper could lose its trade secrets. Enforcing a claim against a third party that illegally obtained and is using Jasper’s trade secrets, like patent litigation, is expensive and time-consuming and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing or unwilling to protect trade secrets. Any of the foregoing could have a material adverse effect on Jasper’s business, financial condition, results of operations, and prospects.

Moreover, Jasper’s trade secrets could otherwise become known or be independently discovered by Jasper’s competitors or other third parties. Competitors and other third parties could attempt to replicate some or all of the competitive advantages Jasper derives from its development efforts, willfully infringe Jasper’s intellectual property rights, design around Jasper’s protected technology or develop their own competitive technologies that fall outside of Jasper’s intellectual property rights. If any of Jasper’s trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, Jasper would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with Jasper. If Jasper trade secrets are not adequately protected or sufficient to provide an advantage over Jasper’s competitors, Jasper’s competitive position could be adversely affected, as could Jasper’s business. Additionally, if the steps taken to maintain Jasper’s trade secrets are deemed inadequate, Jasper may have insufficient recourse against third parties for misappropriating Jasper’s trade secrets.

If Jasper’s trademarks and trade names are not adequately protected, then Jasper may not be able to build name recognition in its markets of interest and its business may be adversely affected.

Jasper’s current or future trademarks or trade names may be challenged, infringed, circumvented or declared generic or descriptive or determined to be infringing on other marks. Jasper may not be able to protect its rights to these trademarks and trade names or may be forced to stop using these names, which Jasper needs for name recognition by potential partners or customers in its markets of interest. Jasper’s company name and logo, as well as its product candidate names “JSP191” and “JSP502”, are not registered trademarks. If Jasper seeks to register any of its trademarks, during trademark registration proceedings, Jasper may receive rejections of its applications by the USPTO or in other foreign jurisdictions. Although Jasper would be given an opportunity to respond to those rejections, it may be unable to overcome such rejections. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against Jasper’s trademarks, and its trademarks may not survive such proceedings. If Jasper is unable to establish name recognition based on its trademarks and trade names, it may not be able to compete effectively and its business may be adversely affected. Jasper may license its trademarks and trade names to third parties, such as distributors. Although these license agreements may provide guidelines for how Jasper’s trademarks and trade names may be used, a breach of these agreements or misuse of its trademarks and tradenames by its licensees may jeopardize its rights in or diminish the goodwill associated with its trademarks and trade names.

Moreover, any name Jasper has proposed to use with its product candidate in the United States must be approved by the FDA, regardless of whether Jasper has registered it, or applied to register it, as a trademark. Similar requirements exist in Europe. The FDA typically conducts a review of proposed product names, including an evaluation of potential for confusion with other product names. If the FDA (or an equivalent administrative body in a foreign jurisdiction) objects to any of Jasper’s proposed proprietary product names, Jasper may be required to expend significant additional resources in an effort to identify a suitable substitute name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA. Furthermore, in many countries, owning and maintaining a trademark registration may not provide an adequate defense against a subsequent infringement claim asserted by the owner of a senior trademark. At times, competitors or other third parties may adopt trade names or trademarks similar to Jasper’s, thereby impeding its ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of its registered or unregistered trademarks or trade names. If Jasper asserts trademark infringement claims, a court may determine that the marks Jasper has asserted are invalid or unenforceable, or that the party against whom Jasper has asserted trademark infringement has superior rights to the marks in question. In this case, Jasper could ultimately be forced to cease use of such trademarks.

Jasper may not be successful in acquiring or in-licensing necessary rights to key technologies underlying JSP191 or any future product candidates Jasper may develop.

Jasper currently has rights to intellectual property, through licenses from third parties, to develop JSP191, and Jasper expects to seek to expand its intellectual property footprint related to its product candidate pipeline in part by in-licensing the rights to key technologies. The future growth of Jasper’s business will depend in part on its ability to in-license or otherwise acquire the rights to develop additional product candidates and technologies. Although Jasper has succeeded in licensing technologies from third party licensors, including Amgen, Inc. and Stanford, in the past, Jasper can give no assurance that it will be able to in-license or acquire the rights to other technologies relevant to its product candidates from third parties on acceptable terms or at all.

In order to market Jasper’s product candidates, Jasper may find it necessary or prudent to obtain licenses from such third party intellectual property holders. However, it may be unclear who owns the rights to intellectual property Jasper wishes to obtain, or Jasper may be unable to secure such licenses or otherwise acquire or in-license intellectual property rights from third parties that it identifies as necessary for product candidates it may develop and technology it employs. For example, Jasper employs a range of genome engineering technologies that are owned by third parties in Jasper’s preclinical studies, as well as to manufacture the supply of eHSCs or other cell therapies used for clinical trials and, if approved, for commercialization of Jasper’s product candidates. Jasper currently conducts its preclinical research and clinical trials under 35 U.S.C. § 271(e)(1), which provides a safe harbor from patent infringement for uses of patented technology reasonably related to the development and submission of information under a federal law which regulates the manufacture, use, or sale of drugs.

The licensing or acquisition of third party intellectual property rights is a highly competitive area, and other companies may pursue strategies to license or acquire third party intellectual property rights that Jasper may consider attractive or necessary. Such companies may have a competitive advantage over Jasper, e.g., due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive Jasper to be a competitor may be unwilling to assign or license rights to it. Jasper also may be unable to license or acquire third party intellectual property rights on terms that would allow it to make an appropriate return on its investment or at all. If Jasper is unable to successfully obtain rights to required third party intellectual property rights or maintain the existing intellectual property rights Jasper has, Jasper may have to abandon development of the relevant program or product candidate, which could have a material adverse effect on Jasper’s business, financial condition, results of operations and prospects.

Even if Jasper were able to obtain such a license, it could be non-exclusive, thereby giving Jasper’s competitors and other third parties access to the same technologies licensed to Jasper, and it could require Jasper to make substantial licensing and royalty payments. If Jasper is unable to obtain a necessary license to a third-party patent on commercially reasonable terms, Jasper may be unable to commercialize its product candidates or such commercialization efforts may be significantly delayed, which could in turn significantly harm Jasper’s business.

Third-party claims of intellectual property infringement, misappropriation or other violations may prevent or delay Jasper’s product discovery and development efforts and have a material adverse effect on its business.

Jasper’s commercial success depends in part on Jasper avoiding infringement, misappropriation and other violations of the patents and proprietary rights of third parties. There is a substantial amount of litigation involving patents and other intellectual property rights in the biotechnology and pharmaceutical industries, as well as administrative proceedings for challenging patents, including interference and reexamination proceedings before the USPTO or oppositions and other comparable proceedings in foreign jurisdictions. Recently, under U.S. patent reform, new procedures including inter partes review and post grant review have been implemented. This reform will bring uncertainty to the possibility of challenge to Jasper’s patents in the future. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which Jasper is developing its product candidates, and third parties may allege they have patent rights encompassing Jasper’s product candidates, technologies or methods. Third parties may assert that Jasper is employing their proprietary technology without authorization and may file patent infringement claims or lawsuits against Jasper, and if Jasper is found to infringe such third -party patents, Jasper may be required to pay damages, cease commercialization of the infringing technology or obtain a license from such third parties, which may not be available on commercially reasonable terms or at all.

There may be third-party patents with patent rights to materials, formulations, methods of manufacture or methods of treatment related to the use or manufacture of Jasper’s product candidates. Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that Jasper’s product candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of Jasper’s technologies infringes upon these patents. Further, Jasper or its licensors may fail to identify even those relevant third-party patents that have issued or may incorrectly interpret the relevance, scope or expiration of such patents. The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. Jasper’s interpretation of the relevance or scope of a patent or a pending application may be incorrect. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of Jasper’s product candidates, materials used in or formed during the manufacturing process or any final product itself, the holders of any such patents may be able to block Jasper’s ability to commercialize the product candidate unless Jasper obtained a license under the applicable patents, or until such patents expire or they are finally determined to be held invalid or unenforceable. Similarly, if any third-party patent were held by a court of competent jurisdiction to cover aspects of Jasper’s materials, formulations or methods, including without limitation, combination therapy or patient selection methods, the holders of any such patent may be able to block Jasper’s ability to develop and commercialize the product candidate unless Jasper obtained a license or until such patent expires or is finally determined to be held invalid or unenforceable.

Parties making claims against Jasper may seek and obtain injunctive or other equitable relief, which could effectively block Jasper’s ability to further develop and commercialize its product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would involve a substantial diversion of employee resources from Jasper’s business. Jasper may not have sufficient resources to bring these actions to a successful conclusion, which may result in significant cost and may impede Jasper’s inability to pursue any affected products or product candidates. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of shares of Jasper’s common stock.

In the event of a successful claim of infringement against Jasper, Jasper may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign Jasper’s infringing products, which may be impossible or require substantial time and monetary expenditure.

Some intellectual property that Jasper has in-licensed may have been discovered through government-funded programs and thus may be subject to federal regulations such as “march-in” rights, certain reporting requirements and a preference for U.S.-based companies. Compliance with such regulations may limit Jasper’s exclusive rights and limit Jasper’s ability to contract with non-U.S. manufacturers.

Any of the intellectual property rights that Jasper has licensed or it may license in the future and that have been generated through the use of U.S. government funding are subject to certain federal regulations. As a result, the U.S. government may have certain rights to intellectual property embodied in Jasper’s current or future product candidates pursuant to the Bayh-Dole Act of 1980 (“Bayh-Dole Act”). These U.S. government rights in certain inventions developed under a government-funded program include a non-exclusive, non-transferable, irrevocable worldwide license to use inventions for any governmental purpose. In addition, the U.S. government would have the right to require Jasper to grant exclusive, partially exclusive, or non-exclusive licenses to any such intellectual property rights to a third party if it determines that:

•        adequate steps have not been taken to commercialize the invention;

•        government action is necessary to meet public health or safety needs; or

•        government action is necessary to meet requirements for public use under federal regulations (also referred to as “march-in rights”).

The U.S. government also has the right to take title to such intellectual property rights if Jasper, or the applicable licensor, fails to disclose the invention to the government and fail to file an application to register the intellectual property within specified time limits. Intellectual property generated under a government-funded program is also subject to certain reporting requirements, compliance with which may require Jasper or the applicable licensor to expend substantial resources. Jasper cannot be certain that its current or future licensors will comply with the disclosure or reporting requirements of the Bayh-Dole Act at all times, or be able to rectify any lapse in compliance with these requirements.

In addition, the U.S. government requires that any products embodying the subject invention or produced through the use of the subject invention be manufactured substantially in the United States. The manufacturing preference requirement can be waived if the owner of the intellectual property can show that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible. This preference for U.S. manufacturers may limit Jasper’s ability to contract with non-U.S. product manufacturers for products covered by such intellectual property. To the extent any of Jasper’s current or future intellectual property is generated through the use of U.S. government funding, the provisions of the Bayh-Dole Act may similarly apply.

Jasper may become involved in lawsuits to protect or enforce its patents or other intellectual property, which could be expensive, time-consuming and unsuccessful.

Competitors may infringe Jasper’s patents, trademarks, copyrights or other intellectual property. To counter infringement or unauthorized use, Jasper may be required to file infringement claims, which can be expensive and time-consuming and divert the time and attention of Jasper’s management and scientific personnel. Any claims Jasper asserts against perceived infringers could provoke these parties to assert counterclaims against Jasper alleging that Jasper infringes their patents, in addition to counterclaims asserting that Jasper’s patents are invalid or unenforceable, or both. In any patent infringement proceeding, there is a risk that a court will decide that a patent of Jasper’s is invalid or unenforceable, in whole or in part, and that Jasper does not have the right to stop the other party from using the invention at issue. There is also a risk that, even if the validity of such patents is upheld, the court will construe the patent’s claims narrowly or decide that Jasper does not have the right to stop the other party from using the invention at issue on the grounds that Jasper’s patent claims do not cover the invention. An adverse outcome in a litigation or proceeding involving Jasper’s patents could limit Jasper’s ability to assert its patents against those parties or other competitors, and may curtail or preclude Jasper’s ability to exclude third parties from making and selling similar or competitive products. Any of these occurrences could adversely affect Jasper’s competitive business position, business prospects and financial condition. Similarly, if Jasper asserts trademark infringement claims, a court may determine that the marks Jasper has asserted are invalid or unenforceable, or that the party against whom Jasper has asserted trademark infringement has superior rights to the marks in question. In this case, Jasper could ultimately be forced to cease use of such trademarks.

Even if Jasper establishes infringement, the court may decide not to grant an injunction against further infringing activity and instead award only monetary damages, which may or may not be an adequate remedy. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of Jasper’s confidential information could be compromised by disclosure during litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of shares of Jasper’s common stock. Moreover, there can be no assurance that Jasper will have sufficient financial or other resources to file and pursue such infringement claims, which typically last for years before they are concluded. Even if Jasper ultimately prevails in such claims, the monetary cost of such litigation and the diversion of the attention of Jasper’s management and scientific personnel could outweigh any benefit Jasper receive as a result of the proceedings. Any of the foregoing may have a material adverse effect on Jasper’s business, financial condition, results of operations and prospects.

Jasper may not be able to protect its intellectual property rights throughout the world.

Filing, prosecuting, maintaining, defending and enforcing patents on Jasper’s product candidates in all countries throughout the world would be prohibitively expensive, and Jasper’s intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, Jasper may not be able to prevent third parties from practicing Jasper’s inventions in all countries outside the United States, or from selling or importing products made using Jasper’s inventions in and into the United States or other jurisdictions. Competitors may use Jasper’s technologies in jurisdictions where Jasper has not obtained patent protection to develop their own drugs and may export otherwise infringing drugs to territories where Jasper has patent protection, but enforcement rights are not as strong as those in the United States. These drugs may compete with Jasper’s product candidates and its patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of some countries do not favor the enforcement of patents and other intellectual property protection, which could make it difficult for Jasper to stop the infringement of its patents generally. Proceedings to enforce Jasper’s patent rights in foreign jurisdictions could result in substantial costs and divert Jasper’s efforts and attention from other aspects of its business, could put Jasper’s patents at risk of being invalidated or interpreted narrowly and Jasper’s patent applications at risk of not issuing and could provoke third parties to assert claims against Jasper. Jasper may not prevail in any lawsuits that it initiates, and the damages or other remedies awarded, if any, may not be commercially meaningful.

Many countries have compulsory licensing laws under which a patent owner may be compelled under specified circumstances to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In those countries, Jasper may have limited remedies if patents are infringed or if Jasper is compelled to grant a license to a third party, which could materially diminish the value of those patents. This could limit Jasper’s potential revenue opportunities. Accordingly, Jasper’s efforts to enforce its intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that Jasper develops or licenses, which could adversely affect Jasper’s business, financial condition, results of operations, and prospects.

If Jasper does not obtain patent term extension (PTE) and data exclusivity for JSP191 or any other product candidates it may develop, Jasper’s business may be materially harmed.

Depending upon the timing, duration and conditions of any FDA marketing approval of Jasper’s product candidates, one or more of Jasper’s U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments, and similar legislation in the European Union. The Hatch-Waxman Amendments permit a patent term extension of up to five years for a patent covering an approved product as compensation for effective patent term lost during product development and the FDA regulatory review process. However, Jasper may not receive an extension if it fails to exercise due diligence during the testing phase or regulatory review process, fails to apply within applicable deadlines, fails to apply prior to expiration of relevant patents or otherwise fails to satisfy applicable requirements. Moreover, the length of the extension could be less than Jasper requests. Only one patent per approved product can be extended; the extension cannot extend the total patent term beyond 14 years from approval; and only those claims covering the approved drug, a method for using it or a method for manufacturing it may be extended. If Jasper is unable to obtain patent term extension or the term of any such extension is less than Jasper requests, the period during which Jasper can enforce its patent rights for the applicable product candidate will be shortened, and Jasper’s competitors may obtain approval to market competing products sooner. As a result, Jasper’s revenue from applicable products could be reduced. Further, if this occurs, Jasper’s competitors may take advantage of its investment in development and trials by referencing Jasper’s clinical and preclinical data and launch their product earlier than might otherwise be the case, and Jasper’s competitive position, business, financial condition, results of operations, and prospects could be materially harmed.

Third parties may assert that Jasper’s employees or consultants have wrongfully used or disclosed confidential information or misappropriated trade secrets.

Jasper employs individuals who were previously employed at universities or other biopharmaceutical companies, including Jasper’s competitors or potential competitors. Although Jasper tries to ensure that its employees and consultants do not use the proprietary information or know-how of others in their work for Jasper, Jasper may be subject to claims that Jasper or its employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of a former employer or other third parties. Jasper may also be subject to claims that patents and applications that Jasper may file to protect inventions of Jasper’s employees or consultants are rightfully owned by their former employers or other third parties. Litigation may be necessary to defend against these claims. If Jasper fails in defending any such claims, in addition to paying monetary damages, Jasper may lose valuable intellectual property rights or personnel. Even if Jasper is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. Any of the foregoing would harm Jasper’s business, financial condition, results of operations, and prospects.

Risks Related to Other Legal Compliance Matters

If any of Jasper’s product candidates are approved, an unfavorable reimbursement determination in any of the major markets could have a negative impact on Jasper. Further, an unfavorable change in such regimes (e.g., price controls) could have a negative impact on Jasper.

The regulations that govern marketing approvals, pricing, and reimbursement for new medicines vary widely from country to country. In the U.S., recently enacted legislation may significantly change the approval requirements in ways that could involve additional costs and cause delays in obtaining approvals. Some countries require approval of the sale price of a medicine before it can be marketed. In many countries, the pricing review period begins after marketing or product licensing approval is granted. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, Jasper might obtain marketing approval for a medicine in a particular country, but then be subject to price regulations that delay its commercial launch of the medicine, possibly for lengthy time periods, and negatively impact the revenues Jasper is able to generate from the sale of the medicine in that country. Adverse pricing limitations may hinder Jasper’s ability to recoup its investment in one or more product candidates, even if any product candidates it may develop obtain marketing approval.

Jasper’s ability to commercialize any medicines successfully also will depend in part on the extent to which reimbursement for these medicines and related treatments will be available from government health administration authorities, private health insurers, and other organizations. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels. A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Government authorities and third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. For example, in May 2019, the Centers for Medicare & Medicaid Services (“CMS”) issued a final rule to allow Medicare Advantage Plans the option of using step therapy, a type of prior authorization for Medicare Party B drugs, beginning January 1, 2020. This final rule codified CMS’s policy change that was effective January 1, 2019.

Congress and the Biden administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. Individual states in the U.S. have also increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

At the state level, legislatures have become increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing. Some of these measures include price or patient reimbursement constraints, discounts, restrictions on certain product access, marketing cost disclosure and transparency measures, and, in some cases, measures designed to encourage importation from other countries and bulk purchasing. In addition, regional health care authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other health care programs. Also, increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. Jasper cannot be sure that reimbursement will be available for any medicine that it commercializes and, if reimbursement is available, the level of reimbursement. Reimbursement may impact the demand for, or the price of, any product candidate for which Jasper obtains marketing approval. If reimbursement is not available or is available only to limited levels, Jasper may not be able to successfully commercialize any product candidate for which Jasper obtains marketing approval.

There may be significant delays in obtaining reimbursement for newly approved medicines, and coverage may be more limited than the purposes for which the medicine is approved by the FDA or similar regulatory authorities outside the U.S. Moreover, eligibility for reimbursement does not imply that any medicine will be paid for in all cases or at a rate that covers Jasper’s costs, including research, development, manufacture, sale and distribution. Interim reimbursement levels for new medicines, if applicable, may also not be sufficient to cover Jasper’s costs and may not be made permanent. Reimbursement rates may vary according to the use of the medicine and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost medicines and may be incorporated into existing payments for other services. Net prices for medicines may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of medicines from countries where they may be sold at lower prices than in the U.S. Any such reductions could negatively impact Jasper’s net product sales, if any of its product candidates are ever approved.

Any product candidate for which Jasper obtains marketing approval could be subject to restrictions or withdrawal from the market, and Jasper may be subject to substantial penalties if it fails to comply with regulatory requirements or if it experiences unanticipated problems with its medicines, when and if any of them are approved.

The FDA and other regulatory agencies closely regulate the post approval marketing and promotion of medicines to ensure that they are marketed only for the approved indications and in accordance with the provisions of the approved labeling. The FDA and other regulatory agencies impose stringent restrictions on manufacturers’ communications regarding off label use, and if Jasper does not market its medicines for their approved indications, it may be subject to enforcement action for off label marketing by the FDA and other federal and state enforcement agencies, including the Department of Justice. Violation of the Federal Food, Drug, and Cosmetic Act (“FDCA”) and other statutes, including the False Claims Act, relating to the promotion and advertising of prescription products may also lead to investigations or allegations of violations of federal and state healthcare fraud and abuse laws and state consumer protection laws.

In addition, later discovery of previously unknown problems with Jasper’s medicines, third-party manufacturers, or manufacturing processes, or failure to comply with regulatory requirements, may yield various results, including:

•        restrictions on such medicines, manufacturers, or manufacturing processes;

•        restrictions on the labeling or marketing of a medicine;

•        restrictions on the distribution or use of a medicine;

•        requirements to conduct post marketing clinical trials;

•        receipt of warning or untitled letters;

•        withdrawal of the medicines from the market;

•        refusal to approve pending applications or supplements to approved applications that Jasper submits;

•        recall of medicines;

•        fines, restitution, or disgorgement of profits or revenue;

•        suspension or withdrawal of marketing approvals;

•        suspension of any ongoing clinical trials;

•        refusal to permit the import or export of Jasper’s medicines;

•        product seizure; and

•        injunctions or the imposition of civil or criminal penalties.

Any government investigation of alleged violations of law could require Jasper to expend significant time and resources in response and could generate negative publicity. The occurrence of any event or penalty described above may inhibit Jasper’s ability to commercialize any product candidates it develops and adversely affect its business, financial condition, results of operations, and prospects.

Additionally, if any of Jasper’s product candidates receives marketing approval, the FDA could require it to adopt a Risk Evaluation and Mitigation Strategy, to ensure that the benefits outweigh its risks, which may include, among other things, a medication guide outlining the risks of the product for distribution to patients and a communication plan to healthcare practitioners. Furthermore, if Jasper or others later identify undesirable side effects caused by any of its product candidates, several potentially significant negative consequences could result, including:

•        regulatory authorities may suspend or withdraw approvals of such product candidate;

•        regulatory authorities may require additional warnings on the label;

•        Jasper may be required to change the way such product candidate is administered or conduct additional clinical trials;

•        Jasper could be sued and held liable for harm caused to patients; and

•        Jasper’s reputation may suffer.

Jasper’s relationships with healthcare providers, including physicians, and third-party payors will be subject to applicable anti-kickback, fraud and abuse, anti-bribery and other healthcare laws and regulations, which could expose Jasper to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Healthcare providers and third-party payors play a primary role in the recommendation and prescription of any product candidates for which Jasper obtains marketing approval. Jasper’s current and future arrangements with healthcare providers, third-party payors and customers may expose Jasper to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which Jasper researches as well as markets, sells and distributes its products for which Jasper obtains marketing approval. Restrictions under applicable federal and state healthcare laws and regulations, including certain laws and regulations applicable only if Jasper has marketed products, include, but are not limited to, the following:

•        the federal healthcare program Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, receiving, offering, or providing any remuneration (including any kickback, bribe or certain rebates), directly or indirectly, in cash or in kind, to induce, or in return for, either the referral of an individual, for the purchase, lease, order or recommendation of any item, good, facility or service for which payment may be made, in whole or in part, under federal healthcare programs, such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

•        federal false claims, including the False Claims Act that can be enforced through whistleblower actions, false statements and civil monetary penalties laws, which prohibit, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment of government funds or knowingly making, or causing to be made, a false record or statement material to a false or fraudulent claim to get a false claim paid or to avoid, decrease or conceal an obligation to pay money to the federal government. In addition, the government may assert that a claim including items and services resulting from a violation of the U.S. federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act;

•        the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), which, prohibits, among other things, executing, or attempting to execute, a scheme to defraud any healthcare benefit program or making false, fictitious, or fraudulent statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

•        the federal false statements statute, which prohibits knowingly and willfully falsifying, concealing, or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items, or services;

•        the federal Food, Drug, and Cosmetic Act, which among other things, strictly regulates drug marketing, prohibits manufacturers from marketing such products for off-label use and regulates the distribution of samples;

•        federal laws that require pharmaceutical manufacturers to report certain calculated product prices to the government or provide certain discounts or rebates to government authorities or private entities, often as a condition of reimbursement under government healthcare programs;

•        the federal Physician Payments Sunshine Act, which requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the CMS within the

U.S. Department of Health and Human Services, information related to payments or other transfers of value made during the previous year to physicians, (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Beginning in 2022, such obligations will include payments and other transfers of value provided in the previous year to certain other healthcare professionals, including physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, anesthesiologist assistants and certified nurse midwives; and

•        analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, which may be broader in scope and apply to healthcare items or services that are reimbursed by non-governmental third-party payors, including private insurers.

Some state laws also require pharmaceutical companies to comply with specific compliance standards, restrict financial interactions between pharmaceutical companies and healthcare providers or require pharmaceutical companies to report information related to payments to health care providers or marketing expenditures. Certain state laws also require the reporting of information related to drug pricing. Further, certain state and local laws require the registration of pharmaceutical sales representatives.

Efforts to ensure that Jasper’s business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. Given the breadth of the laws and regulations and evolving government interpretations of the laws and regulations, governmental authorities may possibly conclude that Jasper’s business practices, including certain of Jasper’s advisory board arrangements with physicians, some of whom are compensated in the form of stock or stock options, may not comply with healthcare laws and regulations. If Jasper’s operations are found to be in violation of any of the laws described above or any other government regulations that apply to Jasper, Jasper may be subject to significant penalties, including administrative, civil and criminal penalties, damages, fines, disgorgement, exclusion from participation in government health care programs, such as Medicare and Medicaid, imprisonment, integrity oversight and reporting obligations, contractual damages, reputational harm, diminished profits and future earnings, and the curtailment or restructuring of Jasper’s operations, any of which could adversely affect Jasper’s business, financial condition, results of operations, and prospects.

The European Union has strict laws governing the provision of benefits or advantages to healthcare professionals in order to induce or encourage the prescription, recommendation, endorsement, purchase, supply, order or use of medicinal products. Such laws and associated codes of practice set out the rules and requirements that the provision of hospitality, sponsorship, gifts and promotional items must meet before they can be accepted by healthcare professionals. The provision of benefits or advantages to healthcare professionals is also governed by the national anti-bribery laws of European Union Member States. Infringement of these laws could result in substantial fines and imprisonment.

Payments made to healthcare professionals in certain European Union Member States may be publicly disclosed. Moreover, agreements with healthcare professionals often must be the subject of prior notification and approval by the healthcare professionals’ employer, his or her competent professional organization, and/or the regulatory authorities of the individual European Union Member States. These requirements are provided in the national laws, industry codes, or professional codes of conduct applicable in the European Union Member States. Failure to comply with these requirements could result in reputational risk, public reprimands, administrative penalties, fines or imprisonment.

Healthcare and other reform legislation, may increase the difficulty and cost for Jasper and any collaborators Jasper may have to obtain marketing approval of and commercialize JSP191 and any other product candidates Jasper may develop and affect the prices Jasper, or they, may obtain.

In the United States and some foreign jurisdictions, there have been, and continue to be, ongoing efforts to implement legislative and regulatory changes regarding the healthcare system. Such changes could prevent or delay marketing approval of JSP191 and any other product candidates that Jasper may develop, restrict or regulate post-approval activities and affect Jasper’s ability to profitably sell any product candidates for which Jasper obtains marketing approval. Although Jasper cannot predict what healthcare or other reform efforts will be successful, such efforts may result in more rigorous coverage criteria, in additional downward pressure on the price that Jasper, or Jasper’s future collaborators, may receive for any approved products or in other consequences that may adversely affect Jasper’s ability to achieve or maintain profitability.

Within the United States, the federal government and individual states have aggressively pursued healthcare reform, as evidenced by the passing of the ACA and the ongoing efforts to modify or repeal that legislation. The ACA substantially changed the way healthcare is financed by both governmental and private insurers and contains a number of provisions that affect coverage and reimbursement of drug products and/or that could potentially reduce the demand for pharmaceutical products such as increasing drug rebates under state Medicaid programs for brand name prescription drugs and extending those rebates to Medicaid managed care and assessing a fee on manufacturers and importers of brand name prescription drugs reimbursed under certain government programs, including Medicare and Medicaid. Other aspects of healthcare reform, such as expanded government enforcement authority and heightened standards that could increase compliance-related costs, could also affect Jasper’s business. There are, and may continue to be, judicial challenges, including review by the United States Supreme Court. Jasper cannot predict the ultimate content, timing or effect of any changes to the ACA or other federal and state reform efforts. There is no assurance that federal or state health care reform will not adversely affect Jasper’s future business and financial results, and Jasper cannot predict how future federal or state legislative, judicial or administrative changes relating to healthcare reform will affect Jasper’s business.

Federal and state governments have shown significant interest in implementing cost-containment programs to limit the growth of government-paid healthcare costs, including price controls, waivers from Medicaid drug rebate law requirements, restrictions on reimbursement and requirements for substitution of generic products for branded prescription drugs. The private sector has also sought to control healthcare costs by limiting coverage or reimbursement or requiring discounts and rebates on products. Jasper is unable to predict what additional legislation, regulations or policies, if any, relating to the healthcare industry or third party coverage and reimbursement may be enacted in the future or what effect such legislation, regulations or policies would have on Jasper’s business. Any cost containment measures could significantly decrease the available coverage and the price Jasper might establish for its potential products, which would have an adverse effect on Jasper’s net revenues and operating results.

Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for biotechnology products. Jasper cannot be sure whether additional legislative changes will be enacted, or whether FDA regulations, guidance or interpretations for biological products will be changed, or what the impact of such changes on the marketing approvals of Jasper’s product candidates, if any, may be. In addition, increased scrutiny by the U.S. Congress of the FDA’s approval and decision-making processes may significantly delay or prevent marketing approval, as well as subject Jasper to more stringent product labeling and post-marketing testing and other requirements.

The prices of prescription pharmaceuticals in the United States and foreign jurisdictions is subject to considerable legislative and executive actions and could impact the prices Jasper obtains for its products, if and when licensed.

The prices of prescription pharmaceuticals have also been the subject of considerable discussion in the United States. To date, there have been several recent U.S. congressional inquiries and proposed and enacted state and federal legislation designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, reduce the costs of drugs under Medicare and reform government program reimbursement methodologies for products. To those ends, President Trump issued several executive orders intended to lower the costs of prescription drug products. Certain of these orders are reflected in recently promulgated regulations, including an interim final rule implementing President Trump’s most favored nation model, but such final rule is currently subject to a nationwide preliminary injunction. It remains to be seen whether these orders and resulting regulations will remain in force during the Biden Administration. Further, on September 24, 2020, the Trump Administration finalized a rulemaking allowing states or certain other non-federal government entities to submit importation program proposals to the FDA for review and approval. Applicants are required to demonstrate that their importation plans pose no additional risk to public health and safety and will result in significant cost savings for consumers. The FDA has issued draft guidance that would allow manufacturers to import their own FDA-approved drugs that are authorized for sale in other countries (multi-market approved products).

At the state level, individual states are increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In addition, regional health care organizations and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other health care programs. These measures could reduce the ultimate demand for Jasper’s products, once approved, or put pressure on its product pricing. Jasper expects that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for its product candidates or additional pricing pressures.

In the European Union, similar political, economic and regulatory developments may affect Jasper’s ability to profitably commercialize its product candidates, if approved. In markets outside of the United States and the European Union, reimbursement and healthcare payment systems vary significantly by country, and many countries have instituted price ceilings on specific products and therapies. In some countries, particularly the countries of the European Union, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, Jasper may be required to conduct a clinical trial that compares the cost-effectiveness of its product candidates to other available therapies. If reimbursement of Jasper’s products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, its business could be harmed, possibly materially.

Jasper’s employees, principal investigators, consultants and commercial partners may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements and insider trading.

Jasper is exposed to the risk of fraud or other misconduct by Jasper’s employees, consultants and commercial partners, and, if Jasper commences clinical trials, Jasper’s principal investigators. Misconduct by these parties could include intentional failures to comply with FDA regulations or the regulations applicable in the European Union and other jurisdictions, provide accurate information to the FDA, the EMA and other regulatory authorities, comply with healthcare fraud and abuse laws and regulations in the United States and abroad, report financial information or data accurately or disclose unauthorized activities to Jasper. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Such misconduct also could involve the improper use of information obtained in the course of clinical trials or interactions with the FDA, the EMA or other regulatory authorities, which could result in regulatory sanctions and cause serious harm to Jasper’s reputation. Jasper has adopted a code of conduct applicable to all of Jasper’s employees, but it is not always possible to identify and deter employee misconduct, and the precautions Jasper takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting Jasper from government investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against Jasper, and Jasper is not successful in defending itself or asserting its rights, those actions could have a significant impact on Jasper’s business, financial condition, results of operations and prospects, including the imposition of significant fines or other sanctions.

Laws and regulations governing any international operations Jasper may have in the future may preclude Jasper from developing, manufacturing and selling certain product candidates outside of the United States and require Jasper to develop and implement costly compliance programs.

Jasper may be subject to numerous laws and regulations in each jurisdiction outside the United States in which Jasper may operate. The creation, implementation and maintenance of international business practices compliance programs is costly and such programs are difficult to enforce, particularly where reliance on third parties is required.

The Foreign Corrupt Practices Act (the “FCPA”), prohibits any U.S. individual or business from paying, offering, authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with certain accounting provisions requiring Jasper to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations. The anti-bribery provisions of the FCPA are enforced primarily by the Department of Justice. The SEC is involved with enforcement of the books and records provisions of the FCPA.

Similarly, the U.K. Bribery Act 2010 has extra-territorial effect for companies and individuals having a connection with the United Kingdom. The U.K. Bribery Act prohibits inducements both to public officials and private individuals and organizations. Compliance with the FCPA and the U.K. Bribery Act is expensive and difficult, particularly in countries in which corruption is a recognized problem. In addition, the FCPA presents particular challenges in the pharmaceutical industry, because, in many countries, hospitals are operated by the government, and doctors and other hospital employees are considered foreign officials. Certain payments to hospitals in connection with clinical trials and other work have been deemed to be improper payments to government officials and have led to FCPA enforcement actions.

Various laws, regulations and executive orders also restrict the use and dissemination outside of the United States, or the sharing with certain non-U.S. nationals, of information classified for national security purposes, as well as certain products and technical data relating to those products. Jasper’s expansion outside of the United States has required, and will continue to require, Jasper to dedicate additional resources to comply with these laws, and these laws may preclude Jasper from developing, manufacturing or selling certain product candidates outside of the United States, which could limit Jasper’s growth potential and increase Jasper’s development costs. The failure to comply with laws governing international business practices may result in substantial penalties, including suspension or debarment from government contracting. Violation of the FCPA can result in significant civil and criminal penalties. Indictment alone under the FCPA can lead to suspension of the right to do business with the U.S. government until the pending claims are resolved. Conviction of a violation of the FCPA can result in long-term disqualification as a government contractor. The termination of a government contract or relationship as a result of Jasper’s failure to satisfy any of its obligations under laws governing international business practices would have a negative impact on Jasper’s operations and harm Jasper’s reputation and ability to procure government contracts. The SEC also may suspend or bar issuers from trading securities on U.S. exchanges for violations of the FCPA’s accounting provisions.

Compliance with global privacy and data security requirements could result in additional costs and liabilities to Jasper or inhibit its ability to collect and process data globally, and the failure to comply with such requirements could subject it to significant fines and penalties, which may have a material adverse effect on its business, financial condition, or results of operations.

The regulatory framework for the collection, use, safeguarding, sharing, transfer, and other processing of information worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Globally, virtually every jurisdiction in which Jasper operates has established its own data security and privacy frameworks with which it must comply. For example, the collection, use, disclosure, transfer, or other processing of personal data regarding individuals in the European Union, including personal health data, is subject to the EU General Data Protection Regulation (the “GDPR”), which took effect across all member states of the European Economic Area (the “EEA”) in May 2018. The GDPR is wide-ranging in scope and imposes numerous requirements on companies that process personal data, including requirements relating to processing health and other sensitive data, obtaining consent of the individuals to whom the personal data relates, providing information to individuals regarding data processing activities, implementing safeguards to protect the security and confidentiality of personal data, providing notification of data breaches, and taking certain measures when engaging third-party processors. The GDPR increases Jasper’s obligations with respect to clinical trials conducted in the EEA by expanding the definition of personal data to include coded data and requiring changes to informed consent practices and more detailed notices for clinical trial subjects and investigators. In addition, the GDPR imposes strict rules on the transfer of personal data to countries outside the European Union, including the United States, and, as a result, increases the scrutiny that clinical trial sites located in the EEA should apply to transfers of personal data from such sites to countries that are considered to lack an adequate level of data protection, such as the United States. The GDPR also permits data protection authorities to require destruction of improperly gathered or used personal information and/or impose substantial fines for violations of the GDPR, which can be up to four percent of global revenues or 20 million Euros, whichever is greater, and it also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies, and obtain compensation for damages resulting from violations of the GDPR. In addition, the GDPR provides that European Union member states may make their own further laws and regulations limiting the processing of personal data, including genetic, biometric or health data.

Similar actions are either in place or under way in the United States. There are a broad variety of data protection laws that are applicable to Jasper’s activities, and a wide range of enforcement agencies at both the state and federal levels that can review companies for privacy and data security concerns based on general consumer protection laws. The Federal Trade Commission and state Attorneys General all are aggressive in reviewing privacy and data security protections for consumers. New laws also are being considered at both the state and federal levels. For example, the California Consumer Privacy Act—which went into effect on January 1, 2020—is creating similar risks and obligations as those created by GDPR, though the California Consumer Privacy Act does exempt certain information collected as part of a clinical trial subject to the Federal Policy for the Protection of Human Subjects (the Common Rule). In March 2020, the California State Attorney General proposed varying versions of companion draft regulations which are not yet finalized. Despite the delay in adopting regulations, the California State Attorney General commenced enforcement actions against violators beginning July 1, 2020. Many other states are considering similar legislation. A broad range of legislative measures also have been introduced at the federal level. Accordingly, failure to comply with federal and state laws (both those currently in effect and future legislation) regarding privacy and security of personal information could expose Jasper to fines and penalties under such laws. There also is the threat of consumer class actions related to these laws and the overall protection of personal data. Even if Jasper is not determined to have violated these laws, government investigations into these issues typically require the expenditure of significant resources and generate negative publicity, which could harm its reputation and business.

Given the breadth and depth of changes in data protection obligations, preparing for and complying with these requirements is rigorous and time intensive and requires significant resources and a review of Jasper’s technologies, systems and practices, as well as those of any third-party collaborators, service providers, contractors or consultants that process or transfer personal data collected in the European Union. The GDPR and other changes in laws or regulations associated with the enhanced protection of certain types of sensitive data, such as healthcare data or other personal information from Jasper’s clinical trials, could require it to change its business practices and put in place additional compliance mechanisms, may interrupt or delay its development, regulatory and commercialization activities and increase its cost of doing business, and could lead to government enforcement actions, private litigation and significant fines and penalties against it and could have a material adverse effect on its business, financial condition, or results of operations.

Jasper or Jasper’s partners may be subject to stringent privacy laws, information security laws, regulations, policies and contractual obligations related to data privacy and security and changes in such laws, regulations, policies or how they are interpreted or changes in contractual obligations could adversely affect Jasper’s business.

There are numerous U.S. federal and state data privacy and protection laws and regulations that apply to the collection, transmission, processing, storage and use of personally-identifying information, which among other things, impose certain requirements relating to the privacy, security and transmission of personal information. The legislative and regulatory landscape for privacy and data protection continues to evolve in jurisdictions worldwide, and there has been an increasing focus on privacy and data protection issues with the potential to affect Jasper’s business. Failure to comply with any of these laws and regulations could result in enforcement action against Jasper, including fines, imprisonment of company officials and public censure, claims for damages by affected individuals, damage to Jasper’s reputation and loss of goodwill, any of which could have a material adverse effect on Jasper’s business, financial condition, results of operations or prospects.

If Jasper is unable to properly protect the privacy and security of health-related information or other sensitive or confidential information in Jasper’s possession, Jasper could be found to have breached its contracts. Further, if Jasper fails to comply with applicable privacy laws, including applicable HIPAA privacy and security standards, Jasper could face significant administrative, civil and criminal penalties. Enforcement activity can also result in financial liability and reputational harm, and responses to such enforcement activity can consume significant internal resources. In addition, state attorneys general are authorized to bring civil actions seeking either injunctions or damages in response to violations that threaten the privacy of state residents.

Risks Related to Employee Matters, Managing Growth and Information Technology

If Jasper loses key management personnel, or if it fails to recruit additional highly skilled personnel, Jasper’s ability to continue developing and to identify and develop new or next generation product candidates will be impaired, which could result in delays in the development process, loss of market opportunities, make Jasper less competitive and have a material adverse effect on Jasper’s business, financial condition and results of operations.

Jasper’s ability to compete in the highly competitive biotechnology and pharmaceutical industries depends upon Jasper’s ability to attract and retain highly qualified managerial, scientific and medical personnel. Jasper is highly dependent on its management, particularly its Chief Executive Officer, the members of its executive team, and key scientific and medical personnel employees. The loss of the services of any of Jasper’s executive officers, key employees, and scientific and medical advisors, and Jasper’s inability to find suitable replacements, could result in delays in product development and harm Jasper’s business.

Jasper conducts its operations at its facility in the San Francisco Bay Area. This region is headquarters to many other biopharmaceutical companies and many academic and research institutions. Competition for skilled personnel in Jasper’s market is intense and may limit Jasper’s ability to hire and retain highly qualified personnel on acceptable terms or at all.

To induce valuable employees to remain at Jasper, in addition to salary and cash incentives, Jasper has provided stock options that vest over time. The value to employees of stock options that vest over time may be significantly affected by movements in Jasper’s stock price that are beyond Jasper’s control, and may at any time be insufficient to counteract more lucrative offers from other companies. Despite Jasper’s efforts to retain valuable employees, members of Jasper’s management, scientific and development teams may terminate their employment with Jasper on short notice. Although Jasper has employment agreements with its key employees, these agreements provide for at-will employment, which means that any of Jasper’s employees could leave Jasper’s employment at any time, with or without notice. Jasper does not maintain “key man” insurance policies on the lives of these individuals or the lives of any of Jasper’s other employees. Jasper’s success also depends on Jasper’s ability to continue to attract, retain and motivate highly skilled junior, mid-level and senior managers as well as junior, mid-level and senior scientific and medical personnel.

Jasper and its management have a limited track record as an operating company. Failures in the operational execution of the expected business plans may have a material impact on Jasper’s commercial prospects. Further, if Jasper is not able to attract and retain highly-qualified personnel, it may not be able to successfully implement its business strategy.

Jasper’s management team has worked together for only a limited period of time and has a limited track record of executing its business plan as a team. In addition, Jasper has recently filled a number of positions in its finance and accounting staff. Accordingly, certain key personnel have only recently assumed the duties and responsibilities they are now performing, and it is difficult to predict whether Jasper’s management team, individually and collectively, will be effective in operating its business. These changes may cause speculation and uncertainty regarding Jasper’s commercial prospects and may cause or result in:

•        disruption of Jasper’s business or distraction of its employees and management;

•        difficulty in recruiting, hiring, motivating, and retaining talented and skilled personnel;

•        stock price volatility; and

•        difficulty in negotiating, maintaining, or consummating business or strategic relationships or transactions.

If Jasper is unable to mitigate these risks or to attract and retain highly qualified personnel, its revenue, operating results and financial condition may be adversely impacted.

Jasper will need to grow the size of its organization, and Jasper may experience difficulties in managing this growth.

As of August 15, 2021, Jasper had 24 full-time employees. As Jasper’s development, manufacturing and commercialization plans and strategies develop, and as Jasper transitions into operating as a public company, Jasper expects to need and is actively recruiting additional managerial, operational, sales, marketing, financial and other personnel. Future growth would impose significant added responsibilities on members of management, including:

•        identifying, recruiting, integrating, maintaining and motivating additional employees;

•        managing Jasper’s internal development efforts effectively, including the clinical, FDA and international regulatory review process for Jasper’s product candidates, while complying with Jasper’s contractual obligations to contractors and other third parties; and

•        improving Jasper’s operational, financial and management controls, reporting systems and procedures.

Jasper’s future financial performance and its ability to commercialize its product candidates will depend, in part, on its ability to effectively manage any future growth, and its management may also have to divert a disproportionate amount of time to managing these growth activities.

Jasper currently relies, and for the foreseeable future will continue to rely, in substantial part on certain independent organizations, advisors and consultants to provide certain services, including substantially all aspects of regulatory approval, clinical management and manufacturing. Jasper cannot assure you that the services of independent organizations, advisors and consultants will continue to be available to Jasper on a timely basis when needed, or that Jasper can find qualified replacements. In addition, if Jasper is unable to effectively manage its outsourced activities or if the quality or accuracy of the services provided by consultants is compromised for any reason, Jasper’s clinical trials may be extended, delayed or terminated, and Jasper may not be able to obtain regulatory approval of its product candidates or otherwise advance its business. Jasper cannot assure you that it will be able to manage its existing consultants or find other competent outside contractors and consultants on economically reasonable terms, or at all. If Jasper is not able to effectively expand its organization by hiring new employees and expanding its groups of consultants and contractors, or if Jasper is not able to effectively build out new facilities to accommodate this expansion, Jasper may not be able to successfully implement the tasks necessary for further development and commercialization of its product candidates and, accordingly, may not achieve its research, development and commercialization goals.

Jasper’s insurance policies may be inadequate and potentially expose Jasper to unrecoverable risks.

Jasper has limited director and officer insurance and commercial insurance policies. Any significant insurance claims would have a material adverse effect on Jasper’s business, financial condition and results of operations. Insurance availability, coverage terms and pricing continue to vary with market conditions. Jasper endeavors to obtain appropriate insurance coverage for insurable risks that Jasper identifies; however, Jasper may fail to correctly anticipate or quantify insurable risks; Jasper may not be able to obtain appropriate insurance coverage; and insurers may not respond as Jasper intends to cover insurable events that may occur. Jasper has observed rapidly changing conditions in the insurance markets relating to nearly all areas of traditional corporate insurance. Such conditions have resulted in higher premium costs, higher policy deductibles and lower coverage limits. For some risks, Jasper may not have or maintain insurance coverage because of cost or availability.

Jasper’s internal computer systems, or those of its third-party vendors, collaborators or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of its product development programs, compromise sensitive information related to its business or prevent Jasper from accessing critical information, potentially exposing it to liability or otherwise adversely affecting its business.

Jasper’s internal computer systems and those of Jasper’s current and any future third-party vendors, collaborators and other contractors or consultants are vulnerable to damage or interruption from computer viruses, computer hackers, malicious code, employee theft or misuse, denial-of-service attacks, sophisticated nation-state and nation-state-supported actors, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While Jasper seeks to protect its information technology systems from system failure, accident and security breach, if such an event were to occur and cause interruptions in Jasper’s operations, it could result in a disruption of Jasper’s development programs and Jasper’s business operations, whether due to a loss of Jasper’s trade secrets or other proprietary information or other disruptions. For example, the loss of clinical trial data from future clinical trials could result in delays in Jasper’s regulatory approval efforts and significantly increase Jasper’s costs to recover or reproduce the data. If Jasper was to experience a significant cybersecurity breach of its information systems or data, the costs associated with the investigation, remediation and potential notification of the breach to counter-parties and data subjects could be material. In addition, Jasper’s remediation efforts may not be successful. If Jasper does not allocate and effectively manage the resources necessary to build and sustain the proper technology and cybersecurity infrastructure, Jasper could suffer significant business disruption, including transaction errors, supply chain or manufacturing interruptions, processing inefficiencies, data loss or the loss of or damage to intellectual property or other proprietary information.

Although Jasper takes such steps to help protect confidential and other sensitive information from unauthorized access or disclosure, Jasper’s information technology and infrastructure may be vulnerable to attacks by hackers or viruses, failures, or breaches due to third-party action, employee negligence or error, malfeasance, or other incidents or disruptions. For example, Jasper could be the target of phishing attacks seeking confidential information regarding Jasper’s employees. Furthermore, while Jasper has implemented data privacy and security measures in an effort to comply with applicable laws and regulations relating to privacy and data protection, some health-related and other personal information or confidential information may be transmitted to Jasper by third parties, who may not implement adequate security and privacy measures, and it is possible that laws, rules and regulations relating to privacy, data protection, or information security may be interpreted and applied in a manner that is inconsistent with Jasper’s practices or those of third parties who transmit health-related and other personal information or confidential information to Jasper.

To the extent that Jasper or these third parties are found to have violated such laws, rules or regulations or that any disruption or security breach were to result in a loss of, or damage to, Jasper’s or Jasper’s third-party vendors’, collaborators’ or other contractors’ or consultants’ data or applications, or inappropriate disclosure of confidential or proprietary information, Jasper could incur liability including litigation exposure, penalties and fines, Jasper could become the subject of regulatory action or investigation, Jasper’s competitive position could be harmed and the further development and commercialization of Jasper’s product candidates could be delayed. Any of the above could have a material adverse effect on Jasper’s business, financial condition, results of operations or prospects.

Unstable market and economic conditions may have serious adverse consequences on Jasper’s business, financial condition and share price.

As widely reported, global credit and financial markets have experienced volatility and disruptions in the past several years and especially in 2020 due to the impacts of the COVID-19 pandemic, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates and uncertainty about economic stability. There can be no assurances that further deterioration in credit and financial markets and confidence in economic conditions will not occur. Jasper’s general business strategy may be adversely affected by any such economic downturn, volatile business environment or continued unpredictable and unstable market conditions. If the current equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on Jasper’s growth strategy, financial performance and share price and could require Jasper to delay or abandon clinical development plans.

Risks Related to Ownership of New Jasper Common Stock Following the Business Combination

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts or for other reasons, the market price of AMHC’s securities or, following the Business Combination, New Jasper’s securities, may decline.

If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of AMHC’s securities prior to the Closing may decline. The market values of New Jasper’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which AMHC’s stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of New Jasper’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for New Jasper’s securities. Accordingly, the valuation ascribed to Jasper may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for New Jasper’s securities develops and continues, the trading price of New Jasper’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond New Jasper’s control. Any of the factors listed below could have a negative impact on your investment in New Jasper’s securities and New Jasper’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of New Jasper’s securities may not recover and may experience a further decline.

Factors affecting the trading price of New Jasper’s securities may include:

•        adverse regulatory decisions;

•        any delay in New Jasper’s regulatory filings for its product candidates and any adverse development or perceived adverse development with respect to the applicable regulatory authority’s review of such filings, including without limitation the FDA’s issuance of a “refusal to file” letter or a request for additional information;

•        the impacts of the ongoing COVID-19 pandemic and related restrictions;

•        the commencement, enrollment or results of any future clinical trials New Jasper may conduct, or changes in the development status of its product candidates;

•        adverse results from, delays in or termination of clinical trials;

•        unanticipated serious safety concerns related to the use of New Jasper’s product candidates;

•        lower than expected market acceptance of New Jasper’s product candidates following approval for commercialization;

•        changes in financial estimates by New Jasper or by any securities analysts who might cover its stock;

•        changes in the market valuations of similar companies;

•        stock market price and volume fluctuations of comparable companies and, in particular, those that operate in the biopharmaceutical industry;

•        publication of research reports about New Jasper or its industry or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•        announcements by New Jasper or its competitors of significant acquisitions, strategic partnerships or divestitures;

•        announcements of investigations or regulatory scrutiny of its operations or lawsuits filed against New Jasper;

•        investors’ general perception of New Jasper’s business or management;

•        recruitment or departure of key personnel;

•        overall performance of the equity markets;

•        disputes or other developments relating to intellectual property rights, including patents, litigation matters and New Jasper’s ability to obtain, maintain, defend, protect and enforce patent and other intellectual property rights for its technologies;

•        significant lawsuits, including patent or stockholder litigation;

•        proposed changes to healthcare laws in the U.S. or foreign jurisdictions, or speculation regarding such changes;

•        general political and economic conditions; and

•        other events or factors, many of which are beyond New Jasper’s control.

In addition, the stock market in general, Nasdaq and pharmaceutical companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of New Jasper’s securities, regardless of New Jasper’s actual operating performance. In the past, stockholders have initiated class action lawsuits against pharmaceutical and biotechnology companies following periods of volatility in the market prices of these companies’ stock. Such litigation, if instituted against New Jasper, could cause it to incur substantial costs and divert management’s attention and resources from its business.

Insiders will have substantial control over New Jasper after the Business Combination, which could limit your ability to affect the outcome of key transactions, including a change of control.

Upon the completion of the PIPE Investment, New Jasper’s directors and executive officers and their affiliates will beneficially own approximately 28.9% of the outstanding shares of New Jasper Common Stock. As a result, these stockholders, if they act together, will be able to influence New Jasper’s management and affairs and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as a merger or other sale of New Jasper or its assets. This concentration of ownership may have the effect of delaying or preventing a change in control of Jasper or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if that change in control would benefit New Jasper’s other stockholders. This significant concentration of ownership may also adversely affect the trading price for Jasper’s common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. For information regarding the ownership of New Jasper’s outstanding stock by New Jasper’s executive officers, directors, and current beneficial owners of 5% or more of New Jasper’s voting securities and their respective affiliates, please see the section titled “Beneficial Ownership of Securities.”

Following the completion of the Business Combination, New Jasper will incur significant increased expenses and administrative burdens as a public company, which could negatively impact its business, financial condition and results of operations.

Following the completion of the Business Combination, New Jasper will face increased legal, accounting, administrative and other costs and expenses as a public company that Jasper does not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require New Jasper to carry out activities Jasper has not done previously. For example, New Jasper will adopt new charters for its board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), New Jasper could incur additional costs rectifying those issues, and the existence of those issues could adversely affect New Jasper’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with New Jasper’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the New Jasper Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require New Jasper to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

New Jasper’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could negatively impact its business.

Jasper is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the completion of the Business Combination, New Jasper will be required to provide management’s attestation on internal controls over financial reporting. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Jasper as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If New Jasper is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

New Jasper will qualify as an “emerging growth company” within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make New Jasper’s securities less attractive to investors and may make it more difficult to compare New Jasper’s performance to the performance of other public companies.

AMHC and Jasper both qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act, and therefore, New Jasper will remain an emerging growth company after the completion of the Business Combination. As such, New Jasper will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including, but no limited to, (a) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (b) reduced disclosure obligations regarding executive compensation in New Jasper’s periodic reports and proxy statements and (c) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, New Jasper’s stockholders may not have access to certain information they may deem important. New Jasper will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Initial Public Offering, (b) in which New Jasper has total annual gross revenue of at least $1.07 billion, or (c) in which New Jasper is deemed to be a large accelerated filer, which means the market value of New Jasper’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which New Jasper has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. New Jasper cannot predict whether investors will find New Jasper’s securities less attractive because it will rely on these exemptions. If some investors find New Jasper’s securities less attractive as a result of New Jasper’s reliance on these exemptions, the trading prices of New Jasper’s securities may be lower than they otherwise would be, there may be a less active trading market for New Jasper’s securities and the trading prices of New Jasper’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. Because AMHC is an emerging growth company that elected to defer adoption of new or revised accounting standards, New Jasper intends to take advantage of the exemption for complying with new or revised accounting standards within the same time periods as private companies, which means that when a standard is issued or revised and it has different application dates for public or private companies, New Jasper, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New Jasper’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Even after New Jasper no longer qualifies as an emerging growth company, it may still qualify as a “smaller reporting company,” which would allow New Jasper to take advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in New Jasper’s periodic reports and proxy statements. If New Jasper ceases to be an emerging growth company, and does not qualify as a smaller reporting company, it will no longer be able to take advantage of certain exemptions from reporting discussed above, including not being able to take advantage of extended transition periods for the adoption of new or modified accounting standards, and, absent other exemptions or relief available from the SEC, it will also be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act if it is no longer a non-accelerated filer at such time. New Jasper will incur additional expenses in connection with such compliance and its management will need to devote additional time and effort to implement and comply with such requirements.

There are risks to stockholders who are not affiliates of our Sponsor of becoming stockholders of New Jasper through the Business Combination rather than through an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of our Sponsor.

There are risks associated with Jasper becoming publicly traded through a business combination with AMHC (a special purpose acquisition company) instead of through an underwritten offering, including that investors will not receive the benefit of any independent review by an underwriter of Jasper’s business, finances and operations, including its projections.

Underwritten public offerings of securities are typically subject to a due diligence review of the issuer by the underwriters to satisfy duties under the Securities Act, the rules of the Financial Industry Regulatory Authority, Inc. (FINRA) and the rules of the national securities exchange on which such securities will be listed. Additionally, underwriters conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering and undertake a due diligence review process in order to establish a due diligence defense against liability for claims under the federal securities laws. Stockholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type typically performed by underwriters in a public securities offering. AMHC cannot assure you that due diligence conducted in connection with the Business Combination has identified all material issues that may be present in Jasper’s business prior to the completion of the Business Combination during the course of due diligence, that it would be possible to uncover all material issues through a customary due diligence process (whether undertaken by an underwriter or by AMHC), or that factors outside of Jasper’s and AMHC’s control will not later arise.

In addition, our Sponsor and certain of AMHC’s executive officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of stockholders generally. Such interests may have influenced AHMC’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See “Business Combination Proposal — Interests of AMHC’s Directors and Executive Officers in the Business Combination” for additional information on interests of AMHC’s directors and executive officers.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about New Jasper, its business, or its market, or if they change their recommendations regarding New Jasper’s securities adversely, the price and trading volume of New Jasper’s securities could decline.

The trading market for New Jasper Common Stock will be influenced by the research and reports that industry or financial analysts publish about New Jasper or New Jasper’s business. Securities and industry analysts do not currently, and may never, publish research on New Jasper. If no or few analysts commence coverage of New Jasper, the trading price of New Jasper’s stock would likely decrease. Even if New Jasper does obtain analyst coverage, if one or more of the analysts covering New Jasper’s business downgrade their evaluations of New Jasper’s stock, the price of New Jasper’s stock could decline. If one or more of these analysts cease to cover New Jasper’s stock, Jasper could lose visibility in the market for its stock, which in turn could cause New Jasper’s stock price to decline.

Future sales, or the perception of future sales, by New Jasper or its stockholders in the public market following the Business Combination, the issuance of rights to purchase New Jasper Common Stock, including pursuant to the Equity Incentive Plan and the ESPP, and future exercises of registration rights could result in the additional dilution of the percentage ownership of New Jasper’s stockholders and cause the market price for New Jasper Common Stock to decline.

The sale of shares of New Jasper’s Common Stock, convertible securities or other equity securities in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of New Jasper Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for New Jasper to sell equity securities in the future at a time and at a price that it deems appropriate. In addition, if New Jasper sells shares of New Jasper Common Stock, convertible securities or other equity securities, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to New Jasper’s exiting stockholders, and new investors could gain rights, preferences, and privileges senior to the holders of New Jasper Common Stock, including New Jasper Common Stock issued in connection with the Business Combination.

Pursuant to the Equity Incentive Plan, which will become effective the day prior to the Closing, New Jasper is authorized to grant equity awards to its employees, directors and consultants. In addition, pursuant to the ESPP, which will become effective the day prior to the Closing, New Jasper is authorized to sell shares to its employees. A total of 4,400,000 and 550,000 shares of common stock have been reserved for future issuance under the Equity Incentive Plan and the ESPP, respectively. In addition, the Equity Incentive Plan and ESPP provide for annual automatic increases in the number of shares reserved thereunder, beginning on January 1, 2022. As a result of such annual increases, New Jasper’s stockholders may experience additional dilution, which could cause the price of New Jasper Common Stock to fall.

Pursuant to the Amended and Restated Registration Rights Agreement to be entered into in connection with the Business Combination, certain stockholders of AMHC and Jasper can each demand that New Jasper register their registrable securities under certain circumstances and will each also have piggyback registration rights for these securities. In addition, following the Closing, New Jasper is required to file and maintain an effective registration statement under the Securities Act covering such securities and certain other securities of New Jasper. The registration of these securities will permit the public sale of such securities, subject to certain contractual restrictions imposed by the Amended and Restated Registration Rights Agreement and the Business Combination Agreement. The presence of these additional shares of common stock trading in the public market may have an adverse effect on the market price of New Jasper’s securities.

In the future, New Jasper may also issue its securities in connection with investments or acquisitions. The amount of shares of New Jasper Common Stock issued in connection with an investment or acquisition could constitute a material portion of New Jasper’s then-outstanding shares of common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to New Jasper’s stockholders.

Because there are no current plans to pay cash dividends on New Jasper Common Stock for the foreseeable future, you may not receive any return on investment unless you sell New Jasper Common Stock for a price greater than that which you paid for it.

New Jasper may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of the New Jasper Board and will depend on, among other things, New Jasper’s results of operations, financial condition, cash requirements, contractual restrictions and other factors that the New Jasper Board may deem relevant. In addition, New Jasper’s ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness it or its subsidiaries incur. As a result, you may not receive any return on an investment in New Jasper Common Stock unless you sell your shares of common stock for a price greater than that which you paid for it.

Anti-takeover provisions in the Proposed Charter and under Delaware law could make an acquisition of New Jasper, which may be beneficial to its stockholders, more difficult and may prevent attempts by its stockholders to replace or remove New Jasper’s current management.

The Proposed Charter, which will be in effect upon completion of the Business Combination, will contain provisions that could delay or prevent a change of control of New Jasper or changes in the New Jasper Board that New Jasper’s stockholders might consider favorable. Some of these provisions include:

•        a board of directors divided into three classes serving staggered three-year terms, such that not all members of the board will be elected at one time;

•        a prohibition on stockholder action through written consent, which requires that all stockholder actions be taken at a meeting of New Jasper’s stockholders;

•        a requirement that special meetings of stockholders be called only by the chairman of the New Jasper Board, the chief executive officer, the president, or by a majority of the total number of authorized directors;

•        advance notice requirements for stockholder proposals and nominations for election to the New Jasper Board;

•        a requirement that no member of the New Jasper Board may be removed from office by New Jasper’s stockholders except for cause and, in addition to any other vote required by law, upon the approval of not less than two-thirds of all outstanding shares of New Jasper’s voting stock then entitled to vote in the election of directors;

•        a requirement of approval of not less than two-thirds of all outstanding shares of New Jasper’s voting stock to amend any bylaws by stockholder action or to amend specific provisions of New Jasper’s certificate of incorporation; and

•        the authority of the New Jasper Board to issue preferred stock on terms determined by the New Jasper Board without stockholder approval and which preferred stock may include rights superior to the rights of the holders of common stock

In addition, because New Jasper is incorporated in Delaware, New Jasper will be governed by the provisions of Section 203 of the DGCL, which may prohibit certain business combinations with stockholders owning 15% or more of New Jasper’s outstanding voting stock. These anti-takeover provisions and other provisions in the Proposed Charter and Proposed Bylaws could make it more difficult for stockholders or potential acquirors to obtain control of the New Jasper Board or initiate actions that are opposed by the then-current board of directors and could also delay or impede a merger, tender offer, or proxy contest involving New Jasper. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing or cause New Jasper to take other corporate actions you desire. Any delay or prevention of a change of control transaction or changes in the New Jasper Board could cause the market price of New Jasper Common Stock to decline. For more information, see the section titled “Description of New Jasper Securities”.

The Proposed Charter that will be in effect upon the Closing will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between New Jasper and its stockholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with New Jasper or its directors, officers or employees.

The Proposed Charter will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on New Jasper’s behalf; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of New Jasper’s current or former directors, officers, or other employees to New Jasper or New Jasper’s stockholders; (iii) any action or proceeding asserting a claim against New Jasper or any of New Jasper’s current or former directors, officers, or other employees, arising out of or pursuant to any provision of the DGCL, the Proposed Charter or Proposed Bylaws; (iv) any action or proceeding to interpret, apply, enforce, or determine the validity of the Proposed Charter or Proposed Bylaws; (v) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any action asserting a claim against New Jasper or any of New Jasper’s directors, officers, or other employees governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. These provisions would not apply to suits brought to enforce a duty or liability created by the Exchange Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Proposed Charter will provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, New Jasper would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Proposed Charter. This may require significant additional costs associated with resolving such action in other jurisdictions and the provisions may not be enforced by a court in those other jurisdictions.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Jasper or New Jasper’s directors, officers, or other employees and may discourage these types of lawsuits. In addition, a stockholder that is unable to bring a claim in the judicial forum of its choosing may be required to incur additional costs in the pursuit of actions which are subject to these exclusive forum provisions, particularly if the stockholder does not reside in or near Delaware. Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. If a court were to find the exclusive forum provision contained in the Proposed Charter to be inapplicable or unenforceable in an action, New Jasper may incur further significant additional costs associated with resolving such action in other jurisdictions, all of which could seriously harm its business.

Risks Related to AMHC and the Business Combination

Unless the context otherwise requires, references in this subsection “— Risks Related to AMHC and the Business Combination” to “we”, “us” and “our” generally refer to AMHC in the present tense or New Jasper from and after the Business Combination.

AMHC and Jasper will incur significant transaction costs in connection with the Business Combination.

Each of AMHC and Jasper has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the Business Combination. Jasper may also incur additional costs to retain key employees. AMHC and Jasper will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the Business Combination. AMHC and Jasper estimate that they will incur approximately $16.0 million in aggregate transaction costs, inclusive of $1.9 million of deferred underwriting commissions. Some of these costs are payable regardless of whether the Business Combination is completed. See “Business Combination Proposal — Expenses”.

The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.

The completion of the Business Combination is subject to a number of conditions. The completion of the Business Combination is not assured and is subject to risks, including the risk that approval of the Business Combination by AMHC stockholders is not obtained, or that other Closing conditions are not satisfied. If AMHC does not complete the Business Combination, it could be subject to several risks, including:

•        the parties may be liable for damages to one another under the terms and conditions of the Business Combination Agreement;

•        negative reactions from the financial markets, including declines in the price of Class A Common Stock due to the fact that current prices may reflect a market assumption that the Business Combination will be completed; and

•        the attention of AMHC’s management will have been diverted to the Business Combination rather than the pursuit of other opportunities in respect of an initial business combination.

For more information about the Closing conditions to the Business Combination, see the section titled “Business Combination Proposal — The Business Combination Agreement — Conditions to Closing of the Business Combination.”

AMHC or Jasper may waive one or more of the Closing conditions without re-soliciting stockholder approval.

Certain conditions to AMHC’s or Jasper’s obligations to complete the Business Combination may be waived, in whole or in part, to the extent legally allowed, either unilaterally or by agreement of AMHC and Jasper. In the event of a waiver of a condition, the Board will evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and re-solicitation of proxies is necessary. In the event that the Board determines any such waiver is not significant enough to require re-solicitation of its stockholders, it will have the discretion to complete the Business Combination without seeking further stockholder approval.

For more information about the closing conditions to the Business Combination, see the section titled “Business Combination Proposal — The Business Combination Agreement — Conditions to Closing of the Business Combination.”

AMHC’s ability to successfully effect the Business Combination and to be successful thereafter will be totally dependent upon the efforts of its key personnel, including Jasper’s key personnel, all of whom are expected to join New Jasper following the Business Combination. While AMHC intends to closely scrutinize any individuals it engages after the Business Combination, it cannot assure you that its assessment of these individuals will prove to be correct.

AMHC’s ability to successfully effect the Business Combination is dependent upon the efforts of AMHC’s key personnel and the key personnel of Jasper, particularly its Chief Executive Officer, the members of its executive team, and key scientific and medical personnel employees. Although AMHC expects all of such key personnel of Jasper to remain with Jasper following the Business Combination, it is possible that New Jasper will lose some key personnel, the loss of which could negatively impact the operations and profitability of New Jasper. While AMHC intends to closely scrutinize any individuals it engages after the Business Combination, it cannot assure you that its assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a public company, which could cause AMHC to have to expend time and resources helping them become familiar with such requirements. This could be expensive and time-consuming and could lead to various regulatory issues which may adversely affect its operations. Additionally, AMHC cannot assure you that New Jasper will be successful in integrating and retaining such key personnel, or in identifying and recruiting additional key individuals New Jasper determines may be necessary following the Business Combination.

AMHC’s Sponsor, directors and officers have interests in the Business Combination which may be different from or in addition to (and which may conflict with) the interests of its stockholders.

AMHC’s Sponsor, officers and directors and their respective affiliates and associates have interests in and arising from the Business Combination that are different from, or in addition to (and which may conflict with), the interests of the Public Stockholders, which could result in a real or perceived conflict of interest. These interests include, among other things, the interests listed below:

•        If we are unable to complete our initial business combination by November 22, 2021, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish the Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our Warrants, which will expire worthless if we fail to complete our business combination by November 22, 2021.

•        Our Sponsor, officers and directors and their respective affiliates and associates have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if we fail to complete our initial business combination by November 22, 2021. However, if our Sponsor, officers and directors and their respective affiliates and associates acquire Public Shares, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete our initial business combination by such date.

•        Simultaneously with the closing of our Initial Public Offering, pursuant to the Private Placement Warrants Purchase Agreement, we completed the private sale of an aggregate of the Private Placement Warrants at a purchase price of $1.00 per Private Placement Warrant to our Sponsor, generating gross proceeds to us of $4,000,000. The Private Placement Warrants are each exercisable commencing the later of 30 days following the Closing of the Business Combination and 12 months from the closing of our Initial Public Offering, which occurred on November 22, 2019, for one share of Class A Common Stock at $11.50 per share. If we do not consummate a business combination transaction by November 22, 2021, then the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants. The Private Placement Warrants held by our initial stockholders had an aggregate market value of approximately $ based upon the closing price of $ per Public Warrant on Nasdaq on the Record Date.

•        Our Sponsor, officers and directors and their respective affiliates and associates will lose their entire original investment of $4,025,000 consisting of our Sponsor’s $25,000 initial investment and our Sponsor’s $4,000,000 Private Placement Warrant purchase price if we do not complete a business combination by November 22, 2021. The value of such investment is $ based upon the closing price of $ per Public Share and $ per Public Warrant on Nasdaq on the Record Date.

•        Certain of our officers and directors may continue to serve as officers and/or directors of AMHC after the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the Board determines to pay to its directors and/or officers.

•        In August 2019, our Sponsor purchased an aggregate of 2,875,000 Founder Shares in exchange for a capital contribution of $25,000, or approximately $0.009 per Founder Share. Because the underwriters of the Initial Public Offering did not exercise their over-allotment option, 375,000 of the Founder Shares were forfeited in January 2020, and 2,500,000 such Founder Shares remain outstanding as of the date hereof. As a result of this low initial price, our Sponsor, its affiliates and our management team and advisors stand to earn a positive rate of return or profit on their investment, even if other stockholders, such as Public Stockholders, experience a negative rate of return because the post-business combination company subsequently declines in value. Thus, our Sponsor, officers and directors and their respective affiliates and associates may have more of an economic incentive for us to, rather than liquidate if we fail to complete our initial business combination by November 22, 2021, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their Founder Shares.

•        Our Sponsor, officers and directors and their respective affiliates and associates collectively (including entities controlled by officers and directors) have made an aggregate average investment per share of $0.59 (including the 2,875,000 Founder Shares and 4,000,000 Private Placement Warrants) as of the consummation of the Initial Public Offering. Because the underwriters of the Initial Public Offering did not exercise their over-allotment option, 375,000 of the Founder Shares were forfeited in January 2020, and 2,500,000 Founder Shares remain outstanding as of the date hereof. Following the forfeiture of the 375,000 Founder Shares, the aggregate average investment amount of our Sponsor, officers and directors and their respective affiliates and associates is $0.62 per share. As a result of the significantly lower investment per share of our Sponsor, officers and directors and their respective affiliates and associates as compared with the investment per share of our Public Stockholders, a transaction which results in an increase in the value of the investment of our Sponsor, officers and directors may result in a decrease in the value of the investment of our Public Stockholders.

•        In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of the offering against certain liabilities, including liabilities under the Securities Act.

•        If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans. As of August 20, 2021, there was approximately $100,087,589.75 in investments and cash held in the Trust Account and approximately $111,536.61 of cash held outside the Trust Account available for working capital purposes.

•        Following the Closing, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•        Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, our Sponsor, our officers and directors and their respective affiliates and associates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by AMHC from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination.

•        Following the Closing, our Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to AMHC and remain outstanding. As of the date of this proxy statement/prospectus, our Sponsor has not made any advances to us for working capital expenses, and there are no outstanding fees or out-of-pocket expenses for which our Sponsor and its affiliates are waiting reimbursement. As of the date of this proxy statement/prospectus, other than one immaterial reimbursable expense owed to Mr. Kapoor, our President, there are no outstanding loans, fees or out-of-pocket expenses for which our officers or directors are awaiting reimbursement.

•        Our Sponsor will be party to the Amended and Restated Registration Rights Agreement, which will come into effect at the Effective Time.

•        Affiliates of the Sponsor, including certain of our officers and directors, will fund $28,350,000 in the PIPE Investment.

•        Mr. Kapoor, our President, will be eligible to receive a one-time bonus in the amount of $300,000 if our business combination is successfully closed and publicly announced. See “Business Combination Proposal — Interests of AMHC’s Directors and Executive Officers in the Business Combination” for additional information on interests of AMHC’s directors and executive officers.

These financial interests of the Sponsor, our officers and our directors and their respective affiliates and associates may have influenced their motivation in identifying and selecting Jasper as a business combination target, and their decision to approve the Business Combination. In considering the recommendations of the Board to vote for the Proposals, our stockholders should consider these interests.

Activities taken by AMHC’s affiliates to purchase, directly or indirectly, Public Shares will increase the likelihood of approval of the Business Combination Proposal and the other Proposals and may affect the market price of the AMHC’s securities.

Our Sponsor, directors, officers, advisors or their affiliates may purchase shares and/or warrants in privately negotiated transactions from investors or in the open market, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares, vote their Public Shares in favor of the Business

Combination Proposal or not redeem their Public Shares either prior to or following the Closing, although they are under no obligation to do so. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they could include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Sponsor for nominal value. In addition, AMHC could seek to obtain additional financing, including, without limitation, through additional private investments in public equity or forward-purchase agreements or similar arrangements, to, among other things, fund redemptions of our Public Shares by our Public Stockholders. None of our Sponsor, directors, officers, advisors or their affiliates will make any such purchases when such parties are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Although none of our Sponsor, directors, officers, advisors or their affiliates currently anticipate paying any premium purchase price for such Public Shares, in the event such parties do, the payment of a premium may not be in the best interest of those stockholders not receiving any such additional consideration. There is no limit on the number of shares that could be acquired by our Sponsor, directors, officers, advisors or their affiliates, or the price such parties may pay, subject to compliance with applicable law and Nasdaq rules.

The purpose of any such transactions could be to, among other things, (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or (ii) increase the likelihood that the Minimum Cash Condition is satisfied. If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such Proposals would be approved. If the market does not view the Business Combination positively, purchases of Public Shares may have the effect of counteracting the market’s view, which would otherwise be reflected in a decline in the market price of AMHC’s securities. Such purchases also would likely reduce the number of redemptions of our Public Shares in connection with the Business Combination, making it more likely that we would satisfy the Minimum Cash Condition. In addition, the termination of the support provided by these purchases may materially adversely affect the market price of AMHC’s securities. In addition, if such purchases are made, the public “float” of Class A Common Stock and the number of beneficial holders of Class A Common Stock may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of Class A Common Stock on a national securities exchange.

Other than as expressly stated herein, there are no current commitments, plans or intentions to engage in any such transactions and no terms or conditions for any such transaction have been formulated. None of the funds in the Trust Account will be used to purchase shares in such transactions.

AMHC did not obtain an opinion from an independent investment banking or accounting firm, and consequently, there can be no assurance from an independent source that the price AMHC is paying for Jasper is fair to AMHC from a financial point of view.

AMHC is not required to obtain an opinion from an independent investment banking or accounting firm that the price AMHC is paying in connection with the Business Combination is fair to AMHC from a financial point of view. The Board did not obtain a third-party valuation or fairness opinion in connection with its initial determination to approve and recommend the Business Combination. Accordingly, investors will be relying solely on the judgment of the Board in valuing Jasper’s business, and assuming the risk that the Board may not have properly valued the Business Combination.

Our Sponsor, officers and directors have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote.

Unlike some other blank check companies in which the initial stockholders agree to vote their Founder Shares in accordance with the majority of the votes cast by the Public Stockholders in connection with an initial business combination, our Sponsor, officers and directors have agreed to vote any Founder Shares, as well as any Public Shares purchased, in favor of the Business Combination. As a result, in addition to our Sponsor’s Founder Shares, we would need 3,750,001, or 37.5%, of the 10,000,000 Public Shares sold in our Initial Public Offering to be voted in favor of a transaction. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if our Sponsor and our other initial stockholders agreed to vote any Founder Shares in accordance with the majority of the votes cast by the Public Stockholders.

Subsequent to the Closing, AMHC may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although AMHC has conducted due diligence on Jasper, AMHC cannot assure you that this diligence revealed all material issues that may be present in Jasper’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of AMHC’s and Jasper’s control will not later arise. As a result, AMHC may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if AMHC’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with AMHC’s preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on AMHC’s liquidity, the fact that AMHC reports charges of this nature could contribute to negative market perceptions about New Jasper’s or AMHC’s securities. In addition, charges of this nature may cause AMHC to be unable to obtain future financing on favorable terms or at all. Accordingly, any AMHC stockholder who chooses to remain a stockholder of New Jasper following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by AMHC’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation relating to the Business Combination contained an actionable material misstatement or material omission.

Our actual financial position and results of operations may differ materially from the unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what AMHC’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what AMHC’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section titled “Unaudited Pro Forma Condensed Combined Financial Statements” for more information.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.00 per share.

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. WithumSmith+Brown, PC our independent registered public accounting firm will not execute agreements with us waiving such claims to the monies held in the Trust Account.

If, before distributing the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by our stockholders in connection with our liquidation would be reduced.

If, after we distribute the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. Furthermore, because AMHC intends to distribute the proceeds held in the Trust Account to the Public Stockholders promptly after expiration of the time AMHC has to complete an initial business combination, this may be viewed or interpreted as giving preference to the Public Stockholders over any potential creditors with respect to access to or distributions from AMHC’s assets. In addition, the Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors.

Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Our Class A Common Stock and Public Warrants are listed on Nasdaq. We cannot assure you that New Jasper’s securities will continue to be listed on Nasdaq following the Business Combination. In connection with the Business Combination, and as set forth in the Nasdaq condition in the Business Combination Agreement, we will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements, in order to continue to maintain the listing of our securities on Nasdaq. For instance, upon closing of the Business Combination, our stock price would generally be required to be at least $4.00 per share and our stockholders’ equity would generally be required to be at least $5.0 million and we would be required to have a minimum of 300 round lot holders of our securities. We cannot assure you that we will be able to meet those initial listing requirements at that time. In addition, we cannot assure you that, at the Special Meeting, we will have received confirmation that the New Jasper Common Stock has been approved, or that the parties will obtain prior to the consummation of the Business Combination approval, for listing on Nasdaq, and it is possible that such condition to the consummation of the Business Combination may be waived by the parties. As a result, you may be asked to vote to approve the Business Combination and the other proposals described in this proxy statement/prospectus without such confirmation, and, further it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived by the parties and therefore the shares of New Jasper Voting Common Stock and Public Warrants would not be listed on any nationally recognized securities exchange.

If Nasdaq delists New Jasper’s securities from trading on its exchange and New Jasper is not able to list its securities on another national securities exchange, we expect New Jasper’s securities could be quoted on an over-the-counter market. If this were to occur, New Jasper could face significant material adverse consequences, including:

•        a limited availability of market quotations for its securities;

•        reduced liquidity for its securities;

•        a determination that New Jasper Common Stock is a “penny stock”, which will require brokers trading in New Jasper Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for its securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Our independent directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our Public Stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations.

While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our Public Stockholders may be reduced below $10.00 per Public Share.

The Public Stockholders will experience immediate dilution as a consequence of, among other transactions, the issuance of New Jasper Common Stock as consideration in the Business Combination and the PIPE Investment.

In accordance with the terms of the Business Combination, at the Effective Time, (i) each outstanding share of Jasper common stock and Jasper preferred stock will be automatically cancelled, extinguished and converted into a number of shares of New Jasper Voting Common Stock or, in certain circumstances, New Jasper Non-Voting Common Stock, based on Jasper’s Equity Value, (ii) each outstanding vested and unvested option to purchase shares of Jasper’s common stock will be canceled in exchange for a comparable option to purchase shares of New Jasper Voting Common Stock, based on Jasper’s Equity Value, and (iii) each unvested award of restricted shares of Jasper’s common stock will be converted into a comparable right to receive restricted shares of New Jasper Common Stock, based on Jasper’s Equity Value.

The issuance of additional common stock will significantly dilute the equity interests of existing holders of AMHC securities, and may adversely affect prevailing market prices for the New Jasper Common Stock.

If the Business Combination does not qualify as a reorganization under Section 368(a) of the Code, Jasper Equityholders may incur a substantially greater U.S. federal income tax liability as a result of the Business Combination.

AMHC and Jasper intend for the Business Combination to be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. However, neither AMHC nor Jasper has requested, or intends to request, an opinion of tax counsel or a ruling from the Internal Revenue Service, or IRS, with respect to the tax consequences of the Business Combination and there can be no assurance that the companies’ position would be sustained by a court if challenged by the IRS. Accordingly, if the IRS or a court determines that the Business Combination does not qualify as a reorganization under Section 368(a) of the Code and is therefore fully taxable for U.S. federal income tax purposes, Jasper Equityholders generally would recognize taxable gain or loss on their receipt of New Jasper Common Stock in connection with the Business Combination.

Risks Related to the Redemption

Unless the context otherwise requires, references in this subsection “— Risks Related to the Redemption” to “we”, “us” and “our” generally refer to AMHC in the present tense or New Jasper from and after the Business Combination.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of 15.0% or more of Class A Common Stock issued in the Initial Public Offering, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares of 15.0% or more of Class A Common Stock issued in the Initial Public Offering.

A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, of 15% or more of the shares of Class A Common Stock issued in the Initial Public Offering. AMHC refers to such shares in excess of an aggregation of 15% or more of the shares issued in the Initial Public Offering as “Unredeemable Shares.” In order to determine whether a stockholder is acting in concert or as a group with another stockholder, AMHC will require each Public Stockholder seeking to exercise redemption rights to certify to AMHC whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to AMHC at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which AMHC makes the above-referenced determination. Your inability to redeem any Unredeemable Shares will reduce your influence over AMHC’s ability to consummate the Business Combination and you could suffer a material loss on your investment in AMHC if you sell Unredeemable Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Unredeemable Shares if AMHC consummates the Business Combination. As a result, in order to dispose of such shares, you would be required to sell your stock in open market transactions, potentially at a loss. Notwithstanding the foregoing, stockholders may challenge AMHC’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

There is no guarantee that a stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

AMHC can give no assurance as to the price at which a stockholder may be able to sell its Public Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including this Business Combination, may cause an increase in AMHC’s share price, and may result in a lower value realized now for a stockholder redeeming their shares than a stockholder of AMHC might realize in the future. Similarly, if a stockholder does not redeem their shares, the stockholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If AMHC’s stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of Class A Common Stock for a pro rata portion of the funds held in the Trust Account.

Holders of Public Shares are required to submit a request in writing and deliver their stock (either physically or electronically) to AMHC’s transfer agent at least two (2) business days prior to the Special Meeting in order to exercise their rights to redeem their shares for a pro rata portion of the Trust Account. Stockholders electing to redeem their shares will receive their pro rata portion of the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay AMHC’s franchise and income taxes, calculated as of two (2) business days prior to the anticipated Closing. See the section titled “Special Meeting of AMHC — Redemption Rights” for additional information on how to exercise your redemption rights.

AMHC does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for AMHC to complete the Business Combination even if a substantial majority of our stockholders do not support it.

AMHC’s amended and restated certificate of incorporation does not provide a specified maximum redemption threshold, except that AMHC will only redeem Public Shares so long as (after such redemption) its net tangible assets will be at least $5,000,001 either immediately prior to or upon consummation of the Business Combination and after payment of underwriters’ fees and commissions (such that AMHC is not subject to the SEC’s “penny stock”

rules). As a result, AMHC may be able to complete the Business Combination even though a substantial majority of the Public Stockholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to the Sponsor or AMHC’s officers, directors, advisors or their affiliates. In the event the aggregate cash consideration AMHC would be required to pay for all shares of Class A Common Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Business Combination exceed the aggregate amount of cash available to AMHC, AMHC will not complete the Business Combination or redeem any shares, all shares of Class A Common Stock submitted for redemption will be returned to the holders thereof, and AMHC instead may search for an alternate business combination.

Further, while the Business Combination Agreement provides that Jasper’s obligation to consummate the Business Combination is conditioned on, among other things, the satisfaction of the Minimum Cash Condition, such condition is for the sole benefit of Jasper and if such condition is not met, and such condition is not waived under the terms of the Business Combination Agreement, then the Business Combination could terminate and the proposed Business Combination may not be consummated. If such conditions are waived and the Business Combination is consummated with less than the Minimum Cash Condition, the cash held by New Jasper in the aggregate after the Closing may not be sufficient to allow us to operate and meet our financial obligations as they become due or to achieve the other benefits described in this proxy statement/prospectus. The additional exercise of redemption rights with respect to a large number of our Public Stockholders may make us unable to take such actions as may be desirable in order to achieve the benefits contemplated by New Jasper and this proxy statement/prospectus after consummation of the Business Combination and we may not be able to raise sufficient additional financing necessary.

The ability of AMHC stockholders to exercise redemption rights with respect to a large number of shares could increase the probability that the Business Combination would be unsuccessful and that stockholders would have to wait for liquidation in order to redeem their stock.

At the time we entered into the Business Combination Agreement and related agreements for the Business Combination, we did not know how many stockholders would exercise their redemption rights, and therefore we structured the Business Combination based on our expectations as to the number of shares that will be submitted for redemption. The Business Combination Agreement requires us to have at least $130 million of aggregate cash proceeds comprising (i) the aggregate cash proceeds available for release to any AMHC party from the Trust Account in connection with the transactions contemplated by the Business Combination Agreement (after giving effect to any redemptions of Public Shares, if any) and (ii) the aggregate cash proceeds actually received by AMHC with respect to the PIPE Investment. The above considerations may limit our ability to complete the Business Combination or optimize our capital structure.

SPECIAL MEETING OF AMHC

General

AMHC is furnishing this proxy statement/prospectus to AMHC’s stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting of AMHC to be held on September 22, 2021, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to AMHC’s stockholders on or about August 31, 2021 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides AMHC’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting will be held on September 22, 2021, at 10:00 a.m., Eastern Time as a virtual meeting. You will be able to attend, vote your shares, and submit questions during the Special Meeting via a live webcast available at https://www.cstproxy.com/amplitudehealthcareacquisition/sm2021.

Purpose of the AMHC Special Meeting

At the Special Meeting, AMHC is asking stockholders to consider and vote upon the following Proposals:

1.      The Business Combination Proposal — to adopt and approve the Business Combination Agreement and approve the Business Combination.

2.      The Charter Amendment Proposal — to approve, assuming the Business Combination Proposal is approved and adopted, the Proposed Charter, which will amend and restate the Current Charter, and which Proposed Charter will be in effect when duly filed with the Secretary of State of the State of Delaware in connection with the Closing.

3.      The Bylaws Amendment Proposal — to approve, assuming the Business Combination Proposal is approved and adopted, the Proposed Bylaws, which will amend and restate the Current Bylaws.

4.      The Advisory Charter Amendment Proposals — to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the SEC as eight separate sub-proposals:

(a)     Advisory Charter Proposal A — to change the corporate name of New Jasper to “Jasper Therapeutics, Inc.”;

(b)    Advisory Charter Proposal B — to increase AMHC’s capitalization so that it will have 490,000,000 authorized shares of voting common stock, 2,000,000 authorized shares of non-voting common stock and 10,000,000 authorized shares of preferred stock;

(c)     Advisory Charter Proposal C — to provide that the removal of any director be only for cause and by the affirmative vote of at least 66 ⅔% of New Jasper’s then-outstanding shares of capital stock entitled to vote generally in the election of directors (provided that as of the three-year anniversary of the Closing Date, such reference to “66⅔%” shall be deemed to be “50%”);

(d)    Advisory Charter Proposal D — to provide that certain amendments to provisions of the Proposed Charter will require the approval of at least 66 ⅔% of New Jasper’s then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class (provided that as of the three-year anniversary of the Closing Date, such reference to “66⅔%” shall be deemed to be “50%”);

(e)     Advisory Charter Proposal E — to provide that amendments to the Proposed Bylaws will require the approval of at least 66 ⅔% of New Jasper’s then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class (provided that as of the three-year anniversary of the Closing Date, such reference to “66⅔%” shall be deemed to be “50%”);

(f)     Advisory Charter Proposal F — to make New Jasper’s corporate existence perpetual as opposed to AMHC’s corporate existence, which is required to be dissolved and liquidated 24 months following the closing of its initial public offering, and to remove from the Proposed Charter the various provisions applicable only to special purpose acquisition companies;

(g)    Advisory Charter Proposal G — to remove the provision that allows certain stockholders to act by written consent as opposed to holding a stockholders meeting; and

(h)    Advisory Charter Proposal H — to remove the current limitation in place on the corporate opportunity doctrine.

5.      The Nasdaq Stock Issuance Proposal — to approve, assuming the Business Combination Proposal is approved and adopted, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, (a) the issuance of up to 27,500,000 newly issued shares of New Jasper Common Stock in the Business Combination, which amount will be determined as described in more detail in the section titled “Business Combination Proposal — Ownership of New Jasper” and (b) the issuance and sale of 10,000,000 newly issued shares of Class A Common Stock in connection with the PIPE Investment.

6.      The Director Election Proposal — to approve, assuming the Business Combination Proposal is approved and adopted, the appointment of five directors who, upon consummation of the Business Combination, will become directors of New Jasper.

7.      The Equity Incentive Plan Proposal — to approve, assuming the Business Combination Proposal is approved and adopted, the Equity Incentive Plan, a copy of which is appended to this proxy statement/prospectus as Annex D, which will become effective as of the date immediately preceding the date of the Closing.

8.      The ESPP Proposal — to approve, assuming the Business Combination Proposal is adopted and approved, the ESPP, a copy of which is appended to this proxy statement/prospectus as Annex E, which will become effective as of the date immediately preceding the date of the Closing.

9.      The Adjournment Proposal — to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Amendment Proposal, the Bylaws Amendment Proposal, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal or the ESPP Proposal, or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied.

Recommendation of the Board

The Board believes that the Business Combination Proposal and the other proposals to be presented at the Special Meeting of AMHC are in the best interests of AMHC and its stockholders and unanimously recommends that its stockholders for “FOR” the Business Combination Proposal, “FOR” the Charter Amendment Proposal, “FOR” the Bylaws Amendment Proposal, “FOR” each of the Advisory Charter Amendment Proposals, “FOR” the Nasdaq Stock Issuance Proposal, “FOR” the Director Election Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting.

The existence of financial and personal interests of one or more of AMHC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of AMHC and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, AMHC’s officers and directors have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Business Combination Proposal — Interests of AMHC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

Stockholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned AMHC Common Stock at the close of business on August 20, 2021, the Record Date. Stockholders will have one vote for each share of AMHC Common Stock owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 12,500,000 shares of AMHC Common Stock entitled to vote at the Special Meeting, of which 2,500,000 were owned by the Sponsor or an affiliate thereof.

Quorum

A quorum of AMHC stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the voting power of all outstanding shares of AMHC Common Stock entitled to vote at the Special Meeting are represented in person (which would include presence at a virtual meeting) or by proxy. As of the Record Date, there were 10,000,000 shares of Class A Common Stock and 2,500,000 shares of Class B Common Stock outstanding; therefore, a total of 6,250,001 shares of AMHC Common Stock must be represented at the Special Meeting in order to constitute a quorum. Abstention and withheld votes will count as present for the purposes of establishing a quorum, but will not count as votes cast at the Special Meeting for any of the Proposals. Because the Proposals are “non-discretionary” items, your broker will not be able to vote uninstructed shares for any of the Proposals. As a result, if you do not provide voting instructions, a broker “non-vote” will be deemed to have occurred for each of the Proposals. Broker “non-votes” will not be counted as present for purposes of determining whether a quorum is present. The Sponsor holds approximately 20 % of the outstanding AMHC Common Stock.

Abstentions and Broker Non-Votes

At the Special Meeting, AMHC will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. Because the Proposals are “non-discretionary” items, your broker will not be able to vote uninstructed shares for any of the Proposals. As a result, if you do not provide voting instructions, a broker “non-vote” will be deemed to have occurred for each of the Proposals. Broker “non-votes” will not be counted as present for purposes of determining whether a quorum is present. The failure to vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on any of the Proposals presented at the Special Meeting.

Voting Your Shares

Each share of AMHC Common Stock that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your shares of AMHC Common Stock at the Special Meeting:

•        You Can Vote By Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Board “FOR” the Business Combination Proposal, “FOR” the Charter Amendment Proposal, “FOR” the Bylaws Amendment Proposal, “FOR” the Advisory Charter Amendment Proposals, “FOR” the Equity Incentive Plan Proposal, “FOR” the ESPP Proposal, “FOR” the Nasdaq Issuance Proposal, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Special Meeting will not be counted.

•        You Can Virtually Attend the Special Meeting and Vote Through the Internet.    You will be able to attend the Special Meeting online and vote during the meeting by visiting https://www.cstproxy.com/amplitudehealthcareacquisition/sm2021 and entering the control number included on your proxy card or on the instructions that accompanied your proxy materials, as applicable.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote online and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or other nominee. That is the only way AMHC can be sure that the broker, bank or other nominee has not already voted your shares.

Revoking Your Proxy

Any proxy may be revoked by the person giving it at any time before the polls close at the Special Meeting. A proxy may be revoked by filing with our Chief Financial Officer (Amplitude Healthcare Acquisition Corporation,

1177 Avenue of the Americas, Floor 40, New York, New York 10036) either (i) a written notice of revocation bearing a date later than the date of such proxy, (ii) a subsequent proxy relating to the same shares, or (iii) by attending the Special Meeting and voting online.

Simply attending the Special Meeting will not constitute a revocation of your proxy. If your shares are held in the name of a bank, broker or other nominee who is the record holder, you must follow the instructions of your bank, broker or other nominee to revoke a previously given proxy.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your AMHC Common Stock, you may call Okapi Partners at (212) 297-0720, for banks and brokerage firms, or (855) 208-8902, for stockholders and all others.

No Additional Matters May Be Presented at the Special Meeting

The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Amendment Proposal, the Bylaws Amendment Proposal, the Advisory Charter Amendment Proposals, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal. Under the Current Bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.

Redemption Rights

Pursuant to the Current Charter, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less franchise and income taxes payable. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, which holds proceeds of the Initial Public Offering (including interest earned on the funds held in the Trust Account and not previously released to it to pay AMHC’s franchise and income taxes). For illustrative purposes, based on the funds in the Trust Account of approximately $ 100,087,589.75 on the Record Date, the estimated per share redemption price would have been approximately $10.01.

In order to exercise your redemption rights, you must:

•        prior to 5:00 p.m. Eastern Time on September 20, 2021 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your Public Shares to Continental Stock Transfer & Trust Company, AMHC’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attn: Mark Zimkind

Email: mzimkind@continentalstock.com

•        deliver your Public Shares either physically or electronically through the Depositary Trust Company to Continental at least two (2) business days before the Special Meeting. Stockholders seeking to exercise their redemption rights and option to deliver physical certificates should allot sufficient time to obtain physical certificates from Continental and time to effect deliver. It is AMHC’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from Continental. However, AMHC does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares are described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to Continental) and thereafter, with AMHC’s consent, until the closing of the Business Combination. If you delivered your shares for redemption to Continental and decide within the required timeframe not to exercise your redemption rights, you may request that Continental return the shares (physically or electronically). You may make such a request by contacting Continental at the street address or email address listed above.

Prior to exercising redemption rights, stockholders should verify the market price of Class A Common Stock as they may receive higher proceeds from the sale of their Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in AMHC Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Class A Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata portion of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in or have any interest in, the further growth of New Jasper, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved or completed for any reason, then Public Stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case AMHC will properly return any Public Shares previously delivered by the public holders.

Appraisal Rights

None of AMHC’s stockholders or holders of its Units or Warrants have appraisal rights in connection with the Business Combination under Delaware law.

Proxy Solicitation Costs

AMHC is soliciting proxies on behalf of the Board. This solicitation is being made by mail but also may be made by telephone or in person. AMHC and its directors, officers and employees may also solicit proxies in person. AMHC will file with the SEC all scripts and other electronic communications as proxy soliciting materials. AMHC will bear the cost of the solicitation.

AMHC has engaged Okapi Partners to assist in the solicitation of proxies. AMHC will pay Okapi Partners a fee of $20,000, plus disbursements for such services.

AMHC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. AMHC will reimburse them for their reasonable expenses.

Potential Purchases of Shares

In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor, directors, officers, advisors or their affiliates may purchase shares in privately negotiated transactions or in the open market prior to or following the completion of the Business Combination. There is no limit on the number of shares the Sponsor, directors, officers, advisors and their affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of Nasdaq. None of AMHC’s Sponsor, directors, officers, advisors or their affiliates have any commitments or plans or intentions to engage in such transactions. None of AMHC’s Sponsor, directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgment that such stockholders, although still the record holder of AMHC shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per share pro rata portion of the Trust Account.

BUSINESS COMBINATION PROPOSAL

Overview

We are asking our stockholders to adopt and approve the Business Combination Agreement, certain related agreements and the transactions contemplated thereby (including the Business Combination). AMHC stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby. Please see “— The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because we are holding a stockholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the shares of AMHC Common Stock that are voted at the Special Meeting.

The Business Combination Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying Disclosure Schedules, which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the Disclosure Schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about AMHC, the Sponsor, Jasper or any other matter.

On May 5, 2021, AMHC, Merger Sub and Jasper entered into the Business Combination Agreement, which provides for, among other things, that the parties to the Business Combination Agreement will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware, pursuant to which Merger Sub will merge with and into Jasper (the “Merger”), with Jasper as the surviving company in the Merger and, after giving effect to such Merger, Jasper shall be a wholly owned subsidiary of AMHC. In accordance with the terms and subject to the conditions of the Business Combination Agreement, (i) Jasper shall take all actions necessary to cause each share of Series A-1 Preferred Stock of Jasper that is issued and outstanding immediately prior to the Effective Time to be automatically converted immediately prior to the Effective Time into a number of shares of Jasper Class A Common Stock at the then-effective conversion rate as calculated pursuant to and in accordance with Jasper’s Governing Documents (the “Jasper Series A-1 Conversion”); (ii) at the Effective Time (after giving effect to the consummation of the Jasper Series A-1 Conversion) each share and vested and unvested equity award of Jasper outstanding as of immediately prior to the Effective Time will be exchanged for shares of New Jasper Voting Common Stock, or in certain circumstances, New Jasper Non-Voting Common Stock, or comparable vested or unvested equity awards that are exercisable for shares of New Jasper Voting Common Stock, based on Jasper’s Equity Value; and (iii) immediately prior to the Effective Time, AMHC shall cause (A) each share of Class B Common Stock that is issued and outstanding immediately prior to the Merger to automatically convert into one share of Class A Common Stock pursuant to Section 4.3(b) of the Current Charter immediately prior to the Merger, and (B) the shares of Class A Common Stock issued and outstanding prior to the Merger (including the shares described in the foregoing clause (A)) to be converted and reclassified as shares of New Jasper Voting Common Stock. In the event that the delivery of any shares of New Jasper Common Stock pursuant to the Merger would result in certain Jasper stockholders holding any shares of New Jasper Voting Common Stock in excess of certain thresholds specified in the Business Combination Agreement or in an election agreement delivered to Jasper, then such stockholders shall receive one (1) share of New Jasper Non-Voting Stock in lieu of each share of New Jasper Voting Stock that is in excess of such threshold.

In connection with the foregoing and substantially concurrent with the execution of the Business Combination Agreement, AMHC entered into Subscription Agreements with each of the PIPE Investors, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and AMHC has agreed to issue and sell to the PIPE Investors, an aggregate of 10,000,000 shares of New Jasper Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $100,000,000. See the section entitled “— Related Agreements — PIPE Investment” of this proxy statement/prospectus for additional information. The shares of New Jasper Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. AMHC has granted the PIPE Investors certain registration rights in connection with the PIPE Investment. The PIPE Investment is contingent upon, among other things, the substantially concurrent closing of the Business Combination.

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the closing of the Business Combination, including the Subscription Agreements, the Jasper Stockholder Support Agreements, the Sponsor Support Agreement and the Amended and Restated Registration Rights Agreement (each as defined in the accompanying proxy statement/prospectus). See the section below entitled “— Related Agreements” for more information.

The Aggregate Transaction Proceeds will be used for general corporate purposes after the Business Combination.

Closing and Effective Time of the Business Combination

The Closing of the transactions contemplated by the Business Combination Agreement is required to take place electronically by exchange of the closing deliverables as promptly as reasonably practicable, but in no event later than the third business day, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section entitled “— Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as AMHC and Jasper may agree in writing.

Permitted Bridge Financing

Under the Business Combination Agreement, after August 15, 2021, Jasper may complete a bona fide financing in the form of a bridge loan or notes in an amount not to exceed $20,000,000 in the aggregate, at an interest rate not to exceed the then applicable prime rate (as reported by the Wall Street Journal), which shall, by its terms, automatically either be (i) repaid in full at the Closing or (ii) converted into shares of Jasper Class A Common Stock as of immediately prior to the Closing, and be treated at the Closing like all other outstanding shares of Jasper Class A Common Stock. The Aggregate Transaction Proceeds will not be reduced by the amount or repayment of any such Permitted Bridge Financing.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction or, if permitted by applicable law, waiver by the party whose benefit such condition exists of the following conditions:

•        the applicable waiting period under the HSR Act relating to the Business Combination having been expired or been terminated;

•        no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Business Combination Agreement being in effect;

•        the Registration Statement of which this proxy statement/prospectus forms a part becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to the Registration Statement of which this proxy statement/prospectus forms a part, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending;

•        the approval of (i) the Charter Amendment Proposal by the affirmative vote of a majority of each of the shares of Class A Common Stock and Class B Common Stock then outstanding, voting separately, (ii) the Bylaws Amendment Proposal by the affirmative vote of at least 66.7% of each of the Class A Common Stock and Class B Common Stock then outstanding and (iii) the Business Combination Proposal, the Nasdaq Stock Issuance Proposal and the Equity Incentive Plan Proposal by the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the AMHC Stockholders Meeting (as defined below) and entitled to vote thereon;

•        the Company Stockholder Written Consent (as defined below) representing the Required Company Stockholder Approval (as defined below) being obtained;

•        AMHC’s initial listing application with Nasdaq in connection with the transactions contemplated by the Business Combination Agreement being approved (subject to notice of issuance) and, immediately following the Effective Time, AMHC satisfying any applicable initial and continuing listing requirements of Nasdaq, and AMHC not having received any notice of non-compliance in connection therewith that has not been cured prior to, or would not be cured at or immediately following the Effective Time, and the shares of New Jasper Common Stock (including the shares of New Jasper Common Stock to be issued in connection with the Business Combination) being approved for listing on Nasdaq; and

•        after giving effect to the transactions contemplated by the Business Combination Agreement (including the PIPE Investment), AMHC having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time of the Business Combination.

Other Conditions to the Obligations of the AMHC Parties

The obligations of the AMHC Parties to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by AMHC (on behalf of itself and the other AMHC Parties) of the following further conditions:

•        the representations and warranties of Jasper regarding organization and qualification of Jasper, certain representations and warranties regarding the capitalization of Jasper and the representations and warranties of Jasper regarding the authority of Jasper to, among other things, consummate the transactions contemplated by the Business Combination Agreement, certain representations and warranties regarding the tax treatment of the transaction and brokers fees being true and correct (without giving effect to any limitation of “materiality” or “Company Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all material respects as of the Closing Date as if made at and as of such date (or, if given as of an earlier date, as of such earlier date);

•        certain other representations and warranties regarding the capitalization of Jasper being true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•        the other representations and warranties of Jasper being true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

•        Jasper having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement at or prior to the Closing;

•        since the date of the Business Combination Agreement, no Company Material Adverse Effect having occurred that is continuing;

•        AMHC receiving the Amended and Restated Registration Rights Agreement duly executed by the Jasper stockholders set forth therein;

•        certain specified employees of Jasper having executed and delivered employment agreements, in form and substance reasonably agreed to by AMHC and Jasper; and

•        AMHC having received a certificate executed by an authorized officer of Jasper confirming that the conditions set forth in the first five bullet points in this section have been satisfied.

Other Conditions to the Obligations of Jasper

The obligations of Jasper to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Jasper of the following further conditions:

•        the representations and warranties regarding organization and qualification of the AMHC Parties, the authority of AMHC to execute and deliver the Business Combination Agreement, and each of the ancillary documents thereto to which it is or will be a party and to consummate the transactions contemplated thereby, certain representations and warranties regarding the capitalization of the AMHC Parties, certain representations and warranties regarding the tax treatment of the transaction and brokers fees being true and correct, in all material respects as of the Closing Date, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•        certain other representations and warranties regarding the capitalization of AMHC being true and correct in all respects, (except for de minimis inaccuracies) as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•        the other representations and warranties of the AMHC Parties being true and correct (without giving effect to any limitation of “materiality” or “AMHC Material Adverse Effect” (as defined in the Business Combination Agreement) or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date, except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause an AMHC Material Adverse Effect;

•        the AMHC Parties having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Business Combination Agreement at or prior to the Closing;

•        the Aggregate Transaction Proceeds being at least $130,000,000;

•        Jasper receiving the Amended and Restated Registration Rights Agreement duly executed by AMHC and the Sponsor; and

•        Jasper receiving a certificate executed by an authorized officer of AMHC confirming that the conditions set forth in the first four bullet points of this section have been satisfied.

Representations and Warranties

Under the Business Combination Agreement, Jasper made customary representations and warranties to AMHC relating to, among other things: organization and qualification; capitalization; authority; financial statements; internal controls; undisclosed liabilities; consents and requisite governmental approvals, no violations; permits; material contracts; absence of changes; litigation; compliance with applicable law; employee benefit plans; environmental matters; intellectual property; labor matters; insurance; tax matters; brokers; real and personal property; transactions with affiliates; data privacy and security; compliance with international trade and anti-corruption laws; information supplied; regulatory compliance; healthcare and drug; investigation; and other customary representations.

Under the Business Combination Agreement, AMHC made customary representations and warranties to Jasper relating to, among other things: organization and qualification; authority; consent and requisite governmental approvals, no violations; brokers; information supplied; capitalization; SEC Filings; trust account; transactions with affiliates; litigation; compliance with applicable law; business activities; internal controls, listing, financial statements; undisclosed liabilities; tax matters; PIPE Investment; investigation; and other customary representations.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of Jasper and AMHC are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of Jasper and AMHC are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, a “Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of Jasper, taken as a whole; provided, however, that, in the case of this clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which Jasper operates, (vi) the public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of Jasper with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b) of the Business Combination Agreement to the extent that its purpose is to address the consequences resulting from the public announcement or pendency of the transactions contemplated by the Business Combination Agreement or the condition set forth in Section 6.2(a) of the Business Combination Agreement to the extent it relates to such representations and warranties), (vii) any failure by Jasper to meet any budgets, projections, estimates, predictions or forecasts; provided, that this clause (vii) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet budgets, projections, estimates, predictions or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (viii)  may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate effect on Jasper, taken as a whole, relative to other participants operating in the industries or markets in which Jasper operates; or (b) the ability of Jasper to consummate the Business Combination in accordance with the terms of the Business Combination Agreement.

Under the Business Combination Agreement, certain representations and warranties of the AMHC Parties are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, an “AMHC

Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the AMHC Parties, taken as a whole; provided, however, that, in the case of this clause (a), no change, event, effect or occurrence to the extent resulting from or arising out of any of the changes, events, effects or occurrences described in clauses (i), (ii), (iii), (vi) (provided that the exception in clause (vi) shall not apply to the representations and warranties with respect to consents and requisite governmental approvals and no violations to the extent that its purpose is to address the consequences resulting from the public announcement or pendency of the transactions contemplated by the Business Combination Agreement or the condition that certain representations and warranties be true and correct to the extent it relates to such representations and warranties) and (viii) of the definition of Company Material Adverse Effect (which shall apply as to the AMHC Parties, mutatis mutandis) shall be deemed to constitute a AMHC Material Adverse Effect or be taken into account in determining whether a AMHC Material Adverse Effect has occurred or is reasonably likely to occur; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clause (a) may be taken into account in determining whether an AMHC Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate effect on the AMHC Parties, taken as a whole, relative to other participants operating in the industries or markets in which AMHC operates; or (b) the ability of any AMHC Party to consummate the Business Combination in accordance with the terms of the Business Combination Agreement.

Covenants of Jasper

Jasper made certain covenants under the Business Combination Agreement, including, among others, the following:

•        Subject to certain exceptions (including, after August 15, 2021, a Permitted Bridge Financing) or as consented to in writing by AMHC (such consent not to be unreasonably withheld, conditioned or delayed), prior to the Closing, Jasper agreed to operate the business of Jasper in the ordinary course in all material respects and use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of Jasper.

•        Subject to certain exceptions (including, after August 15, 2021, a Permitted Bridge Financing), prior to the Closing, Jasper agreed not do any of the following without AMHC’s consent (such consent not to be unreasonably withheld, conditioned or delayed except in the case of the first, second, third, sixth, eleventh or twelfth (or, to the extent related to the foregoing, the fifteenth) sub-bullets below):

•        declare, set aside, make or pay any dividends or distribution or payment in respect of, any equity securities of Jasper or repurchase any outstanding equity securities of Jasper;

•        merge, consolidate, combine or amalgamate with any person or purchase or otherwise acquire any business entity or organization;

•        adopt any amendments, supplements, restatements or modifications to any Jasper governing documents or the Jasper Stockholders Agreement (other than to effect the transactions contemplated by the Business Combination Agreement and the ancillary documents);

•        transfer, issue, sell, grant or otherwise dispose or subject to a lien any equity interests of Jasper or issue any options or other rights obligating Jasper to issue, deliver or sell any equity interests;

•        incur, create or assume any indebtedness other than ordinary course trade payables;

•        make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any person, subject to certain exceptions;

•        amend, modify, adopt, enter into, or terminate any material benefit plan or materially increase the compensation or benefits payable to any current director, manager, officer, employee, individual, independent contractor or service provider earning annual compensation in excess of a certain threshold or take any action to accelerate any payment or benefit payable to any such person, pay any special bonus or special remuneration to any director, officer or employee of Jasper, terminate

(other than for cause) or furlough the employment of any director, officer, management-level or key employee of Jasper or its subsidiaries, or enter into a settlement agreement with any current or former director, officer, employee or independent contractor of Jasper;

•        waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider;

•        make, change or revoke any material tax election, amend any material tax return, enter into any material tax closing agreement, settle and material tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material tax claim or assessment, other than any such extension or waiver obtained in the ordinary course of business;

•        enter into any settlements in excess of a certain threshold or that impose any material non-monetary obligations on Jasper or AMHC or any of its affiliates after the Closing;

•        authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction;

•        make any material changes to the methods of accounting of Jasper, other than changes that are made in accordance with Public Company Accounting Oversight Board standards;

•        enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement;

•        enter into any material amendment of any material contract, enter into any contract that if entered into prior to the Effective Time would be a material contract other than in the ordinary course of business or the entry into any purchase agreement, or other than in the ordinary course of business, voluntarily terminate any material contract, except for any termination at the end of the term of such material contract pursuant to the terms of such material contract; or

•        enter into any contract to take, or cause to be taken, any of the above actions.

•        Jasper agreed to use its reasonable best efforts to obtain and deliver to AMHC, by within two business days following the time at which the Registration Statement of which this proxy statement/prospectus forms a part is declared effective under the Securities Act, a true and correct copy of a written consent (the “Company Stockholder Written Consent”) of the Jasper Stockholders approving and adopting: (i) the Business Combination Agreement, (ii) the ancillary documents and the transactions contemplated thereby (including the Business Combination), (iii) the amendment of Jasper’s Amended and Restated Certificate of Incorporation in the form attached as Schedule B to the form of Jasper Stockholder Support Agreement, and (iv) the Jasper Series A-1 Conversion, duly executed by the Jasper Stockholders required to approve and adopt such matters (the “Required Company Stockholder Approval”). The Business Combination Agreement requires that Jasper, through its board of directors, recommend to the Jasper Stockholders, the approval and adoption of the Business Combination Agreement, and the transactions contemplated thereby (including the Business Combination).

•        At or prior to the Closing, Jasper agreed to purchase a “tail” policy providing liability insurance coverage for Jasper directors and officers with respect to matters occurring on or prior to the Effective Time.

•        Subject to certain exceptions, prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, Jasper agreed not to, and agreed to cause its respective representatives not to: (i) solicit, initiate, knowingly encourage, knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer with respect to a Jasper Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Jasper Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding a Jasper Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any equity securities of Jasper or its subsidiaries (or any affiliate or successor of Jasper or its subsidiaries); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing. “Jasper Acquisition Proposal” means (a) any transaction or series of related transactions under which any person(s), directly or indirectly, acquires or otherwise purchases (i) Jasper or (ii) all or a material portion of the assets or businesses of Jasper, taken as a whole (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (b) any equity or similar investment in Jasper (other than the issuance of the applicable class of shares of capital stock of Jasper upon the exercise or conversion of any Jasper options in accordance with the terms of Jasper’s equity plan and the underlying grant, award or similar agreement). However, none of the Business Combination Agreement, the ancillary documents, the transactions contemplated thereby or any Specified Strategic Transaction will constitute a Jasper Acquisition Proposal. “Specified Strategic Transaction” means any royalty based transaction, drug development partnership or similar transaction that does not contemplate the issuance of any equity securities of Jasper or any of its affiliates (including, after the Effective Time, AMHC or any of its affiliates).

Covenants of AMHC

AMHC made certain covenants under the Business Combination Agreement, including, among others, the following:

•        Subject to certain exceptions (including the ability of any AMHC Party to use funds held by AMHC outside the Trust Account to pay any AMHC expenses or liabilities to distribute or pay over any funds held by AMHC outside the Trust Account to the Sponsor or any of its affiliates, in each case, prior to the Closing) or as consented to in writing by Jasper (such consent not to be unreasonably withheld, conditioned or delayed), prior to the Closing, AMHC agreed not to, and agreed to cause its subsidiaries not to, do any of the following:

•        adopt any amendments, supplements, restatements or modifications to the AMHC trust agreement or the governing documents of any AMHC Party or any of its subsidiaries;

•        declare, set aside, make or pay any dividends or other distribution or payment in respect of, any equity securities of AMHC or any of its subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding equity securities of AMHC or any subsidiary;

•        split, combine or reclassify any of its capital stock or other equity securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

•        incur, create or assume any material indebtedness for borrowed money or incur any material liabilities;

•        make any loans or advances to, or capital contributions in, any other person, other than to, or in, AMHC or any of its subsidiaries;

•        issue any equity securities of AMHC or any of its subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to equity securities of the foregoing of AMHC or any of its subsidiaries;

•        enter into, renew, modify or revise any AMHC related party transaction;

•        engage in any activities or business, other than activities or business (i) in connection with or incident or related to such person’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, the Business Combination Agreement, any ancillary document thereto, the performance of covenants or agreements thereunder or the consummation of the transactions contemplated thereby or (iii) that are administrative or ministerial, in each case, which are immaterial in nature;

•        make, change or revoke any material tax election, enter into any tax closing agreement, amend any material tax return, settle any material tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

•        authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

•        enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement; and

•        enter into any contract to take, or cause to be taken, any of the actions set forth above.

•        As promptly as reasonably practicable following the effectiveness of the Registration Statement of which this proxy statement/prospectus forms a part, AMHC agreed to duly give notice of and use its reasonable best efforts to duly convene and hold a meeting of its stockholders (the “AMHC Stockholders Meeting”) for the purpose of obtaining the AMHC Stockholder Approval, and, if applicable, any approvals related thereto and providing its stockholders with the opportunity to elect to effect a AMHC Stockholder Redemption.

•        Subject to certain exceptions, AMHC agreed to use its reasonable best efforts to cause: (i) AMHC’s initial listing application with Nasdaq to have been approved; (ii) AMHC to satisfy all applicable initial and continuing listing requirements of Nasdaq; and (iii) the New Jasper Common Stock issuable in accordance with the Business Combination Agreement, including the Business Combination, to be approved for listing on Nasdaq.

•        Prior to the effectiveness of the Registration Statement of which this proxy statement/prospectus forms a part, AMHC agreed that the Board will approve and adopt the Equity Incentive Plan, with any changes or modifications thereto as Jasper and AMHC may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either Jasper or AMHC, as applicable), and AMHC agreed to reserve for a grant thereunder an initial number of shares of New Jasper Common Stock equal to eight percent (8%) of the total issued and outstanding shares of New Jasper Common Stock as of immediately following the Effective Time, including, for the avoidance of doubt, in the outstanding shares calculation, the shares of New Jasper Common Stock issuable upon the exercise or conversion of the options to purchase shares of Jasper common stock and any other Jasper equity awards that are issued and outstanding as of immediately prior to the Effective Time for grant thereunder. See the section entitled “Equity Incentive Plan Proposal” of this proxy statement/prospectus for additional information.

•        Subject to certain exceptions, prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, the AMHC Parties agreed not to and each of them agreed to cause its representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing non-public information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to an AMHC Acquisition Proposal; (ii) furnish or disclose any non-public information to any person in connection with, or that could reasonably be expected to lead to, a AMHC Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding a AMHC Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of any AMHC Party (or any affiliate or successor of such AMHC Party); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing. “AMHC Acquisition Proposal” means any transaction or series of related transactions under which AMHC or any of its controlled affiliates, directly or indirectly, (i) acquires or otherwise purchases any other person(s), (ii) engages in a business combination with any other person(s) or (iii) acquires or otherwise purchases at least a majority of the voting securities of such person or all or a material portion of the assets or businesses of any other person(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise).

Mutual Covenants of the Parties

The parties made certain covenants under the Business Combination Agreement, including, among others, the following:

•        to use reasonable best efforts to consummate the transactions contemplated by the Business Combination Agreement;

•        to notify the other party in writing promptly after learning of any stockholder demands or other stockholder proceedings relating to the Business Combination Agreement, any ancillary document or any matters relating thereto and reasonably cooperate with one another in connection therewith;

•        to keep certain information confidential in accordance with the existing non-disclosure agreements;

•        to make relevant public announcements;

•        to use reasonable best efforts to cause the Business Combination to constitute a transaction treated as a “reorganization” within the meaning of Section 368 of the Code or otherwise use commercially reasonable efforts to restructure the Business Combination to so qualify; and

•        to cooperate in connection with certain tax matters and filings.

In addition, AMHC and Jasper agreed that AMHC and Jasper will prepare and mutually agree upon and AMHC will file with the SEC, the Registration Statement of which this proxy statement/prospectus forms a part relating to the Business Combination.

Board of Directors

Following the Closing, it is expected that the current management of Jasper will become the management of New Jasper, and the New Jasper Board will consist of five (5) directors, four (4) of whom will be selected by Jasper and one (1) of whom will be selected by AMHC (Class III director). The New Jasper Board will be divided into three classes (Class I, II and III) with Class I consisting of one director, Class II consisting of two directors and Class III consisting of two directors.

Survival of Representations, Warranties and Covenants

The representations, warranties, agreements and covenants in the Business Combination Agreement terminate at the Effective Time, except for the covenants and agreements which by their terms contemplate performance after the Effective Time.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:

•        by the mutual written consent of AMHC and Jasper;

•        by AMHC, subject to certain exceptions, if any of the representations or warranties made by Jasper are not true and correct or if Jasper fails to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of AMHC, as described in the section entitled “— Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof, and (ii) November 30, 2021 (the “Termination Date”);

•        by Jasper, subject to certain exceptions, if any of the representations or warranties made by the AMHC Parties are not true and correct or if any AMHC Party fails to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that the condition to the obligations of Jasper, as described in the section entitled “— Conditions to

Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof, and (ii) the Termination Date;

•        by either AMHC or Jasper, if the transactions contemplated by the Business Combination Agreement are not consummated on or prior to the Termination Date, unless the breach of any covenants or obligations under the Business Combination Agreement by the party seeking to terminate proximately caused the failure to consummate the transactions contemplated by the Business Combination Agreement;

•        by AMHC, if Jasper does not deliver, or cause to be delivered to AMHC, the Company Stockholder Written Consent or the Jasper Stockholder Support Agreements when required under the Business Combination Agreement; and

•        by either AMHC or Jasper:

•        if any governmental entity shall have issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement and such order or other action shall have become final and nonappealable; or

•        if the AMHC Stockholder Meeting has been held (including any adjournment thereof), has concluded, AMHC’s stockholders have duly voted and the Required AMHC Stockholder Approval was not obtained.

If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement other than customary confidentiality obligations, except in the case of a Willful Breach (as defined in the Business Combination Agreement) of any covenant or agreement under the Business Combination Agreement or Fraud (as defined in the Business Combination Agreement).

Expenses

The fees and expenses incurred in connection with the Business Combination Agreement and the ancillary documents thereto, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses; provided that, (i) if the Business Combination Agreement is terminated in accordance with its terms, Jasper shall pay, or cause to be paid, all unpaid Jasper expenses and AMHC shall pay, or cause to be paid, all unpaid AMHC expenses and (ii) if the Closing occurs, then New Jasper shall pay, or cause to be paid, all unpaid Jasper expenses and all unpaid AMHC expenses.

Governing Law

The Business Combination Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Amendments

The Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by (i) AMHC and Jasper prior to the Closing and (ii) New Jasper and the Sponsor after the Closing.

Ownership of New Jasper

As of the date of the Record Date, there are 12,500,000 shares of AMHC Common Stock issued and outstanding, which includes an aggregate of 10,000,000 shares of Class A Common Stock and 2,500,000 shares of Class B Common Stock.

The following table illustrates varying ownership levels in New Jasper Common Stock immediately following the consummation of the Business Combination based on no redemptions, 25% redemptions, 50% redemptions or maximum redemptions by the Public Stockholders and the following additional assumptions: (A) for the no redemptions scenario, (i) 24,361,449 shares of New Jasper Voting Common Stock are issued to the holders of shares of Jasper Common Stock at Closing, (ii) 296,137 shares of New Jasper Non-Voting Common Stock are issued to certain holders of Jasper Common Stock at Closing, and (iii) 10,000,000 shares of Class A Common Stock are issued in the PIPE Investment; (B) for the 25% redemptions scenario, (i) 24,151,449 shares of New Jasper Voting Common Stock are issued to the holders of shares of Jasper Common Stock at Closing, (ii) 506,137 shares of New Jasper Non-Voting Common Stock are issued to certain holders of Jasper Common Stock at Closing, and (iii) 10,000,000 shares of Class A Common Stock are issued in the PIPE Investment; (C) for the 50% redemptions scenario, (i) 23,941,449 shares of New Jasper Common Stock are issued to the holders of shares of Jasper Common Stock at Closing, (ii) 716,137 shares of New Jasper Non-Voting Common Stock are issued to certain holders of Jasper Common Stock at Closing, and (iii) 10,000,000 shares of Class A Common Stock are issued in the PIPE Investment; and (D) for the maximum redemptions scenario, (i) 23,772,391 shares of New Jasper Voting Common Stock are issued to holders of shares of Jasper Common Stock at Closing, (ii) 885,195 shares of New Jasper Non-Voting Common Stock are issued to certain holders of Jasper Common Stock at Closing, and (iii) 10,000,000 shares of Class A Common Stock are issued in the PIPE Investment:

	Share Ownership in New Jasper
	No Redemptions		25% Redemptions		50% Redemptions		Maximum Redemptions(1)
	Percentage of Outstanding New Jasper Voting Common Stock	Percentage of Outstanding New Jasper Non-Voting Common Stock	Percentage of Outstanding New Jasper Voting Common Stock	Percentage of Outstanding New Jasper Non-Voting Common Stock	Percentage of Outstanding New Jasper Voting Common Stock	Percentage of Outstanding New Jasper Non-Voting Common Stock	Percentage of Outstanding New Jasper Voting Common Stock	Percentage of Outstanding New Jasper Non-Voting Common Stock
Sponsor(2)	5.3%	—	5.7%	—	6.0%	—	6.4%	—
Public Stockholders (other than the PIPE Investors)	21.3%	—	17.0%	—	12.1%	—	7.6%	—
Affiliates of Sponsor (and PIPE Investors)(2)	6.0%	—	6.4%	—	6.8%	—	7.2%	—
Other PIPE Investors	15.3%	—	16.2%	—	17.3%	—	18.3%	—
Jasper Stockholders	52.0%	100%	54.7%	100%	57.8%	100%	60.6%	100%

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(1)      Assumes that Public Stockholders exercise redemption rights with respect to 7,012,600 shares of Class A Common Stock, which represents redemption of approximately 70.1% of AMHC’s Public Shares, for an aggregate redemption payment of approximately $70.1 million, which is the maximum number of redemptions which may occur, but which would still provide the Aggregate Transaction Proceeds of at least $130.0 million, consisting of Trust Account funds and PIPE Investment funds, to be delivered at Closing of the Business Combination and the PIPE Investment.

(2)      In each of the redemption scenarios, our Sponsor will hold 2,500,000 shares of New Jasper Common Stock in the form of Founder Shares and the Affiliates of Sponsor (and PIPE Investors) will hold 2,835,000 shares of New Jasper Common Stock purchased in the PIPE Investment, for an aggregate of 5,335,000 shares of New Jasper Common Stock. Our Sponsor paid $25,000 for the Founder Shares, or approximately $0.01 per Founder Share, and the Affiliates of Sponsor (and PIPE Investors) will pay $10.00 per share for shares purchased in the PIPE Investment, or an average price of approximately $5.32 per share for the 5,335,000 total shares of New Jasper Common Stock to be held by our Sponsor and its Affiliates. Assuming a value of $10.00 per share of New Jasper Common Stock, based on the deemed value of $10.00 per share of New Jasper Common Stock in the Business Combination, this represents an appreciation in value of approximately $4.68 per share of New Jasper Common Stock. Assuming a value of $9.93 per share of New Jasper Common Stock, the closing price of a share of our Class A Common Stock on August 20, 2021, this represents an appreciation in value of approximately $4.61 per share of New Jasper Common Stock.

Public Stockholders that do not elect to redeem their Public Shares will experience significant dilution as a result of the Business Combination. The Public Stockholders currently own 80% of AMHC’s Common Stock. As noted in the above table, if no Public Stockholders redeem their Public Shares in the Business Combination, the Public Stockholders will go from owning 80% of the AMHC Common Stock prior to the Business Combination to owning 21.3%, and the Public Stockholders will own 17.0%, 12.1% and 7.6% respectively, assuming 25%, 50% and the maximum number of the Public Shares are redeemed in connection with the Business Combination, respectively. The table below shows the further dilution that will be experienced by the Public Stockholders assuming no new issuances of securities by New Jasper after the Business Combination in the following scenarios:

	Percentage of Outstanding New Jasper Voting Common Stock(1)
	No Redemptions	25% Redemptions	50% Redemptions	Maximum Redemptions(2)
Assuming all of the Public Warrants are exercised for cash after the Business Combination	28.8%	23.3%	17.0%	5.8%
Assuming the exercise of all New Jasper equity awards received in exchange for all Jasper options, outstanding as of July 31, 2021	20.0%	15.9%	11.2%	7.0%
Assuming all of the Public Warrants are exercised for cash after the Business Combination and the exercise of all New Jasper equity awards received in exchange for all Jasper options, outstanding as of July 31, 2021	27.3%	22.0%	15.9%	5.4%

____________

(1)      Public Stockholders will not receive any shares of New Jasper Non-Voting Common Stock and therefore the percentage ownership of New Jasper Non-Voting Common Stock held by Public Stockholders has been omitted from the table. Unvested shares of Jasper restricted stock are already included in the number of shares of New Jasper Voting Common Stock outstanding and therefore the vesting of such restricted stock does not have any impact on the percentage ownership of Public Stockholders.

(2)      Assumes that Public Stockholders exercise redemption rights with respect to 7,012,600 shares of Class A Common Stock, which represents redemption of approximately 70.1% of AMHC’s Public Shares, for an aggregate redemption payment of approximately $70.1 million, which is the maximum number of redemptions which may occur, but which would still provide the Aggregate Transaction Proceeds of at least $130.0 million, consisting of Trust Account funds and PIPE Investment funds, to be delivered at Closing of the Business Combination and the PIPE Investment.

AMHC agreed to pay the underwriters from the Initial Public Offering deferred underwriting commissions for their services in connection with AMHC’s initial business combination. One of the underwriters from the Initial Public Offering has agreed to waive its portion of the deferred underwriting commissions and is no longer entitled to such fees upon the completion of AMHC’s initial business combination. The underwriters have agreed to waive their rights to the deferred underwriting commissions in the event we do not complete an initial business combination. In addition, in the course of discussions regarding the Business Combination, AMHC engaged additional capital markets advisors, whose compensation is contingent upon the consummation of the Business Combination. If an initial business combination is consummated, the deferred underwriting commissions and additional capital markets advisors’ fees will not be adjusted for any shares that are redeemed in connection with the initial business combination. The following table presents the deferred underwriting commissions and additional capital market advisors fees as a percentage of the aggregate proceeds from the Initial Public Offering across varying redemption scenarios if AMHC has only sold the shares remaining after each such redemption. For the avoidance of doubt, the following table does not include the portion of the deferred underwriting commissions that have been waived:

Assuming No Redemptions		Assuming 25% Redemptions		Assuming 50% Redemptions		Assuming Maximum Redemptions(1)
Number of Shares Remaining	Fee as a % of AMHC IPO Proceeds (net of Redemption)	Number of Shares Remaining	Fee as a % of AMHC IPO Proceeds (net of Redemption)	Number of Shares Remaining	Fee as a % of AMHC IPO Proceeds (net of Redemption)	Number of Shares Remaining	Fee as a % of AMHC IPO Proceeds (net of Redemption)
10,000,000	3.28%	7,500,000	4.37%	5,000,000	6.55%	2,987,400	10.96%

____________

(1)      Assumes that Public Stockholders exercise redemption rights with respect to 7,012,600 shares of Class A Common Stock, which represents redemption of approximately 70.1% of AMHC’s Public Shares, for an aggregate redemption payment of approximately $70.1 million, which is the maximum number of redemptions which may occur, but which would still provide the Aggregate Transaction Proceeds of at least $130.0 million, consisting of Trust Account funds and PIPE Investment funds, to be delivered at Closing of the Business Combination and the PIPE Investment.

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The form of Subscription Agreement, the Amended and Restated Registration Rights Agreement, the form of Jasper Stockholder Support Agreement and the Sponsor Support Agreement are respectively attached hereto as Exhibit A, Exhibit B and Exhibit C to the Business Combination Agreement, and as Exhibit 10.2 to the Registration Statement of which this proxy statement/prospectus forms a part. You are urged to read such agreements in their entirety prior to voting on the proposals presented at the Special Meeting.

PIPE Investment

Concurrently with the execution of the Business Combination Agreement, AMHC has entered into the Subscription Agreements with each of the PIPE Investors, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and AMHC has agreed to issue and sell to the PIPE Investors, an aggregate of 10,000,000 shares of Class A Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $100,000,000. Affiliates of the Sponsor will fund $28,350,000 in the PIPE Investment. The shares of Class A Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. AMHC has granted the PIPE Investors certain registration rights in connection with the PIPE Investment. The closing of the PIPE Investment is contingent upon, among other things, the closing of the Business Combination. The Subscription Agreements will terminate upon the earliest to occur of (i) the date and time as the Business Combination Agreement is validly terminated in accordance with its terms, (ii) the mutual written agreement of each of the parties thereto to terminate the Subscription Agreements, (iii) if the conditions to the closing set forth in the Subscription Agreements are not satisfied or waived, or are not capable of being satisfied, on or prior to the closing of the Subscription Agreements and, as a result thereof, the transactions contemplated thereby will not be or are not consummated at the closing of the Subscription Agreements, (iv) by written notice by either party to the other party after the date that is thirty (30) days after the Termination Date, if the closing of the Subscription Agreements shall not have occurred by such date, or (v) the Termination Date.

Amended and Restated Registration Rights Agreement

The Business Combination contemplates that, at the Closing, New Jasper, the Sponsor and certain Jasper stockholders will enter into an Amended and Restated Registration Rights Agreement, pursuant to which, among other things, the Sponsor and such Jasper stockholders (i) will agree not to, subject to certain exceptions set forth therein, effect any sale or distribution of New Jasper equity securities held by them during the 180-day lock-up period described therein and (ii) will be granted certain registration rights with respect to their respective shares of New Jasper Common Stock, in each case, subject to the terms and conditions set forth in the Amended and Restated Registration Rights Agreement. The lock-up period described above will not apply to any shares acquired in the PIPE Investment.

The Amended and Restated Registration Rights Agreement amends and restates the registration rights agreement that was entered into by AMHC, the Sponsor and the other parties thereto in connection with the Initial Public Offering.

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor, AMHC and Jasper entered into the Sponsor Support Agreement, pursuant to which the Sponsor has agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination); (ii) vote against any Company Acquisition Proposal (as defined in the Business Combination Agreement) and certain other matters as set forth in the Sponsor Support Agreement; (iii) waive any adjustment to the conversion ratio set forth in the governing documents of AMHC or any other anti-dilution or similar protection with respect to the Class B Common Stock (whether resulting from the transactions contemplated by the Subscription Agreements or otherwise); (iv) be bound by certain transfer restrictions with respect to its shares in AMHC prior to the closing of the Business Combination; (v) place into escrow certain of its shares in AMHC (the “Sponsor Earnout Shares”), to be released as follows (A) fifty percent (50%) of the Sponsor Earnout Shares, if, during the period from and after the Closing until the third anniversary of the Closing (the “Earnout Period”) within any thirty (30) day consecutive Trading Day Period (as defined in the Sponsor Support Agreement) the VWAP (as defined in the Sponsor Support Agreement) of shares of New Jasper Common Stock is greater than or equal to $15.00 and (B) fifty percent (50%) of the Sponsor Earnout Shares, if, during the Earnout Period, over any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period, the VWAP of the shares of New Jasper Common Stock is greater than or equal to $18.00; and (vi) forfeit all Private Placement Warrants owned by the Sponsor immediately prior to the Closing of the Business Combination, in each case subject to the terms and conditions of the Sponsor Support Agreement. In addition, pursuant to the Sponsor Support Agreement, the parties thereto have agreed to terminate the lock-up provisions in Section 7 of the Letter Agreement, dated November 19, 2019, by and among AMHC, the Sponsor and certain other parties thereto (it being understood that, following such termination at the Effective Time, the parties thereto shall be subject to the lock-up provisions described in the Amended and Restated Registration Rights Agreement).

The Sponsor Support Agreement will terminate automatically upon the earlier of (i) a written agreement to terminate the Sponsor Support Agreement executed by the Sponsor, AMHC and Jasper, (ii) the written notice by either party to the other party that is thirty (30) days after the Termination Date if the Closing has not occurred by that date, and (iii) the termination of the Business Combination Agreement in accordance with its terms prior to the Effective Time. Unless the Sponsor Support Agreement is terminated in accordance with the foregoing, the Sponsor agrees not to effect a redemption of all or a portion of the Class A Common Stock, as set forth in the Current Charter.

Jasper Stockholder Support Agreements

On May 5, 2021, certain stockholders of Jasper (collectively, the “Jasper Supporting Stockholders”) duly executed and delivered to AMHC the Jasper Stockholder Support Agreements, pursuant to which each Jasper Supporting Stockholder agreed, among other things, to support and vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination), to not transfer his, her or its shares of Jasper’s common stock or preferred stock prior to the Closing, and to execute the Amended and Restated Registration Rights Agreement prior to Closing. The Jasper Stockholder Support Agreements terminate at the earlier of the Effective Time and the date the Business Combination Agreement is terminated in accordance with its terms. In addition, the Jasper Stockholder Support Agreement for one stockholder also terminates upon the earlier of (i) the Effective Time, (ii) the Termination Date, (iii) the date the Business Combination Agreement is terminated in accordance with its terms, (iv) the occurrence of certain liquidation events of AMHC, (v) the time of a modification, amendment or waiver of the Business Combination Agreement without such stockholder’s consent which decreases the form or proportion of the consideration to be paid to such stockholder, (vi) the modification of the conditions to the consummation of the transactions contemplated by the Business Combination Agreement which adversely affects the stockholder in any material respect, or (vii) the modification of the Termination Date.

Background to the Business Combination

The terms of the Business Combination Agreement are the result of negotiations between AMHC, Jasper and their respective representatives and advisors. The following is a brief description of the background of these negotiations. AMHC is a blank check company incorporated in the State of Delaware on August 13, 2019, and was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

In August 2019, AMHC issued 2,875,000 Founder Shares to Sponsor in exchange for a capital contribution of $25,000. The registration statement for the Initial Public Offering was declared effective on November 19, 2019. On November 22, 2019, AMHC consummated the Initial Public Offering of 10,000,000 Units, generating aggregate gross proceeds of $100.0 million. Each Unit consists of one share of Class A Common Stock and one-half of one redeemable Warrant. Each such Public Warrant entitles the holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment.

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 4,000,000 Private Placement Warrants at a price of $1.00 per warrant, for an aggregate purchase price of $4.0 million. Each Private Placement Warrant is exercisable to purchase one share of Class A Common Stock at a price of $11.50 per share. A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. Because the underwriters of the Initial Public Offering did not exercise their over-allotment option, 375,000 of the Founder Shares were forfeited in January 2020, and 2,500,000 such Founder Shares remain outstanding as of the date hereof.

Prior to the consummation of the Initial Public Offering, neither AMHC, nor anyone on its behalf, selected any specific target business or initiated any substantive discussions, directly or indirectly, with any target business with respect to a transaction with AMHC.

After the completion of the Initial Public Offering in November 2019, AMHC commenced an active search for prospective businesses and assets to acquire. Representatives of AMHC contacted, and were contacted by, a number of individuals and entities with respect to acquisition opportunities. As part of AMHC’s active, targeted search for an initial set of potential business combination targets, AMHC leveraged its officers’ and directors’ and Sponsor’s network of investment bankers, private equity firms and hedge funds (including Avego and Metalmark and their respective affiliates) and numerous other business relationships. Although AMHC’s search was not necessarily limited to a particular industry or sector for purposes of consummating an initial business combination, AMHC intended to, and did, focus its search on companies in the healthcare industry. In particular, the focus of this search was on potential business combination targets that AMHC’s directors and officers believed, based on their experience, could meet certain criteria for a business combination target, including, among others: scientific or other competitive advantages in the markets in which they operate; the ability to achieve a reasonably expeditious timeline to both signing and closing based on the target’s preparedness and public company readiness; an attractive valuation which could lead to positive reception by public investors, with the expectation that the target would have access to the public capital markets in the future; and the ability to offer attractive risk-adjusted equity returns for AMHC’s stockholders.

Between November 2019 and March 2021, AMHC management reviewed potential initial business combinations with over 300 prospective acquisition targets, primarily focused in the healthcare industry and in particular pre-commercial biotechnology companies. AMHC executed non-disclosure agreements with over 75 such potential targets over that time frame, and conducted varying levels of due diligence on each, including, in several instances, extensive due diligence and detailed business and other discussions. In June of 2020, AMHC executed a non-binding letter of intent with a potential acquisition target; however, the parties mutually determined to abandon such potential business combination because of conditions in the private investment in public equity (“PIPE”) market and because such business combination would not, in the view of AMHC, be in the best interests of AMHC stockholders. AMHC later executed a non-binding letter of intent with another party in November 2020, but, following initial discussions and continued diligence, the parties mutually determined to abandon the potential business combination in December 2020, as AMHC chose to focus on other potential business combination targets because such business combination would not, in the view of AMHC, be in the best interests of AMHC stockholders, and the proposed target decided to focus on alternative funding sources.

Throughout this period, AMHC’s management team periodically reviewed in depth potential business combination targets at regular meetings with the AMHC Board. Such discussions with the AMHC Board related to the results of due diligence investigations, discussions with senior executives and/or stockholders of the potential business combination targets, and the terms of any non-binding letters of interest to be delivered to such potential business combination targets. At these meetings, the AMHC Board engaged in discussions of AMHC’s strategy, the status of other potential target companies and of the “SPAC” market in general.

On January 20, 2021, one of the financial advisors with whom AMHC maintained relationships, Oppenheimer & Co. Inc. (“Oppenheimer”), introduced certain representatives of Jasper and AMHC, including Vishal Kapoor, President of AMHC, and Jeet Mahal, Chief Financial Officer at Jasper, and David Ku, Senior Director, Business Development and Finance at Jasper, for purposes of setting up an introductory call. On January 25, 2021, Mr. Kapoor, Mr. Mahal, and Mr. Ku had an introductory teleconference, at which they provided initial overviews of AMHC and Jasper, respectively, including with respect to Jasper’s business and research and development operations, the status of Jasper’s scientific and technological development, its product pipeline and commercialization timeline.

On February 3, 2021, Jasper and AMHC entered into a non-disclosure agreement. On February 16, 2021, Jasper provided AMHC with access to a virtual dataroom containing certain information of Jasper, including certain forecasted financial information of Jasper. On the same date, representatives of Jasper, including Bill Lis, Jasper’s Chief Executive Officer, Mr. Mahal, and Kevin Heller, Jasper’s Executive Vice President, Research and Development, and representatives of AMHC, including Howard Hoffen, AMHC’s Chairman, Bala Venkataraman, AMHC’s Chief Executive Officer and a director, and Mr. Kapoor, conducted a telephonic meeting. In this meeting, Jasper provided a comprehensive review of its business and research and development operations, including regarding its clinical pipeline, corporate history, technology platform, and anticipated timelines.

From February 16, 2021 through February 22, 2021, representatives of Jasper and AMHC, including certain directors of each company, engaged in various discussions, including regarding Jasper’s business and clinical pipeline, AMHC’s history and team, and the potential for Jasper to become a public company through a business combination with AMHC. During this period, AMHC also requested additional due diligence materials from Jasper.

On February 22, 2021, AMHC provided to Jasper an initial draft of a non-binding letter of intent regarding a business combination transaction reflecting a pre-money equity valuation for Jasper of approximately $275.0 million. AMHC’s proposal of a $275.0 million pre-money equity valuation was based on AMHC’s discussions regarding valuation with other potential Business Combination targets, publicly available information regarding the valuations of similarly situated life sciences companies, and AMHC’s understanding from Jasper of the pre-money equity valuation under evaluation by Jasper for a potential Series B private financing round, as well as AMHC’s judgment as to what valuation would be attractive to Jasper and its existing stockholders in light of its historical valuations in connection with financing events. The indication of interest contemplated a 30-day exclusivity period for the benefit of AMHC, and a $75.0 million PIPE investment. From February 22, 2021 through March 1, 2021, AMHC engaged in additional diligence of Jasper, and representatives of Jasper and AMHC engaged in discussions regarding certain terms of the letter of intent.

From February 22, 2021 through March 15, 2021, representatives of Jasper, AMHC, and Credit Suisse Securities (USA) LLC (“Credit Suisse”), financial advisor to Jasper, engaged in telephonic discussions regarding certain terms of the non-binding letter of intent, diligence matters, and the “deSPAC” process and potential timelines. In those discussions, Jasper communicated that it was evaluating AMHC’s proposal for a business combination versus a potential Series B private financing event.

On March 12, 2021, Jasper provided AMHC with a revised draft of the non-binding letter of intent, reflecting a pre-money equity valuation for Jasper of approximately $325.0 million, a $100.0 million PIPE investment, a minimum cash condition of $150.0 million, a requirement that the Sponsor would commit to invest at least $25.0 million into the PIPE investment, and that the Private Placement Warrants held by Sponsor would be forfeited upon the closing of the transaction. Jasper also proposed a Sponsor earn-out, in which Sponsor would place a portion of the Sponsor’s Class B shares into escrow, and such shares would be released based on certain performance vesting criteria tied to the trading price of New Jasper’s common stock following the closing, with potential forfeiture if such criteria were not satisfied within three years.

From March 12, 2021 through March 15, 2021, Jasper and AMHC discussed the terms of the non-binding letter of intent, and the parties determined, based on further review of valuation matters and market conditions, to set the pre-money equity valuation for Jasper at approximately $325.0 million, with a PIPE investment of $100.0 million, a minimum cash closing condition of $150.0 million, and that Sponsor would commit to purchase at least $25.0 million of the PIPE investment. In particular, AMHC believed, based on then-prevailing market conditions for life sciences companies and the “deSPAC” market more generally, that a pre-money equity valuation of $325.0 million represented an appropriate valuation that would be attractive to both AMHC’s stockholders and Jasper’s stockholders, such that a potential Business Combination would be approved by each party’s stockholders, including, in the case of Jasper, when compared to alternative financing opportunities. Further, AMHC and Jasper believed that a pre-money equity valuation for Jasper of approximately $325.0 million would be attractive to PIPE investors.

From January 2021 through March 15, 2021, representatives of AMHC also engaged in discussions with other potential targets for a business combination transaction, including another company in the healthcare industry (“Company A”). AMHC engaged in business and other diligence, and negotiated indicative economic terms of a potential transaction with Company A. However, AMHC determined that a transaction with Company A was less attractive than a transaction with Jasper when taking into account the criteria described above, including the business prospects, valuation, and timing and likelihood of execution.

On March 16, 2021, the AMHC Board approved via e-mail the execution by AMHC of the non-binding letter of intent with Jasper. Each of Jasper and AMHC executed the non-binding letter of intent on March 16, 2021, which included a binding 30 day exclusivity period. Also, on March 16, 2021, the AMHC Board approved, and AMHC entered into, an engagement letter with Credit Suisse as placement agent regarding the PIPE Investment.

On March 17, 2021, representatives of Jasper, AMHC, Credit Suisse, William Blair & Company L.L.C. (“William Blair”), Cantor Fitzgerald & Co. (“Cantor Fitzgerald”), Wilmer Cutler Pickering Hale and Dorr LLP, counsel to AMHC (“WilmerHale”), and Paul Hastings LLP, counsel to Jasper (“Paul Hastings”), held a telephonic meeting to discuss timing, process, documentation and next steps regarding the Business Combination and the PIPE Investment.

From March 17, 2021 through May 5, 2021, AMHC, Jasper and their respective advisors participated in a number of telephone calls and video conferences to discuss the transaction process, the terms and conditions proposed in the transaction documents, due diligence matters, and also exchanged due diligence materials, including in the areas of legal, financial and accounting, tax, intellectual property, employee benefits, industry trends and compliance.

On March 23, 2021, AMHC engaged William Blair and Cantor Fitzgerald as placement agents alongside Credit Suisse for the PIPE Investment.

From March 17, 2021 through March 28, 2021, AMHC, Jasper and their respective placement agents and financial advisors engaged in various confidential discussions with potential investors in the PIPE Investment. On March 28, 2021, Jasper and AMHC agreed to extend the exclusivity provisions under the letter of intent to April 22, 2021, due to market conditions, as well as to permit Jasper to continue work on its financial statements and other deliverables.

On April 9, 2021, WilmerHale sent Paul Hastings an initial draft of the Business Combination Agreement. On April 11, 2021, WilmerHale sent Paul Hastings and representatives of Credit Suisse an initial draft of the Subscription Agreement for the PIPE Investment.

On April 18, 2021, Paul Hastings sent to WilmerHale a revised draft of the Business Combination Agreement. The draft of the Business Combination Agreement revised certain terms, including changes to the definition of “material adverse effect” for each party, certain provisions regarding the PIPE Investment, the provisions relating to the ability for certain Jasper stockholders to receive New Jasper Non-Voting Common Stock in the Business Combination, the proposals to be voted on at the Special Meeting regarding the Business Combination, the “outside date” for the Business Combination, and the representations and warranties of each party.

On April 21, 2021, Jasper and AMHC agreed to extend the exclusivity provisions under the letter of intent to April 30, 2021, due to market conditions, as well as to permit Jasper to continue work on its financial statements and other deliverables.

On April 23, 2021, WilmerHale sent to Paul Hastings a revised draft of the Business Combination Agreement. The draft of the Business Combination Agreement revised certain terms, including changes to the definitions of “material adverse effect” for each party, the representations and warranties of each party, the definition of minimum cash for purposes of calculating the minimum cash condition, the “outside date” for the Business Combination, and the proposals to be voted on at the Special Meeting regarding the Business Combination. From April 23, 2021 to May 5, 2021, WilmerHale and Paul Hastings exchanged drafts of agreements and engaged in discussions regarding open items in the relevant agreements.

On April 30, 2021, AMHC engaged BMO Capital Markets Corp. (“BMO”) as capital markets advisor in connection with the proposed transaction with Jasper.

From April 21, 2021 through April 30, 2021, Jasper and AMHC, based on input from the various financial advisors, discussed the impact on the economic terms reflected in the non-binding letter of intent and draft Business Combination Agreement of conditions in the market for SPACs and the PIPE market in particular. On April 30, 2021, Jasper and AMHC agreed to extend the exclusivity provisions under the letter of intent to May 8, 2021, as well as to reduce the minimum cash condition reflected in the letter of intent from $150.0 million to $130.0 million and to raise the Sponsor’s requirement to participate in the PIPE Investment from $25.0 million to $30.0 million, in each case primarily in response to PIPE market conditions generally as well as feedback from potential PIPE investors as to their interest in investment at various equity values. In addition, during this period, representatives of Jasper and AMHC discussed lowering the pre-money equity value of Jasper from $325.0 million as reflected in the non-binding letter of intent to $275.0 million, based on feedback from potential PIPE investors in confidential discussions. In addition, representatives of Jasper and Credit Suisse discussed with certain existing investors of Jasper increasing their participation in the PIPE Investment to ensure a successful transaction.

On May 1, 2021, WilmerHale sent to Paul Hastings a revised draft of the Business Combination Agreement which reflected, among other changes, a reduction in the minimum cash condition to $130.0 million, and a reduction in the pre-money equity value of Jasper from $325.0 million to $275.0 million.

On May 4, 2021, AMHC engaged Oppenheimer as an additional capital markets advisor in connection with the proposed transaction with Jasper.

Between April 11, 2021 and May 5, 2021, WilmerHale, Paul Hastings and representatives of Credit Suisse collectively negotiated the terms of the Subscription Agreements with prospective investors in the PIPE Investment and responded to follow-up questions and comments related thereto, particularly with respect to the closing process and the expected timeline for consummating the proposed transaction. During this time, the prospective investors conveyed to the placement agents their initial proposed subscription amounts. On May 5, 2021, a final version of the Subscription Agreement was distributed to the prospective investors, which reflected the outcome of negotiations among the parties and the prospective investors, and the PIPE Investors that had chosen to participate in the PIPE Investment based on the finally agreed investment allocations delivered executed Subscription Agreements for purchases of an aggregate of 10.0 million shares of Class A Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $100.0 million. Affiliates of Sponsor agreed to purchase $28.35 million of the total PIPE Investment.

Between April 9, 2021 and May 5, 2021, representatives of each of AMHC, Jasper, WilmerHale and Paul Hastings negotiated the terms of the Jasper Stockholder Support Agreement, the Sponsor Support Agreement, the form of Amended and Restated Registration Rights Agreement, and various other agreements contemplated in the Business Combination Agreement.

From March 17, 2021 through May 5, 2021, AMHC and its advisors continued to finalize the due diligence investigation of Jasper, and in that regard engaged in communications with representatives of Jasper and its legal and financial advisors, as well as accounting advisors and auditors.

On May 5, 2021, the AMHC Board held a meeting to further consider and discuss the proposed transaction with Jasper. Representatives of AMHC management and WilmerHale were also in attendance. AMHC management reviewed the transaction process to date, including the status of the PIPE Investment, as well as the scope of legal, business, financial and accounting due diligence conducted by AMHC and its advisors and findings related thereto. AMHC management then reviewed with the AMHC Board certain financial analyses. Representatives of WilmerHale reviewed with the AMHC Board their fiduciary duties, and WilmerHale and AMHC management reviewed the terms of the transaction documents, including the Business Combination Agreement and the Subscription Agreements. Following these discussions, the AMHC Board thoroughly discussed the Business Combination and the terms and conditions of the Business Combination Agreement with the assistance of AMHC management and WilmerHale, including the potential benefits and risks related thereto, as well as other factors including certain interests of the officers, directors and Sponsor in connection with a potential Business Combination. Following the meeting, AMHC management circulated to the AMHC Board a written consent, which was unanimously approved by the AMHC Board, in which the members of the AMHC Board unanimously determined that the Business Combination Agreement and the ancillary documents thereto and the transactions contemplated by each of the Business Combination Agreement and the ancillary documents thereto are advisable and fair to, and in the best interests of, AMHC and its stockholders; adopted and approved the Business Combination Agreement and the ancillary documents thereto and the transactions contemplated by each of the Business Combination Agreement and the ancillary documents thereto; and recommended, among other things, that AMHC’s stockholders vote in favor of the Business Combination Proposal and the other Proposals.

Subsequently on May 5, 2021, the parties entered into the Business Combination Agreement.

On May 6, 2021, in advance of the Nasdaq opening for trading, AMHC and Jasper issued a joint press release announcing the execution of the Business Combination Agreement, the Business Combination and the PIPE Investment, and AMHC filed a current report on Form 8-K with the SEC announcing the execution of the Business Combination Agreement. On May 7, 2021, Jasper and AMHC held a joint investor call to discuss the Business Combination.

Since May 6, 2021, AMHC and Jasper, along with WilmerHale and Paul Hastings, have worked jointly on the preparation of this proxy statement/prospectus.

The Board’s Recommendation and Reasons for Approval of the Business Combination

The Board, in evaluating the Business Combination, consulted with its legal counsel and AMHC management. In reaching its resolution that the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, are fair to and in the best interests of AMHC and its stockholders, to approve the Business Combination Agreement and the transactions contemplated thereby and declare their advisability and to recommend that the AMHC stockholders approve and adopt the Business Combination Agreement and the Business Combination, the Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below.

In unanimously approving the Business Combination, the Board determined not to obtain a fairness opinion. The officers and directors of AMHC have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, enabled them, in the view of the Board, to make the necessary analyses and determinations regarding the Business Combination. In addition, AMHC’s officers and directors and AMHC’s advisors have substantial experience with strategic transactions.

The Board relied on certain financial, trading and market analysis in evaluating for the Business Combination. See the section titled “Business Combination Proposal — Summary of AMHC Financial Analysis” for additional information regarding the financial, trading and market analyses that the Board considered.

In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements.”

The Board believed a number of factors pertaining to the Business Combination generally supported its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including but not limited to, the following:

•        Jasper is well-positioned to become a leader in hematopoietic cell transplant therapies.    Jasper has a pioneering approach to targeting blood stem cells and their biology, with potential to address an area of high unmet medical need in conditioning and transplant grafts. See the section titled “Information About Jasper” for more information about Jasper’s pipeline and approach to cell transplant therapies.

•        Jasper presents a unique clinical stage opportunity, with a potentially significant commercial opportunity.    Jasper’s lead product candidate, JSP191, has shown compelling clinical data from MRD-positive AML/MDS patients and Phase 1/2 data in SCID patients, as well as additional opportunities for pipeline of discovery compounds. Further, JSP191 presents a compelling market opportunity as a conditioning agent in stem cell transplant therapies, with multiple potential near-term milestones. See the section titled “Information About Jasper” for more information about Jasper’s pipeline and approach to cell transplant therapies.

•        Jasper’s experienced management team with deep expertise.    Jasper’s Chief Executive Officer Bill Lis has deep experience and expertise, including as Chief Executive Officer of Portola Pharmaceuticals, Inc. from 2010 until 2018. Under Mr. Lis’ leadership, Portola grew from a discovery-stage company to a fully integrated research and development and commercial organization, became a public company in 2013 and was acquired by Alexion Pharmaceuticals, Inc. in 2020. Mr. Lis has also assembled an experienced team in therapeutic drug development and stem cell transplant.

•        Financial Condition.    The Board also considered factors such as Jasper’s business model, general outlook, and cash runway, as well as valuations and trading of comparable companies, and AMHC management prepared certain forecasted financial information for Jasper. Jasper’s management expects that proceeds from the Trust Account and from the PIPE Investment will provide Jasper with approximately $180.0 million at Closing, less any redemptions.

•        Stockholder Liquidity.    The obligation in the Business Combination Agreement to have New Jasper Voting Common Stock issued as consideration in the Business Combination listed on Nasdaq, a major U.S. stock exchange, which the Board believes has the potential to offer AMHC stockholders greater liquidity.

•        Lock-Up.    The Sponsor and certain current equityholders of Jasper have agreed to be subject to a six-month lockup in respect of their New Jasper Common Stock, in each case subject to certain customary exceptions, which will provide important stability to the leadership and governance of New Jasper.

•        Other Alternatives.    The Board believes, after a thorough review of other business combination opportunities reasonably available to AMHC, that the Business Combination represents the best initial business combination for AMHC reasonably available and an attractive opportunity for AMHC’s stockholders, and the Board’s belief that such review of other reasonably available business combination opportunities has not presented a better alternative.

•        Negotiated Transaction.    The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between AMHC and Jasper.

The Board also identified and considered the following factors and risks weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:

•        Benefits May Not Be Achieved.    The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•        Liquidation of AMHC.    The risks and costs to AMHC if the Business Combination is not completed, including the risk of diverting management focus and resources from other initial business combination opportunities, which could result in AMHC being unable to effect a business combination by November 22, 2021 and force AMHC to liquidate.

•        Exclusivity.    The fact that the Business Combination Agreement includes an exclusivity provision that prohibits AMHC from soliciting or engaging in discussions regarding other business combination proposals, which restricts AMHC’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations.

•        COVID-19.    Uncertainties regarding the potential impacts of and disruptions related to the COVID-19 virus, including with respect to productivity, Jasper’s business and delays of clinical programs and timelines.

•        Stockholder Vote.    The risk that AMHC’s stockholders may fail to provide the votes necessary to effect the Business Combination.

•        Redemption Risk.    The potential that a significant number of AMHC stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the Current Charter, which would potentially make the Business Combination more difficult or impossible to complete, and/or reduce the amount of cash available to New Jasper following the Closing.

•        Post-Business Combination Corporate Governance; Terms of the Amended and Restated Registration Rights Agreement.    The Board considered the corporate governance provisions of the Business Combination Agreement, the Amended and Restated Registration Rights Agreement and the material provisions of the Charter Amendment Proposal. In particular, the Board considered that certain provisions may not be viewed favorably by stockholders of AMHC and/or New Jasper.

•        Closing conditions.    The fact that completion of the Business Combination is conditioned on the satisfaction of certain Closing conditions that are not within AMHC’s control, including approval by AMHC stockholders, approval by Nasdaq of the initial listing application in connection with the Business Combination, and the Minimum Cash Condition.

•        Limitations of review.    The Board considered that AMHC was not obtaining an opinion from any independent investment banking or accounting firm that the consideration to be received by the Jasper equityholders is fair to AMHC or its stockholders from a financial point of view. Accordingly, the Board considered that AMHC may not have properly valued Jasper.

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•        Fees and expenses.    The fees and expenses associated with completing the Business Combination, some of which would be payable regardless of whether the Business Combination is ultimately consummated.

•        Other risks.    Various other risks associated with the Business Combination, the business of AMHC and the business of Jasper described under the section entitled “Risk Factors.”

In addition to considering the factors described above, the AMHC Board also considered other factors including, without limitation:

•        Interests of Certain Persons.    Our Sponsor, the members of the AMHC Board and officers of AMHC and our Sponsor have interests in the Business Combination Proposal, the other proposals described in this proxy statement/prospectus and the Business Combination that are different from, or in addition to, those of AMHC’s stockholders generally (see the section entitled “— Interests of AMHC’s Directors and Executive Officers in the Business Combination” of this proxy statement/prospectus). AMHC’s directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the AMHC Board, the Business Combination Agreement and the transactions contemplated therein, including the Merger. However, the AMHC Board concluded that the potentially disparate interests would be mitigated because these interests were disclosed in the prospectus for the Initial Public Offering and AMHC’s publicly filed documents and would be disclosed in this proxy statement/prospectus, the Sponsor had agreed to forfeit all Private Placement Warrants owned by it immediately prior to the Closing of the Business Combination, and to place the Sponsor Earnout Shares into escrow and subject them to release upon certain conditions, and the Business Combination was structured so that it may be completed even if the Public Stockholders redeem a substantial portion of the Public Shares, and the AMHC Board concluded, in light of all of the factors considered by it and described in this proxy statement/prospectus, the Business Combination Agreement, the ancillary documents to which AMHC is or will be a party and the transactions contemplated thereby (including the Business Combination) were advisable, fair to, and in the best interests of, AMHC and its stockholders.

•        Other Risks.    The various risks associated with the Business Combination, the business of Jasper and New Jasper, as described in the section entitled “Risk Factors” of this proxy statement/prospectus. The Board concluded that the potential benefits that it expected AMHC and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors and other risks associated with the Business Combination. Accordingly, the Board unanimously resolved that the Business Combination Agreement, the ancillary documents to which AMHC is or will be a party and the transactions contemplated thereby (including the Business Combination) were advisable, fair to, and in the best interests of, AMHC and its stockholders.

Certain Projected Financial Information

In connection with its evaluation of the Business Combination, the AMHC Board considered certain non-public financial projections prepared by AMHC’s management with respect to Jasper as a standalone company (the “AMHC Forecasts”). The AMHC Forecasts were not prepared with a view toward public disclosure or with a view toward complying with accounting principles generally accepted in the United States of America (“GAAP”), the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The AMHC Forecasts are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and you are cautioned not to rely on the AMHC Forecasts in making a decision regarding the transaction, as the AMHC Forecasts will be different than actual results, and those differences may be material. A summary of the AMHC Forecasts is set forth below.

The inclusion of the AMHC Forecasts below should not be deemed an admission or representation by AMHC, Jasper, New Jasper or any of their respective officers, directors, employees, affiliates, advisors, or other representatives with respect to such projections. The AMHC Forecasts are not included to influence your views on the Business Combination described in this proxy statement/prospectus but solely to provide stockholders access to certain non-public information that was prepared by AMHC management and presented to the AMHC Board in connection with its evaluation of the Business Combination. The information from the AMHC Forecasts included below should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Jasper and AMHC included in this proxy statement/prospectus. Because the AMHC Forecasts were prepared on a standalone basis, they do not give effect to the proposed Business Combination.

The AMHC Forecasts reflect numerous qualitative estimates and assumptions including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond Jasper’s or AMHC’s control, such as the risks and uncertainties contained in the section entitled “Risk Factors.” The AMHC Forecasts are not predictive of New Jasper’s actual future results and should not be construed as financial guidance for any future period. The inclusion of the AMHC Forecasts should not be deemed an admission or representation by, or in any way adopted by, AMHC, Jasper, New Jasper or any of their officers, directors, employees, affiliates, advisors, or other representatives with respect to such projections. The management projections set forth below include earnings before interest and tax (“EBIT”) which is a non-GAAP financial measure. Financial measures included in forecasts, including the AMHC Forecasts, in connection with a business combination transaction are excluded from the definition of “non-GAAP financial measures”, and therefore a reconciliation of such non-GAAP financial measures to GAAP financial measures is not required, and in any event AMHC management believes that it is not feasible to provide accurate forecasted non-GAAP reconciliations. Accordingly, AMHC has not provided a reconciliation of the financial measures included in the AMHC Forecasts to the relevant GAAP financial measure.

The AMHC Forecasts include certain assumptions relating to, among other things, AMHC’s expectations relating to revenue growth rates, including underlying assumptions relating to probability of regulatory approval, product pricing, market penetration, the availability and amount of reimbursement, sales, patent life of products, gross margins and operating costs. AMHC management, in preparing the AMHC Forecasts, considered certain forecasts prepared by Jasper management and referenced such forecasts in creating the AMHC Forecasts, but the AMHC Forecasts reflect AMHC management’s independent work and underlying assumptions, and forecasts prepared by Jasper management were not provided to the AMHC Board in its evaluation of the Business Combination. Although AMHC’s management believes its assumptions to be reasonable, all financial projections are inherently uncertain, and AMHC expects that differences will exist between actual and projected results, and such differences may be material. Although presented with numerical specificity, the AMHC Forecasts reflect numerous variables, estimates, and assumptions made by AMHC’s management at the time they were prepared, and also reflect general business, economic, regulatory, market, and financial conditions and other matters, all of which are difficult to predict and many of which are beyond the parties’ control. In addition, the AMHC Forecasts cover multiple years, and this information by its nature becomes subject to greater uncertainty with each successive year, and in particular the probability of regulatory approval is contingent on a variety of factors, many of which are outside of our and New Jasper’s control, and Jasper’s product candidates may never be approved. See the section titled “Risk Factors”.

AMHC management and the AMHC Board believed that, while only forming a part of the analysis involved with the approval of the Business Combination and the AMHC Board’s recommendation of approval to the AMHC stockholders, it was nonetheless helpful to the AMHC Board’s process and determination to review potential forecasted financial information given that Jasper is a clinical stage company and the performance of New Jasper following the closing of the Business Combination would be contingent upon, in part, the market opportunity for New Jasper, and as a result AMHC management prepared the AMHC Forecasts. As noted above, Jasper provided certain forecasted financial information to AMHC, but this projected financial information reflected what AMHC believed to be an upside case and AMHC believed that a revised set of forecasts with different assumptions would be more appropriate for the AMHC Board to consider in connection with evaluating the Business Combination. In particular, the AMHC Forecasts prepared by AMHC management used the following assumptions: forecasted information through 2036, reflecting 12 years of exclusivity for a product approved under a biologics license application (BLA), which AMHC additionally believed was reasonable given the other assumptions and in particular given the impact of the discount rate; a 25% tax rate, a 10% discount rate based on its estimate of Jasper’s weighted average cost of capital and 2.5x terminal value EBIT multiple, which were selected based on the industry and market experience of AMHC management (which resulted in less than 20% of the total risk adjusted equity value being based on the terminal value); only revenues resulting from Jasper’s JSP191 product candidate, without any amounts allocated to Jasper’s other pipeline product candidates, including its engineered HSC program; probabilities of success of approval of JSP191 for the treatment of severe combined immunodeficiency (“SCID”), acute myeloid leukemia (“AML”), myelodyplastic syndrome (“MDS”) and gene therapy of 35%, and for other indications of 20%, which probabilities were based on probabilities of success for similarly situated product candidates and which AMHC believed to be reasonable, based on a review of publicly available studies and industry practice; the eligible patients and relevant market share as of 2030 as follows: approximately 33,000 AML and MDS patients with an approximate 22% market share, approximately 8,000 gene therapy patients with an approximate 37% market share, approximately 9,000 autoimmune patients and an approximate 71% market share, and approximately 8,000 other hematologic malignancy patients with an approximate 27% market share; assumed prices at commercial launch ranging from USD $40,000 to USD $60,000 per regimen, with annual price increases of 2%, with the specific prices at launch being based on jurisdiction and indication, which AMHC management determined by an evaluation of other product candidates in the oncology market as well as estimated healthcare savings; an assumed gross sale to net sale reduction of 30% to account for estimated distribution, discounts, rebates and other customary adjustments; and probability adjusted annual forecasted operating expenses of $40 million to $65 million, and that Jasper’s expenses held constant until 2025, at which point they would increase 5% annually through the end of the applicable period. In particular, AMHC management determined the probability adjusted annual forecasted operating expenses based on AMHC management assumptions regarding product cost, general and administrative expenses and sales and marketing expenses, based on industry information and AMHC management experience, which AMHC believed to be reasonable for similarly situated companies, including assumptions that the clinical trial costs for each of Jasper’s indications would be approximately $150.0 million for the forecasted period (according to responses by Jasper management in due diligence), general and administrative costs as a public company of $15.0-33.0 million per year, based on publicly available information for publicly traded biotechnology companies, and sales and marketing expenses estimated based on the applicable patient population and an estimated over 200 transplant centers in the Unites States (according to http://bethematch.org), of $10.0 million at commercial launch, $20.0 million in year two and a 5% increase for each year thereafter. Further, AMHC management determined the above assumptions regarding market penetration and market growth rate by assessing the competitive landscape, including the number of likely competitors to offer products for each applicable indication, as well as the likely order of entry into the market, and AMHC management used the following assumptions for the market growth rate for the applicable indications: SCID, 0%; AML and MDS, 2%; gene therapy, 1%; and autoimmune, 0%. AMHC management made these determinations on the basis of its industry experience as well as a review of publicly available sources, including with respect to growth rates in aging populations for AML and MDS and an assessment of the industry by AMHC management for SCID, gene therapy and autoimmune, and believed that such assumptions for the market growth rates were reasonably determined in light of the time period for the AMHC Forecasts.

The inclusion of the AMHC Forecasts herein should not be regarded as an indication that AMHC, New Jasper, or Jasper or any of their respective affiliates or representatives considered or consider the AMHC Forecasts to be necessarily indicative of actual future events, and the AMHC Forecasts should not be relied upon as such. The AMHC Forecasts do not take into account any circumstances or events occurring after the date they were prepared. AMHC and New Jasper do not intend to, and disclaim any obligation to, update, correct, or otherwise revise the management projections to reflect circumstances existing or arising after the date the management projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions or other information underlying the management projections are shown to be in error. In addition, AMHC’s assumptions, and financial projections in general, are inherently uncertain, and AMHC expects that differences will exist between actual and projected results, and such differences may be material. Furthermore, the management projections do not take into account the effect of any failure of the Business Combination to be consummated and should not be viewed as accurate or continuing in that context.

The prospective financial information included in this document has been prepared by, and is the responsibility of, AMHC’s management. Neither the independent registered public accounting firm of AMHC, Jasper, New Jasper, or any other independent accountant has audited, reviewed, compiled, examined nor applied agreed-upon procedures with respect to the AMHC Forecasts, and accordingly, neither the independent registered public accounting firm of AMHC, Jasper or New Jasper, nor any other independent accountant expresses an opinion or any other form of assurance with respect thereto. The reports of the independent registered public accounting firms of AMHC and Jasper included in this proxy statement/prospectus relate to AMHC’s and Jasper’s previously issued financial statements and do not extend to the AMHC Forecasts and should not be read to do so.

In light of the foregoing factors and the uncertainties inherent in financial projections, AMHC stockholders are cautioned not to place undue reliance on the AMHC Forecasts.

Risk Adjusted AMHC Forecasts (in millions)

The following table presents a selected summary of the AMHC Forecasts with respect to risk adjusted revenue generated by Jasper’s lead product candidate. The AMHC Forecasts were prepared by AMHC management, were not contemporaneously reviewed by Jasper management, and were made available to the AMHC Board.

	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E	2036E
SCID	—	—	—	$0.29	$0.57	$0.83	$0.52	$0.41	$0.35	$0.30	$0.27	$0.26	$0.26	$0.26	$0.25	$0.21
AML & MDS	—	—	—	$4.2	$39.6	$66.6	$103.5	$108.9	$107.8	$95.2	$89.1	$88.9	$91.7	$94.7	$96.0	$90.4
Gene Therapy	—	—	—	$4.8	$21.7	$57.3	$62.8	$54.9	$46.0	$36.6	$32.3	$30.4	$29.7	$28.9	$27.7	$24.6
Other Hematological Malignancies	—	—	—	$4.6	$10.8	$16.1	$21.3	$20.5	$18.8	$16.3	$15.3	$15.2	$15.7	$16.2	$16.4	$15.5
Autoimmune	—	—	—	—	—	—	$1.4	$6.4	$22.0	$46.8	$77.7	$87.2	$93.9	$94.5	$86.3	$70.9
Total Revenue	—	—	—	$14.0	$72.7	$140.8	$189.5	$191.1	$194.9	$195.3	$214.7	$222.0	$231.3	$234.6	$226.7	$201.5
EBIT(1)	$(56.3)	$(50.7)	$(38.9)	$(37.9)	$6.6	$92.8	$137.2	$136.7	$138.2	$136.4	$152.5	$157.0	$163.2	$163.8	$153.4	$126.6

____________

(1)      Defined as earnings (calculated based on certain AMHC management assumptions) before interest and taxes.

Summary of AMHC Financial Analysis

In connection with approving the Business Combination Agreement in May 2021, AMHC’s Board reviewed certain analyses prepared by AMHC management. The summary set forth below does not purport to be a complete description of the analyses performed or factors considered by AMHC. AMHC may have deemed various assumptions more or less probable than other assumptions. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of Jasper do not purport to be appraisals or reflect the prices at which shares of New Jasper common stock may actually be valued or trade in the open market after the consummation of the Business Combination. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. The following quantitative information, to the extent that it is based on market data, is not necessarily indicative of current market conditions.

In performing analyses, AMHC management made numerous material assumptions with respect to, among other things, timing of clinical trials, patient enrollment, timing and likelihood of receipt of regulatory approvals that may be needed, characterization of the product candidates, the timing of, and amounts of, any revenues, market size, commercial efforts, operating expenses, industry performance, general business and economic conditions and numerous other matters, many of which are beyond the control of AMHC, Jasper, New Jasper or any other parties to the Business Combination. None of Jasper, AMHC, New Jasper, or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of Jasper do not purport to be appraisals or reflect the prices at which New Jasper shares may actually be valued or trade in the open market after the consummation of the Business Combination. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty.

Comparable Company Analysis

In connection with the valuation of Jasper, AMHC management reviewed certain financial information of certain publicly traded companies selected based on the experience and professional judgment of AMHC’s management and directors. AMHC considered certain publicly available data for (i) certain publicly traded companies (the “Trading Comparables”) and (ii) certain companies acquired in recent M&A transactions (the “M&A Comparables” and, together with the Trading Comparables, the “Comparables”). The Comparables are listed in the tables below, with all data as of April 30, 2021.

None of the Comparables has characteristics identical to Jasper. The Comparables were selected because of certain similarities to Jasper’s business and the stage of development of its product candidates. Additionally, while some of the selected Comparables are commercial stage companies and Jasper is a pre-commercial stage company, AMHC considered these Comparables because of their similarities to the business, industry and pipeline of Jasper. Additionally, AMHC considered that these commercial stage Comparables are generally relatively early-stage commercial companies and are therefore comparable to a company such as Jasper. An analysis of selected companies is not purely quantitative; rather it involves complex consideration and judgments, including factors that could affect the public trading values or exit values of the companies reviewed. AMHC believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the Comparables. Accordingly, AMHC also made qualitative judgments, based on the experience and professional judgment of its directors and officers, concerning differences between the operational, business and/or financial characteristics of Jasper and the selected companies to provide a context in which to consider the results of the quantitative analysis.

Trading Comparables	Market Cap (in millions)	Implied Enterprise Value (in millions)
Mesoblast	$1,003	1,012
Celldex	$1,206	1,011
Protagonist Therapeutics	$1,408	970
Constellation Pharmaceuticals	$1,063	619
Magenta Therapeutics	$578	417
Athersys	$370	318
GamidaCell	$446	318
Selecta Biosciences	$357	236
Mean:	$804	$613
Median:	$791	$518

M&A Comparables		Implied Enterprise Value (in millions)
Target	Acquiror	$525
Maverick Therapeutics	Takeda Pharmaceutical	$450
Silicon Therapeutics	Roivant Sciences	$1,647
Pandion Therapeutics	Merck	$207
Ensysce Biosciences	Leisure Acquisition Corp.	$1,373
Celularity Inc.	GX Acquisition Corp.	$1,428
NBE-Therapeutics GmbH	Boehringer Ingelheim	$517
Orphan Technologies Ltd.	Retrophin, Inc.	$138
Vincera Pharma, Inc.	LifeSci Acquisition Corp.	$940
CerSci Therapeutics	ACADIA Pharmaceuticals	$1,550
Tizona Therapeutics	Gilead Sciences	$419
immatics biotechnologies GmbH	ARYA Sciences Acquisition Corp.	$2,319
Synthorx	Sanofi	$950
Rodin Therapeutics	Alkermes	$254
BiomX Ltd.	Chardan Healthcare Acquisition Corp.	$167
Nuevolution AB	Amgen	$1,575
IFM Therapeutics (IFM Tre)	Novartis AG	$165
Myonexus Therapeutics, Inc.	Sarepta Therapeutics, Inc.	$405
Potenza Therapeutics, Inc.	Astellas Pharma Inc.	$92
OncoMed Pharmaceuticals, Inc.	Mereo BioPharma Group plc	$452
Celenex Inc.	Amicus Therapeutics	$471
F-star Gamma Ltd	Denali Therapeutics Inc.	$575
AurKa Pharma Inc.	Eli Lilly and Company	$450
Mitobridge, Inc.	Astellas Pharma Inc.	$525
Dimension Therapeutics Inc.	Ultragenyx Pharmaceutical	$138
Calimmune Inc.	CSL Ltd.	$416
True North Therapeutics	Bioverativ Inc.	$825
Mean:		$710
Median:		$462

When compared to the implied enterprise value of Jasper determined in accordance with AMHC management’s internal valuation analysis as well as the equity value of Jasper in the Business Combination Agreement, the comparative analysis showed that Jasper’s implied enterprise value was at a discount to each of the mean and median implied enterprise values and market capitalizations of the Trading Comparables and the mean and median implied enterprise values of the M&A Comparables.

Discounted Cash Flows

AMHC management performed a stand-alone discounted cash flow analysis of Jasper based on the AMHC Forecasts and an estimate of its terminal/continuing value at the end of the projection horizon. In performing its discounted cash flow analyses of Jasper, AMHC management utilized the AMHC Forecasts, including the assumptions described above under “Certain Projected Financial Information”. These assumptions, as well as the preparation of the AMHC Forecasts, were based on the professional judgment and experience of AMHC management.

AMHC management’s discounted cash flow analyses resulted in a total risk adjusted equity value of approximately $375.0 million for purposes of evaluating the Business Combination. In connection with its discounted cash flow analysis, AMHC management noted that the equity value specified in the Business Combination Agreement of $275.0 was below the risk adjusted discounted cash flow equity value determined by AMHC management.

Other Considerations

In addition to the analysis described above, AMHC’s management team considered the financing in connection with the Business Combination, including that Jasper had no significant outstanding indebtedness to service, repay or refinance and, and further that, as of immediately following the closing of the Business Combination, New Jasper is expected to have cash resources of approximately $180 million (less any redemptions).

Satisfaction of 80% Test

It is a requirement under the Nasdaq Listing Rules that a SPAC’s initial business combination must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the value of its trust account at the time of signing a definitive agreement in connection with such initial business combination. Based on the financial analysis of Jasper generally used to approve the transaction, the AMHC board of directors determined that this requirement was met. The AMHC Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was fair to and in the best interests of AMHC and its stockholders and appropriately reflected Jasper’s value. The AMHC Board believes that the financial skills and background of its members qualify it to conclude that the Business Combination with Jasper meet this requirement.

Interests of AMHC’s Directors and Executive Officers in the Business Combination

Although we do not believe any conflict currently exists between us and our Founders, our Founders or their respective affiliates may compete with us for acquisition opportunities. If such entities decide to pursue an opportunity, we may be precluded from procuring such opportunity. In addition, investment ideas generated with our Founders may be suitable for both us and for a Founder and may be directed to such entity rather than to us. Neither our Founders nor members of our management team who are also employed by or affiliated with our Founders will have any obligation to present us with any opportunity for a potential business combination of which they are aware, unless presented to such member in his or her capacity as an officer or director of AMHC. Our Founders and/or our management team, in their capacities as employees or affiliates of our Founders or in their other endeavors, may be required to present potential business combinations to future Founder affiliates or third parties, before they present opportunities to us.

Notwithstanding the foregoing, we may, at our option, pursue an acquisition opportunity jointly with one or more entities or funds affiliated with our Founders, Sponsor or management team or their respective affiliates (an “Affiliated Joint Acquisition”). Such entity may co-invest with us in the target business at the time of our initial business combination, or we could raise additional proceeds to complete the acquisition by making a specified future issuance to any such entity.

Each of our officers and directors presently has, and any of them in the future may have, additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present business combination opportunities to such entity. Accordingly, in the future, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. We do not believe, however, that any fiduciary duties or contractual obligations of our officers arising in the future would materially undermine our ability to complete our business combination. In addition, we may, at our option, pursue an Affiliated Joint Acquisition opportunity with an entity to which an officer or director has a fiduciary or contractual obligation. Our Current Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue.

Our officers have agreed not to become an officer or director of any other special purpose acquisition company with a class of securities registered under the Exchange Act until we have entered into a definitive agreement regarding our initial business combination or we have failed to complete our initial business combination within 24 months after the Initial Public Offering.

Potential investors should also be aware of the following other potential conflicts of interest:

•        If the Business Combination with Jasper or another business combination is not consummated by November 22, 2021 (or such later date as may be approved by AMHC’s stockholders), AMHC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and Board, dissolving and liquidating. In such event, our Sponsor, officers and directors will lose their entire original investment of $4,025,000 consisting of the Sponsor’s $25,000 initial investment of 2,875,000 Founder Shares, which would be worthless because the holders are not entitled to participate in any redemptions or distributions with respect to any such outstanding shares, and the $4,000,000 purchase price the Sponsor paid for the Private Placement Warrant. The value of such investment is $27.8 million based upon the closing price of $9.93 per Public Share and $0.75 per Public Warrant on Nasdaq on the Record Date.

•        In August 2019, our Sponsor purchased an aggregate of 2,875,000 Founder Shares in exchange for a capital contribution of $25,000, or approximately $0.009 per Founder Share. Because the underwriters of the Initial Public Offering did not exercise their over-allotment option, 375,000 of the Founder Shares were forfeited in January 2020, and 2,500,000 Founder Shares remain outstanding as of the date hereof. The Founder Shares have an aggregate market value of $24.8 million based upon the closing price of $9.93 per share on Nasdaq on the Record Date. As a result of this low initial price, our Sponsor stands to make a substantial profit even if other stockholders, such as Public Stockholders, experience a negative rate of return because the post-business combination company subsequently declines in value or is unprofitable for our Public Stockholders. Thus, our Sponsor, officers and directors may have more of an economic incentive for us to, rather than liquidate if we fail to complete our initial business combination by November 22, 2021, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their Founder Shares.

•        Our Sponsor, officers and directors and their respective affiliates and associates collectively (including entities controlled by officers and directors) have made an aggregate average investment per share of $0.59 (including the 2,875,000 Founder Shares and 4,000,000 Private Placement Warrants) as of the consummation of the Initial Public Offering. Because the underwriters of the Initial Public Offering did not exercise their over-allotment option, 375,000 of the Founder Shares were forfeited in January 2020, and 2,500,000 Founder Shares remain outstanding as of the date hereof. Following the forfeiture of the 375,000 Founder Shares, the aggregate average investment amount of our Sponsor, officers and directors and their respective affiliates and associates is $0.62 per share. As a result of the significantly lower investment per share of our Sponsor, officers and directors and their respective affiliates and associates as compared with the investment per share of our Public Stockholders, a transaction which results in an increase in the value of the investment of our Sponsor, officers and directors may result in a decrease in the value of the investment of our Public Stockholders.

•        If AMHC is unable to complete a business combination within the required time period, the Sponsor will be personally liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims by a third party for services rendered or products sold to AMHC, or a prospective target business with which AMHC has discussed entering into a transaction agreement.

•        The Business Combination Agreement provides for the continued indemnification of AMHC’s current directors and officers and the continuation of directors and officers liability insurance covering AMHC’s current directors and officers.

•        None of our officers or directors is required to commit his or her full time to our affairs, and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

•        In the course of other business activities, AMHC’s officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to New Jasper as well as the other entities with which they are affiliated. AMHC’s management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•        Our Sponsor, officers and directors have agreed to waive their redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the consummation of our initial business combination. Additionally, our Sponsor, officers and directors have agreed to waive their redemption rights with respect to any Founder Shares held by them if we fail to consummate our initial business combination within 24 months after the closing of the Initial Public Offering. Simultaneously with the closing of our Initial Public Offering, pursuant to a Private Placement Warrant Purchase Agreement, we completed the private sale of an aggregate of the Private Placement Warrants at a purchase price of $1.00 per Private Placement Warrant, generating proceeds to us at $4,000,000.

The Private Placement Warrants held by our initial stockholders have an aggregate market value of $3.0 million based upon the closing price of $0.75 per share on Nasdaq on the Record Date. If we do not complete our initial business combination within such applicable time period, the proceeds of the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of our Public Shares, and the Private Placement Warrants will expire worthless. With certain limited exceptions, the Founder Shares will not be transferable or assignable by our Sponsor until the earlier of (A) 180 days after the completion of our initial business combination or (B) subsequent to our initial business combination, the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our Public Stockholders having the right to exchange their shares of AMHC Common Stock for cash, securities or other property. With certain limited exceptions, the Private Placement Warrants, the warrants that may be issued upon conversion of working capital loans and the Class A Common Stock underlying such warrants, will not be transferable, assignable or salable by our Sponsor (as applicable) of their permitted transferees until 30 days after the completion of our initial business combination. Since our Sponsor and officers and directors may directly or indirectly own AMHC Common Stock and Warrants following the Initial Public Offering, our officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to complete our initial business combination.

•        Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

•        Our Sponsor, officers and directors may have a conflict of interest with respect to evaluating a business combination and financing arrangements as we may obtain loans from our Sponsor or an affiliate of our Sponsor or any of our officers or directors to finance transaction costs in connection with an intended initial business combination. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants including as to exercise price, exercisability and exercise period.

•        Following the Closing, our Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to AMHC and remain outstanding. As of the date of this proxy statement/prospectus, our Sponsor has not made any advances to us for working capital expenses, and there are no outstanding fees or out-of-pocket expenses for which our Sponsor and its affiliates are waiting reimbursement. As of the date of this proxy statement/prospectus, other than one immaterial reimbursable expense owed to Mr. Kapoor, our President, there are no outstanding loans, fees or out-of-pocket expenses for which our officers or directors are awaiting reimbursement.

•        Our Sponsor will be party to the Amended and Restated Registration Rights Agreement, which will come into effect at the Effective Time.

•        Affiliates of the Sponsor, including certain of our officers and directors, will fund $28,350,000 in the PIPE Investment.

•        Mr. Kapoor, our President, will be eligible to receive a one-time bonus in the amount of $300,000 if our business combination is successfully closed and publicly announced.

The conflicts described above may not be resolved in our favor.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•        the corporation could financially undertake the opportunity;

•        the opportunity is within the corporation’s line of business; and

•        it would not be fair to our company and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, our Current Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal obligation.

Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties or contractual obligations:

Individual(1)	Entity	Entity’s Business	Affiliation
Howard Hoffen(2)	Metalmark Capital	Investments	Founder, Officer and Partner
	Innovetive Petcare	Veterinary	Director
	Premier Research Group	Contract Research	Director
	Sebela Holdings	Pharmaceuticals	Director
Bala Venkataraman(3)	Avego Management	Investments	Partner
	Sebela Holdings	Pharmaceuticals	Director
Kenneth Clifford	Metalmark Capital	Investments	Officer and Partner
Fred Eshelman(4)	Eshelman Ventures	Investments	Founder
	Eyenovia Inc.	Biopharmaceuticals	Director
	Cellective Biotherapy	Biopharmaceuticals	Director
	Asepticys, LLC	Pharmaceuticals	Director
Ernest Mario(5)	Soleno Therapeutics	Pharmaceuticals	Director
	Celgene Corporation	Biotechnology	Director
	Eyenovia Inc.	Biopharmaceuticals	Director
	Pappas Ventures	Investments	Partner
Glenn Reicin	Sigilon Therapeutics	Pharmaceuticals	Officer

____________

(1)      Each of the entities listed in this table may have competitive interests with our company with respect to the performance by each individual listed in the table of his or her obligations. Each individual listed has a fiduciary duty with respect to each of the listed entities.

(2)      Mr. Hoffen is a director of numerous portfolio companies of Metalmark. He may be obligated to show acquisitions to such companies before we may pursue such acquisitions.

(3)      Mr. Venkataraman is a director of certain portfolio companies of Avego. He may be obligated to show acquisitions to such companies before we may pursue such acquisitions.

(4)      Dr. Eshelman is a director of numerous portfolio companies of Eshleman Ventures. He may be obligated to show acquisitions to such companies before we may pursue such acquisitions.

(5)      Dr. Mario is a director of numerous portfolio companies of Pappas Ventures. He may be obligated to show acquisitions to such companies before we may pursue such acquisitions.

We are not prohibited from pursuing an initial business combination with a company that is affiliated with our Founders, Sponsor, officers, or directors, subject to certain approvals and consents. In the event we seek to complete our initial business combination with such a company, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm which is a member of FINRA, or from an independent accounting firm, that such initial business combination is fair to our company from a financial point of view.

In the event that we submit our initial business combination to our stockholders for a vote, our Sponsor, offices and directors have agreed to vote in favor of our initial business combination and our officers and directors have also agreed to vote any Public Shares purchased during or after the Initial Public Offering in favor of our initial business combination.

Expected Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in conformity with GAAP. Under this method of accounting, AMHC has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on existing Jasper stockholders comprising of relative majority of the voting power of New Jasper, Jasper’s operations prior to the acquisition comprising the only ongoing operations of New Jasper, the expectation that the New Jasper Board will consist of five directors, four of whom will be designated by Jasper and one of whom will be designated by AMHC, and Jasper’s senior management team comprising of a majority of the senior management of New Jasper. Accordingly, for accounting purposes, the financial statements of New Jasper will represent a continuation of the financial statements of Jasper with the Business Combination being treated as the equivalent of Jasper issuing stock for the net assets of AMHC, accompanied by a recapitalization. The net assets of AMHC will be stated at historical costs, with no goodwill or other intangible assets recorded.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On May 19, 2021, AMHC and Jasper filed their respective HSR Act Notification and Report Forms with the Antitrust Division and the FTC. Consequently, the required waiting period of scheduled to expire at 11:59 p.m. on June 18, 2021, unless earlier terminated or if the FTC or the Antitrust Division extends that period by issuing a request to the parties for additional information.

At any time before or after the consummation of the Business Combination, notwithstanding expiration or termination of the waiting period under the HSR Act, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New Jasper’s assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. AMHC cannot assure that the Antitrust Division, the FTC, any state attorney general, or any other governmental authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, AMHC cannot make any assurances as to its result. Under the Business Combination Agreement, AMHC and Jasper are not obligated to agree to sell, license or dispose of any assets or business, or terminate or amend any existing relationships or enter into new relationships or contracts on order to obtain approval of the Business Combination by the FTC, the Antitrust Division or otherwise.

Neither AMHC nor Jasper is aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurances, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

The approval of the Business Combination Proposal requires the affirmative vote of the holders of a majority of the votes cast by stockholders represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote thereon at the Special Meeting.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE AMHC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of AMHC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of AMHC and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. In addition, AMHC’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section above entitled “Business Combination Proposal — Interests of AMHC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

CHARTER AMENDMENT PROPOSAL

The Charter Amendment Proposal, if approved, will approve the following amendments to the Current Charter:

•        change the name of the new public entity to “Jasper Therapeutics, Inc.”;

•        increase the total number of authorized shares of all classes of capital stock to 502,000,000 shares, consisting of 490,000,000 authorized shares of voting common stock, 2,000,000 authorized shares of non-voting common stock and 10,000,000 authorized shares of preferred stock;

•        require the removal of any director be only for cause and by the affirmative vote of at least 66⅔% of New Jasper’s then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class (provided that as of the three-year anniversary of the Closing Date, such reference to “66⅔%” shall be deemed to be “50%”);

•        require that the affirmative vote of the holders of at least 66⅔% of New Jasper’s then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, be required to waive, alter, amend or repeal certain provisions of the Proposed Charter (provided that as of the three-year anniversary of the Closing Date, such reference to “66⅔%” shall be deemed to be “50%”);

•        require that the affirmative vote of the holders of at least 66⅔% of New Jasper’s then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, be required to adopt, amend or repeal the Proposed Bylaws (provided that as of the three-year anniversary of the Closing Date, such reference to “66⅔%” shall be deemed to be “50%”);

•        remove the provision allowing certain stockholders to act by written consent in lieu of holding a meeting of stockholders;

•        delete the various provisions applicable only to special purpose acquisition companies; and

•        remove the current limitation in place on the corporate opportunity doctrine.

In the judgement of the Board, the Charter Amendment Proposal is desirable for the following reasons:

•        the name of the new public entity is desirable to reflect the Business Combination with Jasper and the combined business going forward;

•        the greater number of authorized shares of capital stock is desirable for AMHC to have sufficient shares to issue to the holders of Jasper common stock in the Business Combination and have enough additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits and to issue upon exercise of the Warrants and of equity grants currently outstanding or made under the Equity Incentive Plan (assuming it is approved at the Special Meeting);

•        it is desirable to increase the voting threshold required to remove a director from the New Jasper Board, amend certain provisions of the Proposed Charter and amend the Proposed Bylaws, and to remove the provision allowing stockholder action by written consent, in order to help facilitate corporate governance changes, protect minority stockholder interests and enable the New Jasper Board to preserve and maximize value for all stockholders in the context of an opportunistic and unsolicited takeover attempt;

•        it is desirable to delete the provisions that relate to the operation of AMHC as a blank check company prior to the consummation of the initial business combination because they would not be applicable after the Business Combination (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time); and

•        it is desirable to remove the corporate opportunity provisions because it ensures that directors, officers and controlling stockholders will not be able to take advantage of opportunities beneficial to New Jasper for themselves without first disclosing the opportunity to the New Jasper Board and giving the New Jasper Board the opportunity to decline the opportunity on behalf of New Jasper.

Notwithstanding the foregoing, certain of the Proposed Charter amendments may make it more difficult or discourage an attempt to obtain control of New Jasper and thereby protect continuity of or entrench New Jasper’s management, which may adversely affect the market price of New Jasper’s securities. If, in the due exercise of its fiduciary obligations, for example, the Board were to determine that a takeover proposal was not in the best interests of New Jasper, authorized but unissued preferred stock could be issued by the Board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable New Jasper to have the flexibility to authorize the issuance of shares in the future for financing its business, acquiring other businesses, forming strategic partnerships and alliances and stock dividends and stock splits. AMHC currently has no such plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

Under the Business Combination Agreement, the approval of the Charter Amendment Proposal is a condition to the adoption of the Business Combination Proposal and vice versa. Accordingly, if the Business Combination Proposal is not approved, the Charter Amendment Proposal will not be presented at the Special Meeting.

A copy of the Proposed Charter, as will be in effect assuming approval of the Charter Amendment Proposal and upon consummation of the Business Combination and filing with the Delaware Secretary of State, is attached to this proxy statement/prospectus as Annex B.

Approval Requirement

The approval of the Charter Amendment Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of each of the Class A Common Stock and the Class B Common Stock cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote thereon at the Special Meeting, voting separately.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT AMHC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

The existence of financial and personal interests of one or more of AMHC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of AMHC and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. In addition, AMHC’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section above entitled “Business Combination Proposal — Interests of AMHC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

BYLAWS AMENDMENT PROPOSAL

Overview

In connection with the Business Combination, AMHC stockholders are being asked to adopt the Proposed Bylaws attached to this proxy statement/prospectus as Annex C, which, in the judgement of the Board, is necessary to adequately address the needs of New Jasper.

Reasons for the Amendments

Under the Business Combination Agreement, the approval of the Bylaws Amendment Proposal is a condition to the adoption of the Business Combination Proposal and vice versa. Accordingly, if the Business Combination Proposal is not approved, the Bylaws Amendment Proposal will not be presented at the Special Meeting.

A copy of the Proposed Bylaws, as will be in effect assuming approval of the Bylaws Amendment Proposal and upon consummation of the Business Combination, is attached to this proxy statement/prospectus as Annex C.

Approval Requirement

The approval of the Bylaws Amendment Proposal requires the affirmative vote of the holders of at least 66.7% of the issued and outstanding shares of each of Class A Common Stock and Class B Common Stock represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT AMHC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BYLAWS AMENDMENT PROPOSAL.

The existence of financial and personal interests of one or more of AMHC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of AMHC and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. In addition, AMHC’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section above entitled “Business Combination Proposal — Interests of AMHC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

THE ADVISORY CHARTER AMENDMENT PROPOSALS

In connection with the Business Combination, AMHC is asking its stockholders to vote, on a non-binding advisory basis, proposals to approve certain governance provisions contained in the Proposed Charter. This separate vote is not otherwise required by Delaware law separate and apart from the Charter Amendment Proposal, but, pursuant to SEC guidance, AMHC is required to submit these provisions to its stockholders separately for approval, allowing stockholders the opportunity to present their separate views on important governance provisions. However, the stockholder votes regarding these proposals are advisory votes, and are not binding on AMHC or the Board (separate and apart from the approval of the Charter Amendment Proposal). In the judgement of the Board, these provisions are necessary to adequately address the needs of New Jasper. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Amendment Proposals (separate and apart from the approval of the Charter Amendment Proposal).

AMHC stockholders will be asked to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the SEC as eight separate proposals (collectively, the “Advisory Charter Amendment Proposals”):

(a)     Advisory Charter Proposal A — to change the corporate name of New Jasper to “Jasper Therapeutics, Inc.”;

(b)    Advisory Charter Proposal B — to increase AMHC’s capitalization so that it will have 490,000,000 authorized shares of voting common stock, 2,000,000 authorized shares of non-voting common stock and 10,000,000 authorized shares of preferred stock;

(c)     Advisory Charter Proposal C — to provide that the removal of any director be only for cause and by the affirmative vote of at least 66⅔% of New Jasper’s then-outstanding shares of capital stock entitled to vote generally in the election of directors (provided that as of the three-year anniversary of the Closing Date, such reference to “66⅔%” shall be deemed to be “50%”);

(d)    Advisory Charter Proposal D — to provide that certain amendments to provisions of the Proposed Charter will require the approval of at least 66⅔% of New Jasper’s then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class (provided that as of the three-year anniversary of the Closing Date, such reference to “66⅔%” shall be deemed to be “50%”);

(e)     Advisory Charter Proposal E — to provide that amendments to the Proposed Bylaws will require the approval of at least 66⅔% of New Jasper’s then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class (provided that as of the three-year anniversary of the Closing Date, such reference to “66⅔%” shall be deemed to be “50%”);

(f)     Advisory Charter Proposal F — to make New Jasper’s corporate existence perpetual as opposed to AMHC’s corporate existence, which is required to be dissolved and liquidated 24 months following the closing of its initial public offering, and to remove from the Proposed Charter the various provisions applicable only to special purpose acquisition companies;

(g)    Advisory Charter Proposal G — to remove the provision that allows certain stockholders to act by written consent as opposed to holding a stockholders meeting; and

(h)    Advisory Charter Proposal H — to remove the current limitation in place on the corporate opportunity doctrine.

Reasons for the Advisory Charter Amendments

In the judgement of the Board, the Charter Amendment Proposal is desirable for the following reasons:

•        the name of the new public entity is desirable to reflect the Business Combination with Jasper and the combined business going forward;

•        the greater number of authorized shares of capital stock is desirable for AMHC to have sufficient shares to issue to the holders of Jasper common stock in the Business Combination and have enough additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits and to issue upon exercise of the Warrants and of equity grants currently outstanding or made under the Equity Incentive Plan (assuming it is approved at the Special Meeting);

•        it is desirable to increase the voting threshold required to remove a director from the New Jasper Board, amend certain provisions of the Proposed Charter and amend the Proposed Bylaws, and to remove the provision allowing stockholder action by written consent, in order to help facilitate corporate governance changes, protect minority stockholder interests and enable the New Jasper Board to preserve and maximize value for all stockholders in the context of an opportunistic and unsolicited takeover attempt;

•        it is desirable to delete the provisions that relate to the operation of AMHC as a blank check company prior to the consummation of the initial business combination because they would not be applicable after the Business Combination (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time); and

•        it is desirable to remove the corporate opportunity provisions because it ensures that directors, officers and controlling stockholders will not be able to take advantage of opportunities beneficial to New Jasper for themselves without first disclosing the opportunity to the New Jasper Board and giving the New Jasper Board the opportunity to decline the opportunity on behalf of New Jasper.

Notwithstanding the foregoing, certain of the Proposed Charter amendments may make it more difficult or discourage an attempt to obtain control of New Jasper and thereby protect continuity of or entrench New Jasper’s management, which may adversely affect the market price of New Jasper’s securities. If, in the due exercise of its fiduciary obligations, for example, the Board were to determine that a takeover proposal was not in the best interests of New Jasper, authorized but unissued preferred stock could be issued by the Board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable New Jasper to have the flexibility to authorize the issuance of shares in the future for financing its business, acquiring other businesses, forming strategic partnerships and alliances and stock dividends and stock splits. AMHC currently has no such plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

Approval Requirement

The approval of each of the Advisory Charter Amendment Proposals requires the affirmative vote of a majority of the votes cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote thereon at the Special Meeting.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT AMHC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY CHARTER AMENDMENT PROPOSALS.

The existence of financial and personal interests of one or more of AMHC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of AMHC and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. In addition, AMHC’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section above entitled “Business Combination Proposal — Interests of AMHC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

NASDAQ STOCK ISSUANCE PROPOSAL

For purposes of complying with Rule 5635(a), (b) and (d) of the Nasdaq Listing Rules, AMHC’s stockholders are being asked to approve the issuance of up to 27,500,000 shares of New Jasper Common Stock in connection with the Business Combination and the issuance of an aggregate of 10,000,000 shares of Class A Common Stock to the PIPE Investors pursuant to the Subscription Agreements.

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for such securities); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Collectively, the consideration to be paid in connection with the Business Combination Agreement (the “Business Combination Consideration”) and the shares being issued to the PIPE Investors will exceed 20% or more of the outstanding AMHC Common Stock and 20% or more of the voting power, in each case outstanding before the issuance of such shares in connection with the Business Combination and the PIPE Investment.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitute a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single invested or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control. Under Nasdaq Rule 5635(b), the issuance of the Business Combination Consideration and/or the shares in the PIPE Investment will result in a “change of control” of AMHC.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement, if the number of shares of common stock (or securities convertible into or exercisable for common stock) to be issued equals 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. Because shares of New Jasper Common Stock will be issued in exchange for all of the equity interests of Jasper, the deemed issuance price of the shares of New Jasper Common Stock may be less than the lower of (i) the closing price immediately preceding the signing of the Business Combination Agreement or (ii) the average closing price of the Class A Common Stock for the five trading days immediately preceding the signing of the Business Combination Agreement. If the Business Combination Proposal is approved, the issuance of the shares of New Jasper Common Stock will exceed 20% of the shares of AMHC Common Stock currently outstanding. Because the issuance price may be deemed to be below the lower of (i) the closing price immediately preceding the signing of the Business Combination Agreement or (ii) the average closing price of the Class A Common Stock for the five trading days immediately preceding the signing of the Business Combination Agreement, the Nasdaq Listing Rules may require that AMHC obtain stockholder approval of the issuance of the shares of New Jasper Common Stock in connection with the consummation of the Transactions.

In addition, because the shares of Class A Common Stock issuable to the PIPE Investors (1) will be issued at a price that is less than the lower of (i) the closing price immediately preceding the signing of the Business Combination or (ii) the average closing price of the Class A Common Stock for the five days immediately preceding the signing of the Business Combination, and (2) will constitute more than 20% of the outstanding shares of AMHC Common Stock and more than 20% of outstanding voting power of AMHC Common Stock prior to such issuance, AMHC is required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rule 5635(d).

As a result of the forgoing, AMHC is required to obtain stockholder approval pursuant to Nasdaq Listing Rule 5635. For a summary of the Subscription Agreement, please see the section entitled “Business Combination Proposal — Related Agreements — PIPE Investment”. AMHC stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information regarding the Subscription Agreements. You are urged to read carefully the form of Subscription Agreement in its entirety before voting on this proposal.

Under the Business Combination Agreement, the approval of the Nasdaq Stock Issuance Proposal is a condition to the adoption of the Business Combination Proposal and vice versa. Accordingly, if the Business Combination Proposal is not approved, the Nasdaq Stock Issuance Proposal will not be presented at the Special Meeting.

The approval of the Nasdaq Stock Issuance Proposal will require the affirmative vote of the holders of a majority of the votes cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote thereon at the Special Meeting.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT AMHC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ STOCK ISSUANCE PROPOSAL.

The existence of financial and personal interests of one or more of AMHC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of AMHC and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. In addition, AMHC’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section above entitled “Business Combination Proposal — Interests of AMHC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DIRECTOR ELECTION PROPOSAL

At the Special Meeting, it is proposed that five directors will be elected to be the directors of New Jasper upon consummation of the Business Combination. New Jasper’s board of directors will be reclassified following the Closing. The term of office of the Class I director will expire at the first annual meeting of stockholder following the initial reclassification of the board of directors and the Class I director will be elected for a full term of three years. At the second annual meeting of stockholders following such initial reclassification, the term of office of the Class II directors will expire and the Class II directors will be elected for a full term of three years. At the third annual meeting of stockholders following such initial reclassification, the term of office of the Class III directors will expire and the Class III directors will be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of preferred stock to elect directors, any vacancy occurring in New Jasper resulting from death, resignation, disqualification, removal or other causes and any newly created directorship resulting from any increase in the number of directors, will, unless (a) New Jasper’s board of directors determines by resolution that any such vacancies or newly created directorships will be filled by the stockholders or (b) otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, and not by the stockholders.

It is proposed that New Jasper’s board of directors consist of the following directors:

•        Class I director: Kurt von Emster;

•        Class II directors: Anna French, D. Phil. and Judith Shizuru, M.D., Ph.D.; and

•        Class III directors: William Lis and Christian W. Nolet.

Information regarding each nominee is set forth in the section entitled “Management of New Jasper Following the Business Combination.”

Under Delaware law, the election of directors requires the affirmative vote of a plurality of the votes cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote at the Special Meeting. Prior to the closing of AMHC’s initial business combination, holders of shares of Class B Common Stock have the exclusive right to elect any director, and holders of shares of Class A Common Stock have no right to vote on the election of any director. “Plurality” means that individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or broker non-vote) will not be counted in the nominee’s favor.

Unless authority is withheld or the shares are subject to a broker non-vote, the proxies solicited by the Board will be voted “FOR” for the election of these nominees. In case any of the nominees becomes unavailable for election of the Board, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.

Under the Business Combination Agreement, the approval of the Director Election Proposal is a condition to the adoption of the Business Combination Proposal and vice versa. Accordingly, if the Business Combination Proposal is not approved, the Director Election Proposal will not be presented at the Special Meeting.

Following consummation of the Business Combination, the election of directors of New Jasper will be governed by New Jasper’s Proposed Charter and Proposed Bylaws and the laws of the State of Delaware.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT AMHC STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED IN THIS PROXY STATEMENT/PROSPECTUS.

The existence of financial and personal interests of one or more of AMHC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of AMHC and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. In addition, AMHC’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section above entitled “Business Combination Proposal — Interests of AMHC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

EQUITY INCENTIVE PLAN PROPOSAL

Overview

The following is a summary description of the Equity Incentive Plan as proposed to be adopted by AMHC in connection with the Business Combination. The summary is not a complete statement of the Equity Incentive Plan and is qualified in its entirety by reference to the complete text of the Equity Incentive Plan, a copy of which is attached hereto as Annex D. AMHC stockholders should refer to the Equity Incentive Plan for more complete and detailed information about the terms and conditions of the Equity Incentive Plan. In the event of a conflict between the information in this description and the terms of the Equity Incentive Plan, the Equity Incentive Plan shall control. Unless the context otherwise requires, references in this summary description to “we”, “us” and “our” generally refer to AMHC in the present tense or New Jasper from and after the Business Combination.

Background of the Equity Incentive Plan

On August 24, 2021, our board of directors adopted, subject to the approval by our stockholders, the Equity Incentive Plan. The Equity Incentive Plan will become effective on the later of (i) the date on which the Equity Incentive Plan is approved by our stockholders and (ii) the day immediately preceding the date on which the Closing occurs and, if stockholder approval is obtained, New Jasper will be authorized to grant awards to eligible service providers as described below. If the Equity Incentive Plan is not approved by our stockholders, the Equity Incentive Plan will not become effective and New Jasper will not be able to grant equity awards under the Equity Incentive Plan. We believe our ability to recruit and retain top talent will be adversely affected if the Equity Incentive Plan is not approved.

Summary of the Equity Incentive Plan

Purpose of the Equity Incentive Plan

The purpose of the Equity Incentive Plan is to secure and retain the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for our success and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the New Jasper Common Stock through the granting of awards under the Equity Incentive Plan. We believe that the awards to be issued under the Equity Incentive Plan will motivate award recipients to offer their maximum effort to New Jasper and help focus them on the creation of long-term value consistent with the interests of our stockholders. We believe that grants of incentive awards are necessary to enable New Jasper to attract and retain top talent.

Awards

The Equity Incentive Plan provides for the grant of incentive stock options (“ISOs”) within the meaning of Section 422 of the Code, to our employees and our parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to our employees, directors and consultants and any of our affiliates’ employees and consultants. As of August 15, 2021, there were approximately 24 employees, including three executive officers, five non-employee directors and twenty consultants eligible to be granted awards under the Equity Incentive Plan.

Authorized Shares

Initially, the maximum number of shares of our common stock that may be issued under the Equity Incentive Plan after it becomes effective will not exceed (i) 4,400,000 shares of our common stock, plus (ii) an additional number of shares equal to the number of shares of our common stock subject to outstanding awards granted under our 2019 EIP (as defined below) that, following the effective date of the Equity Incentive Plan, (a) are not issued because the award or any portion of the award expires or otherwise terminates without all of the shares covered by the award having been issued, (b) are withheld or reacquired to satisfy the exercise, strike or purchase price or (c) are withheld or reacquired to satisfy a tax withholding obligation. In addition, the number of shares of our common stock that will be reserved for issuance under the Equity Incentive Plan will automatically increase on January 1 of each year for a period of ten years, beginning on January 1, 2022 and ending on (and including) January 1,

2031, in an amount equal to the lesser of (1) 4% of the total number of shares of our common stock outstanding on December 31 of the immediately preceding year or (2) 2,750,000 shares of common stock; provided, however, that our board of directors may act prior to January 1 of a given year to provide that the increase for such year will be a lesser number of shares of common stock. Notwithstanding anything to the contrary in the foregoing sentence, the aggregate maximum number of shares of our common stock that may be issued on the exercise of ISOs under the Equity Incentive Plan is 4,400,000 shares, which amount will be increased commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (i) 4% of the total number of shares of common stock outstanding on December 31 of the preceding year, (ii) 2,750,000 shares of common stock, and (iii) such amount as may be determined by our board of directors. All of the foregoing share numbers are subject to adjustment as necessary to implement any changes in our capital structure (as described below).

Shares subject to awards that will be granted under the Equity Incentive Plan that expire or terminate without being exercised in full will not reduce the number of shares available for issuance under the Equity Incentive Plan. The settlement of any portion of an award in cash will not reduce the number of shares available for issuance under the Equity Incentive Plan. Shares withheld under an award to satisfy the exercise, strike or purchase price of an award or to satisfy a tax withholding obligation will not reduce the number of shares that will be available for issuance under the Equity Incentive Plan. With respect to a stock appreciation right, only shares of common stock that are issued upon settlement of the stock appreciation right will count towards reducing the number of shares available for issuance under the Equity Incentive Plan. If any shares of our common stock issued pursuant to an award are forfeited back to or repurchased or reacquired by us (i) because of a failure to meet a contingency or condition required for the vesting of such shares; (ii) to satisfy the exercise, strike or purchase price of an award; or (iii) to satisfy a tax withholding obligation in connection with an award, the shares that are forfeited or repurchased or reacquired will revert to and again become available for issuance under the Equity Incentive Plan. The closing price of a share of our Class A Common Stock on August 20, 2021 was $9.93 per share.

Plan Administration

Our board of directors, or a duly authorized committee of our board of directors, will administer the Equity Incentive Plan. Our board of directors, or a duly authorized committee of our board of directors, may, in accordance with the terms of the Equity Incentive Plan, delegate to one or more of our officers the authority to (i) designate employees (other than officers) to be recipients of specified awards, and to the extent permitted by applicable law, the terms of such awards; and (ii) determine the number of shares subject to such awards granted to such employees. Under the Equity Incentive Plan, our board of directors, or a duly authorized committee of our board of directors, will have the authority to determine: award recipients; how and when each award will be granted; the types of awards to be granted; the provisions of each award, including the period of exercisability and the vesting schedule applicable to an award; the number of shares or cash equivalent subject to each award; the fair market value applicable to an award; and the terms of any performance award that is not valued in whole or in part by reference to, or otherwise based on, common stock, including the amount of cash payment or other property that may be earned and the timing of payment.

Under the Equity Incentive Plan, (i) our board of directors will not, without stockholder approval, (A) reduce the exercise or strike price of an option or stock appreciation right (other than in connection with a capitalization adjustment), and (B) at any time when the exercise or strike price of an option or stock appreciation right is above the fair market value of a share of our common stock, cancel and re-grant or exchange such option or stock appreciation right for a new award with a lower (or no) purchase price or for cash, and (ii) a participant’s rights under any award will not be materially adversely affected without the participant’s written consent.

We will also designate a plan administrator to administer the day-to-day operations of the Equity Incentive Plan.

Stock Options

Options will be granted under stock option agreements adopted by our board of directors. Each option will be designated in writing as an ISO or an NSO. Our board of directors will determine the exercise price for stock options, within the terms and conditions of the Equity Incentive Plan, except the exercise price of a stock option generally will not be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the Equity Incentive Plan will vest at the rate specified in the stock option agreement as will be determined by our board of directors. The terms and conditions of separate options need not be identical.

No option will be exercisable after the expiration of ten years (or five years in the case of ISOs granted to a person who owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our parent or subsidiary corporations) or a shorter period specified in the applicable award agreement. Unless the terms of an optionholder’s stock option agreement, or other written agreement between us and the recipient, provide otherwise, if an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. If an optionholder’s service relationship with us or any of our affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. An optionholder may not exercise an option at any time that the issuance of shares upon such exercise would violate applicable law. Unless provided otherwise in the optionholder’s stock option agreement or other written agreement between an optionholder and us, if an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than for cause and, at any time during the last thirty days of the applicable post-termination exercise period: (i) the exercise of the optionholder’s option would be prohibited solely because the issuance of shares upon such exercise would violate applicable law, or (ii) the immediate sale of any shares issued upon such exercise would violate our trading policy, then the applicable post-termination exercise period will be extended to the last day of the calendar month that begins after the date the award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period. There is no limitation as to the maximum permitted number of extensions. However, in no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by our board of directors and may include (i) cash or check, bank draft or money order payable to us; (ii) a broker-assisted cashless exercise; (iii) subject to certain conditions, the tender of shares of our common stock previously owned by the optionholder; (iv) a net exercise of the option if it is an NSO; or (v) other legal consideration acceptable to our board of directors.

Unless our board of directors provides otherwise, options or stock appreciation rights generally will not be transferable except by will or the laws of descent and distribution. Subject to approval of our board of directors or a duly authorized officer, an option may be transferred pursuant to a domestic relations order, official marital settlement agreement, or other divorce or separation instrument.

Limitations on ISOs

The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our parent or subsidiary corporations unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant; and (ii) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards

Subject to the terms of the Equity Incentive Plan, each restricted stock unit award will have such terms and conditions as determined by our board of directors. A restricted stock unit award represents a participant’s right to be issued on a future date the number of shares of our common stock that is equal to the number of restricted stock units subject to the award. A participant will not have voting or any other rights as a stockholder of ours with respect to any restricted stock unit award (unless and until shares are actually issued in settlement of a vested restricted stock unit award). A restricted stock unit award will be granted in consideration for a participant’s services to us or an affiliate, such that the participant will not be required to make any payment to us (other than such services) with respect to the grant or vesting of the restricted stock unit award, or the issuance of any shares pursuant to the restricted stock unit award. Our board of directors may determine that restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to our board of directors and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of stock (or any combination of our common stock and cash), or in any other form of consideration determined by our board of directors and set forth in the restricted stock unit award agreement. At the time of grant, our board of directors may impose such restrictions or conditions on the award of restricted stock units that delay delivery to a date following the vesting of the award. Additionally, dividend equivalents may be paid or credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, or other written agreement between us and the recipient, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards

Restricted stock awards will be granted under restricted stock award agreements adopted by our board of directors. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past or future services to us or any of our affiliates, or any other form of legal consideration that may be acceptable to our board of directors and permissible under applicable law. Our board of directors will determine the terms and conditions of restricted stock awards, including vesting and forfeiture terms. Dividends may be paid or credited with respect to shares subject to a restricted stock award, as determined by our board of directors and specified in the applicable restricted stock award agreement. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of common stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.

Stock Appreciation Rights

Stock appreciation rights will be granted under stock appreciation right agreements adopted by our board of directors and denominated in shares of common stock equivalents. The terms of separation stock appreciation rights need not be identical. Our board of directors will determine the purchase price or strike price for a stock appreciation right, which generally will not be less than 100% of the fair market value of our common stock on the date of grant. A stock appreciation right granted under the Equity Incentive Plan will vest at the rate specified in the stock appreciation right agreement as will be determined by our board of directors. Stock appreciation rights may be settled in cash or shares of our common stock (or any combination of our common stock and cash) or in any other form of payment, as determined by our board of directors and specified in the stock appreciation right agreement.

Our board of directors will determine the term of stock appreciation rights granted under the Equity Incentive Plan, up to a maximum of 10 years. If a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. If a participant’s service relationship with us or any of our affiliates ceases due to death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation rights for a period of 18 months following the date of death. If a participant’s service relationship with us or any of our affiliates ceases due to disability, the participant may generally exercise any vested stock appreciation rights for a period of 12 months following the cessation of service. In the event of a termination for cause, stock appreciation rights generally terminate upon the termination date. A holder of a stock appreciation right may not exercise a stock appreciation right at any time that the issuance of shares upon such exercise would violate applicable law. Unless provided otherwise in the stock appreciation right agreement or other written agreement between the participant and us, if a participant’s service relationship with us or any of our affiliates ceases for any reason other than for cause and, at any time during the last thirty days of the applicable post-termination exercise period: (i) the exercise of the participant’s stock appreciation right would be prohibited solely because the issuance of shares upon such exercise would violate applicable law, or (ii) the immediate sale of any shares issued upon such exercise would violate our trading policy, then the applicable post-termination exercise period will be extended to the last day of the calendar month that begins after the date the award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period. There is no limitation as to the maximum permitted number of extensions. However, in no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards

The Equity Incentive Plan will permit the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period.

Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, our common stock. The performance goals may be based on any measure of performance selected by our board of directors. The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates, or business segments, and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by our board of directors at the time the performance award is granted, our board of directors will appropriately make adjustments in the method of calculating the attainment of performance goals for a performance period as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects; (iii) to exclude the effects of changes to generally accepted accounting principles; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; (v) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (vi) to exclude the dilutive effects of acquisitions or joint ventures; (vii) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (viii) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (ix) to exclude the effects of stock based compensation and the award of bonuses under our bonus plans; (x) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (xi) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles.

Our board of directors retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of performance goals and to define the manner of calculating the performance criteria it selects to use for the performance period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the performance award agreement or the written terms of a performance cash award. Our board of directors will determine the length of any performance period, the performance goals to be achieved during a performance period and the other terms and conditions of such awards.

Other Stock Awards

Our board of directors will be permitted to grant other awards, based in whole or in part by reference to, or otherwise based on, our common stock, either alone or in addition to other awards. Our board of directors will have the sole and complete discretion to determine the persons to whom and the time or times at which other stock awards will be granted, the number of shares under the other stock award (or cash equivalent) and all other terms and conditions of such awards.

Non-Employee Director Compensation Limit

The aggregate value of all compensation granted or paid following the effective date of the Equity Incentive Plan to any individual for service as a non-employee director with respect to any fiscal year, including awards granted under the Equity Incentive Plan (valued based on the grant date fair value for financial reporting purposes) and cash fees paid by us to such non-employee director, will not exceed $750,000 in total value, except such amount will increase to $1,000,000 for the year in which a non-employee director is first appointed or elected to our board of directors.

Changes to Capital Structure

In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, or recapitalization, our board of directors will appropriately and proportionately adjust (i) the class and maximum number of shares subject to the Equity Incentive Plan and the maximum number of shares by which the share reserve may annually increase pursuant to the Equity Incentive Plan; (ii) the class and maximum number of shares that may be issued on the exercise of ISOs; and (iii) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding awards granted under the Equity Incentive Plan.

Corporate Transactions.

In the event of a corporate transaction (as defined below), unless otherwise provided in a participant’s award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by our board of directors at the time of grant, any awards outstanding under the Equity Incentive Plan may be assumed, continued or substituted for, in whole or in part, by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to our common stock issued pursuant to awards may be assigned to the successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such awards, then (i) with respect to any such awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, unless provided otherwise in the applicable award agreement, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by us with respect to such awards will lapse (contingent upon the effectiveness of the corporate transaction); and (ii) any such awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the occurrence of the corporate transaction, except that any reacquisition or repurchase rights held by us with respect to such awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event an award will terminate if not exercised prior to the effective time of a corporate transaction, our board of directors may provide, in its sole discretion, that the holder of such award may not exercise such award but instead will receive a payment, in such form as may be determined by our board of directors, equal in value to the excess (if any) of (i) the value of the property the participant would have received upon the exercise of the award, over (ii) any per share exercise price payable by such holder, if applicable. As a condition to the receipt of an award, a participant will be deemed to have agreed that the award will be subject to the terms of any agreement under the Equity Incentive Plan governing a corporate transaction involving us.

Under the Equity Incentive Plan, a “corporate transaction” generally will be the consummation, in a single transaction or in a series of related transactions, of (i) a sale or other disposition of all or substantially all, as determined by our board of directors, of our consolidated assets; (ii) a sale or other disposition of at least 50% of our outstanding securities; (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation; or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Transferability.

Except as expressly provided in the Equity Incentive Plan or the form of award agreement, awards granted under the Equity Incentive Plan may not be transferred or assigned by a participant. After the vested shares subject to an award have been issued, or in the case of a restricted stock award and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of our trading policy and applicable law.

Clawback/Recovery

All awards granted under the Equity Incentive Plan will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law and any clawback policy that we otherwise adopt, to the extent applicable and permissible under applicable law. In addition, our board of directors may impose such other clawback, recovery or recoupment provisions in an award agreement as our board of directors determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of common stock or other cash or property upon the occurrence of cause.

Amendment or Termination

Our board of directors may accelerate the time at which an award granted under the Equity Incentive Plan may first be exercised or the time during which an award grant under the Equity Incentive Plan or any part thereof will vest, notwithstanding the provisions in the award agreement stating the time at which it may first be exercised or the time during which it will vest. Our board of directors will have the authority to amend, suspend, or terminate the Equity Incentive Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments will also require the approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date our board of directors adopts the Equity Incentive Plan. No awards may be granted under the Equity Incentive Plan while it is suspended or after it is terminated.

Certain U.S. Federal Income Tax Aspects of Awards Under the Equity Incentive Plan

The following is a general summary under current law of the material federal income tax consequences to participants in the Equity Incentive Plan under U.S. law. This summary deals with the general tax principles that apply and is provided only for general information. Certain types of taxes, such as state and local income taxes and taxes imposed by jurisdictions outside the U.S., are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant to a participant in light of his or her personal investment circumstances and this summarized tax information is not tax advice.

Section 162(m) of the Code

Section 162(m) of the Code generally limits to $1 million the amount that a publicly-held corporation is allowed each year to deduct for the compensation paid to the corporation’s chief executive officer, chief financial officer and certain of the corporation’s current and former executive officers.

Stock Options

A participant will not recognize taxable income at the time an option is granted, and we will not be entitled to a tax deduction at that time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of an NSO equal to the excess of the fair market value of the shares purchased over their purchase price, and we will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an ISO. If the shares acquired by exercise of an ISO are held for at least two years from the date the option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of those shares will be taxed as long-term capital gain or loss, and we will not be entitled to any deduction. If, however, such shares are disposed of within either of the above-described periods, then in the year of that disposition, the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of (i) the amount realized upon that disposition, and (ii) the excess of the fair market value of those shares on the date of exercise over the exercise price, and we will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

Stock Appreciation Rights

A participant will not recognize taxable income at the time a stock appreciation right is granted, and we will not be entitled to a tax deduction at that time. Upon exercise, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid upon settlement. This amount is deductible by us as a compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.

Restricted Stock

A participant will not recognize taxable income at the time restricted stock is granted, and we will not be entitled to a tax deduction at that time, unless the participant makes an election to be taxed at that time. If such an election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant in an amount equal to the excess of the fair market value for the shares at such time over the amount, if any, paid for those shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions constituting a substantial risk of forfeiture lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares. The amount of ordinary income recognized by making the above-described election or upon the lapse of restrictions is deductible by us as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.

Restricted Stock Units and Performance Awards

A participant will not recognize taxable income at the time that restricted stock units or performance awards are granted, and we will not be entitled to a tax deduction at that time. Upon settlement of restricted stock units or performance awards, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares or other consideration delivered and the amount of any cash paid by us. The amount of ordinary income recognized is deductible by us as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.

Other Stock Awards

The tax consequences associated with any other stock award will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, and the participant’s holding period and tax basis for the award or underlying shares of common stock.

The tax consequences for equity awards outside of the U.S. may differ significantly from the U.S. federal income tax consequences described above.

New Plan Benefits

Grants of awards under the Equity Incentive Plan are subject to the discretion of our board of directors. Therefore, it is not possible to determine the future benefits that will be received by participants under the Equity Incentive Plan.

Interests of Certain Persons in this Proposal

AMHC’s directors and executive officers may be considered to have an interest in the approval of the Equity Incentive Plan because they may in the future receive awards under the Equity Incentive Plan. Nevertheless, the Board believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors by adopting the Equity Incentive Plan.

Vote Required

The approval of the Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote thereon at the Special Meeting.

Under the Business Combination Agreement, the approval of the Equity Incentive Plan Proposal is a condition to the adoption of the Business Combination Proposal and vice versa. Accordingly, if the Business Combination Proposal is not approved, the Equity Incentive Plan Proposal will not be presented at the Special Meeting.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT AMHC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of AMHC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of AMHC and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. In addition, AMHC’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section above entitled “Business Combination Proposal — Interests of AMHC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ESPP PROPOSAL

Overview

The following is a summary description of the ESPP as proposed to be adopted by AMHC in connection with the Business Combination. The summary is not a complete statement of the ESPP and is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached hereto as Annex E. AMHC stockholders should refer to the ESPP for more complete and detailed information about the terms and conditions of the ESPP. In the event of a conflict between the information in this description and the terms of the ESPP, the ESPP shall control. Unless the context otherwise requires, references in this summary description to “we”, “us” and “our” generally refer to AMHC in the present tense or New Jasper from and after the Business Combination.

Background of the ESPP

On August 24, 2021, our board of directors adopted, subject to the approval by our stockholders, the ESPP. The ESPP will become effective on the date on which the ESPP is approved by our stockholders. If the ESPP is not approved by our stockholders, the ESPP will not become effective. We believe our ability to recruit and retain top talent will be adversely affected if the ESPP is not approved.

Summary of the ESPP

Purpose

The purpose of the ESPP is to secure the services of new employees, to retain the services of existing employees, and to provide incentives for such individuals to exert maximum efforts toward our success and that of our related corporations. The ESPP will include two components. One component is designed to allow eligible U.S. employees to purchase our common stock in a manner that may qualify for favorable tax treatment under Section 423 of the Code (the “423 Component”) and accordingly, it will be construed in a manner that is consistent with the requirements of Section 423 of the Code. We intend (but make no undertaking or representation to maintain) the 423 Component to qualify as an employee stock purchase plan, as that term is defined in Section 423(b) of the Code. The other component will permit the grant of purchase rights that do not qualify for such favorable tax treatment (the “Non-423 Component”) in order to allow deviations necessary to permit participation by eligible employees who are foreign nationals or employed outside of the U.S. while complying with applicable foreign laws, and except as otherwise provided in the ESPP or determined by our board of directors, it will operate and be administered in the same manner as the 423 Component.

Share Reserve

Initially, the maximum number of shares of our common stock that may be issued under the ESPP will not exceed 550,000 shares of our common stock. The number of shares of our common stock that will be reserved for issuance will automatically increase on January 1 of each year for a period of ten years, commencing on January 1 following the year in which the ESPP is adopted by our board of directors and approved by our stockholders and ending on (and including) January 1, 2031, in an amount equal to the lesser of (i) 1% of the total number of shares of our common stock outstanding on December 31 of the immediately preceding calendar year; and (ii) 550,000 shares, provided however, that our board of directors may act prior to January 1 of a given calendar year to provide that there will be no increase for such calendar year or the increase for such year will be a lesser number of shares than the amount set forth in clauses (i) and (ii) above. For the avoidance of doubt, up to the maximum number of shares of our common stock reserved may be used to satisfy purchases of our common stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy the purchases of our common stock under the Non-423 Component. The closing price of a share of our Class A Common Stock on August 20, 2021 was $9.93 per share.

If any purchase right granted under the ESPP terminates without having been exercised in full, the shares of our common stock not purchased under such purchase right will again become available for issuance under the ESPP.

The common stock purchasable under the ESPP will be shares of authorized but unissued or reacquired common stock, including shares repurchased by us on the open market.

Administration

Our board of directors will administer the ESPP. Our board of directors may delegate some or all of the administration of the ESPP to a committee or committees of our board of directors. All references to our board of directors in this proposal shall include a duly authorized committee of our board of directors except where the context dictates otherwise. Further, to the extent not prohibited by applicable law, our board of directors may, from time to time, delegate some or all of its authority under the ESPP to one or more of our officers or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. Our board of directors will have the authority to determine how and when purchase rights are granted and the provisions of each offering; to designate, from time to time, which of our related corporations will be eligible to participate in the 423 Component or the Non-423 Component, or which related corporations will be eligible to participate in each separate offering; to construe and interpret the ESPP and purchase rights thereunder, and to establish, amend and revoke rules and regulations for the ESPP’s administration; to settle all controversies regarding the ESPP and purchase rights granted thereunder; to amend, suspend or terminate the ESPP; to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of us and our related corporations and to carry out the intent of the ESPP to be treated as an employee stock purchase plan with respect to the 423 Component; and to adopt such rules, procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the ESPP by employees who are foreign nationals or employed or located outside the United States.

All determinations, interpretations and constructions made by our board of directors in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

Offerings

Our board of directors may grant or provide for the grant of purchase rights to eligible employees under an offering (consisting of one or more purchase periods) on an offering date or offering dates selected by our board of directors. Each offering will be in the form and will contain those terms and conditions as our board of directors deems appropriate, and, with respect to the 423 Component, will comply with the requirements of Section 423(b)(5) of the Code. The provisions of separate offerings do not need to be identical, but each offering will include the period during which the offering will be effective, which period will not exceed 27 months beginning with the offering date, and the substance of the applicable provisions contained in the ESPP.

If a participant has more than one purchase right outstanding under the ESPP, unless he or she otherwise indicates in forms delivered to us or a third party designee of ours: (i) each form will apply to all of his or her purchase rights under the ESPP, and (ii) a purchase right with a lower exercise price (or an earlier-granted purchase right, if different purchase rights have identical exercise prices) will be exercised to the fullest possible extent before a purchase right with a higher exercise price (or a later-granted purchase right if different purchase rights have identical exercise prices) will be exercised.

Our board of directors will have the discretion to structure an offering so that if the fair market value of a share of our common stock on the first trading day of a new purchase period within that offering is less than or equal to the fair market value of a share of our common stock on the first day of that offering, then (i) that offering will terminate immediately as of that first trading day, and (ii) the participants in such terminated offering will be automatically enrolled in a new offering beginning on the first trading day of such new purchase period.

Eligibility

Generally, purchase rights may only be granted to employees, including executive officers, employed by us (or by any of our affiliates or related corporations as designated by our board of directors) on the first day of an offering if such employee has been employed by us or by one of our designated affiliates or related corporations for such continuous period preceding such date (not to exceed two years) as our board of directors may require. Our board of directors may (unless prohibited by applicable law) require that employees have to satisfy one or both of the following service requirements with respect to the 423 Component: (i) being customarily employed by us, or any of our related corporations or affiliates, for more than 20 hours per week and more than five months per calendar year; or (ii) such other criteria as our board of directors may determine consistent with Section 423 of the Code with respect to the 423 Component. Our board of directors may provide that each person who, during the course of an offering, first becomes an eligible employee will, on the date or dates specified in the offering which coincides with the day on which the person becomes an eligible employee or which occurs thereafter, receive a purchase right under that offering, and the purchase right will thereafter be deemed to be part of the offering with substantially identical characteristics. No employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee owns stock possessing five percent or more of the total combined voting power or value of all classes of our outstanding capital stock (or the stock of any related corporation) determined in accordance with the rules of Section 424(d) of the Code. As specified by Section 423(b)(8) of the Code, an employee may be granted purchase rights only if such purchase rights, together with any other rights granted under all employee stock purchase plans of ours or any of our related corporations, do not permit such employee’s rights to purchase our stock or the stock of any of our related corporations to accrue at a rate which, when aggregated, exceeds $25,000 (based on the fair market value per share of such common stock on the date that the purchase right is granted) for each calendar year such purchase rights are outstanding at any time. Our board of directors may also exclude from participation in the ESPP or any offering employees of ours, or of any of our related corporation, who are highly compensated employees, as within the meaning of Section 423(b)(4)(D) of the Code, or a subset of such highly compensated employees. As of August 15, 2021, there were approximately 24 employees, including three executive officers, who would have been eligible to participate in the ESPP (non-employee directors and consultants are not eligible to participate in the ESPP).

Notwithstanding anything in the foregoing paragraph to the contrary, in the case of an offering under the Non-423 Component, an employee (or a group of employees) may be excluded from participation in the ESPP or an offering if our board of directors has determined, in its sole discretion, that participation of such employee is not advisable or practical for any reason.

Purchase Rights; Purchase Price

On the first day of each offering, each eligible employee, pursuant to an offering made under the ESPP, will be granted a purchase right to purchase up to that number of shares purchasable either with a percentage or with a maximum dollar amount, as designated by our board of directors, which will not exceed 15% of such employee’s earnings (as defined by our board of directors) during each period that begins on the first day of the offering (or such later date as our board of directors determines for a particular offering) and ends on the date stated in the offering, which date will be no later than the end of the offering. Our board of directors will establish one or more purchase dates during an offering on which purchase rights granted for that offering will be exercised and shares of common stock will be purchased in accordance with such offering. Each eligible employee may purchase of up to 4,000 shares of our common stock in an offering (or such lesser number of shares determined by our board of directors prior to the start of the offering). Our board of directors may also specify (i) a maximum number of shares that may be purchased by any participant on any purchase date during an offering, (ii) a maximum aggregate number of shares that may be purchased by all participants in an offering and/or (iii) a maximum aggregate number of shares that may be purchased by all participants on any purchase date under an offering. If the aggregate number of shares issuable upon exercise of purchase rights granted under the offering would exceed any such maximum aggregate number, then, in the absence of any action by our board of directors otherwise, a pro rata allocation of the shares (rounded down to the nearest whole share) available, based on each participant’s accumulated contributions, will be made in as nearly a uniform manner as will be practicable and equitable.

The purchase price of shares acquired pursuant to purchase rights will not be less than the lesser of (i) 85% of the fair market value of a share of our common stock on the first day of an offering; or (ii) 85% of the fair market value of a share of our common stock on the date of purchase.

Participation; Withdrawal; Termination

An eligible employee may elect to participate in an offering and authorize payroll deductions as the means of making contributions by completing and delivering to us or our designee, within the time specified in the offering, an enrollment form provided by us or our designee. The enrollment form will specify the amount of contributions not to exceed the maximum amount specified by our board of directors. Each participant’s contributions will be credited to a bookkeeping account for the participant under the ESPP and will be deposited with our general funds except where applicable law requires that contributions be deposited with a third party. If permitted in the offering, a participant may begin such contributions with the first payroll occurring on or after the first day of the applicable offering (or, in the case of a payroll date that occurs after the end of the prior offering but before the first day of the next new offering, contributions from such payroll will be included in the new offering). If permitted in the offering, a participant may thereafter reduce (including to zero) or increase his or her contributions. If required under applicable law or if specifically provided in the offering, in addition to or instead of making contributions by payroll deductions, a participant may make contributions through payment by cash, check or wire transfer prior to a purchase date.

During an offering, a participant may cease making contributions and withdraw from the offering by delivering to us or our designee a withdrawal form provided by us. We may impose a deadline before a purchase date for withdrawing. Upon such withdrawal, such participant’s purchase right in that offering will immediately terminate and we will distribute as soon as practicable to such participant all of his or her accumulated but unused contributions and such participant’s purchase right in that offering shall then terminate. A participant’s withdrawal from that offering will have no effect upon his or her eligibility to participate in any other offerings under the ESPP, but such participant will be required to deliver a new enrollment form to participate in subsequent offerings.

Unless otherwise required by applicable law, purchase rights granted pursuant to any offering under the ESPP will terminate immediately if the participant either (i) is no longer an employee for any reason or for no reason (subject to any post-employment participation period required by applicable law) or (ii) is otherwise no longer eligible to participate. We will distribute the individual’s accumulated but unused contributions as soon as practicable to such individual.

Unless otherwise determined by our board of directors, a participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between us and one of our designated companies designated to participate in an offering (or between such designated companies) will not be treated as having terminated employment for purposes of participating in the ESPP or an offering. However, if a participant transfers from an offering under the 423 Component to an offering under the Non-423 Component, the exercise of the participant’s purchase right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a participant transfers from an offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the purchase right will remain non-qualified under the Non-423 Component. Our board of directors may establish different and additional rules governing transfers between separate offerings within the 423 Component and between offerings under the 423 Component and offerings under the Non-423 Component. Unless otherwise specified in the offering or as required by applicable law, we will have no obligation to pay interest on contributions.

Purchase of Shares

On each purchase date, each participant’s accumulated contributions will be applied to the purchase of shares, up to the maximum number of shares permitted by the ESPP and the applicable offering, at the purchase price specified in the offering. Unless otherwise provided in the offering, if any amount of accumulated contributions remains in a participant’s account after the purchase of shares on the final purchase date of an offering, then such remaining amount will not roll over to the next offering and will instead be distributed in full to such participant after the final purchase date of such offering without interest (unless otherwise required by applicable law). No purchase rights may be exercised to any extent unless the shares of our common stock to be issued upon such exercise under the ESPP are covered by an effective registration statement pursuant to the Securities Act and the ESPP is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the ESPP. If on a purchase date the shares of our common stock are not so registered or the ESPP is not in such compliance, no purchase rights will be exercised on such purchase date, and the purchase date will be delayed until the shares of our common stock are subject to such an effective registration statement and the ESPP is in material compliance, except that the purchase date will in no event be more than 27 months from the first day of an offering. If, on the purchase date, as delayed to the maximum extent permissible, the shares of our common stock are not registered and the ESPP is not in material compliance with all applicable laws, as determined by us in our sole discretion, no purchase rights will be exercised and all accumulated but unused contributions will be distributed to the ESPP participants without interest (unless the payment of interest is otherwise required by applicable law).

A participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of our common stock subject to purchase rights unless and until the participant’s shares of our common stock acquired upon exercise of purchase rights are recorded in our books (or the books of Continental).

Changes to Capital Structure

The ESPP provides that in the event of a change in our capital structure through actions such as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or similar transaction, our board of directors will appropriately and proportionately adjust: (i) the class(es) and maximum number of shares subject to the ESPP; (ii) the class(es) and maximum number of shares by which the share reserve is to increase automatically each year; (iii) the class(es) and number of shares subject to, and purchase price applicable to, outstanding offerings and purchase rights; and (iv) the class(es) and number of shares that are subject to purchase limits under each ongoing offering. Our board of directors will make these adjustments, and its determination will be final, binding and conclusive.

Corporate Transactions

The ESPP provides that in the event of a corporate transaction (as defined below), any then-outstanding rights to purchase our common stock under the ESPP may be assumed, continued, or substituted for by any surviving or acquiring corporation (or its parent company). If the surviving or acquiring corporation (or its parent company) elects not to assume, continue, or substitute for such purchase rights, then (i) the participants’ accumulated payroll contributions will be used to purchase shares of our common stock (rounded down to the nearest whole share) within 10 business days (or such other period specified by our board of directors) before such corporate transaction under the outstanding purchase rights, and such purchase rights will terminate immediately after such purchase, or (ii) our board of directors, in its discretion, may terminate outstanding offerings, cancel the outstanding purchase rights and refund the participants’ accumulated contributions.

Under the ESPP, a “corporate transaction” is generally the consummation, in a single transaction or in a series of related transactions, of: (i) a sale or other disposition of all or substantially all, as determined by our board of directors, of the consolidated assets of us and our subsidiaries; (ii) a sale or other disposition of at least 50% of our outstanding securities; (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation; or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Transferability

During a participant’s lifetime, purchase rights will be exercisable only by a participant. Purchase rights are not transferable by a participant, except by will, by the laws of descent and distribution, or, if permitted by us, by a beneficiary designation.

Tax Withholding

Each participant must make arrangements, satisfactory to us and any applicable related corporation, to enable us or our related corporation to fulfill any withholding obligation for taxes arising out of or in relation to a participant’s participation in the ESPP. In our sole discretion and subject to applicable law, such withholding obligation may be satisfied in whole or in part by (i) withholding from the participant’s salary or any other cash payment due to the participant from us or any related corporation; (ii) withholding from the proceeds of the sale of shares of our common stock acquired under the ESPP, either through a voluntary sale or a mandatory sale arranged by us; or (iii) any other method deemed acceptable by our board of directors. We will not be required to issue any shares of our common stock under the ESPP until such obligations are satisfied.

Amendment, Suspension or Termination

Our board of directors will have the authority to amend, suspend or terminate the ESPP. Any benefits, privileges, entitlements and obligations under any outstanding purchase right granted before an amendment, suspension or termination of the ESPP will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code), or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. Except with respect to certain changes in our capital structure, stockholder approval is required for any amendment to the ESPP if such approval is required by applicable law or listing requirements. No purchase rights may be granted under the ESPP while it is suspended or after it is terminated.

Certain U.S. Federal Income Tax Aspects of the ESPP

The following is a general summary under current law of the material federal income tax consequences to participants in the ESPP under U.S. law. This summary deals with the general tax principles that apply and is provided only for general information. Certain types of taxes, such as state and local income taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant to a participant in light of his or her personal investment circumstances. This summarized tax information is not tax advice.

The ESPP is intended to be an employee stock purchase plan within the meaning of Section 423 of the Code. The ESPP also authorizes the grant of rights to purchase shares that do not qualify under Section 423 pursuant to the non-423 component.

423 Component Offerings

Under an employee stock purchase plan that qualifies under Section 423 of the Code, no taxable income will be recognized by a participant, and no deductions will be allowable to us, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the ESPP or in the event that the participant should die while still owning the purchased shares.

If the participant sells or otherwise disposes of the purchased shares (a) within two years after the start date of the offering in which the shares were acquired or (b) within one year after the purchase of the shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and we will be entitled to an income tax deduction (subject to applicable limits under the Code), for the taxable year in which such disposition occurs equal in amount to such excess. The amount of this ordinary income will be added to the participant’s basis in the shares, and any resulting gain or loss recognized upon the sale or disposition will be a capital gain or loss. If the shares have been held for more than one year since the date of purchase, the gain or loss will be long-term.

If the participant sells or disposes of the purchased shares more than two years after the start date of the offering in which the shares were acquired and more than one year after the purchase of the shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the lesser of (a) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for the shares, or (b) 15% of the fair market value of the shares on the start date of that offering. Any additional gain upon the disposition will be taxed as a long-term capital gain. Alternatively, if the fair market value of the shares on the date of the sale or disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss. We will not be entitled to an income tax deduction with respect to such disposition.

Non-423 Component Offerings

If a purchase right is granted under the Non-423 component of the ESPP to a participant who is subject to U.S. federal income tax, the amount equal to the difference between the fair market value of the shares on the purchase date and the purchase price is taxed as ordinary income at the time of such purchase and such income is subject to tax withholding. The amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares after such basis adjustment will be a capital gain or loss. A capital gain or loss will be long-term if the participant holds the shares for more than one year after the purchase date. We may be entitled to a deduction in the year of purchase equal to the amount of ordinary income realized by the participant.

The tax consequences for shares purchased pursuant to the ESPP by participants who are not subject to U.S. tax law may differ significantly from the U.S. federal income tax consequences described above.

New Plan Benefits

Participation in the ESPP is voluntary and dependent on each eligible employee’s election to participate and the level of his or her payroll deductions. In addition, the number of shares that may be purchased under the ESPP is determined, in part, by the price of our common stock on the first day of each offering or the purchase date. Accordingly, the actual number of shares that may be purchased by any eligible individual in the future is not determinable.

Interests of Certain Persons in this Proposal

Our executive officers may be considered to have an interest in the approval of the ESPP because they may be eligible to participate in the ESPP. Nevertheless, our board of directors believes that it is important to provide incentives and rewards for superior performance and the retention of employees by adopting the ESPP.

Vote Required

The approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote thereon at the Special Meeting.

If the Business Combination Proposal is not approved, the ESPP Proposal will not be presented at the Special Meeting.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT AMHC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

The existence of financial and personal interests of one or more of AMHC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of AMHC and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. In addition, AMHC’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section above entitled “— Interests of AMHC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the Board to submit a proposal to approve the adjournment of the Special Meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to AMHC stockholders or, if as of the time for which the Special Meeting is scheduled, there are insufficient shares of AMHC Common Stock (either in person or by proxy) to constitute a quorum necessary to conduct business at the Special Meeting, (ii) in order to solicit additional proxies from AMHC stockholders in favor of one or more of the proposals at the Special Meeting or (iii) if the Board determines that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived. In addition, AMHC’s directors and officers have interests in the Business Combination that may conflict with your interest as a stockholder. See “Business Combination Proposal — Interests of AMHC’s Directors and Executive Officers in the Business Combination.”

Consequence if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by AMHC’s stockholders, the Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other proposal.

Votes Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote thereon at the Special Meeting.

The Adjournment Proposal is not conditioned on any other proposal.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT AMHC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of AMHC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of AMHC and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. In addition, AMHC’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section above entitled “Business Combination Proposal — Interests of AMHC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations

The following is a discussion of certain material U.S. federal income tax considerations for holders of our Class A Common Stock that elect to have their shares of Class A Common Stock redeemed for cash upon the closing of the Business Combination. This discussion does not purport to be a complete analysis of all potential tax considerations and is based upon current provisions of the Code, existing Treasury regulations, judicial decisions, published rulings and administrative pronouncements of the United States Internal Revenue Service (“IRS”), all in effect as of the date hereof and all of which are subject to differing interpretations or change. Any such change or differing interpretation, which may be retroactive, could alter the tax considerations described in this summary. No ruling from the IRS has been or will be requested in connection with any redemptions of Class A Common Stock or the Business Combination. Holders of Class A Common Stock should be aware that the IRS could adopt a position which could be sustained by a court contrary to that set forth in this discussion.

This discussion does not address any U.S. state or local or non-U.S. tax considerations, any U.S. non-income tax considerations, such as federal estate and gift taxes, or any alternative minimum tax or Medicare contribution tax considerations. The following discussion applies only to holders of Class A Common Stock who hold such stock as a capital asset within the meaning of the Code (generally, property held for investment). This discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to such holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws, including, without limitation:

•        brokers, dealers or traders in securities;

•        banks, insurance companies, other financial institutions or mutual funds;

•        real estate investment trusts;

•        regulated investment companies;

•        tax-exempt organizations or governmental organizations;

•        pass-through entities such as partnerships, S corporations, disregarded entities for federal income tax purposes and limited liability companies treated as pass-through entities for U.S. federal income tax purposes (and investors therein);

•        persons who hold their shares as part of a hedge, wash sale, synthetic security, conversion transaction or other integrated transaction;

•        persons that have a functional currency other than the U.S. dollar;

•        traders in securities who elect to apply a mark-to-market method of accounting;

•        persons subject to special tax accounting rules as a result of any item of gross income with respect to Class A Common Stock being taken into account in an “applicable financial statement” (as defined in the Code);

•        persons deemed to sell Class A Common Stock under the constructive sale provisions of the Code;

•        persons who acquired their shares of Class A Common Stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan or through the exercise of a warrant or conversion rights under convertible instruments; and

•        certain expatriates or former citizens or long-term residents of the United States.

If an entity that is treated as a partnership for U.S. federal income tax purposes holds Class A Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partner of a partnership for U.S. federal income tax purposes, you should consult your tax advisors regarding the tax consequences to you of the redemption of your Class A Common Stock.

STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF ANY REDEMPTION OF CLASS A COMMON STOCK OR THE BUSINESS COMBINATION ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Class A Common Stock that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation or any other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•        a trust if either (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) is authorized or has the authority to control all substantial decisions of such trust, or (ii) the trust was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes; or

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner (other than a partnership for U.S. federal income tax purposes) of Class A Common Stock that is not a U.S. Holder.

U.S. Holders

Redemption of Class A Common Stock

In the event that a U.S. Holder of our Class A Common Stock exercises its redemption rights to receive cash from the trust account as described in this proxy statement/prospectus under the section entitled “Special Meeting of AMHC — Redemption Rights” (which we refer to as a “redemption”), the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale or exchange of Class A Common Stock, the U.S. Holder will be treated as described below under “— Taxation of Redemption Treated as an Exchange of Class A Common Stock.” If the redemption does not qualify as a sale or exchange of Class A Common Stock, the U.S. Holder will be treated as receiving a corporate distribution with the tax consequences described below under “— Taxation of Redemption Treated as a Distribution.” Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of shares of our stock treated as held by the U.S. Holder (including any stock constructively owned by the U.S. Holder as a result of owning warrants) relative to all of our shares outstanding both before and after the redemption.

The redemption of Class A Common Stock generally will be treated as a sale or exchange of the Class A Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests is satisfied, a U.S. Holder takes into account not only stock actually owned by the U.S. Holder, but also shares of our stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include Class A Common Stock which could be acquired pursuant to the exercise of the warrants. Moreover, any of our stock that a U.S. Holder directly or constructively acquires pursuant to the Business Combination or the PIPE Investment generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of Class A Common Stock must, among other requirements, be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption (taking into account both redemptions by other holders of Class A Common Stock and the New Jasper Common Stock and Class A Common Stock to be issued pursuant to the Business Combination and the PIPE Investment, respectively). Since the Class A Common Stock is not entitled to vote for the election of directors prior to the Business Combination, the Class A Common Stock may not be treated as voting stock for this purpose and, consequently, this substantially disproportionate test may not be applicable.

There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of our stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of our stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other shares of our stock.

The redemption of the Class A Common Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution and the tax effects will be as described below under “— Taxation of Redemption Treated as a Distribution.”

Taxation of Redemption Treated as an Exchange of Class A Common Stock

If the redemption qualifies as a sale or exchange of Class A Common Stock as described above under “— Redemption of Class A Common Stock,” a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. Holder’s adjusted tax basis in the Class A Common Stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A Common Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Class A Common Stock may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

U.S. Holders who hold different blocks of Class A Common Stock (shares of Class A Common Stock purchased or acquired on different dates or at different prices) generally must apply the above rules separately to each identifiable block of shares of Class A Common Stock.

Taxation of Redemption Treated as a Distribution

If the redemption does not qualify as a sale or exchange of Class A Common Stock as described above under “Redemption of Class A Common Stock,” a U.S. Holder will generally be treated as receiving a distribution in respect of its Class A Common Stock. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described above under “Taxation of Redemption Treated as an Exchange of Class A Common Stock.” After the application of these rules, any remaining tax basis of the U.S. Holder in the redeemed Class A Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

If a U.S. Holder is a taxable corporation, any portion treated as a dividend generally will qualify for the dividends received deduction if the requisite holding period is satisfied. If a U.S. Holder is not a corporation, with certain exceptions, and provided certain holding-period requirements are met, any portion treated as a dividend generally will constitute a “qualified dividend” that will be subject to tax at preferential long-term capital gains rates. It is unclear whether the redemption rights with respect to the Class A Common Stock may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Information Reporting and Backup Withholding

In general, information returns will be filed with respect to payment of the redemption proceeds, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number or certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s Class A Common Stock generally will correspond to the U.S. federal income tax characterization of such a redemption as described above under “U.S. Holders — Redemption of Class A Common Stock,” and the consequences of the redemption to the Non-U.S. Holder will be as described below under “— Taxation of Redemption Treated as an Exchange of Class A Common Stock” and “— Taxation of Redemption Treated as a Distribution”, as applicable.

Taxation of Redemption Treated as an Exchange of Class A Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized upon the redemption of Class A Common Stock unless:

•        the gain is “effectively connected” with a U.S. trade or business of such Non-U.S. Holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or a fixed base in the United States maintained by such Non-U.S. Holder), in which case the Non-U.S. Holder generally will be subject to tax on such gain in the same manner as a U.S. Holder and, if the Non-U.S. Holder is a foreign corporation, such corporation may be subject to branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

•        the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the redemption and certain other conditions are met, in which case the Non-U.S. Holder generally will be subject to a 30% tax on the Non-U.S. Holder’s net gain, which may be offset by U.S.-source capital losses of the Non-U.S. Holder, if any; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the redemption or the period that the Non-U.S. Holder held our Class A Common Stock, and, in the case where shares of our Class A Common Stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of our Class A Common Stock at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. Holder’s holding period for the shares of our Class A Common Stock. We believe that we are not, and have not been at any time since our formation, a United States real property holding corporation.

Taxation of Redemption Treated as a Distribution

If the redemption does not qualify as a sale or exchange of Class A Common Stock with respect to a Non-U.S. Holder, such holder will generally be treated as receiving a distribution in respect of Class A Common Stock. In general, such distribution, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute a dividend for U.S. federal income tax purposes and, provided such dividend is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of our Class A Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A Common Stock, which will be treated as described above under “— Taxation of Distribution Treated as an Exchange of Class A Common Stock.”

Because (i) it may not be certain at the time a Non-U.S. Holder is redeemed whether such Non-U.S. Holder’s redemption will be treated as a sale or exchange of shares or a distribution constituting a dividend, (ii) such determination will depend in part on a Non-U.S. Holder’s particular circumstances, and (iii) we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we or the applicable withholding agent may withhold tax on the entire amount of any redemption proceeds payable to a Non-U.S. Holder at the 30% rate (subject to reduction by an applicable income tax treaty). However, if we or an applicable withholding agent withhold excess amounts from the amount payable to a Non-U.S. Holder, such Non-U.S. Holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

The withholding tax does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are also attributable to a permanent establishment or a fixed base in the United States maintained by such Non-U.S. Holder). Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a United States resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Information Reporting and Backup Withholding

In general, information returns will be filed with the IRS in connection with payments of the redemption proceeds. A Non-U.S. Holder generally will have to comply with certification procedures to establish that it is not a United States person in order to avoid backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes

Provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, generally impose a 30% withholding tax on dividends on, and (subject to the following paragraph) gross proceeds from the sale or other disposition of, shares of our Class A Common Stock if paid to a foreign entity unless (i) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” the foreign entity identifies certain of its U.S. investors, or (iii) the foreign entity is otherwise excepted under FATCA.

Withholding under FATCA generally applies to payments of dividends on our Class A Common Stock. While withholding under FATCA would also have applied to payments of gross proceeds from a sale, exchange or other disposition of our Class A Common Stock made after December 31, 2018, proposed U.S. Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Although the U.S. Treasury Regulations are not final, taxpayers (including applicable withholding agents) generally may rely on the proposed regulations until final regulations are issued. Because it may not be certain at the time a Non-U.S. Holder is redeemed whether such Non-U.S. Holder’s redemption will be treated as a sale or exchange of shares or a distribution constituting a dividend, we or the applicable withholding agent may treat the total payment of redemption proceeds as a dividend for FATCA purposes.

If withholding under FATCA is made on payments of redemption proceeds, holders not otherwise subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) on such payments may be entitled to seek a refund or credit from the IRS. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Non-U.S. Holders should consult their own tax advisors regarding the possible implications of FATCA on their redemption of our Class A Common Stock and the entities through which they hold our Class A Common Stock.

SELECTED HISTORICAL FINANCIAL INFORMATION OF AMHC

The following table sets forth selected historical financial information of AMHC for the periods and as of the dates indicated. The selected historical financial information of AMHC as of and for the years ended December 31, 2020 and for the period from August 13, 2019 (inception) through December 31, 2019 was derived from the restated audited historical financial statements of AMHC included elsewhere in this proxy statement/prospectus. The selected historical interim financial information of AMHC as of June 30, 2021 and for the six months ended June 30, 2021 was derived from the unaudited interim financial statements of AMHC included elsewhere in this proxy statement/prospectus. In AMHC’s management’s opinion, the selected historical interim financial information includes all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. Such financial information should be read in conjunction with AMHC’s restated audited financial statements and related notes included elsewhere in this proxy statement/prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section entitled “AMHC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and AMHC’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

	Six Months Ended June 30, 2021	Year Ended December 31, 2020	Period from August 13, 2019 (Inception) Through December 31, 2019
	(unaudited)	(restated)	(restated)
Statement of Operations Data:
General and administrative expenses	$776,434	$935,400	$136,304
Loss from operations	(776,434)	(935,400)	(136,304)

Other income (expense):
Change in fair value of warrant liability	2,700,000	(5,890,000)	(360,000)
Transaction costs allocated to warrant liability	—	—	(238,423)
Interest earned on marketable securities held in Trust Account	4,971	383,150	154,572
(Loss) income before provision for income taxes	1,928,537	(6,442,250)	(580,155)
Provision for income taxes	—	(38,451)	(16,225)
Net (loss) income	$1,928,537	$(6,480,701)	$(596,380)
Weighted average shares outstanding of Class A redeemable common stock	10,000,000	10,000,000	10,000,000
Basic and diluted net income per share, Class A redeemable common stock	$0.00	$0.01	$0.01
Weighted average shares outstanding of Class B non-redeemable common stock	2,500,000	2,500,000	2,500,000
Basic and diluted net income per share, Class B non-redeemable common stock	$0.77	$(2.65)	$(0.26)

Cash Flow Data:

Net cash used in operating activities	$(678,626)	$(640,984)	$(367,473)
Net cash provided by (used in) investing activities	$218,242	$198,343	$(100,000,000)
Net cash provided by financing activities	$—	$—	$101,580,228

Balance Sheet Data:

	June 30, 2021	December 31,
		2020	2019
	(unaudited)	(restated)	(restated)
Total Assets	$100,549,035	$101,261,021	$101,693,635
Total Liabilities	$14,258,928	$16,899,451	$10,851,364
Class A Common Stock subject to possible redemption	$81,290,100	$79,361,560	$85,842,270
Total Stockholders’ Equity	$5,000,007	$5,000,010	$5,000,001

SELECTED HISTORICAL FINANCIAL INFORMATION OF JASPER

The selected historical statements of operations information of Jasper for the years ended December 31, 2019 and 2020, and the historical balance sheet data as of December 31, 2019 and 2020 are derived from Jasper’s audited financial statements included elsewhere in this proxy statement/prospectus. The selected historical condensed statements of operations information of Jasper for the six months ended June 30, 2020 and 2021 and the condensed balance sheet data as of June 30, 2021 are derived from Jasper’s unaudited interim condensed financial statements included elsewhere in this proxy statement/prospectus. In Jasper’s management’s opinion, the unaudited interim condensed financial statements include all adjustments necessary to state fairly Jasper’s financial position as of June 30, 2021 and the condensed results of operations for the six months ended June 30, 2020 and 2021. Jasper’s historical results are not necessarily indicative of the results that may be expected in the future and Jasper’s results for the six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2021 or any other period. The information below is only a summary and should be read in conjunction with the sections entitled “Jasper’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Information about Jasper” and Jasper’s financial statements, and the notes related thereto, which are included elsewhere in this proxy statement/prospectus.

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
	(in thousands, except share and per share data)
Statement of Operations Data:
Operating expenses
Research and development	$3,618	$15,883	$6,716	$9,576
General and administrative	1,092	4,800	2,001	5,096
Total operating expenses	4,710	20,683	8,717	14,672
Loss from operations	(4,710)	(20,683)	(8,717)	(14,672)
Interest and other (expense) income, net	(533)	(111)	18	5
Change in fair value of derivative liability	256	(10,875)	(2,158)	(3,501)
Total other income (expense), net	(277)	(10,986)	(2,140)	(3,496)
Net loss and comprehensive loss	$(4,987)	$(31,669)	$(10,857)	$(18,168)
Net loss per share attributable to common stockholders, basic and diluted	$(1.11)	$(5.17)	$(1.85)	$(2.51)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	4,510,978	6,125,897	5,867,684	7,235,862
	December 31,		June 30, 2021
	2019	2020
	(in thousands)
Balance Sheet Data
Cash and cash equivalents	$27,163	$19,838	$16,757
Total assets	27,211	23,357	26,091
Derivative tranche liability	4,053	8,158	—
Total liabilities	6,109	14,647	12,443
Redeemable convertible preferred stock	25,836	43,840	66,249
Accumulated deficit	(5,144)	(36,813)	(54,981)
Total redeemable convertible preferred stock and stockholders’ deficit	21,102	8,710	13,648

UNAUDITED HISTORICAL COMPARATIVE AND PRO FORMA COMBINED PER SHARE DATA OF AMHC AND JASPER

The following table sets forth summary historical comparative share information for AMHC and Jasper, respectively and unaudited pro forma condensed combined per share information of New Jasper after giving effect to the Business Combination and other events contemplated by the Business Combination Agreement presented under two scenarios:

•        Assuming No Redemption:    This presentation assumes that no AMHC stockholders exercise redemption rights with respect to their Public Shares (the “No Redemption Scenario”).

•        Assuming Maximum Redemption:    This presentation assumes that Public Stockholders exercise redemption rights with respect to their 7,012,600 shares of Class A Common Stock. This scenario assumes that 7,012,600 shares of Class A Common Stock are redeemed for an aggregate redemption payment of approximately $70.1 million (the “Maximum Redemption Scenario”). The Maximum Redemption Scenario is based on the maximum number of redemptions which may occur, but which would still provide the Aggregate Transaction Proceeds of at least $130.0 million, consisting of Trust Account funds and PIPE Investment funds, to be delivered at Closing of the Business Combination and the PIPE Investment. For clarity, this scenario is based on satisfaction of the Minimum Cash Condition, and assumes that such condition has not been waived.

The pro forma book value information reflects the Business Combination as if it had occurred on June 30, 2021. The pro forma net income (loss), weighted average shares outstanding and net income (loss) per share information reflect the Business Combination as if it had occurred on January 1, 2020.

This information is only a summary and should be read in conjunction with the historical financial statements of AMHC and Jasper and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of AMHC and Jasper is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus in the section titled “Unaudited Pro Forma Condensed Combined Financial Statements.”

			Pro Forma Combined		Jasper equivalent pro forma per share data(2)
	AMHC (Historical)(3)	Jasper (Historical)	No Redemption	Maximum Redemption	No Redemption	Maximum Redemption
As of and for the Six Months Ended June 30, 2021
Book Value per share(1)	$1.14	$(5.18)	$4.01	$2.92	$1.13	$0.82
Net Income (Loss)	$1,929	$(18,168)	$(13,943)	$(13,943)	$(13,943)	$(13,943)
Net income (loss) per share of New Jasper Common Stock (voting and nonvoting)-basic and diluted			$(0.31)	$(0.36)	$(0.09)	$(0.10)
Weighted average shares outstanding of New Jasper Common Stock (voting and nonvoting)-basic and diluted			45,548,720	38,536,120
Net income (loss) per share of Class A Common Stock-basic and diluted	$—
Weighted average shares outstanding of Class A Common Stock-basic and diluted	10,000,000
Net loss per share of Class B Common Stock-basic and diluted	$0.77
Weighted average shares outstanding of Class B Common Stock-basic and diluted	2,500,000
Net loss per Jasper Common Stock-basic and diluted		$(2.51)
Weighted average shares outstanding of Jasper common stock-basic and diluted		7,235,862

			Pro Forma Combined		Jasper equivalent pro forma per share data(2)
	AMHC (Historical)(3)	Jasper (Historical)	No Redemption	Maximum Redemption	No Redemption	Maximum Redemption
For the Year Ended December 31, 2020
Book Value per share(1)	$1.10	$(3.58)	N/A	N/A	N/A	N/A
Net Income (Loss)	$(6,481)	$(31,669)	$(24,979)	$(24,979)	$(24,979)	$(24,979)
Net income (loss) per share of New Jasper Common Stock (voting and nonvoting)-basic and diluted			$(0.55)	$(0.65)	$(0.15)	$(0.18)
Weighted average shares outstanding of New Jasper Common Stock (voting and nonvoting)-basic and diluted			45,548,720	38,536,120
Net income (loss) per share of Class A Common Stock-basic and diluted (as restated)	$0.01
Weighted average shares outstanding of Class A Common Stock-basic and diluted (as restated)	10,000,000
Net loss per share of Class B Common Stock-basic and diluted (as restated)	$(2.65)
Weighted average shares outstanding of Class B Common Stock-basic and diluted (as restated)	2,500,000
Net loss per Jasper Common Stock-basic and diluted		$(5.17)
Weighted average shares outstanding of Jasper common stock-basic and diluted		6,125,897

____________

(1)      Book value per share is calculated as total equity divided by:

•        Class A and B Common Stock outstanding on June 30, 2021 and on December 31, 2020 for AMHC (excluding Class A Common Stock subject to redemption);

•        Common Stock outstanding on June 30, 2021 and on December 31, 2020 for Jasper; and

•        Common Stock outstanding on June 30, 2021 for the pro forma information purposes.

(2)      The equivalent pro forma per share data for Jasper (columns five and six in the table above) are calculated by multiplying the pro forma combined per share data (columns three and four in the table above) by the Exchange Ratio (as set forth in the Allocation Schedule delivered by Jasper pursuant to the Business Combination Agreement (the “Allocation Schedule”)). For purposes of calculating the equivalent pro forma per share data for Jasper in columns five and six in the table above, we have assumed an Exchange Ratio of 0.281015.

(3)      AMHC historical data as of December 31, 2020 are presented as restated.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Release No. 33-10786, and presents the combination of the historical financial information of AMHC and Jasper adjusted to give effect to the Business Combination and the other events contemplated by the Business Combination Agreement.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the historical unaudited condensed balance sheet of AMHC as of June 30, 2021 and the historical unaudited condensed balance sheet of Jasper as of June 30, 2021 on a pro forma basis as if the Business Combination and the other events contemplated by the Business Combination Agreement, summarized below, had been consummated on June 30, 2021.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 combines the historical unaudited condensed statement of operations of AMHC for the six months ended June 30, 2021 and the historical unaudited condensed statement of operations of Jasper for the six months ended June 30, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the historical audited statement of operations of AMHC for the year ended December 31, 2020, as restated, and historical audited statement of operations of Jasper for the year ended December 31, 2020 on a pro forma basis as if the Business Combination and the other events contemplated by the Business Combination Agreement, as summarized below, had been consummated on January 1, 2020.

The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with:

•        the accompanying notes to the unaudited pro forma condensed combined financial statements;

•        the (a) historical audited financial statements of AMHC as of and for the year ended December 31, 2020, as restated, and (b) historical unaudited condensed financial statements of AMHC as of and for the six months ended June 30, 2021;

•        the (a) historical audited financial statements of Jasper as of and for the year ended December 31, 2020 and (b) historical unaudited condensed financial statements of Jasper as of and for the six months ended June 30, 2021; and

•        other information relating to AMHC and Jasper included in this proxy statement/prospectus, including the Business Combination Agreement and the description of certain terms thereof set forth under the sections entitled “Business Combination Proposal”, “AMHC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Jasper’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The unaudited pro forma condensed combined financial statements present two redemption scenarios as follows:

•        No Redemption Scenario:    This presentation assumes that no AMHC’s Public Stockholders exercise redemption rights with respect to their Public Shares.

•        Maximum Redemption Scenario:    This presentation assumes that AMHC’s Public Stockholders exercise redemption rights with respect to their 7,012,600 shares of Class A Common Stock. This scenario assumes that 7,012,600 shares of Class A Common Stock are redeemed for an aggregate redemption payment of approximately $70.1 million. The Maximum Redemption Scenario is based on the maximum number of redemptions which may occur, but which would still provide the Aggregate Transaction Proceeds of at least $130.0 million, consisting of Trust Account funds and PIPE Investment funds, to be delivered at Closing of the Business Combination and the PIPE Investment. For clarity, this scenario is based on satisfaction of the Minimum Cash Condition, and assumes such condition has not been waived.

AMHC and Jasper are collectively referred to herein as the “Companies,” and the Companies, subsequent to the Business Combination and the other events contemplated by the Business Combination Agreement, are referred to herein as New Jasper.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and the other events taken place on the dates indicated, nor are they indicative of the future results of operations or financial position of New Jasper.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of June 30, 2021
(in thousands, except share and per share amounts)

			No Redemption Scenario			Maximum Redemption Scenario
	AMHC (Historical)	Jasper (Historical)	Transaction Accounting Adjustments (Business Combination)	Notes	Pro Forma Combined	Transaction Accounting Adjustments (Business Combination)	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$310	$16,757	$100,126	A	$199,859	$(70,126)	O	$129,733
			(7,695)	B
			(329)	C
			(3,500)	D
			(5,810)	E
			100,000	I
Prepaid income taxes	10	—	—		10	—		10
Prepaid expenses and other current assets	103	1,216	—		1,319	—		1,319
Total current assets	423	17,973	182,792		201,188	(70,126)		131,062
Marketable securities held in Trust Account	100,126	—	(100,126)	A	—	—
Property and equipment, net	—	2,832	—		2,832	—		2,832
Operating lease right-of-use assets	—	1,215	—		1,215	—		1,215
Restricted cash	—	345	—		345	—		345
Other non-current assets	—	3,726	(3,726)	E	—	—		—
Total Assets	100,549	26,091	78,940		205,580	(70,126)		135,454

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	329	4,612	(329)	C	1,943	—		1,943
			(2,669)	E
Current portion of operating lease liabilities	—	424			424	—		424
Accrued expenses and other current liabilities	—	4,117	(388)	E	3,729	—		3,729
Total current liabilities	329	9,153	(3,386)		6,096	—		6,096
Deferred underwriting fee payable	3,500	—	(3,500)	D	—	—		—
Non-current portion of operating lease liabilities	—	2,642	—		2,642	—		2,642
Warrant liability	10,430	—	(4,680)	J	5,750	—		5,750
Earnout liability	—	—	7,887	K	7,887	—		7,887
Other non-current liabilities	—	648	—		648	—		648
Total liabilities	14,259	12,443	(3,679)		23,023	—		23,023
Commitments and contingencies
AMHC Class A common stock subject to possible redemption, 8,129,010 shares as of June 30, 2021 (at $10.00 per share)	81,290	—	(81,290)	F	—	—		—
Jasper redeemable convertible preferred stock: $0.001 par value – 69,136,757 shares authorized and 69,136,742 shares issued and outstanding as of June 30, 2021, liquidation value $51,915 as of June 30, 2021	—	66,249	(66,249)	G	—	—		—
Stockholder’s Equity (Deficit)
AMHC Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—	—		—	—		—
New Jasper Preferred stock, $0.0001 par value; 10,000,000 shares authorized, none issued and outstanding	—	—	—		—	—		—
New Jasper Common Stock – Voting: $0.0001 par value – 490,000,000 shares authorized and 46,861,449 shares to be issued and outstanding as of June 30, 2021	—	—	1	I	5	—	O	5
			3	L
			1	M
New Jasper Common Stock – Nonvoting: $0.0001 par value – 2,000,000 shares authorized and 296,137 shares to be issued and outstanding as of June 30, 2021	—	—	—	L	—	—		—
Jasper Common Stock: $0.001 par value – 177,841,414 shares authorized and 10,160,967 shares issued and outstanding as of June 30, 2021	—	10	69	G	—	—		—
			(79)	L
AMHC Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 1,870,990 issued and outstanding as of June 30, 2021	—	—	1	F	—			—
			—	H
			(1)	M
AMHC Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 2,500,000 issued and outstanding as of June 30, 2021	—	—	—	H	—	—		—
Additional paid-in capital	10,148	2,370	(7,695)	B	237,533	(70,126)	O	167,407
			(6,479)	E
			81,289	F
			66,180	G
			99,999	I
			4,680	J
			(7,887)	K
			76	L
			(5,148)	N
Accumulated deficit	(5,148)	(54,981)	5,148	N	(54,981)	—		(54,981)
Total stockholders’ Equity (Deficit)	5,000	(52,601)	230,158		182,557	(70,126)		112,431
Total liabilities, Class A common stock subject to possible redemption, redeemable convertible preferred stock and stockholders’ equity (deficit)	$100,549	$26,091	$78,940		$205,580	$(70,126)		$134,454

UNAUDITED PRO FORMA

CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2021

(in thousands, except share and per share amounts)

			No Redemption Scenario			Maximum Redemption Scenario
	AMHC (Historical)	Jasper (Historical)	Transaction Accounting Adjustments (Business Combination)	Notes	Pro Forma Combined	Transaction Accounting Adjustments (Business Combination)	Notes	Pro Forma Combined
Operating expenses:
Research and development	$—	$9,576	$—		$9,576	$—		$9,576
General and administrative	776	5,096	—		5,872	—		5,872
Total operating expenses	776	14,672	—		15,448	—		15,448
Loss from operations	(776)	(14,672)	—		(15,448)	—		(15,448)
Interest and other (expense) income, net		5	—		5	—		5
Interest earned on marketable securities held in Trust Account	5	—	(5)	AA	—	—		—
Change in fair value of warrant liability	2,700	—	(1,200)	CC	1,500			1,500
Change in fair value of derivative liability	—	(3,501)	3,501	DD	—	—		—
Total other income (expense), net	2,705	(3,496)	2,296		1,505	—		1,505
Provision for income taxes	—	—	—	BB	—	—		—
Net loss and comprehensive loss	$1,929	$(18,168)	$2,296		$(13,943)	$—		$(13,943)
Net loss per share attributable to common stockholders, basic and diluted		$(2.51)			$(0.31)			$(0.36)
Weighted average shares outstanding of Common Stock		7,235,862			45,548,720			38,536,120
Earnings Allocable to Redeemable Class A Common Stock (Redeemable Net Earnings)	$—
Weighted average shares outstanding of Class A Common Stock	10,000,000
Basic and diluted net loss per share – Class A	$—
Net (Loss) Income minus Redeemable Net Earnings (Non-Redeemable Net Loss)	1,929
Weighted average shares outstanding of Class B Common Stock	2,500,000
Basic and diluted net loss per share – Class B	$0.77

UNAUDITED PRO FORMA

CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands, except share and per share amounts)

			No Redemption Scenario			Maximum Redemption Scenario
	AMHC (Historical) (as Restated)	Jasper (Historical)	Transaction Accounting Adjustments (Business Combination)	Notes	Pro Forma Combined	Transaction Accounting Adjustments (Business Combination)	Notes	Pro Forma Combined
Operating expenses:
Research and development	$—	$15,883	$—		$15,883	$—		$15,883
General and administrative	935	4,800	—		5,735	—		5,735
Total operating expenses	935	20,683	—		21,618	—		21,618
Loss from operations	(935)	(20,683)	—		(21,618)	—		(21,618)
Interest and other (expense) income, net	—	(111)			(111)	—		(111)
Interest earned on marketable securities held in Trust Account	383	—	(383)	AA	—	—		—
Change in fair value of warrant liability	(5,890)	—	2,640	CC	(3,250)			(3,250)
Change in fair value of derivative liability	—	(10,875)	10,875	DD	—	—		—
Total other income (expense), net	(5,507)	(10,986)	13,132		(3,361)	—		(3,361)
(Loss) income before provision for income taxes	(6,442)	(31,669)	13,132		(24,979)	—		(24,979)
Provision for income taxes	(39)	—	39	BB	—	—		—
Net loss and comprehensive loss	$(6,481)	$(31,669)	$13,171		$(24,979)	$—		$(24,979)
Net loss per share attributable to common stockholders, basic and diluted		$(5.17)			$(0.55)			$(0.65)
Weighted average shares outstanding of Common Stock		6,125,897			45,548,720			38,536,120
Earnings Allocable to Redeemable Class A Common Stock (Redeemable Net Earnings)	$145
Weighted average shares outstanding of Class A Common Stock	10,000,000
Basic and diluted net loss per share – Class A	$0.01
Net (Loss) Income minus Redeemable Net Earnings (Non-Redeemable Net Loss)	(6,625)
Weighted average shares outstanding of Class B Common Stock	2,500,000
Basic and diluted net loss per share – Class B	$(2.65)

Note 1 — Description of the Business Combination

On May 5, 2021, AMHC entered into the Business Combination Agreement with Merger Sub and Jasper. Pursuant to the Business Combination Agreement, Merger Sub, a wholly owned subsidiary of AMHC, will merge with and into Jasper, with Jasper being the surviving entity. Jasper will become a wholly owned subsidiary of AMHC and AMHC will immediately be renamed to “Jasper Therapeutics, Inc.”. The Business Combination consideration to be received by former stockholders of Jasper at the Closing of the Business Combination pursuant to the Business Combination Agreement will have an agreed upon value of $275.0 million (the “Equity Value”). Pursuant to the Business Combination Agreement, Transaction Share Consideration means a number of AMHC Shares equal to (a) Jasper’s Equity Value, divided by (b) the AMHC Share Value, or $10.00. New Jasper Common Stock will be comprised of New Jasper Voting Common Stock and New Jasper Non-Voting Common Stock. The former stockholders of Jasper, including holders of common stock, founders’ unvested restricted common stock, preferred stock and stock options, will receive a deemed value of $10.00 per share after giving effect to the estimated Exchange Ratio of 0.281015 based on the terms of the Business Combination Agreement.

The Business Combination will occur in the following steps as contemplated by the Business Combination Agreement:

•        the conversion of all outstanding shares of Jasper Series A-1 redeemable convertible preferred stock into shares of Jasper Class A Common Stock at the one-to-one conversion ratio, pursuant to the consent of the majority of Jasper Series A-1 Stockholders, immediately prior to the Closing of the Business Combination;

•        the cancellation of each issued and outstanding share of Jasper Class A Common Stock (including shares of Jasper Class A Common Stock resulting from the conversion of Jasper’s Series A-1 redeemable convertible preferred stock) and the conversion into the right to receive a number of shares New Jasper Voting Common Stock or New Jasper Non-Voting Common Stock at the Exchange Ratio as set forth in the Allocation Schedule;

•        the conversion of all outstanding shares of Jasper Series A-2 redeemable convertible preferred stock into shares of New Jasper Voting Common stock, which is calculated as 8% of the Equity Value divided by $10.00 per share or 2,200,000 shares of New Jasper Voting Common Stock;

•        the conversion of all outstanding Jasper Class A Common Stock options into options exercisable for shares of New Jasper Voting Common Stock with the same terms except for the number of shares exercisable and the exercise price, each of which will be adjusted at the Exchange Ratio as set forth in the Allocation Schedule. The conversion of Jasper options does not have an impact on the pro-forma condensed combined unaudited financial statements;

•        the conversion of all outstanding shares of Jasper’s founders’ unvested Class A Common Stock into restricted common stock shares of New Jasper Voting Common Stock based on the Exchange Ratio as set forth in the Allocation Schedule, which shares will continue to be governed by the same terms and conditions (including vesting and repurchase terms) effective immediately prior to the Closing of the Business Combination;

•        the conversion of all outstanding shares of AMHC Class A Common Stock and AMHC Public Warrants into New Jasper Voting Common Stock and New Jasper Public Voting Common Stock Warrants and the cancellation of the outstanding AMHC Private Placement Warrants.

•        the conversion of all outstanding Sponsor shares of AMHC Class B Common Stock into New Jasper Voting Common Stock and the placement of 1,000,000 of these shares in escrow pursuant to the Sponsor Support Agreement, of which:

•        500,000 shares placed in escrow are restricted subject to certain vesting conditions if the Closing VWAP per share of New Jasper Voting Common Stock does not achieve $15.00 for twenty trading days within any thirty consecutive trading day period during the Earnout Period; and

•        500,000 shares placed in escrow are restricted subject to certain vesting conditions if the Closing VWAP per share of New Jasper Voting Common Stock does not achieve $18.00 for twenty trading days within any thirty consecutive trading day period during the Earnout Period.

Other Events in Connection with the Business Combination

In connection with the Business Combination, AMHC has agreed to issue and sell to the PIPE Investors an aggregate of 10,000,000 shares of Class A Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $100,000,000.

Accounting for the Business Combination

Notwithstanding the legal form of the Business Combination, pursuant to the Business Combination Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, AMHC will be treated as the acquired company and Jasper will be treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Jasper will represent a continuation of the financial statements of Jasper, with the Business Combination treated as the equivalent of Jasper issuing stock for the net assets of AMHC, accompanied by a recapitalization. The net assets of AMHC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Jasper.

Jasper has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances:

•        Jasper’s existing stockholders will have a majority of the voting power in New Jasper, irrespective of whether the Public Stockholders exercise their right to redeem their Public Shares;

•        it is expected that the New Jasper Board will consist of five directors, four of whom will be designated by Jasper and one of whom will be designated by AMHC;

•        Jasper’s existing senior management team will comprise the senior management of New Jasper; and

•        Jasper’s operations prior to the Business Combination will comprise the ongoing operations of New Jasper.

The following summarizes the number of New Jasper Common Stock outstanding following the consummation of the Business Combination and the PIPE Investment presented under the two different redemption scenarios:

	No redemption scenario		Maximum redemption scenario
Stockholder (shares outstanding as of July 31, 2021):	Shares	%	Shares	%
Former AMHC Class A Stockholders(1)	10,000,000	21.2%	2,987,400	7.4%
PIPE Investors(2)	10,000,000	21.2%	10,000,000	24.9%
AMHC Sponsor(3)	2,500,000	5.3%	2,500,000	6.2%
Former Jasper Stockholder(4)	296,137	0.6%	885,195	2.2%
Former Jasper Stockholders(5)	24,361,449	51.7%	23,772,391	59.2%
Total	47,157,586	100.0%	40,144,986	100.0%

____________

(1)      Amount excludes warrants to purchase 5,000,000 shares of New Jasper Voting Common Stock that will be outstanding post-Closing of the Business Combination.

(2)      Amount includes 2,715,000 shares of New Jasper Voting Common Stock subscribed for by former stockholders of Jasper and 2,835,000 shares of New Jasper Voting Common Stock subscribed for by the Sponsor and certain of AMHC’s officers and directors.

(3)      All of the AMHC Class B Common Stock will convert into shares of the AMHC Class A Common Stock and then into shares of New Jasper Voting Common Stock at the Closing. Amount includes 500,000 shares of New Jasper Voting Common Stock subject to forfeiture if the Closing VWAP per share of New Jasper Common Stock does not achieve $15.00 for twenty trading days within any thirty consecutive trading day period during the Earnout Period and includes an additional 500,000 shares of New Jasper Common Stock subject to forfeiture if the Closing VWAP per share of New Jasper Common Stock does not achieve $18.00 for twenty trading days within any thirty consecutive trading day period during the Earnout Period.

(4)      Amount represents 296,137 shares (no redemption scenario) or 885,195 shares (maximum redemption scenario) of New Jasper Non-Voting Common Stock issued to one of Jasper’s former stockholders

(5)      Amount includes 608,865 shares of New Jasper Voting Common Stock subject to repurchase related to the conversion of all outstanding shares of Jasper’s founders’ unvested common stock; 2,200,000 shares of New Jasper Voting Common Stock issued to Jasper’s Series A-2 Stockholder; and excludes New Jasper options to purchase 2,842,377 shares of New Jasper Voting Common Stock.

The following table illustrates the conversion of Jasper Common Stock, Jasper Series A-1 Preferred Stock and Jasper Series A-2 Preferred Stock into New Jasper Common Stock. Immediately prior to the Closing of the Business Combination, all outstanding shares of Jasper Series A-1 Preferred Stock will be converted into Jasper Common Stock at a one-to-one conversion ratio, and all shares of Jasper Common Stock will then be converted into New Jasper Common Stock at the Exchange Ratio. Jasper’s Series A-2 Stockholder will receive 8% of the Equity Value of $275.0 million. The following table does not include a pro forma presentation to reflect the potential reduction in the conversion rate from 8% to 4% as it is not expected or probable that the Amgen License Agreement will be terminated, or that Amgen will pursue a clinical development of an anti c-kit antibody in any clinical indication for which Jasper has filed or holds an IND for an anti c-kit antibody prior to the Closing of the Business Combination and the terms of the Series A-2 Preferred Stock do not provide for any further adjustments to the conversion rate after the shares have been converted into New Jasper Common Stock in accordance with the Business Combination. However, if the conversion rate were to be reduced to 4%, it would not impact the total number of New Jasper Common Stock shares issued to the Former Jasper Stockholders. If a 4% conversion rate was applicable, Amgen, the Series A-2 Preferred stockholder, would receive half of the number of New Jasper Common Stock shares currently allocated to the Series A-2 Preferred stock in the unaudited pro forma condensed combined financial information. Conversely, the Former Jasper Common Stock and Series A-1 Preferred stockholders would receive incremental New Jasper Common Stock shares equivalent to the reduction allocated to the Series A-2 Preferred Stock. A change in the conversion rate to 4% would also not impact the calculation of pro forma net loss per share.

Jasper Former Stockholders Conversion (shares outstanding as of July 31, 2021):	No redemption scenario		Maximum redemption scenario		Exchange Ratio
	Jasper Shares	New Jasper Shares	Jasper Shares	New Jasper Shares
Common Stock Shares	10,779,442	3,029,174	10,779,442	3,029,174	0.281015
Series A-1 Preferred Stock Shares	69,136,642	19,428,412	69,136,642	19,428,412	0.281015
Series A-2 Preferred Stock Shares	100	2,200,000	100	2,200,000	8% of Equity Value(1)
	79,916,184	24,657,586	79,916,184	24,657,586
Less: Former Jasper Stockholder (non-voting shares)		(296,137)		(885,195)	0.281015
Former Jasper Stockholders		24,361,449		23,772,391

____________

(1)      Calculated as 8% of the Equity Value of $275,000,000 divided by $10.00 per share, or 2,200,000 shares of New Jasper Voting Common Stock.

Note 2 — Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of New Jasper upon consummation of the Business Combination. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of New Jasper following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. AMHC and Jasper have not had any historical relationship prior to the transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined information contained herein assumes that the AMHC stockholders approve the Business Combination. Public Stockholders may elect to redeem their Public Shares for cash even if they approve the Business Combination. AMHC cannot predict how many of its Public Stockholders will exercise their right to redeem their Public Shares for cash. Therefore, the unaudited pro forma condensed combined financial information presents the following two redemption scenarios: No Redemption Scenario and Maximum Redemption Scenario.

The unaudited pro forma condensed combined balance sheets as of June 30, 2021 assumes that the Business Combination occurred on June 30, 2021. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 presents the pro forma effect of the Business Combination as if it had been completed on January 1, 2020.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different. Under both scenarios, Jasper is considered the accounting acquiror.

The AMHC Public Warrants have been reported as liability-classified instruments that will be subsequently re-measured at fair value in future reporting periods, with changes in fair value recognized in earnings. The Sponsor Earnout Shares issued pursuant to the Sponsor Support Agreement have been reported as liability-classified. The final accounting of the Business Combination, including Public Warrants and Sponsor Earnout Shares, is expected to be finalized by the Closing.

Note 3 — Pro Forma Adjustments

Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2021 are as follows:

A.     Reflects the liquidation and reclassification of investments held in the Trust Account to cash and cash equivalents that becomes available for general use by New Jasper following the Closing.

B.      Represents preliminary estimated direct and incremental transaction costs of $7.7 million incurred by AMHC prior to, or concurrent with the Closing that are to be cash settled upon Closing in accordance with the Business Combination Agreement, excluding the $3.5 million of deferred underwriting fees related to the Initial Public Offering as described in adjustment note D below.

C.     Reflects the payment of AMHC’s accounts payable outstanding immediately prior to the Closing.

D.     Reflects the payment of deferred underwriters’ fees of $3.5 million incurred during the Initial Public Offering due upon the Closing.

E.      Represents preliminary estimated direct and incremental transaction costs of $6.5 million incurred by Jasper prior to, or concurrent with, the Closing. Business Combination costs include legal, accounting, financial advisory and other professional fees related to the Business Combination.

F.      Reflects the reclassification of Class A Common Stock subject to possible redemption to permanent equity immediately prior to the Closing.

G.     Reflects the conversion of outstanding shares of Jasper Series A-1 redeemable convertible preferred stock into Jasper Class A Common Stock on a one-to-one basis.

H.     Reflects the conversion of 2,500,000 shares of Class B Common Stock into Class A Common Stock upon the Closing.

I.       Reflects the proceeds of $100.0 million from the issuance and sale of 10,000,000 shares of Class A Common Stock at $10.00 per share pursuant to the Subscription Agreements entered into in connection with the PIPE Investment.

J.       Reflects the cancellation and forfeiture of the Private Placement Warrants effective on the Closing.

K.     Reflects the preliminary estimated fair value of 1,000,000 Sponsor Earnout Shares placed in escrow effective on the Closing (See Note 5 for details).

L.      Represents the recapitalization of Jasper Class A Common Stock shares and Series A-2 redeemable convertible preferred stock shares into New Jasper Voting and Non-Voting Common Stock shares and recording of new additional paid-in capital. Outstanding shares of Jasper’s Series A-2 redeemable convertible preferred stock convert directly into 2,200,000 shares of New Jasper Voting Common Stock, or 8% of the Equity Value.

M.     Represents the exchange of Class A Common Stock shares for New Jasper Voting Common Stock.

N.     Reflects the elimination of AMHC’s historical accumulated deficit.

O.     Represents the Maximum Redemption Scenario in which 7,012,600 shares of Class A Common Stock will be redeemed for $70.1 million in cash.

Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Six Months Ended June 30, 2021 and for the Year Ended December 31, 2020 are as follows:

AA.  Represents the elimination of investment income related to the investments held in the Trust Account.

BB.   Represents the income tax impact of the elimination of investment income related to the investments held in the Trust Account using a 10% effective income tax rate, which reflects the rate used by AMHC in its historical financial statements.

CC.   Represents the elimination of the change in fair value of the warrant liability associated with the Private Placement Warrants of $1.2 million gain and $2.6 million loss for the six months ended June 30, 2021 and for the year ended December 31, 2020, respectively.

DD.   Represents the elimination of the change in Jasper’s fair value of the derivative tranche liability of $3.5 million and $10.9 million for the six months ended June 30, 2021 and for the year ended December 31, 2020, respectively. Assumes the tranche was exercised and Series A-1 preferred stock shares were issued as of January 1, 2020.

Note 4 — Net Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination and other events, assuming such additional shares were outstanding since January 1, 2020. As the Business Combination is being reflected as if it had occurred as of January 1, 2020, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes the shares issued in connection with the Business Combination have been outstanding for the entire periods presented. Under the Maximum Redemption Scenario, the shares of Class A Common Stock assumed to be redeemed by Public Stockholders are eliminated as of January 1, 2020.

The unaudited pro forma condensed combined financial information has been prepared assuming the no redemption and maximum redemption scenarios:

	Year Ended December 31, 2020		Six Months Ended June 30, 2021
	No Redemption	Maximum Redemption	No Redemption	Maximum Redemption
Pro forma net loss	$(24,979)	$(24,979)	$(13,943)	$(13,943)
Basic weighted average shares outstanding	45,548,720	38,536,120	45,548,720	38,536,120
Pro forma net loss per share – Basic and Diluted(1)	$(0.55)	$(0.65)	$(0.31)	$(0.36)

Weighted average shares outstanding-basic and diluted
Former AMHC Class A Stockholders	10,000,000	2,987,400	10,000,000	2,987,400
Former AMHC Sponsor Class B Stockholders(1)	1,500,000	1,500,000	1,500,000	1,500,000
PIPE Investors	10,000,000	10,000,000	10,000,000	10,000,000
Former Jasper Stockholders(2)	24,048,720	24,048,772	24,048,720	24,048,772
Totals	45,548,720	38,536,120	45,548,720	38,536,120

____________

(1)      Amount excludes 500,000 shares of New Jasper Common Stock subject to forfeiture if the Closing VWAP per share of New Jasper Common Stock does not achieve $15.00 for twenty trading days within any thirty consecutive trading day period during the Earnout Period and also excludes 500,000 shares of New Jasper Common Stock subject to forfeiture if the Closing VWAP per share of New Jasper Common Stock does not achieve $18.00 for twenty trading days within any thirty consecutive trading day period during the Earnout Period.

(2)      Amount excludes 608,865 shares of New Jasper Voting Common Stock subject to repurchase related to the conversion of all outstanding shares of Jasper’s founders’ unvested restricted common stock.

Note 5 — Earnout Shares

The Sponsor Earnout Shares, which will be deposited into escrow and which may be contingently released back to the Sponsor are expected to be accounted for as liability financial instruments that are earned upon achieving the triggering events, which include events that are not indexed to the New Jasper Voting Common Stock, which precludes it to be an equity-classified instrument. Liability classified instruments will be recognized at fair value upon the Closing and subsequently re-measured at fair value in future reporting periods, with changes in fair value recognized in earnings. The preliminary estimated fair value of the Sponsor Earnout Shares is $7.9 million at the Closing.

The estimated fair value of the Sponsor Earnout Shares was determined by using a Monte Carlo simulation valuation model using a distribution of potential outcomes on a daily basis over the three-year Earnout Period. The preliminary estimated fair values of Sponsor Earnout Shares were determined using the most reliable information available. Assumptions used in the preliminary valuation, which are subject to change at the Closing, were as follows:

Current stock price:    the starting AMHC stock price of $9.94 per share was set as the deemed value for New Jasper Common Stock.

Expected volatility:    the volatility rate of 75.0% was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to our business corresponding to the three-year expected term of the awards.

Risk-free interest rate:    The risk-free interest rate of 0.50% was based on the U.S. Treasury yield curve in effect at the time of issuance for zero-coupon U.S. Treasury notes with maturities corresponding to the expected three-year term of the Earnout Period.

Expected term:    The expected term is the three-year term of the Earnout Period.

Expected dividend yield:    The expected dividend yield is zero as New Jasper has never declared or paid cash dividends and have no current plans to do so during the expected term.

The actual fair value of Sponsor Earnout Shares is subject to change as additional information becomes available and additional analyses are performed and such changes could be material once the final valuation is determined at the Closing Date.

The vesting and issuance of the Sponsor Earnout Shares would dilute all New Jasper Common Stock outstanding at that time. Assuming the expected capital structure as of the Closing, the 500,000 shares issued in connection with each earnout triggering event would represent approximately 1.1% and 1.0% of shares outstanding under the No Redemption Scenario and 1.2% and 1.2% for the Maximum Redemption Scenario, respectively.

INFORMATION ABOUT AMHC

Introduction

We are a blank check company formed under the laws of the State of Delaware on August 13, 2019 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar Business Combination with one or more target businesses. Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to AMHC prior to the consummation of the Business Combination.

On November 22, 2019, we consummated our Initial Public Offering of 10,000,000 Units, at $10.00 per Unit, generating gross proceeds of $100,000,000.

Simultaneously with the closing of our Initial Public Offering, we consummated the sale of 4,000,000 Private Placement Warrants to the Sponsor at a price of $1.00 per warrant, generating gross proceeds of $4,000,000.

A total of $100,000,000, comprised of the net proceeds from the Initial Public Offering and the sale of the private placement shares, were placed in the Trust Account established for the benefit of the Public Stockholders and the underwriters of the Initial Public Offering, with Continental Stock Transfer & Trust Company acting as trustee. Except with respect to interest earned on the funds held in the Trust Account that may be released to us to pay our tax obligations, the proceeds from the Initial Public Offering and the sale of the Private Placement Warrants that are deposited in the Trust Account will not be released from the Trust Account until the earliest of (a) the completion of our initial business combination, (b) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend our Current Charter (i) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination within 24 months from the closing of the Initial Public Offering or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity and (c) the redemption of our Public Shares if we are unable to complete our business combination within 24 months from the closing of the Initial Public Offering, subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our Public Stockholders.

Initial Business Combination

Our initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination. The Board determined that this test was met in connection with the proposed Business Combination.

Lack of Business Diversification

For an indefinite period of time after the completion of our initial business combination, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By completing our initial business combination with only a single entity, our lack of diversification may:

•        subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our initial business combination;

•        cause us to depend on the marketing and sale of a single product or limited number of products or services; and

•        confront us with challenges of developing and marketing novel pharmaceutical products if the entity we acquired has no revenue-generating products and is development-oriented.

Limited Ability to Evaluate the Target’s Management Team

Although we intend to closely scrutinize the management of a prospective target business when evaluating the desirability of effecting our business combination with that business, our assessment of the target business’ management may not prove to be correct. In addition, the future management may not have the necessary skills, qualifications or abilities to manage a public company. Moreover, we cannot assure you that members of our management team will have significant experience or knowledge relating to the operations of the particular target business. We have the right to designate one member of the New Jasper Board, but we do not expect that any of our key personnel will remain in senior management or advisory positions with New Jasper.

Permitted Purchases of Our Securities

In the event we seek stockholder approval of our business combination, our Sponsor, directors, officers, advisors or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of our initial business combination. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions.

None of the funds in the Trust Account will be used to purchase shares in such transactions. Our Sponsor, directors, officers, advisors or their affiliates will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of our shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares.

The purpose of such purchases would be to (i) vote such shares in favor of the business combination and thereby increase the likelihood of obtaining stockholder approval of the business combination or (ii) to satisfy a closing condition in an agreement with a target that requires us to have a minimum net worth or a certain amount of cash at the closing of our business combination, where it appears that such requirement would otherwise not be met. This may result in the completion of our business combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of our Class A Common Stock may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Our Sponsor, officers, directors, advisors and/or their affiliates anticipate that they may identify the stockholders with whom our Sponsor, officers, directors, advisors or their affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders following our mailing of proxy materials in connection with our initial business combination. To the extent that our Sponsor, officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the business combination. Our Sponsor, officers, directors, advisors or their affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Any purchases by our Sponsor, officers, directors, advisors and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Our Sponsor, officers, directors, advisors and/or their affiliates will not make purchases of Class A Common Stock if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

Redemption Rights for Stockholders upon Completion of Our Initial Business Combination

We are providing our Public Stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial business combination including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account as of August 20, 2021 is $10.01 per Public Share. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. Our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of our business combination.

Limitations on Redemptions

Our Current Charter provides that we will only redeem our Public Shares so long as (after such redemption) our net tangible assets will be at least $5,000,001 either immediately prior to or upon consummation of our initial business combination and after payment of underwriters’ fees and commissions (so that we are not subject to the SEC’s “penny stock” rules).

Manner of Conducting Redemptions

We are providing our Public Stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of our initial business combination in connection with a stockholder meeting called to approve the business combination. We are, pursuant to the Current Charter:

•        conducting the redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, which regulates the solicitation of proxies, and not pursuant to the tender offer rules, and

•        filing proxy materials with the SEC.

We are distributing proxy materials and, in connection therewith, providing our Public Stockholders with the redemption rights described above upon completion of the initial business combination.

We will complete our initial business combination only if a majority of the outstanding shares of AMHC Common Stock voted are voted in favor of the business combination. A quorum for such meeting will consist of the holders present in person or by proxy of shares of outstanding capital stock of AMHC representing a majority of the voting power of all outstanding shares of capital stock of AMHC entitled to vote at such meeting. Our Sponsor, officers and directors will count toward this quorum and have agreed to vote any Founder Shares and any Public Shares purchased in favor of our initial business combination. For purposes of seeking approval of the majority of our outstanding shares of AMHC Common Stock voted, non-votes will have no effect on the approval of our initial business combination once a quorum is obtained. As a result, in addition to our Sponsor’s Founder Shares, we would need 3,750,001, or 37.5%, of the 10,000,000 Public Shares sold in our Initial Public Offering to be voted in favor of a transaction (assuming all outstanding shares are voted) in order to have our initial business combination approved. We intend to give approximately 30 days (but not less than 10 days nor more than 60 days) prior written notice of any such meeting, if required, at which a vote shall be taken to approve our initial business combination. These quorum and voting thresholds, and the voting agreements of our Sponsor, officers and directors, may make it more likely that we will consummate our initial business combination. Each Public Stockholder may elect to redeem its Public Shares irrespective of whether they vote for or against the proposed transaction.

Limitation on Redemption upon Completion of Our Initial Business Combination

Notwithstanding the foregoing, the Current Charter provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold our Initial Public Offering. We believe this restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed business combination as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a Public Stockholder holding more than an aggregate of 15% of the shares sold in our Initial Public Offering could threaten to exercise its redemption rights if such holder’s shares are not purchased by us or our management at a premium to the then-current market price or on other undesirable terms. By limiting our stockholders’ ability to redeem no more than 15% of the shares sold in our Initial Public Offering, we believe we will limit the ability of a small group of stockholders to unreasonably attempt to block our ability to complete our business combination, particularly in connection with a business combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash. However, the Current Charter does not restrict our stockholders’ ability to vote all of their shares for or against our business combination.

Tendering Share Certificates in Connection with Redemption Rights

We may require our Public Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to Continental up to two business days prior to the vote on the proposal to approve the business combination, or to deliver their shares to Continental electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option. The proxy materials that we will furnish to holders of our Public Shares in connection with our initial business combination will indicate whether we are requiring Public Stockholders to satisfy such delivery requirements. Accordingly, a Public Stockholder would have up to two days prior to the vote on the business combination to tender its shares if it wishes to seek to exercise its redemption rights. Given the relatively short exercise period, it is advisable for stockholders to use electronic delivery of their Public Shares.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC System. Continental will typically charge the tendering broker $80.00 and it would be up to the broker whether or not to pass this cost on to the redeeming holder. However, this fee would be incurred regardless of whether or not we require holders seeking to exercise redemption rights to tender their shares. The need to deliver shares is a requirement of exercising redemption rights regardless of the timing of when such delivery must be effectuated.

Any request to redeem such shares, once made, may be withdrawn at any time up to the date of the stockholder meeting set forth in our proxy materials. Furthermore, if a holder of a Public Share delivered its certificate in connection with an election of redemption rights and subsequently decides prior to the applicable date not to elect to exercise such rights, such holder may simply request that Continental return the certificate (physically or electronically). It is anticipated that the funds to be distributed to holders of our Public Shares electing to redeem their shares will be distributed promptly after the completion of our business combination.

If our initial business combination is not approved or completed for any reason, then our Public Stockholders who elected to exercise their redemption rights would not be entitled to redeem their shares for the applicable pro rata share of the Trust Account. In such case, we will promptly return any certificates delivered by Public Stockholders who elected to redeem their shares.

If our initial proposed business combination is not completed, we may continue to try to complete a business combination with a different target until November 22, 2021.

If we are unable to complete our initial business combination by November 22, 2021, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish our Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our Warrants, which will expire worthless if we fail to complete our business combination by November 22, 2021.

Competition

If we succeed in effecting a business combination with Jasper, there will be, in all likelihood, significant competition from their competitors. We cannot assure you that, subsequent to the Business Combination, we will have the resources or ability to compete effectively.

Employees

We currently have three officers. These individuals, except for Mr. Kapoor, are not obligated to devote any specific number of hours to our matters but they devote as much of their time as they deem necessary and intend to continue doing so to our affairs until we have completed our initial business combination. The amount of time they devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the initial business combination process we are in. We do not intend to have any additional full time employees prior to the completion of our initial business combination.

Properties

We do not own any real estate or other physical properties materially important to our operation. We currently maintain our principal executive offices at 1177 Avenue of the Americas, Floor 40, New York, NY 10036. Our executive offices are provided to us by our Sponsor at no charge. Please refer to “Certain Relationships and Related Person Transactions — Certain Relationships and Related Person Transactions — AMHC” for more information related to the office used by one of our officers. We consider our current office space, combined with the other office space otherwise available to our executive officers, adequate for our current operations.

Legal Proceedings

To the knowledge of our management, there is no litigation currently pending against us, any of our officers or directors in their capacity as such or against any of our property.

AMHC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company,” “AMHC,” “we,” “us” or “our” refer to AMHC prior to the consummation of the Business Combination. The following discussion and analysis of AMHC’s financial condition and results of operations should be read in conjunction with AMHC’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Overview

We are a blank check company formed under the laws of the State of Delaware on August 13, 2019 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more target businesses. We intend to effectuate the Business Combination using cash from the proceeds of our Initial Public Offering and the sale of the Units that occurred simultaneously with the completion of our Initial Public Offering, our capital stock, debt or a combination of cash, stock and debt.

The registration statement for our Initial Public Offering was declared effective on November 19, 2019. On November 22, 2019, we consummated the Initial Public Offering of 10,000,000 Units, generating gross proceeds of $100,000,000.

Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 4,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant in a private placement to our Sponsor, generating gross proceeds of $4,000,000.

Transaction costs amounted to $5,944,772, consisting of $2,000,000 of underwriting fees, $3,500,000 of deferred underwriting fees and $444,772 of other offering costs.

Following the closing of the Initial Public Offering on November 22, 2019, an amount of $100,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrant was placed in the Trust Account and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by us meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by us, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account.

On May 5, 2021, we entered into the Business Combination Agreement with Merger Sub and Jasper. The Business Combination Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into Jasper, with Jasper surviving as our wholly owned subsidiary. Concurrently with the execution of the Business Combination Agreement, we entered into Subscription Agreements with each of the PIPE Investors, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and we have agreed to issue and sell to the PIPE Investors, an aggregate of 10,000,000 shares of our Class A Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $100.0 million. The consummation of the PIPE Investment is contingent upon, among other things, the closing of the Business Combination. Under the Business Combination Agreement, the obligations of each of Jasper and us to consummate the Business Combination are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, among others, the approval and adoption of the Business Combination Agreement and transactions contemplated thereby by the requisite vote of Jasper’s stockholders and our stockholders.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete an initial business combination will be successful.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities through June 30, 2021 were organizational activities, those necessary to prepare for our Initial Public Offering, described below, and identifying a target company for an initial business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing an initial business combination.

For the three months ended June 30, 2021, we had a net loss of $3,569,534, which consists of general and administrative expenses of $562,032 and the change in fair value of the warrant liability of $3,010,000, offset by interest income on marketable securities held in the Trust Account of $2,498.

For the six months ended June 30, 2021, we had a net income of $1,928,537, which consists of the change in fair value of the warrant liability of $2,700,000 and interest income on marketable securities held in the Trust Account of $4,971, offset by general and administrative expenses of $776,434.

For the three months ended June 30, 2020, we had a net loss of $3,432,059, which consists of formation and operation costs of $327,561 and change in fair value of warrant liability of $3,150,000, offset by interest income on marketable securities held in the Trust Account of $44,307 and benefit from income taxes of $1,195.

For the six months ended June 30, 2020, we had a net loss of $2,003,200, which consists of formation and operating costs of $556,227, change in fair value of the warrant liability of $1,760,000, and provision for income taxes of $56,628, offset by interest income on marketable securities held in the Trust Account of $369,655.

For the year ended December 31, 2020, we had a net loss of $6,480,701, which consists of operating costs of $935,400, a change in fair value of warrant liability of $5,890,000, a provision for income taxes of $38,451, and interest earned on marketable securities held in the Trust Account of $383,150.

For the period from August 13, 2019 (inception) through December 31, 2019, we had a net loss of $596,380, which consists of interest earned on marketable securities held in the Trust Account of $154,572, a change in fair value of warrant liability of $360,000, transaction costs of $238,423 offset by operating costs of $136,304 and a provision for income taxes of $16,225.

As a result of the restatement described in Note 2 of the notes to the financial statements included herein, we classify the Warrants issued in connection with our Initial Public Offering and Private Placement as liabilities at their fair value and adjust the warrant instruments to fair value at each reporting period. These liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations.

Liquidity and Capital Resources

On November 22, 2019, we consummated our Initial Public Offering of 10,000,000 Units, at $10.00 per Unit, generating gross proceeds of $100,000,000. Simultaneously with the closing of our Initial Public Offering, we consummated the sale of 4,000,000 Private Placement Warrants to the Sponsor at a price of $1.00 per warrant, generating gross proceeds of $4,000,000.

Following our Initial Public Offering and the sale of the Private Placement Warrants, a total of $100,000,000 was placed in the Trust Account. We incurred $5,944,772 in transaction costs, including $2,000,000 of underwriting fees, $3,500,000 of deferred underwriting fees and $444,772 of other offering costs.

For the six months ended June 30, 2021, cash used in operating activities was $678,626, which consists of our net income of $1,928,537, reduced by noncash income derived from the change in fair value of warrant liability of $2,700,000, interest earned on marketable securities held in the Trust Account of $4,971 and changes in operating assets and liabilities, which provided $97,808 of cash from operating activities.

For the six months ended June 30, 2020, cash used in operating activities was $406,720, which consists of our net loss of $2,003,200, reduced by noncash expenses derived from the change in fair value of warrant liability of $1,760,000, interest earned on marketable securities held in the Trust Account of $369,655 and changes in operating assets and liabilities, which provided $206,135 of cash from operating activities.

For the year ended December 31, 2020, cash used in operating activities was $640,984, which consists of our net loss of $6,480,701, interest earned on marketable securities held in the Trust Account of $383,150, a non-cash charge for the change in the fair value of warrant liabilities of $5,890,000 and changes in operating assets and liabilities, which provided $332,867 of cash from operating activities.

For the period from August 13, 2019 (inception) through December 31, 2019, cash used in operating activities was $367,473. Net loss of $596,380 was impacted by a non-cash charge for the change in the fair value of warrant liabilities of $360,000, and transaction costs of $238,423 offset by interest earned on marketable securities held in the Trust Account of $154,572 and changes in operating assets and liabilities, which used $214,944 of cash from operating activities.

As of June 30, 2021, we had cash and marketable securities held in the Trust Account of $100,126,108. Interest income on the balance in the Trust Account may be used by us to pay taxes. During the six months ended June 30, 2021, we withdrew approximately $218,242 of interest earned on the Trust Account to pay for our franchise tax obligations. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable and deferred underwriting commissions) to complete our initial business combination. We may withdraw interest to pay taxes. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of June 30, 2021, we had cash of $309,730 held outside of the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete an initial business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with an initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete an initial business combination, we would repay such loaned amounts. In the event that an initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants identical to the Private Placement Warrants, at a price of $1.00 per warrant at the option of the lender.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. Moreover, we may need to obtain additional financing either to complete our initial business combination or because we become obligated to redeem a significant number of our Public Shares upon consummation of our initial business combination, in which case we may issue additional securities or incur debt in connection with such initial business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our initial business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Going Concern

We have until November 22, 2021 to consummate an initial business combination. It is uncertain that we will be able to consummate an initial business combination by this time. If an initial business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution. Management has determined that the mandatory liquidation, should an initial business combination not occur, and potential subsequent dissolution raises substantial doubt about our ability to continue as a going concern. We intend to consummate an initial business combination by this date but there is no guarantee we will be able to do so. If the Business Combination is not consummated, we will need to raise additional capital through loans or additional investments from our Sponsor, stockholders, officers, directors, or third parties. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all. These conditions raise substantial doubt about our ability to continue as a going concern through one year from the date of these financial statements if a Business Combination is not consummated. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after November 22, 2021.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay one of the underwriters a portion of a deferred fee of $0.35 per Unit, or $3,500,000 in the aggregate. Another portion of such deferred fee will be paid to a third party that did not participate in the Initial Public Offering (but who is a member of FINRA) that is assisting us in consummating an initial business combination. The deferred fee will become payable from the amounts held in the Trust Account solely in the event that we complete an initial business combination, subject to the terms of the underwriting agreement and subsequent related agreements.

On March 30, 2020, we entered into a consulting agreement with a relative of one of the members of our Board. The consultant will provide us with due diligence services related to potential acquisitions and, in return, receive a fee of $600 per hour for services rendered.

We have an arrangement with an entity, which is 45% owned by our Chief Executive Officer, whereby we currently pay an aggregate of $3,697 per month for office space. No written agreement currently exists, as such, the payments are on a month to month basis.

Critical Accounting Policies

The preparation of condensed consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Class A Common Stock Subject to Possible Redemption

We account for our Class A Common Stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A Common Stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, Class A Common Stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of our balance sheets.

Net Income (loss) Per Common Share

We apply the two-class method in calculating earnings per share. Net income (loss) per common share, basic and diluted for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Class A redeemable common stock outstanding for the period. Net income (loss) per common share, basic and diluted for Class B non-redeemable common stock is calculated by dividing the net income, less income attributable to Class A redeemable common stock, by the weighted average number of Class B non-redeemable common stock outstanding for the periods.

Derivative Warrant Liabilities

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC Topic 480 and ASC Topic 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

We issued common stock warrants issued in connection with our Initial Public Offering and private placement which are recognized as derivative liabilities in accordance with ASC Topic 815-40. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of warrants issued in connection with the Initial Public Offering as of November 19, 2019 and December 31, 2019 has been estimated using Monte Carlo simulations at each measurement date and subsequently using the public trading prices of such warrants. The fair value of warrants issued in connection with the private placement has been estimated using a Modified Black Scholes Option Pricing Model at each measurement date.

Recent Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. We adopted ASU 2020-06 effective January 1, 2021. The adoption of ASU 2020-06 did not have an impact on our condensed consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed consolidated financial statements.

INFORMATION ABOUT JASPER

Overview

Jasper Therapeutics, Inc. is a clinical-stage biotechnology company dedicated to enabling cures through hematopoietic stem cell therapy. We are focused on the development and commercialization of safer and more effective conditioning agents and stem cell engineering to allow for expanded use of stem cell transplantation and ex vivo gene therapy, a technique in which genetic manipulation of cells is performed outside of the body prior to transplantation.

Our drug development pipeline includes multiple product candidates designed to improve hematopoietic stem cell therapy. Our lead product candidate, JSP191, is in clinical development as a novel conditioning antibody that clears hematopoietic stem cells from bone marrow in patients prior to undergoing allogeneic stem cell therapy or stem cell gene therapy. Jasper is also developing eHSC product candidates reprogrammed using mRNA and DNA editing that, based on initial in-vitro experiments, we believe may have a competitive advantage over endogenous HSCs. We believe this may lead to products that permit higher levels of engraftment without the need for toxic conditioning of the patient and with potentially lower risk of other serious complications, such as Graft Vs. Host Disease, seen with current stem cell transplants. We also plan to continue to expand our pipeline to include other novel stem cell therapies based on immune modulation, graft engineering or cell and gene therapies. Our goal is to expand the use of curative stem cell transplant and gene therapies for all patients, including children and the elderly.

Stem cell transplantation is among the most widely practiced forms of cellular therapy and has the potential to cure a wide variety of diseases, including cancers, genetic disorders and autoimmune diseases. A stem cell transplant procedure involves three main steps: (i) stem cells from the patient’s or donor’s bone marrow are collected; (ii) the patient’s bone marrow is cleared of any remaining stem cells in order to make space to receive new transplanted stem cells, which is known as conditioning; and (iii) the new stem cells are transplanted into the patient via infusion where they fasten to, or engraft in, the bone marrow and grow into the blood and immune cells that form the basis of reset and rebuilt blood and immune systems. Transplants are either allogeneic or autologous, depending on the source of the new stem cells for the transplant. In an allogeneic transplant, patients receive cells from a stem cell donor. In an autologous transplant, the patient’s own stem cells are used. Autologous transplants also include stem cell gene therapies, where cells are collected from the patient, edited to either enable a functioning gene or correct a defective gene, and then transplanted into the patient via infusion. Jasper’s programs span both allogeneic and autologous transplants, with initial programs in JSP191 based on an allogeneic approach.

Currently, patients must receive highly toxic and potentially life-threatening conditioning agents to prepare their bone marrow for transplantation with either donor stem cells or their own gene-edited stem cells. Younger, fitter patients capable of surviving these toxic side effects are typically given myeloablative, or high-intensity, conditioning whereas older or less fit patients are typically given reduced intensity, but still toxic, conditioning which leads to less effective transplants. These toxicities include a range of acute and chronic effects to the gastrointestinal tract, kidneys, liver, lung, endocrine, and neurologic tissues. Depending upon the conditioning regimen, fitness of the patient, and compatibility between the donor and recipient, the risk of transplant-related mortality (“TRM”) ranges from 10% to more than 50% in older patients. Less toxic ways to condition patients have been developed to enable transplant for older patients or those with major comorbidities, but these regimens risk less potent disease elimination and higher rates of disease relapse. Even though stem cell therapy can be one of the most powerful forms of disease cure, these limitations of non-targeted conditioning regimens have seen little innovation over the past decade.

Our lead product candidate, JSP191, is a monoclonal antibody designed to block a specific survival signal on stem cells and is in development as a highly targeted conditioning agent prior to stem cell therapy. We are developing JSP191 for SCID for which we are currently conducting an open label Phase 1/2 clinical trial in two cohorts of SCID patients: patients with a history of a prior allogeneic transplant for SCID but with poor graft outcomes and newly diagnosed SCID patients. The primary endpoint in Phase 1 is to evaluate the safety and tolerability of JSP191. The two primary efficacy endpoints in Phase 2 are the proportion of subjects achieving adequate donor HSC engraftment and the proportion of subjects achieving naïve T cell production greater than or equal to 85 cells/uL, a level expected to provide immune reconstitution, during weeks 36 to 104 post-transplant. Based on preliminary results from our ongoing Phase 1/2 clinical trial, we believe JSP191 has demonstrated the ability as a single agent to enable engraftment of donor HSCs as determined by donor chimerism, or the percentage of bone marrow cells in the patient that are of donor origin after transplant. Five out of the first six patients produced naïve T cells at a level expected to provide improved immune function by two years post-transplant. No JSP191 treatment-related serious adverse events (“SAEs”) have been reported to date and pharmacokinetics have been consistent with earlier studies in healthy volunteers. We expect to complete enrollment in this Phase 1/2 clinical trial by the end of 2022.

The FDA has granted rare pediatric disease designation to JSP191 as a conditioning treatment for patients with SCID. In addition, the FDA granted orphan drug designation to JSP191 for conditioning treatment prior to hematopoietic stem cell transplantation.

We also are evaluating JSP191 in an open label Phase 1 clinical trial in patients with MDS or AML that were transplant eligible but still had trace evidence of leukemic cells that can remain in a patient after chemotherapy, or MRD, as detected by cytogenetics, flow cytometry or next-generation sequencing. The primary endpoints are to evaluate the safety, tolerability and pharmacokinetic parameters of JSP191. In the initial dose finding portion of the clinical trial, 0.6 mg/kg JSP191-based conditioning was well tolerated in all six MDS/AML patients as of August 1, 2021. Furthermore, it led to successful transplant as demonstrated by full donor chimerism (greater than 95%) in five of six patients and elimination of MRD in five of six patients, which are secondary endpoints of the clinical trial. The next portion of the clinical trial, a Phase 1b dose expansion cohort, is currently enrolling at multiple centers. We expect to complete enrollment in late 2021 to early 2022 with topline data in the first half of 2022.

Jasper expects to begin enrollment in an additional Phase 1a pilot clinical trial in the fourth quarter of 2021 studying JSP191-based conditioning in patients with severe autoimmune disease. We are also collaborating with the National Institutes of Health to conduct clinical trials of JSP191 in patients with sickle cell disease and chronic granulomatous disease and with Stanford University in patients with Fanconi anemia. We believe that JSP191 may also be useful for conditioning in allogenic transplant for other diseases beyond which the company is currently studying. We also believe that targeted JSP191-based conditioning can potentially improve the efficacy and safety of gene therapies. We are working with Graphite Bio, Inc. (“Graphite Bio”) for gene therapy in patients with X-linked severe combined immunodeficiency (“X-SCID”) first as a non-clinical collaboration with an option to expand to clinical trials and with Aruvant Sciences GmbH (“Aruvant Sciences”) for gene therapy in patients with sickle cell disease (“SCD”). Our eHSC platform is designed to overcome key limitations of stem cell transplant and stem cell gene therapy. By using mRNA and/or DNA editing, we believe we can reprogram donor or gene corrected stem cells to have a transient proliferative and survival advantage over the patient’s existing cells. We believe initial preclinical experiments by Jasper demonstrate that expression of a modified stem cell factor receptor can lead to cell line proliferation independent of SCF concentration, which would enable Jasper eHSCs to outcompete unmodified HSCs through better survival and engraftment. Also, since JSP191 only blocks signaling through the stem cell factor receptor, these eHSCs are not affected by JSP191 when used in combination. Other initial experiments have shown that mRNA can be used to express these receptor variants on the cell surface. We have also identified other potential receptor modifications that prevent the binding of JSP191 but retain the ability to bind SCF, therefore allowing the eHSCs to proliferate normally even in the presence of JSP191.

We intend to become a fully integrated discovery, development and commercial company in the field of hematopoietic stem cell therapy. We are developing our product candidates to be used individually or, in some cases, in combination with one another. As a result, we believe our pipeline could be tailored to the patient-specific disease so that a patient may receive more than one Jasper therapy as part of his or her individual allogeneic or gene-edited stem cell therapy. Our goal is to advance our product candidates through regulatory approval and bring them to the commercial market based on the data from our clinical trials and communications with regulatory agencies and payor communities. We expect to continue to advance our pipeline and innovate through our research platform.

Jasper has an exclusive license agreement with Amgen for the development and commercialization of the JSP191 monoclonal antibody in all indications and territories worldwide. Jasper also has an exclusive license agreement with Stanford for the right to use JSP191 in the clearance of stem cells prior to the transplantation of HSCs. Jasper also entirely owns the intellectual property for our eHSC platform, which has been internally developed.

Our Product Pipeline

We are developing a portfolio of novel product candidates that we believe have the potential to meaningfully improve stem cell therapy for patients with blood cancers, genetic diseases and autoimmune diseases. Additionally, we believe our product candidates have the potential to allow more patients with debilitating or life-threatening diseases to access a one-time, transformative blood and immune reset through transplant with better outcomes and reduced risk of toxicity and mortality versus current technologies. We are developing our product candidates so that they can be used individually or in combination with one another, such that patients may receive more than one Jasper therapy as part of their individual transplant journey. In addition to our first set of clinical product candidates, we are in the process of identifying several other potential candidates from our engineered hematopoietic stem cell platform.

The following chart summarizes the status and development plan for the product candidates in our pipeline. We own worldwide rights to each of our programs.

JSP191

We believe JSP191 is a unique, humanized, monoclonal antibody that targets the underlying biology of hematopoietic stem cells to potentially improve the efficacy and safety of hematopoietic stem cell transplantation. JSP191 is in clinical development as a conditioning agent to clear hematopoietic stem cells from the bone marrow prior to transplant. JSP191 binds to human CD117, a receptor for SCF, which is expressed on the surface of hematopoietic stem and progenitor cells. The interaction of SCF and CD117 is required for stem cells to survive. By blocking SCF from binding to CD117 and disrupting critical survival signals, JSP191 leads to the depletion of stem cells and creates an open space in the bone marrow for donor or gene-edited stem cells to engraft. JSP191 is in clinical development both as a single conditioning agent and in combination with existing conditioning agents depending on the need in a particular indication.

Engineered Hematopoietic Stem Cells

Our eHSCs are designed to overcome key limitations of allogeneic donor and autologous gene-edited stem cell transplants. By inserting mRNA or DNA into stem cells, leading to expression of a modified receptor or protein, we can reprogram donor or gene-edited stem cells to have a transient proliferative and survival advantage over the patient’s existing cells to permit higher levels of engraftment without the need for toxic conditioning of the patient. eHSCs have the potential to eliminate the need for donor T-cells, B-cells and NK-cells which are needed in unmodified donor HSC grafts to permit robust engraftment but can lead to graft versus host disease (“GVHD”), where the donor cells attack the patient’s tissues, resulting in the need for long-term immunosuppression therapies.

Our Strategy

Our goal is to bring curative allogeneic and autologous HSCT and gene therapy to more people by developing compounds that can make it safer and more effective. As part of our strategy, we aim to:

Build a leading HSCT biotechnology company to enable cures via immune modulation, graft engineering and cell and gene therapies. We are bringing together a team of biotech veterans, leading academic institutions and a strong syndicate of healthcare-focused investors to achieve our vision of developing an improved end-to-end stem cell transplantation process and associated therapies, starting with safer and more effective conditioning agents and engineered stem cell therapies.

Continue to develop JSP191 as a novel, targeted pre-transplant conditioning agent enabling more efficacious and safer HSCT. Starting with our lead product candidate, JSP191, we are advancing the field of HSCT to address effective and safe pre-transplant conditioning in hematologic monogenic and malignant disorders as well as in autoimmune disease and gene therapy. Our initial focus is on severe combined immunodeficiency, acute myeloid leukemia, myelodysplastic syndrome, autoimmune diseases and autologous gene-edited stem cell transplants.

Advance our eHSC platform to overcome the limitations of current allogeneic and autologous gene-edited stem cell transplants. We are developing enhanced stem cell therapies with transient proliferative advantages, which we believe may translate to superior efficacy and reduced GVHD compared to current standard of care therapies in allogenic and autologous gene therapy transplants.

Commercialize our product candidates to expand the use of effective and safe stem cell therapies for patients and physicians in our target markets. If approved, we plan to bring our product candidates to the United States, European and Japanese markets, focusing on the top 50% of accredited transplant centers and hospital-based prescribers who administer approximately 80% of stem cell therapies. Our strong network and relationships with key stakeholders at these centers will enable a targeted and collaborative commercial approach.

Form and strengthen strategic collaborations with leading industry and academic organizations to further develop our pipeline, unlock the commercial potential of our portfolio and provide enabling technologies for gene therapy collaborators. We intend to continue collaborations with our existing partners and enter new strategic partnerships to develop additional candidates, generate evidence, and commercialize new products in the field of stem cell therapy.

Our History and Team

Jasper Therapeutics was founded by Dr. Judith Shizuru, Professor of Medicine and Pediatrics at Stanford University, and Dr. Susan Prohaska, a Stanford-trained immunologist, stem cell biologist and drug developer, with the goal of bringing curative hematopoietic stem cell transplantation to more people by making it safer and more effective. We unite technologies from Stanford University and Amgen via expertise in stem cell transplantation, stem cell biology and drug development. Building on bone marrow niche-clearing technology from Stanford and with our lead compound JSP191, Dr. Shizuru initiated a clinical program funded by the California Institute for Regenerative Medicine (“CIRM”) to safely condition patients with SCID prior to hematopoietic cell transplantation.

We have assembled a management team of experienced biopharma industry veterans. With this leadership, we believe we are well positioned to achieve our vision of revolutionizing hematopoietic cell transplantation with safer conditioning regimens. William Lis, our Executive Chairman and Chief Executive Officer, has led the company’s Series A financing, proposed business combination and pipeline development since 2019. Previously, Mr. Lis served as Chief Executive Officer and a Director of Portola Pharmaceuticals, Inc. (“Portola”) from 2010 until 2018 after serving as its Chief Operating Officer from 2009 to 2010. Under his leadership, Portola grew from a discovery-stage company to a fully integrated research and development and commercial organization, and independently discovered and developed Andexxa®, Bevyxxa® and cerdulatinib. He led corporate and academic institution partnerships and an initial public offering in 2013. Portola was acquired by Alexion Pharmaceuticals, Inc. in 2020. Mr. Lis previously served as a member of the BIO Board of Directors for Emerging Companies and as an independent director of Eidos Therapeutics, Inc., acquired by BridgeBio Pharma, Inc., and is currently an independent director of Zai Lab Limited (“Zai Lab”).

Members of our management team have held leadership positions at companies that have successfully discovered, developed and commercialized therapies for various cancers and devastating rare diseases. These companies include Johnson & Johnson, AstraZeneca, Bristol-Myers Squibb, Incyte, Allergan, Sanofi, Amgen, Alexion and many others. Our existing investors include Abingworth, Alexandria Venture Investments, Qiming Venture Partners USA, Roche, Surveyor and TEEC Angel Fund.

Background on Hematopoietic Stem Cell Therapy

HSCT is among the most widely practiced forms of cellular therapy and has the potential to cure a wide variety of diseases. Currently, its use is limited to patients with severe disease burden due to the toxicities of current non-targeted conditioning regimens and the limitations of the transplant grafts themselves.

Stem cell transplants first require identification of a suitable donor and collection of the donor’s stem cells, typically from blood. Then chemotherapy or radiation-based conditioning is used to clear the patient’s bone marrow of existing diseased stem cells in order to make space to receive new transplanted stem cells. Finally, the donor or gene corrected stem cells are infused into the patient where they engraft into the bone marrow and produce new blood and immune cells that form the basis of a reset and rebuilt blood and immune system. All transplants are categorized as either autologous or allogeneic, depending on the source of the new stem cells for the transplant.

In an autologous transplant, which is used for conditions such as multiple myeloma, non-Hodgkin’s lymphoma and certain autoimmune diseases, the patient’s own stem cells are used. Autologous transplants also include stem cell gene therapies, in which cells are collected from the patient, edited to either insert a functioning gene into, or correct a defective gene within, such cells and then such cells are transplanted into the patient via infusion.

In an allogeneic transplant, used for conditions such as acute leukemias, myelodysplastic syndromes, genetic diseases and certain autoimmune diseases, patients receive cells from a stem cell donor. The preferred donor is a biological relative who has a well-matched immune system. The second option is a matched unrelated donor identified through a bone marrow donor registry. Transplant outcomes are not optimal with mismatched donors.

Current State of Conditioning Regimens

Currently, patients must receive highly toxic, potentially life-threatening and non-specific conditioning agents to prepare their bone marrow for transplantation with either donor stem cells or their own gene-edited stem cells. Current conditioning agents are genotoxic and are associated with major toxicities and adverse events such as oral mucositis, sepsis, veno-occlusive disease, bacteremia, pulmonary fibrosis, and graft versus host disease in the near term. In the long term, patients must be counseled against risk of infertility of up to 70% and risk of secondary cancers of 5-10% after chemotherapy conditioning. Additionally, there is a treatment-related mortality risk associated with current conditioning regimens that ranges from 10% to more than 50% in older patients. Other limitations of chemotherapy-based conditioning include incomplete engraftment, transplant ineligibility and prolonged hospitalization.

Current State of Hematopoietic Stem Cell Grafts

Hematopoietic stem cell grafts currently have limitations around failed or poor engraftment with the risk of clinical relapse. Furthermore, GVHD is a high-risk short- and long-term adverse event associated with HSCT as a result of donor T-cells, B-cells and NK-cells which are needed in unmodified donor HSC grafts to permit robust engraftment. Donor immune cells may react to the patient’s tissues as foreign leading to GVHD whereas newly produced immune cells are trained by the patient’s body to not act against the patient’s own cells. Due to this risk, patients also need to undergo long-term immunosuppression.

Our Solution and Product Candidates

We are developing a conditioning agent that could significantly expand the eligible patient population for both allogeneic and autologous gene edited hematopoietic stem cell therapies in addition to engineered hematopoietic stem cells that could result in better transplant efficacy with reduced complications. Currently, approximately 20,000 patients receive allogeneic and autologous gene therapy transplants each year in the major global markets (the United States, the United Kingdom, France, Germany, Spain, Italy and Japan), and we believe this may grow to 80,000 patients with safe conditioning and more effective grafts.

JSP191 is a targeted anti-CD117 (stem cell factor receptor) antibody which we are currently evaluating in two clinical trials for conditioning prior to stem cell transplant in patients with SCID, MDS or AML. JSP191 is designed to bind to CD117 with a greater affinity than SCF. By blocking signaling of the stem cell factor receptor, JSP191 leads to depletion of stem cell from the bone marrow. JSP191 was also designed to minimize any interaction with the immune system thereby reducing the risk of immune activation via mast cells or other pathways normally activated by antibodies.

We believe these attributes will allow JSP191 to potentially be used as a monotherapy or in combination to deplete normal and diseased stem cells. The blocking of SCF by JSP191 may remove a critical survival signal on stem cells that leads to their depletion in the bone marrow. Other cells (mast cells, Cajal cells, germ cells, melanocytes) that express CD117 are less dependent on SCF signaling for survival and do not appear to be significantly affected by a single administration of JSP191. Furthermore, the mechanism of action (“MOA”) of JSP191 on stem cells may be synergistic with other disruptors of stem cell survival such as radiation, azacytidine, and CD47. Our MDS/AML clinical strategy aims to exploit this biology to safely clear both diseased and normal stem cells prior to transplantation of donor cells.

The monoclonal antibody isotype and other modifications of JSP191 were also chosen carefully to retain high affinity binding to the CD117 receptor and SCF signal blockade without recruiting other immune cells that could lead to receptor activation, mast cell degranulation or other off-target toxicities. For example, simply changing JSP191 from an IgG1 isotype to an IgG2 isotype would result in less potent inhibition of CD117, potentially decreasing the effect on stem cell depletion. This finding and other data demonstrate that not all anti-CD117 antibodies behave equally or have the same MOA.

Other known approaches to target CD117, such as anti-CD117 antibodies linked to a toxin, may have off-target toxicity. In contrast to JSP191, which provides a transient SCF signal blockade, a toxin linked anti-CD117 antibody requires internalization by CD117 expressing cells leading to cell death. Any CD117 expressing cell including stem cells, mast cells, germ cells and melanocytes may be affected by this mechanism. Furthermore, the complexity of an antibody-drug conjugate molecule adds to the manufacturing, clinical and regulatory risks of the drug development process, especially for a novel linker/payload combination that may be subject to different regulatory and Chemistry, Manufacturing and Controls (“CMC”) reviews.

Preclinical Data for JSP191 — General

We conducted a preclinical study to determine if non-human primate (“NHP”) HSCs are sufficiently similar to human HSCs to allow use of the same phenotype assays used in human studies to evaluate the effect of JSP191 on NHP hematopoiesis. This study tested, by flow cytometry, a technique used to measure physical and chemical characteristics of a population of cells, whether homologous subsets of NHP bone marrow express the same cellular markers as human HSCs (CD34, CD90, and CD117), and if the human antibody reagents used to identify these markers could also be used for NHP HSCs. Bone marrow samples (or bone marrow aspirates) of NHPs and humans were stained with the antibody reagents directed against human CD34, CD90, and CD117. HSCs in both human and NHP bone marrow were phenotypically identified using the anti-human antibodies against CD34 and CD90. A high percentage of human and NHP cells expressing CD34 and CD90 (also CD34+ and CD90+) also express CD117. Overall, we believe these data support the use of human antibody reagents for CD34 and CD90 to assess the effect of JSP191 on hematopoiesis in NHP in vitro and in vivo studies.

Figure 1: JSP191 binds CD117 on CD34+CD90- and CD34+CD90+ cells in human and NHP bone marrow. Left panel: flow cytometric analysis of HSCs fluorescently labelled for CD34 and CD90. Right panel: the identified CD34+CD90- and CD34+CD90+ cells are then fluorescently labelled with 104D2 and JSP191. JSP191 and 104D2 non-competitively labeled the same population suggesting these antibodies bind different epitopes of NHP and human CD117.

Non-clinical studies in NHPs conducted at Stanford by Hye-Sook Kwon, Ph.D., now Principal Scientist at Jasper, demonstrated JSP191’s ability to deplete bone marrow HSCs in a large animal model (Figure 2). Non-clinical studies in “humanized” mice demonstrated both depletion of human HSCs and engraftment of allogeneic donor HSCs. These studies supported the potential for JSP191 to deplete human stem cells prior to stem cell transplant in the IND filings for the ongoing clinical trials designed to assess the safety and efficacy of JSP191 in HSC transplant for SCID and MDS/AML.

Figure 2: Representative flow cytometry analysis for cells fluorescently labeled with CD34 and CD90 on days 0, 10, and 42 post administration of 1.0 mg/kg JSP191. CD34+ stem cells in the bone marrow of this NHP are transiently depleted. HSC depletion lasted up to 21 days in most animals and more than 42 days in one NHP receiving the highest dose.

JSP191 for Acute Myeloid Leukemia and Myelodysplastic Syndrome

AML is a cancer of the blood and bone marrow, diagnosed in about 42,000 patients annually within the major global markets. It is primarily a disease of the elderly and is the most common type of acute leukemia diagnosed in adults. Patients with AML are deemed eligible for stem cell transplantation based on criteria which includes patient fitness (age and comorbidities) and response to initial treatment, comprising of about 40% of newly diagnosed AML patients. However, stem cell transplants are administered to approximately 40% of the eligible patient population due to current challenges with highly toxic conditioning regimens. Currently, approximately 8,000 patients with AML receive a stem cell transplant annually in the major global markets.

MDS is a group of disorders of the bone marrow where hematopoietic stem cells fail to properly differentiate into mature blood cells, leading to low blood cell count. Approximately 29,000 patients are diagnosed with MDS annually in the major global markets. Of all newly diagnosed MDS patients, about 35% have mid to high-risk disease and about 30% of those are eligible for HSCT based on age, comorbidities and blast count. However, about 60% of MDS patients who are otherwise eligible receive a transplant due to the current challenges with highly toxic conditioning regimens. Currently, approximately 2,500 patients with MDS receive HSCT each year.

Hematopoietic stem cell transplantation offers the only known potentially curative therapy for many forms of AML and for MDS. Standard of care conditioning regimens can be divided into three groups: myeloablative conditioning, reduced intensity conditioning and non-myeloablative conditioning. Myeloablative conditioning with high dose busulfan, high dose melphalan or high dose radiation is the most aggressive approach and is associated with the lowest rates of disease relapse. However, due to significant toxicities, including treatment related mortality, this approach is reserved for the most fit and younger patients. Reduced intensity conditioning with lower dose busulfan or lower dose melphalan can be used for a wider group of patients, but due to substantial toxicities, many patients remain ineligible. Non-myeloablative conditioning with low dose radiation (200 – 450 cGy, or centigray, a unit of radiation of exposure) is well tolerated but is associated with lower rates of successful donor chimerism and increased relapse rates compared to myeloablative or reduced-intensity conditioning.

Due to their age and co-morbidities, older (60 years and older) and less fit MDS and AML patients are typically unable to tolerate more intensive therapy and the toxicities associated with such treatments, and thus, have a worse prognosis than younger, fitter patients. Thus, safe and effective conditioning prior to HSCT represents an unmet medical need for MDS and AML patients.

Preclinical Data for JSP191 for Myelodysplastic Syndrome

Preclinical studies of immune deficient mice engrafted with MDS HSCs from patients with “high-risk and very high-risk disease” per Revised International Prognostic Scoring System (“R-IPSS”) criteria conducted at Stanford by Wendy Pang, M.D., Ph.D., now Vice President of Research and Translational Medicine at Jasper, demonstrate the utility of anti-CD117 antibodies in the treatment of MDS. Mice xenografted with high-risk MDS HSCs were treated with anti-human CD117 monoclonal antibody (“mAb”), SR-1 (the parent clone to JSP191). Initial studies showed administration of either SR-1 or JSP191 resulted in well-tolerated and sustained depletion of MDS cells obtained from low-risk MDS patients. Treatment of mice xenografted with high-risk MDS HSCs cells resulted in transient depletion (Figure 3). Given the transient depletion of high-risk MDS cells, studies were conducted to determine whether an anti-CD117 antibody followed by a normal human HSC allograft would lead to long-term disease amelioration of high-risk disease. Results showed greater than 95% cytogenetically normal CD45+ cells 12 weeks after allograft transplant (Figure 3).

Figure 3: (A) CD117 mAb depletes MDS stem cells as demonstrated by decreasing HSC chimerism over time. (B) Normal stem cell engraftment occurs after stem cell depletion as shown by greater than 95% cytogenetically normal CD45+ cells 12 weeks after transplant in four high-risk MDS-xenografted mice. (C) Normal blood formation results after stem cell engraftment with human cell lineages for T cells (CD3+), B cells (CD19+) and myeloid cells (CD13/33+) in the bone marrow of the four high-risk mice.

Mice xenografted with MDS HSCs from low-risk or high-risk patients were treated with SR-1 concurrently with an anti-mouse CD117 mAb, ACK2, to suppress endogenous mouse HSCs, and then transplanted with normal human UCB. Twelve weeks after this UCB HSC transplantation, both human myeloid and lymphoid cells like T cells and B cells were observed in the bone marrow (Figure 3), indicative of successful engraftment and sustained hematopoiesis by healthy UCB HSCs for both risk categories. Fluorescence in situ hybridization studies assessing clonal cytogenetic abnormalities confirmed that human CD45+ cells in both groups were predominantly (greater than 95%) cytogenetically normal in all SR-1 treated and UCB HSC engrafted mice. In contrast, MDS xenografted mice treated with the control antibody showed a persistence of high levels of MDS cells (greater than 95%) and were without second donor HSC engraftment.

Clinical Data for JSP191 for Acute Myeloid Leukemia and Myelodysplastic Syndrome

We have an ongoing open label Phase 1 clinical trial to evaluate the safety and tolerability of JSP191 conditioning, in combination with low dose radiation (200-300 cGy) and fludarabine, in patients with AML or MDS undergoing blood stem cell transplantation. At clinical trial entry for the dose finding portion, all patients were transplant eligible but still had evidence of measurable residual disease (MRD positive) as detected by cytogenetics, flow cytometry or next-generation sequencing. The starting dose of JSP191 is 0.6 mg/kg with potential escalation up to 1.0 mg/kg, fludarabine is administered at 30 mg/m2/day on transplant days -4, -3, and -2 and total body irradiation (“TBI”) is delivered at 200 cGy on the day of transplant. The primary endpoints are to evaluate the safety, tolerability and pharmacokinetic parameters of JSP191. Secondary endpoints include depletion of host HSCs, donor engraftment, donor chimerism, MRD clearance, non-relapse mortality, event-free survival and overall survival. Enrolled patients will be followed for one year. The overall study duration is anticipated to be approximately two years.

As of August 1, 2021 in this open label clinical trial, of the first six patients in dose finding cohort (three with AML and three with MDS), all patients demonstrated evidence of successful depletion of host HSCs, observed by a reduction of neutrophil counts (“ANC”) below 500/uL following a single infusion of JSP191 (0.6 mg/kg) in combination with 200 cGy TBI and three days of 30 mg/m2/day fludarabine. Neutrophils are the most common type of white blood cell and are the first cells to engraft. Following transplant, all patients showed successful donor engraftment as evidenced by a recovery of neutrophil counts exceeding 500/uL in 19 to 26 days (Figure 4).

Figure 4: Neutrophil depletion and recovery in the first six patients of the Phase 1 MDS/AML clinical trial. All six of these initial patients demonstrated ANC greater than 500/uL within 19 to 26 days after transplant.

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At 90 days following transplant, five of six patients demonstrated 95% or greater total donor chimerism levels as measured by CD15, CD3 and CD56 assays. In addition, five of six patients no longer had evidence of MRD at day 90 (Figure 5). Total donor chimerism of 95% or greater and change in MRD status from positive to negative are both associated with reduced risk of disease relapse.

Figure 5: JSP191 MDS/AML Phase 1 preliminary clinical results in the first six patients for neutrophil engraftment, chimerism at Day 90 and MRD at baseline, Day 28 and Day 90. The clinical trial cohorts consisted of MRD positive AML/MDS patients not eligible for standard myeloablative regimens (HCT-Cl greater than 2).

No JSP191 treatment-related SAEs have been reported, including no cases of oral mucositis, no cases of veno-occlusive disease, no cases of grade 2-4 (moderate to very severe) acute GVHD and only two cases of chronic GVHD of any grade have been reported, one mild and one moderate case. Since starting the study in July 2020, SAEs have been reported in seven patients, including infections, cardiovascular events, headache, hyperkalemia and secondary graft failure, which is loss of a previously functioning graft. None were related to treatment as determined by the investigator.

The clinical trial is now enrolling Phase 1b dose expansion and we expect to complete enrollment in late 2021 to early 2022 with topline data in the first half of 2022.

JSP191 for Severe Combined Immunodeficiency (SCID)

SCID is a genetically heterogeneous group of over 20 monogenic conditions of the immune system characterized by the lack of normal T lymphocyte development, in addition to deficiencies of B cells, NK cells, or both in some forms which is currently curable only by hematopoietic cell transplant. The incidence of SCID is estimated at one in 80,000 live births across all ethnic groups. Due to the toxicities associated with the chemotherapy regimens used in standard allogeneic hematopoietic cell transplantation (“HCT”) to deplete endogenous HSC, some centers do not use conditioning regimens. SCID patients who undergo unconditioned HCT have relatively improved overall survival but often experience incomplete immune reconstitution characterized by inadequate T cell numbers and/or ongoing deficiency of B cell humoral immunity. This issue occurs more frequently in those patients who do not have a human leukocyte antigen-matched donor and who therefore receive T cell depleted haploidentical donor grafts.

Patients who receive full or reduced doses of busulfan tend to engraft well and have full lymphocyte reconstitution. However, due to busulfan’s off-target toxic effects, these patients experience both short- and long-term complications. Since these patients receive busulfan (a DNA damaging drug) as infants, they experience chronic complications such as growth retardation, cognitive defects, craniofacial abnormalities, liver toxicity, seizure, endocrine defects including infertility and increased cancer risk.

Pre-clinical Data for JSP191 for Severe Combined Immunodeficiency

The ability of JSP191 to deplete human hematopoiesis was evaluated in humanized immune deficient mice that were stably engrafted with human hematopoietic grafts at Stanford by Aaron Logan, M.D., Ph.D., et al. The mice were treated with a single dose of either 0.5 or 3.0 mg/kg JSP191. No significant differences in depletion of human cells and HSCs after six weeks of treatment were noted between the two dose levels of JSP191. After a single treatment with JSP191, mice were depleted of human cells in peripheral blood and bone marrow. Human HSCs and progenitor cells (CD45+CD34+CD117+) in the bone marrow were substantially decreased for six weeks after treatment with JSP191.

To model human transplantation with a JSP191-based conditioning regimen, humanized immune deficient mice that had been stably engrafted with human hematopoietic cells underwent a second transplant using conditioning with JSP191 with or without the addition of an anti-CD52 antibody (Campath) that depletes human lymphocytes. The second human HSC graft was from a different donor, hence was allogeneic to the first human graft. This second donor graft was transduced with a lentiviral vector to express the marker green fluorescence protein (“GFP”) to allow assessment of its engraftment. CD34+ GFP marked cells were injected into untreated control mice or mice that had been treated 23–25 days previously with JSP191 with or without anti-CD52. After six weeks, the blood of these secondarily transplanted mice was evaluated for evidence of GFP-marked second donor cells.

Figure 6: JSP191 in addition to an anti-CD52 antibody demonstrated the highest level of engraftment. Engraftment was demonstrated by human CD45+ cells marked to express GFP.

Mice pre-treated with JSP191 and anti-CD52 demonstrated the highest level of engraftment, with 67% (six of nine) of human CD45+ cells also expressing GFP. In mice treated only with JSP191, 43% (three of seven) were GFP positive. In control mice pre-treated with anti-CD52 alone, no mice (zero of seven) showed GFP expression, while one of ten (10%) control mice not given any pre-treatment showed GFP expression (Figure 6).

We believe that this study can serve as a preclinical proof of concept of JSP191 conditioning enhanced engraftment with CD34+ progenitor cells in mice, suggesting it may be efficacious in an analogous clinical setting. JSP191 appeared to be particularly effective in this setting when used along with an anti-CD52 antibody, which was used a separate lymphodepleting agent to suppress rejection by the immune competent first allograft.

Clinical Data for JSP191 for Severe Combined Immunodeficiency

We have an ongoing Phase 1/2 dose escalation open label clinical trial to evaluate JSP191 as the sole conditioning agent to achieve HSC engraftment in patients undergoing transplant for SCID. The primary endpoint in Phase 1 is to assess the safety and tolerability of JSP191 as a conditioning agent in SCID patients. The two primary efficacy endpoints in Phase 2 are the proportion of patients achieving adequate donor HSC engraftment and the proportion of patients achieving naïve CD4+ T cell production greater than or equal to 85 cells/uL, a level expected to provide immune reconstitution, during weeks 36 to 104 post-transplant. Secondary endpoints include durability of naïve T cell production, incidence and severity of GVHD, hematopoietic recovery and pharmacokinetic properties of JSP191. Patients receive a single IV infusion of JSP191 on study day 0 in one of four dose cohorts: 0.1 mg/kg, 0.3 mg/kg, 0.6mg/kg or 1.0 mg/kg. Patients will be followed for five years following transplant. This trial is currently open for enrollment at multiple clinical trial sites in the United States.

Other studies of SCID patients have shown functional T and B cell reconstitution in patients achieving long-term myeloid donor chimerism of at least 3%. SCID patients who fail to achieve durable donor cell engraftment from a first transplant may not be candidates for a second transplant using current conditioning agents due to the toxicity of the conditioning regimen and fragile nature of most SCID patients. These patients may remain on medically supportive immune therapies such as intravenous immunoglobulin (“IVIG”) or receive an unconditioned “boost” transplant of donor cells which does not lead to sustained production of new immune cells.

We believe JSP191 has enabled immune reconstitution for patients based on naïve CD4+ T-cell levels and has shown clinical benefit in SCID patients in a re-transplant and first transplant setting. Patients have shown resolution of chronic infections, independence from or reduction of IVIG therapy and antibody response to vaccine challenge. Through August 1, 2021 in this open label clinical trial, twelve re-transplant patients and two first transplant patients have been treated in the ongoing SCID Phase 1/2 study. Most of the transplanted patients have shown engraftment of donor cells and production of functional immune cells over up to three years of follow up (Figure 7). No JSP191 treatment related SAEs have been reported through August 1, 2021 in this clinical trial. Since starting the study in March 2017, SAEs in seven patients have been reported, including fever, infections and hypocalcemia. None were related to treatment as determined by the investigator. Based on initial efficacy and safety results, we opened the clinical trial to a cohort of newly diagnosed infants undergoing stem cell transplant.

We expect to complete enrollment in the Phase 1/2 clinical trial by the end of 2022.

Figure 7: Naïve CD4 T cell production post-transplant was monitored over time in (A) a matched cohort of patients receiving no conditioning and (B) patients receiving JSP191 single agent conditioning. JSP191 conditioning in SCID patients demonstrated durable naïve T cell production and T cell levels consistent with immune reconstitution in five out of the first six patients by two years post-transplant.

JSP191 for Autoimmune Disorders

Autologous stem cell transplantation for inducing remission and curing severe and refractory autoimmune diseases is relatively well established, but limitations still exist around toxicity and transplanted-related death. We believe JSP191 can address current challenges through targeted and safer conditioning for autoimmune disease patients. We are currently planning a Phase 1 clinical trial using JSP191, with low-dose radiation and alemtuzumab as a conditioning regimen for patients with severe lupus, systemic sclerosis or multiple sclerosis undergoing allogeneic transplant. We plan to file an IND in the second half of 2021 and, if accepted by the FDA, we anticipate enrollment to begin in this single-arm clinical trial in the fourth quarter of 2021.

Systemic lupus erythematosus (“SLE”), or lupus, is a multi-system autoimmune disorder that has a range of clinical presentations and can vary in severity, from a mild form of the disease to a severe, multi-organ condition with risk of death. It affects over 580,000 patients worldwide, of which about 25% have severe SLE or lupus nephritis. Of those, about 10% fail the available three lines of therapy and therefore would be potential candidates for stem cell therapy.

Systemic sclerosis (“scleroderma”) is a chronic condition where thick, fibrous tissue replaces normal connective tissue due to overproduction of collagen. Over 140,000 patients are affected by it and approximately 21,000 new diagnoses are made each year in the major global markets. The diffuse form of the disease, which is a criterion for stem cell transplant eligibility, is presented in about 35% of scleroderma patients. Patients who underwent HSCT for severe scleroderma showed better survival without complications when compared to cyclophosphamide but at the cost of increased toxicity, which could potentially be addressed by our alternative.

Over one million patients suffer from multiple sclerosis (“MS”) globally and approximately 62,000 new cases are diagnosed in the major global markets every year. MS patients with relapsing-remitting and active secondary progressive condition who failed more than two lines of disease modifying therapy were considered for HSCT eligibility. It is estimated that about 10,000 patients would be eligible for allogeneic stem cell transplant.

JSP191 for Sickle Cell Disease (“SCD”)

SCD is an inherited blood disorder that affects the hemoglobin protein in red blood cells that delivers oxygen to tissues and organs. Approximately 300,000 infants are born with SCD annually worldwide, and the number of cases is expected to significantly increase. Currently, HSCT is the only cure available for SCD. Allogeneic transplants as well as new autologous gene-edited transplants both currently rely on myeloablative conditioning with either busulfan or melphalan. We believe JSP191 could be a significant advance for patients, replacing these current agents which are known to be genotoxic and associated with limited efficacy and serious adverse effects, including veno-occlusive disease, infertility and secondary malignancies. JSP191 for SCD patients will be evaluated in a clinical trial collaboration with the National Heart, Lung, and Blood Institute (“NHLBI”). Preliminary data from this collaboration are expected in the first quarter of 2022.

JSP191 for Chronic Granulomatous Disease (“CGD”)

CGD is a rare, inherited disease of the immune system that develops in infancy or early childhood and results in severe and sometimes life-threatening infections. Allogeneic hematopoietic stem cell transplant is a proven cure for CGD. However, its use is limited because of the associated serious adverse effects and limited efficacy of current conditioning agents used to deplete stem cells in preparation for transplantation. JSP191 for CGD patients will be evaluated in a clinical trial collaboration with the National Institute of Allergy and Infectious Diseases (“NIAID”). Preliminary data from this collaboration are expected in the first quarter of 2022.

JSP191 for Fanconi Anemia (“FA”)

FA is a rare but serious blood disorder that prevents the bone marrow from making sufficient new red blood cells. It can also cause the bone marrow to make abnormal blood cells. FA typically presents at birth or early in childhood between five and ten years of age. Ultimately, it can lead to serious complications, including bone marrow failure and severe aplastic anemia. Cancers such as AML and MDS are other possible complications. Treatment may include blood transfusions or medicine to create more red blood cells, but HSCT is the only cure. JSP191 for FA patients will be evaluated in a clinical trial collaboration with Stanford University. Preliminary data from this collaboration are expected in the first quarter of 2022.

JSP191 for Gene Therapy

Every gene therapy in academia or industry that modifies HSCs also requires pre-transplant conditioning to make space in the patient’s bone marrow for the gene therapy to engraft. These types of gene therapies address a broad range of disease including heme disorders (e.g., SCD, beta thalassemia, FA), immune disorders (e.g., SCID, CGD, leukocyte adhesion deficiency), lysosomal storage disorders (e.g., Fabry, Gaucher, Pompe), neurologic disorders (e.g., frontotemporal dementia, amyotrophic lateral sclerosis) and bone disorders (e.g., infant malignant osteoporosis) to name a few. Toxic alkylators like busulfan are still the standard conditioning regimens on which these gene therapies rely. As a result, their curative benefit is limited to patients that can tolerate the conditioning. Furthermore, gene therapy trials have also been halted by the FDA due to secondary malignancies discovered in study patients, which is a well-known risk of genotoxic conditioning.

Jasper is collaborating with corporate partners, including Graphite Bio and Aruvant Sciences, to study JSP191 as targeted, non-toxic conditioning for investigational gene therapies. With Graphite Bio, JSP191 is being studied as conditioning prior to GPH201 gene replacement therapy for patients with X-SCID. X-SCID is a severe, inherited disorder of the immune system with symptoms often presenting in early infancy, including persistent infections and failure to thrive. Without treatment, X-SCID is typically fatal to patients in the first two years of life. With Aruvant Sciences, JSP191 is being studied as conditioning prior to ARU-1801 gene therapy for patients with SCD.

Engineered Hematopoietic Stem Cell (eHSC) Therapy

Jasper’s eHSC platform includes multiple approaches to developing product candidates that are currently in preclinical development and are designed to overcome key limitations of allogeneic and autologous gene-edited stem cell grafts. By using mRNA or DNA editing we believe we can reprogram allogeneic donor or gene-edited stem cells to have a transient proliferative and survival advantage, potentially leading to higher engraftment rates and reduced or eliminated GVHD by elimination of co-transplanted donor immune cells in allogeneic transplants.

Our first approach is to use mRNA to transiently increase expression of known variants of the stem cell factor receptor that signal independent of ligand (stem cell factor) concentration. Another approach in preclinical development is to use mRNA or DNA editing to express a variant of the stem cell factor receptor that is resistant to JSP191. We are also working on other approaches to increase stem cell competitiveness that are not related to stem cell factor receptor signaling.

Initial in vitro experimental results in human cell lines show that expression of a constitutively active variant of the stem cell factor receptor can lead to cell line proliferation independent of stem cell factor concentration. In addition, these variant cells are not affected by JSP191 since the engineered cells proliferate independent of receptor signaling. Other in vitro experiments have shown that mRNA can be used to express these receptor variants transiently on the cell surface. We have also identified potential receptor modifications that will keep stem cell factor binding intact but decrease or eliminate JSP191 binding.

In the setting of autologous gene edited stem cells, these technologies could lead to faster and more complete engraftment of edited cells without the need for toxic conditioning. Depending on the Jasper technology used, additional infusions of gene modified cells may potentially be given to patients with low or fading responses to target protein production.

In the setting of allogeneic transplant, pure stem cell grafts can be used in place of today’s replete or modified grafts. Similar to the autologous setting, we believe these technologies can lead to faster and more complete engraftment of donor stem cells without the need for toxic conditioning. In addition, by eliminating the need for donor passenger lymphocytes to drive engraftment, we can potentially eliminate the risk of GVHD and the need for long-term immune suppression. If approved, this approach may also increase the potential for use of partially matched grafts and expand the potential donor pool available for any given patient.

We are planning to file an IND for our first eHSC product candidate by the end of 2022.

Opportunity Areas

There are other conditions and potential applications for JSP191 and the eHSC program. We have assessed the existing stem cell transplant market and potential eligible patient population on a per-indication basis to estimate the potential number of patients that could benefit from our product candidates.

Hematopoietic Stem Cell-Based Gene Therapies

The combination of stem cell transplantation and gene therapy has shown the potential to correct pathological genetic mutations but also the same limitations as unmodified stem cell transplantation, which include the toxicities of current conditioning agents. Furthermore, stem cell gene therapy requires larger doses of genetically modified stem cells for proper engraftment. We believe our product candidates can improve the field of stem cell gene therapy and address currently identified challenges.

In the United States alone, over 100,000 patients suffer from SCD, while about 52,000 patients are affected in the major markets in Europe. Approximately 58,000 patients from this pool are eligible for HSCT or gene therapy as they have severe SCD.

Approximately 2,700 patients in the United States suffer from beta-thalassemia and about 16,000 in the European Union suffer from it annually. Approximately 70% of these patients can be classified to have beta-thalassemia major and, of that patient population, about 20%, or 2,600 patients, are eligible for stem cell transplant.

License and Collaboration Agreements

License Agreements with Amgen

In November 2019, we entered into a worldwide exclusive license agreement with Amgen for JSP191 (formerly AMG 191) that also includes translational science and materials from Stanford University. Jasper was assigned and accepted Amgen’s rights and obligations, effective November 21, 2019, for the Investigator Sponsored Research Agreement (“ISRA”) and Quality Agreement between Amgen and Stanford, effective as of October 7, 2015. Jasper exercised its Option to Stanford docket S06-265 “Antibody-based clearance of endogenous stem cell niches prior to transplantation of bone marrow or hematopoietic stem cells (c-kit)” granted by Stanford under the ISRA on June 2, 2020. As a result, we have worldwide exclusive rights to develop and commercialize JSP191. The issued U.S. patents would be expected to expire in 2027, absent any applicable patent term extensions.

License Agreements with Stanford

In March 2021, we entered into an exclusive license agreement with respect to the use of JSP191 from the Stanford Office of Technology Licensing to license U.S. Patent Application Serial Number 60/856,435, filed Nov. 3, 2006, and U.S. Patent Application Serial Number 12/447,634 (publication number US 2010/0226927 Al) and Know How for the purpose of depleting endogenous blood stem cells in patients for whom hematopoietic cell transplantation is indicated.

Collaboration with Zai Lab

In December 2020, we entered into a preclinical collaboration agreement with Zai Lab to study JSP191 in combination with Zai Lab’s anti-CD47 antibody as a pre-transplant conditioning agent in macaques. Scientifically, we seek to demonstrate whether or not this combination synergistically depletes endogenous HSCs in non-human primates with minimum toxicity. We granted Zai Lab a sublicense for the limited purpose of conducting this study.

Collaboration with Stanford University

In August 2020, we entered into a clinical trial agreement with Stanford University in which Stanford will execute a Phase 1/2 clinical trial of JSP191 in Fanconi Anemia patients in bone marrow failure requiring allogeneic transplant with non-sibling donors at Stanford Lucile Packard Children’s Hospital.

Collaboration with the National Heart, Lung, and Blood Institute

In February 2021, we entered into a clinical trial agreement with NHLBI in which NHLBI will serve as the IND sponsor of a Phase 1/2 clinical trial to evaluate JSP191, Jasper’s anti-CD117 monoclonal antibody, as a targeted, non-toxic conditioning regimen prior to allogeneic transplant for SCD.

Collaboration with the National Institute of Allergy and Infectious Diseases

In May 2021, we entered into a clinical trial agreement with NIAID in which NIAID will serve as the Investigational New Drug (IND) sponsor of a Phase 1/2 clinical trial to evaluate JSP191, Jasper’s anti-CD117 monoclonal antibody, as a targeted, non-toxic conditioning regimen prior to allogeneic transplant for CGD.

Collaboration with Graphite Bio

In January 2021, we entered into an agreement with Graphite Bio for X-SCID to administer JSP191 antibody into mice prior to Graphite Bio’s GPH201 gene replacement therapy. The research plan will test the hypothesis that JSP191 antibody can clear the bone marrow in humanized mouse models to allow sufficient engraftment of GPH201 at levels that are expected to be therapeutically beneficial. The companies potentially may initiate a clinical study based on these results.

Collaboration with Aruvant Sciences

In June 2021, we entered into an agreement with Aruvant Sciences for SCD gene therapy. The objective of the collaboration is to evaluate the use of JSP191 as a potentially effective and more tolerable conditioning agent in clinical studies with Aruvant to expand the number of patients who can receive ARU-1801, a potentially curative treatment for SCD.

Intellectual Property

Our success depends in part on our ability to obtain and maintain proprietary protection for our product candidates and other discoveries, inventions, trade secrets and know-how that are critical to our business operations. It also depends in part on our ability to operate without infringing the proprietary rights of others, and in part, on our ability to prevent others from infringing our proprietary rights. We have a series of in-licensed patents outlined below with an additional pending patent application in the United States.

In-licensed Amgen Portfolio

We have exclusively licensed a patent portfolio from Amgen applicable to our targeted conditioning program that contains patent families directed to humanized C-kit antibody. As of April 22, 2021, this patent portfolio includes three issued U.S. patents. The issued U.S. patents would be expected to expire in 2027, absent any applicable patent term extensions.

In-licensed Stanford Portfolio

We have exclusively licensed a patent portfolio from Stanford University applicable to JSP191 conditioning that contains patent families directed to immunodepletion of endogenous stem cell niche for engraftment. As of April 22, 2021, this patent portfolio includes four issued U.S. patents and one European patent. The issued U.S. and European patents would be expected to expire in 2027, absent any applicable patent term extensions.

Additional Intellectual Property

We also rely on trade secrets, including know-how, confidential information, unpatented technologies and other proprietary information, to strengthen or enhance our competitive position, and prevent competitors from reverse engineering or copying our technologies. We maintain, as trade secrets, information relating our product candidates currently in development, as well as information related to our business strategy and business methods. However, trade secrets and confidential know-how are difficult to protect. To avoid inadvertent and improper disclosure of trade secrets, and to avoid the risks of former employees using these trade secrets to gain future employment, it is our policy to require employees, consultants and independent contractors to assign to us all rights to intellectual property they develop in connection with their employment with or services for us. We also protect our existing and developing intellectual property expressly through confidentiality provisions in agreements with third parties. There can be no assurance, however, that these agreements will be self-executing or otherwise provide meaningful protection for our trade secrets or other intellectual property or proprietary information, or adequate remedies in the event of unauthorized use or disclosure of such trade secrets or other intellectual property or proprietary information. We also seek to preserve the integrity and confidentiality of our trade secrets and other confidential information by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in the measures we take to protect and preserve our trade secrets, such measures can be breached, and we may not have adequate remedies for any such breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors.

We intend to pursue additional intellectual property protection to the extent we believe it would advance our business objectives, which may include objectives within and outside the United States. Despite our efforts to protect our intellectual property rights these rights may not be respected in the future or may be circumvented or challenged (and potentially invalidated) in a legal proceeding in any jurisdiction where we have intellectual property rights. In addition, the laws of various foreign countries may not afford the same protections or assurances to the same extent as the laws in the United States. See the section titled “Risk Factors — Risks Related to Jasper’s Intellectual Property” for additional information regarding these and other risks related to intellectual property.

Competition

The industry we operate is in highly competitive and dynamic, subject to rapid technological change. We have competition in the market for both our product candidates and may face competition from large pharmaceutical and biotechnology companies, smaller pharmaceutical and biotechnology companies, specialty pharmaceutical companies, generic drug companies, academic institutions, government agencies, research institutions and others. We believe that our intellectual property, proprietary scientific knowledge, development experience and partnerships will provide us with competitive advantages in the market we operate in.

We are aware of competing stem cell transplant and conditioning products and adjacent therapies, not limited to small molecules, biologics and cell therapies, that address the same domain of conditions we are targeting. The following list of competitors indicate companies that are directly competing with our two product candidates.

Competitors for our JSP191 CD117 targeted conditioning program include the following:

•        Magenta Therapeutics, Inc., which is developing an antibody drug conjugate with an antibody to CD117 linked to an amanitin toxic payload;

•        Gilead Sciences, Inc., which is developing an antibody to CD117 that may be used in combination with an antibody to CD47;

•        Actinium Pharmaceuticals, Inc., which is developing an antibody to CD45 that is fused to iodine-131 radioisotope;

•        Celldex Therapeutics, Inc., which is developing an antibody to inhibit tyrosine kinase KIT found in mast cells and is being studied in mast cell diseases; and

•        Molecular Templates Inc., which is developing an antibody to CD45 that is fused to an engineered Shiga-like toxin.

Competitors for our engineered stem cell therapy program include the following:

•        Vor Biopharma, Inc., which is developing treatment-resistant marrow cells that enable CD33 targeted therapy;

•        Sana Biotechnology, Inc., which is developing hypoimmune cells designed to evade rejection and enable persistence of differentiated cells;

•        Ensoma Inc., which is developing viral vectors for delivery of cell modification payload in vivo;

•        Orca Bio, which is developing precision allogeneic cell therapy products meant to safely and effectively replace a patient’s blood and immune system; and

•        Talaris Therapeutics, Inc., which aims to remove the need for immunosuppression for solid organ transplantation recipient with a facilitated allogeneic stem cell therapy.

Sales and Marketing

We do not currently have sales and marketing infrastructure to support commercial launch of our product candidates, is approved. We may build such capabilities in North America prior to potential launch of JSP191. Outside of North America, we may rely on licensing, co-sale and co-promotion agreements with strategic partners for the commercialization of our product candidates. If we build a commercial infrastructure to support marketing in North America, such commercial infrastructure could be expected to include a targeted sales force supported by sales management, internal sales support, an internal marketing group and distribution support. To develop the appropriate commercial infrastructure internally, we would have to invest financial and management resources, some of which would have to be deployed prior to any confirmation that JSP191 will be approved.

Research and Development

We invest significantly in our research and development efforts, to discover and validate therapeutics while improving our processes and approach to drug making. We strive to progress candidates that can address unmet or underserved clinical needs and favor programs with well-validated targets and defined regulatory approval paths. Our R&D team has played key roles in discovering and developing a number of promising candidates over the past 20 plus years while at Jasper, and while at Johnson & Johnson, AstraZeneca, Bristol-Myers Squibb, Incyte, Allergan, Sanofi, Amgen, Alexion and others. They have leveraged experience, insights and capabilities to optimize development, along with fostering collaboration with external partners to innovate and expand into potential additional indications. Our current development-stage portfolio consists of two product candidates discovered through collaboration and our internal research efforts.

Manufacturing

We do not currently own or operate any manufacturing facility. We rely on contract manufacturing organizations (“CMOs”) to produce our drug candidates in accordance with cGMP regulations for use in our clinical studies. The manufacture of pharmaceuticals is subject to extensive cGMP regulations, which impose various procedural and documentation requirements and govern all areas of record keeping, production processes and controls, personnel and quality control. Under our license agreement with Amgen, we have received a substantial amount of drug product to support initiation of our planned clinical trials of JSP191. Since November 2019, we have entered into development and manufacturing agreements with Lonza relating to the manufacturing of JSP191 and product quality testing. The facility of Lonza in Slough, United Kingdom is responsible for production and testing of drug substance. The facility of Lonza in Stein, Switzerland is responsible for production and testing of drug product. Labelling, packaging and storage of finished drug product is provided by PCI Pharma Services, in San Diego, California.

Government Regulation

Government authorities in the United States, at the federal, state and local level, and in other countries and jurisdictions, including the European Union, extensively regulate, among other things, the research, development, testing, manufacture, pricing, reimbursement, sales, quality control, approval, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, post-approval monitoring and reporting, and import and export of pharmaceutical products, including biological products. The processes for obtaining marketing approvals in the United States and in foreign countries and jurisdictions, along with subsequent compliance with applicable statutes and regulations and other regulatory authorities, require the expenditure of substantial time and financial resources.

Licensure and Regulation of Biologics in the United States

In the United States, our product candidates are regulated as biological products, or biologics, under the Public Health Service Act (“PHSA”) and the FDCA and its implementing regulations and guidance. The failure to comply with the applicable U.S. requirements at any time during the product development process, including preclinical testing, clinical testing, the approval process, or post-approval process, may subject an applicant to delays in the conduct of the study, regulatory review, and approval, and/or administrative or judicial sanctions.

An applicant seeking approval to market and distribute a new biologic in the United States generally must satisfactorily complete each of the following steps:

•        preclinical laboratory tests, animal studies, and formulation studies all performed in accordance with the FDA’s good laboratory practice (“GLP”) regulations;

•        completion of the manufacture, under cGMP conditions, of the drug substance and drug product that the sponsor intends to use in human clinical trials along with required analytical and stability testing;

•        submission to the FDA of an IND application for human clinical testing, which must become effective before human clinical trials may begin;

•        approval by an IRB representing each clinical site before each clinical trial may be initiated;

•        performance of adequate and well-controlled human clinical trials to establish the safety, potency, and purity of the product candidate for each proposed indication, in accordance with cGCPs;

•        preparation and submission to the FDA of a biologics license application (“BLA”) for a biologic product requesting marketing for one or more proposed indications, including submission of detailed information on the manufacture and composition of the product in clinical development and proposed labelling;

•        review of the product by an FDA advisory committee, where appropriate or if applicable;

•        satisfactory completion of one or more FDA inspections of the manufacturing facility or facilities, including those of third parties, at which the product, or components thereof, are produced to assess compliance with cGMP requirements and to assure that the facilities, methods, and controls are adequate to preserve the product’s identity, strength, quality, and purity;

•        satisfactory completion of any FDA audits of the preclinical studies and clinical trial sites to assure compliance with GLP, as applicable, and good clinical practices (“GCP”), and the integrity of clinical data in support of the BLA;

•        payment of user Prescription Drug User Fee Act (“PDUFA”) securing FDA approval of the BLA and licensure of the new biologic product; and

•        compliance with any post-approval requirements, including the potential requirement to implement a REMS and any post-approval studies or other post-marketing commitments required by the FDA.

Preclinical Studies and Investigational New Drug Application

Before testing any biologic product candidate in humans, the product candidate must undergo preclinical testing. Preclinical tests include laboratory evaluations of product chemistry, formulation and stability, as well as studies to evaluate the potential for efficacy and toxicity in animal studies. The conduct of the preclinical tests and formulation of the compounds for testing must comply with federal regulations and requirements. The results of the preclinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND application.

An IND is an exemption from the FDCA that allows an unapproved product candidate to be shipped in interstate commerce for use in an investigational clinical trial and a request for FDA authorization to administer such investigational product to humans. The IND automatically becomes effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions about the product or conduct of the proposed clinical trial, including concerns that human research subjects will be exposed to unreasonable health risks. In that case, the IND sponsor and the FDA must resolve any outstanding FDA concerns before the clinical trials can begin or recommence.

As a result, submission of the IND may result in the FDA not allowing the trials to commence or allowing the trial to commence on the terms originally specified by the sponsor in the IND. If the FDA raises concerns or questions either during this initial 30day period, or at any time during the IND review process, it may choose to impose a partial or complete clinical hold. Clinical holds are imposed by the FDA whenever there is concern for patient safety, may be a result of new data, findings, or developments in clinical, preclinical, and/or chemistry, manufacturing, and controls or where there is non-compliance with regulatory requirements. This order issued by the FDA would delay either a proposed clinical trial or cause suspension of an ongoing trial, until all outstanding concerns have been adequately addressed and the FDA has notified the company that investigations may proceed. This could cause significant delays or difficulties in completing our planned clinical trial or future clinical trials in a timely manner.

Human Clinical Trials in Support of a BLA

Clinical trials involve the administration of the investigational product candidate to healthy volunteers or patients with the disease or condition to be treated under the supervision of a qualified principal investigator in accordance with GCP requirements. Clinical trials are conducted under protocols detailing, among other things, the objectives of the trial, inclusion and exclusion criteria, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. A protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA as part of the IND.

A sponsor who wishes to conduct a clinical trial outside the United States may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. When a foreign clinical trial is conducted under an IND, all FDA IND requirements must be met unless waived. When a foreign clinical trial is not conducted under an IND, the sponsor must ensure that the trial complies with certain regulatory requirements of the FDA in order to use the trial as support for an IND or application for marketing approval. Specifically, the FDA requires that such trials be conducted in accordance with GCP, including review and approval by an independent ethics committee and informed consent from participants. The GCP requirements encompass both ethical and data integrity standards for clinical trials. The FDA’s regulations are intended to help ensure the protection of human subjects enrolled in non-IND foreign clinical trials, as well as the quality and integrity of the resulting data. They further help ensure that non-IND foreign trials are conducted in a manner comparable to that required for clinical trials in the United States.

Further, each clinical trial must be reviewed and approved by an IRB either centrally or individually at each institution at which the clinical trial will be conducted. The IRB will consider, among other things, clinical trial design, patient informed consent, ethical factors, the safety of human subjects, and the possible liability of the institution. An IRB must operate in compliance with FDA regulations. The FDA, IRB, or the clinical trial sponsor may suspend or discontinue a clinical trial at any time for various reasons, including a finding that the clinical trial is not being conducted in accordance with FDA requirements or that the participants are being exposed to an unacceptable health risk. Clinical testing also must satisfy extensive GCP rules and the requirements for informed consent.

Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board (“DSMB”). This group may recommend continuation of the trial as planned, changes in trial conduct, or cessation of the trial at designated check points based on certain available data from the trial to which only the DSMB has access.

Clinical trials typically are conducted in three sequential phases, but the phases may overlap or be combined. Additional studies may be required after approval.

•        Phase 1 clinical trials are initially conducted in a limited population to test the product candidate for safety, including adverse effects, dose tolerance, absorption, metabolism, distribution, excretion, and pharmacodynamics in healthy humans or, on occasion, in patients, such as cancer patients.

•        Phase 2 clinical trials are generally conducted in a limited patient population to identify possible adverse effects and safety risks, evaluate the efficacy of the product candidate for specific targeted indications and determine dose tolerance and optimal dosage. Multiple Phase 2 clinical trials may be conducted by the sponsor to obtain information prior to beginning larger and more costly Phase 3 clinical trials.

•        Phase 3 clinical trials proceed if the Phase 2 clinical trials demonstrate that a dose range of the product candidate is potentially effective and has an acceptable safety profile. Phase 3 clinical trials are undertaken within an expanded patient population to further evaluate dosage, provide substantial evidence of clinical efficacy, and further test for safety in an expanded and diverse patient population at multiple, geographically dispersed clinical trial sites. A well-controlled, statistically robust Phase 3 trial may be designed to deliver the data that regulatory authorities will use to decide whether or not to approve, and, if approved, how to appropriately label a biologic; such Phase 3 studies are referred to as “pivotal.”

In some cases, the FDA may approve a BLA for a product but require the sponsor to conduct additional clinical trials to further assess the product’s safety and effectiveness after licensure. Such post-approval trials are typically referred to as Phase 4 clinical trials. These studies are used to gain additional experience from the treatment of patients in the intended therapeutic indication and to document a clinical benefit in the case of biologics approved under accelerated approval regulations. If the FDA approves a product while a company has ongoing clinical trials that were not necessary for approval, a company may be able to use the data from these clinical trials to meet all or part of any Phase 4 clinical trial requirement or to request a change in the product labeling. The failure to exercise due diligence with regard to conducting Phase 4 clinical trials could result in withdrawal of approval for products.

Information about applicable clinical trials must be submitted within specific timeframes to the NIH for public dissemination on its ClinicalTrials.gov website.

Compliance with cGMP Requirements

Before approving a BLA, the FDA typically will inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in full compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. The PHSA emphasizes the importance of manufacturing control for products like biologics whose attributes cannot be precisely defined.

Manufacturers and others involved in the manufacture and distribution of products must also register their establishments with the FDA and certain state agencies. Both domestic and foreign manufacturing establishments must register and provide additional information to the FDA upon their initial participation in the manufacturing process. Any product manufactured by or imported from a facility that has not registered, whether foreign or domestic, is deemed misbranded under the FDCA. Establishments may be subject to periodic unannounced inspections by government authorities to ensure compliance with cGMPs and other laws. Inspections must follow a “risk-based schedule” that may result in certain establishments being inspected more frequently. Manufacturers may also have to provide, on request, electronic or physical records regarding their establishments. Delaying, denying, limiting, or refusing inspection by the FDA may lead to a product being deemed to be adulterated.

Review and Approval of a BLA

The results of product candidate development, preclinical testing, and clinical trials, including negative or ambiguous results as well as positive findings, are submitted to the FDA as part of a BLA requesting a license to market the product. The BLA must contain extensive manufacturing information and detailed information on the composition of the product and proposed labeling as well as payment of a user fee. Under federal law, the submission of most BLAs is subject to an application user fee. The sponsor of a licensed BLA is also subject to an annual program fee. Certain exceptions and waivers are available for some of these fees, such as an exception from the application fee for products with orphan designation and a waiver for certain small businesses.

The FDA has 60 days after submission of the application to conduct an initial review to determine whether it is sufficient to accept for filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. Once the submission has been accepted for filing, the FDA begins an in-depth review of the application. Under the goals and policies agreed to by the FDA under the PDUFA, the FDA has ten months in which to complete its initial review of a standard application and respond to the applicant, and six months for a priority review of the application. The FDA does not always meet its PDUFA goal dates for standard and priority BLAs. The review process may often be significantly extended by FDA requests for additional information or clarification. The review process and the PDUFA goal date may be extended by three months if the FDA requests or if the applicant otherwise provides additional information or clarification regarding information already provided in the submission within the last three months before the PDUFA goal date.

Under the PHSA, the FDA may approve a BLA if it determines that the product is safe, pure, and potent, and the facility where the product will be manufactured meets standards designed to ensure that it continues to be safe, pure, and potent. On the basis of the FDA’s evaluation of the application and accompanying information, including the results of the inspection of the manufacturing facilities and any FDA audits of preclinical and clinical trial sites to assure compliance with GCPs, the FDA may issue an approval letter or a complete response letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. If the application is not approved, the FDA will issue a CRL, which will contain the conditions that must be met in order to secure final approval of the application, and when possible will outline recommended actions the sponsor might take to obtain approval of the application. Sponsors that receive a CRL may submit to the FDA information that represents a complete response to the issues identified by the FDA.

The FDA may also refer the application to an advisory committee for review, evaluation, and recommendation as to whether the application should be approved. In particular, the FDA may refer applications for novel biologic products or biologic products that present difficult questions of safety or efficacy to an advisory committee. Typically, an advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates, and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

If the FDA approves a new product, it may limit the approved indication(s) for use of the product. It may also require that contraindications, warnings, or precautions be included in the product labeling. In addition, the FDA may call for post-approval studies, including Phase 4 clinical trials, to further assess the product’s efficacy and/or safety after approval. The agency may also require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution restrictions or other risk management mechanisms, including REMS, to help ensure that the benefits of the product outweigh the potential risks. REMS can include medication guides, communication plans for healthcare professionals, and elements to assure safe use.

Expedited Review Programs

The FDA is authorized to expedite the review of BLAs in several ways. Under the Fast Track program, the sponsor of a product candidate may request the FDA to designate the product for a specific indication as a Fast Track product concurrent with or after the filing of the IND. Candidate products are eligible for Fast Track designation if they are intended to treat a serious or life-threatening condition and demonstrate the potential to address unmet medical needs for the condition. Fast Track designation applies to the combination of the product candidate and the specific indication for which it is being studied. In addition to other benefits, such as the ability to have greater interactions with the FDA, the FDA may initiate review of sections of a Fast Track application before the application is complete, a process known as rolling review.

Any product candidate submitted to the FDA for marketing, including under a Fast Track program, may be eligible for other types of FDA programs intended to expedite development and review, such as breakthrough therapy designation, priority review and accelerated approval.

•        Breakthrough therapy designation.    To qualify for the breakthrough therapy program, product candidates must be intended to treat a serious or life-threatening disease or condition and preliminary clinical evidence must indicate that such product candidates may demonstrate substantial improvement on one or more clinically significant endpoints over existing therapies. The FDA will seek to ensure the sponsor of a breakthrough therapy product candidate receives intensive guidance on an efficient drug development program, intensive involvement of senior managers and experienced staff on a proactive, collaborative and cross-disciplinary review and rolling review.

•        Priority review.    A product candidate is eligible for priority review if it treats a serious condition and, if approved, it would be a significant improvement in the safety or effectiveness of the treatment, diagnosis or prevention compared to marketed products. The FDA aims to complete its review of priority review applications within six months as opposed to 10 months for standard review.

•        Accelerated approval.    Drug or biologic products studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may receive accelerated approval. Accelerated approval means that a product candidate may be approved on the basis of adequate and well controlled clinical trials establishing that the product candidate has an effect on a surrogate endpoint that is reasonably likely to predict a clinical benefit, or on the basis of an effect on a clinical endpoint other than survival or irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity and prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require that a sponsor of a drug or biologic product candidate receiving accelerated approval perform adequate and well controlled post-marketing clinical trials. In addition, the FDA currently requires as a condition for accelerated approval pre-approval of promotional materials.

•        Regenerative advanced therapy.    With passage of the 21st Century Cures Act (the “Cures Act”) in December 2016, Congress authorized the FDA to accelerate review and approval of products designated as regenerative advanced therapies. A product is eligible for this designation if it is a regenerative medicine therapy that is intended to treat, modify, reverse or cure a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the product candidate has the potential to address unmet medical needs for such disease or condition. The benefits of a regenerative advanced therapy designation include early interactions with the FDA to expedite development and review, benefits available to breakthrough therapies, potential eligibility for priority review and accelerated approval based on surrogate or intermediate endpoints.

None of these expedited programs change the standards for approval but they may help expedite the development or approval process of product candidates.

Post-Approval Regulation

If regulatory approval for marketing of a product or new indication for an existing product is obtained, the sponsor will be required to comply with all regular post-approval regulatory requirements as well as any post-approval requirements that the FDA have imposed as part of the approval process. The sponsor will be required to report certain adverse reactions and production problems to the FDA, provide updated safety and efficacy information and comply with requirements concerning advertising and promotional labeling requirements. Manufacturers and certain of their subcontractors are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with ongoing regulatory requirements, including cGMP regulations, which impose certain procedural and documentation requirements upon manufacturers. Accordingly, the sponsor and its third-party manufacturers must continue to expend time, money, and effort in the areas of production and quality control to maintain compliance with cGMP regulations and other regulatory requirements.

A product may also be subject to official lot release, meaning that the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. If the product is subject to official lot release, the manufacturer must submit samples of each lot, together with a release protocol showing a summary of the history of manufacture of the lot and the results of all of the manufacturer’s tests performed on the lot, to the FDA. The FDA may in addition perform certain confirmatory tests on lots of some products before releasing the lots for distribution. Finally, the FDA will conduct laboratory research related to the safety, purity, potency, and effectiveness of pharmaceutical products.

Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical trials to assess new safety risks; or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:

•        restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•        fines, warning letters or holds on post-approval clinical trials;

•        refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of product license approvals;

•        product recall, seizure or detention, or refusal to permit the import or export of products; or

•        injunctions or the imposition of civil or criminal penalties.

Pharmaceutical products may be promoted only for the approved indications and in accordance with the provisions of the approved label. Although healthcare providers may prescribe products for uses not described in the drug’s labeling, known as off-label uses, in their professional judgment, drug manufacturers are prohibited from soliciting, encouraging or promoting unapproved uses of a product. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability.

The FDA strictly regulates the marketing, labeling, advertising, and promotion of prescription drug products placed on the market. This regulation includes, among other things, standards and regulations for direct-to-consumer advertising, communications regarding unapproved uses, industry-sponsored scientific and educational activities, and promotional activities involving the Internet and social media. Promotional claims about a drug’s safety or effectiveness are prohibited before the drug is approved. After approval, a drug product generally may not be promoted for uses that are not approved by the FDA, as reflected in the product’s prescribing information.

If a company is found to have promoted off-label uses, it may become subject to adverse public relations and administrative and judicial enforcement by the FDA, the Department of Justice or the Office of the Inspector General of the Department of Health and Human Services, as well as state authorities. This could subject a company to a range of penalties that could have a significant commercial impact, including civil and criminal fines and agreements that materially restrict the manner in which a company promotes or distributes drug products. The federal government has levied large civil and criminal fines against companies for alleged improper promotion and has also requested that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed.

Regulation and Procedures Governing Approval of Medicinal Products in the European Union

In order to market any product outside of the United States, a company must also comply with numerous and varying regulatory requirements of other countries and jurisdictions regarding quality, safety, and efficacy, and governing, among other things, clinical trials, marketing authorization, commercial sales, and distribution of drug products. Whether or not it obtains FDA approval for a product, an applicant will need to obtain the necessary approvals by the comparable foreign regulatory authorities before it can commence clinical trials or marketing of the product in those countries or jurisdictions. Specifically, the process governing approval of medicinal products in the European Union generally follows the same lines as in the United States. It entails satisfactory completion of preclinical studies and adequate and well-controlled clinical trials to establish the safety and efficacy of the product for each proposed indication. It also requires the submission to the relevant competent authorities of a marketing authorization application (“MAA”) and granting of a marketing authorization by these authorities before the product can be marketed and sold in the European Union.

Clinical Trial Approval

Pursuant to the currently applicable Clinical Trials Directive 2001/20/EC and the Directive 2005/28/EC on GCP, a system for the approval of clinical trials in the European Union has been implemented through national legislation of the member states. Under this system, an applicant must obtain approval from the competent national authority of a European Union member state in which the clinical trial is to be conducted, or in multiple member states if the clinical trial is to be conducted in a number of member states. Furthermore, the applicant may only start a clinical trial at a specific site after the competent ethics committee has issued a favorable opinion. The clinical trial application must be accompanied by an investigational medicinal product dossier with supporting information prescribed by Directive 2001/20/EC and Directive 2005/28/EC and corresponding national laws of the member states and further detailed in applicable guidance documents.

In April 2014, the European Union adopted a new Clinical Trials Regulation (EU) No 536/2014, but it has not yet become effective. It will overhaul the current system of approvals for clinical trials in the European Union. Specifically, the new legislation, which will be directly applicable in all member states, aims at simplifying and streamlining the approval of clinical trials in the European Union. For instance, the new Clinical Trials Regulation provides for a streamlined application procedure via a single-entry point and strictly defined deadlines for the assessment of clinical trial applications.

The conduct of all clinical trials performed in the European Union will continue to be bound by currently applicable provisions until the new Clinical Trials Regulation becomes applicable. The extent to which on-going clinical trials will be governed by the Clinical Trials Regulation will depend on when the Clinical Trials Regulation becomes applicable and on the duration of the individual clinical trial. If a clinical trial continues for more than three years from the day on which the Clinical Trials Regulation becomes applicable the Clinical Trials Regulation will at that time begin to apply to the clinical trial.

On January 1, 2020, the website of the European Commission reported that the implementation of the new Clinical Trials Regulation was dependent on the development of a fully functional clinical trials portal and database, which would be confirmed by an independent audit, and that the new legislation would come into effect six months after the European Commission publishes a notice of this confirmation. In late 2020, the EMA indicated that it plans to focus on the findings of a system audit; improving the usability, quality and stability of the clinical trial information system; and knowledge transfer to prepare users and their organizations for the new clinical trial system. The EMA has indicated that the system will go live in December 2021.

Parties conducting certain clinical trials must, as in the United States, post clinical trial information in the European Union at the EudraCT website.

Marketing Authorization

To obtain a marketing authorization for a product under the European Union regulatory system, an applicant must submit an MAA, either under a centralized procedure administered by the EMA or one of the procedures administered by competent authorities in European Union Member States (decentralized procedure, national procedure, or mutual recognition procedure). A marketing authorization may be granted only to an applicant established in the European Union. Regulation (EC) No 1901/2006 provides that prior to obtaining a marketing authorization in the European Union, an applicant must demonstrate compliance with all measures included in an EMA approved Pediatric Investigation Plan (“PIP”) covering all subsets of the pediatric population, unless the EMA has granted a product specific waiver, class waiver, or a deferral for one or more of the measures included in the PIP.

The centralized procedure provides for the grant of a single marketing authorization by the European Commission that is valid for all European Union member states. Pursuant to Regulation (EC) No. 726/2004, the centralized procedure is compulsory for specific products, including for medicines produced by certain biotechnological processes, products designated as orphan medicinal products, advanced therapy products and products with a new active substance indicated for the treatment of certain diseases, including products for the treatment of cancer. For products with a new active substance indicated for the treatment of other diseases and products that are highly innovative or for which a centralized process is in the interest of patients, the centralized procedure may be optional. Manufacturers must demonstrate the quality, safety, and efficacy of their products to the EMA, which provides an opinion regarding the MAA. The European Commission grants or refuses marketing authorization in light of the opinion delivered by the EMA.

Under the centralized procedure, the CHMP established at the EMA is responsible for conducting an initial assessment of a product. Under the centralized procedure in the European Union, the maximum timeframe for the evaluation of an MAA is 210 days, excluding clock stops when additional information or written or oral explanation is to be provided by the applicant in response to questions of the CHMP. Accelerated evaluation may be granted by the CHMP in exceptional cases, when a medicinal product is of major interest from the point of view of public health and, in particular, from the viewpoint of therapeutic innovation. If the CHMP accepts such a request, the time limit of 210 days will be reduced to 150 days, but it is possible that the CHMP may revert to the standard time limit for the centralized procedure if it determines that it is no longer appropriate to conduct an accelerated assessment.

Coverage, Pricing, and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any product candidates for which we may seek regulatory approval by the FDA or other government authorities. In the United States and markets in other countries, patients who are prescribed treatments for their conditions and providers performing the prescribed services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Patients are unlikely to use any product candidates we may develop unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of such product candidates. Even if any product candidates we may develop are approved, sales of such product candidates will depend, in part, on the extent to which third-party payors, including government health programs in the United States such as Medicare and Medicaid, commercial health insurers, and managed care organizations, provide coverage, and establish adequate reimbursement levels for, such product candidates. The process for determining whether a payor will provide coverage for a product may be separate from the process for setting the price or reimbursement rate that the payor will pay for the product once coverage is approved. Third-party payors are increasingly challenging the prices charged, examining the medical necessity, and reviewing the cost-effectiveness of medical products and services and imposing controls to manage costs. Third-party payors may limit coverage to specific products on an approved list, also known as a formulary, which might not include all of the approved products for a particular indication.

In order to secure coverage and reimbursement for any product that might be approved for sale, a company may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of the product, in addition to the costs required to obtain FDA or other comparable marketing approvals. Nonetheless, product candidates may not be considered medically necessary or cost-effective. A decision by a third-party payor not to cover any product candidates we may develop could reduce physician utilization of such product candidates once approved and have a material adverse effect on our sales, results of operations and financial condition. Additionally, a payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage and reimbursement for the product, and the level of coverage and reimbursement can differ significantly from payor to payor. Third-party reimbursement and coverage may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. In addition, any companion diagnostic tests require coverage and reimbursement separate and apart from the coverage and reimbursement for their companion pharmaceutical or biological products. Similar challenges to obtaining coverage and reimbursement applicable to pharmaceutical or biological products will apply to any companion diagnostics.

The containment of healthcare costs also has become a priority of federal, state and foreign governments and the prices of pharmaceuticals have been a focus in this effort. Governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement, and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit a company’s revenue generated from the sale of any approved products. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which a company or its collaborators receive marketing approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

If we obtain approval in the future to market in the United States any product candidates we may develop, we may be required to provide discounts or rebates under government healthcare programs or to certain government and private purchasers in order to obtain coverage under federal healthcare programs such as Medicaid. Participation in such programs may require us to track and report certain drug prices. We may be subject to fines and other penalties if we fail to report such prices accurately.

Outside the United States, ensuring adequate coverage and payment for any product candidates we may develop will face challenges. Pricing of prescription pharmaceuticals is subject to governmental control in many countries. Pricing negotiations with governmental authorities can extend well beyond the receipt of regulatory marketing approval for a product and may require us to conduct a clinical trial that compares the cost-effectiveness of any product candidates we may develop to other available therapies. The conduct of such a clinical trial could be expensive and result in delays in our commercialization efforts.

In the European Union, pricing and reimbursement schemes vary widely from country to country. Some countries provide that products may be marketed only after a reimbursement price has been agreed. Some countries may require the completion of additional studies that compare the cost-effectiveness of a particular product candidate to currently available therapies (so called health technology assessments) in order to obtain reimbursement or pricing approval. For example, the European Union provides options for its member states to restrict the range of products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. European Union member states may approve a specific price for a product, or they may instead adopt a system of direct or indirect controls on the profitability of the company placing the product on the market. Other member states allow companies to fix their own prices for products but monitor and control prescription volumes and issue guidance to physicians to limit prescriptions. Recently, many countries in the European Union have increased the amount of discounts required on pharmaceuticals and these efforts could continue as countries attempt to manage healthcare expenditures, especially in light of the severe fiscal and debt crises experienced by many countries in the European Union. The downward pressure on healthcare costs in general, particularly prescription products, has become intense. As a result, increasingly high barriers are being erected to the entry of new products. Political, economic, and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. Reference pricing used by various European Union member states, and parallel trade (arbitrage between low-priced and high-priced member states), can further reduce prices. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products, if approved in those countries.

Healthcare Law and Regulation

Healthcare providers and third-party payors play a primary role in the recommendation and prescription of drug products that are granted marketing approval. Arrangements with providers, consultants, third-party payors, and customers are subject to broadly applicable fraud and abuse, anti-kickback, false claims laws, patient privacy laws and regulations and other healthcare laws and regulations that may constrain our business and/or financial arrangements. Restrictions under applicable federal and state healthcare laws and regulations, include the following:

•        the U.S. federal Anti-Kickback Statute, which prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, paying, receiving, or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made, in whole or in part, under a federal healthcare program such as Medicare and Medicaid;

•        the federal civil and criminal false claims laws, including the civil False Claims Act, and civil monetary penalties laws, which prohibit individuals or entities from, among other things, knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false, fictitious, or fraudulent or knowingly making, using, or causing to made or used a false record or statement to avoid, decrease, or conceal an obligation to pay money to the federal government;

•        the FCPA, which prohibits companies and their intermediaries from making, or offering or promising to make improper payments to non-U.S. officials for the purpose of obtaining or retaining business or otherwise seeking favorable treatment; and

•        the federal transparency requirements known as the federal Physician Payments Sunshine Act, which requires certain manufacturers of drugs, devices, biologics and medical supplies to report annually to the CMS within the U.S. Department of Health and Human Services, information related to payments and other transfers of value made by that entity to physicians, as defined by such law, and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members.

Further, some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring pharmaceutical manufacturers to report information related to payments to physicians and other healthcare providers or marketing expenditures. In addition, certain state and local laws require the registration of pharmaceutical sales representatives in the jurisdiction. State and foreign laws also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Employees and Human Capital

As of August 15, 2021, we employed 24 full-time employees. The 24 full-time employees were engaged in research and development, operations, finance, and business development. Seven employees held Ph.D. degrees, three held M.D. degrees and one held a VMD. Our employees are not represented by labor unions or covered under any collective bargaining agreements. We consider our relationship with our employees to be good.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. The principal purposes of our equity incentive plans are to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards.

Facilities

We lease approximately 7,781 square feet of space for our headquarters in Redwood City, California under an agreement that expires in June 2026. Thereafter, at our option, we may extend the term for an additional five years to June 2031. We also have entered into a month-to-month agreement for 5,611 square feet of office space in Redwood City, California. We believe that our existing facilities are adequate to meet our current needs, and that suitable additional alternative spaces will be available in the future on commercially reasonable terms.

Indemnification and Insurance

Our business exposes us to potential liability including, but not limited to, potential liability for (i) non-compliance with applicable laws and regulations, and (ii) employment-related claims. In certain circumstances, we may also be liable for the acts or omissions of others, such as suppliers of goods or services.

We attempt to manage our potential liability to third parties through contractual protection (such as indemnification and limitation of liability provisions) in our contracts and through insurance. The contractual indemnification provisions vary in scope and generally do not protect us against all potential liabilities. In addition, in the event that we seek to enforce such an indemnification provision, the indemnifying party may not have sufficient resources to fully satisfy its indemnification obligations or may otherwise not comply with its contractual obligations.

We currently maintain insurance coverage with limits we believe to be appropriate. The coverage provided by such insurance may not be adequate for all claims made and such claims may be contested by applicable insurance carriers.

Legal Proceedings

We are not currently a party to any material legal proceedings.

JASPER’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Jasper’s financial condition and results of operations together with Jasper’s financial statements and notes thereto included elsewhere in this proxy statement/prospectus. Certain of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to plans and strategy for Jasper’s business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section entitled “Risk Factors,” Jasper’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read the section entitled “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from Jasper’s forward-looking statements. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Unless otherwise indicated or the context otherwise requires, references in this Jasper’s Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “Jasper Therapeutics, Inc.,” “we,” “us,” “our” and other similar terms refer to Jasper prior to the Business Combination and to New Jasper after giving effect to the Business Combination.

Overview

Jasper Therapeutics, Inc. is a clinical-stage biotechnology company dedicated to enabling cures through hematopoietic stem cell therapy. We are focused on the development and commercialization of safer and more effective conditioning agents and stem cell engineering to allow for expanded use of stem cell transplantation and ex vivo gene therapy, a technique in which genetic manipulation of cells is performed outside of the body prior to transplantation.

Our drug development pipeline includes multiple product candidates designed to improve hematopoietic stem cell therapy. Our lead product candidate, JSP191, is in clinical development as a novel conditioning antibody that clears hematopoietic stem cells from bone marrow in patients prior to undergoing allogeneic stem cell therapy or stem cell gene therapy. Jasper is also developing eHSC product candidates reprogrammed using mRNA and DNA editing that have a competitive advantage over endogenous HSCs because they permit higher levels of engraftment without the need for toxic conditioning of the patient and with potentially lower risk of other serious complications seen with current stem cell transplants. We also plan to continue to expand our pipeline to include other novel stem cell therapies based on immune modulation, graft engineering or cell and gene therapies. Our goal is to expand the use of curative stem cell transplant and gene therapies for all patients, including children and the elderly.

Stem cell transplantation is among the most widely practiced forms of cellular therapy and has the potential to cure a wide variety of diseases, including cancers, genetic disorders and autoimmune diseases. A stem cell transplant procedure involves three main steps: (i) stem cells from the patient’s or donor’s bone marrow are collected; (ii) the patient’s bone marrow is cleared of any remaining stem cells in order to make space to receive new transplanted stem cells, which is known as conditioning; and (iii) the new stem cells are transplanted into the patient via infusion where they fasten to, or engraft in, the bone marrow and grow into the blood and immune cells that form the basis of reset and rebuilt blood and immune systems. Transplants are either allogeneic or autologous, depending on the source of the new stem cells for the transplant. In an allogeneic transplant, patients receive cells from a stem cell donor. In an autologous transplant, the patient’s own stem cells are used. Autologous transplants also include stem cell gene therapies, where cells are collected from the patient, edited to either enable a functioning gene or correct a defective gene, and then transplanted into the patient via infusion. Jasper’s programs span both allogeneic and autologous transplants, with initial programs in JSP191 based on an allogeneic approach.

Currently, patients must receive highly toxic and potentially life-threatening conditioning agents to prepare their bone marrow for transplantation with either donor stem cells or their own gene-edited stem cells. Younger, fitter patients capable of surviving these toxic side effects are typically given myeloablative, or high-intensity, conditioning whereas older or less fit patients are typically given reduced intensity, but still toxic, conditioning which leads to less effective transplants. These toxicities include a range of acute and chronic effects to the gastrointestinal tract, kidneys, liver, lung, endocrine, and neurologic tissues. Depending upon the conditioning regimen, fitness of the patient, and compatibility between the donor and recipient, the risk of TRM ranges from 10% to more than 50% in older patients. Less toxic ways to condition patients have been developed to enable transplant for older patients or those with major comorbidities, but these regimens risk less potent disease elimination and higher rates of disease relapse. Even though stem cell therapy can be one of the most powerful forms of disease cure, these limitations of non-targeted conditioning regimens have seen little innovation over the past decade.

Our lead product candidate, JSP191, is a monoclonal antibody designed to block a specific survival signal on stem cells and is in development as a highly targeted conditioning agent prior to stem cell therapy. We are developing JSP191 for SCID for which we are currently conducting an open label Phase 1/2 clinical trial in two cohorts of SCID patients: patients with a history of a prior allogeneic transplant for SCID but with poor graft outcomes and newly diagnosed SCID patients. The primary endpoint in Phase 1 is to evaluate the safety and tolerability of JSP191. The two primary efficacy endpoints in Phase 2 are the proportion of subjects achieving adequate donor HSC engraftment and the proportion of subjects achieving naïve T cell production greater than or equal to 85 cells/uL, a level expected to provide immune reconstitution, during weeks 36 to 104 post-transplant. Based on preliminary results from our ongoing Phase 1/2 clinical trial, we believe JSP191 has demonstrated the ability as a single agent to enable engraftment of donor HSCs as determined by donor chimerism, or the percentage of bone marrow cells in the patient that are of donor origin after transplant. Five out of the first six patients produced naïve T cells at a level expected to provide improved immune function by two years post-transplant. No JSP191 treatment-related SAEs have been reported to date and pharmacokinetics have been consistent with earlier studies in healthy volunteers. We expect to complete enrollment in this Phase 1/2 clinical trial by the end of 2022.

The FDA has granted rare pediatric disease designation to JSP191 as a conditioning treatment for patients with SCID. In addition, the FDA granted orphan drug designation to JSP191 for conditioning treatment prior to hematopoietic stem cell transplantation.

We also are evaluating JSP191 in an open label Phase 1 clinical trial in patients with MDS or AML that were transplant eligible but still had trace evidence of leukemic cells that can remain in a patient after chemotherapy, or MRD, as detected by cytogenetics, flow cytometry or next-generation sequencing. The primary endpoints are to evaluate the safety, tolerability and pharmacokinetic parameters of JSP191. In the initial dose finding portion of the clinical trial, 0.6 mg/kg JSP191-based conditioning was well tolerated in all six MDS/AML patients as of August 1, 2021. Furthermore, it led to successful transplant as demonstrated by full donor chimerism (greater than 95%) in five of six patients and elimination of MRD in five of six patients, which are secondary endpoints of the clinical trial. The next portion of the clinical trial, a Phase 1b dose expansion cohort, is currently enrolling at multiple centers. We expect to complete enrollment in late 2021 to early 2022 with topline data in the first half of 2022.

Jasper expects to begin enrollment in an additional Phase 1a pilot clinical trial in the fourth quarter of 2021 studying JSP191-based conditioning in patients with severe autoimmune disease. We are also collaborating with the National Institutes of Health to conduct clinical trials of JSP191 in patients with SCD and chronic granulomatous disease and with Stanford University in patients with Fanconi anemia. We believe that JSP191 may also be useful for conditioning in allogenic transplant for other diseases beyond which the company is currently studying. We also believe that targeted JSP191-based conditioning may improve the efficacy and safety of gene therapies. We are working with Graphite Bio for gene therapy in patients with X-SCID first as a non-clinical collaboration with an option to expand to clinical trials and with Aruvant Sciences for gene therapy in patients with SCD.

Our eHSC platform is designed to overcome key limitations of stem cell transplant and stem cell gene therapy. By using mRNA and/or DNA editing, we believe we can reprogram donor or gene corrected stem cells to have a transient proliferative and survival advantage over the patient’s existing cells. We believe initial preclinical experiments by Jasper demonstrate that expression of a modified stem cell factor receptor can lead to cell line proliferation independent of SCF concentration, which would enable Jasper eHSCs to outcompete unmodified HSCs through better survival and engraftment. Also, since JSP191 only blocks signaling through the stem cell factor receptor, these eHSCs are not affected by JSP191 when used in combination. Other initial experiments have shown that mRNA can be used to express these receptor variants on the cell surface. We have also identified other potential receptor modifications that prevent the binding of JSP191 but retain the ability to bind SCF, therefore allowing the eHSCs to proliferate normally even in the presence of JSP191.

We intend to become a fully integrated discovery, development and commercial company in the field of hematopoietic stem cell therapy. We are developing our product candidates to be used individually or, in some cases, in combination with one another. As a result, we believe our pipeline could be tailored to the patient-specific disease so that a patient may receive more than one Jasper therapy as part of his or her individual allogeneic or gene-edited stem cell therapy. Our goal is to advance our product candidates through regulatory approval and bring them to the commercial market based on the data from our clinical trials and communications with regulatory agencies and payor communities. We expect to continue to advance our pipeline and innovate through our research platform.

Jasper has an exclusive license agreement with Amgen for the development and commercialization of the JSP191 monoclonal antibody in all indications and territories worldwide. Jasper also has an exclusive license agreement with Stanford for the right to use JSP191 in the clearance of stem cells prior to the transplantation of HSCs. Jasper also entirely owns the intellectual property for our eHSC platform, which has been internally developed.

We were incorporated in the State of Delaware in March 2018 and did not have any significant operations or research and development activities until November 2019, when we entered into a license agreement with Amgen for a license to certain patents and know-how related to Amgen’s proprietary monoclonal antibody known as AMG 191, which we later renamed as JSP191.

Since our inception in March 2018, we have devoted substantially all of our resources to performing research and development, enabling manufacturing activities in support of our product development efforts, hiring personnel, acquiring and developing our technology and product candidates, performing business planning, establishing our intellectual property portfolio, raising capital and providing general and administrative support for these activities. We do not have any products approved for sale and have not generated any revenue from product sales. We expect to continue to incur significant and increasing expenses and substantial losses for the foreseeable future as we continue our development of and seek regulatory approvals for our product candidates and commercialize any approved products, seek to expand our product pipeline and invest in our organization. In addition, upon the closing of the Business Combination, we expect to incur additional costs associated with operating as a public company, including significant legal, audit, accounting, regulatory, tax-related, director and officer insurance, investor relations and other expenses that we did not incur as a private company. Through June 2021, we have funded our operations primarily with an aggregate of $51.5 million in proceeds from the sales of our redeemable convertible preferred stock and the issuance of convertible notes.

We have incurred significant losses and negative cash flows from operations since our inception. During the years ended December 31, 2019 and 2020, we incurred net losses of $5.0 million and $31.7 million, respectively. During the six months ended June 30, 2020 and 2021, we incurred net losses of $10.9 million and $18.2 million, respectively. As of June 30, 2021, we had an accumulated deficit of $55.0 million. Given our recurring losses from operations and negative cash flows, and based on our current operating plan, there is substantial doubt about our ability to continue as a going concern. As a result, we concluded that there was substantial doubt about our ability to continue as a going concern within one year after the date when our financial statements, included elsewhere in this proxy statement/prospectus, were available for issuance. We expect to continue to incur substantial losses for the foreseeable future, and our transition to profitability will depend upon successful development, approval and commercialization of our product candidates and upon achievement of sufficient revenues to support our cost structure. We do not expect to generate any revenue from commercial product sales unless and until we successfully complete development and obtain regulatory approval for one or more of our product candidates. We may never achieve profitability, and unless we do and until then, we will need to continue to raise additional capital.

We expect our expenses will increase substantially in connection with our ongoing and planned activities, as we:

•        advance product candidates through preclinical studies and clinical trials;

•        procure the manufacture of supplies for our preclinical studies and clinical trials;

•        acquire, discover, validate, and develop additional product candidates;

•        attract, hire and retain additional personnel;

•        operate as a public company;

•        implement operational, financial and management systems;

•        pursue regulatory approval for any product candidates that successfully complete clinical trials;

•        establish a sales, marketing, and distribution infrastructure to commercialize any product candidate for which we may obtain marketing approval and related commercial manufacturing build-out; and

•        obtain, maintain, expand, and protect our portfolio of intellectual property rights.

We do not currently own or operate any manufacturing facility. We rely on CMOs to produce our drug candidates in accordance with the FDA’s current cGMP regulations for use in our clinical studies. Under our license agreement with Amgen, we received a substantial amount of drug product to support initiation of our planned clinical trials of JSP191. Since November 2019, we have entered into development and manufacturing agreements with Lonza relating to the manufacturing of JSP191 drug substance and drug product and product quality testing. The facility of Lonza in Slough, United Kingdom is responsible for production and testing of drug substance. The facility of Lonza in Stein, Switzerland is responsible for production and testing of drug product. Labelling, packaging and storage of finished drug product is provided by PCI Pharma Services, in San Diego, California.

Given our stage of development, we do not yet have a marketing or sales organization or commercial infrastructure. Accordingly, if we obtain regulatory approval for any of our product candidates, we also expect to incur significant commercialization expenses related to product sales, marketing, manufacturing, and distribution.

Because of the numerous risks and uncertainties associated with product development, we are unable to predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. Even if we are able to generate revenue from the sale of our product candidates, we may not become profitable. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and may be forced to reduce our operations.

Business Impact of the COVID-19 Pandemic

In March 2020, the World Health Organization declared the global COVID-19 outbreak a pandemic. The global COVID-19 pandemic continues to evolve rapidly, including with respect to the spread of variants, and we will continue to monitor it closely. While our operations to date have not been significantly impacted by the COVID-19 pandemic, we cannot at this time predict the specific extent, duration, or full impact that the COVID-19 pandemic will have on our business, financial condition and operations, including ongoing and planned clinical trials and clinical development timelines, particularly as we advance our product candidates to clinical development, the continued spread of COVID-19 and the measures taken by the governmental authorities could disrupt the supply chain and the manufacture or shipment of drug substances and finished drug products for our product candidates for use in our clinical trials, impede our clinical trial initiation and recruitment and the ability of patients to continue in clinical trials, impede testing, monitoring, data collection and analysis and other related activities. The COVID-19 pandemic could also potentially affect the business of the FDA or other regulatory authorities, which could result in delays in meetings related to our ongoing and planned clinical trials. We experienced slower than anticipated patient enrollment in our SCID clinical trial due to reluctance of these immunocompromised patients to travel and undergo hospitalization during the pandemic. We may continue to experience interruptions to our clinical trials due to the COVID-19 pandemic. The impact of the COVID-19 pandemic on our financial performance will depend on future developments, including the duration and spread of the pandemic, its impact on our clinical trial enrollment, trial sites, CROs, CMOs, and other third parties with whom we do business, its impact on regulatory authorities and our key scientific and management personnel, progress of vaccination and related governmental advisories and restrictions. These developments and the impact of the COVID-19 pandemic on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets or the overall economy are impacted for an extended period, our business may be materially adversely affected.

Amgen License Agreement

On November 21, 2019, we entered into a license agreement with Amgen (the “Amgen License Agreement”) pursuant to which we obtained an exclusive, sublicensable license for certain patents, data, and non-data know-how related to Amgen’s proprietary monoclonal antibody known as AMG191, as renamed to JSP191. Concurrently with the execution of the license agreement, Amgen assigned to us its rights and obligations under the ISRA previously entered into in June 2013 between Amgen and The Board of Trustees of the Leland Stanford Junior University (“Stanford”) related to the clinical study of JSP191.

Under the ISRA, we were provided an option to negotiate a definitive license with Stanford for rights to certain Stanford intellectual property related to the study of JSP191 in exchange for an option exercise fee of $1.0 million, payable over a two-year period (the “Option”). There are no other fees due under the ISRA. We exercised the Option in June 2020, and the definitive license with Stanford was executed in March 2021. Upon exercise of the Option, the $1.0 million option exercise fee was recognized as research and development expense. In June 2020, the IND for Stanford’s clinical study of JSP191 in SCID patients was transferred to us. As of December 31, 2020, we had paid $0.4 million of the option exercise fee and had accrued $0.4 million and $0.2 million as current and noncurrent liabilities, respectively. During the six months ended June 30, 2021, we paid $0.2 million of the option exercise fee and included the unsettled liability of $0.4 million in accrued expenses and other current liabilities as of June 30, 2021.

As consideration for the rights granted to us under the Amgen License Agreement, we issued Amgen 100 shares of Series A-2 redeemable convertible preferred stock in November 2019 with an estimated fair value of $0.9 million. See Notes 9 and 10 (Redeemable Convertible Preferred Stock) of the financial statements included herein. The fair value of the Series A-2 shares was estimated using the valuation performed by Jasper in connection with Series A-1 financing and equity fair value was allocated to each outstanding class of equity securities using the option pricing model. The acquisition of the exclusive license, including patent rights and know-how, was accounted for as an asset acquisition. As the acquired technology did not have an alternative use for accounting purposes, the total consideration of $0.9 million was recorded as research and development expense in the statement of operations and comprehensive loss for the year ended December 31, 2019.

The Amgen License Agreement terminates on a product by product and country by country basis on the latest to occur of (i) expiration of the last valid claim of a licensed patent that covers the sale or manufacture of the applicable licensed product in such country, (ii) expiration of any period of regulatory exclusivity granted with respect to such licensed product in such country or (iii) ten years after the first commercial sale of such licensed product in a country. We and Amgen have the right to terminate the agreement for a material breach as specified in the agreement.

Stanford License Agreement

In March 2021, we entered into a license agreement with Stanford (the “Stanford License Agreement”) following the exercise of the Option in June 2020. We received a worldwide, exclusive license with a right to sublicense for JSP191 in the field of depleting endogenous blood stem cells in patients for whom hematopoietic cell transplantation is indicated. Stanford transferred certain know-how and patents related to JSP191 (together, the “Licensed Technology”). Under the terms of the Stanford License Agreement, we agreed to use commercially reasonable efforts to develop, manufacture, and sell licensed product and to develop markets for a licensed product. In addition, we agreed to use commercially reasonable efforts to meet the milestones as specified in the agreement over the next six years and must notify Stanford in writing as each milestone is met.

We will pay annual license maintenance fees, beginning on the first anniversary of the effective date of the Stanford License Agreement and ending upon the first commercial sale of a product, method, or service in the licensed field of use, as follows: $25,000 for each first and second year, $35,000 for each third and fourth year, and $50,000 at each anniversary thereafter ending upon the first commercial sale. We are also obligated to pay late stage clinical development milestones and first commercial sales milestone payments of up to $9.0 million in total. We will also pay low single-digit royalties on net sales of licensed products, if approved.

The Stanford License Agreement expires on a country-by-country basis on the last-to-expire valid claim of a licensed patent in such country. We may terminate the agreement by giving Stanford a written notice at least 12 months in advance of the effective date of termination. We may also terminate the Stanford License Agreement solely with respect to any particular patent application or patent by giving Stanford written notice at least 60 days in advance of the effective date of termination. Stanford may terminate the Stanford License Agreement after 90 days from a written notice by Stanford, specifying a problem, including a delinquency on any report required pursuant to agreement or any payment, missing a milestone or for a material breach, unless we remediate the problem in that 90-day period.

Other collaboration and clinical trial agreements

Collaboration with Zai Lab

In December 2020, we entered into a clinical collaboration agreement with Zai Lab to study JSP191 in combination with Zai Lab’s anti-CD47 antibody as a pre-transplant conditioning agent. Scientifically, we seek to demonstrate whether or not this combination synergistically depletes endogenous HSCs in non-human primates with minimum toxicity. Total expenses of up to $0.3 million will be shared between the parties equally.

Collaboration with Stanford University

In August 2020, we entered into a clinical trial agreement with Stanford University in which Stanford will execute a Phase 1/2 clinical trial utilizing JSP191 to treat Fanconi Anemia patients in Bone Marrow Failure requiring allogeneic transplant with non-sibling donors at Stanford Lucile Packard Children’s Hospital. As consideration for the services performed by Stanford under this agreement, we will pay Stanford a total of $0.9 million over approximately three years upon the achievement of the first development and clinical milestone, including FDA filings and patients’ enrollment. As of December 31, 2020, we had accrued $0.3 million related to the achievement of milestones under this agreement, which was paid during the six months ended June 30, 2021. The second and the third milestones are based on the progress of the clinical trials and will be recognized when achieved.

Collaboration with the National Heart, Lung, and Blood Institute

In February 2021, we entered into a clinical trial agreement with NHLBI in which NHLBI will serve as the IND sponsor of a Phase 1/2 clinical trial to evaluate JSP191 as a targeted, non-toxic conditioning regimen prior to allogeneic transplant for SCD. Each party incurs its own costs under this agreement.

Collaboration with the National Institute of Allergy and Infectious Diseases

In May 2021, we entered into a clinical trial agreement with NIAID in which NIAID will serve as the IND sponsor of a Phase 1/2 clinical trial to evaluate JSP191 as a targeted, non-toxic conditioning regimen prior to allogeneic transplant for chronic granulomatous disease. Each party incurs its own costs under this agreement.

Collaboration with Graphite Bio

In January 2021, we entered into a clinical collaboration with Graphite Bio for X-SCID by administering JSP191 antibody into mice prior to GPH201 gene replacement therapy. The parties are each responsible for 50% of external costs necessary to perform the research plan, which costs are expected to be up to $0.3 million. Graphite Bio is responsible for all costs of any study, including all human clinical studies. We will provide materials to use in such studies. Graphite Bio may also exercise its exclusive option to become our sole development partner for JSP191 in the field of gene therapy for SCID patients with X-SCID by paying less than $0.1 million option exercise fee, which is refundable if we are unable to agree on the terms of a definitive agreement.

Collaboration with Aruvant Sciences GmbH

In June 2021, we entered into an agreement with Aruvant Sciences for SCD gene therapy. We will provide materials to use in such studies. The collaboration with Aruvant Sciences is non-exclusive.

Business Combination Agreement

On May 5, 2021, we entered into the Business Combination Agreement with AMHC and Merger Sub. Subject to the satisfaction of closing conditions, Jasper and Merger Sub will merge pursuant to the Business Combination Agreement, with Jasper as the surviving corporation. Each outstanding share of capital stock of Jasper, unvested founders’ common stock shares and outstanding Jasper stock options will be converted into the right to receive a portion of the transaction share consideration or a restricted stock award or a replacement option, respectively, per the terms of the Business Combination Agreement.

Concurrently with the execution of the Business Combination Agreement, AMHC has entered into the Subscription Agreements with the PIPE Investors which have committed to purchase 10,000,000 shares of Class A Common Stock for $10.00 per share, contingent upon, among other things, the closing of the Business Combination.

Components of Results of Operations

Operating Expenses

Research and Development

The largest component of our total operating expenses since inception has been research and development activities, including the preclinical and clinical development of our product candidates. Research and development expenses consist primarily of compensation and benefits for research and development employees, including stock-based compensation; expenses incurred under agreements with CROs and investigative sites that conduct preclinical and clinical studies; the costs of acquiring and manufacturing clinical study materials and other supplies; payments under licensing and research and development agreements; other outside services and consulting costs; and facilities, information technology and overhead expenses. Research and development costs are expensed as incurred.

External research and development costs include:

•        costs incurred under agreements with third-party CROs, CMOs and other third parties that conduct preclinical and clinical activities on our behalf and manufacture our product candidates;

•        costs associated with acquiring technology and intellectual property licenses that have no alternative future uses;

•        consulting fees associated with our research and development activities; and

•        other costs associated with our research and development programs, including laboratory materials and supplies.

Internal research and development costs include:

•        employee-related costs, including salaries, benefits and stock-based compensation expense for our research and development personnel; and

•        other expenses and allocated overheads incurred in connection with our research and development programs.

We expect our research and development expenses to increase substantially for the foreseeable future as we advance our product candidates into and through preclinical studies and clinical trials, pursue regulatory approval of our product candidates and expand our pipeline of product candidates. The process of conducting the necessary preclinical and clinical research to obtain regulatory approval is costly and time-consuming. The actual probability of success for our product candidates may be affected by a variety of factors, including the safety and efficacy of our product candidates, early clinical data, investment in our clinical programs, competition, manufacturing capability and commercial viability. We may never succeed in achieving regulatory approval for any of our product candidates. As a result of the uncertainties discussed above, we are unable to determine the duration and completion costs of our research and development projects or if, when and to what extent we will generate revenue from the commercialization and sale of our product candidates, if approved.

Our future research and development costs may vary significantly based on factors, such as:

•        the scope, rate of progress, expense and results of our discovery and preclinical development activities;

•        the costs and timing of our CMC activities, including fulfilling cGMP-related standards and compliance, and identifying and qualifying suppliers;

•        per patient clinical trial costs;

•        the number of trials required for approval;

•        the number of sites included in our clinical trials;

•        the countries in which the trials are conducted;

•        delays in adding a sufficient number of trial sites and recruiting suitable patients to participate in our clinical trials;

•        the number of patients that participate in the trials;

•        the number of doses that patients receive;

•        patient drop-out or discontinuation rates;

•        potential additional safety monitoring requested by regulatory agencies;

•        the duration of patient participation in the trials and follow up;

•        the cost and timing of manufacturing our product candidates;

•        the phase of development of our product candidates;

•        the efficacy and safety profile of our product candidates;

•        the timing, receipt, and terms of any approvals from applicable regulatory authorities, including the FDA and non-U.S. regulators;

•        maintaining a continued acceptable safety profile of our product candidates following approval, if any, of our product candidates;

•        significant and changing government regulation and regulatory guidance;

•        changes in the standard of care on which a clinical development plan was based, which may require new or additional trials;

•        the extent to which we establish additional strategic collaborations or other arrangements; and

•        the impact of any business interruptions to our operations or to those of the third parties with whom we work, particularly in light of the current COVID-19 pandemic environment.

General and Administrative

General and administrative expenses consist primarily of personnel costs and expenses, including salaries, employee benefits, stock-based compensation for our executive and other administrative personnel; legal services, including relating to intellectual property and corporate matters; accounting, auditing, consulting and tax services;

insurance; and facility and other allocated costs not otherwise included in research and development expenses. We expect our general and administrative expenses to increase substantially for the foreseeable future as we anticipate an increase in our personnel headcount to support expansion of research and development activities, as well as to support our operations generally. We also expect an increase in expenses associated with being a public company, including costs related to accounting, audit, legal, regulatory, and tax-related services associated with maintaining compliance with applicable Nasdaq and SEC requirements; additional director and officer insurance costs; and investor and public relations costs.

Other Income (Expense), Net

Other income (expense), net includes interest expense, foreign currency transactions gains and losses, a loss on extinguishment of convertible notes issued and converted into Series A-1 redeemable convertible preferred stock shares during 2019, and changes in the fair value of our derivative tranche liabilities. Our obligation to issue additional Series A-1 redeemable convertible preferred stock shares upon the occurrence of certain milestone events represented a freestanding financial instrument. The instrument was classified as a liability in our balance sheets and re-measured at each reporting period end and at the settlement date.

Results of Operations

Years Ended December 31, 2019 and 2020

The following table summarizes our results of operations for the years ended December 31, 2019 and 2020 (in thousands):

	Year Ended December 31, 2019	Year Ended December 31, 2020	Change
Operating expenses
Research and development	$3,618	$15,883	$12,265
General and administrative	1,092	4,800	3,708
Total operating expenses	4,710	20,683	15,973
Loss from operations	(4,710)	(20,683)	(15,973)
Interest and other (expense) income, net	(533)	(111)	422
Change in fair value of derivative liability	256	(10,875)	(11,131)
Total other income (expense), net	(277)	(10,986)	(10,709)
Net loss and comprehensive loss	$(4,987)	$(31,669)	$(26,682)

Research and Development Expenses

The following table summarizes our research and development expenses for the years ended December 31, 2019 and 2020 (in thousands):

	Year ended December 31,
	2019	2020
External costs:
CRO, CMO and other third-party preclinical studies and clinical trials	$1,534	$8,791
Consulting costs	1,222	2,776
Technology and intellectual property license and option	862	1,013
Other research and development costs, including laboratory materials and supplies	—	460
Internal costs:
Personnel-related costs	—	2,843
Total research and development expense:	$3,618	$15,883

Research and development expenses increased by $12.3 million, from $3.6 million for the year ended December 31, 2019, to $15.9 million for the year ended December 31, 2020.

External CMO product development and manufacturing expenses were $5.0 million and CRO expenses related to our SCID and MDS/AML clinical trials were $1.3 million and $1.2 million, respectively, for the year ended December 31, 2020. We did not incur similar expenses in the year ended December 31, 2019 as there were no product candidate development activities or clinical trials in progress during the 2019 fiscal year. Other third-party preclinical studies expenses decreased by $0.2 million, from $1.5 million for the year ended December 31, 2019 to $1.3 million for the year ended December 31, 2020. Expenses related to professional consulting services increased by $1.6 million, from $1.2 million for the year ended December 31, 2019, to $2.8 million for the year ended December 31, 2020, and include costs related to external consulting incurred to supplement our research and development personnel. Technology and intellectual property license and option expenses increased by $0.2 million. We recognized $0.9 million of expenses associated with the Amgen License Agreement in November 2019, and $1.0 million of expenses related to the Option exercised under the ISRA with Stanford in June 2020. Other external research and development costs increased by $0.5 million and include laboratory materials and supplies, shipping, packaging and labeling and other miscellaneous costs.

Our external costs for SCID and MDS/AML product candidates were $2.1 million and $1.7 million, respectively, for the year ended December 31, 2020. Our external costs for our platform related to JSP191 were $8.9 million for the year ended December 31, 2020. Other external costs relate to our platform technology. We did not track external costs by our programs in 2019.

Employee payroll and related expenses increased by $2.8 million, from zero for the year ended December 31, 2019 to $2.8 million for the year ended December 31, 2020, as a result of hiring employees in our research and development organization. In connection with the hiring of such personnel, we granted stock options and recognized $0.3 million of stock-based compensation expense for the year ended December 31, 2020. There was no stock-based compensation expense recorded for the year ended December 31, 2019.

General and Administrative Expenses

General and administrative expenses increased by $3.7 million, from $1.1 million for the year ended December 31, 2019, to $4.8 million for the year ended December 31, 2020. Employee payroll and related expenses increased by $1.6 million, from $0.1 million for the year ended December 31, 2019 to $1.7 million for the year ended December 31, 2020, as a result of the hiring of our executives and administrative employees since November 2019, after the closing of our Series A redeemable convertible stock financing. In connection with the hiring of such personnel, we granted stock options and recognized $0.7 million of stock-based compensation expense for the year ended December 31, 2020, compared to $6,000 recognized for the year ended December 31, 2019. Expenses related to recruiting and professional consulting services increased by $1.5 million, from $0.9 million for the year ended December 31, 2019 to $2.4 million for the year ended December 31, 2020, and include recruiting, legal, accounting and other services costs. Rent expense increased by $0.3 million and other expenses, including insurance, office supplies, subscriptions and other miscellaneous expenses, increased by $0.3 million for the year ended December 31, 2020 as compared to expenses for the year ended December 31, 2019, as we expanded our operations during the year ended December 31, 2020.

Other Income (Expenses), Net

Other income (expenses), net increased by $10.7 million, from $0.3 million net expense for the year ended December 31, 2019 to $11.0 million net expense for the year ended December 31, 2020.

We recognized interest expense and a loss on extinguishment of $0.5 million related to our convertible notes outstanding during the year ended December 31, 2019, and no such expenses were recognized for the year ended December 31, 2020. Interest income of $0.1 million and foreign currency transaction losses of $0.2 million were recorded for the year ended December 31, 2020, and we did not have similar expenses for the year ended December 31, 2019.

Our obligation to issue additional Series A-1 redeemable convertible preferred shares, the derivative tranche liability, is re-measured at fair value at each reporting period with changes recorded in other income (expense), net. The change in fair value of the derivative tranche liability was a gain of $0.3 million recorded for the year ended December 31, 2019 and a loss of $10.9 million recorded for the year ended December 31, 2020. The redeemable convertible preferred stock tranche liability is measured using the option pricing method by estimating the fair value using the Black-Scholes model. The significant inputs used in the Black-Scholes model include the fair value of the redeemable convertible preferred stock, the risk-free interest rate, the expected volatility and the expected term when each tranche will be settled. The increase in fair value of the derivative tranche liability was primarily related to an increase in fair value of underlying Series A-1 shares during the year ended December 31, 2020, which is a significant input to the valuation of the derivative tranche liability.

Results of Operations

Six Months Ended June 30, 2020 and 2021

The following table summarizes our results of operations for the six months ended June 30, 2020 and 2021 (in thousands):

	Six Months Ended June 30, 2020	Six Months Ended June 30, 2021	Change
Operating expenses
Research and development	$6,716	$9,576	$2,860
General and administrative	2,001	5,096	3,095
Total operating expenses	8,717	14,672	5,955
Loss from operations	(8,717)	(14,672)	(5,955)
Interest and other income, net	18	5	(13)
Change in fair value of derivative liability	(2,158)	(3,501)	(1,343)
Total other expense, net	(2,140)	(3,496)	(1,356)
Net loss and comprehensive loss	$(10,857)	$(18,168)	$(7,311)

Research and Development Expenses

The following table summarizes our research and development expenses for the six months ended June 30, 2020 and 2021 (in thousands):

	Six Months Ended June 30,
	2020	2021
External costs:
CRO, CMO and other third-party preclinical studies and clinical trials	$3,493	$4,184
Consulting costs	1,396	1,779
Technology and intellectual property license and option	1,000	—
Other research and development costs, including laboratory materials and supplies	—	931
Internal costs:
Personnel-related costs	827	2,633
Facilities and overhead costs	—	49
Total research and development expense:	$6,716	$9,576

Research and development expenses increased by $2.9 million, from $6.7 million for the six months ended June 30, 2020, to $9.6 million for the six months ended June 30, 2021, mainly due to progression in the clinical trials, product development activities and hiring additional personnel.

External CMO product development and manufacturing expenses were $2.1 million for the six months ended June 30, 2020 and $1.7 million for the six months ended June 30, 2021. The decrease in CMO expenses in the 2021 period as compared to the 2020 period relates to the timing of clinical manufacturing activities and costs incurred upon the transfer of know-how and initial set-up activities with the CMO. CRO expenses related to our SCID and MDS/AML clinical trials were $0.5 million and $0.4 million, respectively, for the six months ended June 30, 2020, as compared to $0.5 million and $0.8 million, respectively, for the six months ended June 30, 2021. We did not incur any CRO expenses related to our JSP-191 program during the six months ended June 30, 2020, as compared to $0.1 million of CRO expenses during the six months ended June 30, 2021. Other third-party preclinical studies expenses increased by $0.4 million during the six months ended June 30, 2021 as compared to the six months ended June 30, 2020. Expenses related to professional consulting services increased by $0.4 million, from $1.4 million for the six months ended June 30, 2020 to $1.8 million for the six months ended June 30, 2021 and include costs related to external consulting incurred to supplement our research and development personnel. Other external research and development costs increased by $0.9 million and include laboratory materials and supplies, shipping, packaging and labeling and other miscellaneous costs.

Our external costs by program for the six months ended June 30, 2020 and 2021 were as follows (in thousands):

	Six Months Ended June 30,
	2020	2021
JSP-191	$4,399	$4,222
MDS/AML	492	1,404
SCID	952	903
Other	46	365
Total external costs	$5,889	$6,894

Employee payroll and related expenses increased by $1.8 million, from $0.8 million for the six months ended June 30, 2020 to $2.6 million for the six months ended June 30, 2021, as a result of hiring employees in our research and development organization in 2021. We recognized less than $0.1 million of stock-based compensation expense for the six months ended June 30, 2020, as compared to $0.3 million for the six months ended June 30, 2021 as a result of increased headcount of our executives and administrative employees in 2021.

General and Administrative Expenses

General and administrative expenses increased by $3.1 million, from $2.0 million for the six months ended June 30, 2020, to $5.1 million for the six months ended June 30, 2021. Employee payroll and related expenses increased by $0.2 million, from $1.0 million for the six months ended June 30, 2020 to $1.2 million for the six months ended June 30, 2021, as a result of increased headcount of our executives and administrative employees. In connection with the hiring of such personnel, we granted stock options and recognized $0.3 million of stock-based compensation expense for the six months ended June 30, 2021, compared to $0.4 million recognized for the six months ended June 30, 2020. The decrease of recognized expense in the 2021 period as compared to the 2020 period was mostly due to $0.3 million of stock-based compensation expense related to the vesting of awards with performance milestones during the six months ended June 30, 2020. Expenses related to recruiting and professional consulting services increased by $2.3 million, from $0.8 million for the six months ended June 30, 2020 to $3.1 million for the six months ended June 30, 2021, and include consulting, recruiting, legal, audit, accounting and other services costs. Rent expense increased by $0.3 million as compared to expenses for the six months ended June 30, 2020 and other expenses, including insurance, office supplies, subscriptions and other miscellaneous expenses, increased by $0.3 million for the six months ended June 30, 2021 as compared to expenses for the six months ended June 30, 2020, as we expanded our operations in the second half of the year ended December 31, 2020 and during the six months ended June 30, 2021.

Other Expenses, Net

Other expenses, net increased by $1.4 million, from $2.1 million net expense for the six months ended June 30, 2020 to $3.5 million net expense for the six months ended June 30, 2021.

Interest income of $0.1 million and less than $0.1 million was recorded for the six months ended June 30, 2020 and 2021, respectively.

Our obligation to issue additional Series A-1 redeemable convertible preferred shares, the derivative tranche liability, is re-measured at fair value at each reporting period with changes recorded in other expense, net. The change in fair value of the derivative tranche liability was a loss of $2.2 million recorded for the six months ended June 30, 2020 and a loss of $3.5 million recorded for the six months ended June 30, 2021. The redeemable convertible preferred stock tranche liability is measured using the option pricing method by estimating the fair value using the Black-Scholes model. The significant inputs used in the Black-Scholes model include the fair value of the redeemable convertible preferred stock, the risk-free interest rate, the expected volatility and the expected term when each tranche will be settled. The increase in fair value of the derivative tranche liability was primarily related to an increase in fair value of underlying Series A-1 preferred shares in the 2021 period as compared to the 2020 period, which is a significant input to the valuation of the derivative tranche liability.

Liquidity and Capital Resources

We have funded our operations to date primarily from the issuance of redeemable convertible preferred stock shares and issuance of convertible promissory notes. Through June 30, 2021, we have raised $51.5 million in gross proceeds in cash, including $50.0 million from the issuance of Series A-1 redeemable convertible preferred stock shares and $1.5 million in the convertible notes. As of December 31, 2020, and as of June 30, 2021, we had $19.8 million and $16.8 million of cash and cash equivalents, respectively.

Future Funding Requirements

Our primary uses of cash are to fund our operations, which consist primarily of research and development expenditures related to our programs and, to a lesser extent, general and administrative expenditures. We anticipate that we will continue to incur significant expenses for the foreseeable future as we continue to advance our product candidates, expand our corporate infrastructure, operate as a public company, further our research and development initiatives for our product candidates, scale our laboratory and manufacturing operations, and incur marketing costs associated with potential commercialization. We are subject to all the risks typically related to the development of new drug candidates, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. We anticipate that we will need substantial additional funding in connection with our continuing operations.

We have incurred significant losses and negative cash flows from operations since our inception. As of June 30, 2021, we had an accumulated deficit of $55.0 million. Given our recurring losses from operations and negative cash flows, and based on our current operating plan, there is substantial doubt about our ability to continue as a going concern. As a result, we concluded that there was substantial doubt about our ability to continue as a going concern within one year after the date when our financial statements, included elsewhere in this proxy statement/prospectus, were available for issuance. We expect to finance our future cash needs through public or private equity or debt financings, collaborations, or a combination of these approaches. The sale of equity or convertible debt securities may result in dilution to our stockholders, and, in the case of preferred equity securities or convertible debt, those securities could provide for rights, preferences or privileges senior to those of our common stock. Debt financings may subject us to covenant limitations or restrictions on our ability to take specific actions, such as incurring additional debt or making capital expenditures. Our ability to raise additional funds may be adversely impacted by negative global economic conditions and any disruptions to and volatility in the credit and financial markets in the United States and worldwide that may result from the ongoing COVID-19 pandemic or other factors. There can be no assurance that we will be successful in acquiring additional funding at levels sufficient to fund our operations or on terms favorable or acceptable to us. If we are unable to obtain adequate financing when needed or on terms favorable or acceptable to us, we may be forced to delay, reduce the scope of or eliminate one or more of our research and development programs.

Our future financing requirements will depend on many factors, including:

•        the timing, scope, progress, results and costs of research and development, preclinical and non-clinical studies and clinical trials for our current and future product candidates;

•        the number, scope and duration of clinical trials required for regulatory approval of our current and future product candidates;

•        the outcome, timing and costs of seeking and obtaining regulatory approvals from the FDA and comparable foreign regulatory authorities for our product candidates, including any requirement to conduct additional studies or generate additional data beyond that which we currently expect would be required to support a marketing application;

•        the costs of manufacturing clinical and commercial supplies of our current and future product candidates;

•        the costs and timing of future commercialization activities, including product manufacturing, marketing, sales and distribution, for any of our product candidates for which we receive marketing approval;

•        any product liability or other lawsuits related to our product candidates;

•        the revenue, if any, received from commercial sales of any product candidates for which we may receive marketing approval;

•        our ability to establish a commercially viable pricing structure and obtain approval for coverage and adequate reimbursement from third-party and government payers;

•        the costs to establish, maintain, expand, enforce and defend the scope of our intellectual property portfolio, including the amount and timing of any payments we may be required to make, or that we may receive, in connection with licensing, preparing, filing, prosecuting, defending and enforcing our patents or other intellectual property rights;

•        expenses incurred to attract, hire and retain skilled personnel;

•        the costs of operating as a public company; and

•        the impact of the COVID-19 pandemic, which may exacerbate the magnitude of the factors discussed above.

Our management anticipates New Jasper will be able to raise additional capital needed to sustain our operations and meet our obligations as they become due over the next twelve months upon consummation of the proposed Business Combination. However, we can provide no assurance the proposed Business Combination will be successfully consummated, or that enough capital will be received to fund our operations over the next twelve months. If the proposed Business Combination is not successfully consummated or not enough capital is obtained at the times required, we will have to seek other sources of capital, or pursue other strategic alternatives, which could include, among other things, a significant reduction in our current cost structure, a significant reduction in our product development strategy, a sale of our business, or a filing of insolvency or cessation of our operations.

While we believe the funds to be raised in the Business Combination, including the $100.0 million in gross proceeds expected from the PIPE Investment subject to the Closing of the Business Combination, will alleviate the conditions that raise substantial doubt, it is not expected that such doubt can be alleviated prior to the consummation of the Business Combination. For more information on the Business Combination refer to the section titled, “Business Combination Proposal” included elsewhere in this proxy statement/prospectus.

Upon successful consummation of the Business Combination, we expect that the funds raised in connection with the transaction and the PIPE Investment and cash flows from operations will be sufficient to fund our operating expenses and capital expenditure requirements for at least the next twelve months. We expect to use the funds raised in connection with the Business Combination and the PIPE Investment to further invest into the development of our product candidates and for other operating expenses.

A change in the outcome of any of these or other variables could significantly change the costs and timing associated with the development of our product candidates. Furthermore, our operating plans may change in the future, and we may need additional funds to meet operational needs and capital requirements associated with such change.

Cash Flows

The following table summarizes our sources and uses of cash for the periods presented (in thousands):

	Year ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
Net cash used in operating activities	$(1,969)	$(18,267)	$(4,947)	$(11,986)
Net cash used in investing activities	—	—	—	(1,247)
Net cash provided by financing activities	29,128	11,287	484	10,152
Net increase (decrease) in cash and cash equivalents and restricted cash	$27,159	$(6,980)	$(4,463)	$(3,081)

Cash Flows from Operating Activities

Net cash used in operating activities was $2.0 million for the year ended December 31, 2019 and $18.3 million for the year ended December 31, 2020.

Cash used in operating activities in the year ended December 31, 2019 was primarily due to our net loss for the year of $5.0 million adjusted by non-cash charges of $1.1 million and a net change of $1.9 million in our net operating assets and liabilities. The non-cash charges consisted of $0.9 million related to shares issued as consideration for acquired in process research and development technology from Amgen, $0.5 million related to a loss on extinguishment of convertible notes, and $0.3 million related to the changes in the fair value of the derivative tranche liability. The changes in our net operating assets and liabilities were primarily due to an increase of $1.4 million in accrued expenses and other current liabilities, and an increase in accounts payable of $0.5 million due to the timing of payments to our vendors.

Cash used in operating activities in the year ended December 31, 2020 was primarily due to our net loss for the year of $31.7 million adjusted by non-cash charges of $12.1 million and a net change of $1.3 million in our net operating assets and liabilities. The non-cash charges consisted of $10.9 million related to changes in the fair value of the derivative tranche liabilities and $1.2 million related to stock-based compensation expense. The changes in our net operating assets and liabilities were primarily due to an increase of $1.2 million in accrued expenses and other current liabilities, an increase of $0.4 million in accounts payable, an increase of $0.3 million in other non-current assets, an increase of $0.2 million in other non-current liabilities, and an increase of $0.2 million in prepaid expenses, as we expanded our operations, started clinical trials and increased our research and development activities during 2020 as compared to 2019.

Net cash used in operating activities was $5.0 million for the six months ended June 30, 2020 and $12.0 million for the six months ended June 30, 2021.

Cash used in operating activities during the six months ended June 30, 2020 was primarily due to our net loss for the period of $10.9 million adjusted by a net change of $3.3 million in our net operating assets and liabilities and non-cash charges of $2.6 million. The non-cash charges consisted of $2.2 million related to the changes in the fair value of the derivative tranche liability and $0.5 million related to stock-based compensation expense. The changes in our net operating assets and liabilities were primarily due to an increase of $3.6 million in accounts payable, a $0.5 million decrease in accrued expenses and other current liabilities, an increase of $0.4 million in other non-current liabilities, and a $0.2 million increase in prepaid expenses and other current assets.

Cash used in operating activities during the six months ended June 30, 2021 was primarily due to our net loss for the period of $18.2 million adjusted by non-cash charges of $4.4 million and a net change of $1.8 million in our net operating assets and liabilities. The non-cash charges consisted of $3.5 million related to changes in the fair value of the derivative tranche liabilities, $0.6 million related to stock-based compensation expense, $0.2 million of non-cash operating lease expense and $0.1 million of depreciation expense. The changes in our net operating assets and liabilities were primarily due to an increase of $1.6 million in accounts payable, an increase of $1.1 million in accrued expenses and other current liabilities, an increase of $0.7 million in prepaid expenses and other current assets, an increase of $0.7 million in other non-current assets, a decrease of $0.6 million in other receivables and a $0.2 million decrease in other non-current liabilities. The increase in accounts payable and accrued liabilities resulted from the timing of payments to our service providers.

Cash Flows from Investing Activities

Cash used in investing activities for the six months ended June 30, 2021 was $1.2 million, which consisted primarily of purchases of the lab equipment and leasehold improvements.

Cash Flows from Financing Activities

Cash provided by financing activities for the year ended December 31, 2019 was $29.1 million, which consisted primarily of net proceeds from the issuance Series A-1 redeemable convertible preferred stock shares of $27.6 million and $1.5 million from the issuance of convertible notes.

Cash provided by financing activities for the year ended December 31, 2020 was $11.3 million, which consisted primarily of net proceeds from the issuance of Series A-1 redeemable convertible preferred stock shares upon the settlement of the first tranche liability.

Cash provided by financing activities for the six months ended June 30, 2020 was $0.5 million, which consisted primarily of net proceeds from the issuance of Series A-1 redeemable convertible preferred stock shares.

Cash provided by financing activities for the six months ended June 30, 2021 was $10.2 million, which consisted primarily of net proceeds from the issuance of Series A-1 redeemable convertible preferred stock shares upon the settlement of the second tranche liability of $10.8 million and proceeds from exercise of common stock options of $0.1 million, partially offset by a $0.7 million payment of offering costs.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and commitments at December 31, 2020 (in thousands):

	Payments due by Period
	Less than 1 year		1 – 3 Years	4 – 5 Years	More than 5 Years	Total
Operating Lease Obligations*	$417	**	$2,215	$1,115	$—	$3,747
License Option Liability	400		200	—	—	600
Total	$817		$2,415	$1,115	$—	$4,347

____________

*        Consists of our office and lab space lease in Redwood City, California that expires in May 2026.

**      Does not include an offset of $1.38 million related to incentives that we expect to receive in 2021.

We enter into contracts in the normal course of business with CROs for clinical trials, with CMOs for clinical supplies manufacturing and with other vendors for preclinical studies, supplies and other services and products for operating purposes. These contracts generally provide for termination on notice or may have a potential termination fee if a purchase order is cancelled within a specified time, and therefore are cancelable contracts and not included in the table above.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more details in Note 2 to our financial statements included elsewhere in this proxy statement/prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Accrued Research and Development Expenses

We have entered into various agreements with outsourced vendors, including CROs and CMOs. Research and development expenses are recognized as services are performed and as costs occur. We make significant judgments and estimates in determining the accrual balance in each reporting period. As actual costs become known, we adjust our accruals. Although we do not expect our estimates to be materially different than the actual amounts incurred, such estimates for the status and timing of services performed relative to the actual status and timing of services performed may vary and could result in us reporting amounts that are too high or too low in any one period. Our accrual is dependent, in part, upon the receipt of timely and accurate reporting from CROs, CMOs, and other third-party vendors. Variations in the assumptions used to estimate accruals including, but not limited to, the number of patients enrolled, the rate of patient enrollment and the actual services performed, may vary from our estimates, resulting in adjustments to clinical trial expenses in future periods. Payments made under these arrangements in advance of the performance of the related services are recorded as prepaid expenses and other current assets until the services are rendered. To date, there have been no material differences between estimates of such expenses and the amounts actually incurred.

Derivative Tranche Liability

We determined that the obligation to issue additional shares of redeemable convertible preferred stock upon the occurrence of certain events, including a certain threshold number of patients being enrolled in clinical trials, or our Board of Directors’ consent, represents a freestanding financial instrument. The instrument is classified as a liability on the balance sheets and is subject to re-measurement at each balance sheet date and at the settlement date. Any change in fair value is recognized in the statements of operations and comprehensive loss.

We utilize the Black-Scholes option-pricing model, which incorporates assumptions and estimates, to value redeemable convertible preferred stock tranche liability. On a quarterly basis, we assess these assumptions and estimates as additional information impacting the assumptions is obtained. Estimates and assumptions impacting the fair value measurement include the fair value of the preferred stock, the expected term when the tranche liability will be settled, expected volatility, risk-free interest rate and expected dividend yield.

We determine the fair value per share of the underlying preferred stock by taking into consideration our most recent sales of our preferred stock as well as additional factors that we deem relevant. We are a private company and lack company-specific historical and implied volatility information of our stock. Therefore, we determine expected stock volatility based on the historical volatility of the prices of shares of common stock of publicly traded peer companies. We estimate the risk-free interest rate by reference to the U.S. Treasury yield curve for time periods approximately equal to the remaining contractual term of the outstanding tranche liability. We have assumed a 0% dividend considering that our board of directors has no history of declaring dividends and does not intend to declare any.

As of December 31, 2019 and 2020, we had outstanding tranche liability of $4.1 million and $8.2 million, respectively. The tranche liability was subsequently settled in February 2021.

Stock-Based Compensation

We measure stock-based awards made to employees and non-employees based on the estimated fair values of the awards as of the grant date using the Black-Scholes option-pricing model. The model requires management to make a number of assumptions including common stock fair value, expected volatility, expected term, risk-free interest rate and expected dividend yield.

Expected Volatility — Expected volatility is estimated by studying the volatility of the prices of shares of common stock of comparable public companies for similar terms.

Expected Term — Expected term represents the period that our stock-based awards are expected to be outstanding and is determined using the simplified method.

Risk-Free Interest Rate — The risk-free interest rate is based on the U.S. Treasury zero-coupon issued in effect at the time of grant for periods corresponding with the expected term of the option.

Expected Dividend — The Black-Scholes valuation model calls for a single expected dividend yield as an input. To date, we have not declared or paid any dividends.

We recognized stock-based compensation expense on a straight-line basis over the requisite service period, which is the period in which the related services are received. We account for forfeitures as they occur. The expense for stock-based awards with performance conditions is recognized when it is probable that a performance condition is met during the vesting period.

We recorded stock-based compensation expense of $6,000 and $1.2 million for the years ended December 31, 2019 and 2020, respectively. We recorded stock-based compensation expense of $0.5 million and $0.6 million for the six months ended June 30, 2020 and 2021, respectively. As of June 30, 2021, there was $2.1 million of total unrecognized compensation expense, which we expect to recognize over a remaining weighted-average period of 2.7 years. We expect to continue to grant equity-based awards in the future, and to the extent that we do, our stock-based compensation expense recognized in future periods will likely increase.

Fair Value of Common Stock and Redeemable Convertible Preferred Stock

In determining the fair value of our common stock and redeemable convertible preferred stock, the methodologies used to estimate the enterprise value are performed using methodologies, approaches and assumptions consistent with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (the “Practice Aid”). Our management’s approach to estimate the fair value considers a number of objective and subjective factors, including: valuations of our common stock performed with the assistance of independent third-party valuation specialists; our stage of development and business strategy, including the status of research and development efforts and the material risks relating to the business and industry; our results of operations and financial position, including levels of available capital resources; the valuation of publicly traded companies in the life sciences and biotechnology sectors, as well as recently completed mergers and acquisitions of peer companies; the lack of marketability of our common stock; the prices of convertible preferred shares sold to investors in arm’s length transactions and the rights, preferences and privileges of our redeemable convertible preferred stock relative to those of our common stock; and the likelihood of achieving a liquidity event for the holders of the common and redeemable convertible preferred stock, such as an initial public offering or a sale, given prevailing market conditions.

For our valuations performed prior to December 31, 2020, we utilized an Option Pricing Method (“OPM”), based analysis, primarily the OPM Backsolve methodology, to determine the estimated fair value of our common stock. We determined this was the most appropriate method for determining the fair value of our common stock based on our stage of development and other relevant factors. Within the OPM framework, the Backsolve method for inferring the total equity value implied by a recent financing transaction involves the construction of an allocation model that takes into account our capital structure and the rights and preferences of each class of shares, then assumes reasonable inputs for the other OPM variables (expected time to liquidity, volatility, risk-free rate, etc.). The total equity value is then iterated in the model until the model output value for the equity class sold in a recent financing round equals the price paid in that round. The fair value of our redeemable convertible preferred stock was derived from the total equity value allocated to this class of outstanding securities. The OPM is generally utilized when specific future liquidity events are difficult to forecast, i.e., the entity has many choices and options available, and the entity’s value depends on how well it follows an uncharted path through the various possible opportunities and challenges. If a recent financing was more than one year from the valuation date, we adjusted our equity value for reasonable market adjustments by taking into account our internal progress towards our business plans. In determining the estimated fair value of our common stock, management also considered the fact that our common stock cannot be freely traded in the public markets. Accordingly, we applied discounts to reflect the lack of marketability of our common stock on the weighted-average expected time to liquidity. The estimated fair value of our common stock at each valuation date reflected a non-marketability discount partially based on the anticipated likelihood and timing of a future liquidity event.

For our valuations performed on and after December 31, 2020, we utilized a hybrid method that combines the Probability-Weighted Expected Return Method (“PWERM”), an accepted valuation method described in the Practice Aid, and the OPM. We determined this was the most appropriate method for determining the fair value of our common stock based on our stage of development and other relevant factors. The PWERM is a scenario-based analysis that estimates the value per share of common stock based on the probability-weighted present value of expected future equity values for the common stock, under various possible future liquidity event scenarios, considering the rights and preferences of each class of shares, discounted for a lack of marketability. Under the hybrid method, an option pricing model was utilized to determine the fair value of our common stock and our redeemable convertible preferred stock in certain of the PWERM scenarios (capturing situations where our development path and future liquidity events were difficult to forecast), potential exit events were explicitly modeled in the other PWERM scenarios. A discount for lack of marketability was applied to the value derived under each scenario to account for a lack of access to an active public market to estimate our common stock fair value.

The assumptions underlying these valuations represented our management’s best estimates, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used significantly different assumptions or estimates, the fair value of our common stock and our stock-based compensation expense could have been materially different.

Income Taxes

We account for income taxes using the asset and liability method. We recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

In evaluating the ability to recover our deferred income tax assets, we consider all available positive and negative evidence, including our operating results, ongoing tax planning, and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. In the event we determine that we would be able to realize our deferred income tax assets in the future in excess of their net recorded amount, we would make an adjustment to the valuation allowance that would reduce the provision for income taxes. Conversely, if all or part of the net deferred tax assets are determined not to be realizable in the future, an adjustment to the valuation allowance would be charged to the provision of income taxes in the period when such determination is made. As of December 31, 2019 and 2020, we recorded a full valuation allowance on the deferred tax assets.

As of December 31, 2020, we had net operating loss carryforwards of approximately $20.4 million and $20.0 million available to reduce future taxable income, if any, for both federal and California state income tax purposes, respectively. The federal net operating loss carryforwards do not expire, and the state net operating loss carryforwards begin expiring in 2038. As of December 31, 2020, we had credit carryforwards of approximately $0.2 million and $0.3 million available to reduce future taxable income, if any, for both federal and California state income tax purposes, respectively. The federal research and development credit carryforwards begin expiring in 2039 and the California credits carryforward indefinitely.

On March 27, 2020, the President of the United States signed into law the CARES Act. The CARES Act, among other things, includes certain income tax provisions for individuals and corporations; however, these benefits do not impact Jasper’s current tax provision.

Recently Adopted Accounting Pronouncements

For information on new accounting standards, see Note 2 to our financial statements included elsewhere in this proxy statement/prospectus.

Off-Balance Sheet Arrangements

During the periods presented we did not have, nor do we currently have, any off-balance sheet arrangements as defined in the rules and regulations of the SEC.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

We had cash and cash equivalents of $19.8 million and $16.8 million as of December 31, 2020 and June 30, 2021, respectively, which consisted of checking account and money market funds. Historical fluctuations in interest rates have not been significant for us, and we believe a hypothetical 10% change in interest rates during any of the periods presented would not have had a material effect on our financial statements included elsewhere in this proxy statement/prospectus. We had no outstanding debt as of December 31, 2020 and June 30, 2021. To minimize the risk in the future, we intend to maintain our portfolio of cash equivalents in institutional market funds that are composed of U.S. Treasury and U.S. Treasury-backed repurchase agreements or short-term U.S. Treasury securities.

Foreign Currency Exchange Risk

All of our employees are currently located in the United States; however, we do utilize certain vendors outside of the United States for our manufacturing of drug substances and clinical supplies. As such, our expenses are denominated in both U.S. dollars and foreign currencies. Therefore, our operations are and will continue to be subject to fluctuations in foreign currency exchange rates. To date, foreign currency transaction gains and losses have not been material to our financial statements, and we have not had a formal hedging program with respect to foreign currency. We believe a hypothetical 10% chance in exchange rates during any of the periods presented would not have a material effect on our financial statements included elsewhere in this proxy statement/prospectus.

Effects of Inflation

Inflation generally affects us by increasing our cost of labor and in the future our clinical trial costs. We believe that inflation has not had a material effect on our financial statements included elsewhere in this proxy statement/prospectus.

JOBS Act

The JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Because AMHC is an emerging growth company that elected to defer adoption of new or revised accounting standards, we, as the non-reporting target, intend to take advantage of the exemption for complying with new or revised accounting standards within the same time periods as private companies. This means that when a standard is issued or revised and it has different application dates for public or private companies, New Jasper, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New Jasper’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Following the completion of the Business Combination, New Jasper will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of AMHC’s initial public offering, (b) in which New Jasper has total annual gross revenue of at least $1.07 billion, or (c) in which New Jasper is deemed to be a large accelerated filer, which means the market value of New Jasper’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which New Jasper has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

EXECUTIVE COMPENSATION

Executive Compensation — AMHC

Unless the context otherwise requires, all references in this subsection to “we”, “us” and “our” generally refer to AMHC prior to the consummation of the Business Combination or New Jasper and its subsidiaries after the Business Combination.

Except for Mr. Kapoor, none of our officers has received any cash compensation for services rendered to us. We pay Mr. Kapoor a monthly base salary of $8,333. Contingent on his continuous employment with us, Mr. Kapoor will also be eligible to receive a one-time bonus in the amount of $300,000 if our business combination is successfully closed and publicly announced. No compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to our Sponsor, officers and directors except for Mr. Kapoor, or any affiliate of our Sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is). However, these individuals are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than audit committee review of such payments, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from New Jasper. All of these fees will be fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to our stockholders in connection with the proposed initial business combination. We have not established any limit on the amount of such fees that may be paid by New Jasper to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the Board.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. We are not party to any agreements with our officers and directors, except Mr. Kapoor, that provide for benefits upon termination of employment.

Executive Compensation — Jasper

The following is a discussion and analysis of compensation arrangements of Jasper’s three named executive officers who are expected to be executive officers of New Jasper. This discussion may contain forward-looking statements that are based on New Jasper’s current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that New Jasper adopts may differ materially from the currently planned programs that are summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, Jasper is not required to include a Compensation Discussion and Analysis section and has elected to comply with the scaled disclosure requirements applicable to emerging growth companies. Unless the context otherwise requires, all references in this subsection to “Jasper” refer to Jasper prior to the consummation of the Business Combination and to New Jasper and its subsidiaries after the Business Combination.

To achieve Jasper’s goals, Jasper has designed, and intends to modify as necessary, its compensation and benefits programs to attract, retain, incentivize and reward deeply talented and qualified executives who share its philosophy and desire to work towards achieving Jasper’s goals. Jasper believes its compensation programs should promote the success of the company and align executive incentives with the long-term interests of its stockholders. This section provides an overview of Jasper’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

The Jasper Board or, following March 2020, the Compensation Committee of Jasper’s Board, with input from its Chief Executive Officer, has historically determined the compensation for Jasper’s named executive officers. Jasper’s named executive officers for the year ended December 31, 2020, each of whom is expected to be an executive officer of New Jasper on the basis of his current role, were William Lis, Jasper’s Executive Chairman and Chief Executive Officer; Kevin N. Heller, M.D., Jasper’s Executive Vice President, Research and Development; and Jeet Mahal, Jasper’s Chief Financial Officer and Chief Business Officer.

2020 Summary Compensation Table

The following table sets forth information concerning the compensation of Jasper’s named executive officers for the year ended December 31, 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
William Lis(2) Executive Chairman and Chief Executive Officer	2020	399,627	171,530	999,904	—	1,571,061
Kevin N. Heller, M.D.(3) Executive Vice President, Research and Development	2020	178,126	70,328	964,404	—	1,212,858
Jeet Mahal Chief Financial Officer and Chief Business Officer	2020	330,455	115,000	274,504	—	719,959

____________

(1)      Amounts reported represent the aggregate grant date fair value of the stock options granted to the named executive officers during 2020 under the Jasper Therapeutics, Inc. 2019 Equity Incentive Plan, computed in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Note 12 to Jasper’s audited financial statements included elsewhere in this proxy statement/prospectus. This amount does not reflect the actual economic value that may be realized by the named executive officer, which will depend on factors including the continued service of the executive and the future value of New Jasper’s stock.

(2)      Mr. Lis earned a base salary of $385,000 from January 1, 2020 to September 2, 2020, which was increased to $430,000 on September 3, 2020 to reflect a market adjustment for similar roles in the industry.

(3)      Dr. Heller’s service to Jasper commenced on August 10, 2020. The salary and bonus indicated in the table are the amounts paid out in full, and do not represent the full year salary and bonus indicated in Dr. Heller’s offer letter prior to prorating.

Narrative Disclosure to 2020 Summary Compensation Table

Base Salaries

Jasper uses base salaries to recognize the experience, skills, knowledge and responsibilities required of all its employees, including its named executive officers. Base salaries are reviewed annually, typically in connection with Jasper’s annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. During 2020, Mr. Lis’ annual base salary was initially $385,000, which was increased to $430,000 effective September 3, 2020. Dr. Heller’s annual base salary during 2020 was $450,000. Mr. Mahal’s annual base salary during 2020 was $330,000.

Bonus Compensation

Jasper pays cash bonuses to reward its executives for their performance over the fiscal year, based on an analysis by Jasper’s Board or its Compensation Committee of Jasper’s executives’ performance during the year. During 2020, Mr. Lis’ annual bonus target was initially equal to 35% of his annual base salary, which was increased to 40% of his annual base salary effective September 3, 2020. Dr. Heller’s annual bonus target during 2020 was 40% of his annual base salary, prorated from his start date with Jasper. Mr. Mahal’s annual bonus target during 2020 was 30% of his annual base salary. For 2020, Mr. Lis received a $171,530 bonus, Dr. Heller received a $70,328 bonus and Mr. Mahal received a $115,000 bonus.

Equity-Based Incentive Awards

Although Jasper does not yet have a formal policy with respect to the grant of equity incentive awards to its executive officers, Jasper believes that equity grants provide its executives with a strong link to its long-term performance, create an ownership culture and help to align the interests of its executives and its stockholders. In addition, Jasper believes that equity grants with a time-based vesting feature promote executive retention because this feature incentivizes its executive officers to remain in Jasper’s employment during the vesting period. During the year ended December 31, 2020, Jasper granted options to purchase shares of its common stock to Mr. Lis, Dr. Heller and Mr. Mahal, as described in more detail in the “Outstanding Equity Awards at Fiscal Year End” table below.

All of Jasper’s outstanding stock options have been granted pursuant to the 2019 EIP. See “— Jasper 2019 Equity Incentive Plan” below for a summary of the 2019 EIP. Upon consummation of the Business Combination, New Jasper will grant equity incentive awards under the terms of the Equity Incentive Plan. See the section of this proxy statement/prospectus entitled “Equity Incentive Plan Proposal.”

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information with respect to outstanding common stock option awards for each of Jasper’s named executive officers as of December 31, 2020. The table reflects both vested and unvested option awards. The options were granted pursuant to the 2019 EIP and are currently subject to time-based vesting.

Name	Option Grant Date		Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Earned Options (#) Unexercisable	Option Exercise Price ($)(1)	Option Expiration Date
William Lis	6/1/2020	(2)	3/20/2019	2,113,703	474,505	$0.20	5/31/2030
	9/3/2020	(3)	8/3/2020	180,290	631,019	$0.20	9/2/2030
Kevin N. Heller, M.D.	9/2/2020	(4)	8/10/2020	—	2,329,392	$0.20	9/1/2030
Jeet Mahal	6/1/2020	(4)	12/12/2019	—	776,463	$0.20	5/31/2030

____________

(1)      Represents the fair market value of a share of Jasper’s common stock, as determined by Jasper’s Board, on the option’s grant date.

(2)      50% of the shares subject to the option were fully vested upon grant. 129,410 shares vested on June 21, 2020 and 129,410 shares vest monthly thereafter through and including November 21, 2020. 43,137 shares vested on December 21, 2020, 43,137 shares vest monthly thereafter through and including October 21, 2021 and 43,137 shares shall vest on November 21, 2021 (on which date all shares subject to the option shall be vested).

(3)      1/18th of the shares subject to the option vest on each one month anniversary of the Vesting Commencement Date.

(4)      25% of the shares originally subject to the option vest on the one year anniversary of the Vesting Commencement Date and 1/48th of the number of shares originally subject to the option shall vest monthly thereafter.

Jasper 2019 Equity Incentive Plan

The Jasper Board adopted the 2019 EIP on November 18, 2019, and the 2019 EIP was approved by Jasper’s stockholders on November 18, 2019. As of June 30, 2021, options to purchase 10,733,204 shares of Jasper’s common stock were outstanding under the 2019 EIP. As of June 30, 2021, 1,009,766 shares of Jasper’s common stock were reserved for future issuance under the 2019 EIP.

The 2019 EIP will terminate at or prior to and contingent upon the consummation of the Business Combination, and no further awards will be granted under the 2019 EIP. However, the 2019 EIP will continue to govern outstanding awards granted thereunder. Upon consummation of the Business Combination, New Jasper will grant equity incentive awards under the terms of the Equity Incentive Plan. See the section of this proxy statement/prospectus entitled “Equity Incentive Plan Proposal.”

The following is only a summary of the material terms of the 2019 EIP, is not a complete description of all provisions of the 2019 EIP and should be read in conjunction with the 2019 EIP, which is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

Authorized Shares.    Under the 2019 EIP, an aggregate of 12,359,055 shares of Jasper’s common stock were initially reserved for future issuance. The authorized shares are subject to adjustment in the event of a stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, recapitalization, reincorporation, reorganization, or other similar change in the capitalization. Additionally, shares issued pursuant to awards under the 2019 EIP that are repurchased or that are forfeited, as well as shares reacquired as consideration for the exercise or purchase price of an award or to satisfy tax withholding obligations related to an award, will become available for future grant under the 2019 EIP.

Types of Awards.    The 2019 EIP provides for the granting of (1) incentive stock options intended to qualify as incentive stock options under Section 422 of the Code, (2) nonstatutory stock options that do not qualify as an incentive stock option, (3) stock appreciation rights, (4) restricted stock awards, (5) restricted stock unit awards, and (6) other stock awards. Incentive stock options may be granted only to Jasper’s employees or employees of Jasper’s affiliates, and stock awards other than incentive stock options may be granted to employees, directors and consultants.

Stock Options and Stock Appreciation Rights.    The Jasper Board determines the exercise price for stock options and stock appreciation rights, provided that the exercise price generally cannot be less than 100% of the fair market value of Jasper’s common stock on the date of grant, subject to certain exceptions relating to Section 409A of the Code. The term of a stock option or a stock appreciation right may not exceed ten years. Unless an award agreement provides otherwise, the termination date shall be: (1) the earlier of eighteen months or upon the expiration of the option or stock appreciation right, if termination is due to death; (2) the earlier of twelve months or upon the expiration of the option or stock appreciation right, if termination is due to disability; or (3) three months, if termination is due to reasons other than for death, disability or cause. If the termination of service is due to cause, the stock option or stock appreciation right will terminate immediately upon such termination of service, and the participant will be prohibited from exercising the option or stock appreciation right.

Restricted Stock and Restricted Stock Unit Awards.    Each restricted stock and restricted stock unit award agreement will be in the form and contain such terms and conditions as the Jasper Board deems appropriate. Unless otherwise provided in the award agreement, the Jasper Board will hold certificates or, if not certificated, other indicia representing the restricted shares. If a recipient’s service terminates, Jasper may receive through a forfeiture condition or a repurchase right, any or all of the shares of common stock held by the recipient as of the date of termination. Restricted stock units not yet vested shall be forfeited upon termination of the recipient’s employment unless otherwise set forth in the award.

Transferability.    Stock options or stock appreciation rights are generally not transferable except by will or by the laws of descent and distribution or as otherwise provided under the 2019 EIP. Restricted stock awards may be transferable by the participant only upon such terms and conditions as are set forth in the restricted stock award agreement, as the Jasper Board will determine in its sole discretion.

Administration.    The 2019 EIP is administered by the Compensation Committee of the Jasper Board, although the Compensation Committee of the Jasper Board may delegate the administration of the 2019 EIP to a committee. The administrator has full power to determine, among other things: (1) who will be granted awards; (2) when and how each award will be granted; (3) what type of award will be granted; (4) the provisions of each award (which need not be identical), including when a person will be permitted to exercise or otherwise receive cash or common stock under the award; (5) the number of shares of common stock subject to an award; and (6) the fair market value applicable to an award.

Change in Control/Corporate Transactions.    The 2019 EIP provides that in the event of a change in control transaction (as defined in the 2019 EIP), a stock award may be subject to additional acceleration of vesting and exercisability as may be provided in the stock award agreement for such stock award or as may be provided in any other written agreement between Jasper or its affiliate and the participant, but in the absence of such provision, no such acceleration will occur. In addition, the 2019 EIP provides that in the event of a corporate transaction (as defined in the 2019 EIP), the Jasper Board has the discretion to take a number of actions with respect to awards contingent upon the closing of the transaction, including arranging for the assumption or substitution of awards, arranging for the assignment of repurchase rights in respect of awards, accelerating the vesting of awards, canceling awards or making payments in respect of awards.

Amendment.    The Jasper Board generally has the authority to amend awards, subject to the award recipient’s consent if the amendment is not favorable to the participant, except in connection with a capitalization adjustment.

Perquisites, Health, Welfare and Retirement Benefits

Jasper’s executive officers, during their employment with Jasper, are eligible to participate in its employee benefit plans, including its medical and dental insurance plans, in each case on the same basis as all of its other employees. Jasper generally does not provide perquisites or personal benefits to its named executive officers, except in limited circumstances. Jasper does, however, pay the premiums for medical and dental insurance for all of its employees, including its named executive officers. The New Jasper Board may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in its best interests.

Nonqualified Deferred Compensation

Jasper does not maintain nonqualified defined contribution plans or other nonqualified deferred compensation plans. The New Jasper Board may elect to provide its officers and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in its best interests.

Employment Arrangements with Named Executive Officers

Services Agreement with William Lis

In March 2019, Jasper entered into an Agreement Regarding Advisory Services and Appointment as Executive Chairman and Interim Chief Executive Officer between Jasper and Mr. Lis, dated March 15, 2019, as amended (the “Lis Services Agreement”). Pursuant to the Lis Services Agreement, Jasper initially engaged Mr. Lis as an advisor, and, in December 2019 and accordance with the Lis Services Agreement, Mr. Lis was appointed as Jasper’s Executive Chairman and Chief Executive Officer. The Lis Services Agreement provides that Mr. Lis would initially be granted an option to purchase 2.5% of Jasper’s common stock on a fully-diluted basis, as well as a second option to purchase shares of Jasper’s common stock on the date of the final closing of Jasper’s Series A Preferred Stock financing such that his beneficial ownership immediately following such final closing would equal 2.5% of Jasper’s common stock on a fully-diluted basis. In accordance with Lis Services Agreement and in satisfaction of the foregoing, Mr. Lis was granted an option to purchase an aggregate of 2,588,208 shares of Jasper common stock on June 1, 2020. The Lis Services Agreement initially provided that Mr. Lis’ initial base salary as Jasper’s Executive Chairman and interim Chief Executive Officer was $350,000, and that he would be entitled to receive an annual incentive bonus of up 35% of his annual base salary. Effective October 15, 2019, Mr. Lis’ base salary was increased to $385,000 and, effective September 3, 2020, Mr. Lis’ base salary was increased to $430,000 and his annual incentive bonus was increased to 40% of his annual base salary.

The Lis Services Agreement also provides that if Jasper terminates Mr. Lis’ employment without “cause” (as defined in the Lis Services Agreement) or Mr. Lis terminates his services with Jasper for “good reason” (as defined in the Lis Services Agreement), then Mr. Lis shall be entitled to receive (1) a severance payment equal to nine months of his then-current base salary, paid over such nine month period, (2) COBRA premiums to continue health insurance coverage then in effect for Mr. Lis and his eligible dependents until the earlier of the date that is six months following the termination of Mr. Lis’ employment with Jasper, the expiration of eligibility for COBRA or the date on which Mr. Lis becomes eligible for health insurance through a new employer; and (3) Mr. Lis’ outstanding equity awards that would have vested within six months following the termination date will vest and become fully exercisable as of the date of termination of his employment with Jasper.

Offer Letter with Kevin N. Heller, M.D.

In June 2020, Jasper entered into an offer letter with Dr. Heller to serve as Jasper’s Executive Vice President, Research and Development (the “Heller Offer Letter”). The Heller Offer Letter initially provided for an annual base salary of $450,000, subject to adjustment from time to time, and a target annual incentive bonus of 40% of his base salary. In connection with the commencement of his employment, Dr. Heller was granted an option to purchase 2,329,392 shares of common stock, which vests 25% on the one year anniversary of the date of commencement of his employment with Jasper with 1/48th of the number of shares originally subject to the option vesting monthly thereafter. Dr. Heller also is eligible to participate in the benefit plans that are generally available to all Jasper employees.

Offer Letter with Jeet Mahal

In July 2019, Jasper entered into an offer letter with Mr. Mahal to serve as Jasper’s Chief Financial and Business Officer (the “Mahal Offer Letter”). The Mahal Offer Letter initially provided for an annual base salary of $330,000, subject to adjustment from time to time, and a target annual incentive bonus of 30% of his base salary. Pursuant to the Mahal Offer Letter, in June 2020, Mr. Mahal was granted an option to purchase 1,035,283 shares of common stock, which vests 25% on the one year anniversary of December 12, 2019 with 1/48th of the number of shares originally subject to the option vesting monthly thereafter. Mr. Mahal also is eligible to participate in the benefit plans that are generally available to all Jasper employees.

Employee Severance Plan

Under Jasper’s employee severance plan applicable to executive committee members (which includes all of Jasper’s named executive officers), which became effective in February 2021 (the “Severance Plan”), upon a named executive officer’s termination by Jasper without “cause” (as defined in the Severance Policy) or a resignation by a named executive officer for “good reason” (as defined in the Severance Policy) within 24 months after a change in control (as defined in the Severance Policy, provided that the Business Combination is excluded from the definition of a change in control), the named executive officer will be eligible to receive (1) any earned but unpaid salary, unpaid and eligible expense reimbursements, accrued but unused vacation, and any vested benefits such named executive officer may have under any employee benefit plan of Jasper, (2) continued payment of the named executive officer’s base salary for 12 months following termination (less applicable tax withholdings), and (3) full acceleration of vesting of any equity awards subject to any maximum term (with any vesting based on satisfaction of performance objectives deemed satisfied at 100% of target); provided that, in each case of (2) and (3), the terminated named executive officer executes a separation agreement satisfactory to Jasper containing, but not limited to, a general release of claims, a non-disparagement clause and reaffirmation of such individual’s post-termination restrictive covenants.

Emerging Growth Company Status

New Jasper will be an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company it will be exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of its Chief Executive Officer to the median of the annual total compensation of all of its employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.

New Jasper Executive Officer Compensation Following the Business Combination

Following the consummation of the Business Combination, New Jasper intends to develop an executive compensation program that is designed to align compensation with New Jasper’s business objectives and the creation of stockholder value, while enabling New Jasper to attract, retain, incentivize and reward individuals who contribute to the long-term success of New Jasper. Decisions on the executive compensation program will be made by the New Jasper Board and specifically through the New Jasper Board’s Compensation Committee. Jasper expects that the compensation policies followed by New Jasper will be designed to provide for compensation that is sufficient to attract, motivate and retain executives of New Jasper and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

In addition to the guidance provided by its Compensation Committee, the New Jasper Board may utilize the services of third parties from time to time in connection with the recruiting, hiring and determination of compensation awarded to executive employees. New Jasper is currently negotiating the terms of new employment agreements with the individuals that are expected to become the executive officers of New Jasper (the effectiveness of which will be subject to the successful Closing).

DIRECTOR COMPENSATION

Director Compensation — Jasper

Jasper currently has no formal arrangements under which directors receive compensation for their service on the Jasper Board, and with the exception of Dr. Shizuru, who received compensation in connection with providing consulting services to Jasper, none of Jasper’s non-employee directors received any compensation for services to Jasper in 2020, as follows:

Name(1)	Fees Earned or Paid in Cash ($)	Option Awards ($)		All Other Compensation ($)		Total ($)
Anna French, D.Phil.	—	—		—		—
Nisha Marathe, Ph.D.(2)	—	—		—		—
Mitchell Mutz, Ph.D.(3)	—	—		—		—
Judith Shizuru, M.D., Ph.D.	—	134,399	(4)	250,000	(5)	384,399
Kurt von Emster	—	—		—		—

____________

(1)      Mr. Lis, Jasper’s Executive Chairman and Chief Executive Officer and a named executive officer, is not included in this table as he is an employee of Jasper and therefore receives no compensation for his service as a director. Mr. Lis’ compensation as an employee is included in the section entitled “— 2020 Summary Compensation Table” above.

(2)      Dr. Marathe was appointed to the Jasper Board effective September 3, 2020.

(3)      Dr. Mutz resigned from the Jasper Board effective August 6, 2020.

(4)      Amount reported represents the aggregate grant date fair value of the stock options granted to Dr. Shizuru during 2020 under the 2019 EIP, computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options are set forth in Note 12 to Jasper’s audited financial statements included elsewhere in this proxy statement/prospectus. This amount does not reflect the actual economic value that may be realized by Dr. Shizuru, which will depend on factors including the continued service of Dr. Shizuru and the future value of New Jasper’s stock. As of December 31, 2020, Dr. Shizuru held options to purchase an aggregate of 517,642 shares of Jasper’s common stock, and none of Jasper’s other non-employee directors held any options to purchase shares of Jasper’s common stock. Dr. Shizuru was granted this option in connection with Dr. Shizuru’s role as a co-founder of Jasper and was granted to Dr. Shizuru in recognition of Jasper issuing and selling $45.0 million of shares of its Series A-1 Preferred Stock.

(5)      Consists of fees earned by Dr. Shizuru for non-employee consulting services provided to Jasper.

New Jasper Director Compensation Following the Business Combination

It is anticipated that the Compensation Committee of the New Jasper Board will determine the annual compensation to be paid to the members of the New Jasper Board upon consummation of the Business Combination.

MANAGEMENT OF NEW JASPER FOLLOWING THE BUSINESS COMBINATION

The following sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors and executive officers of New Jasper following the consummation of the Business Combination.

Executive Officers and Directors after the Business Combination

Upon the consummation of the Business Combination, the business and affairs of New Jasper will be managed by or under the direction of the New Jasper Board. The following table sets forth the name, age and position of each of the expected directors and executive officers of New Jasper following consummation of the Business Combination as of August 15, 2021.

Name	Age	Position(s)
Executive Officers
William Lis	57	President, Chief Executive Officer and Executive Chairman of the New Jasper Board
Jeet Mahal	50	Chief Financial and Business Officer
Kevin N. Heller, M.D.	50	Executive Vice President, Research and Development

Non-Employee Directors
Judith Shizuru, M.D., Ph.D.	65	Director
Kurt von Emster	54	Director
Anna French, D.Phil.	33	Director
Christian W. Nolet	64	Director

____________

(1)      Member of the New Jasper audit committee, effective upon the consummation of the Business Combination.

(2)      Member of the New Jasper compensation committee, effective upon the consummation of the Business Combination.

(3)      Member of the New Jasper nominating and corporate governance committee, effective upon the consummation of the Business Combination.

Executive Officers

William Lis.    Upon consummation of the Business Combination, Mr. Lis will serve as New Jasper’s Chief Executive Officer and Executive Chairman of the New Jasper Board. Mr. Lis has 30 years of biopharmaceutical experience and has served as Jasper’s Chief Executive Officer and Executive Chairman of the Jasper Board since November 2019 and as its President since December 2019. Previously, Mr. Lis served as Chief Executive Officer and a Director of Portola Pharmaceuticals, Inc. (formerly listed on Nasdaq) from April 2010 until August 2018, after serving as Chief Operating Officer from November 2009 to April 2010, Vice President of Business and Commercial Operations from May 2008 to October 2009 and as Senior Director of Business Development from May 2005 to August 2005. Under his leadership, Portola successfully grew from a discovery-stage company to a fully integrated research and development and commercial organization, and independently discovered and developed Andexxa®, Bevyxxa® and cerdulatinib. He led corporate and academic institution partnerships and an initial public offering in October 2013. The company grew into a multi-billion valuation company during his tenure and was acquired by Alexion Pharmaceuticals, Inc. in July 2020. Prior to Portola, Mr. Lis held various management positions at Scios, Inc. (a Johnson & Johnson company), including as Vice President Business and Commercial Operations from November 2007 to April 2008, as Vice President of Business and New Product Development from August 2005 to November 2007 and as Director of Cardiovascular Marketing and New Products from January 2004 to May 2005, having led in-licensing efforts, development and the commercial operations for Xarelto®. He also held positions of increasing responsibility at Millennium Pharmaceuticals, Inc. (previously COR Therapeutics, Inc.) from October 1999 to November 2003, and prior to that he was with Rhone Poulenc Rorer in sales, marketing, medical affairs and business development, where he was involved in the commercial launch of Integrilin®, Lovenox®, Velcade® and Rilutek®. Mr. Lis has served as an independent member of the board of directors of Zai Lab Limited (Nasdaq: ZLAB) since October 2018. He also previously served as a member of the BIO Board of Directors for Emerging Companies and as an independent director of Eidos Therapeutics, Inc. (Nasdaq: EIDX) from December 2018 until it was acquired by BridgeBio Pharma, Inc. in January 2021. Mr. Lis holds a B.S. from the University of Maryland. Jasper’s board of directors believes that Mr. Lis is qualified to serve on the New Jasper Board due to his leadership and business and product development expertise, as well as his extensive experience in the pharmaceutical and therapeutics industry at both the executive and board level.

Jeet Mahal.    Upon consummation of the Business Combination, Mr. Mahal will serve as New Jasper’s Chief Financial and Business Officer. Mr. Mahal has served as Jasper’s Chief Financial and Business Officer since December 2019. Prior to joining Jasper, Mr. Mahal worked at Portola Pharmaceuticals, Inc. from August 2008 to December 2019, where Mr. Mahal held a number of positions of increasing leadership, most recently as Vice President, Strategic Marketing from January 2019 to December 2019 and Vice President, Business Development from February 2013 to December 2018. While at Portola Pharmaceuticals, Inc., Mr. Mahal led the execution of multiple business development partnerships for Andexxa®, Bevyxxa® and cerdulatinib. Mr. Mahal also played a key role in the company’s equity financings, including its initial public offering and multiple royalty transactions. Earlier in his career, from January 2006 to September 2008, Mr. Mahal was Director, Business and New Product Development, at Johnson & Johnson on the cardiovascular in-licensing and Xarelto® product development teams. Mr. Mahal started his career in the drug development laboratories at COR Therapeutics. Mr. Mahal holds a Bachelor’s degree in Molecular and Cell Biology from U.C. Berkeley, a Master’s degree in Engineering from North Carolina State University, a Master’s degree in Molecular and Cell Biology from the Illinois Institute of Technology and an MBA from Duke University.

Kevin N. Heller, M.D.    Upon consummation of the Business Combination, Dr. Heller will serve as New Jasper’s Executive Vice President, Research and Development. Dr. Heller has served as Jasper’s Executive Vice President, Research and Development since August 2020. Prior to joining Jasper, Dr. Heller was Chief Medical Officer at NextCure, Inc., a biotechnology company developing immunotherapy-based biologics for cancer and other diseases, from April 2018 to August 2020. Before that, from May 2015 to April 2018, Dr. Heller was Vice President and head of antibody clinical development at Incyte Corporation, coordinating immunotherapy clinical development strategies for multiple antibody programs. Dr. Heller joined Incyte from AstraZeneca plc, where Dr. Heller was Senior Medical Director from May 2013 to May 2015, overseeing global medicines development in oncology. Dr. Heller began his biopharma industry experience at Bristol Myers Squibb from July 2007 to June 2013, where he led early development programs and was responsible for authoring and managing first-in-human clinical trials. Dr. Heller’s most recent position at BMS was Global Lead for Oncology Search and Evaluation from July 2011 to June 2013, where he was responsible for leading a team matrix across disciplines during due diligence activities and preparing recommendations for possible acquisitions. Dr. Heller is currently Adjunct Professor of Medicine at Yale School of Medicine. He also serves as an industry advisor to CureSearch, an organization committed to childhood cancer research and the National Leadership Council for Society for Science. Dr. Heller received a Bachelor’s degree in molecular biophysics and biochemistry from Yale University and a medical degree from George Washington University. Dr. Heller trained in pediatrics at the Children’s Hospital of Buffalo and pediatric hematology/oncology at Memorial Sloan Kettering Cancer Center. Following his fellowship, Dr. Heller joined the faculty of the Rockefeller University as Instructor and subsequently Chief Clinical Scholar of Clinical Investigation.

Non-Employee Directors

Judith Shizuru, M.D., Ph.D.    Upon consummation of the Business Combination, Dr. Shizuru will serve as a member of the New Jasper Board. Dr. Shizuru is the scientific co-founder of Jasper and has served as a member of the Jasper Board since March 2018 and as Chair of Jasper’s Scientific Advisory Board since December 2019. Dr. Shizuru is a Professor of Medicine (Blood and Marrow Transplantation) and Pediatrics (Stem Cell Transplantation) at Stanford. Dr. Shizuru is a member of the Stanford Blood and Marrow Transplantation (BMT) faculty, the Stanford Immunology Program, and the Institute for Stem Cell Biology and Regenerative Medicine. Dr. Shizuru received a Bachelor’s degree from Bennington College and an M.D. and Ph.D. from the Stanford University School of Medicine. She trained as a resident in adult internal medicine at the University of California, San Francisco, and in the sub-specialty of hematology at Stanford. Dr. Shizuru has been attending on the Stanford Blood and Marrow Transplantation clinical service since 1997, and she oversees a research laboratory. Her laboratory is focused on understanding the cellular and molecular basis of resistance to engraftment of transplanted allogeneic hematopoietic cells, and the way in which bone marrow grafts modify immune responses including the induction of immune tolerance. Dr. Shizuru’s laboratory has developed the translational science of anti-CD117 antibodies, and was the first to advance an anti-human CD117 antibody as a transplant conditioning agent from the laboratory to the clinic. Dr. Shizuru has over 140 publications in the fields of immunology and hematopoietic cell transplantation. Jasper’s board of directors believes that Dr. Shizuru is qualified to serve on the New Jasper Board due to her expertise in immunology and transplant conditioning agents, as well as her knowledge of Jasper’s technology and product candidates, having co-founded Jasper in 2018.

Kurt von Emster.    Upon consummation of the Business Combination, Mr. von Emster will serve as a member of the New Jasper Board. Mr. von Emster has served on the Jasper Board since November 2019. Mr. von Emster has been a Partner at Abingworth LLP, a venture capital firm, since January 2015 and as Managing Partner since July 2015. Prior to joining Abingworth, Mr. von Emster was a co-founder and Partner of venBio LLC, a venture capital firm, from May 2009 until January 2015. In 2001, Mr. von Emster became a General Partner at MPM Capital, a leading biotechnology private equity firm, and launched the MPM BioEquities Fund, a crossover public and private biotechnology hedge fund. He was the portfolio manager of this fund from inception in 2001 until his departure in 2009. Mr. von Emster’s investment career started in 1989 at Franklin Templeton Investments where he founded and managed several health and biotechnology funds in the 1990s. Mr. von Emster currently has served on the boards of directors of Cymabay Therapeutics, Inc. (Nasdaq: CBAY) since April 2009, Tizona Therapeutics, Inc. since December 2020, Vera Therapeutics, Inc. (Nasdaq: VERA) since October 2020, Trishula Therapeutics, Inc. since December 2020, Vaxcyte, Inc. (Nasdaq: PCVX) since July 2015, Orbus Therapeutics, Inc. since July 2020 and SFJ Pharmaceuticals Inc. since April 2020 and previously served as a director of CRISPR Therapeutics AG from March 2015 to June 2019. Mr. von Emster holds a B.S. in Business and Economics from the University of California, Santa Barbara and is a Chartered Financial Analyst (CFA). Jasper’s board of directors believes that Mr. von Emster is qualified to serve on the New Jasper Board due to his extensive financial and investment experience, as well as his experience serving on the board of directors of other therapeutic and pharmaceutical companies.

Anna French, D.Phil.    Upon consummation of the Business Combination, Dr. French will serve as a member of the New Jasper Board. Dr. French has served on the Jasper Board since November 2019. Dr. French is a Partner at Qiming Venture Partners USA, having joined the firm in July 2017, where she invests in biotech and digital health companies, focusing on advanced therapeutics including cell and gene therapy. Dr. French has served on the boards of directors of Umoja Biopharma, Inc. since August 2020, WindMIL Therapeutics, Inc. since June 2018 and Auron Therapeutics, Inc. since December 2020. Previously, Dr. French was a Management Consultant at the Boston Consulting Group (BCG) from November 2014 to June 2017, where she advised leading biopharma companies on their strategy and operations. Dr. French also led a global industry/academic consortium focused on cell therapy commercialization. Dr. French earned a D.Phil. from the University of Oxford, UK, where her research focused on the hematopoietic differentiation of human induced pluripotent stem cells. Dr. French has over 20 publications in the field of stem cell research. Jasper’s board of directors believes that Dr. French is qualified to serve on the New Jasper Board due to her stem cell expertise, as well as her experience investing in companies focused on advanced therapeutics.

Christian W. Nolet.    Upon consummation of the Business Combination, Mr. Nolet will serve as a member of the New Jasper Board. Mr. Nolet has more than 40 years of experience in various leadership roles in the audit services profession and in the life sciences industry. Mr. Nolet was an audit partner at Ernst & Young LLP (“EY”), a professional services firm, from November 2001 to June 2019. While at EY, Mr. Nolet led the West EY Life Sciences Industry Group and continues to serve on both the Executive Committee and Finance Committee (Co-Chair) of the California Life Sciences industry association. Mr. Nolet was also a member of the Finance & Investment Committee and Emerging Companies Section of BIO (the Biotechnology Innovation Organization). Prior to EY, Mr. Nolet was a partner at PricewaterhouseCoopers LLP from 1991 to 2001. Mr. Nolet holds a B.S. in Accounting from San Diego State University and is a retired Certified Public Accountant in California. Mr. Nolet has served on the board of directors of Revance Therapeutics, Inc. (Nasdaq: RVNC) since July 2019, on the board of directors of PolarityTE, Inc. (Nasdaq: PTE) since April 2020, and on the board of directors of Ambrx Biopharma Inc. (Nasdaq: AMAM) since January 2021. Mr. Nolet previously served on the board of directors of Viela Bio, Inc. from August 2019 until it was acquired in March 2021. The AMHC Board believes that Mr. Nolet is qualified to serve on the New Jasper Board due to his experience with multiple life sciences companies ranging from growing venture-capital backed start-ups to Fortune 100 companies, and his financial expertise as a former audit partner and retired California Certified Public Accountant.

Family Relationships

There are no family relationships among any of the individuals who shall serve as directors or executive officers of New Jasper following the consummation of the Business Combination.

Board Composition

New Jasper’s business and affairs will be organized under the direction of the New Jasper Board. New Jasper anticipates that the New Jasper Board will consist of five members upon Closing. Mr. Lis will serve as Executive Chairman of the New Jasper Board. The primary responsibilities of the New Jasper Board will be to provide oversight, strategic guidance, counseling and direction to New Jasper’s management. The New Jasper Board will meet on a regular basis and on an ad hoc basis as required.

In accordance with the terms of the Proposed Charter and the Proposed Bylaws, which will become effective immediately prior to and upon the completion of the Business Combination, respectively, New Jasper will divide its board into three classes, as follows:

•        Class I, which will consist of Mr. von Emster, whose term will expire at New Jasper’s annual meeting of stockholders to be held in 2022;

•        Class II, which will consist of Dr. French and Dr. Shizuru, whose terms will expire at New Jasper’s annual meeting of stockholders to be held in 2023; and

•        Class III, which will consist of Mr. Lis and Mr. Nolet, whose terms will expire at New Jasper’s annual meeting of stockholders to be held in 2024.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will serve until the third annual meeting following their election and until their successors are duly elected and qualified. The authorized number of directors that shall constitute the New Jasper Board will be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the New Jasper Board. No decrease in the number of directors constituting the New Jasper Board will shorten the term of any incumbent director. This classification of the New Jasper Board may have the effect of delaying or preventing changes in its control or management. New Jasper’s directors may be removed only for cause by the affirmative vote of the holders of at least 66⅔% of New Jasper capital stock entitled to vote generally at an election of directors, voting together as a single class (provided that as of the three-year anniversary of the Closing Date, such reference to “66⅔%” shall be deemed to be “50%”).

Subject to applicable law and subject to the rights of the holders of any series of New Jasper Preferred Stock, any vacancies on the New Jasper Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the New Jasper Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

Director Independence

Upon the Closing, the New Jasper Board is expected to determine that each of the directors on the New Jasper Board, other than Mr. Lis and Dr. Shizuru, will qualify as independent directors, as defined by Rule 5605(a)(2) of the Nasdaq Listing Rules and the New Jasper Board will consist of a majority of “independent directors” as defined under the rules of the SEC and Nasdaq Stock Market listing rules relating to director independence requirements. In addition, New Jasper will be subject to the rules of the SEC and the Nasdaq Stock Market relating to the membership, qualifications and operations of the audit committee, as discussed below.

Board Leadership Structure

The Jasper Board is, and the New Jasper Board is expected to be, chaired by Mr. Lis, the President and Chief Executive Officer. In such role, Mr. Lis will have authority, among other things, to call and preside over board of directors meetings, to set meeting agendas and to determine materials to be distributed to the board of directors. The New Jasper Board believes that combining the positions of Chief Executive Officer and Executive Chairman helps to ensure that the New Jasper Board and management act with a common purpose and that separating the positions of Chief Executive Officer and Executive Chairman has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken the ability to develop and implement strategy. Instead, the New Jasper Board believes that combining the positions of Chief Executive Officer and Executive Chairman provides a single, clear chain of command to execute its strategic initiatives and business plans. In addition, the New Jasper Board believes that a combined Chief Executive Officer/Executive Chairman is better positioned to act as a bridge between management and the New Jasper Board, facilitating the regular flow of information. New Jasper also believes that it is advantageous to have an Executive Chairman with an extensive history with and knowledge of Jasper (as is the case with its Chief Executive Officer) as compared to a relatively less informed independent Executive Chairman.

Role of the New Jasper Board in Risk Oversight

Effective upon the Closing, the New Jasper Board will be responsible for overseeing our overall risk management process. The responsibility for managing risk will rest with executive management while the committees of the New Jasper Board and the New Jasper Board as a whole will participate in the oversight process. The New Jasper Board’s risk oversight process will build upon management’s risk assessment and mitigation processes, which include reviews of long-term strategic and operational planning, executive development and evaluation, regulatory and legal compliance and financial reporting and internal controls with respect to areas of potential material risk, including operations, finance, legal, regulatory, cybersecurity, strategic and reputational risk.

Board Committees

Effective upon the Closing, the New Jasper Board will reconstitute the audit committee, compensation committee and nominating and corporate governance committee. The New Jasper Board will adopt a new charter for each of these committees, which will comply with the applicable requirements of current Nasdaq Stock Market rules. New Jasper intends to comply with future requirements to the extent they will be applicable to New Jasper. Following the Closing, copies of the charters for each committee will be available on the investor relations portion of New Jasper’s website.

Audit Committee

New Jasper’s audit committee will consist of Anna French, D.Phil, Christian W. Nolet and Kurt von Emster. Mr. Nolet will serve as the chair of the audit committee. Each of the members of the audit committee will satisfy the independence requirements of the Nasdaq Stock Market and Rule 10A-3 under the Exchange Act. Each member of the audit committee can read and understand fundamental financial statements in accordance with Nasdaq Stock Market audit committee requirements. The functions of this committee will include, among other things:

•        appointing, determining the compensation of, retaining, overseeing and evaluating our independent registered public accounting firm and any other registered public accounting firm engaged for the purpose of performing other review or attest services for us;

•        prior to commencement of the audit engagement, reviewing and discussing with the independent registered public accounting firm a written disclosure by the prospective independent registered public accounting firm of all relationships between us, or persons in financial oversight roles with us, and such independent registered public accounting firm or their affiliates;

•        determining and approving engagements of the independent registered public accounting firm, prior to commencement of the engagement, and the scope of and plans for the audit;

•        monitoring the rotation of partners of the independent registered public accounting firm on our audit engagement;

•        reviewing with management and the independent registered public accounting firm any fraud that includes management or other employees who have a significant role in our internal control over financial reporting and any significant changes in internal controls;

•        establishing and overseeing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•        reviewing the results of management’s efforts to monitor compliance with our programs and policies designed to ensure compliance with laws and rules;

•        overseeing our programs, policies, and procedures related to our information technology systems, including information asset security and data protection; and

•        reviewing and discussing with management and the independent registered public accounting firm the results of the annual audit and the independent registered public accounting firm’s assessment of the quality and acceptability of our accounting principles and practices and all other matters required to be communicated to the audit committee by the independent registered public accounting firm under generally accepted accounting standards, the results of the independent registered public accounting firm’s review of our quarterly financial information prior to public disclosure and our disclosures in our periodic reports filed with the SEC.

Mr. Nolet will qualify as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq Listing Rules. New Jasper’s independent registered public accounting firm and New Jasper management will periodically meet separately with the audit committee.

The audit committee will review, discuss and assess its own performance and composition at least annually. The audit committee will also periodically review and assesses the adequacy of its charter, including its role and responsibilities as outlined in its charter, and recommend any proposed changes to our board of directors for its consideration and approval.

The composition and functioning of the audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and the Nasdaq Stock Market rules and regulations. New Jasper intends to comply with future requirements to the extent they become applicable to New Jasper.

Compensation Committee

New Jasper’s compensation committee will consist of Anna French, D.Phil, Christian W. Nolet and Kurt von Emster. Dr. French will serve as the chair of the compensation committee. Each of the members of the compensation committee will be a non-employee director as defined in Rule 16b-3 promulgated under the Exchange Act and will satisfy the Nasdaq Stock Market independence requirements. The functions of this committee will include, among other things:

•        reviewing, modifying and approving (or, if it deems appropriate, making recommendations to our board of directors regarding) our overall compensation strategy and policies, and reviewing, modifying and approving corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management;

•        determining and approving (or, if it deems appropriate, recommending to our board of directors for determination and approval) the compensation and terms of employment of our Chief Executive Officer, including seeking to achieve an appropriate level of risk and reward in determining the long-term incentive component of the Chief Executive Officer’s compensation;

•        determining and approving (or, if it deems appropriate, recommending to our board of directors for determination and approval) the compensation and terms of employment of our executive officers and other members of senior management;

•        reviewing and approving (or, if it deems appropriate, making recommendations to our board of directors regarding) the terms of employment agreements, severance agreements;

•        change-of-control protections and other compensatory arrangements for our executive officers and other senior management;

•        conducting periodic reviews of the base compensation levels of all of our employees generally;

•        reviewing and approving the type and amount of compensation to be paid or awarded to non-employee directors;

•        reviewing and approving the adoption, amendment and termination of our stock option plans, stock appreciation rights plans, pension and profit sharing plans, incentive plans, stock bonus plans, stock purchase plans, bonus plans, deferred compensation plans, 401(k) plans, supplemental retirement plans and similar programs, if any; and administering all such plans, establishing guidelines, interpreting plan documents, selecting participants, approving grants and awards and exercising such other power and authority as may be permitted or required under such plans; and

•        reviewing our incentive compensation arrangements to determine whether such arrangements encourage excessive risk-taking, reviewing and discussing at least annually the relationship between our risk management policies and practices and compensation and evaluating compensation policies and practices that could mitigate any such risk.

In addition, once we cease to be an “emerging growth company,” as defined in the JOBS Act, the responsibilities of the compensation committee will also include:

•        reviewing and recommending to our board of directors for approval the frequency with which we conduct a vote on executive compensation, taking into account the results of the most recent stockholder advisory vote on the frequency of the vote on executive compensation, and reviewing and approving the proposals regarding the frequency of the vote on executive compensation to be included in our annual meeting proxy statements; and

•        reviewing and discussing with management our Compensation Discussion and Analysis, and recommending to our board of directors that the Compensation Discussion and Analysis be approved for inclusion in our annual reports on Form 10-K, registration statements and our annual meeting proxy statements.

Under its charter, the compensation committee may form, and delegate authority to, subcommittees as appropriate. The compensation committee will review, discuss and assess its own performance and composition at least annually. The compensation committee will also periodically review and assess the adequacy of its charter, including its role and responsibilities as outlined in its charter, and recommend any proposed changes to our board of directors for its consideration and approval.

The composition and functioning of the compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq Stock Market rules and regulations. New Jasper intends to comply with future requirements to the extent they become applicable to New Jasper.

Nominating and Corporate Governance Committee

New Jasper’s nominating and corporate governance committee will consist of Anna French, D.Phil, and Kurt von Emster. Mr. von Emster will serve as the chair of the nominating and corporate governance committee. Each of the members of the nominating and corporate governance committee will satisfy the Nasdaq Stock Market independence requirements. The functions of this committee will include, among other things:

•        making recommendations to our board of directors regarding corporate governance issues;

•        identifying, reviewing and evaluating candidates to serve as directors (consistent with criteria approved by our board of directors);

•        determining the minimum qualifications for service on our board of directors;

•        reviewing and evaluating incumbent directors;

•        instituting and overseeing director orientation and director continuing education programs;

•        serving as a focal point for communication between candidates, non-committee directors and our management;

•        recommending to our board of directors for selection candidates to serve as nominees for director for the annual meeting of stockholders;

•        making other recommendations to our board of directors regarding matters relating to the directors;

•        reviewing succession plans for our Chief Executive Officer and our other executive officers;

•        reviewing and overseeing matters of corporate responsibility and sustainability, including potential long- and short-term trends and impacts to our business of environmental, social, and governance issues, and our public reporting on these topics; and

•        considering any recommendations for nominees and proposals submitted by stockholders.

The nominating and corporate governance committee will periodically review, discuss and assess the performance of our board of directors and the committees of our board of directors. In fulfilling this responsibility, the nominating and corporate governance committee will seek input from senior management, our board of directors and others. In assessing our board of directors, the nominating and corporate governance committee will evaluate the overall composition of our board of directors, our board of directors’ contribution as a whole and its effectiveness in serving our best interests and the best interests of our stockholders. The nominating and corporate governance committee will review, discuss and assess its own performance and composition at least annually. The nominating and corporate governance committee will also periodically review and assess the adequacy of its charter, including its role and responsibilities as outlined in its charter, and recommend any proposed changes to our board of directors for its consideration and approval.

The composition and functioning of the nominating and corporate governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and the Nasdaq Stock Market rules and regulations. New Jasper intends to comply with future requirements to the extent they become applicable to New Jasper.

Compensation Committee Interlocks and Insider Participation

None of the intended members of New Jasper’s compensation committee has ever been an executive officer or employee of New Jasper. None of New Jasper’s expected executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the New Jasper Board or compensation committee. For a description of transactions between Jasper and members of the compensation committee and affiliates of such members, please see the section of this proxy statement/prospectus entitled “Certain Relationships and Related Person Transactions.”

Code of Business Conduct and Ethics

The New Jasper Board will adopt a written code of business conduct and ethics, effective immediately prior to the Closing, which will apply to all of our employees, officers and directors, including those officers responsible for financial reporting. Following the Closing, a current copy of the code of business conduct and ethics will be available on the Corporate Governance section of New Jasper’s website, www.jaspertherapeutics.com. Information contained on or accessible through the website is not a part of this proxy statement/prospectus, and the inclusion of the website address in this proxy statement/prospectus is an inactive textual reference only. New Jasper intends to disclose any amendments to its code of business conduct and ethics, or any waivers of its requirements, on its website to the extent required by the applicable rules and exchange requirements.

Limitation of Liability and Indemnification

The Proposed Charter, which will become effective upon the Closing, will eliminate the liability of a director to New Jasper for monetary damages to the fullest extent permitted by applicable law. Under Delaware law, a corporation may eliminate the personal liability of directors of a corporation to the corporation and its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

•        breach of his or her duty of loyalty to the corporation or its stockholders;

•        act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•        transaction from which the director derived an improper personal benefit.

The Proposed Charter, which will become effective upon the Closing, will not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, will remain available under Delaware law. These limitations also do not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. The Proposed Bylaws, which will become effective upon the Closing, will provide that New Jasper will indemnify its directors and officers to the extent not prohibited by the DGCL or any other applicable law and may indemnify its employees and other agents as set forth in the DGCL or any other applicable law. The Proposed Bylaws will also provide that New Jasper will be obligated to advance expenses incurred by a director or officer in advance of the final disposition of any proceeding and also permit New Jasper to purchase insurance on behalf of any person required or permitted to be indemnified under the Proposed Bylaws. The New Jasper Board will obtain a directors’ and officers’ liability insurance policy.

Upon the consummation of the Business Combination, New Jasper intends to enter into separate indemnification agreements with each of its directors and executive officers in addition to the indemnification provided for in the Proposed Charter and the Proposed Bylaws. These agreements, among other things, will require New Jasper to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of New Jasper arising out of the person’s services as a director or executive officer.

The limitation of liability and indemnification provisions in the Proposed Charter and the Proposed Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit New Jasper and its stockholders. A stockholder’s investment may be harmed to the extent New Jasper pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

New Jasper believes that these provisions in the Proposed Charter and the Proposed Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

At present, there is no pending litigation or proceeding involving any of Jasper’s or New Jasper’s directors or executive officers as to which indemnification is required or permitted, and Jasper and New Jasper are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Scientific Advisory Board

New Jasper intends to establish a scientific advisory board. New Jasper expects to regularly seek advice and input from these experienced scientific leaders on matters related to its research and development programs. New Jasper’s scientific advisory board is expected to consist of experts across a range of key disciplines relevant to its programs and science. New Jasper intends to continue to leverage the broad expertise of its advisors by seeking their counsel on important topics relating to its research and development programs.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of shares of AMHC Common Stock as of the Record Date and of New Jasper Common Stock immediately following consummation of the Business Combination by:

•        each person known by AMHC to be the beneficial owner of more than 5% of AMHC’s outstanding Common Stock on the Record Date;

•        each person known by AMHC who may become beneficial owner of more than 5% of New Jasper’s outstanding Common Stock immediately following the Business Combination;

•        each of AMHC’s current executive officers and directors;

•        each person who will become an executive officer or a director of New Jasper upon consummation of the Business Combination;

•        all of AMHC’s current executive officers and directors as a group; and

•        all of New Jasper’s executive officers and directors as a group after the consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security.

					After Business Combination
	Prior to Business Combination(1)				Assuming No Redemptions(2)				Assuming Maximum Redemptions(3)
	Class A Common Stock		Class B Common Stock		Voting Common Stock		Non-Voting Common Stock		Voting Common Stock		Non-Voting Common Stock
Name and Address of Beneficial Owner	Number of Shares	% of Class	Number of Shares	% of Class	Number of Shares	% of Class	Number of Shares	% of Class	Number of Shares	% of Class	Number of Shares	% of Class
Directors and officers Prior to the Business Combination:(4)
Howard Hoffen(5)(6)	—	—	2,500,000	100.0%	2,700,000	5.8%	—	—	2,700,000	6.9%	—	—
Bala Venkataraman(5)(7)	—	—	2,500,000	100.0%	4,885,000	10.4%	—	—	4,885,000	12.4%	—	—
Kenneth Clifford(5)(6)	—	—	2,500,000	100.0%	2,700,000	5.8%	—	—	2,700,000	6.9%	—	—
Vishal Kapoor(5)	—	—	—	—	—	—	—	—	—	—	—	—
Fred Eshelman(5)	—	—	—	—	100,000	*	—	—	100,000	*	—	—
Ernest Mario(5)	—	—	—	—	50,000	*	—	—	50,000	*	—	—
Peter Dolan(5)	—	—	—	—	25,000	*	—	—	25,000	*	—	—
Glenn Reicin(5)	—	—	—	—	15,000	*	—	—	15,000	*	—	—
All directors and officers prior to the Business Combination (eight persons)
Directors and officers after the Business Combination:(8)
William Lis(9)	—	—	—	—	880,405	1.8%	—	—	880,405	2.2%	—	—
Kevin N. Heller, M.D(9).	—	—	—	—	190,923	*	—	—	190,923	*	—	—
Jeet Mahal(10)	—	—	—	—	133,342	*	—	—	133,342	*	—	—
Judith Shizuru, M.D. Ph.D.(11)	—	—	—	—	1,269,525	2.7%	—	—	1,269,525	3.2%	—	—
Kurt von Emster	—	—	—	—	—	—	—	—	—	—	—	—
Anna French, D.Phil.	—	—	—	—	—	—	—	—	—	—	—	—
Christian W. Nolet	—	—	—	—	—	—	—	—	—	—	—	—
All directors and officers after the Business Combination as a group (seven persons)	—	—	—	—	2,474,195	5.1%	—	—	2,474,195	6.1%	—	—

					After Business Combination
	Prior to Business Combination(1)				Assuming No Redemptions(2)				Assuming Maximum Redemptions(3)
	Class A Common Stock		Class B Common Stock		Voting Common Stock		Non-Voting Common Stock		Voting Common Stock		Non-Voting Common Stock
Name and Address of Beneficial Owner	Number of Shares	% of Class	Number of Shares	% of Class	Number of Shares	% of Class	Number of Shares	% of Class	Number of Shares	% of Class	Number of Shares	% of Class
Five Percent Holders:
Amplitude Healthcare Holdings LLC(5)(12)	—	—	2,500,000	100.0%	2,500,000	5.3%	—	—	2,500,000	6.4%	—	—
Tenor Opportunity Master Fund, Ltd.(13)	500,000	5.0%	—	—	500,000	1.1%	—	—	500,000	1.3%	—	—
Glazer Capital, LLC(14)	1,073,125	10.7%	—	—	1,073,125	2.3%	—	—	1,073,125	2.7%	—	—
UBS O’Connor LLC(15)	500,000	5.0%	—	—	500,000	1.1%	—	—	500,000	1.3%	—	—
Abingworth Bioventures VII LP(16)	—	—	—	—	5,605,009	12.0%	—	—	5,605,009	14.3%	—
Amgen Inc. (17)	—	—	—	—	2,700,000	5.8%	—	—	2,700,000	6.9%	—
Citadel Multi-Strategy Equities Master Fund LTD. (18)	—	—	—	—	3,961,238	8.4%	296,137	100%	3,372,180	8.4%	885,195	100%
Qiming U.S. Healthcare Fund II, L.P. (19)	—	—	—	—	5,827,385	12.4%	—	—	5,827,385	14.8%	—
Roche Finance Ltd(20)	—	—	—	—	4,603,731	9.8%	—	—	4,603,731	11.7%	—

____________

The table above does not include the shares of Class A Common Stock underlying the Private Placement Warrants held by the Sponsor because these securities are not exercisable within 60 days of the Record Date.

*        Less than 1%

(1)      Prior to the Business Combination, the percentage of beneficial ownership of AMHC on the record date is calculated based on (i) 10,000,000 shares of Class A Common Stock and (ii) 2,500,000 shares of Class B Common Stock, in each case, outstanding as of such date.

(2)      The expected beneficial ownership of New Jasper immediately upon consummation of the Business Combination, assuming no holders of Public Shares exercise their redemption rights in connection therewith and the Closing occurs on August 20, 2021, is based on 47,173,368 shares of New Jasper Common Stock outstanding as of such date, and consists of (i) 10,000,000 shares of Class A Common Stock that will convert into a like number of shares of New Jasper Voting Common Stock, (ii) 2,500,000 shares of Class B Common Stock that will convert into a like number of shares of New Jasper Voting Common Stock, (iii) 24,377,231 shares of New Jasper Voting Common Stock that will be issued to certain holders of shares of common stock of Jasper, (iv) 296,137 shares of New Jasper Non-Voting Common Stock that will be issued to certain holders of shares of common stock of Jasper and (v) 10,000,000 shares of Class A Common Stock that will be issued in the PIPE Investment and will convert into a like number of shares of New Jasper Common Stock.

(3)      The expected beneficial ownership of New Jasper immediately upon consummation of the Business Combination, assuming the holders of AMHC Class A Common Stock exercise their maximum redemption rights in connection therewith and the Closing occurs on August 20, 2021, is based on 40,160,768 shares of New Jasper Common Stock outstanding as of such date, and consists of (i) 2,987,400 shares of Class A Common Stock that will convert into a like number of shares of New Jasper Voting Common Stock, (ii) 2,500,000 shares of Class B Common Stock that will convert into a like number of shares of New Jasper Voting Common Stock, (iii) 23,788,173 shares of New Jasper Voting Common Stock that will be issued to certain holders of shares of common stock of Jasper, (iv) 885,195 shares of New Jasper Non-Voting Common Stock that will be issued to certain holders of shares of common stock of Jasper and (v) 10,000,000 shares of Class A Common Stock that will be issued in the PIPE Investment and will convert into a like number of shares of New Jasper Common Stock.

(4)      Unless otherwise noted, the business address of each of the following entities or individuals is c/o Amplitude Healthcare Acquisition Corporation, 1177 Avenue of the Americas, Fl 40, New York, NY 10036.

(5)      The Sponsor is the record holder of the Class B Common Stock reported herein. Metalmark Amplitude Healthcare Holdings LLC and Avego Healthcare Capital, L.P., affiliates of Metalmark and Avego, respectively, are the managing members of the Sponsor. The partners of Metalmark indirectly control Metalmark Capital Holdings LLC, which is the general partner of Metalmark Capital Partners III GP, L.P., itself the sole member of Metalmark Amplitude Healthcare Holdings LLC; Howard Hoffen, AMHC’s Chairman, and Kenneth Clifford, AMHC’s Chief Financial Officer, are partners of Metalmark. Each of Messrs. Hoffen and Clifford disclaim any beneficial ownership of the reported shares other than to the extent of their respective pecuniary interest therein, directly or indirectly. Bala Venkataraman, AMHC’s Chief Executive Officer, is the managing member of Avego Healthcare Capital Holdings, LLC, which is the general partner of Avego Healthcare Capital, L.P., a managing member of the Sponsor. Mr. Venkataraman disclaims any beneficial ownership of the reported shares other than to the extent of his pecuniary interest therein, directly or indirectly. In addition, each of AMHC’s officers and directors is a member of the Sponsor and accordingly has pecuniary interest in the shares reported herein. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The Sponsor has agreed to place into escrow 1,000,000 shares of New Jasper Voting Common Stock as of immediately following the Closing. See the section entitled “Business Combination Proposal — Related Agreements — Sponsor Support Agreement” of this proxy statement/prospectus for additional information.

(6)      The expected beneficial ownership immediately upon consummation of the Business Combination includes the shares of New Jasper Voting Common Stock converted from the shares of Class A Common Stock expected to be acquired by HC IC Holdings LLC, a Delaware limited liability company, in the PIPE Investment. Messrs. Hoffen and Clifford are members of HC IC Holdings LLC. Each of Messrs. Hoffen and Clifford disclaim any beneficial ownership of the reported shares other than to the extent of their respective pecuniary interest therein, directly or indirectly.

(7)      The expected beneficial ownership immediately upon consummation of the Business Combination includes the shares of New Jasper Voting Common Stock converted from the shares of Class A Common Stock expected to be acquired by Avego Healthcare Capital, L.P., a Delaware limited partnership, and Velan Capital Partners LP, a Delaware limited partnership, in the PIPE Investment. Mr. Venkataraman is the managing member of Avego Healthcare Capital Holdings, LLC, which is the general partner of Avego Healthcare Capital, L.P., a managing member of the Sponsor, and is the managing member of Velan Capital Holdings LLC, which is the general partner of Velan Capital Partners LP. Mr. Venkataraman disclaims any beneficial ownership of the reported shares other than to the extent of his pecuniary interest therein, directly or indirectly.

(8)      Business address of each director and officer after the Business Combination is 2200 Bridge Parkway, Suite #102, Redwood City, CA 94065.

(9)      Consists solely of shares of New Jasper Voting Common Stock issuable upon exercise of options to purchase New Jasper Common Stock that will be issued in exchange for Jasper options exercisable within 60 days of the Record Date.

(10)    Consists of (i) 109,098 shares of New Jasper Voting Common Stock, and (ii) 24,244 shares of New Jasper Voting Common Stock issuable upon exercise of options to purchase New Jasper Common Stock that will be issued in exchange for Jasper options exercisable within 60 days of the Record Date.

(11)    Consists of (i) 1,124,060 shares of New Jasper Voting Common Stock that will be owned directly, of which 819,626 shares are vested or will vest within 60 days of the Record Date, and (ii) 145,465 shares of New Jasper Voting Common Stock issuable upon exercise of options to purchase New Jasper Common Stock that will be issued in exchange for Jasper options exercisable within 60 days of the Record Date.

(12)    Interests shown consist solely of AMHC Founder Shares, classified as shares of Class B Common Stock. Such shares are convertible into shares of Class A Common Stock at the closing of the Business Combination on a one-for-one basis, as described herein.

(13)    Based on a Schedule 13G originally filed with the SEC on January 31, 2020, as amended, Tenor Capital Management Company, L.P. (“Tenor Capital”), a Delaware limited partnership, serves as the investment manager to Tenor Opportunity Master Fund, Ltd. (the “Master Fund”), a company organized under the laws of the Cayman Islands, with respect to the Common Stock held by the Master Fund. Robin Shah, a United States citizen, serves as the managing member of Tenor Management GP, LLC, and the general partner of Tenor Capital. Both Tenor Capital and Robin Shah disclaim beneficial ownership of the Shares reported herein except to the extent of the Reporting Person’s pecuniary interest therein. The address of the principal business office of each of the Reporting Persons is 810 Seventh Avenue, Suite 1905, New York, NY 10019.

(14)    Pursuant to a Schedule 13G filed by Glazer Capital, LLC with the SEC on September 10, 2020, as amended, on behalf of Glazer Capital, LLC, a Delaware limited liability company (“Glazer Capital”) and Paul J. Glazer, a U.S. citizen (“Mr. Glazer”, together with Glazer Capital, the “Reporting Persons”). The principal place of business of each of the Reporting Persons is 250 West 55th Street, Suite 30A, New York, New York 10019. Glazer Capital serves as investment manager for certain funds and managed accounts (collectively, the “Glazer Funds”) that hold the Class A common stock as reported therein. Mr. Glazer serves as the Managing Member of Glazer Capital, with respect to the shares of Class A common stock held by the Glazer Funds. Glazer Enhanced Offshore Fund, Ltd, a Glazer Fund, has the right to receive or the power to direct the receipt of the proceeds from the sale of more than 5% of the Class A Common Stock reported therein.

(15)    Based on a Schedule 13G initially filed with the SEC on February 13, 2020, as amended, on behalf of UBS O’Connor LLC, a Delaware limited liability company. UBS O’Connor LLC serves as the investment manager to (i) Nineteen77 Global Multi-Strategy Alpha Master Limited (“GLEA”) and (ii) Nineteen77 Global Merger Arbitrage Master Limited (“OGMA”), (iii) MA Hedge Fund Strategies Limited (“SGMA”) and (iv) Nineteen77 Global Merger Arbitrage Opportunity Fund (“NGMA”). In such capacity UBS O’Connor LLC exercises voting and investment power over the shares of AMHC Common Stock held for the account of GLEA, OGMA, SGMA and NGMA. UBS O’Connor LLC is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended. As a result, UBS O’Connor LLC may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of Common Stock held for the account of GLEA, OGMA, SGMA and NGMA. The address of the principal business office of UBS O’Connor LLC is One North Wacker Drive, 32nd Floor, Chicago, Illinois 60606.

(16)    Consists of shares of New Jasper Voting Common Stock to be held by Abingworth Bioventures VII LP. Abingworth Bioventures VII GP LP, a Scottish limited partnership, serves as the general partner of ABV VII. Abingworth General Partner VII LLP, an English limited liability partnership (together with Abingworth Bioventures VII GP LP, the “General Partners”), serves as the general partner of Abingworth Bioventures VII GP LP. ABV VII (acting by its general partner Abingworth Bioventures VII GP LP, acting by its general partner Abingworth General Partner VII LLP) has delegated to Abingworth all investment and dispositive power over the securities held by ABV VII. An investment committee of Abingworth, currently comprised of Timothy Haines, Kurt von Emster, a member of the Board, Bali Muralidhar, Brian

Gallagher, Andrew Sinclair and Genghis Lloyd-Harris (collectively the “Investment Committee”), approves investment and voting decisions by a specified majority vote, and no individual member has the sole control or voting power over the securities held by ABV VII. Each of Abingworth, Abingworth Bioventures VII GP LP, Abingworth General Partner VII LLP, and each member of the Investment Committee disclaims beneficial ownership of the shares held by ABV VII. The address of Abingworth Bioventures VII LP is 38 Jermyn Street, London, SW1Y6DN, UK.

(17)    Consists of shares of New Jasper Voting Common Stock to be held by Amgen Inc. The mailing address of Amgen Inc. is One Amgen Center Drive, Thousand Oaks, CA 91320.

(18)    Assuming no redemptions, consists of (i) 3,961,238 shares of New Jasper Voting Common Stock, and (ii) 296,137 shares of New Jasper Non-Voting Common Stock to be held by Citadel Multi-Strategy Equities Master Fund Ltd. (“CM”). Assuming maximum redemptions, consists of (i) 3,372,180 shares of New Jasper Voting Common Stock, and (ii) 885,195 shares of New Jasper Non-Voting Common Stock to be held by CM. Citadel Advisors LLC (“Citadel Advisors”) is the portfolio manager for CM. Citadel Advisors Holdings LP (“CAH”) is the sole member of Citadel Advisors. Citadel GP LLC (“CGP”) is the general partner of CAH. Mr. Kenneth Griffin is the President and Chief Executive Officer of CGP, and owns a controlling interest in CGP. Each of Citadel Advisors, CAH CGP and Mr. Griffin may be deemed to beneficially own the shares held by CM, and may be deemed to share voting and dispositive power over shares held by CM. The address of CM is 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603.

(19)    Consists of shares of New Jasper Voting Common Stock to be held by Qiming U.S. Healthcare Fund II, L.P. The general partner of Qiming U.S. Healthcare Fund II, L.P. is Qiming U.S. Healthcare GP II, LLC. Gary Rieschel and Mark D. McDade are the managing partners of Qiming U.S. Healthcare GP II, LLC. Each of Qiming U.S. Healthcare GP II, LLC, Mr. Rieschel and Mr. McDade may be deemed to beneficially own the shares beneficially owned by Qiming U.S. Healthcare Fund II, L.P., but each disclaims beneficial ownership of such shares. The address for each of these entities and individuals is 11100 NE 8th St., Suite 200, Bellevue, WA 98004.

(20)    Consists of shares of New Jasper Voting Common Stock to be held by Roche Finance Ltd. Roche Finance Ltd is a wholly-owned subsidiary of Roche Holding Ltd, a publicly-held corporation. The principal business address of Roche Finance Ltd is Grenzacherstrasse 122, 4070 Basel, Switzerland.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions — AMHC

In August 2019, our Sponsor acquired 2,875,000 Founder Shares for an aggregate purchase price of $25,000. Prior to the initial investment in the company of $25,000 by our Sponsor, the company had no assets, tangible or intangible. The number of Founder Shares issued was determined based on the expectation that such Founder Shares represent 20% of the outstanding shares upon completion of our Initial Public Offering. On January 3, 2020, 375,000 Founder Shares were returned by our Sponsor and then forfeited, as our underwriter did not exercise the over-allotment option, at all. The Founder Shares (including the Class A Common Stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

Simultaneously with the closing of our Initial Public Offering, pursuant to the Private Placement Warrants Purchase Agreement, we completed the private sale of an aggregate of the Private Placement Warrants at a purchase price of $1.00 per Private Placement Warrant to our Sponsor, generating gross proceeds to us of $4,000,000. The Private Placement Warrants are identical to the Warrants sold as part of the Units in our Initial Public Offering, except that our Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants (except to certain permitted transferees) until 30 days after the completion of our initial business combination. The Private Placement Warrants are also not redeemable for cash by us so long as they are held by our Sponsor or its permitted transferees. No underwriting discounts or commissions were paid with respect to such sale.

If any of our officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, including our Founders, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. Our officers and directors currently have certain relevant fiduciary duties or contractual obligations to other entities that may take priority over their duties to us. We may, at our option, pursue an Affiliated Joint Acquisition opportunity with an entity to which an officer or director has a fiduciary or contractual obligation. Any such entity may co-invest with us in the target business at the time of our initial business combination, or we could raise additional proceeds to complete the acquisition by making a specified future issuance to any such entity. No compensation of any kind, including finder’s and consulting fees, will be paid to our sponsor, existing officers, directors and advisors except for Mr. Kapoor, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. In addition, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors, advisors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

We have been paying an aggregate of $3,697 per month for office space used by one of our officers, to an entity that is affiliated with our Chief Executive Officer. No written agreement currently exists for such office lease, as the payments are on a month to month basis. For the year ended December 31, 2020, we incurred and paid $44,364 of such fees. For the period ended December 31, 2019, there were no such fees.

Our Sponsor has agreed to loan us up to $300,000 which was used for a portion of the expenses of our Initial Public Offering. This loan was non-interest bearing, unsecured and was repaid upon the closing of our Initial Public Offering out of the offering proceeds not held in the Trust Account. Such loan was repaid upon the consummation of our Initial Public Offering.

In addition, in order to finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete an initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. The terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from New Jasper with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

On November 19, 2019, we entered into a registration rights agreement with respect to the Private Placement Warrants, the warrants issuable upon conversion of working capital loans (if any) and the shares of Class A Common Stock issuable upon exercise of the foregoing and upon conversion of the Founder Shares. The Business Combination contemplates that, at the Closing, New Jasper, the Sponsor and certain Jasper stockholders will enter into an Amended and Restated Registration Rights Agreement. See the section entitled “— Related Agreements — Amended and Restated Registration Rights Agreement” of this proxy statement/prospectus for additional information.

Concurrently with the execution of the Business Combination Agreement, we entered into the Subscription Agreements with each of the PIPE Investors, pursuant to which affiliates of the Sponsor will fund $28,350,000 in the PIPE Investment, and we, the Sponsor and Jasper entered into the Sponsor Support Agreement. See the sections entitled “— Related Agreements — PIPE Investment” and “— Sponsor Support Agreement” of this proxy statement/prospectus for additional information.

Certain Relationships and Related Party Transactions — Jasper

The following includes a summary of transactions since January 1, 2018 to which Jasper has been a party in which the amount involved exceeded or will exceed $120,000, and in which any of Jasper’s directors, executive officers or, to Jasper’s knowledge, beneficial owners of more than 5% of Jasper’s capital stock or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation — Jasper.”

Series A-1 Preferred Stock Financing

Second Closing

On December 23, 2019, Jasper completed the second initial closing under its Series A-1 Preferred Stock Purchase Agreement dated November 21, 2019, as amended on December 23, 2019 and September 11, 2020 (as amended, the “Series A-1 Purchase Agreement”), pursuant to which Jasper issued and sold an aggregate of 14,003,853 shares of its Series A-1 Preferred Stock at a purchase price of $0.7509 per share, for an aggregate purchase price of $10,515,493. In accordance with the Business Combination Agreement, at the Effective Time, all of the outstanding shares of Jasper Series A-1 Preferred Stock will be cancelled, extinguished and converted into a number of shares of New Jasper Common Stock based on Jasper’s Equity Value. The following table summarizes purchases of shares of Jasper’s Series A-1 Preferred Stock in the second initial closing by holders of more than 5% of Jasper’s capital stock at the time of the second initial closing:

Name of 5% Jasper Stockholder(1)	Shares of Series A-1 Preferred Stock	Total Purchase Price
Qiming U.S. Healthcare Fund II, L.P.(2)	1,165,268	$874,999.75
Abingworth Bioventures VII LP(2)	1,072,046	$804,999.35
Citadel Multi-Strategy Equities Master Fund LTD.	932,214	$699,999.50

____________

(1)      Additional details regarding these stockholders and their equity holdings are provided in this proxy statement/prospectus under the section entitled “Beneficial Ownership of Securities.”

(2)      At the time of the second initial closing, this entity had a representative serving on Jasper’s board of directors.

First Milestone Closing

On November 20, 2020, Jasper completed the first milestone closing under the Series A-1 Purchase Agreement, pursuant to which it issued and sold an aggregate of 14,316,154 shares of its Series A-1 Preferred Stock at a purchase price of $0.7509 per share, for an aggregate purchase price of $10,750,000. In accordance with the Business Combination Agreement, at the Effective Time, all of the outstanding shares of Jasper Series A-1 Preferred Stock will be cancelled, extinguished and converted into a number of shares of New Jasper Common Stock based on Jasper’s Equity Value. The following table summarizes purchases of shares of Jasper’s Series A-1 Preferred Stock in the first milestone closing by holders of more than 5% of Jasper’s capital stock at the time of the first milestone closing:

Name of 5% Jasper Stockholder(1)	Shares of Series A-1 Preferred Stock	Total Purchase Price
Qiming U.S. Healthcare Fund II, L.P.(2)	3,579,038	$2,687,499.63
Abingworth Bioventures VII LP(2)	3,292,715	$2,472,499.69
Citadel Multi-Strategy Equities Master Fund LTD.	2,863,231	$2,150,000.16
Roche Finance Ltd(2)	3,292,715	$2,472,499.69

____________

(1)      Additional details regarding these stockholders and their equity holdings are provided in this proxy statement/prospectus under the section entitled “Beneficial Ownership of Securities.”

(2)      At the time of the first milestone closing, this entity had a representative serving on Jasper’s board of directors.

Second Milestone Closing

On February 26, 2021, Jasper completed the second milestone closing under the Series A-1 Purchase Agreement, pursuant to which it issued and sold an aggregate of 14,316,146 shares of its Series A-1 Preferred Stock at a purchase price of $0.7509 per share, for an aggregate purchase price of $10,749,994. In accordance with the Business Combination Agreement, at the Effective Time, all of the outstanding shares of Jasper Series A-1 Preferred Stock will be cancelled, extinguished and converted into a number of shares of New Jasper Common Stock based on Jasper’s Equity Value. The following table summarizes purchases of shares of Jasper’s Series A-1 Preferred Stock in the second milestone closing by holders of more than 5% of Jasper’s capital stock at the time of second milestone closing:

Name of 5% Jasper Stockholder(1)	Shares of Series A-1 Preferred Stock	Total Purchase Price
Qiming U.S. Healthcare Fund II, L.P.(2)	3,579,038	$2,687,499.63
Abingworth Bioventures VII LP(2)	3,292,715	$2,472,499.69
Citadel Multi-Strategy Equities Master Fund LTD.	2,863,230	$2,149,999.41
Roche Finance Ltd(2)	3,292,715	$2,472,499.69

____________

(1)      Additional details regarding these stockholders and their equity holdings are provided in this proxy statement/prospectus under the section entitled “Beneficial Ownership of Securities.”

(2)      At the time of the second milestone closing, this entity had a representative serving on Jasper’s board of directors.

Agreements Related to the Series A-1 and Series A-2 Preferred Stock Financings

In connection with Japer’s Series A-1 Preferred Stock and Series A-2 Preferred Stock financings, Jasper entered into an Investors’ Rights Agreement (the “Jasper Investors’ Rights Agreement”), a Right of First Refusal and Co-Sale Agreement (the “Jasper Rights of First Refusal and Co-Sale Agreement”) and a Voting Agreement (the “Jasper Voting Agreement”), in each case dated November 21, 2019, with the purchasers of Jasper’s Series A-1 Preferred Stock and Series A-2 Preferred Stock and certain of the holders of Jasper’s common stock.

Jasper Investors’ Rights Agreement

Pursuant to the Jasper Investors’ Rights Agreement, Jasper granted certain registration rights to certain holders of its preferred stock and certain holders of its outstanding capital stock, including Abingworth Bioventures VII LP (“Abingworth”), Qiming U.S. Healthcare Fund II, L.P. (“Qiming”), Citadel Multi-Strategy Equities Master Fund

LTD. (“Citadel”) and Roche Finance Ltd (“Roche”) (collectively, the “Major Investors”), including the right to demand that Jasper file a registration statement, subject to certain limitations, and to request that their shares be covered by a registration statement that it is otherwise filing. In addition, pursuant to the Jasper Investors’ Rights Agreement, Jasper granted the Major Investors a right of first offer with respect to future sales of Jasper’s securities, subject to certain exceptions, and certain information, inspection, visitation and observer rights. The Jasper Investors’ Rights Agreement will terminate immediately prior to the Effective Time.

Right of First Refusal and Co-Sale Agreement

Pursuant to the Jasper Right of First Refusal and Co-Sale Agreement, Jasper granted certain rights to certain holders of Jasper’s preferred stock and certain holders of its outstanding capital stock, including the Major Investors. Pursuant to the Right of First Refusal and Co-Sale Agreement, Jasper has a right of first refusal in respect of certain sales of securities by Susan Prohaska Ph.D. and Judith Shizuru M.D., Ph.D. (collectively, the “Key Holders”). To the extent that Jasper does not exercise its right of first refusal in respect of a transfer of securities by a Key Holder in full, the Major Investors have certain rights of first refusal and co-sale in respect of such sale. The Right of First Refusal and Co-Sale Agreement will terminate immediately prior to the Effective Time.

Voting Agreement

Pursuant to the Jasper Voting Agreement, certain holders of its preferred stock and certain holders of its outstanding capital stock, including Abingworth, Qiming, Citadel, Amgen Inc. and the Key Holders, agreed to certain drag-along provisions related to a potential sale of Jasper. The Jasper Voting Agreement also contains provisions with respect to the elections of Jasper’s board of directors and the composition thereof. Pursuant to the Jasper Voting Agreement, each of Abingworth, Qiming and Roche have the right to designate one member to be elected to Jasper’s Board of Directors. The Jasper Voting Agreement also designates Judith Shizuru, a holder of more than 5% of Jasper’s capital stock, as a director representing the common stockholders. The Jasper Voting Agreement will terminate immediately prior to the Effective Time, and none of Jasper’s stockholders will have any continuing rights regarding the election or designation of members of New Jasper’s Board of Directors.

PIPE Investment

In connection with the Business Combination Agreement, AMHC entered into Subscription Agreements with the PIPE Investors to consummate the PIPE Investment pursuant to which the PIPE Investors agreed to subscribe for and purchase, and AMHC agreed to issue and sell to the PIPE Investors, following the Closing, an aggregate of 10,000,000 shares of AMHC Class A Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $100,000,000. See “Business Combination Proposal — Related Agreements — PIPE Investment” for more information about the Subscription Agreements and the PIPE Investment, respectively. Five of the PIPE Investors or their affiliates are beneficial holders of more than 5% of Jasper’s capital stock, and the table below sets forth the number of shares of AMHC Common Stock to be purchased by such holders:

Name of 5% Jasper Stockholder(1)	Shares of AMHC Common Stock	Total Purchase Price
Entities Affiliated with Citadel Advisors LLC	515,000	$5,150,000
Roche Finance Ltd	300,000	$3,000,000
Qiming U.S. Healthcare Fund II, L.P.	550,000	$5,500,000
Abingworth Bioventures VII LP	750,000	$7,500,000
Amgen Inc.	500,000	$5,000,000

Ownership Election Agreements

Concurrently with Jasper’s entry into the Business Combination Agreement, Jasper entered into an Ownership Election Agreement (the “Election Agreement”) with each of Abingworth, Qiming, Citadel and Roche. Pursuant to the Election Agreements with each of Abingworth, Qiming and Roche, the Jasper stockholder party thereto irrevocably elected to receive its respective transaction share consideration in the form of New Jasper Voting Common Stock and to waive its respective rights under Jasper’s certificate of incorporation and the Series A-1 Purchase Agreement to receive non-voting common stock in connection with the Business Combination Pursuant to the Election Agreement with Citadel, Citadel irrevocably elected to receive its allocable transaction share consideration in that number of New Jasper Voting Common Stock and New Jasper Non-Voting Common Stock such that, immediately following the Closing, the sum of (1) the AMHC Common Stock allocated to Citadel as transaction share consideration, less (2) the portion of such transaction share consideration allocable to Citadel in New Jasper Non-Voting Common Stock, plus (3) the number of New Jasper Voting Common Stock acquired by Citadel pursuant to the PIPE Investment, is equal to or less than 8.4% of the outstanding AMHC Common Stock as of immediately following the Closing.

Dr. Shizuru Consulting Agreement

On December 16, 2019, Jasper entered into a consulting agreement with Judith Shizuru, M.D., Ph.D., a member of the Jasper Board and holder of more than 5% of Jasper’s capital stock, pursuant to which Dr. Shizuru provides Jasper with consulting and advisory services in exchange for a cash fee of $20,833 per month, or $250,000 per year.

Indemnification Agreements

Jasper has entered into indemnification agreements with each of its directors. Upon the consummation of the Business Combination, New Jasper intends to enter into separate indemnification agreements with each of its directors and executive officers in addition to the indemnification provided for in the Proposed Charter and the Proposed Bylaws. These agreements, among other things, require Jasper or will require New Jasper, as applicable, to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of Jasper or New Jasper, as applicable, arising out of the person’s services as a director or executive officer.

Policies and Procedures for Transactions with Related Persons

Upon the consummation of the Business Combination, New Jasper will adopt a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which New Jasper was or is to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by New Jasper of a related person. In reviewing and approving any such transactions, New Jasper’s audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction.

COMPARISON OF CORPORATE GOVERNANCE AND STOCKHOLDER RIGHTS

Set forth below is a summary comparison of material differences between the rights of AMHC stockholders under the Current Charter and Current Bylaws (left column) and under the Proposed Charter and Proposed Bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of the governing documents described herein. The summary below is subject to, and qualified in its entirety by reference to, the full text of the Current Charter and Current Bylaws as well as the Proposed Charter a copy of which is attached as Annex B to this proxy statement/prospectus, and the Proposed Bylaws, a copy of which is attached as Annex C to this proxy statement/prospectus, as well as the relevant provisions of the DGCL. You should carefully read this entire document and the other referenced documents, including the governing corporate instruments, for a more complete understanding of the differences between being an AMHC stockholder before the Business Combination and being a New Jasper stockholder following the completion of the Business Combination.

For information on the Charter Amendment Proposal, see the section entitled “The Charter Amendment Proposal.”

Current Governance	Proposed Governance
Name Change
AMHC’s current name is Amplitude Healthcare Acquisition Corporation.	Upon Closing, AMHC’s name will be Jasper Therapeutics, Inc. (“JSPR”).
Purpose

The Current Charter provides that the purpose of the corporation is to engage in any lawful activity for which corporations may be organized in Delaware. In addition, AMHC has the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of AMHC, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination.

The Proposed Charter will provide that the purpose of the corporation will be to engage in any lawful activity for which corporations may be organized in Delaware.
Authorized Capital Stock

The Current Charter authorizes the issuance of up to 111,000,000 shares, par value $0.0001 per share, consisting of:

AMHC Common Stock: 110,000,000 shares of common stock, including 100,000,000 shares of Class A Common Stock, and 10,000,000 shares of Class B Common Stock.

AMHC Preferred Stock: 1,000,000 shares of preferred stock.

The Proposed Charter will authorize the issuance of up to 502,000,000 shares, par value $0.0001 per share, consisting of:

JSPR Common Stock: 492,000,000 shares of common stock, including 490,000,000 shares of voting common stock (“JSPR Voting Shares”), and 2,000,000 shares of non-voting common stock (“JSPR Non-Voting Shares”).

JSPR Preferred Stock: 10,000,000 shares of preferred stock.

Voting

Except as otherwise required by statute, the Current Charter or any Preferred Stock Designation, the AMHC Common Stock possesses all power of voting; however, prior to the closing of the Business Combination, the holders of Class B Common Stock possess the exclusive right to elect any director. Except as otherwise required by statute, the Current Charter or any Preferred Stock Designation, each share of AMHC Common Stock shall entitle the holder to one vote. The AMHC Common Stock shall generally vote as a single class.

The Proposed Charter provides that each outstanding share of JSPR Voting Shares shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders for their vote; provided, however, that, except as otherwise required by law, holders of JSPR Voting Shares shall not be entitled to vote on any amendment to the Proposed Charter (including any certificate of designation filed with respect to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series of preferred stock are

Current Governance	Proposed Governance

Subject to the rights of the holders of preferred stock to elect directors pursuant to the terms of one or more series of preferred stock, at all meetings at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast, unless the matter is one upon which, by applicable law, the Current Charter, the Current Bylaws or applicable stock exchange rules, a different vote is required, in which such provision shall govern and control.

Except as otherwise required by statute, the Current Charter or any Preferred Stock Designation, the AMHC Common Stock shall not have the right to vote on any amendment to the Current Charter affecting the rights of any class of preferred stock or AMHC Common Stock if the Current Charter, including any Preferred Stock Designation, grants rights to vote on the amendment to one or more specified series of preferred stock or AMHC Common Stock.

The powers, preferences, and rights of the Class B Common Stock may not be modified without the prior vote or written consent of a majority of the holders of the Class B Common Stock then outstanding.

entitled, either separately or together as a class with the holders of one or more other such series of preferred stock, to vote thereon by law or pursuant to the Proposed Charter (including any certificate of designation filed with respect to any series of preferred stock); and provided, further, that the JSPR Non-Voting Shares (i) shall be non-voting except as may be required by law and (ii) shall not entitle the holder thereof to vote on the election of directors at any time.

Except as otherwise provided by statute, the Proposed Charter or the Proposed Bylaws, directors shall be elected by a plurality of the votes of the shares entitled to vote generally on the election of directors. Except as otherwise provided by statute or by applicable stock exchange rules, or by the Proposed Charter or the Proposed Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of shares entitled to vote generally on the subject matter shall be the act of the stockholders. Except where otherwise provided by statute or by the Proposed Charter or the Proposed Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of shares of such class or classes or series shall be the act of such class or classes or series.

In addition, the powers, preferences, and rights of the JSPR Non-Voting Shares may not be waived, altered, amended or repealed (whether by merger, consolidation or otherwise) without the vote or consent of the holders of a majority of the outstanding shares of JSPR Non-Voting Shares (which majority must include the vote or consent of Citadel (or its affiliates) to the extent such entities remain holders of any JSPR Non-Voting Shares).

Rights of Preferred Stock

The Current Charter permits the Board to provide out of the unissued shares of preferred stock for one or more series of preferred stock and to establish from time to time the number of shares to be included in each such series, to fix the voting rights, if any, powers, designations, preferences and relative, participating, optional, special, and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof. The rights of each series of preferred stock shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series of preferred stock and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

The Proposed Charter will permit the board of directors of JSPR (the “JSPR Board”) to provide for the issue of any or all of the unissued and undesignated shares of preferred stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional or other rights and such qualifications, limitations or restrictions thereof. The rights of each series of preferred stock shall be stated and expressed in the resolution or resolutions adopted by the JSPR Board providing for the issuance of such shares and as may be permitted by the DGCL.

In addition, the Proposed Charter will permit the JSPR Board to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number

Current Governance	Proposed Governance

of shares of such series. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock entitled to vote thereon, without a separate vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filled with respect to any series of preferred stock. Although the JSPR Board does not currently intend to issue any shares of preferred stock, we cannot assure you that the JSPR Board will not do so in the future.

Conversion

The Current Charter provides that the Class B Common Stock shall convert into Class A Common Stock on a one-for-one basis at the option of the holder and automatically on the Closing, provided that in the case of the additional issuance of certain securities above specified amounts, the conversion ratio shall be adjusted. The adjustment of the conversion ratio may be waived by written consent of a majority of the holders of Class B Common Stock, but in no event shall the conversion ratio be less than one-to-one.

Under the Proposed Charter, holders of shares of JSPR Non-Voting Shares will have the right to convert each share of JSPR Non-Voting Shares held by such holder into one share of JSPR Voting Shares at such holder’s election by providing written notice to JSPR; provided, however, that such shares of JSPR Non-Voting Shares may only be converted into shares of JSPR Voting Shares to the extent that, as a result of such conversion, such conversion would not result in the holder(s) thereof beneficially owning (for purposes of Section 13(d) of the Exchange Act), when aggregated with affiliates with whom such holder is required to aggregate beneficial ownership for purposes of Section 13(d) of the Exchange Act, in excess of 9.9% of the JSPR Voting Shares (the “Beneficial Ownership Limitation”).

In addition, under the Proposed Charter, holders of JSPR Non-Voting Shares will have the right to increase the Beneficial Ownership Limitation applicable to only such holder upon 61 days’ prior written notice of such election to JSPR and may decrease the Beneficial Ownership Limitation applicable to only such holder at any time upon providing written notice of such election to JSPR; provided, however, that no holder may make such an election to change the Beneficial Ownership Limitation applicable to such holder unless all holders managed by the same investment advisor as such electing holder make the same election and each such written election is provided to JSPR by the applicable deadlines set forth in the Proposed Charter.

Number and Qualification of Directors

Subject to the rights of holders of any series of preferred stock to elect directors, the number of directors that constitute the Board shall be determined from time to time by resolution of the majority of the Board. Directors need not be stockholders of AMHC.

Pursuant to the Proposed Charter, the number of directors that shall constitute the JSPR Board shall be fixed exclusively by resolutions adopted by a majority of the JSPR Board. Directors need not be stockholders of JSPR.

Current Governance	Proposed Governance
Structure of the Board; Election of Directors

Delaware law permits a corporation to classify its board of directors into as many as three classes with staggered terms of office. Under the Current Charter, the Board is classified into three classes of directors, as nearly equal in number as possible, with staggered terms of office.

If the number of directors changes, the change will be distributed to keep the class size as close as possible, but a decrease in the number of directors will not shorten the term of any incumbent director. If one or more series of preferred stock are granted the right to elect one or more directors, those directors shall be excluded from the allocation of directors into three classes unless otherwise expressly provided in the applicable Preferred Stock Designation.

Subject to the rights of the holders of one or more series of preferred stock to elect directors, the election of directors shall be determined by a plurality of the votes cast.

Under the Proposed Charter, subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, the JSPR Board will be classified into three classes of directors with staggered terms of office. A decrease in the number of directors will not shorten the term of any incumbent director.

Pursuant to the Proposed Bylaws, the election of directors will be determined by a plurality of the votes cast.

Removal of Directors

Under the Current Charter, directors may be removed at any time, but only for cause and only by the affirmative vote of the majority of the voting power of all then outstanding capital stock of AMHC entitled to vote in the election of directors, voting together as a single class.

Under the Proposed Charter, subject to the rights of any series of preferred stock, directors may be removed at any time, but only for cause and only by the affirmative vote of 66⅔% of the voting power of all then outstanding capital stock entitled to vote generally at an election of directors, voting together as a single class (provided that as of the three-year anniversary of the Closing Date, such reference to “66⅔%” shall be deemed to be “50%”).

Supermajority Voting Provisions

Under the Current Charter and Current Bylaws, any amendment to Article IX of the Current Charter, restricting certain actions by AMHC prior to the Business Combination, requires an affirmative vote of at least 65% of the holders of all then outstanding shares of AMHC Common Stock.

Any amendment to Section 9.9 of the Current Charter, granting the holders of the Class B Common Stock the exclusive right to elect any director prior to the closing of the Business Combination, requires a resolution passed by the holders of at least 90% of the outstanding shares of AMHC Common Stock entitled to vote.

The Current Bylaws provide that any amendments to Article VIII of the Current Bylaws, concerning indemnification of directors, officers, and other specified individuals, requires an affirmative vote of at least 66.7% of the voting power of all outstanding shares of capital stock of AMHC.

The Proposed Charter will require the affirmative vote of the holders of at least 66⅔% of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class to (a) alter, amend or repeal the Proposed Bylaws, (b) to remove a director for cause or (c) alter, amend or appeal Articles V, VI, VII, or VIII of the Proposed Charter (provided that as of the three-year anniversary of the Closing Date, such reference to “66⅔%” shall be deemed to be “50%”).

Any amendment to Section 47 of the Proposed Bylaws, concerning indemnification of directors, officers, and other specified individuals, will require an affirmative vote of at least 66.7% of the voting power of all outstanding shares of capital stock.

Cumulative Voting

Delaware law provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its certificate of incorporation; however, the Current Charter bars cumulative voting.

Neither the Proposed Charter nor Proposed Bylaws provide for cumulative voting.

Current Governance	Proposed Governance
Vacancies on the Board of Directors

Under the Current Charter, vacancies may be filled exclusively by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders). Any director so chosen shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Under the Proposed Charter, subject to applicable law and the rights of holders of any series of preferred stock, vacancies will, unless the JSPR Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, and not by the stockholders. Any director so elected shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

Special Meeting of the Board of Directors

The Current Bylaws provide that Special Meetings of the Board may be called by the Chairman of the Board or the Chief Executive Officer, or by the Chairman of the Board, Chief Executive Officer or Secretary on the written request of at least a majority of directors then in office or the sole director. Notice of the Special Meeting must be provided to directors in advance unless waived. Unless otherwise specified in the Current Charter or Current Bylaws or by statute, the Board may undertake any business permitted at a regular meeting at a Special Meeting and the meeting notice need not disclose the purpose of the meeting.

The Proposed Bylaws will provide that unless otherwise restricted by the Proposed Charter, special meetings of the JSPR Board may be held at any time and place within or without the State of Delaware whenever called by the Chairman of the JSPR Board, the Chief Executive Officer, or a majority of the authorized number of directors. Notice of all special meetings of the JSPR Board shall be given to directors at least 24 hours in advance unless waived, and need not disclose the purpose of the special meeting.

Amendments to Certificate of Incorporation

The Current Charter may be amended as permitted under Delaware law.

Prior to an Initial Business Combination (as defined in the Current Charter), the Current Charter provides that any amendment to the business combination provisions of the Current Charter requires the approval of the holders of at least 65% of all outstanding shares of AMHC Common Stock.

The Proposed Charter may be amended as prescribed by statute.

Notwithstanding any provision therein, the Proposed Charter will provide that any amendment to Articles V, VI, VII, or VIII of the Proposed Charter requires the affirmative vote of the holders of at least 66⅔% of the voting power of all of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class (provided that as of the three-year anniversary of the Closing Date, such reference to “66⅔%” shall be deemed to be “50%”).

In addition, the Proposed Charter will provide that any amendment to the proviso of paragraph A of Article IV, the final sentence of paragraph A of Article IV, the final proviso of paragraph C of Article IV, paragraph D of Article IV, the second sentence of paragraph F of Article IV, and the proviso of Section B of Article VIII, in each case, of the Proposed Charter requires the vote or consent of the holders of a majority of the outstanding shares of JSPR Non-Voting Shares (which majority must include the vote or consent of Citadel (or its affiliates) to the extent such entities remain holders of any JSPR Non-Voting Shares).

Current Governance	Proposed Governance
Provisions Specific to a Blank Check Company
The Current Charter prohibits AMHC from entering into a Business Combination with another blank check company or similar company with nominal operations.	None.
Amendment of Bylaws

The Board is expressly authorized to adopt, amend, alter or repeal the Current Bylaws on affirmative vote of the majority of directors. In addition, the Current Bylaws may be adopted, amended, altered or repealed by AMHC stockholders by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding capital stock of AMHC entitled to vote in the election of directors, voting together as a class.

Amendments to Article VIII of the Current Bylaws, concerning indemnification of directors, officers, and other specified individuals, requires an affirmative vote of at least 66.7% of the voting power of all outstanding shares of capital stock of AMHC.

Adoption and amendment of the Current Bylaws by stockholders shall not invalidate any prior act of the Board that would have been valid absent the adoption of the new Bylaws.

Under the Proposed Charter, the JSPR Board will be expressly authorized to adopt, amend, alter or repeal the Proposed Bylaws upon the affirmative vote of the majority of directors. In addition, the Proposed Bylaws may be adopted, amended, or repealed by JSPR stockholders by the affirmative vote of the holders of at least 66⅔% of the voting power of all then outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class (provided that as of the three-year anniversary of the Closing Date, such reference to “66⅔%” shall be deemed to be “50%”).

Amendments to Section 47 of the Proposed Bylaws, concerning indemnification of directors, officers, and other specified individuals, will require an affirmative vote of at least 66.7% of the voting power of all outstanding shares of capital stock.

Quorum

Board of Directors: A majority of the total number of duly elected directors then in office shall constitute a quorum for the transaction of business, except as may be otherwise specifically provided by statute, the Current Bylaws or the Current Charter.

Stockholders: The holders of a majority of the shares of capital stock of AMHC issued and outstanding and entitled to vote shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute, the Current Bylaws and the Current Charter. If a matter may only be voted on by one or more specified series of AMHC Common Stock or preferred stock, then a majority of the shares of stock issued and outstanding and entitled to vote on that matter shall constitute a quorum.

If a quorum is not present, then the chairman of the meeting shall have power to adjourn the meeting until a quorum attend. The stockholders present at a duly convened meeting may continue to transact business notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Board of Directors: Unless the Proposed Charter requires a greater number, and except with respect to questions related to indemnification arising under Section 47 of the Proposed Bylaws for which a quorum shall be one-third of the exact number of directors fixed from time to time, a quorum of the JSPR Board shall consist of a majority of the exact number of directors fixed from time to time by the JSPR Board in accordance with the Proposed Charter; provided, however, that at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the JSPR Board, without notice other than by announcement at the meeting.

Stockholders: The holders of a majority of the shares of capital stock entitled to vote shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute, the Proposed Bylaws, or the Proposed Charter. Where a separate vote by a class or classes or series is required, except where otherwise provided by statute, the Proposed Bylaws, or the Proposed Charter, a majority of the outstanding shares of such class or classes or series shall constitute a quorum entitled to take action with respect to that vote on that matter.

Current Governance	Proposed Governance

In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Stockholder Action by Written Consent

Under the Current Charter, any action required or permitted to be taken by the stockholders of AMHC must be effected by a duly called annual or Special Meeting of such stockholders and may not be effected by written consent of the stockholders, other than with respect to Class B Common Stock with respect to those actions which may be taken by written consent.

Under the Proposed Charter, any action required or permitted to be taken by the stockholders of JSPR must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders, other than with respect to JSPR Non-Voting Shares with respect to those actions which may be taken by written consent.

Special Stockholder Meetings

Under the Current Bylaws, subject to the rights of any outstanding series of preferred stock or the requirements of law, Special Meetings of stockholder may be called only by the Chairman of the Board, the Chief Executive Officer of AMHC, or by a resolution passed by the majority of the Board. Special Meetings may not be called by stockholders or any other person except as specified above. The business transacted at special stockholder meetings shall be limited to the purpose(s) for which the meeting was called, as indicated in the written notice of Special Meeting sent to stockholders.

Under the Proposed Bylaws, special meetings of the stockholders may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by the Chairman of the JSPR Board, the Chief Executive Officer, or the JSPR Board pursuant to a resolution adopted by a majority of the total number of authorized directors. No business may be transacted at such special meeting otherwise than specified in the notice of meeting.

Notice of Stockholders Meetings

Except as otherwise provided in the Current Bylaws or permitted by statute, all notices of meetings with AMHC stockholders shall be in writing and shall be sent or otherwise given in accordance with the Current Bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place (if any), date and time of the meeting, and in the case of a Special Meeting, the purpose or purposes for which the meeting is called. Notice of meetings also may be given to stockholders by means of electronic transmission in accordance with statute.

Under the Proposed Bylaws, except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting.

In addition, under the Proposed Bylaws, notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by its attendance thereat, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Current Governance	Proposed Governance
Stockholder Nominations of Persons for Election of Directors

Under the Current Bylaws, nominations of persons for election to the Board may be made at an annual meeting or at a Special Meeting of stockholders at which directors are to be elected pursuant to AMHC’s notice of meeting only by giving notice to the Secretary. Notice must be received by the Secretary at the principal executive offices of AMHC (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholders to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th days before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual was first made by AMHC; and (ii) in the case of a Special Meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the Special Meeting is first made by AMHC. The stockholder’s notice to the Secretary must be in proper form, including all information required by the Current Bylaws and comply with all applicable requirements of the Exchange Act.

Under the Proposed Bylaws, nominations of persons for election to the JSPR Board may be made at an annual meeting or at a special meeting of stockholders at which directors are to be elected pursuant to JSPR’s notice of meeting only by giving notice to the corporate secretary of JSPR (“Secretary”). Written notice must be received by the Secretary at the principal executive offices of JSPR not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that, in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which notice of the date of such annual meeting was mailed or public announcement of the date of such meeting is first made, whichever first occurs. In no event shall an adjournment or a postponement of an annual meeting or a special meeting for which notice has been given, respectively, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The stockholder shall also update and supplement such information as required under Section 5(c) of the Proposed Bylaws. The number of nominees a stockholder may nominate for election at an annual meeting or special meeting shall not exceed the number of directors to be elected at such meeting.

Stockholder Proposals (Other than Nominations of Persons for Election of Directors)

In order for a stockholder to bring a matter before the annual meeting, the stockholder must give timely notice to the Secretary of AMHC, as described in the Current Bylaws. The notice requirements are also deemed satisfied if the stockholder complies with the requirements of Rule 14a-8 (or any successor thereof) of the Exchange Act.

Under the Proposed Bylaws, to properly bring a matter before an annual meeting by a stockholder, the stockholder must deliver written notice to the Secretary at the principal executive offices of JSPR pursuant to each of the requirements set forth in Sections 5(b)(ii), 5(b)(iii), and 5(c) therein. These certain notice requirements will also be deemed satisfied if the stockholder complies with the requirements of Rule 14(a)-8 of the Exchange Act.

Limitation of Liability of Directors and Officers

Under the Current Charter, to the fullest extent permitted by the DCGL, a director of AMHC shall not be personally liable to AMHC or its stockholders for monetary damages for breach of fiduciary duty as a director, unless they violated their duty of loyalty, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or redemptions, or derived improper personal benefit from their actions as a director.

Under the Proposed Charter, the liability of a director of JSPR for monetary damages shall be eliminated to the fullest extent under applicable law.

Current Governance	Proposed Governance
Indemnification of Directors, Officers, Employees and Agents

Under the Current Charter, AMHC is required to indemnify against all expenses to the fullest extent permitted by law any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate is, was, or agreed to become a director or office of AMHC or any predecessor of AMHC, or serves or served at any other enterprise as a director or officer at the request of AMHC or any predecessor to AMHC.

Under the Proposed Charter, to the fullest extent permitted by applicable law, JSPR will be authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of JSPR (and any other persons to which applicable law permits JSPR to provide indemnification) through provisions of the Proposed Bylaws, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law.

Under the Proposed Bylaws, JSPR will be required to indemnify its directors and officers to the extent not prohibited by the DGCL or any other applicable law.

Corporate Opportunity Provision
The Current Charter limits the application of the doctrine of corporate opportunity under certain circumstances prior to the closing of the Business Combination.	The Proposed Charter will be silent on the application of the doctrine of corporate opportunity.
Dividends, Distributions and Stock Repurchases

The Current Charter provides that, subject to applicable law, the rights, if any, of holders of any outstanding series of AMHC preferred stock and the Current Charter requirements relating to business combinations, holders of shares of AMHC Common Stock are entitled to receive such dividends and other distributions (payable in cash, property or capital stock of AMHC) when, as and if declared thereon by the Board from time to time out of any asset or funds legally available therefor and will share equally on a per share basis in such dividends and distributions

The Proposed Charter will provide that dividends may be declared and paid or set apart for payment upon the common stock out of any assets or funds of JSPR legally available for the payment of dividends, but only when and as declared by the JSPR Board or any authorized committee thereof, subject to any preferential dividend or other rights of any then outstanding preferred stock.

Liquidation

Under the Current Charter, in the event of a voluntary or involuntary liquidation, dissolution or winding up of AMHC, after payment of the debts and liabilities of AMHC and subject to the provisions of statute and the Current Charter and any rights of the holders of AMHC preferred stock, the holders of shares of AMHC Common Stock shall be entitled to all remaining assets of AMHC ratably on the basis of Class A Common Stock (on an as-converted basis with respect to the Class B Common Stock) they hold.

Under the Proposed Charter, upon the voluntary or involuntary liquidation, dissolution or winding up of JSPR, the net assets of JSPR shall be distributed pro rata to the holders of common stock, subject to any preferential or other rights of any then outstanding preferred stock. The JSPR Non-Voting Shares shall rank on parity with the JSPR Voting Shares as to distributions of assets upon the voluntary or involuntary liquidation, dissolution or winding up of JSPR.

Inspection of Books and Records; Stockholder Lists

Inspection: Under Section 220 of the DGCL, any AMHC stockholder, in person or by attorney or other agent, has, upon written demand under oath stating the purpose thereof, the right during the usual hours for business to inspect for any proper purpose and to make copies and extracts from AMHC’s stock ledger, a list of its stockholders and its other books and records.

Inspection: Under Section 220 of the DGCL, any JSPR stockholder, in person or by attorney or other agent, has, upon written demand under oath stating the purpose thereof, the right during the usual hours for business to inspect for any proper purpose and to make copies and extracts from JSPR’s stock ledger, a list of its stockholders and its other books and records.

Current Governance	Proposed Governance

Voting List: Under the Current Bylaws, AMHC will prepare and make available, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting. The list will be open to the examination of any stockholder, for any purpose germane to the meeting, as required by applicable law.

Voting List: Under the Proposed Bylaws, JSPR will be required to prepare and make available, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting. The list will be open to the examination of any stockholder, for any purpose germane to the meeting, as required by applicable law.

Choice of Forum

Under the Current Charter, unless AMHC consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is designated in the Current Charter as the sole and exclusive forum for (A) any derivative action or proceeding asserting a claim on behalf of AMHC, (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of AMHC to AMHC or AMHC’s stockholders, (C) any action or proceeding asserting a claim against AMHC, its directors, officers or employees arising pursuant to any provision of the DGCL or the Current Charter or Current Bylaws, or (D)  any action or proceeding asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. If the suit is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, subject to certain exceptions. This provision does not apply to suits brought to enforce liability or duties created by the Exchange Act or any other claim where the U.S. federal courts have exclusive jurisdiction.

Under the Proposed Charter, unless JSPR consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (i) any derivative claim or cause of action brought on behalf of JSPR; (ii) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of JSPR to JSPR or JSPR’s stockholders; (iii) any claim or cause of action against JSPR or any current or former director, officer or other employee of JSPR, arising out of or pursuant to any provision of the DGCL, the Proposed Charter or the Proposed Bylaws (as each may be amended from time to time); (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Proposed Charter or the Proposed Bylaws (as each may be amended from time to time, including any right, obligation or remedy thereunder); (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any claim or cause of action against JSPR or any current or former director, officer or other employee of JSPR governed by the internal-affairs doctrine or otherwise related to JSPR’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This provision will not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.

Current Governance	Proposed Governance

Unless JSPR consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by JSPR, its officers and directors, the underwriters for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

Any person or entity holding, owning or otherwise acquiring any interest in any security of JSPR shall be deemed to have notice of and consented to the foregoing provisions of the Proposed Charter.

TICKER SYMBOL, MARKET PRICE AND DIVIDEND INFORMATION

Ticker Symbol and Market Price

AMHC Common Stock, Units and Public Warrants are currently listed on Nasdaq under the symbols “AMHC,” “AMHCU” and “AMHCW,” respectively. The closing price of AMHC Common Stock, Units and Public Warrants on May 5, 2021, the last trading day before announcement of the execution of the Business Combination Agreement, was $9.95, $10.05 and $0.8501, respectively. As of August 20, 2021, the Record Date for the Special Meeting, the closing price for AMHC Common Stock, Units and Public Warrants was $9.93, $10.49 and $0.75, respectively.

Dividend Policy

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of our board of directors at such time. In addition, our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness in connection with the Business Combination, our ability to declare dividends may be limited by restrictive covenants we have agreed to in connection therewith.

DESCRIPTION OF NEW JASPER SECURITIES

The following summary of certain provisions of New Jasper securities does not purport to be complete and is subject to the Proposed Charter, the Proposed Bylaws and the provisions of applicable law. A copy of the Proposed Charter is attached as Annex B to this proxy statement/prospectus and a copy of the Proposed Bylaws is attached as Annex C to this proxy statement/prospectus.

Authorized and Outstanding Stock

The Proposed Charter authorizes the issuance of 490,000,000 shares of New Jasper Voting Common Stock, 2,000,000 shares of New Jasper Non-Voting Common Stock, and 10,000,000 shares of undesignated New Jasper Preferred Stock. The outstanding shares of Class A Common Stock are, and the shares of Class A Common Stock issued in the Business Combination will be, duly authorized, validly issued, fully paid and non-assessable. There will be no outstanding shares of Class B Common Stock following the Business Combination as each share of Class B Common Stock that is outstanding immediately prior to the Business Combination will be converted into a share of Class A Common Stock immediately prior to the Business Combination. As of the Record Date, there were 12,500,000 shares of AMHC Common Stock and no shares of preferred stock of AMHC outstanding.

New Jasper Common Stock Following the Business Combination

Under the Proposed Charter, holders of New Jasper Voting Common Stock and New Jasper Non-Voting Common Stock will have identical rights other than with respect to voting and conversion rights, each as described below.

Voting Power

Except as otherwise expressly provided in the Proposed Charter or as required by applicable law, on any matter that is submitted to a vote by New Jasper stockholders, holders of New Jasper Voting Common Stock will be entitled to one vote per share of New Jasper Voting Common Stock, and holders of New Jasper Non-Voting Common Stock will not be entitled to any votes per share of New Jasper Non-Voting Common Stock, including for the election of directors.

Conversion Rights

Holders of New Jasper Voting Common Stock will not have conversion rights, while holders of New Jasper Non-Voting Common Stock shall have the right to convert each share of New Jasper Non-Voting Common Stock held by such holder into one share of New Jasper Voting Common Stock at such holder’s election by providing written notice to New Jasper, provided that as a result of such conversion, such holder, together with its affiliates and any members of a Schedule 13(d) group with such holder, would not beneficially own in excess of 9.9% of New Jasper Voting Common Stock following such conversion. However, this ownership limitation may be increased to any other percentage designated by such holder of New Jasper Non-Voting Common Stock (and applicable only to such holder) upon 61 days’ prior written notice to New Jasper or decreased to any other percentage designated by such holder of New Japer Non-Voting Common Stock (and applicable only to such holder) at any time upon prior written notice to New Jasper. Holders of New Jasper Non-Voting Common Stock are also permitted to make certain transfers to non-affiliates upon which such transferred shares would immediately convert to shares of New Jasper Voting Common Stock upon the written request of the original holder and the written certification from the transferee holder of its non-affiliation with the original holder of such New Jasper Non-Voting Common Stock.

Dividends

Holders of New Jasper Common Stock are entitled to receive ratably any dividends declared by the New Jasper Board or a committee thereof out of funds legally available for that purpose, subject to any preferential dividend rights of any then outstanding preferred stock. New Jasper Common Stock does not have preemptive rights or other subscription rights or redemption or sinking fund provisions.

Liquidation, Dissolution and Winding Up

In the event of New Jasper’s voluntary or involuntary liquidation, dissolution or winding up, the net assets of New Jasper will be distributed pro rata to the holders of New Jasper Common Stock, subject to any liquidation preference of any then outstanding New Jasper Preferred Stock. The holders of New Jasper Non-Voting Common Stock will rank on parity with holders of New Jasper Voting Common Stock as to such distributions.

Preemptive or Other Rights

New Jasper stockholders have no preemptive or other subscription rights, and there are no sinking fund or redemption provisions applicable to New Jasper Common Stock.

Election of Directors

The New Jasper Board will remain divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term, except with respect to the election of directors at the Special Meeting pursuant to the Director Election Proposal, pursuant to which the Class I director will be elected to an initial one-year term (and three-year terms subsequently), the Class II directors will be elected to an initial two-year term (and three-year terms subsequently) and the Class III directors will be elected to an initial three-year term (and three-year terms subsequently). There is no cumulative voting with respect to the election of directors.

Preferred Stock

The Proposed Charter will provide that shares of New Jasper Preferred Stock may be issued from time to time in one or more series. The New Jasper Board will be authorized to fix the number of shares applicable to any such series of New Jasper Preferred Stock and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional or other rights and such qualifications, limitations or restrictions thereof. The New Jasper Board will be able to, without stockholder approval, issue New Jasper Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of New Jasper Common Stock and could have anti-takeover effects. The ability of the New Jasper Board to issue New Jasper Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of New Jasper or the removal of existing management. New Jasper will have no New Jasper Preferred Stock outstanding immediately after the Closing.

Certain Anti-Takeover Provisions of Delaware Law

Special Meetings of Stockholders

The Proposed Bylaws will provide that special meetings of stockholders may be called only by a majority vote of the New Jasper Board, by the Chairman of the New Jasper Board, or by the New Jasper Chief Executive Officer. The Proposed Bylaws will limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Proposed Bylaws will provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely under the Proposed Bylaws, a stockholder’s notice will generally need to be received by the corporate secretary at New Jasper’s principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which notice of the date of such annual meeting was mailed or public announcement of the date of such meeting is first made, whichever first occurs. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in

New Jasper’s annual proxy statement must comply with the notice periods contained therein. The Proposed Bylaws will specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude New Jasper’s stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Authorized but Unissued Shares

The authorized but unissued New Jasper Common Stock and New Jasper Preferred Stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved New Jasper Common Stock and New Jasper Preferred Stock could render more difficult or discourage an attempt to obtain control of New Jasper by means of a proxy contest, tender offer, merger or otherwise.

Written Consent by Stockholders

The Proposed Charter and the Proposed Bylaws provide that no action shall be taken by the New Jasper stockholders except at an annual or special meeting of stockholders called in accordance with the Proposed Bylaws, and no action shall be taken by the stockholders by written consent or electronic transmission.

Amendments to Certificate of Incorporation and Bylaws

The Proposed Charter will require the affirmative vote of the holders of at least 66⅔% of the voting power of all of the then-outstanding shares of New Jasper capital stock entitled to vote generally in the election of directors, voting together as a single class to alter, amend or appeal Articles V (regarding directors), VI (regarding indemnification), VII (exclusive forum) or VIII (regarding amendments of the Proposed Charter) of the Proposed Charter (provided that as of the three-year anniversary of the Closing Date, such reference to “66⅔%” shall be deemed to be “50%”).

The Proposed Bylaws will provide that they may be adopted, amended, or repealed by New Jasper’s stockholders by the affirmative vote of the holders of at least 66⅔% of the voting power of all of New Jasper’s then outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class (provided that as of the three-year anniversary of the Closing Date, such reference to “66⅔%” shall be deemed to be “50%”).

Removal of Directors

The Proposed Charter will provide that, subject to the rights of any series of New Jasper Preferred Stock, directors may be removed at any time, but only for cause and only by the affirmative vote of 66⅔% of the voting power of all then outstanding capital stock entitled to vote generally at an election of directors, voting together as a single class (provided that as of the three-year anniversary of the Closing Date, such reference to “66⅔%” shall be deemed to be “50%”).

Exclusive Forum Selection

The Proposed Charter and the Proposed Bylaws will provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for the following claims or causes of actions or proceedings under Delaware statutory or common law: (i) any derivative action or claim brought on New Jasper’s behalf; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of New Jasper’s current or former directors, officers or other employees to New Jasper or New Jasper stockholders; (iii) any action or proceeding asserting a claim against New Jasper or any of New Jasper’s current or former directors, officers or other employees, arising out of or pursuant to any provision of the DGCL, the Proposed Charter or the Proposed Bylaws; (iv) any action asserting a claim against New Jasper or any of New Jasper’s directors, officers, or other employees governed by the internal-affairs doctrine or otherwise related to New Jasper’s internal affairs; (v) any action or claim to interpret, apply, enforce or determine the validity of the Proposed Charter or Proposed Bylaws; and (vi) any action or claim as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. Further, pursuant to the Proposed Charter and Proposed Bylaws, these foregoing provisions would not apply to suits brought to enforce a duty or liability created by the Exchange Act, the Securities Act or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity holding, owning or otherwise acquiring any interest in shares of capital stock of New Jasper shall be deemed to have notice of and to have consented to such provisions.

Although we believe these provisions benefit New Jasper by providing increased consistency in the application of Delaware law in the types of lawsuits to which they apply, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against New Jasper’s directors and officers, although New Jasper’s stockholders will not be deemed to have waived New Jasper’s compliance with federal securities laws and the rules and regulations thereunder. Additionally, New Jasper cannot be certain that a court will decide that these provisions are either applicable or enforceable, and if a court were to find the choice of forum provisions contained in the Proposed Charter and the Proposed Bylaws to be inapplicable or unenforceable in an action, New Jasper may incur additional costs associated with resolving such action in other jurisdictions, which could harm the business, operating results and financial condition of New Jasper.

The Proposed Charter will provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Proposed Charter and the Proposed Bylaws will provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint.

Section 203 of the Delaware General Corporation Law

New Jasper will be subject to provisions of Section 203 of the DGCL regulating corporate takeovers under the Proposed Charter. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•        a stockholder who owns 15% or more of the outstanding voting stock of New Jasper (otherwise known as an “interested stockholder”);

•        an affiliate of an interested stockholder; or

•        an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of the assets of New Jasper. However, the above provisions of Section 203 do not apply if:

•        the board of directors of New Jasper approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•        after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of the voting stock of New Jasper outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•        on or subsequent to the date of the transaction, our initial business combination is approved by the New Jasper Board and authorized at a meeting of the New Jasper stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with New Jasper for a three-year period. This provision may encourage companies interested in acquiring New Jasper to negotiate in advance with the New Jasper Board because the stockholder approval requirement would be avoided if the New Jasper Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the New Jasper Board, and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Limitation on Liability and Indemnification of Directors and Officers

The Proposed Charter will eliminate directors’ liability for monetary damages to the fullest extent permitted by applicable law. The Proposed Charter and the Proposed Bylaws will require New Jasper, to indemnify and advance expenses to, to the fullest extent permitted by applicable law, its directors and officers. The Proposed Charter and the Proposed Bylaws will authorize the New Jasper Board to determine whether to indemnify and advance expenses to, as set forth in the DGCL or any other applicable law, New Jasper employees and other agents. Further, the Proposed Charter will prohibit any retroactive changes to the rights or protections or increase the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification. We believe that these provisions in the Proposed Charter and the Proposed Bylaws are necessary to attract and retain qualified persons as directors and officers. However, these provisions may discourage stockholders from bringing a lawsuit against directors New Jasper for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit New Jasper and the stockholders of New Jasper. Furthermore, a stockholder’s investment may be adversely affected to the extent New Jasper pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Warrants

Public Warrants

Each Public Warrant entitles the registered holder to purchase one share of New Jasper Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing. The Public Warrants will expire five (5) years after the Closing of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of New Jasper Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of New Jasper Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable and we will not be obligated to issue shares of New Jasper Common Stock upon exercise of a Public Warrant unless the New Jasper Common Stock issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless.

We are not registering the shares of New Jasper Common Stock issuable upon exercise of the Public Warrants at this time. However, we have agreed that as soon as practicable, but in no event later than 15 business days, after the Closing, we will use our reasonable best efforts to file, and within 60 business days following the Business Combination to have declared effective, a registration statement for the registration, under the Securities Act, of the shares of New Jasper Common Stock issuable upon exercise of the Public Warrants. We will use our reasonable best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if New Jasper Common Stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the Public Warrants become exercisable, we may call the Public Warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the reported last sale price of the New Jasper Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

If and when the Public Warrants become redeemable by us, we may exercise our redemption right if the issuance of shares of New Jasper Common Stock upon exercise of the Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise its Public Warrant prior to the scheduled redemption date. However, the price of the New Jasper Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of New Jasper Common Stock issuable upon the exercise of the Public Warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of New Jasper Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Jasper Common Stock underlying the Public Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Public Warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the New Jasper Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of New Jasper Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Public Warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Public Warrants after the Closing.

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Public Warrant agent’s actual knowledge, would beneficially own in excess of 4.8% or 9.8% (or such other amount as a holder may specify) of the shares of New Jasper Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of New Jasper Common Stock is increased by a stock dividend payable in shares of New Jasper Common Stock, or by a split-up of shares of New Jasper Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of New Jasper Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of New Jasper Common Stock. A rights offering to holders of New Jasper Common Stock entitling holders to purchase shares of New Jasper Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of New Jasper Common Stock equal to the product of (i) the number of shares of New Jasper Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for New Jasper Common Stock) multiplied by (ii) one minus the quotient of (x) the price per share of New Jasper Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for New Jasper Common Stock, in determining the price payable for New Jasper Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of New Jasper Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of New Jasper Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of New Jasper Common Stock on account of such shares of New Jasper Common Stock (or other shares of our capital stock into which the Public Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of New Jasper Common Stock in connection with the Closing of the Business Combination, (d) to satisfy the redemption rights of the holders of New Jasper Common Stock in connection with a stockholder vote to amend the Current Charter (i) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination within 24 months from the closing of the Initial Public Offering or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of our Public Shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New Jasper Common Stock in respect of such event.

If the number of outstanding shares of New Jasper Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of New Jasper Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of New Jasper Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of New Jasper Common Stock.

Whenever the number of shares of New Jasper Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New Jasper Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of New Jasper Common Stock purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of New Jasper Common Stock (other than those described above or that solely affects the par value of such shares of New Jasper Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of New Jasper Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of our New Jasper Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of New Jasper Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty days following public disclosure of such transaction, the Public Warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the Public Warrant. The Public Warrants will be issued in registered form under a warrant agreement between Continental, as warrant agent, and us. You should review a copy of the warrant agreement, which has been publicly filed with the SEC and which you can find in the list of exhibits to this registration statement, for a complete description of the terms and conditions applicable to the Public Warrants. The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of New Jasper Common Stock or any voting rights until they exercise their Public Warrants and receive shares of New Jasper Common Stock. After the issuance of shares of New Jasper Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of New Jasper Common Stock to be issued to the warrant holder.

Private Placement Warrants

Subject to the terms and conditions of the Sponsor Support Agreement, the Sponsor will forfeit all Private Placement Warrants owned by Sponsor immediately prior to the Closing of the Business Combination. There will be no outstanding Private Placement Warrants following the Closing of the Business Combination.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW JASPER VOTING COMMON STOCK AND
NEW JASPER NON-VOTING COMMON STOCK

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted common stock or warrants of New Jasper for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Jasper at the time of, or at any time during the three months preceding, a sale and (ii) New Jasper is subject to the Exchange Act periodic requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as New Jasper was required to file reports) preceding the sale.

Persons who have beneficially owned restricted common stock or warrants of New Jasper for at least six months but who are affiliates of New Jasper at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of restricted New Jasper Common Stock then outstanding; or

•        the average weekly reported trading volume of New Jasper Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Jasper under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New Jasper.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our pre-closing stockholders will be able to sell their common stock and warrants, as applicable, pursuant to Rule 144 without registration one year after we have completed our initial business combination.

We anticipate that following the consummation of the Business Combination, New Jasper will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

EXPECTED ACCOUNTING TREATMENT

The Business Combination will be accounted for as a reverse recapitalization in conformity with GAAP. Under this method of accounting, AMHC has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on existing Jasper stockholders comprising a relative majority of the voting power of New Jasper, Jasper’s operations prior to the acquisition comprising the only ongoing operations of New Jasper, and Jasper’s senior management comprising a majority of the senior management of New Jasper. Accordingly, for accounting purposes, the financial statements of New Jasper will represent a continuation of the financial statements of Jasper with the Business Combination being treated as the equivalent of Jasper issuing stock for the net assets of AMHC, accompanied by a recapitalization. The net assets of AMHC will be stated at historical costs, with no goodwill or other intangible assets recorded.

FUTURE STOCKHOLDER PROPOSALS AND NOMINATIONS

Future Stockholder Proposals

We anticipate that the 2021 annual meeting of stockholders will be held no later than December 31, 2021. For any proposal to be considered for inclusion in New Jasper’s proxy statement and form of proxy for submission to the stockholders at New Jasper’s 2021 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act. Such proposals must be received by New Jasper at its offices at 2200 Bridge Parkway, Suite #102, Redwood City, CA 94065, within a reasonable time before New Jasper begins to print and send its proxy materials for the 2021 annual meeting.

In addition, the Proposed Bylaws, which will be effective upon the Closing, provide notice procedures for stockholders to nominate a person as a director and to propose business (other than director nominations) to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be received by the corporate secretary of New Jasper (the “Secretary”) at the principal executive offices of New Jasper not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which notice of the date of such annual meeting was mailed or public announcement of the date of such meeting is first made, whichever first occurs. Thus, for our 2021 annual meeting of stockholders, assuming the meeting is held on or about December 22, 2021, notice of a nomination or proposal must be received by the Secretary no later than September 23, 2021 and no earlier than August 24, 2021. Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws. If any stockholder nomination or proposal not made in compliance with the foregoing procedures, the chairperson of the meeting may declare that such nomination or proposal shall not be presented for stockholder action at the meeting and shall be disregarded.

LEGAL MATTERS

Wilmer Cutler Pickering Hale and Dorr LLP has passed upon the validity of the securities of AMHC offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus. Paul Hastings LLP has represented Jasper in connection with the Business Combination.

EXPERTS

The financial statements of Amplitude Healthcare Acquisition Corporation as of December 31, 2020, and for the period from August 13, 2019 (inception) through December 31, 2020, appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Jasper Therapeutics, Inc. as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 included in this proxy statement/prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to Jasper’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

STOCKHOLDER COMMUNICATIONS AND DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Stockholders and interested parties may communicate with AMHC’s Board, any committee chairperson or the non-management directors as a group by writing to the Board or committee chairperson in care of Amplitude Healthcare Acquisition Corporation, 1177 Avenue of the Americas, Floor 40, New York, New York 10036, Attn: Corporate Secretary. Following the Business Combination, such communications should be sent in care of Jasper Therapeutics, Inc., 2200 Bridge Pkwy Suite #102, Redwood City, CA 94065, Attn: Corporate Secretary. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

Pursuant to the rules of the SEC, AMHC and the services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of AMHC’s annual report to stockholders and AMHC’s proxy statement. Upon written or oral request, AMHC will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that AMHC deliver single copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that AMHC deliver single copies of such documents in the future. Stockholders may notify AMHC of their requests by calling or writing AHAC at (212) 823-1900 or 1177 Avenue of the Americas, Floor 40, New York, New York 10036. Following the Business Combination, such requests should be made by calling or writing Jasper Therapeutics, Inc. at 2200 Bridge Pkwy Suite #102, Redwood City, CA 94065, Attn: Corporate Secretary.

TRANSFER AGENT AND REGISTRAR

The transfer agent for AMHC’s securities is Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

AMHC has filed this proxy statement/prospectus as part of a registration statement on Form S-4 with the SEC under the Securities Act. The Registration Statement contains exhibits and other information that are not contained in this proxy statement/prospectus. The descriptions in this proxy statement/prospectus of the provisions of documents filed as exhibits to the Registration Statement are only summaries of those documents’ material terms. You may read copies of such documents, along with copies of reports, proxy statements and other information filed by AMHC with the SEC at the SEC’s website at http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to AMHC has been supplied by AMHC, and all such information relating to Jasper has been supplied by Jasper. Information provided by one another does not constitute any representations, estimate or projection of the other.

If you would like additional copies of this document or you have questions about the Business Combination, you should contact via phone or in writing:

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
1177 Avenue of the Americas, Fl 40
New York, NY 10036
(212) 823-1900

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of
Amplitude Healthcare Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Amplitude Healthcare Acquisition Corporation (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, changes in stockholders’ equity and cash flows for year ended December 31, 2020 and for the period from August 13, 2019 (inception) through December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended December 31, 2020 and for the period from August 13, 2019 (inception) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to complete a Business Combination by the close of business on November 22, 2021, then the Company will cease all operations except for the purpose of liquidating. This date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the financial statements have been restated to correct the accounting and related disclosure for the warrants.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York
May 24, 2021

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
BALANCE SHEETS (As Restated)

	December 31,
	2020	2019
ASSETS
Current assets
Cash	$770,114	$1,212,755
Prepaid income taxes	4,549	—
Prepaid expenses	146,979	326,308
Total Current Assets	921,642	1,539,063
Marketable securities held in Trust Account	100,339,379	100,154,572
TOTAL ASSETS	$101,261,021	$101,693,635

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$269,451	$95,139
Income taxes payable	—	16,225
Total Current Liabilities	269,451	111,364
Warrant liability	13,130,000	7,240,000
Deferred underwriting fee payable	3,500,000	3,500,000
TOTAL LIABILITIES	16,899,451	10,851,364

Commitments and Contingencies

Class A common stock subject to possible redemption, 7,936,156 and 8,584,227 shares as of December 31, 2020 and 2019, respectively (at $10.00 per share)	79,361,560	85,842,270

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 2,063,844 and 1,415,773 issued and outstanding (excluding 7,936,156 and 8,584,227 shares subject to possible redemption) as of December 31, 2020 and 2019, respectively	206	142
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 2,500,000 and 2,875,000 shares issued and outstanding at December 31, 2020 and 2019(1)	250	288
Additional paid-in capital	12,076,635	5,595,951
Accumulated deficit	(7,077,081)	(596,380)
Total Stockholders’ Equity	5,000,010	5,000,001
Total Liabilities and Stockholders’ Equity	$101,261,021	$101,693,635

____________

(1)      At December 31, 2019, included up to 375,000 Class B shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters (see Note 5).

The accompanying notes are an integral part of the financial statements.

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
STATEMENTS OF OPERATIONS (As Restated)

	Year Ended December 31, 2020	For the Period from August 13, 2019 (Inception) Through December 31, 2019
General and administrative expenses	$935,400	$136,304
Loss from operations	(935,400)	(136,304)

Other income (expense):
Change in fair value of warrant liability	(5,890,000)	(360,000)
Transaction costs allocated to warrant liability	—	(238,423)
Interest earned on marketable securities held in Trust Account	383,150	154,572

(Loss) income before provision for income taxes	(6,442,250)	(580,155)
Provision for income taxes	(38,451)	(16,225)
Net (loss) income	$(6,480,701)	$(596,380)
Weighted average shares outstanding of Class A redeemable common stock	10,000,000	10,000,000
Basic and diluted net income per share, Class A redeemable common stock	$0.01	$0.01
Weighted average shares outstanding of Class B non-redeemable common stock(1)	2,500,000	2,500,000
Basic and diluted net loss per share, Class B non-redeemable common stock	$(2.65)	$(0.26)

____________

(1)      In 2019, excluded an aggregate of up to 375,000 Class B shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters.

The accompanying notes are an integral part of the financial statements.

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (As Restated)

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – August 13, 2019 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor (1)	—	—	2,875,000	288	24,712	—	25,000
Sale of 10,000,000 Units, net of underwriting discount, offering costs and fair value of Public Warrants	10,000,000	1,000	—	—	90,479,479	—	90,480,479
Excess of proceeds over the fair value of Private Placement Warrants	—	—	—	—	933,172	—	933,172
Class A common stock subject to possible redemption	(8,584,227)	(858)	—	—	(85,841,412)	—	(85,842,270)
Net loss	—	—	—	—	—	(596,380)	(596,380)
Balance – December 31, 2019	1,415,773	$142	2,875,000	$288	$5,595,951	$(596,380)	$5,000,001
Change in value of Class A common stock subject to possible redemption	648,071	64	—	—	6,480,646	—	6,480,710
Forfeiture of Class B common stock by Sponsor	—	—	(375,000)	(38)	38	—	—
Net loss	—	—	—	—	—	(6,480,701)	(6,480,701)
Balance – December 31, 2020	2,063,844	$206	2,500,000	$250	$12,076,635	$(7,077,081)	$5,000,010

____________

(1)      Included 375,000 Class B shares subject to forfeiture if the over-allotment option is not exercised in full or in party by the underwriters.

The accompanying notes are an integral part of the financial statements.

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
STATEMENTS OF CASH FLOWS (As Restated)

	Year Ended December 31,
	2020	2019
Cash Flows from Operating Activities:
Net loss	$(6,480,701)	$(596,380)
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(383,150)	(154,572)
Change in fair value of warrant liability	5,890,000	360,000
Transaction costs allocated to warrant liability	—	238,423
Changes in operating assets and liabilities:
Prepaid income taxes	(4,549)	—
Prepaid expenses	179,329	(326,308)
Accounts payable and accrued expenses	174,312	95,139
Income taxes payable	(16,225)	16,225
Net cash used in operating activities	(640,984)	(367,473)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	—	(100,000,000)
Cash withdrawn from Trust Account for franchise and income taxes	198,343	—
Net cash provided by (used in) investing activities	198,343	(100,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	98,000,000
Proceeds from sale of Private Placement Warrants	—	4,000,000
Repayment of promissory note – related party	—	(183,876)
Payment of offering costs	—	(235,896)
Net cash provided by financing activities	—	101,580,228

Net Change in Cash	(442,641)	1,212,755
Cash – Beginning of period	1,212,755	—
Cash – End of period	$770,114	$1,212,755

Supplemental cash flow information:
Cash paid for income taxes	$59,225	$—

Non-cash investing and financing activities:
Initial classification of Class A common stock subject to possible redemption	$—	$86,198,400
Change in value of Class A common stock subject to possible redemption	$(6,480,710)	$(356,130)
Deferred underwriting fee payable	$—	$3,500,000
Payment of offering costs through promissory note – related party	$—	$183,876
Deferred offering costs paid directly by stockholder in exchange for issuance of Class B common stock	$—	$25,000

The accompanying notes are an integral part of the financial statements.

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
Notes to Financial Statements

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Amplitude Healthcare Acquisition Corporation (the “Company”) was incorporated in Delaware on August 13, 2019. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search on companies in the healthcare industry. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity through December 31, 2020 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on November 19, 2019. On November 22, 2019, the Company consummated the Initial Public Offering of 10,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), generating gross proceeds of $100,000,000, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Amplitude Healthcare Holdings LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of $4,000,000, which is described in Note 5.

Transaction costs amounted to $5,944,772, consisting of $2,000,000 of underwriting fees, $3,500,000 of deferred underwriting fees and $444,772 of other offering costs.

Following the closing of the Initial Public Offering on November 22, 2019, an amount of $100,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrant was placed in a trust account (“Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor, officers and directors (the “Initial Stockholders”) have agreed to vote their Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 10% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and in connection with a stockholder vote to approve an amendment to our amended and restated certificate of incorporation (1) to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if it does not complete a Business Combination by November 22, 2021 or (2) with respect to any other provision relating to stockholders’ rights or pre-Business Combination activity and (b) not to propose an amendment to the Certificate of Incorporation (i) that would modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination by November 22, 2021 or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until November 22, 2021 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Initial Stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders or any of their respective affiliates acquire Public Shares after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until November 22, 2021 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The Company intends to consummate a business combination by this date but there is no guarantee it will be able to do so. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after November 22, 2021.

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company previously accounted for its outstanding Public Warrants (as defined in Note 4) and Private Placement Warrants (collectively, with the Public Warrants, the “Warrants”) issued in connection with its Initial Public Offering as components of equity instead of as derivative liabilities. The warrant agreement governing the Warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. In addition, the warrant agreement includes a provision that in the event

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

of a tender offer or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of stock, all holders of the Warrants would be entitled to receive cash for their Warrants (the “tender offer provision”).

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the Securities and Exchange Commission together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement (the “Warrant Agreement”).

In further consideration of the SEC Statement, the Company’s management further evaluated the Warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. Based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the Company’s Private Placement Warrants are not indexed to the Company’s common stock in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. In addition, based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the tender offer provision fails the “classified in stockholders’ equity” criteria as contemplated by ASC Section 815-40-25.

As a result of the above, the Company should have classified the Warrants as derivative liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the Warrants at the end of each reporting period as well as re-evaluate the treatment of the warrants and recognize changes in the fair value from the prior period in the Company’s operating results for the current period.

The Company’s accounting for the Warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported investments held in trust, operating expenses, cash flows or cash.

	As Previously Reported	Restatement	As Restated
Balance sheet as of November 22, 2019 (audited)
Warrant Liabilities	$—	$6,880,000	$6,880,000
Class A Common Stock Subject to Possible Redemption	93,078,400	(6,880,000)	86,198,400
Class A Common Stock	69	69	138
Additional Paid-in Capital	5,001,471	238,354	5,239,825
Accumulated Deficit	(1,823)	(238,423)	(240,246)
Total Stockholders’ Equity	5,000,005	—	5,000,005

Numbers of Class A common stock subject to redemption	9,307,840	(688,000)	8,619,840

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

	As Previously Reported	Restatement	As Restated
Balance sheet as of December 31, 2019 (audited)
Warrant Liabilities	$—	$7,240,000	$7,240,000
Class A Common Stock Subject to Possible Redemption	93,082,270	(7,240,000)	85,842,270
Class A Common Stock	69	72	141
Additional Paid-in Capital	4,997,601	598,351	5,595,952
(Accumulated Deficit) Retained Earnings	2,043	(598,423)	(596,380)
Total Stockholders’ Equity	5,000,001	—	5,000,001

Numbers of Class A common stock subject to redemption	9,308,227	(724,000)	8,584,227

Balance sheet as of March 31, 2020 (unaudited)
Warrant Liabilities	$—	$5,850,000	$5,850,000
Class A Common Stock Subject to Possible Redemption	93,121,120	(5,850,000)	87,271,120
Class A Common Stock	69	59	128
Additional Paid-in Capital	4,958,789	(791,636)	4,167,154
Retained Earnings	40,902	791,577	832,479
Total Stockholders’ Equity	5,000,010	—	5,000,010

Numbers of Class A common stock subject to redemption	9,312,112	(585,000)	8,727,112

Balance sheet as of June 30, 2020 (unaudited)
Warrant Liabilities	$—	$9,000,000	$9,000,000
Class A Common Stock Subject to Possible Redemption	92,839,070	(9,000,000)	83,839,070
Class A Common Stock	72	90	162
Additional Paid-in Capital	5,240,836	2,358,333	7,599,169
Accumulated Deficit	(241,157)	(2,358,423)	(2,599,580)
Total Stockholders’ Equity	5,000,001	—	5,000,001

Numbers of Class A common stock subject to redemption	9,283,907	(900,000)	8,383,907

Balance sheet as of September 30, 2020 (unaudited)
Warrant Liabilities	$—	$10,660,000	$10,660,000
Class A Common Stock Subject to Possible Redemption	92,637,870	(10,660,000)	81,977,870
Class A Common Stock	74	107	181
Additional Paid-in Capital	5,442,034	4,018,316	9,460,350
Accumulated Deficit	(442,348)	(4,018,423)	(4,460,771)
Total Stockholders’ Equity	5,000,010	—	5,000,010

Numbers of Class A common stock subject to redemption	9,263,787	(1,066,000)	8,197,787

Balance sheet as of December 31, 2020 (audited)
Warrant Liabilities	$—	$13,130,000	$13,130,000
Class A Common Stock Subject to Possible Redemption	92,491,560	(13,130,000)	79,361,560
Class A Common Stock	75	131	206
Additional Paid-in Capital	5,588,343	6,488,292	12,076,635
Accumulated Deficit	(588,658)	(6,488,423)	(7,077,081)
Total Stockholders’ Equity	5,000,010	—	5,000,010

Numbers of Class A common stock subject to redemption	9,249,156	(1,313,000)	7,936,156

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

	As Previously Reported	Restatement	As Restated
Statement of Operations for the period from August 19, 2019 (inception) to December 31, 2019 (audited)
Change in fair value of warrant liability	$—	$(360,000)	$(360,000)
Transaction costs allocated to warrant liability	—	(238,423)	(238,423)
Net income (loss)	2,043	(598,423)	(596,380)
Weighted average shares outstanding of Class A redeemable common stock	10,000,000	—	10,000,000
Basic and diluted net loss per share, Class A	0.01	—	0.01
Weighted average shares outstanding of Class B non-redeemable common stock	2,500,000	—	2,500,000
Basic and diluted net loss per share, Class B	(0.02)	(0.24)	(0.26)

Statement of Operations for the Three Months Ended March 31, 2020 (unaudited)
Change in fair value of warrant liability	$—	$1,390,000	$1,390,000
Net income	38,859	1,390,000	1,428,859
Weighted average shares outstanding of Class A redeemable common stock	10,000,000	—	10,000,000
Basic and diluted net loss per share, Class A	0.02	0.00	0.02
Weighted average shares outstanding of Class B non-redeemable common stock	2,500,000	—	2,500,000
Basic and diluted net loss per share, Class B	(0.07)	0.56	0.49

Statement of Operations for the Three Months Ended June 30, 2020 (unaudited)
Change in fair value of warrant liability	$—	$(3,150,000)	$(3,150,000)
Net loss	(282,059)	(3,150,000)	(3,432,059)
Weighted average shares outstanding of Class A redeemable common stock	10,000,000	—	10,000,000
Basic and diluted net loss per share, Class A	0.00	—	0.00
Weighted average shares outstanding of Class B non-redeemable common stock	2,500,000	—	2,500,000
Basic and diluted net loss per share, Class B	(0.11)	(1.26)	(1.37)

Statement of Operations for the Six Months Ended June 30, 2020 (unaudited)
Change in fair value of warrant liability	$—	$(1,760,000)	$(1,760,000)
Net loss	(243,200)	(1,760,000)	(2,003,200)
Weighted average shares outstanding of Class A redeemable common stock	10,000,000	—	10,000,000
Basic and diluted net loss per share, Class A	0.02	—	0.02
Weighted average shares outstanding of Class B non-redeemable common stock	2,500,000	—	2,500,000
Basic and diluted net loss per share, Class B	(0.18)	(1.26)	(1.44)

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

	As Previously Reported	Restatement	As Restated
Statement of Operations for the Three Months Ended September 30, 2020 (unaudited)
Change in fair value of warrant liability	$—	$(1,660,000)	$(1,660,000)
Net loss	(201,191)	(1,660,000)	(1,861,191)
Weighted average shares outstanding of Class A redeemable common stock	10,000,000	—	10,000,000
Basic and diluted net loss per share, Class A	0.00	—	0.00
Weighted average shares outstanding of Class B non-redeemable common stock	2,500,000	—	2,500,000
Basic and diluted net loss per share, Class B	(0.08)	(0.66)	(0.74)

Statement of Operations for the Nine Months Ended September 30, 2020 (unaudited)
Change in fair value of warrant liability	$—	$(3,420,000)	$(3,420,000)
Net loss	(444,391)	(3,420,000)	(3,864,391)
Weighted average shares outstanding of Class A redeemable common stock	10,000,000	—	10,000,000
Basic and diluted net loss per share, Class A	0.02	—	0.02
Weighted average shares outstanding of Class B non-redeemable common stock	2,500,000	—	2,500,000
Basic and diluted net loss per share, Class B	(0.25)	(0.66)	(0.91)

Statement of Operations for the Year Ended December 31, 2020 (audited)
Change in fair value of warrant liability	$—	$(5,890,000)	$(5,890,000)
Net loss	(590,701)	(5,890,000)	(6,480,701)
Weighted average shares outstanding of Class A redeemable common stock	10,000,000	—	10,000,000
Basic and diluted net loss per share, Class A	0.01	—	0.01
Weighted average shares outstanding of Class B non-redeemable common stock	2,500,000	—	2,500,000
Basic and diluted net loss per share, Class B	(0.29)	(2.36)	(2.65)

Statement of Cash Flows for the period from August 19, 2019 (inception) to December 31, 2019 (audited)
Change in fair value of warrant liability	$—	$360,000	$360,000
Transaction costs allocated to warrant liability	—	238,423	238,423
Net income (loss)	2,043	(598,423)	(596,380)
Initial classification of Class A common stock subject to possible redemption	93,078,400	(6,880,000)	86,198,400
Change in value of Class A common stock subject to possible redemption	3,870	(360,000)	(356,130)

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

	As Previously Reported	Restatement	As Restated
Statement of Cash Flows for the Three Months Ended March 31, 2020 (unaudited)
Change in fair value of warrant liability	$—	$(1,390,000)	$(1,390,000)
Net income	38,859	1,390,000	1,428,859
Change in value of Class A common stock subject to possible redemption	38,850	1,390,000	1,428,850

Statement of Cash Flows for the Six Months Ended June 30, 2020 (unaudited)
Change in fair value of warrant liability	$—	$1,760,000	$1,760,000
Net loss	(243,200)	(1,760,000)	(2,003,200)
Change in value of Class A common stock subject to possible redemption	(243,200)	(1,760,000)	(2,003,200)

Statement of Cash Flows for the Nine Months Ended September 30, 2020 (unaudited)
Change in fair value of warrant liability	$—	$(3,420,000)	$(3,420,000)
Net loss	(444,391)	(3,420,000)	(3,864,391)
Change in value of Class A common stock subject to possible redemption	(444,400)	(3,420,000)	(3,864,400)

Statement of Cash Flows for the Year Ended December 31, 2020 (audited)
Change in fair value of warrant liability	$—	$(5,890,000)	$(5,890,000)
Net loss	(590,701)	(5,890,000)	(6,480,701)
Change in value of Class A common stock subject to possible redemption	(590,710)	(5,890,000)	(6,480,710)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020 and 2019.

Marketable Securities Held in Trust Account

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments - Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2020 and 2019, the 9,249,156 and 9,308,227, respectively, shares of common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Offering Costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs amounted to $5,944,772, of which $5,706,349 were charged to stockholders’ equity upon the completion of the Initial Public Offering and $238,423 were expensed to the statement of operations.

Warrant Liability

The Company accounts for the Warrants in accordance with the guidance contained in ASC 815-40under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjusts the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of Public Warrants as of November 19, 2019 and December 31, 2019 is estimated using Monte Carlo simulations at each measurement date and subsequently the Warrants were valued using the public trading prices of the Public Warrants.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020 and 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income (Loss) per Common Share

Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the periods. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 9,000,000 shares of Class A common stock in the calculation of diluted income (loss) per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statements of operations includes a presentation of income (loss) per share for common shares subject to redemption in a manner similar to the two-class method of income per share. Net income per common share, basic and diluted, for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Class A redeemable common stock since issuance. Net loss per common share, basic and diluted, for Class B non-redeemable common stock is calculated by dividing the net income (loss), less income attributable to Class A

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

redeemable common stock, by the weighted average number of Class B non-redeemable common stock outstanding for the periods. Class B non-redeemable common stock includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

	Year Ended December 31, 2020	For the Period from August 13, 2019 (Inception) Through December 31, 2019
Redeemable Class A Common Stock
Numerator: Earnings allocable to Redeemable Class A Common Stock
Interest Income	$383,150	$154,572
Income and Franchise Tax	(238,501)	(93,535)
Net Earnings	$144,649	$61,037
Denominator: Weighted Average Redeemable Class A Common Stock
Redeemable Class A Common Stock, Basic and Diluted	10,000,000	10,000,000
Earnings/Basic and Diluted Redeemable Class A Common Stock	$0.01	$0.01

Non-Redeemable Class B Common Stock
Numerator: Net (Loss) Income minus Redeemable Net Earnings
Net (Loss) Income	$(6,480,701)	$596.380
Redeemable Net Earnings	(144,649)	(61,037)
Non-Redeemable Net Loss	$(6,625,350)	$(535,343)
Denominator: Weighted Average Non-Redeemable Class B Common Stock
Non-Redeemable Class B Common Stock, Basic and Diluted	2,500,000	2,500,000
Loss/Basic and Diluted Non-Redeemable Class B Common Stock	$(2.65)	$(0.26)

Note: As of December 31, 2020 and 2019, basic and diluted shares are the same as there are no non-redeemable securities that are dilutive to the stockholders.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 4. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 10,000,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8).

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 4,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $4,000,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Placement Warrants.

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

In August 2019, the Sponsor purchased 2,875,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate consideration of $25,000. The Founder Shares will automatically convert into Class A common stock upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 8.

The Founder Shares included an aggregate of up 375,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Initial Stockholders would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Initial Stockholders did not purchase any Public Shares in the Initial Public Offering). On January 6, 2020, the underwriters’ election to exercise their over-allotment option expired unexercised, resulting in the forfeiture of 375,000 shares. Accordingly, as of December 31, 2020, there are 2,500,000 Founder Shares issued and outstanding.

The Initial Stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) 180 days after the completion of a Business Combination or (B) subsequent to a Business Combination, the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On August 23, 2019, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of March 31, 2020 or the completion of the Initial Public Offering. The borrowings outstanding under the Promissory Note of $183,876 were repaid upon the consummation of the Initial Public Offering on November 22, 2019.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2020 and 2019, no Working Capital Loans were outstanding.

Related Party Consulting Agreement

On March 30, 2020, the Company entered into a consulting agreement with a relative of one of the members of the Company’s Board of Directors. The consultant will provide the Company due diligence services related to potential acquisitions and, in return, receive a fee of $600 per hour for services rendered. For the year ended December 31, 2020, $7,050 were incurred and paid under the agreement.

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 6. RELATED PARTY TRANSACTIONS (cont.)

Related Party Arrangement

The Company has an arrangement with an entity, which is 45% owned by the Company’s Chief Executive Officer, whereby it currently pays an aggregate of $3,697 per month for office space. No written agreement currently exists, as such, the payments are on a month to month basis. For the year ended December 31, 2020, the Company incurred and paid $44,364 of such fees. For the period ended December 31, 2019, there were no such fees.

NOTE 7. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into on November 19, 2019, holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of the majority of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $2,000,000 in the aggregate. The underwriters are entitled to a deferred fee of $0.35 per Unit, or $3,500,000 in the aggregate. A portion of such amount may be paid to third parties not participating in Initial Public Offering (but who are members of FINRA) that assist the Company in consummating a Business Combination. The election to make such payments to third parties will be solely at the discretion of the Company’s management team, and such third parties will be selected by the management team in their sole and absolute discretion; provided, that no single third party (together with its affiliates) may be paid an amount in excess of the portion of the aggregate deferred underwriting commission paid to the underwriters unless the parties otherwise agree. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 8. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020 and 2019, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share.

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 8. STOCKHOLDERS’ EQUITY (cont.)

At December 31, 2020 and 2019, there were 2,063,844 and 1,415,773 shares of Class A common stock issued or outstanding, excluding 7,936,156 and 8,584,227 shares of Class A common stock subject to possible redemption, respectively.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2020 and 2019, there were 2,500,000 and 2,875,000 shares of Class B common stock issued and outstanding, respectively.

Holders of Class B common stock will have the right to elect all of the Company’s directors prior to a Business Combination. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders, except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the closing of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination). Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

NOTE 9. WARRANT LIABILITY

Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, the Company will use its best efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants. The Company will use its reasonable best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 9. WARRANT LIABILITY (cont.)

on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to each warrant holder.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price, except as discussed below. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the sponsor or its affiliates, without taking into account any Founder Shares held by the sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 10. INCOME TAX

The Company’s net deferred tax assets are as follows:

	As of December 31,
	2020	2019
Deferred tax asset
Organizational costs/Startup expenses	$166,813	$12,389
Total deferred tax asset	166,813	12,389
Valuation allowance	(166,813)	(12,389)
Deferred tax asset, net of allowance	$—	$—

The income tax provision consists of the following:

	As of December 31,
	2020	2019
Federal
Current	$38,451	$16,225
Deferred	(154,424)	(12,389)

State
Current	$—	$—
Deferred	—	—
Change in valuation allowance	154,424	12,389
Income tax provision	$38,451	$16,225

As of December 31, 2020 and 2019, the Company did not have any U.S. federal and state net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2020 and the period ended December 31, 2019, the change in the valuation allowance was $154,424 and $12,389, respectively.

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

	As of December 31,
	2020	2019
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Change in fair value of warrant liability	(19.2)%	(13.0)%
Transaction costs allocated to warrant liability	0.0%	(8.6)%
Change in valuation allowance	(2.4)%	(2.1)%
Income tax provision	(0.6)%	(2.7)%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 11. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments - Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.

At December 31, 2020 and 2019, assets held in the Trust Account were comprised of $100,339,379 and $100,154,572, respectively, in money market funds, which are invested in U.S. Treasury Securities. Through December 31, 2020, the Company withdrew $198,343 of interest earned on the Trust Account to pay for its franchise and income tax obligations, of which such amount was withdrawn during the year ended December 31, 2020.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2020 and 2019 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2020	Level	December 31, 2019
Assets:
Marketable securities held in Trust Account – U.S. Treasury Securities Money Market Fund	1	$100,339,379	1	$100,154,572

Liabilities:
Warrant Liability – Public Warrants	1	7,250,000	3	4,000,000
Warrant Liability – Private Placement Warrants	3	5,880,000	3	3,240,000

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Company’s balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated statement of operations.

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 11. FAIR VALUE MEASUREMENTS (cont.)

The Private Warrants were initially valued using a Modified Black Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Modified Black Scholes model’s primary unobservable input utilized in determining the fair value of the Private Warrants is the expected volatility of the common stock. The expected volatility as of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own Public Warrant pricing. A Monte Carlo simulation methodology was used in estimating the fair value of the Public Warrants for periods where no observable traded price was available, using the same expected volatility as was used in measuring the fair value of the Private Placement Warrants. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price was used as the fair value as of each relevant date.

The following table presents the quantitative information regarding Level 3 fair value measurements:

	December 31, 2020	December 31, 2019
Stock price	10.01	$9.67
Term to initial business combination (in years)	0.75	1.0
Volatility	20.0%	11.5%
Risk-free rate	0.47%	1.76%
Dividend yield	0.0%	0.0%

The following table presents the changes in the fair value of Level 3 warrant liabilities:

	Private Placement	Public	Level 3 Warrant Liabilities
Fair value as of August 13, 2019 (inception)	$—	$—	$—
Initial measurement on November 22, 2019	3,080,000	3,800,000	6,880,000
Change in fair value	160,000	200,000	360,000
Fair value as of December 31, 2019	3,240,000	4,000,000	7,240,000
Change in fair value	2,640,000	(750,000)	1,890,000
Transfer to Level 1	—	(3,250,000)	(3,250,000)
Fair value as of December 31, 2020	$5,880,000	$—	$5,880,000

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 measurement on March 31, 2020 was $3,250,000.

NOTE 12. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, except as described in Note 2 and below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On May 5, 2021, the Company entered into a business combination agreement (the “Business Combination Agreement”) by and among the Company, Ample Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”) and Jasper Therapeutics, Inc., a Delaware corporation (“Jasper”). The Business Combination Agreement provides, among other things, that on the terms and subject to the conditions set

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 12. SUBSEQUENT EVENTS (cont.)

forth therein, Merger Sub will merge with and into Jasper, with Jasper surviving as a wholly-owned subsidiary of the Company. Concurrently with the execution of the Business Combination Agreement, the Company entered into Subscription Agreements with each of the PIPE Investors (as defined in the Business Combination Agreement), pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and the Company has agreed to issue and sell to the PIPE Investors, an aggregate of 10,000,000 shares of common stock at a price of $10.00 per share, for aggregate gross proceeds of $100.0 million (the “PIPE Financing”). The consummation of the PIPE Financing is contingent upon, among other things, the closing of the transactions contemplated by the Business Combination Agreement (the “Proposed Business Combination”). Under the Business Combination Agreement, the obligations of each of Jasper and the Company to consummate the Proposed Business Combination are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, among others, the approval and adoption of the Business Combination Agreement and transactions contemplated thereby by the requisite vote of Jasper’s stockholders and the Company’s stockholders.

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2021	December 31, 2020
	(unaudited)
ASSETS
Current assets
Cash	$309,730	$770,114
Prepaid income taxes	9,620	4,549
Prepaid expenses and other current assets	103,577	146,979
Total Current Assets	422,927	921,642

Investments held in Trust Account	100,126,108	100,339,379
Total Assets	$100,549,035	$101,261,021

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$328,928	$269,451
Total Current Liabilities	328,928	269,451

Warrant liability	10,430,000	13,130,000
Deferred underwriting fee payable	3,500,000	3,500,000
Total Liabilities	14,258,928	16,899,451

Commitments and contingencies

Class A common stock subject to possible redemption, 8,129,010 and 7,936,156 shares at $10.00 per share as of June 30, 2021 and December 31, 2020, respectively	81,290,100	79,361,560

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 1,870,990 and 2,063,844 issued and outstanding (excluding 8,129,010 and 7,936,156 shares subject to possible redemption) as of June 30, 2021 and December 31, 2020, respectively	187	206
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 2,500,000 shares issued and outstanding as of June 30, 2021 and December 31, 2020	250	250
Additional paid-in capital	10,148,114	12,076,635
Accumulated deficit	(5,148,544)	(7,077,081)
Total Stockholders’ Equity	5,000,007	5,000,010

Total Liabilities and Stockholders’ Equity	$100,549,035	$101,261,021

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
General and administrative expenses	$562,032	$327,561	$776,434	$556,227
Loss from operations	(562,032)	(327,561)	(776,434)	(556,227)

Other income (expense):
Change in fair value of warrant liability	(3,010,000)	(3,150,000)	2,700,000	(1,760,000)
Interest earned on marketable securities held in Trust Account	2,498	44,307	4,971	369,655
Total other (expense) income, net	(3,007,502)	(3,105,693)	2,704,971	(1,390,345)

(Loss) Income before income taxes	(3,569,534)	(3,433,254)	1,928,537	(1,946,572)
Benefit from (Provision for) income taxes	—	1,195	—	(56,628)
Net (loss) income	$(3,569,534)	$(3,432,059)	$1,928,537	$(2,003,200)

Weighted average shares outstanding of Class A redeemable common stock	10,000,000	10,000,000	10,000,000	10,000,000
Basic and diluted income per share, Class A redeemable common stock	$0.00	$0.00	$0.00	$0.02

Weighted average shares outstanding of Class B non-redeemable common stock	2,500,000	2,500,000	2,500,000	2,500,000
Basic and diluted net (loss) income per share, Class B non-redeemable common stock	$(1.43)	$(1.37)	$0.77	$(0.80)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(UNAUDITED)

THREE AND SIX MONTHS ENDED JUNE 30, 2021

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Retained Earnings/ (Accumulated Deficit)	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2021	2,063,844	$206	2,500,000	$250	$12,076,635	$(7,077,081)	$5,000,010
Change in value of Class A common stock subject to possible redemption	(549,808)	(56)	—	—	(5,498,024)	—	(5,498,080)
Net income	—	—	—	—	—	5,498,071	5,498,071

Balance – March 31, 2021 (unaudited)	1,514,036	$150	2,500,000	$250	$6,578,611	$(1,579,010)	$5,000,001
Change in value of Class A common stock subject to possible redemption	356,954	37	—	—	3,569,503	—	3,569,540
Net loss	—	—	—	—	—	(3,569,534)	(3,569,534)
Balance – June 30, 2021 (unaudited)	1,870,990	$187	2,500,000	$250	$10,148,114	$(5,148,544)	$5,000,007

THREE AND SIX MONTHS ENDED JUNE 30, 2020

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Retained Earnings/ (Accumulated Deficit)	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2020	1,415,773	$142	2,875,000	$288	$5,595,951	$(596,380)	$5,000,001
Change in value of Class A common stock subject to possible redemption	(142,885)	(15)	—	—	(1,428,835)	—	(1,428,850)
Forfeiture of Class B common stock by Sponsor	—	—	(375,000)	(38)	38	—	—
Net income	—	—	—	—	—	1,428,859	1,428,859

Balance – March 31, 2020 (unaudited)	1,272,888	$127	2,500,000	$250	$4,167,154	$832,479	$5,000,010
Change in value of Class A common stock subject to possible redemption	343,205	35	—	—	3,432,015	—	3,432,050
Net loss	—	—	—	—	—	(3,432,059)	(3,432,059)
Balance – June 30, 2020 (unaudited)	1,616,093	$162	2,500,000	$250	$7,599,169	$(2,599,580)	$5,000,001

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,	Six Months Ended June 30,
	2021	2020
Cash Flows from Operating Activities:
Net income (loss)	$1,928,537	$(2,003,200)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of warrant liabilities	(2,700,000)	1,760,000
Interest earned on marketable securities held in Trust Account	(4,971)	(369,655)
Changes in operating assets and liabilities:
Prepaid income taxes	(5,071)	—
Prepaid expenses and other current assets	43,402	59,226
Accounts payable and accrued expenses	59,477	90,281
Income taxes payable	—	56,628
Net cash used in operating activities	(678,626)	(406,720)

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account to pay for taxes and franchise fees	218,242	108,214
Net cash provided by investing activities	218,242	108,214

Net Change in Cash	(460,384)	(298,506)
Cash – Beginning of period	770,114	1,212,755
Cash – End of period	$309,730	$914,249

Supplemental cash flow information:
Cash paid for income taxes	$(5,170)	—

Supplemental disclosure of non-cash activities:
Change in value of Class A common stock subject to possible redemption	$1,928,540	$243,200

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Amplitude Healthcare Acquisition Corporation (the “Company”) is a blank check company incorporated in Delaware on August 13, 2019. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company has one subsidiary, Ample Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”).

Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search on companies in the healthcare industry. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2021, the Company had not commenced any operations. All activity through June 30, 2021 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on November 19, 2019. On November 22, 2019, the Company consummated the Initial Public Offering of 10,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), generating gross proceeds of $100,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Amplitude Healthcare Holdings LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of $4,000,000, which is described in Note 4.

Transaction costs amounted to $5,944,772, consisting of $2,000,000 of underwriting fees, $3,500,000 of deferred underwriting fees and $444,772 of other offering costs.

Following the closing of the Initial Public Offering on November 22, 2019, an amount of $100,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrant was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont)

The Company will provide its holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor, officers and directors (the “Initial Stockholders”) have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 10% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and in connection with a stockholder vote to approve an amendment to our Certificate of Incorporation (1) to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if it does not complete a Business Combination by November 22, 2021 or (2) with respect to any other provision relating to stockholders’ rights or pre-Business Combination activity and (b) not to propose an amendment to the Certificate of Incorporation (i) that would modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination by November 22, 2021 or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until November 22, 2021 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont)

to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Initial Stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders or any of their respective affiliates acquire Public Shares after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until November 22, 2021 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The Company intends to consummate a business combination by this date but there is no guarantee it will be able to do so. If the Business Combination is not consummated the Company will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers,

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont)

directors, or third parties. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through one year from the date of these financial statements if a Business Combination is not consummated. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after November 22, 2021.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with Amendment No. 1 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2020 as filed with the SEC on May 24 2021, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2020 is derived from the audited financial statements presented in Amendment No. 1 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2020. The interim results for the three and six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont)

elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its majority owned subsidiary where the Company has the ability to exercise control. All significant intercompany balances and transactions have been eliminated in consolidation. Activities in relation to the noncontrolling interest are not considered to be significant and are therefore not presented in the accompanying financial statements.

Use of Estimates

The preparation of condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and, accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2021 and December 31, 2020.

Marketable Securities Held in Trust Account

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying condensed consolidated balance sheets and adjusted for the amortization or accretion of premiums or discounts.

Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont)

from Equity” (“ASC 480”) and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the warrants was estimated using the public trading prices of the Public Warrants.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC 480. Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2021 and December 31, 2020, the 8,129,010 and 7,936,156 shares of common stock subject to possible redemption, respectively, are presented as temporary equity, outside of the stockholders’ equity section of the Company’s condensed consolidated balance sheets.

Offering Costs

Offering costs consisted of legal, accounting, underwriting fees and other costs and expenses incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities were expensed as incurred in the condensed consolidated statements of operations. Offering costs associated with the Class A common stock issued were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont)

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. As of June 30, 2021 and December 31, 2020, the Company had a deferred tax asset of approximately $329,000 and $167,000, respectively, which had a full valuation allowance recorded against it, of approximately $329,000 and $167,000, respectively.

The Company’s currently taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. During the three and six months ended June 30, 2021 and 2020, the Company recorded no income tax expense. The Company’s effective tax rate for the three and six months ended June 30, 2021 differs from the expected income tax rate due primarily to permanent differences related to the change in the fair value of the warrant liability.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months. The Company is subject to income tax examinations by major taxing authorities since inception.

Net income (Loss) per Common Share

Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 9,000,000 shares of Class A common stock in the calculation of diluted income per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statements of operations include a presentation of income (loss) per share for common shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income (loss) per common share, basic and diluted, for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Class A redeemable common stock outstanding for the reporting period. Net loss per share, basic and diluted, for Class B non-redeemable common stock is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable common stock, by the weighted average number of Class B non-redeemable common stock outstanding for the reporting period. Class B non-redeemable common stock includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont)

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Class A common stock subject to possible redemption
Numerator: Earnings allocable to Class A common stock subject to possible redemption
Interest earned on marketable securities held in Trust Account	$2,498	$44,307	$4,971	$369,655
Less: Income and Franchise Tax available to be withdrawn from the Trust Account	(2,498)	(44,307)	(4,971)	(369,655)
Redeemable Net Earnings	$—	$—	$—	$—

Denominator: Weighted Average Redeemable Class A Common Stock
Redeemable Class A Common Stock, Basic and Diluted	10,000,000	10,000,000	10,000,000	10,000,000
Earnings/Basic and Diluted Redeemable Class A Common Stock	$0.00	$0.00	$0.00	$0.02

Non-Redeemable Class B Common Stock
Numerator: Net Income minus Redeemable Net Earnings
Net (Loss) Income	$(3,569,534)	$(3,432,059)	$1,928,537	$(2,003,200)
Less: Redeemable Net Earnings	—	—	—	—
Non-Redeemable Net (Loss) Income	$(3,569,534)	$(3,432,059)	$1,928,537	$(2,003,200)

Denominator: Weighted Average Non-Redeemable B Common Stock
Non-Redeemable Class B Common Stock, Basic and Diluted	2,500,000	2,500,000	2,500,000	2,500,000
Earnings (Loss)/Basic and Diluted Non-Redeemable Class B Common Stock	$(1.43)	$(1.37)	$0.77	$(0.80)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limits of $250,000. At June 30, 2021 and December 31, 2020, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed consolidated balance sheets, primarily due to their short-term nature other than the warrant liabilities (see Note 8).

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont)

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC 815. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Recent Accounting Standards

In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company adopted ASU 2020-06 effective January 1, 2021. The adoption of ASU 2020-06 did not have an impact on the Company’s condensed consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 10,000,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 4,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $4,000,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In August 2019, the Sponsor purchased 2,875,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate consideration of $25,000. The Founder Shares will automatically convert into Class A common stock upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 7.

The Founder Shares included an aggregate of up 375,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Initial Stockholders would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Initial Stockholders did not purchase any Public Shares in the Initial Public Offering). On January 6, 2020, the underwriters’ election to exercise their over-allotment option expired unexercised, resulting in the forfeiture of 375,000 shares. Accordingly, as of June 30, 2021 and December 31, 2020, there are 2,500,000 Founder Shares issued and outstanding.

The Initial Stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) 180 days after the completion of a Business Combination or (B) subsequent to a Business Combination, the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS (cont)

Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of June 30, 2021 and December 31, 2020, no Working Capital Loans were outstanding.

Related Party Consulting Agreement

On March 30, 2020, the Company entered into a consulting agreement with a relative of one of the members of the Company’s board of directors. The consultant will provide the Company due diligence services related to potential acquisitions and, in return, receive a fee of $600 per hour for services rendered. For the three and six months ended June 30, 2021 and 2020, $0 and $7,050, respectively, were incurred and paid under the agreement. There were no such fees for the three and six months ended June 30, 2021.

Related Party Arrangement

The Company has an arrangement with an entity, which is 45% owned by the Company’s Chief Executive Officer, whereby it currently pays an aggregate of $3,697 per month for office space. No written agreement currently exists, as such, the payments are on a month to month basis. For the three and six months ended June 30, 2021 and 2020, the Company incurred and paid $11,091 and $22,182 in fees for these services, respectively.

Sponsor Support Agreement

Concurrently with the execution of a business combination agreement (the “Business Combination Agreement”) by and among the Company, Ample Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”) and Jasper Therapeutics, Inc., a Delaware corporation (“Jasper”), the Sponsor entered into a support agreement with the Company and Jasper, as described in Note 6.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed consolidated financial statements. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into on November 19, 2019, holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of the majority of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont)

Underwriting Agreement

The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $2,000,000 in the aggregate. One of the underwriters is entitled to a portion of a deferred fee of $0.35 per Unit, or $3,500,000 in the aggregate. Another portion of such amount will be paid to a third party that did not participate in the Initial Public Offering (but who is a member of FINRA) that is assisting the Company in consummating a Business Combination. The deferred fee will become payable from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement and subsequent related agreements.

Business Combination Agreement

On May 5, 2021, the Company entered into the Business Combination Agreement. The Business Combination Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into Jasper, with Jasper surviving as a wholly-owned subsidiary of the Company (the “Merger”). In connection with the closing of the transactions contemplated by the Business Combination Agreement (the “Proposed Business Combination”), the Company has commitments for PIPE financing of $100.0 million which will be received in exchange for 10,000,000 Class A common shares of the Company. The consummation of the PIPE Financing is contingent upon, among other things, the closing of the Proposed Business Combination. The Business Combination Agreement and the Proposed Business Combination were approved by each of the board of directors of the Company and Jasper. Under the Business Combination Agreement, the obligations of each of Jasper and the Company to consummate the Proposed Business Combination are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, among others, the approval and adoption of the Business Combination Agreement and transactions contemplated thereby by the requisite vote of Jasper’s stockholders and the Company’s stockholders.

The Business Combination

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the effective time of the Merger (the “Effective Time”), (i) the outstanding common and preferred stock of Jasper will be automatically canceled, extinguished and converted into a number of shares of the Company’s voting common stock, par value $0.0001 per share (the “Company New Voting Shares”) and, in certain circumstances, shares of the Company’s non-voting common stock, par value $0.0001 per share (the “Company New Non-Voting Shares” and together with the Company New Voting Shares, the “Company Shares”), based on an equity value of Jasper equal to $275.0 million (the “Jasper Equity Value”); (ii) each outstanding vested and unvested option to purchase shares of Jasper common stock will be canceled in exchange for a comparable option to purchase Company New Voting Shares, based on the Jasper Equity Value; and (iii) each unvested award of restricted shares of Jasper common stock will be converted into a comparable right to receive restricted Company Shares, based on the Jasper Equity Value, in each of the foregoing cases, as described in the Business Combination Agreement. Upon closing of the Proposed Business Combination, the Company will change its name to “Jasper Therapeutics, Inc.” (“New Jasper”).

The Business Combination is expected to close in the third quarter of 2021, following the receipt of the required approval of the Company’s stockholders and the fulfillment of other customary closing conditions.

Representations and Warranties; Covenants

The parties to the Business Combination Agreement have agreed to customary representations and warranties for transactions of this type. In addition, the parties to the Business Combination Agreement agreed to be bound by certain customary covenants for transactions of this type, including, among others, covenants with respect to the conduct of Jasper, the Company and their respective subsidiaries during the period between execution of the Business Combination Agreement and the closing of the Proposed Business Combination. The representations, warranties, agreements and covenants of the parties set forth in the Business Combination Agreement will terminate

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont)

at the closing of the Proposed Business Combination, except for those covenants and agreements that, by their terms, contemplate performance after the closing of the Proposed Business Combination. Each of the parties to the Business Combination Agreement has agreed to use its reasonable best efforts to take or cause to be taken all actions and things necessary to consummate the Proposed Business Combination.

Conditions to Closing

Under the Business Combination Agreement, the obligations of each of Jasper and the Company to consummate the Proposed Business Combination are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, among others: (i) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder relating to the Proposed Business Combination having been expired or been terminated; (ii) no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Business Combination Agreement being in effect; (iii) the registration statement/proxy statement to be filed by the Company relating to the Business Combination Agreement and the Proposed Business Combination becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to the registration statement/proxy statement to be filed by the Company relating to the Business Combination Agreement and the Proposed Business Combination, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending; (iv) the Company’s initial listing application with Nasdaq in connection with the Proposed Business Combination having been approved (subject to notice of issuance) and, immediately following the Effective Time, the Company having satisfied any applicable initial and continuing listing requirements of Nasdaq, and the Company having not received any notice of non-compliance therewith that has not been cured, and Company New Voting Shares having been approved for listing on Nasdaq; (v) the approval and adoption of the Business Combination Agreement and transactions contemplated thereby by the requisite vote of Jasper’s stockholders (the “Required Jasper Stockholder Vote”) and the Company’s stockholders (the “Required Company Stockholder Vote”); and (vi) after giving effect to the transactions contemplated by the Business Combination Agreement, the Company having net tangible assets of at least $5,000,001 (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) upon consummation of the Proposed Business Combination.

The obligation of the Company to consummate the Proposed Business Combination is also subject to the satisfaction or waiver of certain other closing conditions, including, among others: (i) certain employees of Jasper having executed and delivered employment agreements to the Company; and (ii) the absence of a Jasper Material Adverse Effect (as defined in the Business Combination Agreement) since the date of the Proposed Business Combination that is continuing. The obligation of Jasper to consummate the Proposed Business Combination is also subject to the satisfaction or waiver of certain other closing conditions, including, among others, a minimum cash condition under which, as of the Effective Time and after distribution of the Trust Account pursuant to the Business Combination Agreement, the sum of (i) the aggregate cash proceeds available for release to the Company and Merger Sub from the Trust Account in connection with the transactions contemplated by the Business Combination Agreement (after giving effect to any Company stockholder redemptions) and (ii) the aggregate cash proceeds actually received by the Company and Merger Sub in respect of the PIPE Financing (as defined below), being in the aggregate at least $130.0 million.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the closing of the Proposed Business Combination, including, but not limited to, (i) by the mutual written consent of the Company and Jasper; (ii) by the Company, subject to certain exceptions, if any of the representations or warranties made by Jasper are not true and correct or if Jasper fails to perform any of its respective covenants or agreements under the Business Combination Agreement (including an obligation to

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont)

consummate the closing of the Proposed Business Combination) such that certain conditions to the obligations of the Company could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (A) thirty (30) days after written notice thereof, and (B) November 30, 2021 (the “Termination Date”); (iii) by Jasper, subject to certain exceptions, if any of the representations or warranties made by the Company or Merger Sub are not true and correct or if the Company or Merger Sub fail to perform any of their covenants or agreements under the Business Combination Agreement (including an obligation to consummate the closing of the Proposed Business Combination) such that the conditions to the obligations of Jasper could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (A) thirty (30) days after written notice thereof, and (B) the Termination Date; (iv) by either the Company or Jasper, if the transactions contemplated by the Business Combination Agreement are not consummated on or prior to the Termination Date, unless the breach of any covenants or obligations under the Business Combination Agreement by the party seeking to terminate proximately caused the failure to consummate the transactions contemplated by the Business Combination Agreement; (v) by either the Company or Jasper, if (A) any governmental entity shall have issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement and such order or other action shall have become final and nonappealable; or (B) if the Required Company Stockholder Vote is not obtained; and (vi) by the Company, if Jasper does not deliver, or cause to be delivered to the Company, the Jasper stockholder written consent or the Jasper Stockholder Support Agreements (as defined below) when required under the Business Combination Agreement.

If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement, other than customary confidentiality obligations, except in the case of Willful Breach or Fraud (each, as defined in the Business Combination Agreement).

Other Agreements

The Business Combination Agreement contemplates the execution of various additional agreements and instruments, on or before the closing of the Proposed Business Combination, including, among others, the following:

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor entered into a support agreement with the Company and Jasper (the “Sponsor Support Agreement”), pursuant to which the Sponsor has agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger); (ii) vote against any Company Acquisition Proposal (as defined in the Business Combination Agreement) and certain other matters as set forth in the Sponsor Support Agreement; (iii) waive any adjustment to the conversion ratio set forth in the governing documents of the Company (whether resulting from the transactions contemplated by the Subscription Agreements (as defined below) or otherwise); (iv) be bound by certain transfer restrictions with respect to its shares in the Company prior to the closing of the Proposed Business Combination; (v) place into escrow certain of its shares in the Company (the “Sponsor Earnout Shares”), to be released as follows (A) fifty percent (50%) of the Sponsor Earnout Shares, if, during the period from and after the closing of the Proposed Business Combination until the third anniversary of the closing of the Proposed Business Combination (the “Earnout Period”) within any thirty (30) day consecutive Trading Day Period (as defined in the Sponsor Support Agreement) the VWAP (as defined in the Sponsor Support Agreement) of Company Shares is greater than or equal to $15.00 and (B) fifty percent (50%) of the Sponsor Earnout Shares, if, during the Earnout Period, over any

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont)

twenty (20) Trading Days within any thirty (30) consecutive Trading Day period, the VWAP of the Company Shares is greater than or equal to $18.00; and (vi) forfeit all private placement warrants owned by the Sponsor immediately prior to the closing of the Proposed Business Combination, in each case subject to the terms and conditions of the Sponsor Support Agreement. The Sponsor Support Agreement will terminate automatically upon the earlier of (a) a written agreement to terminate the Sponsor Support Agreement executed by the Sponsor, the Company and Jasper, (b) by written notice by either party to the other party after the date that is thirty (30) days after the Termination Date if the closing of the Proposed Business Combination has not occurred by that date, and (c) the termination of the Proposed Business Combination in accordance with its terms prior to the Effective Time. Unless the Sponsor Support Agreement is terminated in accordance with the foregoing, the Sponsor agrees not to effect a redemption of all or a portion of the Company’s Class A common stock, as set forth in the Company’s governing documents.

PIPE Subscription Agreements

Concurrently with the execution of the Business Combination Agreement, the Company entered into Subscription Agreements (the “Subscription Agreements”) with each of the PIPE Investors (as defined in the Business Combination Agreement), pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and the Company has agreed to issue and sell to the PIPE Investors, an aggregate of 10,000,000 Class A common shares of the Company at a price of $10.00 per share, for aggregate gross proceeds of $100.0 million (the “PIPE Financing”). The Class A common shares issued pursuant to the Subscription Agreements will not be registered under the Securities Act when issued. Such shares to be issued pursuant to the Subscription Agreements will be issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. The Company has granted the PIPE Investors certain registration rights in connection with the PIPE Financing. The consummation of the PIPE Financing is contingent upon, among other things, the closing of the Proposed Business Combination.

Jasper Stockholder Support Agreements

On May 5, 2021, certain stockholders of Jasper (collectively, the “Jasper Supporting Stockholders”) duly executed and delivered to the Company transaction support agreements (collectively, the “Jasper Stockholder Support Agreements”), pursuant to which each Jasper Supporting Stockholder agreed to, among other things, support and vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Proposed Business Combination), not to transfer his, her or its shares of Jasper common stock or preferred stock prior to the closing of the Proposed Business Combination, and to execute the Registration Rights Agreement (as defined below) prior to the closing of the Proposed Business Combination. The Jasper Stockholder Support Agreements terminate at the earlier of the Effective Time and the date the Business Combination Agreement is terminated in accordance with its terms. In addition, the Jasper Stockholder Support Agreement for one stockholder also terminates upon the earlier of (i) the Effective Time, (ii) the Termination Date set forth in the Business Combination Agreement, (iii) the date the Business Combination Agreement is terminated in accordance with its terms, (iv) the occurrence of certain liquidation events of the Company, (v) the time of a modification, amendment or waiver of the Business Combination Agreement without such stockholder’s consent which decreases the form or proportion of the consideration to be paid to such stockholder, (vi) modification of the conditions to the consummation of the transaction which adversely affects in any material respect the stockholder or (vii) modification of the Termination Date set forth in the Business Combination Agreement.

Amended and Restated Registration Rights Agreement

The Business Combination Agreement contemplates that, at or prior to the closing of the Proposed Business Combination, the Company, the Sponsor and certain Jasper stockholders will enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which, among other things, Sponsor and such Jasper stockholders (i) will agree not to, subject to certain exceptions set forth therein, effect any

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont)

sale or distribution of New Jasper equity securities held by them during the 180-day lock-up period described therein and (ii) will be granted certain registration rights with respect to their respective shares of common stock of New Jasper, in each case, subject to the terms and conditions set forth in the Registration Rights Agreement. The lock-up period described above will not apply to any shares acquired in the PIPE Financing.

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. As of June 30, 2021 and December 31, 2020, there were 1,870,990 and 2,063,844 shares of Class A common stock issued or outstanding, excluding 8,129,010 and 7,936,156 shares of Class A common stock subject to possible redemption, respectively.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. As of June 30, 2021 and December 31, 2020, there were 2,500,000 shares of Class B common stock issued and outstanding.

Holders of Class B common stock will have the right to elect all of the Company’s directors prior to a Business Combination. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders, except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the closing of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination). Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

NOTE 8. WARRANT LIABILITIES

Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

NOTE 8. WARRANT LIABILITIES (cont)

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, the Company will use its best efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants. The Company will use its reasonable best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to each warrant holder.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price, except as discussed below. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

NOTE 8. WARRANT LIABILITIES (cont)

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the sponsor or its affiliates, without taking into account any Founder Shares held by the sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:      Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:      Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:      Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

NOTE 9. FAIR VALUE MEASUREMENTS (cont)

At June 30, 2021 and December 31, 2020, assets held in the Trust Account were comprised of $100,126,108 and $100,339,379, respectively, in money market funds, which are invested in U.S. Treasury Securities. During the six months ended June 30, 2021 and 2020, the Company withdrew $218,242 and $108,214, respectively, of interest earned on the Trust Account to pay for its franchise and income tax obligations.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2021 and December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	June 30, 2021	December 31, 2020
Assets:
Marketable securities held in Trust Account – U.S. Treasury Securities Money Market Fund	1	$100,126,108	$100,339,379

Liabilities:
Warrant liability – Public Warrants	1	5,750,000	7,250,000
Warrant liability – Private Placement Warrants	3	4,680,000	5,880,000

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Company’s condensed consolidated balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the condensed consolidated statements of operations.

The Private Warrants were initially valued using a Modified Black Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Modified Black Scholes model’s primary unobservable input utilized in determining the fair value of the Private Warrants is the expected volatility of the common stock. The expected volatility as of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own Public Warrant pricing. A Monte Carlo simulation methodology was used in estimating the fair value of the Public Warrants for periods where no observable traded price was available, using the same expected volatility as was used in measuring the fair value of the Private Placement Warrants. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price was used as the fair value as of each relevant date.

The following table presents the quantitative information regarding Level 3 fair value measurements:

	June 30, 2021	December 31, 2020
Stock price	$9.94	$10.01
Term to initial business combination (in years)	0.25	0.75
Volatilty	17.2%	20.0%
Risk-free rate	0.91%	0.47%
Dividend yield	0.0%	0.0%

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

NOTE 9. FAIR VALUE MEASUREMENTS (cont)

The following table presents the changes in the fair value of Level 3 warrant liabilities for the three and six months ended June 30, 2021 and 2020:

	Private Placement	Public	Level 3 Warrant Liabilities
Fair value as of December 31, 2020	$5,880,000	—	$5,880,000
Change in fair value for the three months ended March 31, 2021	(2,560,000)	—	(2,560,000)
Fair value as of March 31, 2021	3,320,000	—	3,320,000
Change in fair value for the three months ended June 30, 2021	1,360,000	—	1,360,000
Fair value as of June 30, 2021	$4,680,000	—	$4,680,000

The change in fair value for the three and six months ended June 30, 2020 were ($640,000) and $1,400,000, respectively.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Jasper Therapeutics, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Jasper Therapeutics, Inc. (the “Company”) as of December 31, 2020 and 2019, and the related statements of operations and comprehensive loss, of redeemable convertible preferred stock and stockholders’ deficit and of cash flows for the years then ended, including the related notes (collectively referred to as the “ financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses from operations and negative cash flows since its inception that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
San Jose, California
June 7, 2021

We have served as the Company’s auditor since 2021.

JASPER THERAPEUTICS, INC.
BALANCE SHEETS
(in thousands, except share and per share data)

	December 31, 2019	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$27,163	$19,838
Other receivables	—	600
Prepaid expenses and other current assets	—	247
Total current assets	27,163	20,685
Property and equipment, net	—	693
Operating lease right-of-use assets, net	—	1,336
Restricted cash	—	345
Other non-current assets	48	298
Total assets	$27,211	$23,357

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$623	$1,417
Accrued expenses and other current liabilities	1,370	2,595
Total current liabilities	1,993	4,012
Derivative tranche liability	4,053	8,158
Non-current portion of operating lease liabilities	—	1,624
Other non-current liabilities	63	853
Total liabilities	6,109	14,647

Commitments and contingencies (Note 9)

Redeemable convertible preferred stock: $0.001 par value – 69,136,757 shares authorized at December 31, 2019 and 2020; 39,859,217 and 54,820,596 shares issued and outstanding at December 31, 2019 and 2020, respectively; liquidation value $29,930 and $41,165 at December 31, 2019 and 2020, respectively	25,836	43,840

Stockholders’ deficit
Common stock: $0.001 par value – 177,841,414 shares authorized at December 31, 2019 and 2020; 9,544,882 and 9,812,035 shares issued and outstanding at December 31, 2019 and 2020, respectively	10	10
Additional paid-in capital	400	1,673
Accumulated deficit	(5,144)	(36,813)
Total stockholders’ deficit	(4,734)	(35,130)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$27,211	$23,357

The accompanying notes are an integral part of these financial statements.

JASPER THERAPEUTICS, INC.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except share and per share data)

	Year Ended December 31, 2019	Year Ended December 31, 2020

Operating expenses
Research and development	$3,618	$15,883
General and administrative	1,092	4,800
Total operating expenses	4,710	20,683
Loss from operations	(4,710)	(20,683)
Interest and other (expense) income, net	(533)	(111)
Change in fair value of derivative liability	256	(10,875)
Total other income (expense), net	(277)	(10,986)
Net loss and comprehensive loss	$(4,987)	$(31,669)
Net loss per share attributable to common stockholders, basic and diluted	$(1.11)	$(5.17)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	4,510,978	6,125,897

The accompanying notes are an integral part of these financial statements.

JASPER THERAPEUTICS, INC.
STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED
STOCK AND STOCKHOLDERS’ DEFICIT
(in thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of January 1, 2019	—	$—	8,000,000	$8	$32	$(157)	$(117)
Issuance of common stock upon exchange of convertible notes	—	—	1,544,882	2	356	—	358
Issuance of Series A – 2 redeemable convertible preferred stock to in exchange for license	100	862	—	—	—	—	—
Issuance of Series A – 1 redeemable convertible preferred stock for cash, net of issuance costs of $389 and tranche liability of $4,309	37,309,218	23,318	—	—	—	—	—
Issuance of Series A – 1 redeemable convertible preferred stock upon exchange of convertible notes	2,549,899	1,656
Vesting of founders’ restricted stock	—	—	—	—	6	—	6
Stock – based compensation expense	—	—	—	—	6	—	6
Net loss	—	—	—	—	—	(4,987)	(4,987)
Balance as of December 31, 2019	39,859,217	25,836	9,544,882	10	400	(5,144)	(4,734)

Issuance of common stock upon exercise of stock options	—	—	267,153	—	53	—	53
Issuance of Series A – 1 redeemable convertible preferred stock for cash	14,961,379	11,234	—	—	—	—	—
Settlement of the redeemable convertible preferred stock tranche liability	—	6,770	—	—	—	—	—
Vesting of founders’ restricted stock	—	—	—	—	10	—	10
Stock – based compensation expense	—	—	—	—	1,210	—	1,210
Net loss	—	—	—	—	—	(31,669)	(31,669)
Balance as of December 31, 2020	54,820,596	$43,840	9,812,035	$10	$1,673	$(36,813)	$(35,130)

The accompanying notes are an integral part of these financial statements.

JASPER THERAPEUTICS, INC.
STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31, 2019	Year Ended December 31, 2020

Cash flows from operating activities
Net loss	$(4,987)	$(31,669)
Adjustments to reconcile net loss to net cash used in operating activities
Non-cash lease expense	—	21
Stock-based compensation expense	6	1,210
Change in fair value of derivative liability	(256)	10,875
Loss on extinguishment of convertible notes	478	—
License acquired in exchange for issuance of shares	862	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	11	(247)
Other non-current assets	(48)	(250)
Accounts payable	536	358
Accrued expenses and other current liabilities	1,405	1,225
Operating lease liability	—	10
Other non-current liabilities	24	200
Net cash used in operating activities	(1,969)	(18,267)

Cash flows from financing activities
Proceeds from the issuance of convertible note, net of issuance costs	1,500	—
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	27,627	11,234
Proceeds from issuance of common stock	1	—
Proceeds from exercise of common stock options	—	53
Net cash provided by financing activities	29,128	11,287
Net increase (decrease) in cash, cash equivalents and restricted cash	27,159	(6,980)
Cash, cash equivalents and restricted cash
Cash, cash equivalents and restricted cash at beginning of the year	4	27,163
Cash, cash equivalents and restricted cash at end of the year	$27,163	$20,183

Supplemental and non-cash items reconciliations:
Accounts payable and accrued expenses for purchases of property and equipment	$—	$436
Right-of-use asset obtained in exchange for lease liabilities	$—	$1,357
Non-cash leasehold improvements	$—	$256
Recognition (settlement) of derivative tranche liability	$4,309	$(6,770)
Vesting of founders’ restricted stock	$6	$10
Letter of credit issued in connection with lease recognition	$—	$345
License acquired in exchange for issuance of shares	$862	$—

The accompanying notes are an integral part of these financial statements.

JASPER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Description of Business

Jasper Therapeutics, Inc. (“Jasper” or the “Company”) was incorporated in March 2018. The Company is a clinical-stage biotechnology company dedicated to enabling cures through hematopoietic stem cell transplants. The Company is focused on the development and commercialization of safer, more effective conditioning agents and stem cell grafts to allow for expanded use of curative therapy with stem cell transplantation and gene therapies. Its drug development pipeline includes multiple product candidates designed to improve stem cell transplants. The lead compound, JSP191, is in clinical development as a conditioning antibody that clears hematopoietic (blood and bone marrow) stem cells from bone marrow in patients undergoing hematopoietic cell transplantation. The Company is also developing engineered hematopoietic stem cell products. The Company is headquartered in Redwood City, California.

Liquidity and Going Concern

The Company has incurred significant losses and negative cash flows from operations since its inception. During the years ended December 31, 2019 and December 31, 2020, the Company incurred net losses of $5.0 million and $31.7 million, respectively. During the years ended December 31, 2019 and December 31, 2020, the Company had negative operating cash flows of $2.0 million and $18.3 million, respectively. As of December 31, 2020, the Company had an accumulated deficit of $36.8 million.

The Company has historically financed its operations primarily through issuance of redeemable convertible preferred stock and convertible notes. The Company expects to continue to incur operating losses and negative cash flows from operations to support the development of its product candidates, for the expansion of its product portfolio and to continue its research and development activities, including preclinical studies and clinical trials. The Company’s activities are subject to significant risks and uncertainties, including completing requisite clinical activities to support regulatory approvals, market acceptance of the Company’s product candidates, if approved, as well as the timing and extent of spending on research and development.

The Company’s cash and cash equivalents of $19.8 million as of December 31, 2020, in addition to $10.7 million received in February 2021 upon the closing of the third tranche Series A-1 financing, are not sufficient for the Company to continue as a going concern for at least one year from the issuance date of these annual financial statements. Additional funds are necessary to maintain current operations and to continue research and development activities. The Company’s management plans to monitor expenses and raise additional capital through a combination of public and private equity, debt financings, strategic alliances, and licensing arrangements. The Company’s ability to access capital when needed is not assured and, if capital is not available to the Company when, and in the amounts, needed, the Company could be required to delay, scale back, or abandon some or all of its development programs and other operations, which could materially harm the Company’s business, financial condition and results of operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The accompanying financial statements do not reflect any adjustments relating to the recoverability and reclassifications of assets and liabilities that might be necessary if the Company is unable to continue as a going concern.

Coronavirus Pandemic

In March 2020, the World Health Organization declared the global novel coronavirus disease 2019 (“COVID-19”) outbreak a pandemic. The ongoing COVID-19 pandemic may continue to affect the Company’s ability to initiate and complete preclinical and clinical studies, delay the initiation of its planned clinical trials or future clinical trials or the progress, enrollment in or completion of its ongoing clinical trials, impede regulatory activities, disrupt the supply chain and the manufacture or shipment of drug substances and finished drug products for its product candidates for use in its clinical trials, impair testing, monitoring, data collection and analysis and other related activities or have other adverse effects on the Company’s business, results of operations and financial

JASPER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS (cont.)

condition. In addition, the pandemic has caused substantial disruption in the financial markets and may adversely impact economies worldwide, both of which could result in adverse effects on the Company’s business and operations and its ability to raise additional funds to support its operations.

The Company is following, and will continue to follow, recommendations from the U.S. Centers for Disease Control and Prevention as well as federal, state, and local governments regarding working-from-home practices for non-essential employees as well as return-to-work policies and procedures. The Company expects to continue to take actions as may be required or recommended by government authorities or as the Company determines are in the best interests of its employees and other business partners in light of the pandemic.

While the Company’s operations to date have not been significantly impacted by the COVID-19 pandemic, it cannot at this time predict the specific extent, duration, or full impact that the COVID-19 pandemic will have on its business, financial condition and operations, including planned clinical trials and clinical development timelines. The Company experienced slower than anticipated patient enrollment in its SCID clinical trial due to reluctance of these immunocompromised patients to travel and undergo hospitalization during the pandemic. The Company may continue to experience interruptions to its clinical trials due to the COVID-19 pandemic. The impact of the COVID-19 pandemic on the Company’s financial performance will depend on future developments, including the duration and spread of the pandemic, its impact on the Company’s clinical trial enrollment, trial sites, contract research organizations (“CROs”), contract manufacturing organizations (“CMOs”), and other third parties with whom it does business, its impact on regulatory authorities and the Company’s key scientific and management personnel, progress of vaccination and related governmental advisories and restrictions. These developments and the impact of the COVID-19 pandemic on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets or the overall economy are impacted for an extended period, the Company’s business may be materially adversely affected.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of income and expenses during the reporting periods. Significant estimates and assumptions made in the accompanying financial statements include but are not limited to the valuation of common and redeemable convertible preferred stock, fair value of derivative liability and the measurement of stock-based compensation. The Company evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts those estimates and assumptions when facts and circumstances dictate. Actual results could materially differ from those estimates.

Cash, Cash Equivalents, and Restricted Cash

The following table provides a reconciliation of cash and restricted cash reported within the balance sheets that sum to the total amount shown in the statements of cash flows (in thousands):

	December 31, 2019	December 31, 2020

Cash and cash equivalents	$27,163	$19,838
Restricted cash	—	345
Total cash, cash equivalents and restricted cash	$27,163	$20,183

JASPER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash and cash equivalents consist of checking bank accounts and investments in money market funds with an original maturity of three months or less at the time of purchase. The recorded carrying amount of cash and cash equivalents approximates their fair value. Restricted cash relates to the letter of credit secured in conjunction with the operating lease (Note 9).

Concentrations of Credit Risk and Other Risks and Uncertainties

The Company’s cash and cash equivalents are maintained with financial institutions in the United States of America. Management believes that these financial institutions are financially sound. The Company has not experienced any losses on its cash and cash equivalents.

The Company is subject to risks common to companies in the development stage, including, but not limited to, development and regulatory approval of new product candidates, development of markets and distribution channels, dependence on key personnel, and the ability to obtain additional capital as needed to fund its product plans. To achieve profitable operations, the Company must successfully develop and obtain requisite regulatory approvals for, manufacture, and market its product candidates. There can be no assurance that any such product candidate can be developed and approved or manufactured at an acceptable cost and with appropriate performance characteristics, or that such product will be successfully marketed. These factors could have a material adverse effect on the Company’s future financial results.

Products developed by the Company require approval from the FDA or other international regulatory agencies prior to commercial sales. There can be no assurance that the Company’s future products will receive the necessary clearances. If the Company were denied such clearances or such clearances were delayed, it could have a materially adverse impact on the Company.

Property and Equipment, Net

Property and equipment, net is stated at cost less accumulated depreciation and amortization. Depreciation and amortization are recorded using the straight-line method over the estimated useful lives of the assets, generally 3 to 5 years. Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the remaining term of the lease. Upon the sale or retirement of assets, the cost and related accumulated depreciation are removed from the balance sheets and the resulting gain or loss is reflected in the statements of operations and comprehensive loss. Maintenance and repairs are charged to operations as incurred. As of December 31, 2020, the Company’s property and equipment consisted of equipment of $0.4 million and leasehold improvements of $0.3 million.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment, principally property and equipment, whenever events or changes in business circumstances indicate the carrying amount of an asset may not be fully recoverable. Recoverability of assets held and used is measured by comparing the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the Company determines that the carrying value of long-lived assets may not be recoverable, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Fair value is determined through various valuation techniques, principally discounted cash flow models, to assess the fair values of long-lived assets. The Company did not record any impairment of long-lived assets during the year ended December 31, 2020.

Leases

The Company determines whether an arrangement is or contains a lease at the inception of the arrangement and whether such a lease is classified as a financing lease or operating lease at the commencement date of the lease. Leases with a term greater than one year are recognized on the balance sheet as operating right-of-use assets and non-current portion of operating lease liabilities. The Company elected not to recognize the right-of-use assets

JASPER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

and lease liabilities for leases with lease terms of 12 months or less (short-term leases). Lease liabilities and their corresponding right-of-use assets are recorded based on the present value of lease payments over the expected lease term. As the interest rate implicit in the Company’s lease contracts is not readily determinable, the Company utilizes a collateralized incremental borrowing rate based on the information available at the commencement date to determine the present value of lease payments. Certain adjustments to the right-of-use asset may be required for items such as initial direct costs paid or incentives received and impairment charges if the Company determines the right-of-use asset is impaired.

The Company considers the lease term to be the noncancelable period that it has the right to use the underlying asset, together with any periods where it is reasonably certain it will exercise an option to extend (or not terminate) the lease. Periods covered by an option to extend (or not terminate) the lease in which the exercise of the option is controlled by the lessor are included in the lease term.

Rent expense for operating leases is recognized on a straight-line basis over the lease term and is presented in operating expenses on the statements of operations and comprehensive loss. The Company has elected to not separate lease and non-lease components for its real estate leases and instead accounts for each separate lease component and the non-lease components associated with that lease component as a single lease component. Variable lease payments are recognized as lease expense as incurred and are presented in operating expenses on the statements of operations and comprehensive loss.

The Company has no finance leases as of December 31, 2019 and 2020.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, prepaid expenses and other current assets, accounts payable, accrued expenses and other current liabilities, derivative tranche liability and other non-current liabilities. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. The carrying amounts of cash, prepaid expenses and other current assets, accounts payable, accrued expenses and other current liabilities, approximate fair value due to their short-term maturities.

Redeemable Convertible Preferred Stock

The Company recorded all shares of redeemable convertible preferred stock at their respective fair values on the dates of issuance, net of issuance costs and bifurcated derivative tranche liability, which was bifurcated as it was concluded to be a freestanding financial instrument liability. The redeemable convertible preferred stock was recorded outside of permanent equity because while it was not mandatorily redeemable, in certain events considered not solely within the Company’s control such as a merger, acquisition or sale of all or substantially all of the Company’s assets (each, a deemed liquidation event), the redeemable convertible preferred stock became redeemable at the option of the holders of at least 55% of the then outstanding shares. The Company has not adjusted the carrying values of the redeemable convertible preferred stock to its liquidation preference because a deemed liquidation event obligating the Company to pay the liquidation preferences to holders of shares of redeemable convertible preferred stock was not probable of occurring.

Derivative Tranche Liability

The Company has determined that its obligation to issue additional shares of redeemable convertible preferred stock upon the occurrence of certain events, including a number of patients enrolled in the clinical trials, or the consent of the Company’s Board of Directors (the “Board”), represents a freestanding financial instrument. The instrument is classified as a liability on the balance sheets and is subject to re-measurement at each balance sheet date and at the settlement date, any change in fair value is recognized in the statements of operations and comprehensive loss.

JASPER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Accrued Research and Development Expenses

The Company has entered into various agreements with outsourced vendors, CMOs and CROs. The Company makes estimates of accrued research and development expenses as of each balance sheet date based on facts and circumstances known at that time. The Company periodically confirms the accuracy of its estimates with the service providers and makes adjustments, if necessary. Research and development accruals are estimated based on the level of services performed, progress of the studies, including the phase or completion of events, and contracted costs. The estimated costs of research and development services provided, but not yet invoiced, are included in accrued expenses on the balance sheets. If the actual timing of the performance of services or the level of effort varies from the original estimates, the Company will adjust the accrual accordingly. Payments made under these arrangements in advance of the performance of the related services are recorded as prepaid expenses and other current assets until the services are rendered. To date, there have been no material differences between estimates of such expenses and the amounts actually incurred.

Research and Development

The Company expenses research and development (“R&D”) expenses as incurred. R&D expenses consist primarily of personnel-related expenses, clinical studies, engineering and product development costs to support regulatory clearance of, and related regulatory compliance for, the Company’s products. Specifically, R&D expenses that support regulatory approval of, and related regulatory compliance for, the Company’s products include costs associated with the Company’s clinical studies, consisting of clinical trial design, clinical site establishment and management, clinical data management, travel expenses and the costs of products used for the Company’s clinical trials. Personnel-related expenses include salaries, benefits, bonuses and stock-based compensation of the Company’s R&D employees. Non personnel-related expenses include costs of outside consultants, testing, materials and supplies, and allocated overhead, including rent, equipment, depreciation and utilities. R&D expenses are charged to expense when incurred.

General and Administrative

General and administrative expenses include compensation, employee benefits and stock-based compensation for executive management, finance administration and human resources, allocated facility costs, professional service fees and other general overhead costs, including allocated depreciation to support the Company’s operations.

Stock-Based Compensation

The Company measures its stock-based awards made to employees and non-employees based on the estimated fair values of the awards as of the grant date using the Black-Scholes option-pricing model. The model requires management to make a number of assumptions, including common stock fair value, expected volatility, expected term, risk-free interest rate and expected dividend yield. The Company estimates common stock fair value using methodologies, approaches and assumptions consistent with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (the “Practice Aid”). The Company expenses the fair value of its equity-based compensation awards on a straight-line basis over the requisite service period, which is the period in which the related services are received. The Company accounts for award forfeitures as they occur. The expense for stock-based awards with performance conditions is recognized when it is probable that a performance condition is met during the vesting period.

Income Taxes

The Company accounts for income taxes using the asset and liability method. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

JASPER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In evaluating the ability to recover its deferred income tax assets, the Company considers all available positive and negative evidence, including its operating results, ongoing tax planning, and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. In the event the Company determines that it would be able to realize its deferred income tax assets in the future in excess of their net recorded amount, it would make an adjustment to the valuation allowance that would reduce the provision for income taxes. Conversely, if all or part of the net deferred tax assets are determined not to be realizable in the future, an adjustment to the valuation allowance would be charged to the provision of income taxes in the period when such determination is made. As of December 31, 2020 and 2019, the Company has recorded a full valuation allowance on its deferred tax assets.

Tax benefits related to uncertain tax positions are recognized when it is more likely than not that a tax position will be sustained during an audit. Interest and penalties related to unrecognized tax benefits are included within the provision for income tax.

Foreign Currency Transactions

Transactions denominated in foreign currencies are initially measured in U.S. dollars using the exchange rate on the date of the transaction. Foreign currency denominated monetary assets and liabilities are subsequently re-measured at the end of each reporting period using the exchange rate at that date, with the corresponding foreign currency transaction gain or loss recorded in the statements of operations and comprehensive loss and statements of cash flows. Nonmonetary assets and liabilities are not subsequently re-measured.

Comprehensive loss

Comprehensive loss represents all changes in stockholders’ deficit except those resulting from distributions to stockholders. There have been no items qualifying as other comprehensive income (loss) during the years ended December 31, 2020 and 2019, and therefore, the Company’s comprehensive loss was the same as its reported net loss.

Net Loss per Share Attributable to Common Stockholders

Basic net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, without consideration of potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock and potentially dilutive securities outstanding for the period. For purposes of the diluted net loss per share calculation, the redeemable convertible preferred stock, common stock subject to repurchase, and stock options are considered to be potentially dilutive securities.

Basic and diluted net loss attributable to common stockholders per share is presented in conformity with the two-class method required for participating securities as the redeemable convertible preferred stock is considered a participating security. The Company’s participating securities do not have a contractual obligation to share in the Company’s losses. As such, the net loss is attributed entirely to common stockholders. Because the Company has reported a net loss for the reporting periods presented, the diluted net loss per common share is the same as basic net loss per common share for those periods.

Segment Reporting

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer. The Company has determined it operates as a single operating and reportable segment, as the CODM does not assess the performance of individual product lines on measures of profit or loss, or asset-based metrics for purposes of making operating decisions, allocating resources, and evaluating financial performance. All long-lived assets are maintained in the United States.

JASPER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recently Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842). In July 2018, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842, Leases, which provides clarification to ASU No. 2016-02. These ASUs (collectively, the new lease standard) require an entity to recognize an operating lease liability and an operating lease right-of-use asset on the balance sheets for operating leases with lease terms of more than twelve months. Lessor accounting is largely unchanged. For private companies, these ASUs are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, and should be applied through a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. Early adoption is permitted. The Company adopted this ASU effective January 1, 2019. At the date of initial application, the Company elected the following practical expedients as permitted under Topic 842: (i) elected to account for lease and non-lease components as a single lease component, and (ii) elected the package of practical expedients permitted under the transition guidance, which allowed the Company to carryforward (1) its historical lease classification, (2) its assessment on whether a contract was or contains a lease, and (3) its initial direct costs for leases that existed prior to the date of adoption. The Company has elected not to use hindsight. The adoption of this ASU did not have a material effect on the Company’s financial statements and related disclosures.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments- Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which amends existing guidance on the impairment of financial assets and adds an impairment model that is based on expected losses rather than incurred losses and requires an entity to recognize as an allowance its estimate of expected credit losses for its financial assets. An entity will apply this guidance through a cumulative-effect adjustment to retained earnings upon adoption (a modified-retrospective approach) while a prospective transition approach is required for debt securities for which an other-than-temporary impairment had been recognized before the effective date. For public business entities that meet the definition of a Securities and Exchange Commission (the “SEC”) filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, adoption is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For SEC filers that are eligible to be smaller reporting companies and for all other entities, this ASU is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. Early adoption is permitted. The Company early adopted this ASU effective January 1, 2020. The adoption of this ASU did not have a material effect on the Company’s financial statements and related disclosures.

In July 2017, the FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. This ASU simplifies the accounting for certain financial instruments with down round features, a provision in an equity-linked financial instrument (or embedded feature) that provides a downward adjustment of the current exercise price based on the price of future equity offerings. Down round features are common in warrants, preferred shares and convertible debt instruments issued by private companies and early-stage public companies. This update requires companies to disregard the down round feature when assessing whether the instrument is indexed to its own stock, for purposes of determining liability or equity classification. The amendments in Part I should be applied (1) retrospectively to outstanding financial instruments with a down round feature by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the first fiscal year and interim periods; and (2) retrospectively to outstanding financial instruments with a down round feature for each prior reporting period presented. The amendments in Part II do not require any transition guidance because those amendments do not have an accounting effect. The Company adopted this ASU effective January 1, 2019. The adoption of this ASU did not have a material effect on the Company’s financial statements and related disclosures.

JASPER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In February 2018, the FASB issued ASU No. 2018-02, Income Statement-Reporting Comprehensive Income (Topic 220). The standard update allows for a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act of 2017 (the “Tax Act”). Consequently, the ASU 2018-02 eliminates the stranded tax effects resulting from the Tax Act. The new standard is effective for fiscal years and interim periods beginning after December 15, 2018. Early adoption is permitted, including adoption in any interim period for reporting periods for which financial statements have not yet been issued. The new standard should be applied either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Act is recognized. The Company adopted the new standard on January 1, 2019. As the Company did not have other comprehensive income (loss), the adoption of this ASU did not have an effect on the Company’s financial statements and related disclosures.

In March 2018, the FASB issued ASU No. 2018-05, Income Taxes (Topic 740) — Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118. This ASU amends ASC 740, Income Taxes, to provide guidance on accounting for the tax effects of the Tax Cuts and Jobs Act (the “Tax Act”) pursuant to Staff Accounting Bulletin No. 118, which allows companies to complete the accounting under ASC 740 within a one-year measurement period from the Tax Act enactment date. This ASU was effective upon issuance, and the adoption of this ASU did not have an effect on the Company’s financial statements and related disclosures.

In June 2018, the FASB issued ASU No. 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Non-employee Share- Based Payment Accounting, which expands the scope of Topic 718 to include all share-based payment transactions for acquiring goods and services from nonemployees and simplifies the accounting for nonemployee share-based payment transactions. The accounting for share- based payments to nonemployees and employees will be substantially aligned because of this update. This ASU specifies that Topic 718 applies to all share-based payment transactions in which the grantor acquires goods and services to be used or consumed in its own operations by issuing share-based payment awards. This ASU also clarifies that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606. The transition method provided by ASU No. 2018-07 is a modified retrospective basis, which recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. For private companies, this ASU is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted but may take place no earlier than a company’s adoption date of Topic 606, Revenue from Contracts with Customers. The Company adopted this ASU effective January 1, 2019. The adoption of this ASU did not have a material effect on the Company’s financial statements and related disclosures.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820), Disclosure Framework- Changes to the Disclosure Requirements for Fair Value Measurement. This ASU amends the disclosure requirement in ASC Topic 820, Fair Value Measurement, by adding, changing, or removing certain disclosures. It applies to all entities that are required under this guidance to provide disclosure about recurring or nonrecurring fair value measurements. This ASU is effective for all entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted. The Company adopted this ASU effective January 1, 2020. The adoption of this ASU did not have a material effect on the Company’s financial statements and related disclosures.

New Accounting Pronouncements Not Yet Adopted

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which removes certain exceptions to the general principles in Topic 740 and improves consistent application of and simplifies U.S. GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For private companies, this ASU is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently evaluating the impact of this guidance on its financial statements.

JASPER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848)(“ASU 2020-04”). The amendments in ASU 2020-04 provide optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in this ASU are effective for all entities as of March 12, 2020 through December 31, 2022. An entity may elect to apply the amendments for contract modifications by Topic or Industry Subtopic as of any date from the beginning an interim period that includes or is subsequent to March 12, 2020, or prospectively from the date that the financial statements are available to be issued. Once elected for a Topic or an Industry Subtopic, the amendments must be applied prospectively for all eligible contract modifications for that Topic or Industry Subtopic. The Company is currently evaluating the impact of the adoption of this ASU on the Company’s financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40). This ASU simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. Specifically, the ASU removes: i) major separation models required under U.S. GAAP and ii) certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contract to qualify for the exception. For public companies, this ASU is effective for interim and annual reporting periods beginning after December 15, 2021. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of this ASU on the Company’s financial statements and related disclosures.

NOTE 3. FAIR VALUE MEASUREMENTS

The Company measures certain financial assets and liabilities at fair value on a recurring basis. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. A three-tier fair value hierarchy is established as a basis for considering such assumptions and for inputs used in the valuation methodologies in measuring fair value:

•        Level 1 — Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

•        Level 2 — Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

•        Level 3 — Unobservable inputs that are significant to the measurement of the fair value of the assets or liabilities that are supported by little or no market data.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counterparty credit risk in its assessment of fair value.

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.

JASPER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 3. FAIR VALUE MEASUREMENTS (cont.)

The fair value of Level 1 securities is determined using quoted prices in active markets for identical assets. Level 1 securities consist of highly liquid money market funds. In addition, restricted cash collateralized by money market funds is a financial asset measured at fair value and is a Level 1 financial instrument under the fair value hierarchy.

Financial assets and liabilities are considered Level 2 when their fair values are determined using inputs that are observable in the market or can be derived principally from or corroborated by observable market data, such as pricing for similar securities, recently executed transactions, cash flow models with yield curves, and benchmark securities. In addition, Level 2 financial instruments are valued using comparisons to like-kind financial instruments and models that use readily observable market data as their basis. The Company had no financial instruments classified at Level 2 as of December 31, 2019 and 2020.

Financial assets and liabilities are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 liabilities that are measured at fair value on a recurring basis include restricted stock liability and derivative tranche liability.

During the period presented, the Company has not changed the manner in which it values liabilities that are measured at estimated fair value using Level 3 inputs. There were no transfers within the hierarchy during the years ended December 31, 2020 and 2019.

The following table sets forth the fair value of the Company’s financial assets and liabilities measured on a recurring basis by level within the fair value hierarchy (in thousands):

	December 31, 2019
	Level 1	Level 2	Level 3	Total
Financial liabilities
Derivative tranche liability	$—	$—	$4,053	$4,053
Total fair value of liabilities	$—	$—	$4,053	$4,053
	December 31, 2020
	Level 1	Level 2	Level 3	Total
Financial assets
Money market funds	$18,778	$—	$—	$18,778
Total fair value of assets	$18,778	$—	$—	$18,778

Financial liabilities
Derivative tranche liability	$—	$—	$8,158	$8,158
Total fair value of liabilities	$—	$—	$8,158	$8,158

The following table sets forth a summary of the changes in the fair value of the Company’s Level 3 financial liabilities (in thousands):

	December 31, 2019	December 31, 2020
Derivative tranche liability
Fair value as of January 1	$—	$4,053
Initial fair value of derivative instrument	4,309	—
Change in fair value included in other income (expense), net	(256)	10,875
Settlement of obligation	—	(6,770)
Fair value as of December 31	$4,053	$8,158

JASPER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 3. FAIR VALUE MEASUREMENTS (cont.)

The redeemable convertible preferred stock tranche liability is measured using the option pricing method by estimating the value using the Black-Scholes model. The significant inputs used in the Black-Scholes model includes the fair value of the redeemable convertible preferred stock, the risk-free interest rate, the expected volatility and the expected term when each tranche will be settled.

The following table presents quantitative information about the inputs and valuation methodologies used for the Company’s fair value measurements classified in Level 3 of the fair value hierarchy at December 31, 2019:

	Fair value (in thousands)	Valuation methodology	Significant unobservable input	Weighted average
Derivative tranche liability	$4,053	Black – Scholes	Expected term (in years)	1.00
			Expected volatility	80.00%
			Risk-free interest rate	1.59%
			Expected dividend yield	0.00%

The following table presents quantitative information about the inputs and valuation methodologies used for the Company’s fair value measurements classified in Level 3 of the fair value hierarchy at December 31, 2020:

	Fair value (in thousands)	Valuation methodology	Significant unobservable input	Weighted average
Derivative tranche liability	$8,158	Black – Scholes	Expected term (in years)	0.16
			Expected volatility	47.02%
			Risk-free interest rate	0.08%
			Expected dividend yield	0.00%

NOTE 4. BALANCE SHEET COMPONENTS

Accrued Expenses and Other Current Liabilities

The following table summarizes the details of accrued expenses and other current liabilities as of the dates set forth below (in thousands):

	December 31, 2019	December 31, 2020
CMO accrued expenses	$63	$925
Accrued employee and related compensation expenses	76	783
License option liability, current	—	400
Research and development accrued expenses	1,231	338
Accrued tax liabilities	—	90
Other	—	59
	$1,370	$2,595

Other non-current liabilities

The following table summarizes the details of other non-current liabilities as of the dates set forth below (in thousands):

	December 31, 2019	December 31, 2020
CIRM grant liability	$—	$600
License option liability, non-current	—	200
Unvested founders’ common stock liability	63	53
	$63	$853

JASPER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 5. CIRM GRANT

In November 2020, California Institute for Regenerative Medicine (“CIRM”) awarded the Company $2.3 million in support of the research project related to a monoclonal antibody that depletes blood stem cells and enables chemotherapy-free transplants. The award is payable to the Company upon achievement of milestones over the next three years that are primarily based on patients’ enrollment to the Company’s clinical trials. Funds received under this grant may only be used for allowable project costs specifically identified with the CIRM-funded project. Such costs can include but are not limited to salary for personnel, itemized supplies, consultants, and itemized clinical study costs. Under the terms of the grant, both CIRM and the Company will co-fund the research project and the amount of the Company’s co-funding requirement is predetermined as a part of the award. Under the terms of the CIRM grant, the Company is obligated to pay royalties and licensing fees based on a 0.1% of net sales of CIRM-funded product candidates or CIRM-funded technology per $1.0 million of CIRM grant. As an alternative to revenue sharing, the Company has the option to convert the award to a loan. In the event the Company exercises its right to convert the award to a loan, it would be obligated to repay the loan within ten business days of making such election. Repayment amounts vary dependent on when the award is converted to a loan, ranging from 60% of the award granted to amounts received plus interest at the rate of the three-month LIBOR rate plus 25% per annum. Since the Company may be required to repay some or all of the amounts awarded by CIRM, the Company accounted for this award as a liability. Given the uncertainty in amounts due upon repayment, the Company has recorded amounts received without any discount or interest recorded, upon determination of amounts that would become due, the Company will adjust accordingly. As of December 31, 2020, the Company had recorded $0.6 million in other receivables for a milestone that was met and $0.6 million in other long-term liabilities related to this grant. The Company received $0.1 million and $0.5 million from CIRM in January and March 2021, respectively.

NOTE 6. SIGNIFICANT AGREEMENTS

Amgen License Agreement

On November 21, 2019, the Company entered into a license agreement with Amgen, Inc. (“Amgen”) pursuant to which the Company obtained an exclusive, sublicensable license for certain patents, data, and non-data know-how related to Amgen’s proprietary monoclonal antibody known as AMG191, as renamed to JSP191 (“JSP191”). Concurrently with the execution of the license agreement, Amgen assigned to the Company its rights and obligations under the Investigator Sponsored Research Agreement (“ISRA”) previously entered into in June 2013 between Amgen and The Board of Trustees of the Leland Stanford Junior University (“Stanford”) related to the study of JSP191.

Under the ISRA, the Company was provided an option to negotiate a definitive license with Stanford for rights to certain Stanford intellectual property (“IP”) related to the study of JSP191 in exchange for an option exercise fee of $1.0 million, payable over a two-year period (the “Option”). There are no other fees due under the ISRA. The Company exercised the Option in June 2020, and the definitive license with Stanford was executed in March 2021 (see Note 16). Upon exercise of the option, the $1.0 million option exercise fee was recognized as research and development cost. As of December 31, 2020, the Company had paid $0.4 million of the option exercise fee and had accrued $0.4 million and $0.2 million as current and noncurrent liabilities, respectively. In June 2020, the Company and Stanford agreed to transfer the Investigational New Drug Application (“IND”) and control of the study related to this ISRA to the Company.

As consideration for the rights granted to the Company under the license agreement with Amgen, the Company issued Amgen 100 shares of the Company’s Series A-2 redeemable convertible preferred stock as of November 21, 2019, the fair value of which totaled $0.9 million. The acquisition of the exclusive license, including patent rights and know-how was accounted for as an asset acquisition. As the acquired technology did not have an alternative use for accounting purposes, the total consideration of $0.9 million was recorded as research and development expense in the statements of operations and comprehensive loss for the year ended December 31, 2019. The fair value of the Series A-2 shares was estimated using the valuation performed by the Company in connection with Series A-1 financing and equity fair value was allocated to each outstanding class of equity securities using the option pricing model.

JASPER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 6. SIGNIFICANT AGREEMENTS (cont.)

The Amgen license agreement terminates on a product by product and country by country basis on the latest to occur of (i) expiration of the last valid claim of a licensed patent that covers the sale or manufacture of the applicable licensed product in such country, (ii) expiration of any period of regulatory exclusivity granted with respect to such licensed product in such country or (iii) ten years after the first commercial sale of such licensed product in a country.

NOTE 7. CONVERTIBLE PROMISSORY NOTES

On March 27, 2019, the Company entered into a Note Purchase Agreement with two investors to issue convertible promissory notes (the “Notes”) for aggregate proceeds of $1.5 million bearing interest at 6% per annum. Actual closings occurred on March 27, 2019, June 6, 2019, July 24, 2019 and September 11, 2019. The Notes included a conversion option to acquire Series A-1 redeemable convertible preferred stock at 20% discount of the per share price paid in such financing by other investors upon the closing of next round of financing on or prior March 29, 2020 and a change of control payment equal to (a) the outstanding principal amount of the Note plus any unpaid accrued interest on the original principal, plus (b) a repayment premium equal to 150% of the outstanding principal amount of the Note, and the payment of principal and accrued interest upon the event of default, as defined in the Note. The conversion option and change of control options were identified as embedded derivatives that required bifurcation. The derivatives were measured at fair value with changes recorded in the statements of operations and comprehensive loss. The derivatives were settled when the Notes were converted and recognized together with extinguishment loss in the Company’s statements of operations and comprehensive loss.

On November 21, 2019, the Notes and accrued interest were converted into an aggregate of 2,549,899 shares of Series A-1 redeemable convertible preferred stock at the 20% discounted per share price. The Board approved and the Company issued to investors 1,544,882 shares of the Series A common stock as an incentive upon the Notes conversion. The Company recognized loss on the conversion and extinguishment of the Notes of $0.5 million in interest and other (expense) income, net for the year ended December 31, 2019.

NOTE 8. DERIVATIVE TRANCHE LIABILITY

On November 21, 2019, the Company entered into a Series A purchase agreement to issue and sell shares of Series A-1 redeemable convertible preferred stock at the initial closing (refer to Note 10 below). The Company determined that the obligation to issue additional shares of Series A-1 redeemable convertible preferred stock at the milestone closing at any time on or prior December 30, 2020 was a freestanding financial instrument that is required to be accounted as a liability initially recorded and subsequently re-measured at fair value until such instrument is exercised or expires. The milestone closing liability was initially recorded at estimated fair value of $4.3 million.

On September 3, 2020, the Board amended the Series A-1 purchase agreement to split the milestone closing to two tranches, revised acceptable timing of the existing milestone closing and added terms of the second milestone closing to occur on or prior to April 15, 2021. The Company performed a fair value assessment and re-measured derivative tranche liability at fair value on the amendment date. The loss from re-measurement of the derivative tranche liability was recorded as other expense in the statements of operations and comprehensive loss for the year ended December 31, 2020.

The first milestone closing liability was re-measured at fair value of $6.8 million upon its settlement in November 2020, when the Company issued 14,961,379 shares of Series A-1 redeemable convertible preferred stock. As of December 31, 2020, the second milestone closing of an estimated fair value of $8.2 million was outstanding. The Company recorded $0.3 million gain and $10.9 million loss from the re-measurement of the derivative tranche liability in its statements of operations and comprehensive loss during the years ended December 31, 2019 and 2020, respectively. The second milestone closing occurred in February 2021 (refer to Note 16).

JASPER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 9. COMMITMENTS AND CONTINGENCIES

Operating Leases

In August 2020, the Company entered into a 68-month operating lease for laboratory and office space in Redwood City, California, with a lease commencement date in September 2020. In conjunction with signing the lease, the Company secured a letter of credit in favor of the lessor in the amount of $0.3 million. The funds related to this letter of credit are presented as restricted cash on the Company’s balance sheets. The lease agreement includes an escalation clause for increased base rent and a renewal provision allowing the Company to extend this lease for an additional 60 months at the prevailing rental rate, which the Company is not reasonably certain to exercise. In addition to base rent, the Company will pay its share of operating expenses and taxes.

To complete certain leasehold improvements, the lessor has agreed to provide the Company a tenant improvement allowance of $1.2 million as well as an option to take an additional allowance of $0.4 million, which is required to be repaid over the lease term at an interest rate of 9% per annum, which the Company exercised. A tenant improvement allowance of $0.3 million was received by the Company during the year ended December 31, 2020. In accordance with the lease agreement, the lessor will manage and supervise the construction of the improvements. In exchange for these services, the Company will pay the lessor a fee equal to 5% of total construction costs. The leasehold improvements constructed are presented under property and equipment on the Company’s balance sheets and will be depreciated on a straight-line basis over the remaining lease term.

In addition to the construction management and supervision fee noted above, the Company will pay variable costs related to its share of operating expenses and taxes. These variable costs will be recorded as lease expense as incurred and presented as operating expenses in the statements of operations and comprehensive loss.

The components of lease costs, which were included in the Company’s statements of operations and comprehensive loss, are as follows (in thousands):

	Year ended
	December 31, 2019	December 31, 2020
Lease cost
Operating lease cost*	$—	$45
Short-term lease cost	53	301
Total lease cost	$53	$346

____________

*        Includes $13 thousand of variable lease cost related to the construction management and supervision fee. No variable costs related to operating expenses or taxes have been incurred as of December 31, 2020.

Supplemental information related to the Company’s operating leases is as follows:

Year ended December 31, 2020

Cash paid for amounts included in the measurement of lease liabilities	$—
Weighted average remaining lease term (years)	5.4
Weighted average discount rate	8%

JASPER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 9. COMMITMENTS AND CONTINGENCIES (cont.)

The following table summarizes a maturity analysis of the Company’s operating lease liabilities showing the aggregate lease payments as of December 31, 2020 (in thousands):

Amount
Year ending December 31,
2021	$417
2022	717
2023	738
2024	760
2025	783
Thereafter	332
Total undiscounted lease payments	3,747
Less: imputed interest	(745)
Less: tenant improvement incentive	(1,378)
Total discounted lease payments	1,624
Less: Current portion of lease liability	—
Noncurrent portion of lease liability	$1,624

Stanford Sponsored Research Agreement

In September 2020, the Company entered into a sponsored research agreement with Stanford for a research program related to the treatment of Fanconi Anemia patients in Bone Marrow Failure requiring allogeneic transplant with non-sibling donors at Stanford Lucile Packard Children’s Hospital (the “Research Project”) using JSP 191. Stanford will perform the Research Project and is fully responsible for costs and operations related to the Research Project. In addition, Stanford owns the entire right, title, and interest, in and to all technology developed using Stanford facilities and by Stanford personnel through the performance of the Research Project under this agreement (the “Fanconi Anemia Research Project IP”). Under this agreement, Stanford granted the Company an exclusive option to license exclusively Stanford’s rights in the Fanconi Anemia Research Project IP (the “Fanconi Anemia Option”) in the field of commercialization of JSP191. There is no license granted or other IP transferred under this agreement until the Fanconi Anemia Option is exercised. As of December 31, 2020, the Company has not yet exercised the Fanconi Anemia Option.

As consideration for the services performed by Stanford under this sponsored research agreement, the Company will pay Stanford a total of $0.9 million over approximately 3 years upon the achievement of development and clinical milestones, including FDA filings and patients’ enrollment. As of December 31, 2020, the Company had accrued $0.3 million related to the achievement of milestones under this agreement.

Legal proceedings

The Company, from time to time, may be party to litigation arising in the ordinary course of business. The Company was not subject to any material legal proceedings during the years ended December 31, 2019 and 2020, and, no material legal proceedings are currently pending or threatened.

Guarantees and Indemnifications

In the normal course of business, the Company enters into agreements that contain a variety of representations and provide for general indemnification. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. As of December 31, 2020 and 2019, the Company does not have any material indemnification claims that were probable or reasonably possible and consequently has not recorded related liabilities.

JASPER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 10. REDEEMABLE CONVERTIBLE PREFERRED STOCK

Redeemable convertible preferred stock as of December 31, 2019 and 2020 consisted of the following (in thousands, except share and per share data):

	December 31, 2019
	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Preference	Net Carrying Value
Series A-1 redeemable convertible preferred stock	69,136,657	39,859,117	29,930	24,974
Series A-2 redeemable convertible preferred stock	100	100	—	862
Total redeemable convertible preferred stock	69,136,757	39,859,217	29,930	25,836
	December 31, 2020
	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Preference	Net Carrying Value
Series A-1 redeemable convertible preferred stock	69,136,657	54,820,496	41,165	42,978
Series A-2 redeemable convertible preferred stock	100	100	—	862
Total redeemable convertible preferred stock	69,136,757	54,820,596	41,165	43,840

The significant rights and obligations of the Company’s redeemable convertible preferred stock are as follows:

Dividends

The holders of Series A-1 redeemable convertible preferred stock are entitled to receive, on a pari passu basis, when, as and if declared by the Board, out of any assets at the time that are legally available, cash dividends at the rate of 8% per annum of the applicable original issue price of $0.7509, as adjusted for stock splits, dividends, reclassifications or the like.

The holders of Series A-2 redeemable convertible preferred stock are entitled to receive dividends, on a pari passu basis, when, as and if declared by the Board, out of any assets at the time legally available therefor, in an amount of 8% of any distribution to Company stockholders. The dividend rate can be reduced to 4% if the Company terminates the Amgen License Agreement, or Amgen is pursuing a clinical development of an anti c-kit antibody in any clinical indication for which the Company has filed or holds an IND for an anti c-kit antibody.

The preferred dividends are not cumulative. No dividends have been declared or paid as of December 31, 2019 and December 31, 2020.

Voting

The holders of each share of Series A-1 redeemable convertible preferred stock are entitled to voting rights equal to the number of shares of Class A common stock into which the shares of Series A-1 redeemable convertible preferred stock are then convertible. The holders of Series A-1 redeemable convertible preferred stock vote together with the holders of common stock as a single class and on an as-converted to common stock basis. The holders of Series A-2 Preferred Stock are not entitled to any voting rights.

Election of Directors

The holders of Series A-1 redeemable convertible preferred stock, voting together as a separate class, are entitled to elect three directors of the Company. The holders of Class A common stock, other than the common stock issued or issuable upon the conversion of preferred stock, voting together as a separate class, are entitled to elect two directors of the Company. The holders of Class A common stock and Series A-1 redeemable convertible preferred stock are collectively entitled to elect the balance of the total number of directors of the Company.

JASPER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 10. REDEEMABLE CONVERTIBLE PREFERRED STOCK (cont.)

Conversion Rights

Each share of Series A-1 redeemable convertible preferred stock is convertible to Class A common stock, at the option of the holder, at the then applicable conversion price. Any holder that beneficially owns, directly or indirectly, more than 9.9% of any class of equity securities has the right to receive any shares of capital stock that would be issued upon conversion of the shares in excess of 9.9% in the form of Class B common stock. The initial conversion price per share for Series A-1 redeemable convertible preferred stock is $0.7509. Shares of Series A-2 redeemable convertible preferred stock are not convertible at the option of the holder.

Each share of Series A-1 redeemable convertible preferred stock will be automatically converted into common stock, at the then effective conversion price (i) immediately prior to closing of the initial public offering at a common stock per share price of at least five times the original issue price of the Series A-1 redeemable convertible preferred stock resulting in at least $70.0 million of gross proceeds, or (ii) at the date and time, or upon occurrence of an event, specified by vote or written consent of the holders of at least 55% of the outstanding shares of Series A-1 redeemable convertible preferred stock.

Upon the Company’s initial public offering, each share of Series A-2 redeemable convertible preferred will be automatically converted into a number of shares of Class A common stock equal to 8% of the fully diluted equity immediately prior to such initial public offering. The percentage of Class A common stock subject to Series A-2 redeemable convertible preferred stock conversion can be reduced to 4% if the Company terminates the Amgen License Agreement, or Amgen is pursuing a clinical development of an anti c-kit antibody in any clinical indication for which the Company has filed or holds an IND for an anti c-kit antibody.

Liquidation Preference

In the event of liquidation, dissolution or winding up of the Company, including a deemed liquidation, the holders of the redeemable convertible Series A-1 Preferred Stock are entitled to receive, in preference to any distribution to the holders of the Series A-2 redeemable convertible preferred stock or common stock, an amount per share equal to 0.75 times of the applicable original issue price of $0.7509, as adjusted for stock splits, dividends, reclassifications or the like.

After the payment to the holders of Series A-1 redeemable convertible preferred stock of the full preferential amounts above, the holders of Series A-2 redeemable convertible preferred stock will be entitled to receive, out of the remaining assets of the Company available for distribution to its stockholders, in preference to any distribution to the holders of common stock, an amount equal to 8% of the assets available for distribution. The liquidation preference available to the holders of Series A-2 redeemable convertible preferred stock can be reduced to 4% if the Company terminates the Amgen License Agreement, or Amgen is pursuing a clinical development of an anti c-kit antibody in any clinical indication for which the Company has filed or holds an IND for an anti c-kit antibody.

After the payment to the holders of Series A-2 redeemable convertible preferred stock of the full preferential amounts above, the holders of Series A-1 redeemable convertible preferred stock will be entitled to receive, out of the remaining assets of the Company available for distribution to its stockholders, in preference to any distribution to the holders of common stock, an amount per share equal to 0.25 times of the applicable original issue price of $0.7509, as adjusted for stock splits, dividends, reclassifications or the like.

If the assets of the Company legally available for distribution to the holders of a given Series of redeemable convertible preferred stock are insufficient to permit the payment to such holders of the full amounts of a given Series, then the assets of the Company will be distributed on a pro rata basis among the holders of such Series of redeemable convertible preferred stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to their liquidation preference.

Following the above payments, the remaining assets of the Company, if any, will be distributed ratably among the holders of common stock and Series A-1 redeemable convertible preferred stock, pro rata based on the number of shares held by each such holder as if they had been converted to common stock. Provided, however,

JASPER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 10. REDEEMABLE CONVERTIBLE PREFERRED STOCK (cont.)

that if the aggregate amount which the holders of Series A-1 redeemable convertible preferred stock are entitled to receive under the above provisions exceed 1.5 times the applicable original issue price of $0.7509, as adjusted for stock splits, dividends, reclassifications or the like, upon such liquidation, dissolution or winding up the holders of Series A-1 redeemable convertible preferred stock will be entitled to receive the greater of (i) 1.5 times the applicable original issue price and (ii) the amount would have received if all shares of Series A-1 redeemable convertible preferred stock had been converted into common stock immediately prior to such liquidation, dissolution or winding up of the Corporation.

Redemption

The redeemable convertible preferred stock is recorded in mezzanine equity because, while it is not mandatorily redeemable, it will become redeemable at the option of the preferred stockholders upon the occurrence of certain deemed liquidation events that are considered not solely within the Company’s control.

NOTE 11. COMMON STOCK

The Company’s Certificate of Incorporation, as amended on November 20, 2019, authorizes the Company to issue 108,704,757 shares of Class A common stock, $0.001 par value per share, and 69,136,657 shares of Class B common stock, $0.001 par value per share.

The rights, powers and preferences of the holders of the Class A Common Stock and Class B Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the redeemable convertible preferred stock. The holders of the Class A Common Stock are entitled to one vote for each share of Class A Common Stock held at all meetings of stockholders, and the holders of Class B Common Stock are not entitled to vote on any matter. Shares of Class B Common Stock are convertible into Class A Common Stock upon written notice of the holder, subject to a maximum of 9.9% total beneficial ownership in Class A Common Stock upon such conversion.

The holders of common stock are entitled to receive dividends whenever funds and assets are legally available and when declared by the Board, subject to the prior rights of holders of redeemable convertible preferred stock outstanding. Dividend rights for Series A and B common stock are the same. There have been no dividends declared to date.

As of December 31, 2019 and 2020, the Company had reserved common stock for future issuance as follows:

	December 31,
	2019	2020
Redeemable convertible preferred stock	39,859,217	54,820,596
Outstanding and issued common stock options	—	10,565,957
Shares available for grant under 2019 Equity Incentive Plan	12,359,055	1,525,945
Total shares of common stock reserved	52,218,272	66,912,498

Founders’ Common Stock

In March 2018, the Company issued 8,000,000 common stock shares with the fair value of $0.01 per share to its founders for services and intellectual property. The Company assigned fair value of $0.01 to the founders’ common stock because the shares were issued at the Company’s inception. As consideration for the shares the Company received $6,000 in cash and intellectual property with estimated fair value of $0.1 million, which was recognized as research and development expenses, as the technology did not have an alternative use. Issued shares vested 25% at the issuance date and over 36 months thereafter. The Company had a right to repurchase unvested shares at the price paid by the founders.

JASPER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 11. COMMON STOCK (cont.)

In November 2019, the share purchase agreements were modified such that 4,000,000 shares were vested as of November 29, 2019 and the remaining shares vest monthly over 48 months. The Company has a right to repurchase unvested shares upon termination of services by the founders to the Company at the price lower of: par value or the fair value at the date of repurchase. Modification expense was immaterial.

The Company accounts for issued shares as stock-based compensation to founders as consultants and recognizes stock-based compensation expense over the vesting period. As of each of December 31, 2019 and 2020, the Company recorded less than $0.1 million as restricted stock liability related to 3,916,667 and 2,916,667 unvested shares of common stock, respectively. Stock-based compensation expense was $6,000 and $4,000 for the years ended December 31, 2019 and 2020, respectively. Unrecognized stock-based compensation expense of $12,000 as of December 31, 2020 is expected to be recognized over 2.9 years.

NOTE 12. STOCK-BASED COMPENSATION

2019 Equity Incentive Plan

On November 18, 2019, the Company adopted the 2019 Equity Incentive Plan (the “2019 Plan”). Pursuant to the Plan, stock options, restricted stock award (“RSAs”), stock appreciation rights, restricted stock unit awards and other stock awards may be granted to employees, consultants and directors of the Company. Options granted may be either incentive stock options (“ISOs”) or non-statutory stock options (“NSOs”). As of December 31, 2019 and December 31, 2020, 12,359,055 shares were approved and reserved under the 2019 Plan.

ISOs may be granted only to the Company’s employees. NSOs may be granted to employees, directors and consultants. Under the 2019 Plan, ISOs may be granted at an exercise price of not less than 100% of the fair market value of the common stock on the date of grant. For individuals holding more than 10% of the voting rights of all classes of stock, the exercise price of an option will not be less than 110% of fair value. Options become exercisable and expire as determined by the Board, provided that the term of options may not exceed 10 years from the date of grant (5 years for the individuals holding more than 10% of the voting rights of all classes of stock). Stock option agreements may provide for accelerated exercisability in the event of an optionee’s death, disability, retirement or other events. Vesting conditions determined by the 2019 Plan administrator may apply to stock options and may include continued service, performance and/or other conditions. Generally, stock options vest over a four-year period. The Company did not grant any RSAs, stock appreciation rights, restricted stock unit awards in years ended December 31, 2019 and December 31, 2020. The Company did not grant any stock options during the year ended December 31, 2019.

Stock Option Activity

The following table summarizes the activity under the 2019 Plan for the year ended December 31, 2020:

		Option Outstanding		Weighted - Average Remaining Contractual Life (Years)
	Shares Available for Grant	Number of Shares	Weighted Average Exercise Price		Aggregate Intrinsic Value
Balance, January 1, 2020	12,359,055	—	$—	—	—
Options granted	(10,889,015)	10,889,015	$0.20
Options exercised	—	(267,153)	$0.20
Options cancelled/forfeited	55,905	(55,905)	$0.20
Balance, December 31, 2020	1,525,945	10,565,957	$0.20	9.52	5,599,957
Vested and expected to vest, December 31, 2020		10,565,957	$0.20	9.52	5,599,957
Exercisable		2,513,685	$0.20	9.44	1,332,253

JASPER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 12. STOCK-BASED COMPENSATION (cont.)

Aggregate intrinsic value represents the difference between the estimated fair value of the underlying common stock and the exercise price of outstanding, in-the-money options. The total intrinsic value of the options exercised during the year ended December 31, 2020 was $0.1 million.

The total fair value of options that vested during the year ended December 31, 2020 was $0.8 million. The weighted-average grant date fair value of options granted during the year ended December 31, 2020 was $0.32 per share.

Future stock-based compensation for unvested options as of December 31, 2020 was $2.3 million, which is expected to be recognized over a weighted-average period of 2.81 years.

Stock-Based Compensation Expense

The following table presents the effect of employee and non-employee option-related and founders shares-related stock-based compensation expense (in thousands):

	Year Ended December 31,
	2019	2020
General and administrative	6	722
Research and development	—	488
	6	1,210

Valuation of Stock Options

The grant date fair value of employee stock options was estimated using a Black-Scholes option-pricing model with the following weighted-average assumptions:

Year Ended December 31, 2020
Fair value of common stock	$0.36 – $ 0.69
Expected term (in years)	5.00 – 6.06
Expected volatility	74.27% – 75.61%
Risk-free interest rate	0.27% – 0.45%
Expected dividend yield	—

The determination of the fair value of stock options on the date of grant using a Black-Scholes option-pricing model is affected by the estimated fair value of the Company’s common stock, as well as assumptions regarding a number of variables that are complex, subjective and generally require significant judgment to determine. The valuation assumptions were determined as follows:

Expected Term

The expected term represents the period that the options granted are expected to be outstanding and is determined using the simplified method (based on the mid-point between the vesting date and the end of the contractual term) as the Company has concluded that its stock option exercise history does not provide a reasonable basis upon which to estimate expected term.

JASPER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 12. STOCK-BASED COMPENSATION (cont.)

Expected Volatility

The Company derived the expected volatility from the average historical volatilities over a period approximately equal to the expected term of comparable publicly traded companies within its peer group that were deemed to be representative of future stock price trends as the Company does not have any trading history for its common stock. The Company will continue to apply this process until a sufficient amount of historical information regarding the volatility of its own stock price becomes available.

Risk-Free Interest Rate

The risk-free interest rate is based on the U.S. Treasury rate, with maturities similar to the expected term of the stock options.

Expected Dividend Yield

The Company does not anticipate paying any dividends in the foreseeable future and, therefore, uses an expected dividend yield of zero.

Fair Value of Common Stock

The grant date fair value of the Company’s common stock has been determined by the Board with the assistance of management and an independent third-party valuation specialist. The grant date fair value of the Company’s common stock was determined using valuation methodologies that utilize certain assumptions including probability weighting of events, volatility, time to liquidation, a risk-free interest rate and an assumption for a discount for lack of marketability (Level 3 inputs). In determining the fair value of the Company’s common stock, the methodologies used to estimate the enterprise value of the Company were performed using methodologies, approaches, and assumptions consistent with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

The Company’s management estimates the fair value of common stock using a number of objective and subjective factors including: valuations of the common stock performed with the assistance of independent third-party valuation specialists; the Company’s stage of development and business strategy, including the status of research and development efforts and the material risks relating to the business and industry; the results of operations and financial position, including levels of available capital resources; the valuation of publicly traded companies in the life sciences and biotechnology sectors, as well as recently completed mergers and acquisitions of peer companies; the lack of marketability of the Company’s common stock; the prices of redeemable convertible preferred shares sold to investors in arm’s length transactions and the rights, preferences and privileges of the redeemable convertible preferred stock relative to those of the common stock; and the likelihood of achieving a liquidity event for the holders of the common and redeemable convertible preferred stock, such as an initial public offering or a sale, given prevailing market conditions.

For valuations performed prior to December 31, 2020, the Company utilized an Option Pricing Method (“OPM”) based analysis, primarily the OPM Backsolve methodology, to determine the estimated fair value of the common stock. Within the OPM framework, the Backsolve method for inferring the total equity value implied by a recent financing transaction involves the construction of an allocation model that takes into account the Company’s capital structure and the rights and preferences of each class of shares, then assumes reasonable inputs for the other OPM variables (expected time to liquidity, volatility, risk-free rate, etc.). The total equity value is then iterated in the model until the model output value for the equity class sold in a recent financing round equals the price paid in that round. The OPM is generally utilized when specific future liquidity events are difficult to forecast, i.e., the entity has many choices and options available, and the entity’s value depends on how well it follows an uncharted path through the various possible opportunities and challenges. In determining the estimated fair value of common stock, the Company’s management also considered the fact that the common stock cannot be freely traded in the public

JASPER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 12. STOCK-BASED COMPENSATION (cont.)

markets. Accordingly, the management applied discounts to reflect the lack of marketability of the common stock on the weighted-average expected time to liquidity. The estimated fair value of the common stock at each valuation date reflected a non-marketability discount partially based on the anticipated likelihood and timing of a future liquidity event.

For the valuation performed on December 31, 2020, the Company’s management utilized a hybrid method that combines the Probability-Weighted Expected Return Method (“PWERM”), an accepted valuation method described in the Practice Aid, and the OPM. The Company determined this was the most appropriate method for determining the fair value of its common stock based on the stage of development and other relevant factors. The PWERM is a scenario-based analysis that estimates the value per share of common stock based on the probability-weighted present value of expected future equity values for the common stock, under various possible future liquidity event scenarios, considering the rights and preferences of each class of shares, discounted for a lack of marketability. Under the hybrid method, an option pricing model was utilized to determine the fair value of the common stock in certain of the PWERM scenarios (capturing situations where the development path and future liquidity events were difficult to forecast) and potential exit events were explicitly modeled in the other PWERM scenarios. A discount for lack of marketability was applied to the value derived under each scenario to account for a lack of access to an active public market to estimate the common stock fair value.

NOTE 13. NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders (in thousands, except share and per share data):

	Year Ended December 31,
	2019	2020
Numerator:
Net loss attributable to common stockholders	$(4,987)	$(31,669)

Denominator:
Weighted average common shares outstanding	8,173,535	9,551,671
Less: Weighted-average unvested restricted shares	(3,662,557)	(3,425,774)
Weighted average shares used to compute basic and diluted net loss per share	4,510,978	6,125,897
Net loss per share attributable to common stockholders – basic and diluted:	$(1.11)	$(5.17)

The potential shares of common stock that were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have had an antidilutive effect were as follows:

	Year Ended December 31,
	2019	2020
Redeemable convertible preferred stock	39,859,217	54,820,596
Outstanding and issued common stock options	—	10,565,957
Unvested restricted common stock	3,916,667	2,916,667
Total	43,775,884	68,303,220

Unvested restricted common stock is comprised of the unvested founders’ common stock. Shares of unvested founders’ common stock are legally outstanding but are not included in the net loss per share calculation as they are considered contingently issuable shares.

JASPER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 14. INCOME TAXES

During the years ended December 31, 2019 and 2020, the Company did not incur tax expense or benefit as the Company operated with taxable losses and provided a full valuation allowance.

The provision for income taxes differs from the amount computed by applying the federal statutory income tax rate to income before taxes as follows (in thousands):

	Year Ended December 31, 2019	Year Ended December 31, 2020

Federal tax benefit at statutory rate	$(1,047)	$(6,651)
State taxes	(371)	(1,757)
Change in fair value of derivative	(54)	2,284
Non-deductible expenses	123	231
Research and development credits	(17)	(298)
Change in valuation allowance	1,395	6,191
Other	(29)	—
Provision for incomes taxes	$—	$—

Significant components of the Company’s net deferred tax assets (liabilities) as of December 31, 2020 and 2019 were as follows (in thousands):

	December 31, 2019	December 31, 2020
Deferred tax assets:
Accrued expenses and other	$—	$592
Fixed assets	—	—
Intangibles	274	369
Net operating losses	1,104	6,046
Research and development credits	17	315
Stock based compensation	—	179
Lease liability	—	485
Total deferred tax assets	1,395	7,986
Valuation allowance	(1,395)	(7,587)
Total net deferred tax assets	—	399

Deferred tax liabilities:
Right-of-use asset	—	(399)
Total deferred tax liabilities	—	(399)
Net deferred tax assets	$—	$—

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. The Company believes that, based on a number of factors such as the history of operating losses, it is more likely than not that the deferred tax assets will not be fully realized, such that a full valuation allowance has been recorded. The valuation allowance increased by $1.4 million and $6.2 million for the years ended December 31, 2019 and 2020, respectively. The valuation allowance of $7.6 million was recorded as of December 31, 2020.

JASPER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 14. INCOME TAXES (cont.)

The following table sets forth the Company’s federal and state net operating loss carryforwards as of December 31, 2020 (amounts in thousands):

	Amount	Expiration Years
Net operating losses, Federal	$20,377	Do not expire
Net operating losses, California	$19,993	2038 – 2040

As of December 31, 2020, the Company had research and development credit carryforwards of approximately $0.24 million and $0.33 million available to reduce future taxable income, if any, for both federal and California state income tax purposes, respectively. The federal research and development credit carryforwards begin expiring in 2039 and California credits carryforward indefinitely.

Utilization of the net operating loss carryforwards and research credit carryforwards may be subject to an annual limitation due to the ownership percentage change limitations provided by the Internal Revenue Code, as amended (“IRC”), and similar state provisions. Annual limitations may result in the expiration of the net operating losses and tax credit carryforwards before they are utilized. As of December 31, 2020, the Company has completed an IRC Section 382 analysis from inception through the year ended December 31, 2020. The Company experienced an ownership change on November 21, 2019 related to Series A redeemable convertible preferred stock financing. Any net operating loss generated in excess of the $2.87 million will be permanently limited for California tax purposes. The Company reduced its California net operating loss deferred tax assets balance by the permanently limited amount of $0.6 million. Net federal operating losses are not limited as they can be carried forward indefinitely.

Uncertain Tax Positions

A reconciliation of the beginning and ending balances of the unrecognized tax benefits during the periods ended December 31, 2020 and 2019 is as follows (in thousands):

	Year Ended December 31,
	2019	2020
Balance at beginning of year	$—	$17
Additions based on tax positions related to current year	17	235
Balance at end of year	$17	$252

The Company recognizes interest accrued related to unrecognized tax benefits and penalties as income tax expense. Related to the unrecognized tax benefits noted above, the Company did not accrue any penalties or interest during tax year 2020. The Company does not expect its unrecognized tax benefit to change materially over the next twelve months.

The Company is subject to examination by the United States federal and state tax authorities for the tax years 2018 and later. State income tax returns are generally subject to examination for a period of four years after filing of the respective return. To the extent the Company has tax attribute carryforwards, the tax years in which the attribute was generated may still be adjusted upon examination by the Internal Revenue Service and state tax authorities to the extent utilized in a future period.

On March 27, 2020, the CARES Act was enacted and signed into law and U.S. GAAP requires recognition of the tax effects of new legislation during the reporting period that includes the enactment date. The CARES Act includes changes to the tax provisions that benefits business entities and makes certain technical corrections to the Tax Act. The tax relief measures for businesses include a five-year net operating loss carryback, suspension of annual deduction limitation of 80% of taxable income from net operating losses generated in a tax year beginning after December 31, 2017 through December 31, 2020, changes the deductibility of interest, acceleration of alternative minimum tax credit refunds, payroll tax relief, and a technical correction to allow accelerated deductions for qualified improvement property.

JASPER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 14. INCOME TAXES (cont.)

The CARES Act also provides other non-tax benefits to assist those impacted by the pandemic. The Company evaluated the impact of the CARES Act and determined that its adoption did not have a material impact to the income tax provision for the year ended December 31, 2020.

On December 21, 2020, the President of the United States signed into law the “Consolidated Appropriations Act, 2021” which includes further COVID-19 economic relief and extension of certain expiring tax provisions. The relief package includes a tax provision clarifying that businesses with forgiven Paycheck Protection Program loans can deduct regular business expenses that are paid for with the loan proceeds. Additional pandemic relief tax measures include an expansion of the employee retention credit, enhanced charitable contribution deductions and a temporary full deduction for business expenses for food and beverages provided by a restaurant. These benefits do not have a material impact on the current tax provision.

NOTE 15. RELATED PARTIES

The Company reimbursed $0.2 million in due diligence and legal expenses to its investors related to Series A and convertible notes financings, which were recorded as issuance costs for issued redeemable convertible preferred stock and convertible notes for the year ended December 31, 2019.

The Company entered into consulting agreements with two founders, who also received founders’ common stock shares for services and assigned patents. The founders transferred to the Company $74,000 in intellectual property rights and $6,000 in cash as a consideration for common stock. The Company recorded $0.2 million and $0.3 million for advisory and consulting services performed for the years ended December 31, 2019 and 2020, respectively. The Company also reimbursed legal, travel, rent and other business-related expenses to the founders of $60,000 for the year ended December 2019, and no such expenses were incurred during the year ended December 31, 2020. These expenses were recorded as general and administrative expenses in the statements of operations and comprehensive loss. Also, the Company’s licensed technology from Stanford (see Note 16) was created in the Stanford laboratory of one of the founders.

The Company entered into a consulting agreement with its chief executive officer, under which it reimbursed the chief executive officer for consulting services and other business-related expenses $0.2 million during the year ended December 31, 2019.

In December 2020, the Company entered into a material transfer agreement with Zai Lab Limited where both companies will collaborate on a research project and share total expenses of up to $0.3 million equally. No expenses were incurred or reimbursed under this agreement as of December 31, 2020. The Company’s chief executive officer is a board member of Zai Lab Limited.

NOTE 16. SUBSEQUENT EVENTS

The Company has reviewed and evaluated subsequent events through June 7, 2021, the date that the financial statements were available to be issued.

Issuance of Series A-1 redeemable convertible preferred shares

On February 26, 2021, the Board approved the settlement of tranche liability and issued 14,316,146 shares of Series A-1 redeemable convertible preferred stock at a $0.7509 price per share for an aggregate cash consideration of $10.7 million.

Stanford Exclusive License Agreement

In March 2021, the Company entered into a license agreement with Stanford (the “Stanford License Agreement”), following the exercise of its option in June 2020. The Company received a worldwide, exclusive license with a right to sublicense for JSP 191 in the field of depleting endogenous blood stem cells in patients for whom hematopoietic cell transplantation is indicated. Stanford transferred certain know-how and patents related

JASPER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 16. SUBSEQUENT EVENTS (cont.)

to JSP191 (together, the “Licensed Technology”). Under the terms of this agreement, the Company will use commercially reasonable efforts to develop, manufacture, and sell licensed product and to develop markets for a licensed product. In addition, the Company will use commercially reasonable efforts to meet the late-stage clinical development milestones, as specified in the agreement, over the next 6 years and must notify Stanford in writing as each milestone is met.

The Company will pay annual license maintenance fees, beginning on the first anniversary of the effective date of the agreement and ending upon the first commercial sale of a product, method, or service in the licensed field of use, as follows: $25,000 for each first and second year, $35,000 for each third and fourth year, and $50,000 at each anniversary thereafter ending upon the first commercial sale. The Company is also obligated to pay late clinical milestones and first commercial sales milestone payments of up to $9.0 million in total. The Company will also pay low single-digit royalties on net sales of licensed products, if approved.

The Stanford License Agreement expires on a country-by-country basis on the last-to-expire valid claim of a licensed patent in such country. The Company may terminate the Stanford License Agreement by giving Stanford a written notice at least 12 months in advance of the effective date of termination. The Company may also terminate this agreement solely with respect to any particular technology application or patent by giving Stanford written notice at least 60 days in advance of the effective date of termination. Stanford may terminate the Stanford License Agreement after 90 days from a written notice by Stanford, specifying a problem, including a delinquency on any report required pursuant to Stanford License Agreement or any payment, missing a milestone or for a material breach, unless the Company remediates the problem in that 90-day period.

Business Combination Agreement

On May 5, 2021, the Company entered into a Business Combination Agreement (“BCA”) with Amplitude Healthcare Acquisition Corporation (“AMHC”) and Ample Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of AMHC. Subject to the satisfaction of closing conditions, the Company and Merger Sub will merge pursuant to the BCA, with the Company as the surviving corporation. Each outstanding share of capital stock of the Company and outstanding Company stock options will be converted into the right to receive a portion of the transaction share consideration or a replacement option, respectively, per the terms of the BCA.

JASPER THERAPEUTICS, INC.
CONDENSED BALANCE SHEETS
(in thousands, except share and per share data)
(unaudited)

	December 31, 2020	June 30, 2021
Assets
Current assets:
Cash and cash equivalents	$19,838	$16,757
Other receivables	600	—
Prepaid expenses and other current assets	247	1,216
Total current assets	20,685	17,973
Property and equipment, net	693	2,832
Operating lease right-of-use assets, net	1,336	1,215
Restricted cash	345	345
Other non-current assets	298	3,726
Total assets	$23,357	$26,091

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,417	$4,612
Current portion of operating lease liabilities	—	424
Accrued expenses and other current liabilities	2,595	4,117
Total current liabilities	4,012	9,153
Derivative tranche liability	8,158	—
Non-current portion of operating lease liabilities	1,624	2,642
Other non-current liabilities	853	648
Total liabilities	14,647	12,443

Commitments and contingencies (Note 8)
Redeemable convertible preferred stock: $0.001 par value – 69,136,757 shares authorized at December 31, 2020 and June 30, 2021; 54,820,596 and 69,136,742 shares issued and outstanding at December 31, 2020 and June 30, 2021, respectively; liquidation value $41,165 and $51,915 at December 31, 2020 and June 30, 2021, respectively	43,840	66,249

Stockholders’ deficit
Common stock: $0.001 par value – 177,841,414 shares authorized at December 31, 2020 and June 30, 2021; 9,812,035 and 10,160,967 shares issued and outstanding at December 31, 2020 and June 30, 2021, respectively	10	10
Additional paid-in capital	1,673	2,370
Accumulated deficit	(36,813)	(54,981)
Total stockholders’ deficit	(35,130)	(52,601)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$23,357	$26,091

The accompanying notes are an integral part of these financial statements.

JASPER THERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except share and per share data)
(unaudited)

	Six Months Ended June 30, 2020	Six Months Ended June 30, 2021
Operating expenses
Research and development	$6,716	$9,576
General and administrative	2,001	5,096
Total operating expenses	8,717	14,672
Loss from operations	(8,717)	(14,672)
Interest and other income, net	18	5
Change in fair value of derivative liability	(2,158)	(3,501)
Total other expense, net	(2,140)	(3,496)
Net loss and comprehensive loss	$(10,857)	$(18,168)
Net loss per share attributable to common stockholders, basic and diluted	$(1.85)	$(2.51)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	5,867,684	7,235,862

The accompanying notes are an integral part of these financial statements.

JASPER THERAPEUTICS, INC.
CONDENSED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
(in thousands, except share data)
(unaudited)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of January 1, 2020	39,859,217	$25,836	9,544,882	$10	$400	$(5,144)	$(4,734)
Issuance of Series A-1 redeemable convertible preferred stock for cash	645,225	484	—	—	—	—	—
Vesting of founders’ restricted stock	—	—	—	—	5	—	5
Stock-based compensation expense	—	—	—	—	457	—	457
Net loss	—	—	—	—	—	(10,857)	(10,857)
Balance as of June 30, 2020	40,504,442	$26,320	9,544,882	$10	$862	$(16,001)	$(15,129)
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of January 1, 2021	54,820,596	$43,840	9,812,035	$10	$1,673	$(36,813)	$(35,130)
Issuance of common stock upon exercise of stock options	—	—	348,932	—	70	—	70
Issuance of Series A-1 redeemable convertible preferred stock for cash	14,316,146	10,750	—	—	—	—	—
Settlement of the redeemable convertible preferred stock tranche liability	—	11,659	—	—	—	—	—
Vesting of founders’ restricted stock	—	—	—	—	5	—	5
Stock-based compensation expense	—	—	—	—	622	—	622
Net loss	—	—	—	—	—	(18,168)	(18,168)
Balance as of June 30, 2021	69,136,742	$66,249	10,160,967	$10	$2,370	$(54,981)	$(52,601)

The accompanying notes are an integral part of these financial statements.

JASPER THERAPEUTICS, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended June 30, 2020	Six Months Ended June 30, 2021
Cash flows from operating activities
Net loss	$(10,857)	$(18,168)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization expense	—	51
Non-cash lease expense	—	184
Stock-based compensation expense	457	622
Change in fair value of derivative liability	2,158	3,501
Changes in operating assets and liabilities:
Other receivables	—	600
Prepaid expenses and other current assets	(210)	(671)
Other non-current assets	21	(669)
Accounts payable	3,565	1,630
Accrued expenses and other current liabilities	(481)	1,134
Other non-current liabilities	400	(200)
Net cash used in operating activities	(4,947)	(11,986)

Cash flows from investing activities
Purchases of property and equipment	—	(1,247)
Net cash used in investing activities	—	(1,247)

Cash flows from financing activities
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	484	10,750
Proceeds from exercise of common stock options	—	70
Payment of offering costs	—	(668)
Net cash provided by financing activities	484	10,152
Net decrease in cash, cash equivalents and restricted cash	(4,463)	(3,081)

Cash, cash equivalents and restricted cash
Cash, cash equivalents and restricted cash at beginning of the year	27,163	20,183
Cash, cash equivalents and restricted cash at end of the year	$22,700	$17,102

Supplemental and non-cash items reconciliations:
Non-cash leasehold improvements	$—	$1,378
Vesting of founders restricted stock	$5	$5
Deferred offering costs	$—	$3,057
Recognition (settlement) of derivative tranche liability	$—	$(11,659)

The accompanying notes are an integral part of these financial statements.

JASPER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Description of Business

Jasper Therapeutics, Inc. (“Jasper” or the “Company”) was incorporated in March 2018. The Company is a clinical-stage biotechnology company dedicated to enabling cures through hematopoietic stem cell transplants. The Company is focused on the development and commercialization of safer, more effective conditioning agents and stem cell grafts to allow for expanded use of curative therapy with stem cell transplantation and gene therapies. Its drug development pipeline includes multiple product candidates designed to improve stem cell transplants. The lead compound, JSP191, is in clinical development as a conditioning antibody that clears hematopoietic (blood and bone marrow) stem cells from bone marrow in patients undergoing hematopoietic cell transplantation. The Company is also developing engineered hematopoietic stem cell products. The Company is headquartered in Redwood City, California.

Liquidity and Going Concern

The Company has incurred significant losses and negative cash flows from operations since its inception. During the six months ended June 30, 2020 and June 30, 2021, the Company incurred net losses of $10.9 million and $18.2 million, respectively. During the six months ended June 30, 2020 and June 30, 2021, the Company had negative operating cash flows of $4.9 million and $12.0 million, respectively. As of June 30, 2021, the Company had an accumulated deficit of $55.0 million.

The Company has historically financed its operations primarily through issuance of redeemable convertible preferred stock and convertible notes. The Company expects to continue to incur operating losses and negative cash flows from operations to support the development of its product candidates, for the expansion of its product portfolio and to continue its research and development activities, including preclinical studies and clinical trials. The Company’s activities are subject to significant risks and uncertainties, including completing requisite clinical activities to support regulatory approvals, market acceptance of the Company’s product candidates, if approved, as well as the timing and extent of spending on research and development.

The Company’s cash and cash equivalents of $16.8 million as of June 30, 2021 are not sufficient for the Company to continue as a going concern for at least one year from the issuance date of these interim condensed financial statements. Additional funds are necessary to maintain current operations and to continue research and development activities. The Company’s management plans to monitor expenses and raise additional capital through a combination of public and private equity, debt financings, strategic alliances, and licensing arrangements. The Company’s ability to access capital when needed is not assured and, if capital is not available to the Company when, and in the amounts, needed, the Company could be required to delay, scale back, or abandon some or all of its development programs and other operations, which could materially harm the Company’s business, financial condition and results of operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The accompanying financial statements do not reflect any adjustments relating to the recoverability and reclassifications of assets and liabilities that might be necessary if the Company is unable to continue as a going concern.

Coronavirus Pandemic

In March 2020, the World Health Organization declared the global novel coronavirus disease 2019 (“COVID-19”) outbreak a pandemic. The Company is following, and will continue to follow, recommendations from the U.S. Centers for Disease Control and Prevention as well as federal, state, and local governments regarding working-from-home practices for non-essential employees as well as return-to-work policies and procedures.

JASPER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS (cont.)

The Company expects to continue to take actions as may be required or recommended by government authorities or as the Company determines are in the best interests of its employees and other business partners in light of the pandemic.

While the Company’s operations to date have not been significantly impacted by the COVID-19 pandemic, it cannot at this time predict the specific extent, duration, or full impact that the COVID-19 pandemic will have on its business, financial condition and operations, including planned clinical trials and clinical development timelines. The Company experienced slower than anticipated patient enrollment in its SCID clinical trial due to reluctance of these immunocompromised patients to travel and undergo hospitalization during the pandemic. The Company may continue to experience interruptions to its clinical trials due to the COVID-19 pandemic, including the spread of variants. The impact of the COVID-19 pandemic on the Company’s financial performance will depend on future developments, including the duration and spread of the pandemic, its impact on the Company’s clinical trial enrollment, trial sites, contract research organizations (“CROs”), contract manufacturing organizations (“CMOs”), and other third parties with whom it does business, its impact on regulatory authorities and the Company’s key scientific and management personnel, progress of vaccination and related governmental advisories and restrictions. These developments and the impact of the COVID-19 pandemic on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets or the overall economy are impacted for an extended period, the Company’s business may be materially adversely affected.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

There have been no changes to the significant accounting policies as disclosed in Note 2 to the Company’s audited financial statements for the years ended December 31, 2019 and 2020 included elsewhere in this proxy statement/prospectus, except as discussed below.

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Unaudited Interim Condensed Financial Statements

The interim condensed balance sheet as of June 30, 2021, and the condensed statements of operations, cash flows, and statements of redeemable convertible preferred stock and stockholders’ deficit for the six months ended June 30, 2020 and 2021 are unaudited. The unaudited interim condensed financial statements have been prepared on the same basis as the annual financial statements and reflect, in the opinion of management, all adjustments of a normal and recurring nature that are necessary for the fair statement of the Company’s financial position as of June 30, 2021 and its results of operations and cash flows for the six months ended June 30, 2020 and 2021. The financial data and the other financial information disclosed in these notes to the financial statements related to the six-month periods are also unaudited. The results of operations for the six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021, or for any other future annual or interim period. The condensed balance sheet as of December 31, 2020 included herein was derived from the audited financial statements as of that date. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted from these interim financial statements. These unaudited condensed financial statements should be read in conjunction with the Company’s audited financial statements for the years ended December 31, 2019 and 2020 included elsewhere in this proxy statement/prospectus.

JASPER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of income and expenses during the reporting periods. Significant estimates and assumptions made in the accompanying financial statements include but are not limited to the valuation of common and redeemable convertible preferred stock, fair value of derivative liability and the measurement of stock-based compensation. The Company evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts those estimates and assumptions when facts and circumstances dictate. Actual results could materially differ from those estimates.

Cash, Cash Equivalents, and Restricted Cash

The following table provides a reconciliation of cash and restricted cash reported within the condensed balance sheets that sum to the total amount shown in the statements of cash flows (in thousands):

	December 31, 2020	June 30, 2021
Cash and cash equivalents	$19,838	$16,757
Restricted cash	345	345
Total cash, cash equivalents and restricted cash	$20,183	$17,102

Cash and cash equivalents consist of checking bank accounts and investments in money market funds with an original maturity of three months or less at the time of purchase. The recorded carrying amount of cash and cash equivalents approximates their fair value. Restricted cash relates to the letter of credit secured in conjunction with the operating lease (Note 8).

Offering Costs

Specific incremental costs (i.e., consisting of legal, accounting and other fees and costs) directly attributable to a proposed or actual offering of securities are deferred and charged against the gross proceeds of the offering. In the event a planned offering of securities does not occur or is significantly delayed, all of the costs are expensed. No offering costs were capitalized as of December 31, 2020. Offering costs capitalized as of June 30, 2021 were $3.7 million and are included within other non-current assets on the Company's condensed balance sheet.

Net Loss per Share Attributable to Common Stockholders

Basic net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, without consideration of potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock and potentially dilutive securities outstanding for the period. For purposes of the diluted net loss per share calculation, the redeemable convertible preferred stock, common stock subject to repurchase, and stock options are considered to be potentially dilutive securities.

Basic and diluted net loss attributable to common stockholders per share is presented in conformity with the two-class method required for participating securities as the redeemable convertible preferred stock is considered a participating security. The Company’s participating securities do not have a contractual obligation to share in the Company’s losses. As such, the net loss is attributed entirely to common stockholders. Because the Company has reported a net loss for the reporting periods presented, the diluted net loss per common share is the same as basic net loss per common share for those periods.

JASPER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Segment Reporting

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer. The Company has determined it operates as a single operating and reportable segment, as the CODM does not assess the performance of individual product lines on measures of profit or loss, or asset-based metrics for purposes of making operating decisions, allocating resources, and evaluating financial performance. All long-lived assets are maintained in the United States.

New Accounting Pronouncements Not Yet Adopted

In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which removes certain exceptions to the general principles in Topic 740 and improves consistent application of and simplifies U.S. GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For private companies, this ASU is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently evaluating the impact of this guidance on its financial statements.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848) (“ASU 2020-04”). The amendments in ASU 2020-04 provide optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in this ASU are effective for all entities as of March 12, 2020 through December 31, 2022. An entity may elect to apply the amendments for contract modifications by Topic or Industry Subtopic as of any date from the beginning an interim period that includes or is subsequent to March 12, 2020, or prospectively from the date that the financial statements are available to be issued. Once elected for a Topic or an Industry Subtopic, the amendments must be applied prospectively for all eligible contract modifications for that Topic or Industry Subtopic. The Company is currently evaluating the impact of the adoption of this ASU on the Company’s financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40). This ASU simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. Specifically, the ASU removes: i) major separation models required under U.S. GAAP and ii) certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contract to qualify for the exception. For public companies, this ASU is effective for interim and annual reporting periods beginning after December 15, 2021. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of this ASU on the Company’s financial statements and related disclosures.

NOTE 3. FAIR VALUE MEASUREMENTS

The Company measures certain financial assets and liabilities at fair value on a recurring basis. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. A three-tier fair value hierarchy is established as a basis for considering such assumptions and for inputs used in the valuation methodologies in measuring fair value:

•        Level 1 — Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

JASPER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 3. FAIR VALUE MEASUREMENTS (cont.)

•        Level 2 — Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

•        Level 3 — Unobservable inputs that are significant to the measurement of the fair value of the assets or liabilities that are supported by little or no market data.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counterparty credit risk in its assessment of fair value.

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.

The fair value of Level 1 securities is determined using quoted prices in active markets for identical assets. Level 1 securities consist of highly liquid money market funds. In addition, restricted cash collateralized by money market funds is a financial asset measured at fair value and is a Level 1 financial instrument under the fair value hierarchy.

Financial assets and liabilities are considered Level 2 when their fair values are determined using inputs that are observable in the market or can be derived principally from or corroborated by observable market data, such as pricing for similar securities, recently executed transactions, cash flow models with yield curves, and benchmark securities. In addition, Level 2 financial instruments are valued using comparisons to like-kind financial instruments and models that use readily observable market data as their basis. The Company had no financial instruments classified at Level 2 as of December 31, 2020 and June 30, 2021.

Financial assets and liabilities are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies, or similar techniques and at least one significant model assumption or input is unobservable. Level 3 liabilities that are measured at fair value on a recurring basis included the derivative tranche liability, which was extinguished in February 2021.

During the period presented, the Company has not changed the manner in which it values liabilities that are measured at estimated fair value using Level 3 inputs. There were no transfers within the hierarchy during the six months ended June 30, 2020 and 2021.

The following table sets forth the fair value of the Company’s financial assets and liabilities measured on a recurring basis by level within the fair value hierarchy (in thousands):

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Financial assets
Money market funds	$18,778	$—	$—	$18,778
Total fair value of assets	$18,778	$—	$—	$18,778

Financial liabilities
Derivative tranche liability	$—	$—	$8,158	$8,158
Total fair value of liabilities	$—	$—	$8,158	$8,158

JASPER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 3. FAIR VALUE MEASUREMENTS (cont.)

	June 30, 2021
	Level 1	Level 2	Level 3	Total
Financial assets
Money market funds	$15,756	$—	$—	$15,756
Total fair value of assets	$15,756	$—	$—	$15,756

The following table sets forth a summary of the changes in the fair value of the Company’s Level 3 financial liabilities (in thousands):

	June 30, 2020	June 30, 2021
Derivative tranche liability
Fair value as of January 1	$4,053	$8,158
Initial fair value of derivative instrument	—	—
Change in fair value included in other income (expense), net	2,158	3,501
Settlement of obligation	—	(11,659)
Fair value as of June 30	$6,211	$—

The redeemable convertible preferred stock tranche liability is measured using the option pricing method by estimating the value using the Black-Scholes model. The significant inputs used in the Black-Scholes model includes the fair value of the redeemable convertible preferred stock, the risk-free interest rate, the expected volatility and the expected term when each tranche will be settled. The fair value of the derivative tranche liability equals its intrinsic value, a difference between the issued redeemable convertible preferred stock shares’ fair value and the price paid by investors, at the date of settlement in February 2021.

The following table presents quantitative information about the inputs and valuation methodologies used for the Company’s fair value measurements classified in Level 3 of the fair value hierarchy at December 31, 2020:

	Fair value (in thousands)	Valuation methodology	Significant unobservable input	Weighted average
Derivative tranche liability	$8,158	Black – Scholes	Expected term (in years)	0.16
			Expected volatility	47.02%
			Risk-free interest rate	0.08%
			Expected dividend yield	0.00%

NOTE 4. CONDENSED BALANCE SHEET COMPONENTS

Prepaid expenses and other current assets

The following table summarizes the details of prepaid expenses and other current assets as of the dates set forth below (in thousands):

	December 31, 2020	June 30, 2021
Research and development prepaid expenses	$177	$691
Tax credit receivable	—	298
Other prepaid expenses	43	107
Prepaid insurance	—	93
Rent deposit	27	27
	$247	$1,216

JASPER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 4. CONDENSED BALANCE SHEET COMPONENTS (cont.)

Accrued Expenses and Other Current Liabilities

The following table summarizes the details of accrued expenses and other current liabilities as of the dates set forth below (in thousands):

	December 31, 2020	June 30, 2021
CMO accrued expenses	$925	$2,119
Accrued employee and related compensation expenses	783	613
General and administrative accrued expenses	—	608
License option liability, current	400	400
Research and development accrued expenses	338	363
Accrued tax liabilities	90	—
Other	59	14
	$2,595	$4,117

Other non-current liabilities

The following table summarizes the details of other non-current liabilities as of the dates set forth below (in thousands):

	December 31, 2020	June 30, 2021
CIRM grant liability	$600	$600
License option liability, non-current	200	—
Early exercised stock-options liability	53	48
	$853	$648

NOTE 5. CIRM GRANT

In November 2020, California Institute for Regenerative Medicine (“CIRM”) awarded the Company $2.3 million in support of the research project related to a monoclonal antibody that depletes blood stem cells and enables chemotherapy-free transplants. As of December 31, 2020, the Company met a milestone and had recorded $0.6 million in other receivables for the milestone that was met and $0.6 million in other long-term liabilities related to this grant. The Company received $0.6 million from CIRM during the six months ended June 30, 2021. As of June 30, 2021, the Company recorded $0.6 million in other long-term liabilities related to this grant.

NOTE 6. SIGNIFICANT AGREEMENTS

Amgen License Agreement

On November 21, 2019, the Company entered into a license agreement with Amgen, Inc. (“Amgen”) pursuant to which the Company obtained an exclusive, sublicensable license for certain patents, data, and non-data know-how related to Amgen’s proprietary monoclonal antibody known as AMG 191, as renamed to JSP 191 (“JSP 191”). Concurrently with the execution of the license agreement, Amgen assigned to the Company its rights and obligations under the Investigator Sponsored Research Agreement (“ISRA”) previously entered into in June 2013 between Amgen and The Board of Trustees of the Leland Stanford Junior University (“Stanford”) related to the study of JSP 191.

Under the ISRA, the Company was provided an option to negotiate a definitive license with Stanford for rights to certain Stanford intellectual property (“IP”) related to the study of JSP 191 in exchange for an option exercise fee of $1.0 million, payable over a two-year period (the “Option”). There are no other fees due under the ISRA. The Company exercised the Option in June 2020, and the definitive license with Stanford was executed in March 2021.

JASPER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 6. SIGNIFICANT AGREEMENTS (cont.)

Upon exercise of the option, the $1.0 million option exercise fee was recognized as research and development cost. In June 2020, the Company and Stanford agreed to transfer the Investigational New Drug Application (“IND”) and control of the study related to this ISRA to the Company. The Company paid $0.2 million of the option exercise fee during the six months ended June 30, 2020. As of December 31, 2020, the Company had paid the total of $0.4 million of the option exercise fee and had accrued $0.4 million and $0.2 million as current and noncurrent liabilities, respectively. During the six months ended June 30, 2021, the Company paid $0.2 million of the option exercise fee and included the unsettled liability of $0.4 million in accrued expenses and other current liabilities as of June 30, 2021.

As consideration for the rights granted to the Company under the license agreement with Amgen, the Company issued Amgen 100 shares of the Company’s Series A-2 redeemable convertible preferred stock as of November 21, 2019, the fair value of which totaled $0.9 million. The acquisition of the exclusive license, including patent rights and know-how was accounted for as an asset acquisition. As the acquired technology did not have an alternative use for accounting purposes, the total consideration of $0.9 million was recorded as research and development expense in the statements of operations and comprehensive loss for the year ended December 31, 2019. The fair value of the Series A-2 shares was estimated using the valuation performed by the Company in connection with Series A-1 financing and equity fair value was allocated to each outstanding class of equity securities using the option pricing model.

The Amgen license agreement terminates on a product by product and country by country basis on the latest to occur of (i) expiration of the last valid claim of a licensed patent that covers the sale or manufacture of the applicable licensed product in such country, (ii) expiration of any period of regulatory exclusivity granted with respect to such licensed product in such country or (iii) ten years after the first commercial sale of such licensed product in a country. The Company and Amgen have the right to terminate the agreement for a material breach as specified in the agreement.

Stanford Exclusive License Agreement

In March 2021, the Company entered into a license agreement with Stanford (the “Stanford License Agreement”), following the exercise of its option in June 2020. The Company received a worldwide, exclusive license with a right to sublicense for JSP191 in the field of depleting endogenous blood stem cells in patients for whom hematopoietic cell transplantation is indicated. Stanford transferred certain know-how and patents related to JSP191 (together, the “Licensed Technology”). Under the terms of this agreement, the Company will use commercially reasonable efforts to develop, manufacture, and sell licensed product and to develop markets for a licensed product. In addition, the Company will use commercially reasonable efforts to meet the milestones as specified in the agreement over the next six years and must notify Stanford in writing as each milestone is met.

The Company will pay annual license maintenance fees, beginning on the first anniversary of the effective date of the agreement and ending upon the first commercial sale of a product, method, or service in the licensed field of use, as follows: $25,000 for each first and second year, $35,000 for each third and fourth year, and $50,000 at each anniversary thereafter ending upon the first commercial sale. The Company is also obligated to pay late stage clinical development milestones and first commercial sales milestone payments of up to $9.0 million in total. The Company will also pay low single-digit royalties on net sales of licensed products, if approved. No payments have been made under the Stanford License Agreement during the six months ended June 30, 2021.

The Stanford License Agreement expires on a country-by-country basis on the last-to-expire valid claim of a licensed patent in such country. The Company may terminate the agreement by giving Stanford a written notice at least 12 months in advance of the effective date of termination. The Company may also terminate the agreement solely with respect to any particular patent application or patent by giving Stanford written notice at least 60 days in advance of the effective date of termination. Stanford may terminate the agreement after 90 days from a written notice by Stanford, specifying a problem, including a delinquency on any report required pursuant to agreement or any payment, missing a milestone or for a material breach, unless the Company remediates the problem in that 90-day period.

JASPER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 7. DERIVATIVE TRANCHE LIABILITY

On November 21, 2019, the Company entered into a Series A purchase agreement to issue and sell shares of Series A-1 redeemable convertible preferred stock at the initial closing (refer to Note 10 below). The Company determined that the obligation to issue additional shares of Series A-1 redeemable convertible preferred stock at the milestone closing at any time on or prior to December 30, 2020 was a freestanding financial instrument that is required to be accounted as a liability initially recorded and subsequently remeasured at fair value until such instrument is exercised or expires. The milestone closing liability was initially recorded at estimated fair value of $4.3 million.

On September 3, 2020, the Company’s Board of Directors (the “Board”) amended the Series A-1 purchase agreement to split the milestone closing to two tranches, revised acceptable timing of the existing milestone closing and added terms of the second milestone closing to occur on or prior to April 15, 2021. The derivative liability is re-measured at fair value until expiration or settlement.

The first milestone was re-measured at fair value of $6.8 million at the settlement date in November 2020 and was reclassified to redeemable convertible preferred stock upon the issuance of 14,961,379 shares of Series A-1 redeemable convertible preferred stock in November 2020. The second milestone closing was re-measured at fair value of $11.7 million at the settlement date in February 2021 and was reclassified to redeemable convertible preferred stock upon the issuance of 14,316,146 shares of Series A-1 redeemable convertible preferred stock. The Company recorded a $2.2 million loss and a $3.5 million loss from the remeasurement of the derivative tranche liability in its statements of operations and comprehensive loss during the six months ended June 30, 2020 and 2021, respectively. As of June 30, 2021, the derivative tranche liability was fully settled.

NOTE 8. COMMITMENTS AND CONTINGENCIES

Operating Leases

In August 2020, the Company entered into a 68-month operating lease for laboratory and office space in Redwood City, California, with a lease commencement date in September 2020. In conjunction with signing the lease, the Company secured a letter of credit in favor of the lessor in the amount of $0.3 million. The funds related to this letter of credit are presented as restricted cash on the Company’s condensed balance sheets. The lease agreement includes an escalation clause for increased base rent and a renewal provision allowing the Company to extend this lease for an additional 60 months at the prevailing rental rate, which the Company is not reasonably certain to exercise. In addition to base rent, the Company will pay its share of operating expenses and taxes.

To complete certain leasehold improvements, the lessor has agreed to provide the Company a tenant improvement allowance of $1.2 million as well as an option to take an additional allowance of $0.4 million, which is required to be repaid over the lease term at an interest rate of 9% per annum, which the Company exercised. A tenant improvement allowance of $1.4 million was received by the Company during the six months ended June 30, 2021. In accordance with the lease agreement, the lessor will manage and supervise the construction of the improvements. In exchange for these services, the Company will pay the lessor a fee equal to 5% of total construction costs. The leasehold improvements constructed are presented under property and equipment on the Company’s condensed balance sheets and will be depreciated on a straight-line basis over the remaining lease term.

In addition to the construction management and supervision fee noted above, the Company will pay variable costs related to its share of operating expenses and taxes. These variable costs will be recorded as lease expense as incurred and presented as operating expenses in the statements of operations and comprehensive loss.

JASPER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 8. COMMITMENTS AND CONTINGENCIES (cont.)

The components of lease costs, which were included in the Company’s statements of operations and comprehensive loss, are as follows (in thousands):

	Six Months Ended June 30,
	2020	2021
Lease cost
Operating lease cost	$—	$276
Short-term lease cost	136	165
Total lease cost	$136	$441

Supplemental information related to the Company’s operating leases is as follows:

Six Months Ended June 30, 2021
Cash paid for amounts included in the measurement of lease liabilities	$—
Weighted average remaining lease term (years)	5.1
Weighted average discount rate	8%

The following table summarizes a maturity analysis of the Company’s operating lease liabilities showing the aggregate lease payments as of June 30, 2021 (in thousands):

Amount
Year ending December 31,
2021 (remainder)	$301
2022	713
2023	735
2024	757
2025	779
Thereafter	461
Total undiscounted lease payments	3,746
Less: imputed interest	(680)
Total discounted lease payments	3,066
Less: Current portion of lease liability	(424)
Noncurrent portion of lease liability	$2,642

Stanford Sponsored Research Agreement

In September 2020, the Company entered into a sponsored research agreement with Stanford for a research program related to the treatment of Fanconi Anemia patients in Bone Marrow Failure requiring allogeneic transplant with non-sibling donors at Stanford Lucile Packard Children’s Hospital (the “Research Project”) using JSP 191. Stanford will perform the Research Project and is fully responsible for costs and operations related to the Research Project. In addition, Stanford owns the entire right, title, and interest, in and to all technology developed using Stanford facilities and by Stanford personnel through the performance of the Research Project under this agreement (the “Fanconi Anemia Research Project IP”). Under this agreement, Stanford granted the Company an exclusive option to license exclusively Stanford’s rights in the Fanconi Anemia Research Project IP (the “Fanconi Anemia Option”) in the field of commercialization of JSP191. There is no license granted or other IP transferred under this agreement until the Fanconi Anemia Option is exercised. As of June 30, 2021, the Company has not yet exercised the Fanconi Anemia Option.

JASPER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 8. COMMITMENTS AND CONTINGENCIES (cont.)

As consideration for the services performed by Stanford under this sponsored research agreement, the Company will pay Stanford a total of $0.9 million over approximately 3 years upon the achievement of development and clinical milestones, including FDA filings and patients’ enrollment. As of December 31, 2020, the Company had accrued $0.3 million related to the achievement of the first milestone under this agreement, which was paid during the six months ended June 30, 2021. The second and the third milestones are based on the progress of the clinical trials and will be recognized when achieved.

License agreements

In March 2021, the Company entered into the Stanford License Agreement (Note 6), pursuant to which the Company is required to pay annual license maintenance fees, beginning on the first anniversary of the effective date of the agreement and ending upon the first commercial sale of a product, method, or service in the licensed field of use, as follows: $25,000 for each first and second year, $35,000 for each third and fourth year, and $50,000 at each anniversary thereafter ending upon the first commercial sale. The Company is also obligated to pay late stage clinical development milestones and first commercial sales milestone payments of up to $9.0 million in total. The Company will also pay low single-digit royalties on net sales of licensed products. All products are in development as of June 30, 2021, and no such royalties were due.

Business Combination Agreement

On May 5, 2021, the Company entered into a Business Combination Agreement (“BCA”) with Amplitude Healthcare Acquisition Corporation (“AMHC”) and Ample Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of AMHC. Subject to the satisfaction of closing conditions, the Company and Merger Sub will merge pursuant to the BCA, with the Company as the surviving corporation. The Company will become a wholly owned subsidiary of AMHC and AMHC will immediately be renamed to “Jasper Therapeutics, Inc.” (“New Jasper”). Each outstanding share of capital stock of the Company and outstanding Company stock options will be converted into the right to receive a portion of the transaction share consideration or a replacement option, respectively, per the terms of the BCA. In addition, immediately after the completion of the Business Combination, certain investors have agreed to subscribe for the purchase of an aggregate of $100.0 million of common stock of the surviving company. The Business Combination is expected to close in the third quarter of 2021, following the receipt of the required approval by the stockholders and the fulfillment of other customary closing conditions. The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, AMHC will be treated as the acquired company and the Company will be treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Jasper will represent a continuation of the financial statements of the Company, with the Business Combination treated as the equivalent of the Company issuing stock for the net assets of AMHC, accompanied by a recapitalization. The net assets of AMHC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of the Company.

Legal proceedings

The Company, from time to time, may be party to litigation arising in the ordinary course of business. The Company was not subject to any material legal proceedings during the year ended December 31, 2020 and the six months ended June 30, 2021, and, to the best of its knowledge, no material legal proceedings are currently pending or threatened.

Guarantees and Indemnifications

In the normal course of business, the Company enters into agreements that contain a variety of representations and provide for general indemnification. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. As of December 31, 2020 and June 30, 2021, the Company does not have any material indemnification claims that were probable or reasonably possible and consequently has not recorded related liabilities.

JASPER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 9. REDEEMABLE CONVERTIBLE PREFERRED STOCK

Redeemable convertible preferred stock as of December 31, 2020 and June 30, 2021, consisted of the following (in thousands, except share data):

	December 31, 2020
	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Preference	Net Carrying Value
Series A-1 redeemable convertible preferred stock	69,136,657	54,820,496	41,165	42,978
Series A-2 redeemable convertible preferred stock	100	100	—	862
Total redeemable convertible preferred stock	69,136,757	54,820,596	41,165	43,840
	June 30, 2021
	Shares Authorized	Share Issued and Outstanding	Aggregate Liquidation Preference	Net Carrying Value
Series A-1 redeemable convertible preferred stock	69,136,657	69,136,642	51,915	65,387
Series A-2 redeemable convertible preferred stock	100	100	—	862
Total redeemable convertible preferred stock	69,136,757	69,136,742	51,915	66,249

The significant rights and obligations of the Company’s redeemable convertible preferred stock are as follows:

Dividends

The holders of Series A-1 redeemable convertible preferred stock are entitled to receive, on a pari passu basis, when, as and if declared by the Board, out of any assets at the time that are legally available, cash dividends at the rate of 8% per annum of the applicable original issue price of $0.7509, as adjusted for stock splits, dividends, reclassifications or the like.

The holders of Series A-2 redeemable convertible preferred stock are entitled to receive dividends, on a pari passu basis, when, as and if declared by the Board, out of any assets at the time legally available therefor, in an amount of 8% of any distribution to Company stockholders. The dividend rate can be reduced to 4% if the Company terminates the Amgen License Agreement, or Amgen is pursuing a clinical development of an anti c-kit antibody in any clinical indication for which the Company has filed or holds an IND for an anti c-kit antibody.

The preferred dividends are not cumulative. No dividends have been declared or paid as of December 31, 2020 and June 30, 2021.

Voting

The holders of each share of Series A-1 redeemable convertible preferred stock are entitled to voting rights equal to the number of shares of Class A common stock into which the shares of Series A-1 redeemable convertible preferred stock are then convertible. The holders of Series A-1 redeemable convertible preferred stock vote together with the holders of common stock as a single class and on an as-converted to common stock basis. The holders of Series A-2 redeemable convertible preferred stock are not entitled to any voting rights.

JASPER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 9. REDEEMABLE CONVERTIBLE PREFERRED STOCK (cont.)

Election of Directors

The holders of Series A-1 redeemable convertible preferred stock, voting together as a separate class, are entitled to elect three directors of the Company. The holders of Class A common stock, other than the common stock issued or issuable upon the conversion of preferred stock, voting together as a separate class, are entitled to elect two directors of the Company. The holders of Class A common stock and Series A-1 redeemable convertible preferred stock are collectively entitled to elect the balance of the total number of directors of the Company.

Conversion Rights

Each share of Series A-1 redeemable convertible preferred stock is convertible to Class A common stock, at the option of the holder, at the then applicable conversion price. Any holder that beneficially owns, directly or indirectly, more than 9.9% of any class of equity securities has the right to receive any shares of capital stock that would be issued upon conversion of the shares in excess of 9.9% in the form of Class B common stock. The initial conversion price per share for Series A-1 redeemable convertible preferred stock is $0.7509. Shares of Series A-2 redeemable convertible preferred stock are not convertible at the option of the holder.

Each share of Series A-1 redeemable convertible preferred stock will be automatically converted into common stock, at the then effective conversion price (i) immediately prior to closing of the initial public offering at a common stock per share price of at least five times the original issue price of the Series A-1 redeemable convertible preferred stock resulting in at least $70.0 million of gross proceeds, or (ii) at the date and time, or upon occurrence of an event, specified by vote or written consent of the holders of at least 55% of the outstanding shares of Series A-1 redeemable convertible preferred stock.

Upon the Company’s initial public offering, each share of Series A-2 redeemable convertible preferred will be automatically converted into a number of shares of Class A common stock equal to 8% of the fully diluted equity immediately prior to such initial public offering. The percentage of Class A common stock subject to Series A-2 redeemable convertible preferred stock conversion can be reduced to 4% if the Company terminates the Amgen License Agreement, or Amgen is pursuing a clinical development of an anti c-kit antibody in any clinical indication for which the Company has filed or holds an IND for an anti c-kit antibody.

Liquidation Preference

In the event of liquidation, dissolution or winding up of the Company, including a deemed liquidation, the holders of the redeemable convertible Series A-1 Preferred Stock are entitled to receive, in preference to any distribution to the holders of the Series A-2 redeemable convertible preferred stock or common stock, an amount per share equal to 0.75 times of the applicable original issue price of $0.7509, as adjusted for stock splits, dividends, reclassifications or the like.

After the payment to the holders of Series A-1 redeemable convertible preferred stock of the full preferential amounts above, the holders of Series A-2 redeemable convertible preferred stock will be entitled to receive, out of the remaining assets of the Company available for distribution to its stockholders, in preference to any distribution to the holders of common stock, an amount equal to 8% of the assets available for distribution. The liquidation preference available to the holders of Series A-2 redeemable convertible preferred stock can be reduced to 4% if the Company terminates the Amgen License Agreement, or Amgen is pursuing a clinical development of an anti c-kit antibody in any clinical indication for which the Company has filed or holds an IND for an anti c-kit antibody.

After the payment to the holders of Series A-2 redeemable convertible preferred stock of the full preferential amounts above, the holders of Series A-1 redeemable convertible preferred stock will be entitled to receive, out of the remaining assets of the Company available for distribution to its stockholders, in preference to any distribution to the holders of common stock, an amount per share equal to 0.25 times of the applicable original issue price of $0.7509, as adjusted for stock splits, dividends, reclassifications or the like.

JASPER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 9. REDEEMABLE CONVERTIBLE PREFERRED STOCK (cont.)

If the assets of the Company legally available for distribution to the holders of a given Series of redeemable convertible preferred stock are insufficient to permit the payment to such holders of the full amounts of a given Series, then the assets of the Company will be distributed on a pro rata basis among the holders of such Series of redeemable convertible preferred stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to their liquidation preference.

Following the above payments, the remaining assets of the Company, if any, will be distributed ratably among the holders of common stock and Series A-1 redeemable convertible preferred stock, pro rata based on the number of shares held by each such holder as if they had been converted to common stock. Provided, however, that if the aggregate amount which the holders of Series A-1 redeemable convertible preferred stock are entitled to receive under the above provisions exceed 1.5 times the applicable original issue price of $0.7509, as adjusted for stock splits, dividends, reclassifications or the like, upon such liquidation, dissolution or winding up the holders of Series A-1 redeemable convertible preferred stock will be entitled to receive the greater of (i) 1.5 times the applicable original issue price and (ii) the amount would have received if all shares of Series A-1 redeemable convertible preferred stock had been converted into common stock immediately prior to such liquidation, dissolution or winding up of the Corporation.

Redemption

The redeemable convertible preferred stock is recorded in mezzanine equity because while it is not mandatorily redeemable, it will become redeemable at the option of the preferred stockholders upon the occurrence of certain deemed liquidation events that are considered not solely within the Company’s control.

NOTE 10. COMMON STOCK

The Company’s Certificate of Incorporation, as amended on November 20, 2019, authorizes the Company to issue 108,704,757 shares of Class A common stock, $0.001 par value per share, and 69,136,657 shares of Class B common stock, $0.001 par value per share.

The rights, powers and preferences of the holders of the Class A Common Stock and Class B Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the redeemable convertible preferred stock. The holders of the Class A Common Stock are entitled to one vote for each share of Class A Common Stock held at all meetings of stockholders, and the holders of Class B Common Stock are not entitled to vote on any matter. Shares of Class B Common Stock are convertible into Class A Common Stock upon written notice of the holder, subject to a maximum of 9.9% total beneficial ownership in Class A Common Stock upon such conversion.

The holders of common stock are entitled to receive dividends whenever funds and assets are legally available and when declared by the Board, subject to the prior rights of holders of redeemable convertible preferred stock outstanding. Dividend rights for Series A and B common stock are the same. There have been no dividends declared to date.

As of December 31, 2020 and June 30, 2021, the Company had reserved common stock for future issuance as follows:

	December 31, 2020	June 30, 2021
Redeemable convertible preferred stock	54,820,596	69,136,742
Outstanding and issued common stock options	10,565,957	10,733,204
Shares available for grant under 2019 Equity Incentive Plan	1,525,945	1,009,766
Total shares of common stock reserved	66,912,498	80,879,712

JASPER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 10. COMMON STOCK (cont.)

Founders’ Common Stock

In March 2018, the Company issued 8,000,000 common stock shares with the fair value of $0.01 per share to its founders for services and intellectual property. As consideration for the shares the Company received $6,000 in cash and intellectual property with estimated fair value of $0.1 million, which was recognized as research and development expenses, as the technology did not have an alternative use. Issued shares vested 25% at the issuance date and over 36 months thereafter. The Company had a right to repurchase unvested shares at the price paid by founders.

In November 2019, the share purchase agreements were modified such that 4,000,000 shares were vested as of November 29, 2019 and the remaining shares vest monthly over 48 months. The Company has a right to repurchase unvested shares upon termination of services by the founders to the Company at the price lower of: par value or the fair value at the date of repurchase. Modification expense was insignificant.

The Company accounts for issued shares as stock-based compensation to founders as consultants and recognizes stock-based compensation expense over the vesting period. As of December 31, 2020 and June 30, 2021, the Company recorded less than $0.1 million as restricted stock liability, related to 2,916,667 and 2,416,667 unvested shares of common stock, respectively. Stock-based compensation expense was $2,094 for each of the six months ended June 30, 2020 and 2021. Unrecognized stock-based compensation expense of $10,015 as of June 30, 2021 is expected to be recognized over 2.4 years.

NOTE 11. STOCK-BASED COMPENSATION

2019 Equity Incentive Plan

On November 18, 2019, the Company adopted the 2019 Equity Incentive Plan (the “Plan”). Pursuant to the Plan, stock options, restricted stock award (“RSAs”), stock appreciation rights, restricted stock unit awards and other stock awards may be granted to employees, consultants and directors of the Company. Options granted may be either incentive stock options (“ISOs”) or non-statutory stock options (“NSOs”). As of June 30, 2021, 12,359,055 shares were approved and reserved under the Plan.

ISOs may be granted only to the Company’s employees. NSOs may be granted to employees, directors and consultants. Under the Plan, ISOs may be granted at an exercise price of not less than 100% of the fair market value of the common stock on the date of grant. For individuals holding more than 10% of the voting rights of all classes of stock, the exercise price of an option will not be less than 110% of fair value. Options become exercisable and expire as determined by the Board, provided that the term of options may not exceed 10 years from the date of grant (5 years for the individuals holding more than 10% of the voting rights of all classes of stock). Stock option agreements may provide for accelerated exercisability in the event of an optionee’s death, disability, retirement or other events. Vesting conditions determined by the Plan administrator may apply to stock options and may include continued service, performance and/or other conditions. Generally, stock options vest over a four-year period. The Company did not grant any RSAs, stock appreciation rights or restricted stock unit awards during the six months ended June 30, 2020 and 2021.

JASPER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 11. STOCK-BASED COMPENSATION (cont.)

Stock Option Activity

The following table summarizes the activity under the Plan for the six months ended June 30, 2021:

		Option Outstanding		Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
	Shares Available for Grant	Number of Shares	Weighted Average Exercise Price
Balance, January 1, 2021	1,525,945	10,565,957	$0.20	9.52	5,599,957
Options granted	(516,179)	516,179	$0.73
Options exercised	—	(347,682)	$0.20
Balance, June 30, 2021	1,009,766	10,734,454	$0.23	9.06	16,660,657

Vested and expected to vest, June 30, 2021		10,733,204	$0.23	9.06	16,658,717
Exercisable		4,696,360	$0.20	8.97	7,407,183

The Company did not make any stock options grants during the three months ended June 30, 2021. Aggregate intrinsic value represents the difference between the estimated fair value of the underlying common stock and the exercise price of outstanding, in-the-money options. The total intrinsic value of the options exercised during the six months ended June 30, 2021 was $0.5 million.

The total fair value of options that vested during the six months ended June 30, 2021 was $0.8 million. The weighted-average grant date fair value of options granted during the six months ended June 30, 2021 was $0.75 per share.

Future stock-based compensation for unvested options as of June 30, 2021 was $2.1 million, which is expected to be recognized over a weighted-average period of 2.7 years.

Stock-Based Compensation Expense

The following table presents the effect of employee and non-employee option-related and founders’ shares-related stock-based compensation expense (in thousands):

	Six Months Ended June 30,
	2020	2021
General and administrative	$380	$257
Research and development	77	365
	$457	$622

Valuation of Stock Options

The grant date fair value of employee stock options was estimated using a Black-Scholes option-pricing model with the following weighted-average assumptions:

	Six Months Ended June 30,
	2020	2021
Fair value of common stock	$0.36	$1.05
Expected term (in years)	5.00 – 6.01	5.29 – 6.08
Expected volatility	74.53% – 75.61%	75.27% – 75.79%
Risk-free interest rate	0.31% – 0.41%	0.65% – 0.80%
Expected dividend yield	—	—

JASPER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 11. STOCK-BASED COMPENSATION (cont.)

The determination of the fair value of stock options on the date of grant using a Black-Scholes option-pricing model is affected by the estimated fair value of the Company’s common stock, as well as assumptions regarding a number of variables that are complex, subjective and generally require significant judgment to determine. The valuation assumptions were determined as follows:

Fair Value of Common Stock

The grant date fair value of the Company’s common stock has been determined by the Board with the assistance of management and an independent third-party valuation specialist. The grant date fair value of the Company’s common stock was determined using valuation methodologies that utilize certain assumptions including probability weighting of events, volatility, time to liquidation, a risk-free interest rate and an assumption for a discount for lack of marketability (Level 3 inputs). In determining the fair value of the Company’s common stock, the methodologies used to estimate the enterprise value of the Company were performed using methodologies, approaches, and assumptions consistent with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

For the valuation performed on December 31, 2020 and March 31, 2021, the Company’s management utilized a hybrid method that combines the Probability-Weighted Expected Return Method (“PWERM”), an accepted valuation method described in the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, and the OPM. The Company determined this was the most appropriate method for determining the fair value of its common stock based on the stage of development and other relevant factors. The PWERM is a scenario-based analysis that estimates the value per share of common stock based on the probability-weighted present value of expected future equity values for the common stock, under various possible future liquidity event scenarios, considering the rights and preferences of each class of shares, discounted for a lack of marketability. Under the hybrid method, an option pricing model was utilized to determine the fair value of the common stock in certain of the PWERM scenarios (capturing situations where the development path and future liquidity events were difficult to forecast), potential exit events were explicitly modeled in the other PWERM scenarios. A discount for lack of marketability was applied to the value derived under each scenario to account for a lack of access to an active public market to estimate the common stock fair value.

Expected Term

The expected term represents the period that the options granted are expected to be outstanding and is determined using the simplified method (based on the mid-point between the vesting date and the end of the contractual term) as the Company has concluded that its stock option exercise history does not provide a reasonable basis upon which to estimate expected term.

Expected Volatility

The Company derived the expected volatility from the average historical volatilities over a period approximately equal to the expected term of comparable publicly traded companies within its peer group that were deemed to be representative of future stock price trends as the Company does not have any trading history for its common stock. The Company will continue to apply this process until a sufficient amount of historical information regarding the volatility of its own stock price becomes available.

Risk-Free Interest Rate

The risk-free interest rate is based on the U.S. Treasury rate, with maturities similar to the expected term of the stock options.

JASPER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 11. STOCK-BASED COMPENSATION (cont.)

Expected Dividend Yield

The Company does not anticipate paying any dividends in the foreseeable future and, therefore, uses an expected dividend yield of zero.

NOTE 12. NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders (in thousands, except share and per share data):

	Six Months Ended June 30,
	2020	2021
Numerator:
Net loss attributable to common stockholders	$(10,857)	$(18,168)
Denominator:
Weighted average common shares outstanding	9,544,882	9,912,658
Less: Weighted-average unvested restricted shares	(3,677,198)	(2,676,796)
Weighted average shares used to compute basic and diluted net loss per share	5,867,684	7,235,862
Net loss per share attributable to common stockholders – basic and diluted:	$(1.85)	$(2.51)

The potential shares of common stock that were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have had an antidilutive effect were as follows:

	Six Months Ended June 30,
	2020	2021
Redeemable convertible preferred stock	40,504,442	69,136,742
Outstanding and issued common stock options	6,625,306	10,733,204
Unvested restricted common stock	3,416,666	2,416,666
Total	50,546,414	82,286,612

NOTE 13. RELATED PARTIES

The Company entered into consulting agreements with two founders, who also received founders’ common stock shares for services and assigned patents. Also, the Company’s licensed technology from Stanford (see Note 6) was created in the laboratory of Professor Judith Shizuru, one of the founders. The Company recorded $0.1 million of expense for advisory and consulting services performed for the six months ended June 30, 2020 and 2021.

In December 2020, the Company entered into a material transfer agreement with Zai Lab Limited where both companies will collaborate on a research project and share total expenses of up to $0.3 million equally. The Company recorded $36,000 as a reduction to research and development expenses for expenses reimbursed by Zai Lab Limited for the six months ended June 30, 2021. The Company’s chief executive officer is a board member of Zai Lab Limited.

NOTE 14. SUBSEQUENT EVENTS

The Company has reviewed and evaluated subsequent events through August 20, 2021, the date that the condensed financial statements were available to be issued.

Annex A

Execution Version

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION,

AMPLE MERGER SUB, INC.,

AND

JASPER THERAPEUTICS, INC.

DATED AS OF MAY 5, 2021

Annex A-i

Annex A-ii

Annex A Page No.
Section 8.5	Governing Law	A-64
Section 8.6	Fees and Expenses	A-64
Section 8.7	Construction; Interpretation	A-64
Section 8.8	Exhibits and Schedules	A-65
Section 8.9	Parties in Interest	A-65
Section 8.10	Severability	A-65
Section 8.11	Counterparts; Electronic Signatures	A-65
Section 8.12	Knowledge of Company; Knowledge of AMHC	A-65
Section 8.13	No Recourse	A-65
Section 8.14	Extension; Waiver	A-66
Section 8.15	Waiver of Jury Trial	A-66
Section 8.16	Submission to Jurisdiction	A-66
Section 8.17	Remedies	A-67
Section 8.18	Trust Account Waiver	A-67
Section 8.19	Conflicts and Privilege	A-67

Exhibit A	Form of Subscription Agreement
Exhibit B	Form of Amended and Restated Registration Rights Agreement
Exhibit C	Form of Company Stockholder Support Agreement
Exhibit D	Form of Letter of Transmittal
Exhibit E	Form of AMHC New Certificate of Incorporation
Exhibit F	Form of AMHC New Bylaws
Exhibit G	Form of AMHC Incentive Equity Plan
Exhibit H	Form of Sponsor Support Agreement
Schedule I	Supporting Company Stockholders

Annex A-iii

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of May 5, 2021, is made by and among Amplitude Healthcare Acquisition Corporation, a Delaware corporation (“AMHC”), Ample Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Jasper Therapeutics, Inc., a Delaware corporation (the “Company”). AMHC, Merger Sub and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, (a) AMHC is a blank check company incorporated in Delaware for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, and (b) Merger Sub is, as of the date of this Agreement, a wholly-owned Subsidiary of AMHC that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;

WHEREAS, pursuant to the Governing Documents of AMHC, AMHC is required to provide an opportunity for its stockholders to have their outstanding AMHC Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the AMHC Stockholder Approval;

WHEREAS, as of the date of this Agreement, Amplitude Healthcare Holdings LLC, a Delaware limited liability company (the “Sponsor”) owns 2,500,000 AMHC Class B Shares;

WHEREAS, concurrently with the execution of this Agreement, the Sponsor, AMHC and the Company are entering into the sponsor support agreement, substantially in the form of Exhibit H hereto (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor has agreed to (a) vote in favor of this Agreement and the transactions contemplated hereby (including the Merger), (b) waive any adjustment to the conversion ratio set forth in the Governing Documents of AMHC or any other anti-dilution or similar protection with respect to the AMHC Class B Shares (whether resulting from the transactions contemplated by the Subscription Agreements or otherwise), in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement, (c) be bound by certain transfer restrictions with respect to its AMHC Class B Shares, (d) place into escrow certain AMHC Shares held by Sponsor, the release of which shall be contingent upon certain events and conditions set forth in the Sponsor Support Agreement, and (e) forfeit all private placement warrants owned by the Sponsor as of immediately prior to the Closing;

WHEREAS, on the Closing Date, (a) Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving corporation in the Merger and, after giving effect to the Merger, the Company will be a wholly-owned Subsidiary of AMHC and (b) each Company Share will be automatically converted as of the Effective Time into a portion of the Transaction Share Consideration, in each case, on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, it is anticipated that, prior to the consummation of the Merger, all shares of Series A-1 Preferred Stock of the Company will be converted into shares of Company Class A Common Stock;

WHEREAS, concurrently with the execution of this Agreement, the Sponsor and certain other investors (the “PIPE Investors”), are entering into a subscription agreement, substantially in the form attached hereto as Exhibit A (the “Subscription Agreement”), with AMHC, pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase on the Closing Date, and AMHC has agreed to issue and sell to the PIPE Investors on the Closing Date, the number of AMHC Shares provided for in the Subscription Agreement in exchange for the purchase price set forth therein (such equity financing under the Subscription Agreements hereinafter referred to as, the “PIPE Financing”), in each case, on the terms and subject to the conditions set forth in the applicable Subscription Agreement;

WHEREAS, at the Closing, AMHC, the Sponsor and the Company Stockholders set forth on Schedule I will enter into an amended and restated registration rights agreement, substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which, among other things, the Sponsor and the Company Stockholders set forth on Schedule I (i) will agree not to effect any sale or distribution of any Equity Securities of AMHC held by any of them during the lock-up period described therein and (ii) will be granted certain registration rights with respect to their respective AMHC Shares, in each case, on the terms and subject to the conditions set forth therein;

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WHEREAS, the Board of Directors of AMHC (the “AMHC Board”) has (a) determined that this Agreement, the Ancillary Documents to which AMHC is or will be a party and the transactions contemplated by this Agreement and the Ancillary Documents (including the Merger) are fair to, and in the best interests of, AMHC and the stockholders of AMHC, (b) adopted, approved and declared advisable this Agreement, the Ancillary Documents to which AMHC is or will be a party and the transactions contemplated hereby and thereby (including the Merger), (c) recommended, among other things, approval and adoption of this Agreement and the transactions contemplated by this Agreement (including the Merger) by the holders of AMHC Shares entitled to vote thereon, and (d) directed that each Transaction Proposal be submitted to the holders of AMHC Shares for approval;

WHEREAS, the board of directors of Merger Sub has approved this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, AMHC, as the sole stockholder of Merger Sub, has executed a written consent, which is conditioned upon, and shall become effective immediately following, the execution and delivery of this Agreement, and which, when effective, shall constitute the approval and adoption of this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, the board of directors of the Company has (a) determined that this Agreement, the Ancillary Documents to which the Company is or will be a party and to consummate the transactions contemplated by this Agreement and the Ancillary Documents (including the Merger) are fair to, and in the best interests of the Company and the stockholders of the Company, (b) adopted, approved and declared advisable this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and the Transaction Proposals and (c) recommended, among other things, the approval and adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) by the holders of Company Shares entitled to vote thereon;

WHEREAS, AMHC has requested that promptly after the execution of this Agreement, each Company Stockholder listed on Schedule I attached hereto (collectively, the “Supporting Company Stockholders”) duly execute and deliver to AMHC a transaction support agreement, substantially in the form attached hereto as Exhibit C (collectively, the “Company Stockholder Support Agreements”), pursuant to which, among other things, each such Supporting Company Stockholder would agree to, among other things, (a) support and vote in favor of the approval and adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger), and (b) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of the Closing; and

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder and (b) the Merger be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368 of the Code (clauses (a)-(b), the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Article 1
CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Additional AMHC SEC Reports” has the meaning set forth in Section 4.7.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

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“Aggregate Transaction Proceeds” means an amount equal to the sum of (i) the aggregate cash proceeds available for release to any AMHC Party from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to all of the AMHC Stockholder Redemptions) and (ii) the aggregate cash proceeds actually received by any AMHC Party in respect of the PIPE Financing (whether prior to or on the Closing Date).

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.3.

“AMHC” has the meaning set forth in the introductory paragraph to this Agreement.

“AMHC Acquisition Proposal” means any transaction or series of related transactions under which AMHC or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases at least a majority of the voting securities of such Person or all or a material portion of the assets or businesses of any other Person(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a AMHC Acquisition Proposal.

“AMHC Board” has the meaning set forth in the recitals to this Agreement.

“AMHC Board Recommendation” has the meaning set forth in Section 5.9.

“AMHC New Bylaws” has the meaning set forth in Section 2.1(a)(x).

“AMHC Class A Shares” means AMHC’s Class A common stock, par value $0.0001 per share.

“AMHC Class B Shares” means AMHC’s Class B common stock, par value $0.0001 per share.

“AMHC D&O Persons” has the meaning set forth in Section 5.14(a).

“AMHC Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by AMHC on the date of this Agreement.

“AMHC Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable by and not otherwise expressly allocated to the Company pursuant to the terms of this Agreement or any Ancillary Document, a AMHC Party in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any AMHC Party and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any AMHC Party pursuant to this Agreement or any Ancillary Document. AMHC Expenses shall include fifty percent (50%) of the HSR Act filing fee and, to the extent payable, any deferred underwriting fees or discounts, including any Deferred Underwriting Discount. Notwithstanding the foregoing or anything to the contrary herein, AMHC Expenses shall not include any Company Expenses.

“AMHC Financial Statements” means all of the financial statements of AMHC included in the AMHC SEC Reports.

“AMHC Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Brokers), Section 4.6 (Capitalization of the AMHC Parties) and Section 4.15(j) (Tax Matters).

“AMHC Incentive Equity Plan” has the meaning set forth in Section 5.18.

“AMHC Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on: (a) the business, results of operations or financial condition of the AMHC Parties, taken

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as a whole, provided, however, that, in the case of this clause (a), no change, event, effect or occurrence to the extent resulting from or arising out of any of the changes, events, effects or occurrences described in clauses (i), (ii), (iii), (vi) (provided that the exception in clause (vi) shall not apply to the representations and warranties set forth in Section 4.3 to the extent that its purpose is to address the consequences resulting from the public announcement or pendency of the transactions contemplated by this Agreement or the condition set forth in Section 6.3(a) to the extent it relates to such representations and warranties) and (viii) of the definition of Company Material Adverse Effect (which shall apply as to the AMHC Parties, mutatis mutandis) shall be deemed to constitute a AMHC Material Adverse Effect or be taken into account in determining whether a AMHC Material Adverse Effect has occurred or is reasonably likely to occur; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clause a may be taken into account in determining whether an AMHC Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate effect on the AMHC Parties, taken as a whole, relative to other participants operating in the industries or markets in which AMHC operates; or (b) the ability of any AMHC Party to consummate the Merger in accordance with the terms of this Agreement.

“AMHC New Certificate of Incorporation” has the meaning set forth in Section 2.1(a)(x).

“AMHC New Non-Voting Shares” means, at all times at or after the Effective Time, shares of AMHC’s non-voting common stock, par value $0.0001 per share.

“AMHC New Voting Shares” means, at all times at or after the Effective Time, shares of AMHC’s voting common stock, par value $0.0001 per share.

“AMHC Non-Party Affiliates” means, collectively, each AMHC Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any AMHC Related Party (other than, for the avoidance of doubt, any AMHC Party).

“AMHC Parties” means, collectively, AMHC and Merger Sub.

“AMHC Related Party” has the meaning set forth in Section 4.9.

“AMHC Related Party Transactions” has the meaning set forth in Section 4.9.

“AMHC SEC Reports” has the meaning set forth in Section 4.7.

“AMHC Share Value” means $10.00.

“AMHC Shares” means (a) prior to the consummation of the Merger, collectively, the AMHC Class A Shares and the AMHC Class B Shares and (b) from and after the consummation of the Merger, the AMHC New Voting Shares and the AMHC New Non-Voting Shares. Any reference to the AMHC Shares in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) and/or clause (b) of this definition, as the context so requires.

“AMHC Stockholder Approval” means, collectively, the Required AMHC Stockholder Approval and the Other AMHC Stockholder Approval.

“AMHC Stockholder Redemption” means the right of the holders of AMHC Class A Shares to redeem all or a portion of their AMHC Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of AMHC.

“AMHC Stockholders Meeting” has the meaning set forth in Section 5.9.

“Ancillary Documents” means the Registration Rights Agreement, Sponsor Support Agreement, the Subscription Agreements, the Company Stockholder Support Agreements, the Letters of Transmittal and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010 and (c) any other applicable anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

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“Assumed Plan” has the meaning set forth in Section 2.4.

“Business” means the business of the Group Companies as of immediately prior to the Closing, including researching, developing and commercializing conditioning and cell therapy therapeutics to allow for expanded use of curative therapy with stem cell transplantation and gene therapies.

“Business Combination Proposal” has the meaning set forth in Section 5.9.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“Certificate of Merger” has the meaning set forth in Section 2.1(a)(ii).

“Certificates” has the meaning set forth in Section 2.1(a)(viii).

“Change of Control Payment” means any success, change of control, retention, transaction bonus or other similar payment or amount that may be payable to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) (in each case, including the employer’s share of payroll, social security, Medicare and unemployment Taxes and other similar assessments arising out of such payments). Notwithstanding the foregoing or anything to the contrary herein, the AMHC Shares to be issued in respect of or that will become subject to, as applicable, the Rollover Options at the Effective Time on the terms and subject to the conditions of this Agreement shall not constitute Change of Control Payments.

“Closing” has the meaning set forth in Section 2.2.

“Closing Company Financial Statements” has the meaning set forth in Section 3.4(b).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, (i) acquires or otherwise purchases the Group Companies or (ii) all or a material portion of the assets or businesses of the Group Companies, taken as a whole (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (b) any equity or similar investment in the Group Companies (other than the issuance of the applicable class of shares of capital stock of the Company upon the exercise or conversion of any Company Options in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents, the transactions contemplated hereby or thereby or any Specified Strategic Transaction shall constitute a Company Acquisition Proposal.

“Company Class A Common Stock” means the Class A Common Stock of the Company, par value $0.001 per share.

“Company Common Stock” means, collectively, the Class A Common Stock, par value $0.001 per share, and Class B Common Stock, par value $0.001 per share, of the Company.

“Company D&O Persons” has the meaning set forth in Section 5.15(a).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to AMHC by the Company on the date of this Agreement.

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“Company Equity Award” means, as of any determination time, each outstanding Company Option, each outstanding Company Restricted Stock Award, and each other award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company of rights of any kind to receive any Equity Security of any Group Company under any Company Equity Plan or otherwise.

“Company Equity Plan” means the Company’s 2019 Equity Incentive Plan and each other plan or standalone agreement that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company of rights of any kind to receive Equity Securities of any Group Company or benefits measured in whole or in part by reference to Equity Securities of any Group Company, including any Stock Restriction Agreement subjecting outstanding Equity Securities to certain rights of repurchase in favor of the Company in the event of the termination of the holder’s service relationship with the Company.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, any Group Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Group Company, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document, including fifty percent (50%) of the HSR Act filing fee. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any AMHC Expenses.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) and Section 3.1(b) (Organization and Qualification), Section 3.2(a) (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.16(n) (Tax Matters) and Section 3.17 (Brokers).

“Company IT Systems” means all computer systems, computer software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed or leased by a Group Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by or licensed to any Person (in each case, other than a Group Company) that is licensed or sublicensed to any Group Company.

“Company Licensed Patent” has the meaning set forth in Section 3.13(a).

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on: (a) the business, results of operations or financial condition of the Group Companies, taken as a whole; provided, however, that, in the case of this clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency of the transactions contemplated by this Agreement or the condition set forth in Section 6.2(a) to

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the extent it relates to such representations and warranties), (vii) any failure by any Group Company to meet any budgets, projections, estimates, predictions or forecasts; provided, that this clause (vii) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet budgets, projections, estimates, predictions or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate; or (b) the ability of the Company to consummate the Merger in accordance with the terms of this Agreement.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliates, Representatives, successors or permitted assigns of any Company Related Party (other than, for the avoidance of doubt, the Company).

“Company Option” means, as of any determination time, each option to purchase Company Shares that is outstanding and unexercised, whether granted under a Company Equity Plan or otherwise.

“Company-Owned Intellectual Property” means all Intellectual Property Rights that are owned by any of the Group Companies.

“Company Product” means each product or product candidate that is being researched, tested, developed, or manufactured, offered, marketed, licensed, provided, sold, distributed or otherwise exploited by or on behalf of any of the Group Companies or any licensee of any of the Group Companies.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed in the name of, any Group Company.

“Company Related Party” has the meaning set forth in Section 3.19.

“Company Related Party Transactions” has the meaning set forth in Section 3.19.

“Company Restricted Stock Award” means an award of restricted shares of Company Common Stock granted under a Company Equity Plan, which includes any shares of Company Common Stock issued pursuant to early-exercised Company Options that remain subject to vesting conditions and any shares of Company Common Stock made subject to certain rights of repurchase in favor of the Company pursuant to a Stock Restriction Agreement in the event of the termination of the holder’s service relationship with the Company.

“Company Series A-1 Conversion” has the meaning set forth in Section 2.1(a)(iii).

“Company Shares” means shares of the Company Common Stock, the Series A-1 Preferred Stock of the Company and the Series A-2 Preferred Stock of the Company.

“Company Stockholder Support Agreement Deadline” has the meaning set forth in Section 5.13(a).

“Company Stockholder Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Company Stockholder Written Consent” has the meaning set forth in Section 5.13(b).

“Company Stockholder Written Consent Deadline” means within two (2) Business Days following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act.

“Company Stockholders” means, collectively, the holders of Company Shares as of any determination time prior to the Effective Time.

“Company Stockholders Agreement” means the Investors’ Rights Agreement, dated as of November 21, 2019, by and among the Company and the Company Stockholders party thereto.

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“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of February 3, 2021, by and between the Company and AMHC.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Continental” means Continental Stock Transfer & Trust Company.

“Contingent Worker” means any independent contractor, consultant, contractor, subcontractor, temporary employee, leased employee or other agent used by any Group Company and classified by such Group Company as other than an employee, or compensated other than through wages paid by such Group Company through the Group Company’s payroll function.

“Contract” or “Contracts” means any written agreement, contract, license, sublicense, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Conversion Shares” has the meaning set forth in Section 2.1(a)(iii).

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means the SARS-CoV-2 or COVID-19 virus.

“Creator” has the meaning set forth in Section 3.13(d).

“Deferred Underwriting Discount” means an aggregate of up to $3,500,000 payable to the underwriters of the IPO upon consummation of an initial business combination, as described in the Prospectus.

“Designated Holders” means, collectively, (i) any Electing Investor, as such term is defined in that certain Series A-1 Preferred Stock Purchase Agreement, dated as of November 21, 2019, by and among the Company and the investors party thereto (excluding any Person who has waived rights to receive any AMHC New Non-Voting Shares) and (ii) such other Company Stockholders as may be designated in writing by the Company prior to the initial filing of the Registration Statement/Proxy Statement.

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Effective Time” has the meaning set forth in Section 2.1(a)(ii).

“Employee Benefit Plan” means any (a) “employee benefit plans,” as defined in Section 3(3) of ERISA, together with plans or arrangements that would be so defined if they were not (i) otherwise exempt from ERISA by Section 3(3) of ERISA or another Section of ERISA, (ii) maintained outside the United States or (iii) individually negotiated or applicable only to one individual and (b) any other written or oral benefit arrangement or obligation to provide benefits as compensation for services rendered, including employment or consulting agreements (except for agreements that provide for at will employment that can be terminated without notice and at no cost to the Group Companies and do not include retention or deal-based bonuses or that provide only such notice and severance as is required by applicable Law), severance agreements, arrangements, plans or pay policies, stay or retention bonuses or compensation, incentive (including equity or equity-linked) plans, programs or arrangements, patent award programs, sick leave, vacation pay, plant closing benefits, salary continuation or insurance for disability, consulting, or other compensation arrangements, retirement, deferred compensation, bonus, stock purchase plans or programs, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, any plans subject to Section 125 of the Code and any plans providing compensatory benefits or payments in the event of a change of control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, with respect to which the Company or any of its Subsidiaries has any obligation or which are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director or manager of the Company or its Subsidiaries or with respect to which the Company or any Subsidiary has any actual or contingent liability.

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment or workplace health or safety.

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“Equity Incentive Plan Proposal” has the meaning set forth in Section 5.9.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Value” means $275,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes any Group Company.

“Excess Shares” means any AMHC New Voting Shares that would be delivered pursuant to the Merger (i) to a Designated Holder, which AMHC New Voting Shares would, after taking into account the AMHC Shares that such Designated Holder will have the right to receive as part of the Transaction Share Consideration, result in such Designated Holders owning beneficially or of record more than 9.9% of the issued and outstanding AMHC Shares immediately following the Effective Time or (ii) if such Designated Holder has delivered an election agreement regarding the allocation of Transaction Share Consideration to the Company, “Excess Shares” as defined in such election agreement.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.5(a).

“Exchange Fund” has the meaning set forth in Section 2.5(c).

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“FDCA” has the meaning set forth in Section 3.23(e).

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Fraud” means intentional common law fraud under Delaware law by a party to this Agreement with respect to the making of the representations and warranties hereunder (excluding constructive fraud, equitable fraud, unfair dealings fraud, promissory fraud or negligent misrepresentation or omission or any form of fraud based on recklessness).

“GAAP” means United States generally accepted accounting principles.

“Good Clinical Practices” means the then current standards for clinical trials (including all applicable requirements relating to the protection of human subjects), as set forth in the FDCA, and applicable regulations and guidances promulgated thereunder, as amended from time to time, and such applicable standards of good clinical practice (including all applicable requirements relating to protection of human subjects) as are required by other organizations and Governmental Entities in any other countries, in which the Company Products are sold or intended to be sold.

“Good Laboratory Practices” mean the then current standards for conducting nonclinical laboratory studies, as set forth in the FDCA and applicable regulations and guidances promulgated thereunder, as amended from time to time, including applicable requirements contained in 21 C.F.R. Part 58, and such applicable standards of good laboratory practices as are required by Governmental Entities in any other countries in which the Company Products are sold or intended to be sold.

“Good Manufacturing Practices” mean the then current standards for the manufacture, processing, packaging, transportation, handling and holding of drug and biological products, as set forth in the FDCA and applicable regulations and guidances promulgated thereunder, as amended from time to time, including applicable requirements

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contained in 21 C.F.R. Parts 210, 211, 600-610, and 1271, and such applicable standards of good manufacturing practices as are required by Governmental Entities in any other countries in which the Company Products are sold or intended to be sold.

“Governing Document Proposal” has the meaning set forth in Section 5.9.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation.

“Governmental Entity” means any United States or non-United States (a) federal, state, provincial, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private); provided, however, that (for the avoidance of doubt) institutional review boards shall not be “Governmental Entities” hereunder.

“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries.

“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances, or radon.

“Healthcare Laws” means all applicable Laws relating to the research (including preclinical, nonclinical, and clinical research or studies), development, testing, production, manufacture, transfer, storing or distribution of drugs, biological products, or medical devices subject to regulation under applicable federal, state, provincial, or foreign laws, including the FDCA and the United States Public Health Service Act, the 21st Century Cures Act (Pub. L. 114-255), and Section 543 of the Federal Public Health Services Act.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, but excluding for the avoidance of doubt the effects of Accounting Standards Update No. 2016-02, Leases (Topic 842), (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs, industrial design registration and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing in respect of any of the foregoing and any reissues, reexaminations, substitutes, patent term extensions, supplementary protection certificates, or extensions of any of the foregoing, and any foreign counterparts of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, social media accounts, corporate names and other source or business identifiers, together with the goodwill associated with

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any of the foregoing, whether or not registered, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and other works of authorship, database and design rights, mask work rights, rights of publicity and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; (e) rights in or to Software or other technology; (f) all improvements to any of the foregoing; (g) the right to sue and collect damages for past, present and future infringement of any of the foregoing; (h) tangible embodiments of the foregoing and (i) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Investment Company Act” means the Investment Company Act of 1940.

“IPO” has the meaning set forth in Section 8.18.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Law” means any federal, state, provincial, local, foreign, national or supranational statute, law (including common law), directive, act, statute, ordinance, treaty, rule, code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 3.18(b).

“Letter of Transmittal” means the letter of transmittal, substantially in the form attached as Exhibit D hereto and with such modifications, amendments or supplements as may be requested by the Exchange Agent and mutually agreed to by each of AMHC and the Company (in either case, such agreement not to be unreasonably withheld, conditioned or delayed).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Licensed Out IP” has the meaning set forth in Section 3.13(c).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, charge, license or other similar interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Permits” has the meaning set forth in Section 3.6.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Multiemployer Plan” has the meaning set forth in Section (3)37 of ERISA.

“Nasdaq” means the Nasdaq Capital Market.

“Nasdaq Proposal” has the meaning set forth in Section 5.9.

“Non-Party Affiliate” has the meaning set forth in Section 8.13.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to any of the Group Companies on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $100,000 per license or an ongoing licensee fee of less than $75,000 per year.

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“Officers” has the meaning set forth in Section 5.16(a).

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Other AMHC Stockholder Approval” means, with respect to (a) the proposal to elect directors effective as of the Closing as contemplated by Section 5.16(a) and Section 5.16(b), the affirmative vote of a plurality of the votes cast by the stockholders present in person or represented by proxy at the AMHC Stockholders Meeting and entitled to vote thereon and (b) the Other Transaction Proposals, the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the AMHC Stockholders Meeting and entitled to vote thereon.

“Other Transaction Proposals” means each Transaction Proposal, other than the Required Transaction Proposals.

“Pandemic Measures” means any public health advisories or guidance, including quarantine, “shelter in place”, “stay at home”, social distancing, shut down, closure, sequester or other Laws, Orders, directives, guidelines or recommendations, by any Governmental Entity in connection with, or in response to, COVID-19.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Bridge Financing” means a bona fide financing in the form of a bridge loan or notes in an amount not to exceed $20,000,000 in the aggregate, at an interest rate not to exceed the then applicable prime rate (as reported by the Wall Street Journal), which shall, by its terms, automatically either (i) be repaid in full at the Closing or (ii) converted into shares of Company Class A Common Stock as of immediately prior to the Closing, and be treated at the Closing like all other outstanding shares of Company Class A Common Stock pursuant to Article II hereunder; provided, that, for clarity, the Aggregate Transaction Proceeds shall not be reduced by the amount or repayment of any such Permitted Bridge Financing.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) grants by any Group Company of nonexclusive rights in Intellectual Property Rights in the ordinary course of business consistent with past practice or in connection with material transfer agreements, early-stage research contracts or agreements with contract research organizations and (g) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

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“Personal Data” means any data or information relating to an identified natural person that is regulated by the Privacy Laws.

“PIPE Financing” has the meaning set forth in the recitals to this Agreement.

“PIPE Investment Amount” has the meaning set forth in Section 4.16(a).

“PIPE Investors” has the meaning set forth in the recitals to this Agreement.

“Pre-Closing AMHC Holders” means the holders of AMHC Shares at any time prior to the Effective Time.

“Privacy and Data Security Policies” has the meaning set forth in Section 3.20(a).

“Privacy Laws” means Laws relating to the Processing or protection of Personal Data that apply to any of the Group Companies, including HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, state social security number protection Laws, state data breach notification Laws, state data security Laws, including state consumer protection Laws, and the European Union Directives 95/46/EC and Canada’s Personal Information Protection and Electronic Documents Act and Canada’s Anti-Spam Law (CASL).

“Privacy Requirements” has the meaning set forth in Section 3.20(a).

“Proceeding” means any lawsuit, litigation, action, audit, investigation, examination, claim, complaint, charge, proceeding, suit, arbitration, investigation, or mediation (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processing” or “Processes”) means any operation or set of operations which is performed on Personal Data or on sets of Personal Data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaption or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Prospectus” has the meaning set forth in Section 8.18.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

“Public Stockholders” has the meaning set forth in Section 8.18.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Registration Statement/Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus and proxy statement of AMHC.

“Regulatory Permits” means all Permits granted by FDA or any comparable Governmental Entity to any Group Company, including investigational new drug applications, new drug applications, biologic licensing applications, abbreviated new drug applications, manufacturing approvals and authorizations, CE-mark certificates of conformity, clinical trial authorizations and ethical reviews or their national or foreign equivalents.

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“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required Company Stockholder Approval” has the meaning set forth in Section 5.13(b).

“Required AMHC Stockholder Approval” means, with respect to (a) the Governing Document Proposal, the affirmative vote of a majority of each of the AMHC Class A Shares and AMHC Class B Shares then outstanding, voting separately and (b) the other Required Transaction Proposals, the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the AMHC Stockholders Meeting and entitled to vote thereon.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the Nasdaq Proposal, the Governing Document Proposal, and the Equity Incentive Plan Proposal.

“Rollover Option” has the meaning set forth in Section 2.4(a).

“Rollover Restricted Stock Award” has the meaning set forth in Section 2.4(b).

“Sanctioned Country” means any country, territory or geographical region which is itself the subject or target of territory-wide sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the AMHC Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; (d) application programming interfaces, user interfaces, firmware, Internet websites, web content and links; and (e) all documentation, including user manuals and other training documentation, related to any of the foregoing, and all rights associated with any of the foregoing.

“Specified Strategic Transaction” means any royalty based transaction, drug development partnership or similar transaction that does not contemplate the issuance of any Equity Securities of the Company or any of its Affiliates (including, after the Effective Time, AMHC or any of its Affiliates).

“Sponsor” has the meaning set forth in the recitals to this Agreement.

“Sponsor Group” has the meaning set forth in Section 8.19.

“Sponsor Support Agreement” has the meaning set forth in the recitals to this Agreement.

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“Subscription Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Supporting Company Stockholders” has the meaning set forth in the recitals to this Agreement.

“Surviving Company” has the meaning set forth in Section 2.1(a)(i).

“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes or charges in the nature of a tax imposed by a Governmental Entity, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes filed with or required to be filed with any Governmental Entity.

“Termination Date” has the meaning set forth in Section 7.1(d).

“Transaction Litigation” has the meaning set forth in Section 5.2(e).

“Transaction Proposals” has the meaning set forth in Section 5.9.

“Transaction Share Consideration” means an aggregate number of AMHC Shares equal to (a) the Equity Value, divided by (b) the AMHC Share Value.

“Trust Account” has the meaning set forth in Section 8.18.

“Trust Account Released Claims” has the meaning set forth in Section 8.18.

“Trust Agreement” has the meaning set forth in Section 4.8.

“Trustee” has the meaning set forth in Section 4.8.

“Union” has the meaning set forth in Section 3.14(e).

“Unpaid AMHC Expenses” means the AMHC Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Unvested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is not a Vested Company Option.

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“Vested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is vested as of immediately prior to the Effective Time or will vest solely as a result of the consummation of the Merger.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as well as analogous applicable foreign, provincial, state or local Laws related to plant closings, relocations, mass layoffs and employment losses.

“Willful Breach” means a party’s material breach of any representation, warranty, covenant or agreement set forth in this Agreement that is a consequence of an intentional act or failure to act undertaken by the breaching party with the actual knowledge that the taking of such act, or failure to act, or making of such representation or warranty, would result in such breach.

“WilmerHale” has the meaning set forth in Section 8.19.

Article 2
MERGER

Section 2.1 Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur as set forth in this Section 2.1:

(a) The Merger.

(i) On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date, AMHC, Merger Sub and the Company shall consummate the Merger at the Effective Time. Upon the consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under the DGCL as the surviving corporation in the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”).

(ii) At the Closing, the parties hereto shall cause a certificate of merger, in a form reasonably satisfactory to the Company and AMHC (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective on the date and time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by AMHC and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

(iii) The Company shall take all actions necessary to cause each share of Series A-1 Preferred Stock of the Company that is issued and outstanding immediately prior to the Effective Time to be automatically converted immediately prior to the Effective Time into a number of shares of Company Class A Common Stock at the then-effective conversion rate as calculated pursuant to and in accordance with the Company’s Governing Documents (the “Company Series A-1 Conversion”; the shares of Company Class A Common Stock into which the Series A-1 Preferred Stock is converted, the “Conversion Shares”). All of the shares of Series A-1 Preferred Stock of the Company converted into shares of Company Class A Common Stock shall no longer be outstanding and shall cease to exist and no payment or distribution shall be made with respect thereto, and each holder of shares of Series A-1 Preferred Stock of the Company shall thereafter cease to have any rights with respect to such securities

(iv) The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub, on whatever account, shall vest in the Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the Liabilities, obligations and duties of the Surviving Company, in each case, in accordance with the DGCL.

(v) At the Effective Time, the Governing Documents (including the certificate of incorporation) of the Surviving Company shall be amended so that the Governing Documents of Merger Sub shall be the Governing Documents of the Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.

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(vi) At the Effective Time, the directors and officers of the Company immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(vii) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one share of common stock, par value $0.0001, of the Surviving Company.

(viii) At the Effective Time (after giving effect to the consummation of the Company Series A-1 Conversion), by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share (including Conversion Shares, but excluding any Company Shares cancelled and extinguished pursuant to Section 2.1(a)(ix) and subject to Section 2.7) issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the applicable number of AMHC New Voting Shares and the AMHC New Non-Voting Shares (including, for clarity, the number of AMHC New Non-Voting Shares to be received by the Designated Holders) set forth on the Allocation Schedule. A Company Stockholder may obtain the Transaction Share Consideration into which his, her or its Company Shares have been converted by following the requirements contemplated by Section 2.5. From and after the Effective Time, each Company Stockholder’s certificates (the “Certificates”), if any, evidencing ownership of the Company Shares and the Company Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such Company Shares except as otherwise expressly provided for herein or under applicable Law.

(ix) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share held immediately prior to the Effective Time by the Company as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(x) In connection with the Merger, (i) immediately prior to the Effective Time, AMHC shall cause (A) each AMHC Class B Share that is issued and outstanding immediately prior to the Merger to automatically convert into one AMHC Class A Share pursuant to Section 4.3(b) of AMHC’s certificate of incorporation immediately prior to the Merger, and (B) the AMHC Class A Shares issued and outstanding prior to the Merger (including the shares described in the foregoing clause (A) to be converted and reclassified as AMHC New Voting Shares, (ii) effective as of the Effective Time, AMHC shall amend and restate its certificate of incorporation, substantially in the form attached hereto as Exhibit E (the “AMHC New Certificate of Incorporation”), and its bylaws, substantially in the form attached hereto as Exhibit F (the “AMHC New Bylaws”) and (iii) as of the Effective Time, AMHC shall cause AMHC’s name to be changed to “Jasper Therapeutics, Inc.”.

Section 2.2 Closing of the Transactions Contemplated by this Agreement. In accordance with the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 8.11 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date and/or time as AMHC and the Company may agree in writing.

Section 2.3 Allocation Schedule. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to AMHC an allocation schedule (the “Allocation Schedule”) setting forth (a) the number of Company Shares held by each Company Stockholder, including (without duplication) each Company Stockholder who holds Company Shares subject to a Company Restricted Stock Award, the number of Company Shares subject to each Company Option held by each holder thereof, as well as whether each such Company Option will be a Vested Company Option or an Unvested Company Option as of immediately prior to the Effective Time, and, in the case of the Company Options the exercise price thereof, (b) the number of AMHC Shares that will be subject to each Rollover Option, the exercise price thereof at the Effective Time, as well as the exchange ratio on which such calculations are based (which shall, for the avoidance of doubt, be the same exchange ratio for each

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calculation pursuant to this clause (b)), (c) the portion of the Transaction Share Consideration allocated to each Company Stockholder (including the number of AMHC New Voting Shares and AMHC New Non-Voting Shares to be received by such Company Stockholder) and (d) a certification, duly executed by an authorized officer of the Company, that (i) the information delivered pursuant to clauses (a), (b) and (c) of this Section 2.3 are, and will be as of immediately prior to the Effective Time, true and correct in all respects and in accordance with the last sentence of this Section 2.3 and (ii) the Company has performed, or otherwise complied with, as applicable, its covenants and agreements set forth in Section 2.4(c). The Company will review any comments to the Allocation Schedule provided by AMHC or any of its Representatives and consider in good faith any reasonable comments proposed by AMHC or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, (A) the aggregate number of AMHC Shares that each Company Stockholder, including (without duplication) each holder of a Rollover Restricted Stock Award, will have a right to receive pursuant to Section 2.1(a)(viii) will be rounded down to the nearest whole share, (B) in no event shall the aggregate number of AMHC Shares set forth on the Allocation Schedule that are allocated in respect of Company Shares (including Company Shares subject to Company Restricted Stock Awards) and Rollover Options exceed the Transaction Share Consideration, (C) in no event shall the Allocation Schedule (or the calculations or determinations therein) breach, as applicable, any applicable Law, the Governing Documents of the Company, the Company Stockholders Agreement, the Company Equity Plan or any other Contract to which the Company is a party or bound (taking into account, for the avoidance of doubt, any actions taken by the Company pursuant to Section 2.4(c)); and (D) in the event that the delivery of any AMHC Shares pursuant to the Merger would result in a Designated Holder holding any Excess Shares, then such Designated Holder shall receive one (1) AMHC New Non-Voting Share in lieu of each AMHC New Voting Share that is an Excess Share. Notwithstanding anything else herein, no fractional AMHC Shares shall be issued pursuant to this Agreement (with the intended effect that any AMHC Shares issuable to a Person under this Agreement shall be aggregated and then rounded to the nearest whole number).

Section 2.4 Treatment of Company Equity Awards.

(a) At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to Section 2.4(c)), AMHC shall adopt and assume each Company Equity Plan (each an “Assumed Plan”). At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.4(c)), each Company Option (whether a Vested Company Option or Unvested Company Option) shall cease to represent the right to purchase Company Shares and shall be assumed by AMHC and converted into an option to purchase AMHC New Voting Shares (each, a “Rollover Option”) in an amount, at an exercise price (rounded up to the nearest whole cent) and subject to such terms and conditions, in each case, as set forth on the Allocation Schedule. Each Rollover Option shall otherwise be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Option immediately prior to the Effective Time, except for such other immaterial administrative or ministerial changes as the AMHC Board (or the compensation committee of the AMHC Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Options. Such assumption and conversion shall occur in a manner intended to comply with the requirements of Section 409A and 424 of the Code, as applicable.

(b) At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.4(c)), each unvested Company Restricted Stock Award that is outstanding immediately prior to the Merger shall be converted into the right to receive restricted AMHC Shares (each a “Rollover Restricted Stock Award”) in an amount and subject to the terms and conditions, in each case, as set forth on the Allocation Schedule. Each Rollover Restricted Stock Award shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Restricted Stock Award immediately prior to the Effective Time, subject to the adjustments required by this Section 2.4 after giving effect to the Merger.

(c) Prior to the Closing, the Company and AMHC shall take, or cause to be taken, all necessary or appropriate actions under any Company Equity Plan (and the underlying grant, award or similar agreements), including to reserve for issuance a sufficient number of shares of AMHC Shares for delivery upon exercise or vesting of the Rollover Options and Rollover Restricted Stock Awards under the Assumed Plan, or otherwise to give effect to the provisions of this Section 2.4; no less than three (3) business days prior to Closing, the Company and AMHC shall each provide to the other copies of all such necessary or appropriate actions and a meaningful opportunity to provide comments, which comments will be considered in good faith.

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Section 2.5 Deliverables.

(a) As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, AMHC shall appoint Continental (or its applicable Affiliate) as an exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging Certificates, if any, representing the Company Shares and each Company Share held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, in either case, for the portion of the Transaction Share Consideration issuable in respect of such Company Shares pursuant to Section 2.1(a)(viii) and on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything contrary herein, in the event that Continental is unable or unwilling to serve as the Exchange Agent, then AMHC and the Company shall, as promptly as reasonably practicable thereafter, but in no event later than the Closing Date, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned, or delayed), AMHC shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent and each of AMHC and the Company shall mutually agree to any changes to the Letter of Transmittal in order to satisfy any requirements of such exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed).

(b) At least three (3) Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, to the Company Stockholders a Letter of Transmittal.

(c) At the Effective Time, AMHC shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Stockholders and for exchange in accordance with this Section 2.5 through the Exchange Agent, evidence of AMHC Shares in book-entry form representing the portion of the Transaction Share Consideration issuable pursuant to Section 2.1(a)(viii) in exchange for the Company Shares outstanding immediately prior to the Effective Time. All shares in book-entry form representing the portion of the Transaction Share Consideration issuable pursuant to Section 2.1(a)(viii) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”.

(d) Each Company Stockholder whose Company Shares have been converted into a portion of the Transaction Share Consideration pursuant to Section 2.1(a)(viii) shall be entitled to receive the portion of the Transaction Share Consideration to which he, she or it is entitled on the date provided in Section 2.5(e) upon (i) surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent or (ii) in the case of Company Shares held in book-entry form, a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent.

(e) If a properly completed and duly executed Letter of Transmittal, together with any Certificates (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), if any, is delivered to the Exchange Agent in accordance with Section 2.5(d) (i) at least one Business Day prior to the Closing Date, then AMHC and the Company shall take all necessary actions to cause the applicable portion of the Transaction Share Consideration to the applicable Company Stockholder in book-entry form on the Closing Date, or (ii) less than one Business Day prior to the Closing Date, then AMHC and the Company (or the Surviving Company) shall take all necessary actions to cause the applicable portion of the Transaction Share Consideration to the Company Stockholder in book-entry form within two (2) Business Days after such delivery.

(f) If any portion of the Transaction Share Consideration is to be issued to a Person other than the Company Stockholder in whose name the surrendered Certificate or the transferred Company Share in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of the Transaction Share Consideration that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

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(g) No interest will be paid or accrued on the Transaction Share Consideration (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.5, each Company Share (other than, for the avoidance of doubt, the Company Shares cancelled and extinguished pursuant to Section 2.1(a)(ix) and subject to Section 2.7) shall solely represent the right to receive a portion of the Transaction Share Consideration to which such Company Share is entitled to receive pursuant to Section 2.1(a)(viii).

(h) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Shares that were outstanding immediately prior to the Effective Time.

(i) Any portion of the Exchange Fund not obtained by the Company Stockholders twelve (12) months following the Closing Date shall be delivered to AMHC or as otherwise instructed by AMHC, and any Company Stockholder who has not exchanged his, her or its Company Shares for the applicable portion of the Transaction Share Consideration in accordance with this Section 2.5 prior to that time shall thereafter look only to AMHC for the issuance of the applicable portion of the Transaction Share Consideration, without any interest thereon. None of AMHC, the Surviving Company or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the Transaction Share Consideration remaining unclaimed by the Company Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of AMHC free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.6 Withholding. AMHC, the Group Companies and the Exchange Agent and any of their Affiliates shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Section 2.7 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Company Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Shares in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights shall not be converted into, and such stockholders shall have no right to receive, any of the Transaction Share Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise losses his, her or its rights to appraisal of such Company Shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into, as of the Effective Time, the portion of the Transaction Share Consideration, without any interest thereon, to which he, she or it is entitled pursuant to this Agreement upon (a) surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent or (b) in the case of Company Shares held in book-entry form, a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent.

(b) Prior to the Closing, the Company shall give AMHC prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands. The Company shall not, except with the prior written consent of AMHC (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

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Article 3
REPRESENTATIONS AND WARRANTIES RELATING
TO THE GROUP COMPANIES

Subject to Section 8.8, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to the AMHC Parties as follows:

Section 3.1 Organization and Qualification.

(a) Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) True and complete copies of the Governing Documents of the Company and the Company Stockholders Agreement have been made available to AMHC, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company and the Company Stockholders Agreement are in full force and effect, and the Company is not in breach or violation of any provision set forth in its Governing Documents or in material breach of the Company Stockholders Agreement.

(c) Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

Section 3.2 Capitalization of the Group Companies.

(a) Section 3.2(a) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof and (iii) with respect to each Company Equity Award, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) the expiration date, (D) any applicable commencement date and the vesting schedule or vesting requirements (including acceleration provisions), (E) the Company Equity Plan under which the Company Equity Award was granted, and (F) in the case of Company Options, whether the Company Option is intended to be an “incentive stock option” as defined in Section 422 of the Code or is a nonstatutory stock option. All of the Equity Securities of the Company have been duly authorized and validly issued. All of the outstanding Company Shares are fully paid and non-assessable. The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company or the Company Stockholders Agreement or any other Contract to which the Company is party or bound, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and (3) have been offered, sold and issued in material compliance with applicable Law, including Securities Laws. As of the date hereof, except for the Company Equity Awards set forth on Section 3.2(a) of the Company Disclosure Schedules or the Company Equity Awards either permitted by Section 5.1(b) or issued, granted or entered into in accordance with Section 5.1(b), the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company.

(b) To the knowledge of the Company, except for the Company Stockholders Agreement, there are no voting trusts, proxies or other Contracts to which the Company is a party with respect to the voting or transfer of the Company’s Equity Securities.

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(c) None of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

(d) Section 3.2(d) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Group Companies as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(e) Section 3.2(e) of the Company Disclosure Schedules sets forth a list of, as of the date hereof, the Company’s reasonable calculation of all Change of Control Payments of the Group Companies.

(f) Each Company Equity Award was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the applicable Company Equity Plan, and each Company Option has an exercise price per share that is equal to or greater than the fair market value of a Company Share on the date of such grant determined in a manner consistent with Section 409A of the Code.

Section 3.3 Authority. The Company has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, and subject to the receipt of the Required Company Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Stockholder Written Consent, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, conveyance, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 3.4 Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to AMHC a true and complete copy of the unaudited balance sheets of the Company as of March 31, 2021 (the “Latest Balance Sheet”) and December 31, 2020, and the related unaudited statements of operations of the Company for the quarters ending March 31, 2021 and March 31, 2020 and the years ended December 31, 2020 and December 31, 2019 (collectively, the “Financial Statements”). Except as set forth in Section 3.4(a) of the Company Disclosure Schedules, the Financial Statements: (A) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and, (B) fairly present in all material respects the financial position and results of operations of the Company as at the date thereof and for the period indicated therein.

(b) Each of the financial statements or similar reports required to be included in the Registration Statement/Proxy Statement or any other filings to be made by the Company with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document (the financial statements described in this sentence, which the Parties acknowledge shall, with respect to historical financial statements, solely consist of the audited financial statements as of and for the years ended December 31, 2019 and December 31, 2020, along with unaudited financial statements as of and for the applicable quarterly interim periods thereafter, the “Closing Company Financial Statements”) when delivered following the date of this Agreement in accordance with Section 5.15, (i) will fairly present in all material respects the financial position of the Company as at the respective date(s) thereof, and the results of its operations, stockholders’ deficit and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case

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of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the date of such delivery (including Regulation S-X or Regulation S-K, as applicable).

(c) Except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents to which it is a party, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (iv) for executory obligations under contracts to which any member of the Group Companies is a party (other than Liabilities for breach thereof), and (v) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

(d) Except as set forth in Section 3.4(d) of the Company Disclosure Schedules, since the incorporation of the Company, the Company has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of the Company to the Company’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company. Prior to the Closing, the Company will have established and, from the date of such establishment, maintained, a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP.

Section 3.5 Consents and Requisite Governmental Approvals; No Violations.

(a) Except as set forth on Section 3.5(a) of the Company Disclosure Schedules, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) filing of the Certificate of Merger or (iv) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b) Except as set forth on Section 3.5(b) of the Company Disclosure Schedules, neither the execution, delivery or performance by the Company of this Agreement nor the Ancillary Documents to which the Company is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which any Group Company is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect.

Section 3.6 Permits. Each of the Group Companies has all Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to hold the same would not result in a Company Material Adverse Effect (the “Material Permits”). Except as is not and would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Group Companies.

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Section 3.7 Material Contracts.

(a) Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, the “Material Contracts”):

(i) any Contract relating to Indebtedness of any Group Company or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of any Group Company;

(ii) any Contract under which any Group Company is lessee of or holds, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(iii) any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(iv) any joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization or research or development Contract, in each case, which requires, or would reasonably be expected to require (based on any occurrence, development, activity or event contemplated by such Contract), aggregate payments to or from any Group Company in excess of $100,000 over the life of the Contract;

(v) any Contract with respect to material Company Licensed Intellectual Property or Licensed Out IP which requires, or would reasonably be expected to require (based on any occurrence, development, activity or event contemplated by such Contract), aggregate payments to or from any Group Company in excess of $100,000 over the life of the Contract (other than (A) any Contract of the type described in Section 3.13(c)(i), (B) licenses to Off-the-Shelf Software, (C) licenses to Public Software, and (D) non-disclosure agreements and licenses granted by employees, individual consultants or individual contractors of any Group Company pursuant to Contracts with employees, individual consultants or individual contractors);

(vi) any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of AMHC or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or other similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect or that would so limit or purports to limit, in any material respect, AMHC or any of its Affiliates after the Closing;

(vii) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $150,000 annually or (B) $300,000 over the life of the Contract;

(viii) any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company, in each case in excess of $250,000;

(ix) any Contract with any Governmental Entity;

(x) any Contract involving the sale or purchase of substantially all of the assets or equity interests of any Person, or a merger, consolidation or business combination transaction with any Person;

(xi) any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;

(xii) any Contract required to be disclosed on Section 3.19 of the Company Disclosure Schedules;

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(xiii) any Contract with any Person (A) pursuant to which any Group Company (or AMHC or any of its Affiliates after the Closing) may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Intellectual Property Rights;

(xiv) any Contract in respect of the manufacture or supply of any Company Product, except for any Contract in respect of the manufacture or supply of any Company Product solely for use in research other than clinical research;

(xv) any Contract governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, or Contingent Worker of a Group Company whose annual base salary (or, in the case of a Contingent Worker, actual or anticipated annual base compensation) is in excess of $250,000;

(xvi) any Contract, plan, agreement, or arrangement governing the terms of, or otherwise related to, the employment, engagement or services of any former director, manager, officer, employee, or Contingent Worker of a Group Company pursuant to which any Group Company, as of the Closing, has, will have or could have an obligation to pay severance or other post-termination pay, retention pay or a Change of Control Payment;

(xvii) any collective bargaining agreements and any other agreements executed with a union or similar organization;

(xviii) any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xix) any Contract for the settlement or conciliation of a prior Proceeding or other dispute with a third party (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non- monetary obligations on any Group Company (or AMHC or any of its Affiliates after the Closing); and

(xx) any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of $250,000 or (B) aggregate payments to or from any Group Company in excess of $500,000 over the life of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice.

(b) (i) Each Material Contract is valid and binding on the applicable Group Company and, to the knowledge of the Company, the counterparty thereto, and is in full force and effect and (ii) the applicable Group Company and, to the knowledge of the Company, the counterparties thereto are not in material breach of, or default under, or have repudiated, any Material Contract. To the Company’s knowledge, as of the date hereof, the Company is not party to any oral Material Contract (disregarding, for the purposes of this sentence only, the word “written” in the definition of “Contract”).

Section 3.8 Absence of Changes. During the period beginning on the date of the Latest Balance Sheet and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Company has conducted its business in the ordinary course in all material respects and (ii) the Company has not taken any action that would require the consent of AMHC if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b)(i) through Section 5.1(b)(iii), Section 5.1(b)(vii), Section 5.1(b)(ix) or Section 5.1(b)(x).

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Section 3.9 Litigation. As of the date hereof, since January 1, 2018:

(a) there has been no Proceeding pending or, to the Company’s knowledge, threatened against any Group Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole; and

(b) neither the Group Companies nor any of their respective properties or assets is subject to any material Order.

As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person.

Section 3.10 Compliance with Applicable Law. Each Group Company (a) conducts (and since the Company’s inception has conducted) its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order and (b) has not received any written communications from a Governmental Entity and, to the Company’s knowledge, there is no such pending communication that alleges that such Group Company is not in compliance with any such Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans (including, for each such Employee Benefit Plan, its jurisdiction).

(b) True, complete and correct copies of the following documents, with respect to each Employee Benefit Plan, where applicable, have previously been delivered or made available to AMHC: (i) all documents embodying or governing such Employee Benefit Plan (or for unwritten Employee Benefit Plans a written description of the material terms of such Employee Benefit Plan) and any funding medium for the Employee Benefit Plan; (ii) the most recent IRS determination, advisory or opinion letter; (iii) the most recently filed Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description and all modifications thereto; (vi) the last three years of non-discrimination testing results; and (vii) all non-routine written correspondence during the last three years to and from any governmental agency.

(c) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination or approval from the Internal Revenue Service with respect to such qualification, or may rely on an opinion or advisory letter issued by the Internal Revenue Service with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the Internal Revenue Service for a determination of the qualified status of such Employee Benefit Plan for any period for which such Employee Benefit Plan would not otherwise be covered by an Internal Revenue Service determination and to the knowledge of the Company, no event or omission has occurred that would reasonably be expected to cause any such Employee Benefit Plan to lose such qualification.

(d) Each Employee Benefit Plan is and has been established, operated and administered in all material respects in accordance with applicable Laws and with its terms, including without limitation ERISA, the Code and the Affordable Care Act. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any Employee Benefit Plan or any fiduciary or service provider thereof and, to the knowledge of the Company, there is no reasonable basis for any such litigation or proceeding.

(e) No Group Company nor any ERISA Affiliate has in the past six (6) years maintained, contributed to, or been required to contribute to or had any liability (whether contingent or otherwise) or obligation (including on account of any ERISA Affiliate) with respect to: (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).

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(f) No Group Company nor any ERISA Affiliate provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar Law).

(g) No Group Company has any present intention to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan.

(h) Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(i) Neither the execution and delivery of this Agreement, the stockholder approval of this Agreement nor the consummation of the transactions contemplated by this Agreement would be reasonably expected to (either alone or in combination with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) further restrict any rights of the Group Companies to amend or terminate any Employee Benefit Plan, or (iii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

(j) The Group Companies have no obligation to make any tax “gross-up” or similar “make whole” payments to any current or former employee or individual service provider of any of the Group Companies.

(k) No current or former employees of the Group Companies have, while so employed by the Group Companies, been covered by any Employee Benefit Plan subject to the laws of countries other than the United States.

Section 3.12 Environmental Matters. Except as would not have a Company Material Adverse Effect:

(a) None of the Group Companies have received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any respect of, or a failure to comply in any respect with, any applicable Environmental Laws.

(b) There is (and since the incorporation of the Company there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company pursuant to applicable Environmental Laws.

(c) There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances in violation of applicable Environmental Laws.

(d) The Group Companies have made available to AMHC copies of all material environmental, health and safety reports and documents that are in any Group Company’s possession or control concerning any material non-compliance of the Group Companies with, or liability of the Group Companies under Environmental Law.

The representations and warranties in this Section 3.12 are the only representations and warranties with respect to environmental matters.

Section 3.13 Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all currently issued or pending Company Registered Intellectual Property, (ii) Company Licensed Intellectual Property that is exclusively licensed to any Group Company that constitutes an issued Patent or pending Patent application owned by or registered to a third party (each, a “Company Licensed Patent”), (iii) material unregistered Marks owned by any Group Company, in each case, as of the date of this Agreement. Section 3.13(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property as of the date of this Agreement (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered

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or filed, (C) the issuance, registration or application date, as applicable, for such item, and (D) the issuance, registration or application number, as applicable, for such item, and for each Company Licensed Patent, such information as is provided under the applicable license agreement.

(b) As of the date of this Agreement, all necessary fees and filings with respect to any material Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such material Company Registered Intellectual Property in full force and effect. All necessary registration, maintenance and renewal fees currently due and owing in connection with all material Company Registered Intellectual Property have been paid and all necessary documents, recordations and certifications in connection with the material Company Registered Intellectual Property have been filed with the relevant United States or foreign patent, copyright or trademark authority or other Governmental Entities, as the case may be, for the purposes of maintaining ownership of and/or rights to such Company Registered Intellectual Property and recording ownership by the Company of such Company Registered Intellectual Property. As of the date of this Agreement, no issuance or registration obtained and no application filed by the Group Companies for any Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed, except where such Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. As of the date of this Agreement there are no material Proceedings pending, including interference, re-examination, inter partes review, reissue, opposition, nullity or cancellation proceedings, that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such material Proceedings are threatened by any Governmental Entity or any other Person.

(c) A Group Company exclusively owns all right, title and interest in and to all material Company-Owned Intellectual Property free and clear of all Liens or obligations to others (other than Permitted Liens) except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Each inventor on any Patent owned by any of the Group Companies has assigned such inventor’s rights to a Group Company. Except as set forth on Section 3.7(a)(v) or Section 3.13(c) of the Company Disclosure Schedules, no Group Company has (i) transferred ownership of, granted any exclusive license, or granted any other license material to the Business with respect to, any material Company-Owned Intellectual Property or Company Licensed Intellectual Property used in the Business to any other Person or (ii) granted any customer the right to use any material Company Product or service on anything other than a non-exclusive basis. Section 3.13(c)(i) of the Company Disclosure Schedule sets forth: (A) a list of all current Contracts with any Group Company for government (including US and foreign governments) sponsored or funded research or other activities; and (B) a list of all current licenses, sublicenses or other agreements, including covenants not to sue, under which any Person has been granted by any of the Group Companies any right or license (whether or not exercisable) to any Company-Owned Intellectual Property or Company Licensed Intellectual Property (“Licensed Out IP”), in each case (A) or (B), other than (I) licenses to Off-the-Shelf Software, (II) licenses to Public Software, (III) non-exclusive licenses granted by any of the Group Companies in the ordinary course of business that are not material to the Business, and (IV) non-disclosure agreements and licenses granted by employees, individual consultants or individual contractors of any Group Company pursuant to Contracts with employees, individual consultants or individual contractors. The applicable Group Company has valid rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by such Group Company. To the knowledge of the Company, the Company-Owned Intellectual Property and the Company Licensed Intellectual Property constitute (Y) all of the Intellectual Property Rights used or held for use by the Group Companies in the operation of their respective businesses, and (Z) all Intellectual Property Rights necessary and sufficient to enable the Group Companies to conduct their respective businesses as currently conducted in all material respects. The Company Registered Intellectual Property and the Company Licensed Intellectual Property, to the knowledge of the Company, is valid, subsisting and enforceable (except for applications for Company Registered Intellectual Property that have not issued), and, to the Company’s knowledge, all of the Group Companies’ rights in and to the Company Registered Intellectual Property, the Company-Owned Intellectual Property and the Company Licensed Intellectual Property, are valid and enforceable (except for applications for Registered Intellectual Property that have not issued), in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity. No representation or warranty in this Section 3.13(c) shall apply to infringement of any intellectual property rights or assets, which shall be governed exclusively by Section 3.13(g), Section 3.13(h) and Section 3.13(i). Each item of Company-Owned Intellectual Property, material Company

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Licensed Intellectual Property or Company Registered Intellectual Property will be owned, licensed or held and available for use on identical terms following the Closing as such item was owned, licensed or held and available for use prior to the Closing.

(d) Each employee, consultant, advisor or independent contractor of any Group Company that solely or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or other development of any Company-Owned Intellectual Property since the Company’s inception (each such person, a “Creator”) has agreed to maintain and protect the trade secrets and confidential information of all Group Companies. Except as set forth on Section 3.13(d) of the Company Disclosure Schedules, each Creator has assigned to a Group Company, by way of a present assignment, or has agreed to a present assignment, of all Intellectual Property Rights authored, invented, created, improved, modified or otherwise developed by such Creator in the course of such Creator’s employment or other engagement with such Group Company.

(e) Each Group Company has taken reasonable steps, at least consistent with industry-standard practice, to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned, possessed or used by each Group Company or any trade secrets, know-how and other confidential information of any third party made available to any Group Company. Without limiting the foregoing, each Group Company has not disclosed any material trade secrets or know-how to any other Person unless such disclosure was under a written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information of or in the possession of any Group Company, or of any written obligations with respect to any of the foregoing. No structure, method of use or method of manufacture, in each case, of a compound, to the extent protected as a trade secret, has been disclosed under any non-disclosure agreement that has a limited term for any limitation on use, reproduction or disclosure.

(f) None of the Company-Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property, is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by any of the Group Companies or affects the validity, use or enforceability of any such Company-Owned Intellectual Property or Company Licensed Intellectual Property, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(g) Except as set forth in Section 3.13(g) of the Company Disclosure Schedules, to the Company’s knowledge, neither the conduct of the business of the Group Companies nor any of the Company Products researched, tested, developed, manufactured, offered, marketed, licensed, provided, sold, distributed or otherwise exploited by any of the Group Companies nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product infringes, constitutes or results from an unauthorized use or misappropriation of or otherwise violates any Intellectual Property Rights of any other Person, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(h) Except as set forth in Section 3.13(h) of the Company Disclosure Schedules, there is not as of the date of this Agreement, and has never been, any material Proceeding pending nor has any Group Company received any written communications (i) alleging that any Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company-Owned Intellectual Property or (iii) inviting any Group Company to take a license under any Patent or consider the applicability of any Patents to any products or services of any of the Group Companies or to the conduct of the business of any of the Group Companies. There is not as of the date of this Agreement, to the knowledge of the Company, any valid basis for any such Proceeding.

(i) To the Company’s knowledge, no Person is infringing, misappropriating, or otherwise violating in any material respect any Company-Owned Intellectual Property or Company Licensed Intellectual Property. No Group Company has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company-Owned Intellectual Property.

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(j) To the Company’s knowledge, each Group Company has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise used by such Group Company and/or its employees in connection with the Group Company business, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as whole.

(k) Each Group Company has in place binding Contracts to use all Software, systems, information technology equipment, and associated documentation used or held for use in connection with the operation of the Business, all of which rights, to the extent material, shall survive the Closing unchanged.

(l) No Group Company has disclosed or delivered to any escrow agent any Company-Owned Intellectual Property.

(m) No Group Company has developed any Software that is material to the Business.

(n) Except as set forth in Section 3.13(n) of the Company Disclosure Schedules, there are no royalties, fees (including registration, maintenance and renewal fees), honoraria or other payments payable by any Group Company to any Person under any Contract by reason of the ownership, development, modification, use, license, sublicense, sale or other disposition of any Company-Owned Intellectual Property, Company Licensed Intellectual Property or Company Registered Intellectual Property, other than salaries and sales commissions paid to employees and sales agents, and customary license fees charged by third parties for Off-the-Shelf Software, in each case in the ordinary course of the Business.

Section 3.14 Labor Matters.

(a) Except as would not result in a material liability to the Group Companies, (i) each Group Company currently classifies and has properly classified for the last three (3) years each of its employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state, provincial, local and foreign wage and hour Laws (as applicable), and is and has been otherwise in compliance with such Laws, and (ii) to the extent that any Contingent Workers are or were engaged by any Group Company, such Group Company currently classifies and treats them, and has properly classified and treated them for the last three (3) years, as Contingent Workers (as distinguished from employees) in accordance with applicable Law and for the purpose of all Employee Benefit Plans and perquisites.

(b) Each Group Company is, and for the past three (3) years has been, in compliance in all material respects with all applicable Laws and regulations respecting labor and employment matters, including fair employment practices, pay equity, the classification of independent contractors, the classification of employees as exempt or non-exempt for wage and hour purposes, workplace safety and health, work authorization and immigration, unemployment compensation, workers’ compensation, accommodation of disabilities, discrimination, harassment, whistleblowing, retaliation, affirmative action, background checks, prevailing wages, terms and conditions of employment, child labor, reductions in force, employee leave and wages and hours, including payment of minimum wages and overtime. No Group Company is delinquent in any material payments to any employee or Contingent Worker for any wages, salaries, commissions, bonuses, severance, fees or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to such employees or Contingent Workers.

(c) In the last three (3) years, (i) none of the Group Companies (A) has or has had any material Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalty or other sums for failure to comply with any of the foregoing, and (B) has or has had any material Liability for any failure to pay into any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) except as would not result in a material liability to the Group Companies, the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company.

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(d) In the last three (3) years, no Group Company has experienced a “mass layoff” or “plant closing” as defined by WARN, and no Group Company has incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement.

(e) No Group Company is a party to, bound by, or negotiating any collective bargaining agreements, work rules or practices, or other agreements or Contracts with any labor organization, labor union, works council or other Person purporting to act as exclusive bargaining representative (“Union”) of any employees or Contingent Workers with respect to the wages, hours or other terms and conditions of employment of any employee or Contingent Worker, nor is there any duty on the part of any Group Company to bargain with any Union. In the last three (3) years, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, in the last three (3) years, there have been no labor organizing activities with respect to any employees of any Group Company nor has the Company engaged in any unfair labor practice.

(f) No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Group Companies has occurred within the past six (6) months and no such events are reasonably likely to occur prior to the Closing, including as a result of COVID-19 or any applicable employment-related Pandemic Measure.

(g) Except as set forth on Section 3.14(g) of the Company Disclosure Schedules, in the past twelve (12) months (i) no director, officer, or management-level or key employee’s employment with any Group Company has been terminated or furloughed for any reason; and (ii) to the knowledge of the Company, no director, officer, or management-level or key employee, or group of employees or Contingent Workers, has provided notice of any plans to terminate his, her or their employment or service arrangement with the Company.

(h) Currently and within the three (3) years preceding the date of this Agreement, no Group Company has been a party to any form of litigation, arbitration, mediation, investigation (including but not limited to material internal investigations), audit, administrative agency proceeding, other private dispute resolution proceeding, settlement, or out-of-court or pre-charge or pre-litigation arrangement, in each case relating to employment or labor matters concerning the employees or Contingent Workers of the Company (including but not limited to those concerning allegations of employment discrimination, retaliation, breach of contract, noncompliance with wage and hour Laws, pay equity, the misclassification of employees or independent contractors, violation of restrictive covenants, sexual or other harassment or misconduct, other unlawful harassment, or unfair labor practices), and no such matters are pending or threatened against any Group Company or any employees or Contingent Workers of any Group Company (in their respective capacity as employees or Contingent Workers of any Group Company), as applicable.

(i) In the last five (5) years, no allegations of sexual harassment or sexual misconduct have been made to any Group Company against any employee, officer, or director of any Group Company in connection with such individual’s employment or service with a Group Company and no Group Company has otherwise become aware of any such allegations or entered into a settlement agreement, or out of court or pre-charge or pre-litigation arrangements relating to such matters. To the knowledge of the Company, there are no facts that would reasonably be expected to give rise to a claim of sexual harassment or misconduct, other unlawful harassment or unlawful discrimination or retaliation against or involving any Group Company or any employee, officer, or director of any Group Company in connection with such individual’s employment or service with a Group Company.

Section 3.15 Insurance. Section 3.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to AMHC. As of the date of this Agreement, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

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Section 3.16 Tax Matters.

(a) Each Group Company has timely filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws, and each Group Company has timely paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return, and has paid all material assessments and reassessments in respect of Taxes.

(b) Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c) No Group Company is currently the subject of a Tax audit or examination with respect to Taxes. No Group Company has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed.

(d) No Group Company has consented to extend or waive the time in which any Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(f) No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) There are no Liens for Taxes on any assets of the Group Companies other than Permitted Liens.

(h) During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i) No Group Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (ii) has any material Liability for the Taxes of any Person (other than a Group Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U. S. Law), as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business the principal purpose of which does not relate to Taxes).

(j) No Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) installment sale or open transaction disposition made prior to the Closing; or (iii) deferred revenue or prepaid amount received outside of the ordinary course of business prior to the Closing. The Company will not be required to make any payment after the Closing Date as a result of an election under Code Section 965.

(k) In the past three (3) years, no written claims have been received by any Group Company from any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(l) No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

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(m) The Group Companies have not deferred any payroll Tax obligations (including those imposed by Code Sections 3101(a) and 3201) pursuant to or in connection with the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020 or under Section 2302, or any other provision, of the Coronavirus Aid, Relief, and Economic Security Act (or any similar provision of state, local or non-U.S. Law).

(n) No Group Company has taken any action, has omitted to take any action, or has any knowledge of any fact or circumstance, the taking, omission, or existence of which, as the case may be, could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(o) The Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Code Section 368(a)(2)(F).

(p) Each holder of a Company Restricted Stock Award has filed a timely and valid election under Section 83(b) of the Code.

Section 3.17 Brokers. Except for fees payable to Persons set forth on Section 3.17 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation.

Section 3.18 Real and Personal Property.

(a) Owned Real Property. Section 3.18(a) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses), as of the date hereof, of all real property owned by any of the Group Companies.

(b) Leased Real Property. Section 3.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord, in each case, as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to AMHC. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Real Property Leases.

(c) Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Group Companies reflected in the Financial Statements or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business.

Section 3.19 Transactions with Affiliates. Section 3.19 of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies, (ii) Contracts with respect to a Company Stockholder’s or a holder of Company Equity Awards’ status as a holder of Equity Securities of the Company, (iii) any Ancillary Documents, and (iv) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Company Related Party (A) owns any interest in any material asset used in any Group Company’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or

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executive officer of, any Person which is a supplier, lender, partner, lessor, lessee or other material business relation of the Company or (C) owes any material amount to, or is owed any material amount by, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 are referred to herein as “Company Related Party Transactions”.

Section 3.20 Data Privacy and Security.

(a) Each Group Company has implemented written policies relating to the Processing of Personal Data as and to the extent required by applicable Law (“Privacy and Data Security Policies”). Each Group Company has at all times complied in all material respects with all applicable Privacy Laws, the Privacy and Data Security Policies and contractual obligations entered into by a Group Company relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer of Personal Data (collectively, the “Privacy Requirements”).

(b) As of the date hereof, the Company has not received notice of any pending Proceedings, nor has there been any material Proceedings against any Group Company initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; or (iii) any other Governmental Entity, in each case, alleging that any Processing of Personal Data by or on behalf of a Group Company is in violation of any Privacy Requirements.

(c) Since the incorporation of the Company, except as set forth on Section 3.20(c) of the Company Disclosure Schedules, (i) there has been no material unauthorized Processing of Personal Data in the possession or control of any Group Company and/or any of the service providers of any Group Company and (ii) to the Company’s knowledge, there have been no unauthorized intrusions or breaches of security into any Company IT Systems under the control of any Group Company.

(d) Each Group Company owns or has a binding Contract in place to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted in all material respects.

(e) Each Group Company has established data safeguards against the destruction, loss, damage, corruption, alteration, loss of integrity, commingling or unauthorized access, acquisition, use, disclosure or other Processing of Personal Data that are consistent with industry standards and the requirements of applicable Law. Each Group Company maintains backups of all data used to conduct the business of such Group Company at a reasonable frequency.

Section 3.21 Compliance with International Trade & Anti-Corruption Laws.

(a) Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, since the incorporation of the Company, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a Sanctioned Country; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in unlawful dealings with or for the benefit of any Person described in clauses (i) - (iii) or any Sanctioned Country.

(b) Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has, for the benefit of the Group Companies, (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any improper contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 3.22 Information Supplied. None of the information relating to the Group Companies supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective or when the Registration Statement/Proxy Statement is mailed to the Pre-Closing AMHC Holders

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or at the time of the AMHC Stockholders Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that the Company makes no representations or warranties as to the information contained in or omitted from the Registration Statement/Proxy Statement (a) that is modified in any material respect by AMHC or any of its Affiliates or Representatives without the Company’s prior written approval, which is misleading by virtue of such modification or (b) in reliance upon and in conformity with information furnished in writing by or on behalf of AMHC or any of its Affiliates specifically for inclusion in the Registration Statement/Proxy Statement which is misleading by virtue of such reliance and conformity.

Section 3.23 Regulatory Compliance.

(a) Section 3.23(a) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a complete and correct list of all Regulatory Permits held by the Group Companies, which are the only Regulatory Permits that are necessary for the Group Companies to conduct their Business. The Group Companies and the Company Products are in compliance in all material respects with all Regulatory Permits, and to the knowledge of the Company, no event, circumstance or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of a Group Company to be in compliance in all material respects with the terms of any such Regulatory Permit. To the knowledge of the Company, (i) no Governmental Entity is considering limiting, suspending or revoking any Regulatory Permit and (ii) each third party that is a partner, manufacturer, contractor or agent for the Group Companies is in compliance in all material respects with all Regulatory Permits required by all Healthcare Laws insofar as they reasonably pertain to the Company Products.

(b) As of the date hereof, there is no, and since the Company’s inception there has not been, any material Proceeding against any Group Company related to compliance with Healthcare Laws, or, to the knowledge of the Company, any such Proceedings that have been threatened in writing. To the Company’s knowledge, the Group Companies do not have any Liability for failure to comply with any Healthcare Laws.

(c) All Company Products are being, whether by the Company or a third-party, researched, developed, tested and investigated in compliance in all material respects with the Healthcare Laws or any comparable Law.

(d) Except as described in Section 3.23(d) of the Company Disclosure Schedules, the Company has not nor, to the Company’s knowledge, any of its Representatives acting for or on behalf of the Company has received any written notice that the FDA or any other Governmental Entity responsible for oversight or enforcement of any applicable Healthcare Laws, or any institutional review board (or similar body responsible for oversight of human subjects research) or institutional animal care and use committees (or similar body responsible for oversight of animal research), has initiated, or threatened in writing to initiate, any Proceeding to restrict or suspend nonclinical research on or clinical study of any Company Product, or to recall or request a recall of any Company Product, or to suspend or otherwise restrict the manufacture of any Company Product, or in which the Governmental Entity alleges or asserts a failure to comply, with applicable Healthcare Laws.

(e) As of the date hereof, there are no Proceedings pending or, to the Company’s knowledge, threatened, with respect to any alleged violation by the Company or, to the Company’s knowledge, any of its Representatives acting for or on behalf of the Company, of the United States Federal Food, Drug, and Cosmetic Act (the “FDCA”) or any other applicable Healthcare Law as it relates to a Company Product, and neither the Company nor, to the Company’s knowledge, any of its Representatives acting for or on behalf of the Company, is party to or subject to any corporate integrity agreement, monitoring agreement, consent decree, deferred prosecution agreement, settlement orders or similar Contract with or imposed by any Governmental Entity related to any applicable Healthcare Law that applies to the transactions contemplated by this Agreement.

(f) All Company Products are developed, tested and investigated in compliance in all material respects with applicable Healthcare Laws. To the Company’s knowledge, all manufacture of Company Products, including all clinical supplies used in clinical trials, by or on behalf of the Company has been conducted in compliance with the applicable specifications and requirements of Good Manufacturing Practices and all other applicable Laws. No manufacturing site used for the manufacture of Company Product is subject to a Governmental Entity shutdown or import or export prohibitions or has received any Form FDA 483, notice of violation, warning letter, untitled letter or similar correspondence or notice from FDA or other Governmental Entity alleging noncompliance with

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any applicable Law, in each case, that have not been complied with or closed to the satisfaction of the relevant Governmental Entity, and to the knowledge of the Company, neither FDA or any other Governmental Entity is considering such action.

(g) The Company has not, nor as it relates to the Company or any Company Product, to the Company’s knowledge, has any Person engaged by the Company for contract research, contract manufacturing, consulting, or other collaboration services with respect to any Company Product, made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Governmental Entity responsible for enforcement or oversight with respect to applicable Healthcare Laws, or failed to disclose a material fact required to be disclosed to the FDA or such other Governmental Entity that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991), or for any other Governmental Entity to invoke a similar policy.

(h) The clinical trials conducted by or on behalf of the Group Companies or involving any Company Products are being and have been conducted in all material respects in accordance with all applicable clinical trial protocols, informed consents and applicable requirements and Healthcare Laws, including those of the FDA and any comparable Governmental Entity. To the Company’s knowledge, all preclinical studies and clinical trials conducted or being conducted with respect to all Company Products by or at the direction of the Company have been and are being conducted in material compliance with accepted professional scientific standards and all applicable Law, including (i) all applicable Healthcare Laws, including the applicable requirements of Good Laboratory Practices and Good Clinical Practices and applicable foreign Laws in the jurisdictions where clinical trials were or are being conducted; and (ii) applicable Law governing the privacy of patient medical records and other personal information and data.

(i) As of the date of this Agreement, no Group Company, nor any clinical trial site conducting a clinical trial of any Company Product, has undergone any inspection related to any Company Product or any other Governmental Entity investigation.

(j) Except as described on Section 3.23(j) of the Company Disclosure Schedules, no Company Products have been detained or subject to a suspension (other than in the ordinary course of business) of research, development, or testing and, to the knowledge of the Company, there are no facts or circumstances reasonably likely to cause a termination or suspension of research, development, testing, or clinical investigation of any Company Product, in either case. As of the date hereof, there are no Proceedings in the United States or any other jurisdiction seeking the suspension of any research, development, testing, or clinical investigation in relation to the Company Product are pending or, to the Company’s knowledge, threatened in writing against the Group Companies, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(k) None of the Group Companies nor any of their respective directors, managers, officers, employees, relevant individual independent contractors or other relevant service providers, including clinical trial investigators, coordinators, monitors, Company Products or services, have been or are currently disqualified, excluded or debarred from, or threatened with or currently subject to an investigation or proceeding that could result in disqualification, exclusion or debarment under state or federal statutes or regulations, or convicted of any crime regarding health care products or services, or engaged in any conduct that would reasonably be expected to result in any such debarment, exclusion, disqualification, or ineligibility, including, without limitation, debarment under 21 U.S.C. Section 335a or any similar Law. None of the Group Companies nor any of their current or former members, officers, partners, employees, contractors or agents has been (i) subject to any enforcement, regulatory or administrative proceedings against or affecting the Company or any of its Affiliates relating to or arising under any Healthcare Law and no such enforcement, regulatory or administrative proceeding has been threatened, or (ii) a party to any corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order, or similar agreement imposed by any Governmental Entity.

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(l) All material reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other Governmental Entity by the Company or any third-party involving Company Products have been so filed, maintained or furnished. All such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected or supplemented by a subsequent filing).

Section 3.24 Investigation; No Other Representations.

(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the AMHC Parties and (ii) it has been furnished with or given access to such documents and information about the AMHC Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of any AMHC Party, any AMHC Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of the AMHC Parties, any AMHC Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.25 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY AMHC PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE ANCILLARY DOCUMENTS, NONE OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, AND THE AMHC PARTIES HEREBY AGREE THAT THEY ARE NOT RELYING ON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE ACCURACY OR COMPLETENESS OF THE MATERIALS OR ANY OTHER INFORMATION RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO ANY AMHC PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY AMHC PARTY OR ANY AMHC NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY AMHC PARTY OR ANY AMHC NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

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Article 4
REPRESENTATIONS AND WARRANTIES RELATING TO THE AMHC PARTIES

(a) Subject to Section 8.8, except as set forth on the AMHC Disclosure Schedules, or (b) except as set forth in any AMHC SEC Reports filed with or furnished to the SEC prior to the date of this Agreement that are publicly available on the SEC’s Electronic Data Gathering, Analysis and Retrieval system (excluding any risk factor or similar disclosure under the headings “Risk Factors”, “Forward-Looking Statements” or any similar cautionary, predictive or forward-looking sections or statements) (provided, that the parties hereto acknowledge that such AMHC SEC Reports do not modify or qualify (i) any AMHC Fundamental Representations or (ii) the representations and warranties in Section 4.8 (Trust Account) and Section 4.15 (Tax Matters)), each AMHC Party hereby represents and warrants to the Company as follows:

Section 4.1 Organization and Qualification. Each AMHC Party is a corporation duly organized, incorporated, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2 Authority. Each AMHC Party has the requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party, and (subject to the AMHC Stockholder Approval), to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Ancillary Documents to which a AMHC Party is or will be a party, and (subject to the receipt of the AMHC Stockholder Approval) the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of such AMHC Party. This Agreement has been and each Ancillary Document to which a AMHC Party is or will be a party will be, upon execution thereof, duly and validly executed and delivered by such AMHC Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such AMHC Party (assuming this Agreement has been and the Ancillary Documents to which such AMHC Party is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such AMHC Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.3 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of a AMHC Party with respect to such AMHC Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of Nasdaq to permit the AMHC Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on Nasdaq, (iv) filing of the Certificate of Merger, (v) filing of the AMHC New Certificate of Incorporation with the Delaware Secretary of State, (vi) the AMHC Stockholder Approval or (vii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a AMHC Material Adverse Effect.

(b) Neither the execution, delivery or performance by a AMHC Party of this Agreement nor the Ancillary Documents to which a AMHC Party is or will be a party nor the consummation by a AMHC Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of a AMHC Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which a AMHC Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such AMHC Party or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of a AMHC Party, except in the case of clauses (ii) through (iv) above, as would not have a AMHC Material Adverse Effect.

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Section 4.4 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the AMHC Disclosure Schedules (which fees shall be the sole responsibility of the AMHC, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of AMHC for which AMHC has any obligation.

Section 4.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of either AMHC Party expressly for inclusion or incorporation by reference in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective or when the Registration Statement/Proxy Statement is mailed to the Pre-Closing AMHC Holders or at the time of the AMHC Stockholders Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that the AMHC Parties make no representations or warranties as to the information contained in or omitted from the Registration Statement/Proxy Statement (a) that is modified in any material respect by the Company or any of its Affiliates or Representatives without AMHC’s prior written approval, which is misleading by virtue of such modification, or (b) in reliance upon and in conformity with information furnished in writing by or on behalf of the Company or any of its Affiliates specifically for inclusion in the Registration Statement/Proxy Statement which is misleading by virtue of such reliance and conformity.

Section 4.6 Capitalization of the AMHC Parties.

(a) Section 4.6(a) of the AMHC Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of all of the issued and outstanding AMHC Shares and other Equity Securities of AMHC as of immediately prior to the consummation of the Merger. All outstanding Equity Securities of AMHC (except to the extent such concepts are not applicable under the applicable Law of AMHC’s jurisdiction of organization, incorporation or formation, as applicable, or other applicable Law) prior to the consummation of the Merger have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of AMHC and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of AMHC) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for the AMHC Shares set forth on Section 4.6(a) of the AMHC Disclosure Schedules (taking into account, for the avoidance of doubt, any changes or adjustments to the AMHC Shares as a result of, or to give effect to, the Merger and assuming that no AMHC Stockholder Redemptions are effected), immediately prior to Closing, there shall be no other outstanding Equity Securities of AMHC.

(b) Immediately after the Effective Time, (i) the authorized capital stock of AMHC will consist of such number of AMHC New Voting Shares (including AMHC New Non-Voting Shares) and shares of AMHC’s preferred stock, par value $0.0001 per share as set forth in the AMHC New Certificate of Incorporation, and (ii) any and all of the issued and outstanding AMHC New Voting Shares and AMHC New Non-Voting Shares, including for the avoidance of doubt, the Transaction Share Consideration, (A) will be duly authorized, validly issued, fully paid and nonassessable, (B) will have been issued in compliance in all material respects with applicable Law and (C) will not have been issued in breach or violation of any, and not subject to any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any, provision of applicable Law, AMHC’s Governing Documents, or any Contract to which AMHC is a party or otherwise bound.

(c) Except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed to by the Company and AMHC, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require AMHC, and, except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed in writing by the Company and AMHC, there is no obligation of AMHC, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of AMHC.

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(d) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, and as of the date hereof, all such shares are issued and outstanding. The Equity Securities of Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which Merger Sub is a party or bound. All of the outstanding Equity Securities of Merger Sub are owned directly by AMHC free and clear of all Liens (other than transfer restrictions under applicable Securities Law). As of the date of this Agreement, AMHC has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities in any Person other than Merger Sub.

Section 4.7 SEC Filings. AMHC has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “AMHC SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement/Proxy Statement, the “Additional AMHC SEC Reports”). Each of the AMHC SEC Reports, as of their respective dates of filing or furnishing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional AMHC SEC Reports, as of their respective dates of filing or furnishing, and as of the date of any amendment or filing or furnishing that superseded the initial filing or furnishing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the AMHC SEC Reports or the Additional AMHC SEC Reports (for purposes of the Additional AMHC SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of their respective dates of filing or furnishing, the AMHC SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional AMHC SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters received from the SEC with respect to the AMHC SEC Reports.

Section 4.8 Trust Account. As of the date of this Agreement, AMHC has an amount in cash in the Trust Account equal to at least $100,204,000. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Account Agreement, dated as of November 19, 2019 (the “Trust Agreement”), between AMHC and Continental, as trustee (the “Trustee”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of AMHC and, to the knowledge of AMHC, the Trustee, enforceable in accordance with its terms (subject to applicable bankruptcy, conveyance, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the knowledge of AMHC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the AMHC SEC Reports to be inaccurate in any material respect or, to AMHC’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions set forth in Section 4.8 of the AMHC Disclosure Schedules, or Taxes, (ii) the Pre-Closing AMHC Holders who shall have elected to redeem their AMHC Class A Shares pursuant to the Governing Documents of AMHC or (iii) if AMHC fails to complete a business combination within the allotted time period set forth in the Governing Documents of AMHC and liquidates the Trust Account, subject to the terms of the Trust

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Agreement, AMHC (in limited amounts to permit AMHC to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of AMHC) and then the Pre-Closing AMHC Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of AMHC and the Trust Agreement. AMHC has performed all material obligations required to be performed by it, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of AMHC, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default or breach thereunder. As of the date of this Agreement, there are no Proceedings pending with respect to the Trust Account. AMHC has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing AMHC Holders who have elected to redeem their AMHC Class A Shares pursuant to the Governing Documents of AMHC, each in accordance with the terms of and as set forth in the Trust Agreement, AMHC shall have no further obligation under either the Trust Agreement or the Governing Documents of AMHC to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its respective obligations hereunder, AMHC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to AMHC at the Closing.

Section 4.9 Transactions with Affiliates. Section 4.9 of the AMHC Disclosure Schedules sets forth all Contracts between (a) AMHC, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including the Sponsor) or Affiliate of either AMHC or the Sponsor, on the other hand (each Person identified in this clause (b), an “AMHC Related Party”), other than (i) Contracts with respect to a AMHC Related Party’s employment with, or the provision of services to, AMHC entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation), or (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.10 or entered into in accordance with Section 5.10. No AMHC Related Party (A) owns any interest in any material asset used in the business of AMHC, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of AMHC or (C) owes any material amount to, or is owed material any amount by, AMHC. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.9 are referred to herein as “AMHC Related Party Transactions”.

Section 4.10 Litigation. There is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to AMHC’s knowledge, threatened against or involving any AMHC Party that, if adversely decided or resolved, would be material to the AMHC Parties, taken as a whole, or which in any manner challenges or seeks to prevent the transactions contemplated hereby. None of the AMHC Parties nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by any AMHC Party pending against any other Person.

Section 4.11 Compliance with Applicable Law. Each AMHC Party is (and since its incorporation has been) in compliance with all applicable Laws, except as would not have a AMHC Material Adverse Effect. Except as would not be material to AMHC, without limiting the foregoing, none of the AMHC Parties have violated or, to AMHC’s knowledge, are under investigation with respect to, or have been threatened in writing or charged with or given notice of any violation of any provisions of: (a) Privacy Laws (substituting “AMHC Parties” for “Group Companies” in the definition thereof) and Laws applicable to lending activities; (b) the U.S. Foreign Corrupt Practices Act (FCPA) or any comparable or similar Law of any jurisdiction; or (c) any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

Section 4.12 Business Activities.

(a) Since its incorporation, AMHC has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the

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performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in AMHC’s Governing Documents, there is no Contract, commitment, or Order binding upon any AMHC Party or to which any AMHC Party is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

(b) Merger Sub was incorporated solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its incorporation or continuing corporate existence or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

(c) AMHC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. AMHC constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.13 Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of AMHC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) AMHC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of AMHC’s financial reporting and the preparation of AMHC’s financial statements for external purposes in accordance with GAAP and (ii) AMHC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to AMHC is made known to AMHC’s principal executive officer and principal financial officer by others within AMHC.

(b) AMHC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since its initial public offering, AMHC has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding AMHC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. There is no Proceeding pending or, to the knowledge of AMHC, threatened against AMHC by Nasdaq or the SEC with respect to any intention by such entity to deregister AMHC Class A Shares or prohibit or terminate the listing of AMHC Class A Shares on Nasdaq. AMHC has not taken any action that is designed to terminate the registration of AMHC Class A Shares under the Exchange Act.

(d) The AMHC SEC Reports contain true and complete copies of the applicable AMHC Financial Statements. The AMHC Financial Statements (i) fairly present in all material respects the financial position of AMHC as at the respective dates thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited AMHC Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) AMHC has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper

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and accurate financial statements in accordance with GAAP and to maintain accountability for AMHC’s and its Subsidiaries’ assets. AMHC maintains and, for all periods covered by the AMHC Financial Statements, has maintained books and records of AMHC in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of AMHC in all material respects.

(f) Since its incorporation, AMHC has not received any written complaint, allegation, assertion, notice or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of AMHC, (ii) a “material weakness” in the internal controls over financial reporting of AMHC or (iii) fraud, whether or not material, that involves management or other employees of AMHC who have a significant role in the internal controls over financial reporting of AMHC.

Section 4.14 No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 4.14 of the AMHC Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (it being understood and agreed that the expected third parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 4.14 of the AMHC Disclosure Schedules), (c) that are incurred in connection with or incident or related to a AMHC Party’s incorporation, or continuing corporate existence, in each case, which are immaterial in nature, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (e) that are either permitted pursuant to Section 5.10(d) or incurred in accordance with Section 5.10(d) (for the avoidance of doubt, in each case, with the written consent of the Company) or (f) set forth or disclosed in the AMHC Financial Statements included in the AMHC SEC Reports, none of the AMHC Parties has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

Section 4.15 Tax Matters.

(a) AMHC has prepared and timely filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws, and AMHC has timely paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b) AMHC has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c) AMHC is not currently the subject of a Tax audit or examination with respect to Taxes. AMHC has not been informed of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed.

(d) AMHC has not consented to extend or waive the time in which any Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to any AMHC Party which agreement or ruling would be effective after the Closing Date.

(f) None of the AMHC Parties is and none of the AMHC Parties has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) There are no Liens for Taxes on any assets of any AMHC Party other than Permitted Liens.

(h) No AMHC Party (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was AMHC) or (ii) has any material Liability for the

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Taxes of any Person (other than a AMHC Party) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business the principal purpose of which does not relate to Taxes).

(i) No AMHC Party will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) installment sale or open transaction disposition made on or prior to the Closing; or (iii) deferred revenue or prepaid amount received outside of the ordinary course of business prior to the Closing. No AMHC Party will be required to make any payment after the Closing Date as a result of an election under Code Section 965.

(j) None of the AMHC Parties has taken any action, has omitted to take any action, or has any knowledge of any fact or circumstance, the taking, omission, or existence of which, as the case may be, could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 4.16 PIPE Investment.

(a) AMHC has delivered to the Company a true, correct and complete copy of the Subscription Agreement entered into by AMHC with the PIPE Investors named therein, pursuant to which the PIPE Investors have committed to provide equity financing to AMHC solely for purposes of consummating the transactions contemplated hereby in the aggregate amount of the Subscription Agreement (the “PIPE Investment Amount”). As of the date of this Agreement, there are no other agreements, side letters, or arrangements between AMHC and any PIPE Investor relating to the Subscription Agreement.

(b) To AMHC’s knowledge, with respect to each PIPE Investor, the Subscription Agreements are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by AMHC. Each Subscription Agreement is a legal, valid and binding obligation of AMHC and, to AMHC’s knowledge, each PIPE Investor.

(c) Neither the execution nor delivery by AMHC or, to AMHC’s knowledge, any other party thereto nor the performance of AMHC’s or, to AMHC’s knowledge, any other party’s obligations under such Subscription Agreement violates any applicable Laws.

(d) To AMHC’s knowledge, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of AMHC under any material term or condition of any Subscription Agreement and, as of the date hereof, AMHC has no reason to believe that the conditions of closing to be satisfied by it contained in any Subscription Agreement shall not be satisfied at the applicable times required.

(e) The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to contribute to AMHC the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.

(f) As of the date of this Agreement, no fees, consideration or other discounts are payable or have been agreed to by AMHC or any of its Subsidiaries (including, from and after the Closing, the Company and its Subsidiaries) to any PIPE Investor in respect of its portion of the PIPE Investment Amount.

(g) As of the date hereof, the aggregate committed amount of the PIPE Financing is at least $100,000,000. On or prior to the date of this Agreement, AMHC has identified to the Company each of the PIPE Investors (or has caused the identification of each such PIPE Investor to the Company). The PIPE Investment Amount, together with the amount in the Trust Account at the Closing, are in the aggregate sufficient to enable AMHC to: (a) pay all cash amounts required to be paid by AMHC or its Subsidiaries under or in connection with this Agreement; and (b) pay any and all fees and expenses of or payable by AMHC with respect to the transactions contemplated by this Agreement and the Ancillary Documents.

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Section 4.17 Investigation; No Other Representations.

(a) Each AMHC Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each AMHC Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, any Company Non-Party Affiliate or any other Person, either express or implied, and each AMHC Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party, none of the Company, any Company Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.18 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 AND THE ANCILLARY DOCUMENTS, NONE OF THE AMHC PARTIES, ANY AMHC NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND EACH AMHC PARTY EXPRESSLY DISCLAIMS, AND THE COMPANY HEREBY AGREES THAT IT IS NOT RELYING ON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE ACCURACY OR COMPLETENESS OF MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF ANY AMHC PARTY THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF ANY AMHC PARTY BY OR ON BEHALF OF THE MANAGEMENT OF SUCH AMHC PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY AMHC PARTY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY AMHC PARTY, ANY AMHC NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

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Article 5
COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document (including, after August 15, 2021, a Permitted Bridge Financing), as required by applicable Law (including Pandemic Measures), as set forth on Section 5.1(a) of the Company Disclosure Schedules, or as consented to in writing by AMHC (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document (including, after August 15, 2021, a Permitted Bridge Financing), as required by applicable Law (including Pandemic Measures), as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by AMHC (such consent, other than in the case of Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(vi), Section 5.1(b)(x), Section 5.1(b)(xi) and Section 5.1(b)(xiv) (to the extent related to any of the foregoing), not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company;

(ii) (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii) adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents or the Company Stockholders Agreement (other than to effect the transactions contemplated by this Agreement and the Ancillary Documents);

(iv) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company, other than the issuance of shares of the applicable class of capital stock of the Company upon the exercise or conversion of any Company Options outstanding on the date of this Agreement in accordance with the terms of the applicable Company Equity Plan and the underlying grant, award or similar agreement;

(v) incur, create or assume any Indebtedness, other than ordinary course trade payables;

(vi) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between the Company its wholly owned Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;

(vii) except (x) as required under the terms of any Employee Benefit Plan of any Group Company that is set forth on Section 3.11(a) of the Company Disclosure Schedules, (y) in the ordinary course of business consistent with past practice (it being understood and agreed, for the avoidance of doubt, that in no event shall the exception in this clause (y) be deemed or construed as permitting any Group Company to take any action that is not permitted by any other provision of this Section 5.1(b)), or (z) as required by applicable Law, (A) amend, modify, adopt, enter into or terminate any material Employee Benefit Plan of any Group Company or any benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the

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date of this Agreement, (B) materially increase the compensation or benefits payable to any current director, manager, officer, employee, or Contingent Worker of any Group Company earning annual compensation in excess of $300,000, increase the aggregate annual compensation or benefits payable to any other current director, manager, officer, employee, or Contingent Worker of any Group Company to be greater than $300,000, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, or Contingent Worker of any Group Company, (D) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (E) pay any special bonus or special remuneration to any director, officer or employee of any Group Company, (F) terminate (other than for cause) or furlough the employment of any director, officer, management-level or key employee of any Group Company, or (G) enter into a settlement agreement with any current or former director, officer, or employee of any Group Company;

(viii) make, change or revoke any material election concerning Taxes, amend any material Tax Return, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(ix) enter into any settlement, conciliation or substantially similar Contract regarding the resolution of a Proceeding, the performance of which would involve the payment by the Group Companies in excess of $500,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or AMHC or any of its Affiliates after the Closing);

(x) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

(xi) change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xii) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xiii) enter into any material amendment of any Material Contract, enter into any Contract that if entered into prior to the Effective Time would be a Material Contract other than in the ordinary course of business pursuant to clause (a) of the definition thereof or the entry into any purchase agreement, or other than in the ordinary course of business, voluntarily terminate any Material Contract, except for any termination at the end of the term of such Material Contract pursuant to the terms of such Material Contract; or

(xiv) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.

Section 5.2 Efforts to Consummate; Litigation.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement and (ii) using reasonable best efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the Subscription Agreements). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. The Company shall bear the costs incurred in connection with obtaining such Consents; provided, however, that the AMHC Parties, on the one hand, and the Company, on the other hand, shall pay fifty percent (50%) of the HSR Act filing fee; provided, further, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents. Each Party shall (i) make any appropriate filings pursuant to the HSR Act with

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respect to the transactions contemplated by this Agreement promptly (and in any event within ten (10) Business Days) following the date of this Agreement and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. AMHC shall promptly inform the Company of any communication between any AMHC Party, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform AMHC of any communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, (a) the Parties agree, if available to request early termination of the applicable waiting period under the HSR Act, and (b) each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of AMHC and the Company.

(b) Prior to the Closing, the AMHC Parties shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if such acquisition or agreement would reasonably be expected to delay obtaining or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the transactions contemplated herein or the expiration or termination of any applicable waiting period.

(c) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the AMHC Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any AMHC Party) or AMHC (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any AMHC Party, the Company, or, in the case of the Company, AMHC in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any AMHC Party, the Company, or, in the case of the Company, AMHC, the opportunity to attend and participate in such meeting or discussion.

(d) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(e) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, AMHC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of AMHC, any of the AMHC Parties or any of their respective Representatives (in their capacity as a representative of a AMHC Party) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a representative of a Group Company). AMHC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation (to the extent such action would not jeopardize an attorney-client privilege or the attorney work product doctrine), (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with the other, including with respect to the defense, settlement and compromise of any such Transaction Litigation.

Section 5.3 Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement

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conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein shall govern and control to the extent of such conflict.

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to AMHC and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies). Notwithstanding the foregoing, none of the Group Companies shall be required to provide to AMHC or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, including any Privacy Law, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and any AMHC Party, any AMHC Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(c) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, AMHC shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the AMHC Parties (in a manner so as to not interfere with the normal business operations of the AMHC Parties). Notwithstanding the foregoing, AMHC shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any AMHC Party is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any AMHC Party with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any AMHC Party under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), AMHC shall use, and shall cause the other AMHC Parties to use, commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if a AMHC Party, on the one hand, and any Group Company, any Company Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that AMHC shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

Section 5.4 Public Announcements.

(a) Subject to Section 5.4(b), Section 5.8 and Section 5.9, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and AMHC or, after the Closing, AMHC; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Company, if the disclosing party is any AMHC Party, or AMHC, if the disclosing party is the Company, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, or (B) after the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with AMHC and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement,

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the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that the Sponsor and its Affiliates may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities, in each case, of any Affiliate of the Sponsor.

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and AMHC prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, AMHC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and AMHC shall consider such comments in good faith. The Company, on the one hand, and AMHC, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or AMHC, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), AMHC shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which AMHC shall have the opportunity to review and comment upon prior to filing and the Company shall consider such comments in good faith. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 5.5 Section 280G. To the extent the Merger constitutes a “change in ownership or control” within the meaning of Section 280G and the regulations thereunder of the Company, the Company shall (a) prior to the Closing Date, obtain from each “disqualified individual” (within the meaning of Section 280G(c) of the Code and any regulations promulgated thereunder) who could otherwise receive or retain any payment or benefits that could constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code and any regulations promulgated thereunder) a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that no payments and/or benefits shall be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and any regulations promulgated thereunder) and (b) prior to the Closing Date submit to a stockholder vote (along with adequate disclosure) satisfying the requirements of Section 280G(b)(5)(B) of the Code and any regulations promulgated thereunder, the right of any such “disqualified individual” to receive the Waived 280G Benefits. The Company shall provide drafts of the calculations, waivers and approval materials to AMHC for its review and comment no later than five (5) Business Days prior to soliciting such waivers and soliciting such approval, and the Company shall incorporate any comments provided by AMHC in good faith. If any of the Waived 280G Benefits fail to be approved in accordance with the requirements of Section 280G(b)(5)(B) of the Code as contemplated above, such Waived 280G Benefits shall not be made or provided. Prior to the Closing, the Company shall deliver to AMHC evidence reasonably acceptable to AMHC that a vote of the stockholders was solicited in accordance with the foregoing provisions of this Section and that either (i) the requisite number of votes of the stockholders was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be retained or provided.

Section 5.6 Tax Matters.

(a) Tax Treatment.

(i) The Parties intend that the Merger shall be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368 of the Code (and any comparable provision of applicable state or local Tax law). The Parties shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the treatment described in this Section 5.6(a)(i) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.

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(ii) AMHC and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(iii) If, in connection with the preparation and filing of the Registration Statement/Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted, AMHC and the Company shall deliver to WilmerHale and Paul Hastings LLP, respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement/Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement/Proxy Statement.

(iv) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(v) Transfer Taxes. Notwithstanding anything to the contrary contained herein, all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Merger and the other transactions contemplated hereby shall be borne by AMHC, which shall file all necessary Tax Returns with respect to all such Taxes and timely pay (or cause to be timely paid) to the applicable Governmental Entity such Taxes. The parties agree to reasonably cooperate to (i) sign and deliver such resale and other certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) any such Taxes and (ii) prepare and file (or cause to be prepared and filed) all Tax Returns in respect of any such Taxes.

Section 5.7 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Group Companies and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing non-public information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company (or any Affiliate or successor of any Group Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify AMHC promptly upon receipt of any Company Acquisition Proposal by any Group Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep AMHC reasonably informed on a current basis of any modifications to such offer or information. The Company shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons (other than AMHC) conducted prior to or as of the date hereof by the Company or any of its Subsidiaries, and will cause the other Group Companies and its and their respective Representatives to cease and cause to be terminated any and all existing activities, discussions or negotiations, that would reasonably be expected to lead to a Company Acquisition Proposal, and shall, as promptly as practicable, terminate access by each such Person and its Representatives to any online or other data rooms containing any non-public information in respect of the Company or any of its Subsidiaries for the purpose of permitting such Persons to evaluate a potential Company Acquisition Proposal. For clarity, any actions taken by any of the Representatives of the Group Companies on behalf of the Company that are inconsistent with this Section 5.7(a) will be deemed to be a breach of this Section 5.7(a) by the Group Companies.

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(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the AMHC Parties shall not, and each of them shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing non-public information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a AMHC Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a AMHC Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a AMHC Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of any AMHC Party (or any Affiliate or successor of any AMHC Party); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. AMHC agrees to (A) notify the Company promptly upon receipt of any AMHC Acquisition Proposal by any AMHC Party, and to describe the material terms and conditions of any such AMHC Acquisition Proposal in reasonable detail (including the identity of any person or entity making such AMHC Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information. AMHC shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons (other than with the Group Companies) conducted prior to or as of the date hereof by any of the AMHC Parties, and will cause its Representatives to cease and cause to be terminated any and all existing activities, discussions or negotiations, that would reasonably be expected to lead to a AMHC Acquisition Proposal, and shall, as promptly as practicable, terminate access by each such Person and its Representatives to any online or other data rooms containing any non-public information in respect of AMHC or any of its Subsidiaries for the purpose of permitting such Persons to evaluate a potential AMHC Acquisition Proposal. For clarity, any actions taken by any of the Representatives of AMHC on behalf of AMHC that are inconsistent with this Section 5.7(b) will be deemed to be a breach of this Section 5.7(b) by AMHC.

Section 5.8 Preparation of Registration Statement/Proxy Statement.

(a) As promptly as reasonably practicable following the date of this Agreement, AMHC and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either AMHC or the Company, as applicable), and following delivery of the financial statements to AMHC pursuant to Section 5.17, AMHC shall file with the SEC, the Registration Statement/Proxy Statement (it being understood that the Registration Statement/Proxy Statement shall include a proxy statement/prospectus of AMHC which will be included therein as a prospectus, in connection with the registration under the Securities Act of (i) the AMHC Shares to be issued in the Merger and (ii) the AMHC New Voting Shares issued or issuable upon conversion of the AMHC New Non-Voting Shares, and which will be used as a proxy statement for the AMHC Stockholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by AMHC’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq). Each of AMHC and the Company shall use its reasonable best efforts to (a) cause the Registration Statement/Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement/Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement/Proxy Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC; and (d) keep the Registration Statement/Proxy Statement effective as long as necessary in order to permit the consummation of the transactions contemplated by this Agreement. AMHC also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. AMHC, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.8 or for including in any other statement, filing, notice or application made by or on behalf of AMHC to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement or the Ancillary Documents. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement/Proxy Statement, then (i) such Party shall promptly inform, in the case of any AMHC

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Party, the Company, or, in the case of the Company, AMHC, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of AMHC, the Company, or, in the case of the Company, AMHC (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement/Proxy Statement; (iii) AMHC shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing AMHC Holders. AMHC shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement/Proxy Statement or the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto or the suspension of the qualification of AMHC Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement/Proxy Statement or for additional information and AMHC and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Non-Party Affiliates or its or their respective Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement/Proxy Statement will, at the time the Registration Statement/Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Registration Statement/Proxy Statement each time it is filed with the SEC, and AMHC shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, AMHC shall provide the Company and counsel of the Company with (i) any comments or other communications, whether written or oral, that AMHC or its counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement/Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of AMHC to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or counsel of the Company in any discussions or meetings with the SEC.

Section 5.9 AMHC Stockholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, AMHC shall (a) duly give notice of and (b) use reasonable best efforts to duly convene and hold a meeting of its stockholders (the “AMHC Stockholders Meeting”) in accordance with the Governing Documents of AMHC, for the purposes of obtaining the AMHC Stockholder Approval and, if applicable, any approvals related thereto and providing its stockholders with the opportunity to elect to effect a AMHC Stockholder Redemption. AMHC shall, through unanimous approval of its board of directors, recommend to its stockholders (the “AMHC Board Recommendation”), (i) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) (the “Business Combination Proposal”); (ii) the adoption and approval of the issuance of the AMHC Shares in connection with the transactions contemplated by this Agreement as required by Nasdaq listing requirements (the “Nasdaq Proposal”); (iii) the adoption and approval to amend and restate the AMHC New Certificate of Incorporation attached hereto as Exhibit E and amend and restate the AMHC New Bylaws (collectively, the “Governing Document Proposal”); (iv) the adoption and approval of the AMHC Incentive Equity Plan (the “Equity Incentive Plan Proposal”); (v) election of directors effective as of the Closing as contemplated by Section 5.16(a) and Section 5.16(b); (vi) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement/Proxy Statement or in correspondence related thereto; (vii) the adoption and approval of each other proposal reasonably agreed to by AMHC and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (viii) the adoption and approval of a proposal for the adjournment of the AMHC Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (viii) together, the “Transaction Proposals”); provided, that AMHC may adjourn the AMHC Stockholders Meeting (A) to solicit additional proxies for the purpose of obtaining the AMHC Stockholder Approval, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that AMHC has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental

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or amended disclosure to be disseminated and reviewed by the Pre-Closing AMHC Holders prior to the AMHC Stockholders Meeting, or (D) if the holders of AMHC Class A Shares have elected to redeem a number of AMHC Class A Shares as of such time that would reasonably be expected to result in the Minimum Cash Condition not being satisfied; provided that, without the consent of the Company, in no event shall AMHC adjourn the AMHC Stockholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date. The AMHC recommendation contemplated by the preceding sentence shall be included in the Registration Statement/Proxy Statement. AMHC covenants that none of the AMHC Board or AMHC nor any committee of the AMHC Board shall withdraw or modify, or propose publicly or by formal action of the AMHC Board, any committee of the AMHC Board or AMHC to withdraw or modify, in a manner adverse to the Company, the AMHC Board Recommendation or any other recommendation by the AMHC Board or AMHC of the proposals set forth in the Registration Statement/Proxy Statement.

Section 5.10 Conduct of Business of AMHC. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, AMHC shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the PIPE Financing), as required by applicable Law, as set forth on Section 5.10 of the AMHC Disclosure Schedules or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:

(a) adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Governing Documents of any AMHC Party or any of its Subsidiaries;

(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of AMHC or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of AMHC or any of its Subsidiaries, as applicable;

(c) split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(d) incur, create or assume any material Indebtedness for borrowed money or incur any material Liabilities;

(e) make any loans or advances to, or capital contributions in, any other Person, other than to, or in, AMHC or any of its Subsidiaries;

(f) issue any Equity Securities of AMHC or any of its Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the foregoing of AMHC or any of its Subsidiaries;

(g) enter into, renew, modify or revise any AMHC Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a AMHC Related Party Transaction);

(h) engage in any activities or business, other than activities or business (i) in connection with or incident or related to such Person’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, this Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature;

(i) make, change or revoke any material election concerning Taxes, enter into any Tax closing agreement, amend any material Tax Return, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(j) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

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(k) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or

(l) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.10.

Notwithstanding anything in this Section 5.10 or this Agreement to the contrary, nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any AMHC Party from using the funds held by AMHC outside the Trust Account to pay any AMHC Expenses or from otherwise distributing or paying over any funds held by AMHC outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

Section 5.11 Nasdaq Listing. AMHC shall use its reasonable best efforts to cause: (a) AMHC’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement to have been approved: (b) AMHC to satisfy all applicable initial and continuing listing requirements of Nasdaq; and (c) the AMHC Shares issuable in accordance with this Agreement, including the Merger, to be approved for listing on Nasdaq (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time.

Section 5.12 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, AMHC shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Stockholders of AMHC pursuant to the AMHC Stockholder Redemption, (B) pay the amounts due to the underwriters of AMHC’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to AMHC in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.13 Company Stockholder Support Agreements; Company Stockholder Approval; Subscription Agreements.

(a) As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement (the “Company Stockholder Support Agreement Deadline”), the Company shall deliver, or cause to be delivered, to AMHC the Company Stockholder Support Agreements duly executed by each Supporting Company Stockholder.

(b) The Company shall use its reasonable best efforts to obtain and deliver to AMHC, by the Company Stockholder Written Consent Deadline, a true and correct copy of a written consent (in form and substance reasonably satisfactory to AMHC) (the “Company Stockholder Written Consent”) approving and adopting this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger), the amendment of the Company’s Amended and Restated Certificate of Incorporation in the form attached as Schedule B to the form of Company Stockholder Support Agreement, and the Company Series A-1 Conversion, that is duly executed by the Company Stockholders that hold at least the requisite number of issued and outstanding Company Shares required to approve and adopt such matters in accordance with the DGCL, the Company’s Governing Documents and the Company Stockholders Agreement (the “Required Company Stockholder Approval”). The Company, through its board of directors, shall recommend to the holders of Company Shares the approval and adoption of this Agreement and the transactions contemplated by this Agreement (including the Merger).

(c) AMHC may not modify or waive any provisions of a Subscription Agreement without the prior written consent of the Company; provided that any modification or waiver that is solely ministerial in nature or otherwise immaterial and does not affect any economic or any other material term of a Subscription Agreement shall not require the Company.

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Section 5.14 AMHC Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification, advancement or exculpation now existing in favor of the directors and officers of each AMHC Party, as provided in the applicable AMHC Party’s Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) AMHC will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity, advancement and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, AMHC shall advance, or caused to be advanced, expenses incurred in connection with such indemnification as provided in the applicable AMHC Party’s Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification, advancement and liability limitation or exculpation provisions of the AMHC Parties’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of any AMHC Party (the “AMHC D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such AMHC D&O Person was a director or officer of any AMHC Party immediately prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) AMHC shall not have any obligation under this Section 5.14 to any AMHC D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such AMHC D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) For a period of six (6) years after the Effective Time, AMHC shall maintain, without any lapses in coverage, directors’ and officers’ liability insurance for the benefit of those Persons who are currently covered by any comparable insurance policies of the AMHC Parties as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such insurance policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under AMHC’s directors’ and officers’ liability insurance policies as of the date of this Agreement.

(d) The AMHC Parties shall purchase, at or prior to the Closing, and AMHC shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the AMHC Parties as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the AMHC Parties’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of AMHC or any of its Affiliates shall pay a premium for such “tail” policy in excess of three hundred percent (300%) of the most recent annual premium paid by AMHC prior to the date of this Agreement and, in such event, AMHC or one of its Affiliates shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by AMHC prior to the date of this Agreement.

(e) If AMHC or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of AMHC shall assume all of the obligations set forth in this Section 5.14.

(f) The AMHC D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.14 are intended to be third-party beneficiaries of this Section 5.14. This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of AMHC.

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Section 5.15 Company Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification, advancement or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) AMHC will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity, advancement and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, AMHC shall cause the applicable Group Companies to advance expenses incurred in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Effective Time. The indemnification, advancement and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) None of AMHC or the Group Companies shall have any obligation under this Section 5.15 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall purchase, at or prior to the Closing, and AMHC shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of the Company, AMHC or any of their respective Affiliates shall pay a premium for such “tail” policy in excess of three hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement and, in such event, the Company, AMHC or one of their respective Affiliates shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement.

(d) If AMHC or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of AMHC shall assume all of the obligations set forth in this Section 5.15.

(e) The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.15 are intended to be third-party beneficiaries of this Section 5.15. This Section 5.15 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of AMHC.

Section 5.16 Post-Closing Directors and Officers.

(a) AMHC shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time (i) the AMHC Board shall initially consist of seven (7) directors, which shall be divided into three (3) classes, designated Class I, II and III, with Class I consisting of three (3) directors with an initial term that expires in 2022, Class II consisting of two (2) directors with an initial term that expires in 2023, and Class III consisting of two (2) directors with an initial term that expires in 2024; (ii) the members of the AMHC Board are the individuals determined in accordance with Section 5.16(b); (iii) the members

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of the compensation committee, audit committee and nominating committee of the AMHC Board are the individuals determined in accordance with Section 5.16(c); and (iv) the officers of AMHC (the “Officers”) are the individuals determined in accordance with Section 5.16(d).

(b) The seven (7) individuals identified in, or in the manner set forth in, Section 5.16(b) of the Company Disclosure Schedules shall be directors on the AMHC Board immediately after the Effective Time, six (6) of whom shall be selected by the Company and one (1) of whom shall be selected by AMHC. Prior to the mailing of the Registration Statement/Proxy Statement to the Pre-Closing AMHC Holders, each of the Company and AMHC may in its sole discretion replace any of its respective designee(s) with any individual by notice to AMHC or the Company, as applicable. Prior to the mailing of the Registration Statement/Proxy Statement to the Pre-Closing AMHC Holders, the board of directors of the Company shall designate whether each individual who will serve on the AMHC Board immediately after the Effective Time will be designated as a member of Class I, Class II or Class III; provided that AMHC’s designee shall be designated as a member of Class III. At least three (3) of the Company’s designees and AMHC’s designee shall be “independent” directors for the purposes of Nasdaq.

(c) Prior to the mailing of the Registration Statement/Proxy Statement to the Pre-Closing AMHC Holders, the Company and AMHC shall mutually agree to each director that will serve on the compensation committee, the audit committee and the nominating committee of the AMHC Board immediately after the Effective Time, based on the qualifications of each director, subject to applicable listing rules of Nasdaq and applicable Law.

(d) The individuals identified in, or in the manner set forth in, Section 5.16(d) of the Company Disclosure Schedules shall be the Officers immediately after the Effective Time, with each such individual holding the title set forth opposite his or her name. In the event that such individuals identified in, or in the manner set forth in, Section 5.16(d) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as an Officer, then, prior to the mailing of the Registration Statement/Proxy Statement to the Pre-Closing AMHC Holders, the Company may in its sole discretion replace such individual with another individual to serve as such Officer by (i) amending Section 5.16(d) of the Company Disclosure Schedules by written notice to AMHC (which such amendment shall not require approval of any party) or (ii) in the manner set forth in Section 5.16(d) of the Company Disclosure Schedules.

Section 5.17 PCAOB Financials.

(a) As promptly as reasonably practicable, but in no event later than June 15, 2021, the Company shall deliver to AMHC any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) as applicable that is required to be included in the Registration Statement/Proxy Statement. All such financial statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required to be included in the Registration Statement/Proxy Statement (A) will fairly present in all material respects the financial position of the Group Companies as at the date thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

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(b) The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any member of such Group Company, AMHC in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement/Proxy Statement and any other filings to be made by AMHC with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 5.18 AMHC Incentive Equity Plan. Prior to the effectiveness of the Registration Statement/Proxy Statement, the AMHC Board shall approve and adopt an equity incentive plan, in substantially the form attached hereto as Exhibit G and with any changes or modifications thereto as the Company and AMHC may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or AMHC, as applicable) (the “AMHC Incentive Equity Plan”), in the manner prescribed under applicable Laws, effective as of one (1) day prior to the Closing Date, reserving for grant thereunder an initial number of AMHC Shares equal to eight percent (8%) of the issued and outstanding AMHC Shares as of immediately following the Effective Time, including, for the avoidance of doubt, in the outstanding shares calculation, the AMHC Shares issuable upon the exercise or conversion of the Rollover Options and any other Company Equity Awards that are issued and outstanding as of immediately prior to the Effective Time.

Section 5.19 Certain PIPE Matters. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), AMHC shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements in a manner adverse to the Company, in each case, other than as a result of any assignment or transfer contemplated therein or permitted thereby. Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements have been satisfied, AMHC shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that AMHC or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the PIPE Investors to pay to (or as directed by) AMHC the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms.

Section 5.20 FIRPTA Certificates. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to AMHC a signed certification that the Company Shares are not United States real property interests as defined in Section 897(c) of the Code, together with a notice to the Internal Revenue Service (which shall be filed by AMHC with the Internal Revenue Service following the Closing), in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code.

Article 6
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS
CONTEMPLATED BY THIS AGREEMENT

Section 6.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a) the applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated;

(b) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;
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(c) the Registration Statement/Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement/Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d) AMHC’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been approved (subject to notice of issuance) and, immediately following the Effective Time, AMHC shall satisfy any applicable initial and continuing listing requirements of Nasdaq, and AMHC shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following, the Effective Time, and the AMHC Shares to be issued pursuant to the Merger and the transactions contemplated by this Agreement shall have been approved for listing on Nasdaq;

(e) the Company Stockholder Written Consent representing the Required Company Stockholder Approval shall have been obtained;

(f) after giving effect to the transactions contemplated hereby, AMHC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time; and

(g) the Required AMHC Stockholder Approval shall have been obtained.

Section 6.2 Other Conditions to the Obligations of the AMHC Parties. The obligations of the AMHC Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by AMHC (on behalf of itself and the other AMHC Parties) of the following further conditions:

(a) (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.2(a), which are addressed in clause (ii) below) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties set forth in Section 3.8(a) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date); provided, however, that this clause (iii) shall be deemed to be satisfied if no Company Material Adverse Effect is continuing, and (iv) the representations and warranties of the Company set forth in Article 3 (other than the Company Fundamental Representations and the representations and warranties of the Company set forth in Section 3.8(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect has occurred that is continuing;

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(d) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to AMHC:

(i) a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in a form and substance reasonably satisfactory to AMHC;

(ii) the employees of the Company listed on Section 6.2(d)(ii) of the Company Disclosure Schedules shall have executed and delivered employment agreements, in form and substance reasonably agreed to by AMHC and the Company; and

(iii) the Registration Rights Agreement duly executed by the stockholders of the Company set forth therein.

Section 6.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) (i) the AMHC Fundamental Representations (other than the representations and warranties set forth in Section 4.6(a), which are addressed in clause (ii) below) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.6(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), and (iii) the representations and warranties of the AMHC Parties (other than the AMHC Fundamental Representations) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “AMHC Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a AMHC Material Adverse Effect;

(b) the AMHC Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c) the Aggregate Transaction Proceeds shall be at least $130,000,000 (the “Minimum Cash Condition”); and

(d) at or prior to the Closing, AMHC shall have delivered, or caused to be delivered, the following documents to the Company:

(i) a certificate duly executed by an authorized officer of AMHC, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) are satisfied, in a form and substance reasonably satisfactory to the Company; and

(ii) the Registration Rights Agreement duly executed by AMHC and the Sponsor.

Section 6.4 Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2 or a breach of this Agreement by any Group Company. None of the AMHC Parties may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by a AMHC Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2 or a breach of this Agreement by any AMHC Party.

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Article 7
TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of AMHC and the Company;

(b) by AMHC, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by AMHC, and (ii) the Termination Date; provided, however, that none of the AMHC Parties is then in breach in any material respect of this Agreement which would prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;

(c) by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if any AMHC Party has failed to perform any covenant or agreement on the part of such applicable AMHC Party set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to AMHC by the Company and (ii) the Termination Date; provided, however, the Company is not then in breach of this Agreement in any material respect which would prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied;

(d) by either AMHC or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to November 30, 2021 (the “Termination Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to AMHC if any AMHC Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e) by either AMHC or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;

(f) by either AMHC or the Company if the AMHC Stockholders Meeting has been held (including any adjournment thereof), has concluded, AMHC’s stockholders have duly voted and the Required AMHC Stockholder Approval was not obtained; or

(g) by AMHC, if the Company does not deliver, or cause to be delivered to AMHC (i) a Company Stockholder Support Agreement duly executed by each Supporting Company Stockholder in accordance with Section 5.13(a) on or prior to the Company Stockholder Support Agreement Deadline or (ii) the Company Stockholder Written Consent in accordance with Section 5.13(b) on or prior to the Company Stockholder Written Consent Deadline.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of Section 5.3(a), this Section 7.2, Article 8 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties, and the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 7.1 shall not affect any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination, or for Fraud.

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Article 8
MISCELLANEOUS

Section 8.1 Non-Survival. The representations, warranties, agreements and covenants in this Agreement shall terminate at the Effective Time, except for those covenants and agreements that, by their terms, contemplate performance after the Effective Time.

Section 8.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents and the Schedules) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) AMHC and the Company prior to Closing and (b) AMHC and the Sponsor after the Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 8.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) AMHC and the Company prior to the Closing and (b) AMHC and the Sponsor after the Closing. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio. Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed a waiver of such provision or any other provisions hereof.

Section 8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail during normal business hours (and otherwise as of the immediately following Business Day) (upon confirmation of receipt by the intended recipient, but excluding any automated reply, such as an out-of-office notification), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a) If to any AMHC Party prior to the Effective Time, to:

Amplitude Healthcare Acquisition Corporation
1177 Avenue of the Americas, Fl 40
New York, New York
Attention: Vishal Kapoor
E-mail: [*]

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
7 World Trade Center
250 Greenwich Street
New York, New York 10007

Attention:	Christopher Barnstable Brown, Esq.
Glenn Pollner, Esq.

Email: [*]

[*]

(b) If to the Company or to any AMHC Party after the Effective Time, to:

Jasper Therapeutics, Inc.
725 Mariposa Avenue, #207
Mountain View, California 94041
Attention: Jeet Mahal
E-mail: [*]

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with a copy (which shall not constitute notice) to:

Paul Hastings LLP
1117 S. California Avenue
Palo Alto, CA 94304
Attention: Jeffrey T. Hartlin, Esq.
Jason M. Rabbitt-Tomita, Esq.

E-mail: [*]

[*]

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 8.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and AMHC shall pay, or cause to be paid, all Unpaid AMHC Expenses and (b) if the Closing occurs, then AMHC shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid AMHC Expenses.

Section 8.7 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to AMHC, any documents or other materials posted to the electronic data room located at www.sharevault.net under the project name “M&A Data Room” as of 5:00 p.m., Eastern Time, at least one (1) Business Day prior to the date of this Agreement; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

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Section 8.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the AMHC Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the AMHC Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the AMHC Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature, nor shall such additional information be deemed to establish a standard of materiality.

Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.14, Section 5.15 and the two subsequent sentences of this Section 8.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 8.2, Section 8.3, Section 8.14 and this Section 8.9 (to the extent related to the foregoing). Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 8.13 and this Section 8.9 (to the extent related to the foregoing).

Section 8.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.11 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 8.12 Knowledge of Company; Knowledge of AMHC. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the knowledge of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules, assuming reasonable inquiry. For all purposes of this Agreement, the phrase “to AMHC’s knowledge” and “to the knowledge of AMHC” and any derivations thereof shall mean as of the applicable date, the knowledge of the individuals set forth on Section 8.12(b) of the AMHC Disclosure Schedules, assuming reasonable inquiry. For the avoidance of doubt, none of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules or Section 8.12(b) of the AMHC Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 8.13 No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any AMHC Non-Party Affiliate (each, a “Non-Party Affiliate”), each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the AMHC Non-Party Affiliates, in the case of AMHC, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject

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matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, AMHC or any Non-Party Affiliate concerning any Group Company, any AMHC Party, this Agreement or the transactions contemplated hereby.

Section 8.14 Extension; Waiver. The Company prior to the Closing and the Company and the Sponsor after the Closing may (a) extend the time for the performance of any of the obligations or other acts of the AMHC Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the AMHC Parties set forth herein or (c) waive compliance by the AMHC Parties with any of the agreements or conditions set forth herein. AMHC may (i) extend the time for the performance of any of the obligations or other acts of the Company, set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.

Section 8.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within the State of Delaware), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether

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through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 8.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Without limiting the foregoing, each Party hereto hereby agrees that service of process upon such party in any action or proceeding contemplated by this Section shall be effective if notice is given in accordance with Section 8.4 of this Agreement.

Section 8.18 Trust Account Waiver. Reference is made to the final prospectus of AMHC, filed with the SEC (File No. 333-234324) on November 21, 2019 (the “Prospectus”). The Company acknowledges and agrees and understands that AMHC has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of AMHC’s public stockholders (including overallotment shares acquired by AMHC’s underwriters, the “Public Stockholders”), and AMHC may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of AMHC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company nor any of it Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between AMHC or any of its Representatives, on the one hand, and, the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company, on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with AMHC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with AMHC or its Affiliates).

Section 8.19 Conflicts and Privilege. The Company, AMHC and Merger Sub, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the Sponsor, the shareholders or holders of other equity interests of AMHC or the Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company after the Closing) (collectively, the “Sponsor Group”), on the one hand, and (ii) the Company and/or AMHC after the Closing or any of the shareholders or holders of other equity interests of the Company prior to the Closing or any of their respective directors, members, partners, officers, employees

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or Affiliates, on the other hand, Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”), which represented AMHC or the Sponsor prior to the Closing, may represent the Sponsor or any other member of the Sponsor Group, in such dispute even though the interests of such Persons may be directly adverse to the Company and/or AMHC, and even though such counsel may have represented AMHC in a matter substantially related to such dispute, or may be handling ongoing matters for the Company, AMHC or the Sponsor. The Company, AMHC and Merger Sub, on behalf of their respective successors and assigns (including, after the Closing, the Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among AMHC, the Sponsor or any other member of the Sponsor Group, on the one hand, and WilmerHale, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the transactions contemplated by this Agreement and, after the Closing, belong to the Sponsor Group, and shall not pass to or be claimed or controlled by the Company or AMHC. Notwithstanding the foregoing, after the Closing, in the event that a dispute arises between any member of the Sponsor Group, on the one hand, and a third party other than the Sponsor Group, on the other hand, AMHC and the Company Group may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party.

* * * * *

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IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION

By:	/s/ Bala Venkataraman
Name:	Bala Venkataraman
Title:	Chief Executive Officer

AMPLE MERGER SUB, INC.

By:	/s/ Vishal Kapoor
Name:	Vishal Kapoor
Title:	President and Secretary

JASPER THERAPEUTICS, INC.

By:	/s/ William Lis
Name:	William Lis
Title:	Chief Executive Officer

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Exhibit A

Form of Subscription Agreement

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SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into this 5th day of May, 2021, by and between Amplitude Healthcare Acquisition Corporation, a Delaware corporation (the “Issuer”), and the undersigned (“Subscriber” or “you”). Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Business Combination Agreement (as defined below).

WHEREAS, the Issuer, Jasper Therapeutics, Inc., a Delaware corporation (“Jasper”), and the other parties named therein will, substantially concurrently with the execution of this Subscription Agreement, enter into that certain Business Combination Agreement, dated as of the date hereof (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Business Combination Agreement”), pursuant to which a wholly owned subsidiary of the Issuer will merge with and into Jasper, with Jasper surviving as a wholly owned subsidiary of the Issuer (together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”);

WHEREAS, in connection with the Transactions, Subscriber desires to subscribe for and purchase from the Issuer, that number of shares of the Issuer’s Class A common stock (the “Common Shares”) set forth on the signature page hereto (the “Subscribed Shares”) for a purchase price of $10.00 per share, and for the aggregate purchase price set forth on the signature page hereto (the “Purchase Price”), and the Issuer desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price therefor by or on behalf of Subscriber to the Issuer, all on the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution of this Subscription Agreement, and in connection with the Transactions, certain other “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or “accredited investors” (within the meaning of Rule 501(a) under the Securities Act) (each, an “Other Subscriber”) have, severally and not jointly, entered into separate subscription agreements with the Issuer that are substantially similar to this Subscription Agreement (the “Other Subscription Agreements”), pursuant to which such Other Subscribers have agreed to purchase Common Shares on the Closing Date (as defined below) at the same per share purchase price as Subscriber, and the aggregate amount of securities to be sold by the Issuer pursuant to this Subscription Agreement and the Other Subscription Agreements equals, as of the date hereof, 10,000,000 Common Shares.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows, severally and not jointly with any Other Subscriber in the offering contemplated by this Subscription Agreement:

1. Subscription. Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees, upon the substantially concurrent consummation of the Transactions, to subscribe for and purchase, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (such subscription and issuance, the “Subscription”). Notwithstanding anything herein to the contrary, the consummation of the Subscription is contingent upon the subsequent occurrence of the closing of the Transactions as further described herein.

2. Representations, Warranties and Agreements.

2.1 Subscriber’s Representations, Warranties and Agreements. To induce the Issuer to issue the Subscribed Shares, Subscriber hereby represents and warrants to the Issuer and acknowledges and agrees with the Issuer, as of the date hereof and as of the Closing Date, as follows:

2.1.1 If Subscriber is not an individual, Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement. If Subscriber is an individual, Subscriber has the authority to enter into, deliver and perform its obligations under this Subscription Agreement.

2.1.2 If Subscriber is not an individual, this Subscription Agreement has been duly authorized, validly executed and delivered by Subscriber. If Subscriber is an individual, the signature on this Subscription Agreement is genuine, and Subscriber has legal competence and capacity to execute the same. Assuming that this

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Subscription Agreement constitutes the valid and binding agreement of the Issuer, this Subscription Agreement is the valid and binding obligation of Subscriber, and is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

2.1.3 The execution, delivery and performance by Subscriber of this Subscription Agreement and the consummation of the transactions contemplated herein do not and will not (i) if Subscriber is not an individual, result in any violation of the provisions of the organizational documents of Subscriber or any of its subsidiaries or (ii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber that would reasonably be expected to have a material adverse effect on the legal authority of Subscriber to enter into and timely perform its obligations under this Subscription Agreement (a “Subscriber Material Adverse Effect”).

2.1.4 Subscriber (i) is (a) either (x) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” within the meaning of Rule 501(a) under the Securities Act or (y) an Institutional Account as defined in FINRA Rule 4512(c) and (b) a sophisticated institutional investor, experienced in investing in transactions of the type contemplated by this Subscription Agreement and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including Subscriber’s participation in the purchase of the Subscribed Shares, in each case, satisfying the applicable requirements set forth on Schedule I, (ii) is acquiring the Subscribed Shares only for his, her or its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer, and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account, for investment purposes only and not with a view to any distribution of the Subscribed Shares in any manner that would violate the securities laws of the United States or any other applicable jurisdiction and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule I following the signature page hereto). Nothing contained herein shall be deemed a representation or warranty by Subscriber to hold the Subscribed Shares for any period of time. Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares.

2.1.5 Subscriber understands that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act. Except in respect of any stock lending program, Subscriber understands that the Subscribed Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur solely outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that the Subscribed Shares shall be subject to a legend to such effect (provided that such legends will be eligible for removal upon compliance with the relevant resale provisions of Rule 144). Subscriber acknowledges that the Subscribed Shares will not be eligible for resale pursuant to Rule 144 promulgated under the Securities Act until at least one (1) year from the Closing Date. Subscriber understands and agrees that the Subscribed Shares will be subject to the foregoing restrictions and, as a result, Subscriber may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber understands that it has been advised to consult independent legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares. Subscriber has determined based on its own independent review and such professional advice as it deems appropriate that the Subscribed Shares are a suitable investment for Subscriber, notwithstanding the substantial risks inherent in investing in or holding the Subscribed Shares.

2.1.6 Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Issuer. Subscriber further acknowledges that there have been no representations, warranties, covenants or agreements made to Subscriber by or on behalf of the Issuer, Jasper, or any of their respective affiliates

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or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements expressly set forth in this Subscription Agreement.

2.1.7 If Subscriber is an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Subscriber represents and warrants that its acquisition and holding of the Subscribed Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”).

2.1.8 In making its decision to purchase the Subscribed Shares, Subscriber represents that it has relied upon (i) independent investigation made by Subscriber, (ii) the SEC Documents (as defined below) and (iii) the representations, warranties and covenants of the Issuer contained in this Subscription Agreement. Without limiting the generality of the foregoing, Subscriber has not relied on any statements or other information provided by or on behalf of anyone (including Credit Suisse Securities (USA) LLC, Cantor Fitzgerald & Co. and William Blair & Company, L.L.C. (collectively, in their capacity as placement agents, the “Placement Agents”)), other than the Issuer and its representatives concerning the Issuer or the Subscribed Shares or the offer and sale of the Subscribed Shares. Subscriber acknowledges and agrees that Subscriber has received access to and has had an adequate opportunity to review such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Issuer, Jasper and the Transactions, and Subscriber further acknowledges that such information is subject to change, and that any changes to such information, including any changes based on updated information or changes in the terms of the Transactions, shall in no way affect the Subscriber’s obligation to purchase the Subscribed Shares hereunder, except as otherwise provided herein. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Except as expressly set forth herein, Subscriber represents and warrants it is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice you deem appropriate) with respect to the Transactions, the Subscribed Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Issuer and Jasper including but not limited to all business, legal, regulatory, accounting, credit and tax matters. Subscriber further acknowledges that Subscriber has not relied upon the Placement Agents in connection with Subscriber’s due diligence review of the offering of the Subscribed Shares and the Issuer.

2.1.9 Subscriber acknowledges and agrees that (a) it has been informed that each of the Placement Agents is acting solely as placement agent in connection with the Transactions and is not acting as an underwriter or in any other capacity in connection with the Subscriptions and is not and shall not be construed as a fiduciary for Subscriber in connection with the Transactions, (b) the Placement Agents have not made and will not make any representation or warranty, whether express or implied, of any kind or character and have not provided any advice or recommendation in connection with the Transactions, in each case, to Subscriber, (c) the Placement Agents will have no responsibility to Subscriber with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the Transactions or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) thereof, or (ii) the business, condition (financial and otherwise), management, operations, properties or prospects of, the Issuer, Jasper or the Transactions, and (d) the Placement Agents shall have no liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by Subscriber), whether in contract, tort or otherwise, to Subscriber, or to any person claiming through Subscriber, in respect of the Transactions. Subscriber further acknowledges that Credit Suisse Securities (USA) LLC is acting as capital markets advisor to Jasper in connection with the Transactions. Issuer and Jasper are solely responsible for paying any fees or other commission owed to the Placement Agents in connection with the Transactions.

2.1.10 Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and the Issuer or Jasper or one of their respective representatives. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by

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any general solicitation. Subscriber acknowledges that the Issuer represents and warrants that the Subscribed Shares were not offered by any form of general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act.

2.1.11 Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of an investment in the Subscribed Shares.

2.1.12 Subscriber represents and warrants that Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) owned, directly or indirectly, or controlled by, or acting on behalf of, one or more persons that are named on the OFAC List, (iii) organized, incorporated, established, located, resident or born in, or a citizen, national or the government, including any political subdivision, agency or instrumentality thereof, of Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine or any other country or territory embargoed or subject to substantial trade restrictions in the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. If Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), Subscriber represents that it maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares were legally derived.

2.1.13 If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other Similar Laws or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”), Subscriber represents and warrants that neither the Issuer nor any of its affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares.

2.1.14 Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by such Subscriber with the United States Securities and Exchange Commission (the “Commission”) with respect to the beneficial ownership of the Issuer’s securities, Subscriber is not currently a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision) acting for the purpose of acquiring, holding or disposing of equity securities of the Issuer (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

2.1.15 Subscriber is not a foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) and that will acquire a substantial interest in the Issuer as a result of the purchase and sale of Subscribed Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Issuer from and after the Closing as a result of the purchase and sale of the Subscribed Shares hereunder.

2.1.16 On each date the Purchase Price would be required to be funded to the Issuer pursuant to Section 3.1 Subscriber will have, sufficient immediately available funds to pay the Purchase Price pursuant to Section 3.1.

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2.1.17 No broker, finder or other financial consultant has acted on behalf of Subscriber in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on the Issuer.

2.2 Issuer’s Representations, Warranties and Agreements. To induce Subscriber to purchase the Subscribed Shares, the Issuer hereby represents and warrants to Subscriber and agrees with Subscriber, as of the date hereof and as of the Closing Date, as follows:

2.2.1 The Issuer has been duly incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation, with all requisite power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

2.2.2 The Subscribed Shares will be duly authorized and, when issued and delivered to Subscriber against full payment for the Subscribed Shares and registered with the Issuer’s transfer agent, the Subscribed Shares will be validly issued, fully paid and non-assessable, will be free and clear of any liens or other restrictions whatsoever in accordance with the terms of this Subscription Agreement and will not have been issued in violation of or subject to any preemptive or similar rights under the Issuer’s constitutive agreements or applicable law.

2.2.3 This Subscription Agreement has been duly authorized, validly executed and delivered by the Issuer and, assuming that this Subscription Agreement constitutes the valid and binding obligation of the Subscriber, is the valid and binding obligation of the Issuer, and is enforceable against Issuer in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

2.2.4 The execution, delivery and performance of this Subscription Agreement (including compliance by the Issuer with all of the provisions hereof), the issuance and sale of the Subscribed Shares and the consummation of the other transactions contemplated herein, including the Transactions, will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer or any of its subsidiaries pursuant to the terms of any indenture, mortgage, charge, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer or any of its subsidiaries is a party or by which the Issuer or any of its subsidiaries is bound or to which any of the property or assets of the Issuer or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Issuer or Jasper or their respective subsidiaries individually or taken as a whole and including the combined company after giving effect to the Transactions, or materially affects the validity or enforceability of the Subscribed Shares or the legal authority or other ability of the Issuer to enter into and timely perform its obligations under this Subscription Agreement (collectively, an “Issuer Material Adverse Effect”), (ii) result in any violation of the provisions of the organizational documents of the Issuer or any of its subsidiaries or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its subsidiaries or any of its properties that would reasonably be expected to have an Issuer Material Adverse Effect.

2.2.5 Neither the Issuer, nor any person acting on its behalf has, directly or indirectly, made (and no such person or entity acting at the direction of the Issuer will make) any offers or sales of any security of the Issuer nor solicited any offers to buy any security under circumstances that would adversely affect reliance by the Issuer on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the issuance of the Subscribed Shares under the Securities Act.

2.2.6 Neither the Issuer, nor any person acting on its behalf has conducted any general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act, in connection with the offer or sale of any of the Subscribed Shares and neither the Issuer, nor any person acting on its behalf has offered any of the Subscribed Shares in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

2.2.7 Substantially concurrently with the execution and delivery of this Subscription Agreement, the Issuer is entering into the Other Subscription Agreements providing for the sale of an aggregate of 10,000,000

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Common Shares for an aggregate purchase price of $10.00 (including the Subscribed Shares purchased and sold under this Subscription Agreement). There are no Other Subscription Agreements, side letter agreements or other agreements or understandings (including written summaries of any oral understandings) with any Other Subscriber or any other investor or potential investor with respect to the purchase of equity securities of the Issuer (other than as described in the last sentence of this Section 2.2.7 and pursuant to the Business Combination Agreement) which include terms and conditions (economic or otherwise) that are materially more advantageous to any such Other Subscriber, investor or potential investor (as compared to Subscriber). The Other Subscription Agreements have not been amended or modified in any material respect following the date of this Subscription Agreement. This Section 2.2.7 shall not apply to any purchase of any equity securities of the Issuer by the sponsor of Amplitude Healthcare Acquisition Corporation or any of its affiliates that have been disclosed to the Subscriber. The Issuer and its affiliates shall not release any Other Subscriber or investor (or any of its affiliates) under any Other Subscription Agreement from any of its obligations thereunder or any other agreements (including side letters or similar agreements in respect thereof) with any Other Subscriber or investor (or any of its affiliates) under any Other Subscription Agreement unless it offers a similar release to the Subscriber with respect to any similar obligations it has hereunder.

2.2.8 As of the date of this Subscription Agreement and the Transactions, the authorized capital stock of the Issuer consists of 100,000,000 shares of Class A Common Stock, $0.0001 par value per share, 10,000,000 shares of Class B Common Stock, $0.0001 par value per share, and 1,000,000 shares of undesignated preferred stock, $0.0001 par value per share. As of the date of this Subscription Agreement, (i) 10,000,000 shares of such Class A Common Stock and 2,500,000 shares of such Class B Common Stock are issued and outstanding, (ii) no shares of capital stock of the Issuer is held in treasury by the Issuer, (iii) 4,000,000 private placement warrants (as described in the Prospectus) are issued and outstanding and 4,000,000 shares of such authorized Class A Common Stock are issuable upon (and have been reserved solely for issuance upon) exercise of such private placement warrants, (iv) 5,000,000 public warrants (as described in the Prospectus) are issued and outstanding and 5,000,000 shares of such authorized Class A Common Stock are issuable upon (and have been reserved solely for issuance upon) exercise of such public warrants and (v) there are no outstanding shares of preferred stock of the Issuer. All issued and outstanding shares of capital stock and warrants of the Issuer have been duly authorized and validly issued, are fully paid, non-assessable and are not subject to preemptive or similar rights. As of the date hereof, the issued and outstanding shares of Common Stock and such public warrants of the Issuer are registered pursuant to Section 12(b) of the Exchange Act and listed for trading on the Nasdaq Capital Market under the symbols, “AMHC” and “AMHCW”. Except as set forth above and pursuant to the Other Subscription Agreements and the Business Combination Agreement, there are no outstanding, and between the date hereof and the Closing, the Issuer will not issue, sell or cause to be outstanding any (a) shares, equity interests or voting securities of the Issuer, (b) securities of the Issuer convertible into or exchangeable for shares or other equity interests or voting securities of the Issuer, (c) options, warrants or other rights (including preemptive rights) or agreements, arrangements or commitments of any character, whether or not contingent, of the Issuer to subscribe for, purchase or acquire from any individual, entity or other person, and no obligation of the Issuer to issue, any ordinary shares of the Issuer, or any other equity interests or voting securities in the Issuer or any securities convertible into or exchangeable or exercisable for such shares or other equity interests or voting securities, (d) equity equivalents or other similar rights of or with respect to the Issuer, or (e) obligations of the Issuer to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares, options, equity equivalents, interests or rights. As of the date hereof, and between the date hereof and the Closing, the Issuer has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Issuer is a party or by which it is bound relating to the voting of any securities of the Issuer, other than as contemplated by the Business Combination Agreement and the Ancillary Documents (as defined in the Business Combination Agreement). There are no securities or instruments issued by or to which the Issuer is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Subscribed Shares or (ii) the shares to be issued pursuant to any Other Subscription Agreement that have not been or will not be validly waived on or prior to the closing of the Transactions.

2.2.9 Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 2.1 of this Subscription Agreement, (i) no registration under the Securities Act is required for the offer and sale of the Subscribed Shares by the Issuer to Subscriber and (ii) no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Issuer in connection with the consummation of the transactions contemplated by this Subscription

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Agreement, except for filings pursuant to Regulation D of the Securities Act and applicable state securities laws and filings required to consummate the Transactions as provided under the Business Combination Agreement, which filings will be made at the Issuer’s sole expense.

2.2.10 There are no pending or, to the knowledge of the Issuer, threatened, suits, claims, actions, or proceedings, which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon the Issuer, which would, individually or in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect.

2.2.11 The Issuer is, and has been since its inception, in compliance in all material respects with all applicable laws. The Issuer has not received any written communication from a governmental entity, exchange or self regulatory organization that alleges that the Issuer is not in compliance in any material respect with, or is in material default or violation of, any applicable law. Subject to the last sentence of Section 2.2.13, the Issuer is in all material respects in compliance with applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder.

2.2.12 The Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Issuer of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings with the Commission, (ii) filings required by applicable state securities laws, (iii) filings required in accordance with Section 4, (iv) those required by the Nasdaq Capital Market, and (v) filings, the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect.

2.2.13 The Issuer has timely filed all forms, reports, schedules, exhibits, prospectuses, proxy statements and other documents required to be filed by the Issuer with the Commission since its inception and through the date hereof. As of their respective dates, each form, report, statement, schedule, prospectus, exhibit, proxy, registration statement and other document filed by the Issuer with the Commission prior to the date of this Subscription Agreement (the “SEC Documents”) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder as in effect at the time of filing. There are no material outstanding or unresolved comments in comment letters received by the Issuer from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Documents. None of the SEC Documents filed under the Exchange Act, contained, when filed or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Issuer has timely filed each report, statement, schedule, prospectus, and registration statement that the Issuer was required to file with the Commission since its inception and through the date hereof. There are no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the SEC Documents. Notwithstanding anything else contained herein, no representation or warranty is made as to the accounting treatment of Issuer’s issued and outstanding warrants, or as to any deficiencies in disclosure, accounting treatment and/or disclosure controls related to the treatment of such warrants as equity rather than liabilities by the Issuer for purposes of its financial statements or otherwise.

2.2.14 No broker, finder or other financial consultant has acted on behalf of the Issuer in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on Subscriber.

2.2.15 The Issuer is not, and immediately after receipt of payment for the Subscribed Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

2.2.16 The Issuer acknowledges and agrees that, notwithstanding anything herein to the contrary, the Subscribed Shares may be pledged by the Subscriber in connection with a bona fide margin agreement, provided such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and the Subscriber effecting a pledge of Shares shall not be required to provide the Issuer with any notice thereof; provided, however, that none of the Issuer, Jasper or their respective counsels shall be required

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to take any action (or refrain from taking any action) in connection with any such pledge, other than providing any such lender of such margin agreement with an acknowledgment that the Shares are not subject to any contractual prohibition on pledging or lock up, the form of such acknowledgment to be subject to review and comment by the Issuer in all respects.

2.2.17 Substantially concurrently with the Closing of this Subscription Agreement, the Issuer, Jasper, and other parties named therein, are entering into the Business Combination Agreement, pursuant to which the Issuer will enter into the Transactions with Jasper.

2.2.18 There has been no action taken by the Issuer, or, any officer, director, shareholder, manager, employee, agent or representative of the Issuer, in each case, acting on behalf of the Issuer, in violation of any applicable Anti-Corruption Laws (as herein defined), (i) the Issuer has not been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a governmental authority for violation of any applicable Anti-Corruption Laws, (ii) the Issuer has not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any governmental authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Laws and (iii) the Issuer has not received any written notice or citation from a governmental authority for any actual or potential noncompliance with any applicable Anti-Corruption Laws. As used herein, “Anti-Corruption Laws” means any applicable laws relating to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977 (as amended) and any similar law that prohibits bribery or corruption.

3. Settlement Date and Delivery.

3.1 Closing. The closing of the Subscription contemplated hereby (the “Closing”) shall occur on the date of, and substantially concurrently with (but contingent upon), the consummation of the Transactions (the date of the Closing, the “Closing Date”). Upon written notice from (or on behalf of) the Issuer to Subscriber (the “Closing Notice”) (which notice shall specify (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Issuer), at least five (5) Business Days prior to the date that the Issuer reasonably expects all conditions to the closing of the Transactions to be satisfied (the “Expected Closing Date”), upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 3, Subscriber shall deliver to the Issuer, (i) the Purchase Price for the Subscribed Shares, (A) no later than one (1) Business Day prior to the Expected Closing Date by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice, such funds to be held by the Issuer in escrow until the Closing, or (B) to an account specified by the Issuer and as otherwise mutually agreed by the Subscriber and the Issuer (“Alternative Settlement Procedures”) and (ii) any other information that is reasonably requested in the Closing Notice in order for the Issuer to issue the Subscribed Shares, including, without limitation, the legal name of the person in whose name the Subscribed Shares are to be issued and a duly executed Internal Revenue Service Form W-9 or W-8, as applicable. For the avoidance of doubt, mutually agreeable Alternative Settlement Procedures shall include, without limitation, the Subscriber delivering to the Issuer on the Closing Date the Purchase Price for the Subscribed Shares by wire transfer of U.S. dollars in immediately available funds to the account specified by the Issuer in the Closing Notice against delivery to the undersigned of the Subscribed Shares. Notwithstanding the foregoing, for any Subscriber that informs the Issuer (1) that it is an investment company registered under the Investment Company Act of 1940, as amended, (2) that it is advised by an investment adviser subject to regulation under the Investment Advisers Act of 1940, as amended, or (3) that its internal compliance policies and procedures so require it, then, in lieu of the settlement procedures above in this Section 3.1, the following shall apply: such Subscriber shall deliver at or before 8:00 a.m. New York City time on the Closing Date (or as soon as practicable following receipt of evidence from the Issuer’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date) the Purchase Price for the Subscribed Shares being purchased by such Subscriber by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice. On the Closing Date, the Issuer shall issue to Subscriber (or the funds and accounts designated by Subscriber if so designated by Subscriber, or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable, the Subscribed Shares, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws), which Subscribed Shares, unless otherwise determined by the Issuer, shall be uncertificated, with record ownership reflected only in the register of shareholders of the Issuer and shall, prior to Subscriber delivering the funds on the Closing Date as provided in clause (i), provide evidence of such issuance from the Issuer’s transfer agent

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showing Subscriber as the owner of the Subscribed Shares on and as of the Closing Date. If the Transactions are not consummated within ten (10) Business Day after the Expected Closing Date, the Issuer shall promptly (but no later than one (1) Business Day thereafter) return the Purchase Price to Subscriber by wire transfer of United States dollars in immediately available funds to an account specified by Subscriber, and the Subscribed Shares shall be cancelled. Notwithstanding such return, (i) a failure to close on the Expected Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 3 to be satisfied or waived on or prior to the Closing Date, and (ii) unless and until this Subscription Agreement is terminated in accordance with Section 5 hereof, Subscriber shall remain obligated (A) to redeliver funds to the Issuer following the Issuer’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing upon satisfaction of the conditions set forth in this Section 3. For purposes of this Subscription Agreement, “Business Day” means any day that, in New York, New York, is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close.

3.2 Conditions to Closing of the Issuer.

The Issuer’s obligations to sell and issue the Subscribed Shares at the Closing are subject to the fulfillment or (to the extent permitted by applicable law) written waiver by the Issuer, on or prior to the Closing Date, of each of the following conditions:

3.2.1 Representations and Warranties Correct. The representations and warranties made by Subscriber in Section 2.1 hereof shall be true and correct in all material respects when made (other than the representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true and correct in all respects), and shall be true and correct in all material respects on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date) (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true and correct in all respects) with the same force and effect as if they had been made on and as of said date.

3.2.2 Compliance with Covenants. Subscriber shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by Subscriber under this Subscription Agreement at or prior to the Closing.

3.2.3 Closing of the Transactions. All conditions precedent to each of the Issuer’s and Jasper’s obligations to consummate, or cause to be consummated, the Transactions set forth in the Business Combination Agreement shall have been satisfied or waived by the party entitled to the benefit thereof under the Business Combination Agreement (other than those conditions that may only be satisfied at the consummation of the Transactions, but subject to satisfaction or waiver by such party of such conditions as of the consummation of the Transactions), and the Transactions will be consummated substantially concurrently with the Closing.

3.2.4 Legality. There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, statute, rule or regulation enjoining or prohibiting the consummation of the Subscription.

3.2.5 Amendment of Business Combination Agreement. The terms of the Business Combination Agreement shall not have been amended in a manner that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber (in its capacity as such) would reasonably expect to receive under this Subscription Agreement unless the Subscriber has consented in writing to such amendment.

3.2.6 Listing. No suspension of the qualification of the Common Shares for offering or sale or trading in any jurisdiction, and no suspension or removal from listing of the Common Shares on the Nasdaq Capital Market, and no initiation or threatening of any proceedings for any of such purposes or delisting, shall have occurred, and the Subscribed Shares shall be approved for listing on the Nasdaq Capital Market, subject to official notice of issuance.

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3.3 Conditions to Closing of Subscriber.

Subscriber’s obligation to purchase the Subscribed Shares at the Closing is subject to the fulfillment or (to the extent permitted by applicable law) written waiver by Subscriber, on or prior to the Closing Date, of each of the following conditions:

3.3.1 Representations and Warranties Correct. The representations and warranties made by the Issuer in Section 2.2 hereof shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect, which representations and warranties shall be true and correct in all respects), and shall be true and correct in all material respects on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date) (other than representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect, which representations and warranties shall be true and correct in all respects) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to consummation of the Transactions.

3.3.2 Compliance with Covenants. The Issuer shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Issuer under this Subscription Agreement at or prior to the Closing.

3.3.3 Closing of the Transactions. All conditions precedent to the consummation of the Transactions set forth in the Business Combination Agreement shall have been satisfied or waived by the party entitled to the benefit thereof under the Business Combination Agreement (other than those conditions that may only be satisfied at the consummation of the Transactions, but subject to satisfaction or waiver by such party of such conditions as of the consummation of the Transactions), and the Transactions will be consummated substantially concurrently with the Closing. No amendment, modification or waiver of the Business Combination Agreement (as the same exists on the date hereof as provided to the Subscriber) or any terms thereof shall have occurred that would reasonably be expected to materially adversely affect the economic benefits that the Subscriber would reasonably expect to receive under this Subscription Agreement without having received the Subscriber’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

3.3.4 Legality. There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, statute, rule or regulation enjoining or prohibiting consummation of the transactions contemplated by this Subscription Agreement or the Transactions and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition (except in the case of a governmental authority located outside the United States where such restraint or prohibition would not be reasonably expected to result in an Issuer Material Adverse Effect).

4. Registration Statement.

4.1 The Issuer agrees that, within thirty (30) calendar days after the consummation of the Transactions (the “Filing Date”), the Issuer will file with the Commission (at the Issuer’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale of the Subscribed Shares (the “Registrable Securities”), and the Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the Commission notifies the Issuer that it will “review” the Registration Statement) following the Closing Date and (ii) the 5th Business Day after the date the Issuer is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, however, that the Issuer’s obligations to include the Registrable Securities in the Registration Statement are contingent upon Subscriber furnishing a completed and executed selling shareholders questionnaire in customary form to the Issuer that contains the information required by Commission rules for a Registration Statement regarding Subscriber, the securities of the Issuer held by Subscriber and the intended method of disposition of the Registrable Securities to effect the registration of the Registrable Securities, and Subscriber shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement, if

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applicable, as permitted hereunder; provided, that Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Securities. For purposes of clarification, any failure by the Issuer to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Issuer of its obligations to file or effect the Registration Statement as set forth above in this Section 4. For purposes of this Section 4, Registrable Securities shall include, as of any date of determination, the Subscribed Shares and any other equity security of the Issuer issued or issuable with respect to the Subscribed Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise. The Issuer will provide a draft of the Registration Statement to Subscriber for review at least two (2) Business Days in advance of filing the Registration Statement. In no event shall Subscriber be identified as a statutory underwriter in the Registration Statement, provided, that if the Commission requires that the Subscriber be identified as a statutory underwriter in the Registration Statement, the Subscriber will have the option, at its sole and absolute discretion, to either (i) have the opportunity to withdraw from the Registration Statement upon its written notice to the Issuer or (ii) be included as such in the Registration Statement. Notwithstanding the foregoing, if the Commission prevents the Issuer from including any or all of the Subscribed Shares proposed to be registered for resale under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Subscribed Shares by the applicable shareholders or otherwise, (i) such Registration Statement shall register for resale such number of Subscribed Shares which is equal to the maximum number of Subscribed Shares as is permitted by the Commission and (ii) the number of Subscribed Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders; and as promptly as practicable after being permitted to register additional Subscribed Shares under Rule 415 under the Securities Act, the Issuer shall amend the Registration Statement or file a new Registration Statement to register such Subscribed Shares not included in the initial Registration Statement and cause such amendment or Registration Statement to become effective as promptly as practicable. For as long as the Registration Statement shall remain effective pursuant to this Subscription Agreement, the Issuer will use commercially reasonable efforts to file all reports, and use commercially reasonable efforts to provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Subscribed Shares pursuant to the Registration Statement or Rule 144 of the Securities Act (when Rule 144 of the Securities Act becomes available to the Issuer), as applicable, qualify the Subscribed Shares for listing on the applicable stock exchange on the which the Issuer’s share are then listed, and update or amend the Registration Statement as necessary to include the Subscribed Shares as required by this Subscription Agreement.

4.2 In the case of the registration effected by the Issuer pursuant to this Subscription Agreement, the Issuer shall, upon reasonable request, inform Subscriber as to the status of such registration. The Issuer shall, at its sole expense:

4.2.1 except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Issuer determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) Subscriber ceases to hold any Registrable Securities, (ii) the date all Registrable Securities held by Subscriber may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) and (iii) three (3) years from the date of effectiveness of the Registration Statement;

4.2.2 advise Subscriber, as promptly as practicable but in any event within three (3) Business Days:

(a) when the Registration Statement or any post-effective amendment thereto has become effective;

(b) of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(c) of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

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(d) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Issuer shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Issuer other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (a) through (d) above constitutes material, nonpublic information regarding the Issuer;

4.2.3 use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

4.2.4 upon the occurrence of any event contemplated in Section 4.2.2(d), except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

4.2.5 use its commercially reasonable efforts to cause all Subscribed Shares to be listed on each securities exchange or market, if any, on which the Issuer’s common stock is then listed.

4.3 Notwithstanding anything to the contrary in this Subscription Agreement, the Issuer shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, (i) as may be necessary in connection with the preparation and filing of a post-effective amendment to the Registration Statement following the filing of a current, quarterly or annual report of the Issuer under the Exchange Act, or (ii) if the filing, effectiveness or continued use of any Registration Statement would require the Issuer to make any public disclosure of material non-public information, which disclosure, in the good faith determination of the board of directors of the Issuer, after consultation with counsel to the Issuer, (a) would be required to be made in any Registration Statement in order for the applicable Registration Statement not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, (b) would not be required to be made at such time if a Registration Statement were not being filed at that time, and (c) the Issuer has a bona fide business purpose for not making such information public (each such circumstance, a “Suspension Event”); provided, however, that the Issuer may not delay or suspend the Registration Statement for a period of more than sixty (60) consecutive calendar days or more than two (2) times or more than ninety (90) total calendar days in any three hundred and sixty (360) calendar day period. Upon receipt of any written notice from the Issuer (which notice shall not contain any material non-public information regarding the Issuer, except to the extent such notice itself may be deemed to constitute material non-public information) of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Subscribed Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Subscriber receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Issuer except (A) for disclosure to Subscriber’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by law or subpoena. If so directed by the Issuer, Subscriber will deliver to the Issuer or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Subscribed Shares

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in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (A) to the extent Subscriber is required to retain a copy of such prospectus (1) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (2) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up in the ordinary course of business.

4.4 Subscriber may deliver written notice (including via email) in accordance with Section 6.3 (an “Opt-Out Notice”) to the Issuer requesting that Subscriber not receive notices from the Issuer otherwise required by Section 4.3; provided, however, that Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Subscriber (unless subsequently revoked), (i) the Issuer shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to Subscriber’s intended use of an effective Registration Statement, Subscriber will notify the Issuer in writing at least two (2) Business Days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 4.4) and the related suspension period remains in effect, the Issuer will so notify Subscriber, within one (1) business day of Subscriber’s notification to the Issuer, by delivering to Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide Subscriber with the related notice of the conclusion of such Suspension Event immediately upon its availability.

4.5 The parties agree that:

4.5.1 The Issuer shall, notwithstanding the termination of this Subscription Agreement, indemnify and hold harmless, to the extent permitted by law, Subscriber (to the extent a seller under the Registration Statement), the officers, directors, agents, partners, members, managers, shareholders, affiliates, employees and investment advisers of each Subscriber, each person who controls such Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and the officers, directors, partners, members, managers, shareholders, agents, affiliates, employees and investment advisers of each such controlling from and against any and all out-of-pocket losses, claims, damages, liabilities, costs and expenses (including, without limitation, any reasonable attorneys’ fees and disbursements) (collectively, “Losses”), as incurred, that arise out of or are based upon any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except insofar as the same are solely caused by or contained in any information furnished in writing to the Issuer by or on behalf of Subscriber expressly for use therein or Subscriber has omitted a material fact from such information; provided, however, that the indemnification contained in this Section 4.5 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Issuer (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Issuer be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in reliance upon and in conformity with written information furnished by Subscriber, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus made available by the Issuer in a timely manner, (C) as a result of offers or sales effected by or on behalf of any person by means of a “free writing prospectus” (as defined in Rule 405 under the Securities Act) that was not authorized in writing by the Issuer, or (D) in connection with any offers or sales effected by or on behalf of Subscriber in violation of Section 4.3 hereof. The Issuer shall notify Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 4 of which the Issuer is aware.

4.5.2 Subscriber agrees, severally and not jointly with any person that is a party to the Other Subscription Agreements, to indemnify and hold harmless, to the extent permitted by law, the Issuer, its directors, officers, employees and agents and each person who controls the Issuer (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) against any and all Losses, as incurred, that solely arise out of or are based upon any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or arising out of or relating to any omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, but only to the

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extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Subscriber expressly for use therein; provided, however, that the indemnification contained in this Section 4.5 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of Subscriber (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary herein, in no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Subscribed Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation.

4.5.3 Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (2) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.5.4 The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party and shall survive the transfer of the Subscribed Shares purchased pursuant to this Subscription Agreement.

4.5.5 If the indemnification provided under this Section 4.5 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.5 from any person who was not guilty of such fraudulent misrepresentation. In no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Subscribed Shares purchased pursuant to this Subscription Agreement giving rise to such contribution obligation.

4.5.6 Certificates or book entry notations evidencing the Subscribed Shares shall not contain any legend: (i) following any sale or other transfer by the Subscriber pursuant to the Registration Statement in accordance with the plan of distribution described therein, or (ii) following any sale of such Subscribed Shares pursuant to Rule 144, or (iii) if such Subscribed Shares are eligible for sale under Rule 144 without volume or manner-of-sale limitations or current information requirements and Rule 144 has been amended such that Rule 144(i) is no longer applicable to the Subscribed Shares. The Issuer shall cause its counsel to issue a legal opinion to its transfer agent or the Subscriber promptly if required by the transfer agent to effect the removal of the legend thereunder, or if requested by a Subscriber, respectively. The Issuer agrees that following such time a

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restrictive legend is no longer required under this Section 4.6 (the “Legend Removal Date”), the Issuer will, not later than two (2) Business Days following the receipt by Jasper of written notice from the Subscriber certifying that a Legend Removal Date has occurred, deliver or cause to be delivered to the Subscriber a certificate or book entry notation representing such Subscribed Shares free from any restrictive or other legends.

5. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (i) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms, (ii) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (iii) if the conditions to Closing set forth in Sections 3.2 and 3.3 of this Subscription Agreement are not satisfied or waived, or are not capable of being satisfied, on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be or are not consummated at the Closing, (iv) by written notice by either party to the other party after the date that is thirty (30) days after the “Termination Date” set forth in the Business Combination Agreement, if the Closing shall not have occurred by such date and (v) November 30, 2021; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Issuer shall promptly notify Subscriber of the termination of the Business Combination Agreement promptly after the termination of such agreement. Upon a valid termination of this Subscription Agreement pursuant to this Section 5, after the delivery by the Subscriber of the Purchase Price for the Subscribed Shares, the Issuer shall promptly (but not later than one (1) Business Day thereafter) cause the escrow agent to return the Purchase Price (to the extent such Purchase Price has been deposited in escrow).

6. Miscellaneous.

6.1 Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.

6.1.1 Subscriber acknowledges that the Issuer will rely on the acknowledgments, understandings, agreements, representations and warranties made by Subscriber contained in this Subscription Agreement. The Issuer acknowledges that Subscriber will rely on the acknowledgments, understandings, agreements, representations and warranties made by the Issuer contained in this Subscription Agreement.

6.1.2 Each of the Issuer and Subscriber is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

6.1.3 The Issuer may request from Subscriber such additional information as the Issuer may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent within Subscriber’s possession and control or otherwise readily available to Subscriber, provided that the Issuer agrees to keep confidential any such information provided by Subscriber.

6.1.4 Each of Subscriber and the Issuer shall pay all of its own respective expenses in connection with this Subscription Agreement and the transactions contemplated herein (it being agreed that all expenses related to the Registration Statement are for the account of the Issuer to the extent provided in Section 4).

6.1.5 Each of Subscriber and the Issuer shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary to consummate the transactions contemplated by this Subscription Agreement on the terms and conditions described therein prior to the consummation of the Transactions.

6.2 Subscriber hereby acknowledges and agrees that Subscriber will not, nor will any of Subscriber’s controlled affiliates, or any person or entity acting on behalf of Subscriber or any of Subscriber’s controlled affiliates or pursuant to any understanding with Subscriber or any of Subscriber’s controlled affiliates, directly or indirectly, engage in any “short sales” with respect to, any Subscribed Shares or any securities of the Issuer or any instrument exercisable or exchangeable for or convertible into any Subscribed Shares or any securities of the Issuer until the consummation of the Transactions (or such earlier termination of this Subscription Agreement in accordance with

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its terms). For purposes hereof, “short sale” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, call, swaps, hedging activities and other similar arrangements (including on a total return basis), including through non-US. Broker dealers or foreign regulated brokers. Notwithstanding the foregoing, (i) nothing herein shall prohibit any entities under common management with Subscriber that have no knowledge of this Subscription Agreement or of Subscriber’s participation in the transactions contemplated hereby (including Subscriber’s controlled affiliates and/or affiliates) from entering into any short sales; (ii) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers or desks manage separate portions of such Subscriber’s assets, this Section 6.2 shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Subscription Agreement (the “Investing Portfolio Manager”) and the portfolio managers or desks who have direct knowledge of the investment decisions made by the Investing Portfolio Manager.

6.3 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) if sent by email, upon confirmation of receipt by the intended recipient or when sent with no undeliverable email or other rejection notice, or (iii) three (3) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i) if to Subscriber, to such address or addresses set forth on the signature page hereto;

(ii) if to the Issuer, to:

Amplitude Healthcare Acquisition Corporation
1177 Avenue of the Americas, Floor 40
New York, NY 10036
Attention: Vishal Kapoor

Email:[*]

with a required copy (which copy shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
7 World Trade Center
250 Greenwich Street
New York, NY 10007
Attention: Christopher Barnstable Brown, Esq.

Glenn Pollner, Esq.

Email:[*]

[*]

6.4 Entire Agreement. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including any commitment letter entered into relating to the subject matter hereof.

6.5 Modifications and Amendments. This Subscription Agreement may not be amended, modified, supplemented or waived except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, supplement or waiver is sought (and in the case where the Issuer’s consent is required, also signed by Jasper).

6.6 Assignment. Neither this Subscription Agreement nor any rights, interests or obligations that may accrue to the parties hereunder (including Subscriber’s rights to purchase the Subscribed Shares) may be transferred or assigned without the prior written consent of the Issuer; provided that Subscriber’s rights and obligations hereunder may be assigned to any fund or account managed by the same investment manager as Subscriber, without the prior consent of the Issuer, provided that such assignee(s) agrees in writing to be bound by the terms hereof, and upon such assignment by a Subscriber, the assignee(s) shall become Subscriber hereunder and have the rights and

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obligations and be deemed to make the representations and warranties of Subscriber provided for herein to the extent of such assignment; provided, further that, no assignment shall relieve the assigning party of any of its obligations hereunder, including any assignment to any fund or account managed by the same investment manager as Subscriber.

6.7 Benefit. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. This Subscription Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and assigns, except that the Placement Agents shall be third-party beneficiaries to the representations and warranties made by the Issuer in this Subscription Agreement. Notwithstanding anything to the contrary herein, each party hereto agrees that Jasper is a third party beneficiary of the Subscriber’s agreement to purchase the Subscribed Shares under this Subscription Agreement and subject to the satisfaction (or waiver) of the conditions herein, Jasper may directly enforce (including by an action for specific performance) the obligation of Subscriber to pay the Purchase Price and acquire the Subscribed Shares under this Subscription Agreement.

6.8 Governing Law. This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

6.9 Consent to Jurisdiction; Waiver of Jury Trial. Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, provided that if subject matter jurisdiction over the matter that is the subject of the legal proceeding is vested exclusively in the U.S. federal courts, such legal proceeding shall be heard in the U.S. District Court for the District of Delaware (together with the Court of Chancery of the State of Delaware, “Chosen Courts”), in connection with any matter based upon or arising out of this Subscription Agreement. Each party hereby waives, and shall not assert as a defense in any legal dispute, that (i) such person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (ii) such legal proceeding may not be brought or is not maintainable in the Chosen Courts, (iii) such person’s property is exempt or immune from execution, (iv) such legal proceeding is brought in an inconvenient forum or (v) the venue of such legal proceeding is improper. Each party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 6.3 and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 6.9, a party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

6.10 Severability. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

6.11 No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof

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or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

6.12 Remedies.

6.12.1 The parties agree that irreparable damage would occur if this Subscription Agreement is not performed or the Closing is not consummated in accordance with its specific terms or is otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the parties hereto shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement in an appropriate court of competent jurisdiction as set forth in Section 6.9, this being in addition to any other remedy to which any party is entitled at law or in equity, including money damages. The right to specific enforcement shall include the right of the parties hereto to cause the other parties hereto to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Subscription Agreement. The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 6.12 is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

6.12.2 The parties acknowledge and agree that this Section 6.12 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Subscription Agreement.

6.13 Survival of Representations and Warranties and Covenants. All representations and warranties made by the parties hereto, and all covenants and other agreements of the parties hereto, in this Subscription Agreement shall survive the Closing.

6.14 Headings and Captions. The headings and captions of the various subdivisions of this Subscription Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

6.15 Counterparts. This Subscription Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

6.16 Construction. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Subscription Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Subscription Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant. All references in this Subscription Agreement to numbers of shares, per share amounts and purchase prices shall be appropriately adjusted to reflect any stock split, stock dividend, stock combination, recapitalization or the like occurring after the date hereof.

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6.17 Mutual Drafting. This Subscription Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and shall not be construed for or against any party hereto.

7. Cleansing Statement; Disclosure.

7.1 The Issuer shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases and/or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements and the Transactions and any other material nonpublic information that the Issuer or its officers, directors, employees, agents or any other person acting at the direction of the Issuer has provided to Subscriber in connection with the Transactions prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the knowledge of the Issuer, Subscriber shall not be in possession of any material, non-public information received from the Issuer or any of its officers, directors, employees, agents or any other person acting at the direction of the Issuer, and Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with the Issuer, the Placement Agents or any of their respective affiliates, relating to the transactions contemplated by this Subscription Agreement.

7.2 The Issuer shall not (and shall cause its officers, directors, employees and agents not to) publicly disclose the name of Subscriber or any affiliate or investment adviser of Subscriber, or include the name of Subscriber or any affiliate or investment adviser of Subscriber without the prior written consent (including by e-mail) of Subscriber (i) in any press release or marketing materials, or (ii) in any filing with the Commission or any regulatory agency or trading market, except (A) as required by the federal securities laws, rules or regulations, (B) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under regulations of any national securities exchange on which the Issuer’s securities are listed for trading or (C) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release, or other communications previously approved in accordance with this Section 7.

8. Trust Account Waiver. Reference is made to the final prospectus of the Issuer filed with the Commission (File No. 333-234324) on November 21, 2019 (the “Prospectus”). Subscriber acknowledges and agrees that the Issuer has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Issuer’s public stockholders (including overallotment shares acquired by the Issuer’s underwriters), and the Issuer may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of the Issuer entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby agrees that, notwithstanding the foregoing or anything to the contrary in this Subscription Agreement, Subscriber does not now have and shall not have at any time hereafter any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claims against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as to a result of, in connection with or relating in any way to, this Subscription Agreement or any proposed or actual business relationship between the Issuer, on the one hand, and Subscriber, on the other hand, or any matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (and any such claims are collectively referred to hereafter as the “Trust Account Released Claims”). Subscriber hereby irrevocably waives any Trust Account Released Claims that it may have against the Trust Account (including distributions therefrom) now or in the future as a result of, or arising out of, negotiations or contracts with the Issuer and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with the Issuer). Notwithstanding the foregoing, nothing in this Section 8 shall be deemed to limit Subscriber’s right, title, interest or claim to the Trust Account by virtue of such Subscriber’s record or beneficial ownership of securities of the Issuer, including, but not limited to, any redemption right with respect to any such securities of the Issuer. In the event Subscriber has any claim against the Issuer under this Subscription Agreement, Subscriber shall pursue such claim solely against the Issuer and its assets outside the Trust Account and not against the property or any monies in the Trust Account.

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9. Non-Reliance and Exculpation. Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation, other than the representations and warranties of the Issuer expressly set forth in this Subscription Agreement or in the SEC Documents, in making its investment or decision to invest in the Issuer. Subscriber agrees that none of (i) the Other Subscribers pursuant to this Subscription Agreement or any other agreement related to the private placement of shares of the Issuer’s capital stock (including the controlling persons, officers, directors, partners, agents or employees of any such Subscriber) or (ii) any other party to the Business Combination Agreement (other than the Issuer or Jasper), including any such party’s representatives, affiliates or any of its or their control persons, officers, directors or employees, that is not a party hereto, shall be liable to the Subscriber pursuant to this Subscription Agreement, or to any Other Subscriber pursuant to this Subscription Agreement, any Other Subscription Agreement or any other agreement related to the private placement of shares of the Issuer’s capital stock, the negotiation hereof or thereof or the subject matter hereof or thereof, or the transactions contemplated hereby or thereby, for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscribed Shares.

10. Rule 144. From and after such time as the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may allow Subscriber to sell securities of the Issuer to the public without registration are available to holders of the Issuer’s shares of common stock and for so long as the Subscriber holds the Subscribed Shares, the Issuer agrees to:

10.1 make and keep public information available, as those terms are understood and defined in Rule 144; and

10.2 file with the Commission in a timely manner all reports and other documents required of the Issuer under the Securities Act and the Exchange Act so long as the Issuer remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144.

If the Subscribed Shares are eligible to be sold without restriction under, and without the requirement for the Issuer to be in compliance with the current public information requirements under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), then the Subscriber shall cause an opinion of nationally recognized counsel to the Subscriber to be delivered to the Issuer and its transfer agent establishing that the applicable restrictive legend is no longer required. Following the Issuer’s receipt of the foregoing opinion, (i) the Issuer will cause any authorizations, certificates and directions required by the transfer agent that authorize and direct the transfer agent to issue such Subscribed Shares without any such legend to be delivered and (ii) the Subscriber will cause customary representations and other documents, if any, reasonably requested by the Issuer, its counsel or the transfer agent, establishing that the restrictive legends are no longer required, to be delivered. Notwithstanding the foregoing, the Issuer will not be required to deliver any such authorization, certificate or direction if it reasonably believes that removal of the legend could result in or facilitate transfers of securities in violation of applicable law.

[Signature Page Follows]

Annex A-90

IN WITNESS WHEREOF, each of the Issuer and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION
By:
Name:
Title:

Annex A-91

Accepted and agreed this 5th day of May, 2021.

SUBSCRIBER:

Signature of Subscriber:	Signature of Joint Subscriber, if applicable:

By:	By:
Name:	Name:
Title:	Title:

Date: May 5, 2021

Name of Subscriber:	Name of Joint Subscriber, if applicable:

(Please print. Please indicate name and Capacity of person signing above)	(Please print. Please indicate name and Capacity of person signing above)

Name in which securities are to be registered (if different from the name of Subscriber listed directly above):
Email Address:

If there are joint investors, please check one:

☐ Joint Tenants with Rights of Survivorship

☐ Tenants-in-Common

☐ Community Property

Subscriber’s EIN:________________________________	Joint Subscriber’s EIN:___________________________

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:

Facsimile No.:	Facsimile No.:
Aggregate Number of Subscribed Shares subscribed for:

Aggregate Purchase Price: $____________________________.

You must pay the Purchase Price by wire transfer of U.S. dollars in immediately available funds, to be held in escrow until the Closing, to the account specified by the Issuer in the Closing Notice.

Annex A-92

SCHEDULE I

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

A.     QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

1.      ☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) (a “QIB”)).

2.      ☐ We are subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***

B.      INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

1.      ☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.      ☐ We are not a natural person.

*** AND ***

C.     AFFILIATE STATUS

(Please check the applicable box) SUBSCRIBER:

☐ is:

☐ is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.

This page should be completed by Subscriber
and constitutes a part of the Subscription Agreement.

Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐ Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

☐ Any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, as amended;

☐ Any insurance company as defined in section 2(a)(13) of the Securities Act;

☐ Any investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) or a business development company as defined in section 2(a)(48) of the Investment Company Act;

☐ Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended;

Annex A-93

☐ An investment adviser registered pursuant to section 203 of the Investment Advisors Act of 1940 or registered pursuant to the law of a state;

☐ An investment adviser relying on the exemption from registering with the Securities and Exchange Commission under Section 203(l) or (m) of the Investment Advisers Act of 1940;

☐ A Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐ Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐ Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended;

☐ Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended, not formed for the specific purpose of acquiring the securities offered, and with total assets in excess of $5,000,000;

☐ Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐ Any natural person whose individual net worth, or joint net worth with that person’s spouse or cohabitant occupying a relationship generally equivalent of a spouse, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding sixty (60) days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

☐ Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse or cohabitant occupying a relationship generally equivalent of a spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐ Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D;

☐ Any entity in which all of the equity owners are “accredited investors”;

☐ Any natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the SEC has designated as qualifying an individual for accredited investor status, such as a General Securities Representative license (Series 7), a Private Securities Offerings Representative license (Series 82) and an Investment Adviser Representative license (Series 65);

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☐ Any “family office” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 which was not formed for the purpose of investing in the Issuer, has assets under management in excess of $5,000,000 and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment; or

☐ Any “family client,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940, of a family office, whose prospective investment in the Issuer is directed by such family office, and such family office is one (i) with assets under management in excess of $5,000,000, (ii) that was not formed for the specific purpose of investing in the Issuer, and (iii) whose prospective investment in the Issuer is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of such prospective investment.

Annex A-95

Exhibit B

Form of Amended & Restated Registration Rights Agreement

Annex A-96

AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2021, is made and entered into by and among Jasper Therapeutics, Inc. (f/k/a Amplitude Healthcare Acquisition Corporation), a Delaware corporation (the “Company”), Amplitude Healthcare Holdings LLC, a Delaware limited liability company (the “Sponsor”), and certain former stockholders of Jasper Therapeutics, Inc., a Delaware corporation (“Jasper”), set forth in Schedule 1 hereto (such stockholders, the “Jasper Holders”, together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, a “Holder” and collectively the “Holders”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Sponsor are party to that certain Registration Rights Agreement, dated as of November 19, 2019 (the “Original RRA”);

WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of [•], 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Ample Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub”), and Jasper, pursuant to which Merger Sub merged with and into Jasper (the “Merger”), with Jasper continuing as the surviving corporation and becoming a direct, wholly owned subsidiary of the Company;

WHEREAS, on the date hereof, pursuant to the Business Combination Agreement, the Jasper Holders received shares of the Company’s voting common stock, par value $0.0001 per share (the “Voting Common Stock”) and/or shares of the Company’s non-voting common stock, par value $0.0001 per share (the “Non-Voting Common Stock” and together with the Voting Common Stock, the “Common Stock”);

WHEREAS, on the date hereof, pursuant to the Business Combination Agreement, certain Jasper Holders received Rollover Options, as defined in the Business Combination Agreement (“Equity Awards”);

WHEREAS, on the date hereof, the Sponsor, certain Jasper Holders and certain investors (such other investors, collectively, the “Third-Party Investor Stockholders”) purchased an aggregate of [10,000,000] shares of Common Stock (the “Investor Shares”) in a transaction (the “PIPE Financing”) exempt from registration under the Securities Act pursuant to the respective Subscription Agreements, each dated as of [•], 2021, entered into by and between the Company and each of the Sponsor, certain Jasper Holders and such Third-Party Investor Stockholders (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”);

WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor (as defined in the Original RRA) holds all of the Registrable Securities as of the date hereof; and

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, the Company and the Sponsor desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement, and amend and restate in all respects the Original RRA.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

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ARTICLE I
DEFINITIONS

1.1. Definitions. The terms defined in this ARTICLE I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Change in Control” means any transfer (whether by tender offer, merger, stock purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of outstanding voting securities of the Company (or surviving entity) or would otherwise have the power to control the board of directors of the Company or to direct the operations of the Company.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or other similar transaction.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“EDGAR” shall have the meaning given in Section 3.1.3.

“Equity Awards” shall have the meaning given in the Recitals hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Filing Date” shall have the meaning given in Section 2.1.1.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Investor Shares” shall have the meaning given in the Recitals hereto.

“Jasper” shall have the meaning given in the Preamble hereto.

“Jasper Holder” shall have the meaning given in the Preamble hereto.

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“Lock-up” shall have the meaning given in Section 5.1.1.

“Lock-up Parties” shall mean the Sponsor, the Jasper Holders and their respective Permitted Transferees.

“Lock-up Period” shall mean the period beginning on the Closing Date and ending on the date that is one hundred eighty (180) days after the Closing Date, or such earlier date specified in Section 5.1.

“Lock-up Shares” shall mean the shares of Common Stock and any other equity securities convertible into or exercisable or exchangeable for shares of Common Stock held by the Jasper Holders immediately following the Closing or shares of Common Stock issued with respect to or in exchange for Equity Awards on or after the Closing as permitted by this Agreement (other than the Investor Shares or shares of Common Stock acquired in the public market).

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger” shall have the meaning given in the Recitals hereto.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Non-Voting Common Stock” shall mean shares of the Company’s non-voting common stock, par value $0.0001 per share.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Permitted Transferees” shall mean with respect to each Holder and its Permitted Transferees, (a) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 5.1 and (b) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or its Permitted Transferees and the Company and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Plan of Distribution” shall have the meaning given in Section 2.1.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding shares of Common Stock and any other equity security (including warrants to purchase shares of Common Stock and shares of Voting Common Stock issued or issuable upon the exercise or conversion of Non-Voting Common Stock or any other equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Business Combination Agreement and any Investor Shares), (b) any outstanding share of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise or conversion of Non-Voting Common Stock or any other equity security) of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company, and (c) any other equity security of the Company or any of its Subsidiaries issued or issuable with respect to any securities reference in clauses (a) or (b) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to

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occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) (i) such securities shall have been otherwise transferred (other than to a Permitted Transferee), (ii) new certificates for such securities not bearing (or book entry position not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or manner of sale or current public information requirement); (E) such securities have been sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 145 promulgated under the Securities Act or any successor rules promulgated under the Securities Act; and (F) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration, listing and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company and any other persons, including special experts, retained by the Company, incurred in connection with such Registration;

(F) all expenses in connection with the preparation, printing and filing of a Registration Statement, any Prospectus and amendments and supplements thereto and the mailing and delivering of copies thereof to any Holders, underwriters and dealers and all expenses incidental to delivery of the Registrable Securities; and

(G) in an Underwritten Offering, reasonable fees and expenses of one (1) legal counsel for all holders of Registrable Securities to be registered for offer and sale in the applicable Registration, selected by a majority-in-interest of the Demanding Holders (not to exceed $50,000 without the consent of the Company).

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

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“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Subscription Agreement” shall have the meaning given in the Preamble hereto.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Surveyor” means Citadel Multi-Strategy Equities Master Fund Ltd.

“Third-Party Investor Stockholders” shall have the meaning given in the Recitals hereto.

“Transfer” shall mean the (a) the sale or assignment of, offer to sell, contract or agreement to sell, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any Lock-up Share, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-up Share, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II
REGISTRATIONS

2.1. Shelf Registration

2.1.1 As soon as practicable but no later than thirty (30) calendar days following the Closing Date (the “Filing Date”), the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”) or, if the Company is ineligible to use a Form S-3 Shelf, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”), in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (x) ninety (90) calendar days (or 120 calendar days if the Commission notifies the Company that it will “review” the Shelf Registration) following the Closing Date and (y) ten (10) business days after the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Shelf Registration will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available (the “Plan of Distribution”) to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use a Form S-3 Shelf. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again

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become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to the Plan of Distribution. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (a) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (b) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2 shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3 Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of such Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered once per calendar year for each of the Sponsor and the Jasper Holders for an aggregate of not more than three (3) additional registrations per calendar year.

2.1.4 Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, (a) the Sponsor or (b) Holders of a majority-in-interest of the Registrable Securities held by the Jasper Holders (any such Holders, the “Demanding Holders”) may request to sell all or any portion of their Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include either (x) Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $30 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. The initial Demanding Holder shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the Company’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor and the Jasper Holders may each demand not more than three (3) Underwritten Shelf Takedowns, for an aggregate of not more than six (6) Underwritten Shelf Takedowns pursuant to this Agreement. The Company shall not be required to effect more than one (1) Underwritten Shelf Takedown during any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy-back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares

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of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of (a) first, the Demanding Holders that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Underwritten Shelf Takedown) and (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Requesting Holders may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor and the Jasper Holders or any of their respective Affiliates, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless either (a) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (b) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor or any Jasper Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by one of the Sponsor or any Jasper Holders, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (b) of the second sentence of this Section 2.1.6.

2.2. Piggyback Registration.

2.2.1 Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (a) filed in connection with any employee stock option or other benefit plan, (b) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (c) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (d) for an offering of debt that is convertible into equity securities of the Company or (e) for a dividend reinvestment plan, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (i) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (ii) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such

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Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities, exceeds the Maximum Number of Securities, then:

(a) If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof, pro rata, based on the respective number of Registrable Securities that each Holder has so requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to the piggy-back registration rights, if any, of the Third-Party Investor Stockholders set forth in the Subscription Agreements, which can be sold without exceeding the Maximum Number of Securities; (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (E) fifth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B), (C) and (D), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of such persons or entities other than the Holders of Registrable Securities hereunder or the Third-Party Investor Stockholders, which can be sold without exceeding the Maximum Number of Securities; and

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(c) If the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1 hereof.

2.3. Market Stand-off. In connection with any Underwritten Offering of Common Stock of the Company, if requested by the Underwriters managing the offering, each Holder that (a) is an executive officer or director of the Company or (b) is a beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock of the Company participating in such Underwritten Offering as a selling stockholder, and any other Holder reasonably requested by the managing Underwriter, agrees not to sell, transfer, make any short sale of, loan, pledge, or otherwise hypothecate or encumber, grant any option for the purpose of, or otherwise dispose of any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement) during the ninety (90) day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each Holder participating in such Underwritten Offering as a selling stockholder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders), on terms and conditions consistent with Section 5.1. With respect to Surveyor, this Section 2.3 shall only apply to each Registrable Security that is a Lock-up Share. This Section 2.3 shall not apply to any Investor Shares acquired by Sponsor through the PIPE Financing.

ARTICLE III
COMPANY PROCEDURES

3.1. General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the majority-in-interest of the Holders with Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the

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Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering Analysis and Retrieval System (“EDGAR”);

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 use its commercially reasonable efforts to cause all Registrable Securities included in any Registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus (excluding any exhibits thereto and any filings made under the Exchange Act that is to be incorporated by reference therein), furnish a copy thereof to each seller of such Registrable Securities or its counsel;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 in the event of an Underwritten Offering, permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders, or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial

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institution, attorney or accountant in connection with the Registration; provided, however, that such representative or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration to the extent customary for a transaction of this type, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13 in the event of any Underwritten Offering pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.15 with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter if such Underwriter has not been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter.

3.2. Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that each Holder shall bear, with respect to such Holder’s Registrable Securities being sold, all Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3. Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. In addition, no person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (a) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

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3.4. Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, or (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time (but in no event more than ninety (90) days in any 12 month period) determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5. Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holder pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of the Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect).

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

4.1. Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person or entity who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements

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therein not misleading, but only to the extent that such untrue or alleged untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company. For the avoidance of doubt, the obligation to indemnify under this Section 4.1.2 shall be several, not joint and several, among the Holders of Registrable Securities, and the total indemnification liability of a Holder under this Section 4.1.2 shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.

4.1.3 Any person or entity entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action and the benefits received by such indemnified party or indemnifying party; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

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ARTICLE V
LOCK-UP

5.1. Lock-up.

5.1.1 Each Lock-up Party agrees that it shall not, without the consent of the Company, Transfer any Lock-up Shares prior to the end of the Lock-up Period (the “Lock-up”), subject to the early release provisions set forth in Section 5.1.5 below. Notwithstanding the foregoing, the provisions of Section 5.1 shall not apply to: (a) Transfers or distributions to the Lock-up Party’s current or former general or limited partners, managers or members, stockholders, other equityholders or other direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act) or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the Lock-up Party or who shares a common investment advisor with the Lock-up Party or to the estates of any of the foregoing; (b) transfers by bona fide gift to a member of the Lock-up Party’s immediate family or to a trust, the beneficiary of which is the Lock-up Party or a member of the Lock-up Party’s immediate family for estate planning purposes; (c) by virtue of will, intestate succession or the laws of descent and distributions upon death of the Lock-up Party; (d) pursuant to a qualified domestic relations order, in each case where such transferee agrees to be bound by the terms of this Agreement; (e) pursuant to a bona fide third-party tender offer, merger, consolidation, business combination, stock purchase or other similar transaction or series of related transactions approved by the Board and made to all holders of the Company’s capital stock that would result in a Change in Control; (f) establishment of a trading plan pursuant to Rule 10b-1 under the Exchange Act for the transfer of restricted securities; provided, that such plan does not provide for the transfer of Lock-up Shares during the Lock-up Period; (g) in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity, (h) transactions and Transfers (including without limitation any swap, hedge, derivative or other synthetic arrangement) relating to Investor Shares or other securities acquired as part of the PIPE Financing or issued in exchange for, or on conversion or exercise of, any Investor Shares or securities issued as part of the PIPE Financing, (i) Transfers and transactions (including without limitation any swap, hedge, derivative or other synthetic arrangement) relating to Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock acquired in open market or other transactions after the effective time of the Merger or that otherwise do not involve or relate to Lock-up Shares, (j) transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property, (k) transactions to satisfy any U.S. federal, state, or local income tax obligations of the Lock-up Party (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Business Combination Agreement was executed by the parties, and such change prevents the Merger from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction, and (l) Transfers or conversions of Non-Voting Common Stock into Voting Common Stock.

5.1.2 If any Transfer of Lock-up Shares prior to the end of the Lock-up Period is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Lock-up Shares as one of its equityholders for any purpose. In order to enforce this Section 5.1, the Company may impose stop-transfer instructions with respect to the Lock-up Shares until the end of the Lock-up Period, except in compliance with the foregoing restrictions.

5.1.3 During the Lock-up Period, each certificate evidencing any Lock-up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN AN AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT, DATED AS OF [•], 2021, BY AND AMONG THE COMPANY (THE “ISSUER”), THE ISSUER’S STOCKHOLDERS NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUE TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

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Promptly upon the expiration of the Lock-up Period, the Company will make best efforts to remove such legend from the certificates evidencing the Lock-up Shares.

5.1.4 For the avoidance of doubt, each Lock-up Party shall retain all of its rights as a stockholder of the Company during the Lock-up Period including the right to vote any Lock-up Shares.

5.1.5 In the event that the Company releases or waives, in full or in part, any Lock-up Party (“Released Lock-up Party”) from the Lock-up, then the same percentage of Lock-up Shares held by the other Lock-up Parties as the percentage of Lock-up Shares held by such Released Lock-up Party to such other Lock-up Party’s aggregate number of Lock-up Shares that are the subject of such waiver or release shall be automatically, immediately and fully released on the same terms from the Lock-Up; provided, that no such release shall apply unless the Company releases or waives from the Lock-up, in full or in part, Lock-Up Shares (i) held by any officer or director, or (ii) held by stockholders which individually or in the aggregate represent more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding preferred stock of the Company, par value $0.0001 per share). In the event that, as a result of this subsection, any Lock-up Shares owned by Lock-up Parties are to be released from the restrictions imposed by Lock-up, the Company shall notify the Lock-up Parties in writing at least three (3) business days prior to the effective date of such release or waiver, which notice shall state the percentage of Lock-up Shares held by the Lock-up Parties to be released and the effective date of such release.

5.1.6 The Lock-up Period shall terminate upon the earlier of (i) 180 days after the Closing Date, or (ii) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction after the Closing Date that results in all of the public stockholders of the Company having the right to exchange their shares of Common Stock for cash securities or other property.

ARTICLE VI
MISCELLANEOUS

6.1. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail during normal business hours (and otherwise as of the immediately following Business Day) (upon confirmation of receipt by the intended recipient, but excluding any automated reply, such as an out-of-office notification), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof). Any notice or communication under this Agreement must be addressed, if to the Company, to: 1177 Avenue of the Americas, Fl 40, New York, NY 10036, and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

6.2. Assignment; No Third Party Beneficiaries.

6.2.1 Subject to Section 6.2.3, this Agreement and the rights, duties and obligations of the Company and the Holders of Registrable Securities, as the case may be, hereunder may not be assigned or delegated by the Company or the Holders of Registrable Securities, as the case may be, in whole or in part.

6.2.2 Subject to Section 6.2.4 and Section 6.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees to which it transfers Registrable Securities; provided that (1) immediately following such transfer such Registrable Securities remain Registrable Securities, and (2) with respect to the Sponsor and the Jasper Holders, the rights hereunder that are personal to such Holder may not be assigned or delegated in whole or in part, except that (i) the Sponsor shall be permitted to transfer its rights hereunder as the Sponsor to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor and (ii) each of the Jasper Holders shall be permitted to transfer its rights hereunder as the Jasper Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Jasper Holder (it being understood that no such transfer shall reduce or modify any rights of such Jasper Holder or such transferee). Prior to the expiration of the applicable Lock-up Period, no Holder subject to any such Lock-up Period may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in

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whole or in part, in violation of the applicable Lock-up Period, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.

6.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

6.2.4 This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.2 hereof.

6.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (a) written notice of such assignment as provided in Section 6.1 hereof and (b) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

6.3. Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

6.4. Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (A) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (B) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

6.5. Amendments and Modifications. Upon the written consent of the Company and the Holders of a majority-in-interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, (a) any amendment hereto or waiver hereof that adversely affects one Holder or group of affiliated Holders, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected, and (b) any amendment hereto or waiver hereof that adversely affects the rights or increases the obligations of any Holder shall require the consent of such Holder. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.6. Other Registration Rights. Other than the Sponsor and Third-Party Investor Stockholders who each have registration rights with respect to their Investor Shares pursuant to their respective Subscription Agreements, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the

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account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. The Company will not grant any person or entity with any registration rights with respect to the capital stock of the Company that are senior to or in conflict or inconsistent with the rights of the Holders as set forth in ARTICLE II in any material respect (it being understood that this shall not preclude the grant of additional demand or piggyback registration rights in and of themselves so long as such rights are not prior in right to the rights under this Agreement).

6.7. Termination of Existing Registration Rights. The registration rights granted under this Agreement shall supersede any registration, qualification or similar rights of the Holders with respect to any shares or securities of the Company or Jasper granted under any other agreement, including, but not limited to, the Original RRA and that certain Investors’ Rights Agreement, dated as of November 21, 2019, by and among Jasper and the other parties thereto, any of such preexisting registration, qualification or similar rights and such agreements shall be terminated and of no further force and effect.

6.8. Term. This Agreement shall terminate on the earlier of (a) the tenth (10th) anniversary of the date of this Agreement, (b) the date as of which all of the Registrable Securities have been sold or disposed of and (c) with respect to any particular Holder, on the date such Holder no longer holds Registrable Securities. The provisions on Section 3.5 and ARTICLE IV shall survive any termination.

6.9. Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

[SIGNATURE PAGES FOLLOW]

Annex A-113

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

JASPER THERAPEUTICS, INC., a Delaware corporation

By:

HOLDERS:

[●]

By:

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Schedule 1

Jasper Holders

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Exhibit C

Form of Company Stockholder Support Agreement

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FORM OF COMPANY STOCKHOLDER SUPPORT AGREEMENT

This COMPANY STOCKHOLDER SUPPORT AGREEMENT (this “Agreement”) is entered into as of May 5, 2021, by and among Amplitude Healthcare Acquisition Corporation, a Delaware corporation (“AMHC”), and [•], a [•] (the “Stockholder”). Each of AMHC and the Stockholder are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (defined below).

RECITALS

WHEREAS, on May [•], 2021, AMHC, Ample Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Jasper Therapeutics, Inc., a Delaware corporation (the “Company”), entered into that certain Business Combination Agreement (as amended, supplemented or otherwise modified from time to time in accordance with its terms and the terms hereof, the “Business Combination Agreement”) pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company as the surviving corporation in the Merger and, after giving effect to such Merger, becoming a wholly-owned Subsidiary of AMHC, each Company Share (including the Subject Company Shares (as defined below)) will be converted into the right to receive a portion of the Transaction Share Consideration, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with Section 251 of the General Corporation Law of the State of Delaware;

WHEREAS, the Stockholder is the record and beneficial owner of the number and class or series (as applicable) of Equity Securities of the Company set forth on Schedule A hereto (together with any other Equity Securities of the Company that the Stockholder acquires record or beneficial ownership after the date hereof, collectively, the “Subject Company Shares”);

WHEREAS, in consideration for the benefits to be received by the Stockholder under the terms of the Business Combination Agreement and as a material inducement to AMHC and the other AMHC Parties agreeing to enter into and consummate the transactions contemplated by the Business Combination Agreement and the Ancillary Documents, including the Merger, the Stockholder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and

WHEREAS, the Parties acknowledge and agree that AMHC and the other AMHC Parties would not have entered into and agreed to consummate the transactions contemplated by the Business Combination Agreement without the Stockholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Company Stockholder Consent and Related Matters.

(a) Subject to the earlier termination of the Agreement in accordance with Section 5, as promptly as reasonably practicable (and in any event within one (1) Business Day) following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, the Stockholder shall duly execute and deliver to the Company and AMHC an irrevocable written consent (the “Company Stockholder Written Consent”) in accordance with the DGCL, the Company’s Governing Documents and the Company Stockholders Agreement, approving and adopting the Business Combination Agreement, the Ancillary Documents to which the Company is or will be a party, and the transactions contemplated thereunder (including the Merger), the amendment of the Certificate of Incorporation of the Company in the form attached thereto as Schedule B hereto (the “Amendment”), and the matters, actions and proposals contemplated by Section 5.13(b) of the Business Combination Agreement as and to the extent provided herein. Without limiting the generality of the foregoing in this Section 1(a), prior to the Closing, the Stockholder shall vote (or cause to be voted) the Subject Company Shares, at any meeting of the Company Stockholders, however called, and in any action by written consent of Company Stockholders, (1) in favor of the adoption of the Business Combination Agreement and the approval of the Merger, and (2) against and withhold consent with respect to (A) any Company Acquisition Proposal or (B) any other matter, action or

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proposal that would reasonably be expected to result in (x) a breach of any of the Company’s covenants, agreements or obligations under the Business Combination Agreement or (y) any of the conditions to the Closing set forth in Sections 6.1 or 6.2 of the Business Combination Agreement not being satisfied.

(b) Without limiting any other rights or remedies of AMHC, the Stockholder hereby irrevocably appoints AMHC or any individual designated by AMHC as the Stockholder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstituting), for and in the name, place and stead of the Stockholder, to attend on behalf of the Stockholder any meeting of the Company Stockholders with respect to the matters described in Section 1(a), to include the Subject Company Shares in any computation for purposes of establishing a quorum at any such meeting of the Company Stockholders, to vote (or cause to be voted) the Subject Company Shares or consent (or withhold consent) with respect to any of the matters described in Section 1(a) in connection with any meeting of the Company Stockholders or any action by written consent by the Company Stockholders (including the Company Stockholder Written Consent), in each case, in the event that the Stockholder fails to perform or otherwise comply with the covenants, agreements or obligations set forth in Section 1(a).

(c) The proxy granted by the Stockholder pursuant to Section 1(b) is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration for AMHC entering into the Business Combination Agreement and agreeing to consummate the transactions contemplated thereby. The proxy granted by the Stockholder pursuant to Section 1(b) is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by the Stockholder and shall revoke any and all prior proxies granted by the Stockholder with respect to the Subject Company Shares. The vote or consent of the proxyholder in accordance with Section 1(b) and with respect to the matters described in Section 1(a) shall control in the event of any conflict between such vote or consent by the proxyholder of the Subject Company Shares and a vote or consent by the Stockholder of the Subject Company Shares (or any other Person with the power to vote or provide consent with respect to the Subject Company Shares) with respect to the matters described in Section 1(a). The proxyholder may not exercise the proxy granted pursuant to Section 1(b) on any matter except for those matters described in Section 1(a).

(d) Except as expressly set forth herein, at any time prior to the Termination Date, the Stockholder shall not enter into any agreement, understanding or arrangement (whether written or oral) with any Person to vote or give instructions in any manner inconsistent with this Section 1, other than customary prime broker arrangements. Any such vote shall be cast, or consent shall be given, in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.

2. Other Covenants and Agreements.

(a) The Stockholder hereby agrees that, notwithstanding anything to the contrary in any such agreement, (i) each of the agreements set forth on Schedule C hereto shall be automatically terminated and of no further force and effect (including any provisions of any such agreement that, by its terms, survive such termination) effective as of, and subject to and conditioned upon the occurrence of, the Closing and (ii) upon such termination neither the Company nor any of its Affiliates (including, from and after the Effective Time, AMHC and its Affiliates) shall have any further obligations or liabilities under each such agreement. Without limiting the generality of the foregoing, the Stockholder hereby agrees to promptly execute and deliver all additional agreements, documents or instruments, take, or cause to be taken, all actions and provide, or cause to be provided, all additional information or other materials as may be necessary or reasonably advisable, in each case, as reasonably determined by AMHC, in connection with, or otherwise in furtherance of, the consummation of the transactions contemplated by the Business Combination Agreement or this Agreement.

(b) The Stockholder shall be bound by and subject to (i) Section 5.3(a) (Confidentiality) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties of the Business Combination Agreement, as if the Stockholder is directly party thereto, and (ii) the first sentence of Section 5.7(a) (Exclusive Dealing) and Section 8.18 (Trust Account Waiver) of the Business Combination Agreement to the same extent as such provisions apply to the Company, as if the Stockholder is directly party thereto.

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(c) The Stockholder acknowledges and agrees that AMHC and the other AMHC Parties are entering into the Business Combination Agreement in reliance upon the Stockholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement.

(d) The Stockholder hereby agrees to execute and deliver the Registration Rights Agreement prior to the closing of the Merger.

3. Stockholder Representations and Warranties. The Stockholder represents and warrants to AMHC as follows:

(a) If such Stockholder is not an individual, the Stockholder is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

(b) The Stockholder has the requisite corporate, limited liability company or other similar power and authority (or, if Stockholder is a natural person, Stockholder has the legal capacity) to execute and deliver this Agreement, to perform his, her or its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby. If the Stockholder is an entity, the execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the Stockholder. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid, legal and binding agreement of the Stockholder (assuming that this Agreement is duly authorized, executed and delivered by AMHC), enforceable against the Stockholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) To the Stockholder’s knowledge, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Stockholder with respect to the Stockholder’s execution, delivery or performance of his, her or its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of the Stockholder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.

(d) None of the execution or delivery of this Agreement by the Stockholder, the performance by the Stockholder of any of his, her or its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) if the Stockholder is an entity, result in any breach of any provision of the Stockholder’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Stockholder is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Stockholder or any of his, her or its properties or assets are bound or (iv) result in the creation of any Lien upon the Subject Company Shares, except, in the case of any of clauses (ii) and (iii) above, as would not adversely affect the ability of the Stockholder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.

(e) The Stockholder is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, or holds through its prime broker, the Subject Company Shares and has valid and good title to the Subject Company Shares, free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company Stockholders Agreement). Except for the Equity Securities of the Company set forth on Schedule A hereto, together with any other Equity Securities of the Company that the Stockholder acquires record or beneficial ownership after the date hereof that is either permitted pursuant to, or acquired in accordance with, Section 5.1(b)(iv) and Section 5.18 of the Business Combination Agreement, the Stockholder does not own, beneficially or of record, any Equity Securities of the Company. Except (i) as otherwise expressly contemplated

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by the Company Stockholders Agreement and (ii) for rights under that certain Right of First Refusal and Co-Sale Agreement, dated as of November 21, 2019, by and among the Company, the Major Investors listed on Schedule A therein and the Key Holders listed on Schedule B therein (the “ROFR Agreement”), or equity awards set forth on Schedule A hereto, the Stockholder does not have the right to acquire any Equity Securities of the Company. The Stockholder has the sole right to vote or to direct the voting of (and provide consent in respect of, as applicable) the Subject Company Shares and, except for this Agreement, the Business Combination Agreement, the ROFR Agreement and the Company Stockholders Agreement, the Stockholder is not party to or bound by (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Stockholder to Transfer any of the Subject Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject Company Shares, other than customary arrangements with its prime broker.

(f) The Stockholder agrees to promptly notify AMHC in writing of any updates to Schedule A hereto after the date hereof.

(g) The Stockholder understands that, at the Effective Time, each outstanding Company Share will be converted into the right to receive the allocable portion of the Transaction Share Consideration as set forth in the Business Combination Agreement.

(h) There is no Proceeding pending or, to the Stockholder’s knowledge, threatened against the Stockholder that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Stockholder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

(i) The Stockholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that (i) he, she or it has conducted his, her or its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the AMHC Parties and (ii) he, she or it has been furnished with or given access to such documents and information about the AMHC Parties and their respective businesses and operations as he, she or it and his, her or its Representatives have deemed necessary to enable him, her or it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the other Ancillary Documents to which he, she or it is or will be a party and the transactions contemplated hereby and thereby.

(j) In entering into this Agreement and the other Ancillary Documents to which he, she or it is or will be a party, the Stockholder has relied solely on his, her or its own investigation and analysis and the representations and warranties expressly set forth in the Ancillary Documents to which he, she or it is or will be a party and no other representations or warranties of any AMHC Party (including, for the avoidance of doubt, none of the representations or warranties of any AMHC Party set forth in the Business Combination Agreement or any other Ancillary Document), any AMHC Non-Party Affiliate or any other Person, either express or implied, and the Stockholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in this Agreement or in the other Ancillary Documents to which he, she or it is or will be a party, none of the AMHC Parties, any AMHC Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents to which he, she or it is or will be a party or the transactions contemplated hereby or thereby.

4. Transfer of Subject Securities. Except as expressly contemplated by the Business Combination Agreement or with the prior written consent of AMHC (such consent to be given or withheld in its sole discretion), from and after the date hereof through the termination of this Agreement pursuant to Section 5 hereof, the Stockholder agrees not to (a) Transfer any of the Subject Company Shares, (b) enter into (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events or developments (including the satisfaction or waiver of any conditions precedent)) require the Stockholder to Transfer the Subject Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Company Shares other than customary prime broker arrangements, or (c) take any actions in furtherance of any of the matters described in the foregoing clauses (a) or (b). For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).

Annex A-120

5. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time; and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 5(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination, or in the case of Fraud and (ii) each of Section 2(b)(i) (solely to the extent that it relates to Section 5.3(a) (Confidentiality) of the Business Combination Agreement), Section 2(b)(ii) (solely to the extent it relates to Section 8.18 (Trust Account Waiver) of the Business Combination Agreement), Section 5, 7, 9 through 15 and Section 18 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

6. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Stockholder makes no agreement or understanding herein in any capacity other than in such Stockholder’s capacity as a record holder and beneficial owner of the Subject Company Shares, and not in such Stockholder’s capacity as a director, officer or employee of the Company or in such Stockholder’s capacity as a trustee or fiduciary of any Company Equity Plan, and (b) nothing herein will be construed to limit or affect any action or inaction by such Stockholder/any representative of such Stockholder serving as a member of the board of directors of any Group Company or as an officer, employee or fiduciary of any Group Company, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Group Company.

7. No Recourse. Each Party agrees on behalf of itself and its Representatives that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereunder shall be asserted against any Representative of AMHC or the Stockholder, and (b) none of the Representatives of AMHC or the Stockholder shall have any Liability arising out of or relating to this Agreement, the negotiation hereof of its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representation made or alleged to be made in connection herewith, as expressly provided for herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by AMHC, the Stockholder or any Representative concerning this Agreement or the transactions contemplated hereby.

8. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail upon confirmation of receipt by the intended recipient, or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to Amplitude Healthcare Acquisition Corporation, to:

1177 Avenue of the Americas, Fl 40

New York, New York 10036

Attention: Vishal Kapoor

E-mail: [*]

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

7 World Trade Center

250 Greenwich Street

New York, New York 10007

Attention:	Christopher Barnstable Brown, Esq.
Glenn Pollner, Esq.
E-mail:	[*]
[*]

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If to the Stockholder, to:

[•]

[•]

[•]

Attention:

E-mail:

with a copy (which shall not constitute notice) to:

[•]

[•]

[•]

Attention:

E-mail:

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

9. Entire Agreement. This Agreement, the Business Combination Agreement and documents referred to herein and therein constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

10. Amendments and Waivers; Assignment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Stockholder and AMHC. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by the Stockholder without AMHC’s prior written consent (to be withheld or given in its sole discretion). Any attempted assignment of this Agreement not in accordance with the terms of this Section 10 shall be void.

11. Fees and Expenses. Except as otherwise expressly set forth in the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

12. Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that either Party does not perform his, her or its respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that each Party shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

13. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

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14. Further Assurances. From time to time and without additional consideration, the Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as AMHC may reasonably request for the purpose of carrying out and furthering the express terms of this Agreement.

15. Appraisal Rights; Other Rights. The Stockholder hereby irrevocably and unconditionally waives and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal and any dissenters’ rights relating to the Business Combination Agreement or the transactions contemplated thereby that Stockholder may have by virtue of, or with respect to, the Subject Company Shares (including, without limitation, all rights under Section 262 of the General Corporation Law of the State of Delaware). In addition, the Stockholder hereby waives any rights of first refusal, co-sale rights, rights of first offer, or similar rights (including rights of notice in connection therewith) it may have, whether under any of the agreements set forth on Schedule C hereto, as applicable, under the Amended and Restated Bylaws of the Company, as may be in effect from time to time, or otherwise, in each case with respect to the Business Combination Agreement and the transactions contemplated thereby (including the Merger).

16. No Solicitation. Stockholder agrees to immediately cease any solicitation, discussions or negotiations with any Persons that may be ongoing by such Stockholder as of the date of this Agreement with respect to a Company Acquisition Proposal. Until the Effective Time, such Stockholder shall not, directly or indirectly, (a) solicit, initiate, encourage, facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal or (b) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with a Company Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal.

17. Disclosure. The Stockholder hereby authorizes AMHC and the Company to publish and disclose in any announcement or disclosure, in each case, legally required by the SEC, the Stockholder’s identity and ownership of the Subject Company Shares and the nature of the Stockholder’s obligations under this Agreement.

18. Miscellaneous. Sections 8.1 (Non-Survival), 8.5 (Governing Law), 8.7 (Construction; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial) and 8.16 (Submission to Jurisdiction) of the Business Combination Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have executed and delivered this Company Stockholder Support Agreement as of the date first above written.

AMPLITUDE HEALTHCARE ACQUISITION CORPORATION

By:
Name:
Title:

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[STOCKHOLDER]

By:
Name:
Title:

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Schedule A

Type of Equity Securities	Number of Securities Held

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Schedule B

Section (B)2.3.1 of Article IV of the Amended and Restated Certificate of Incorporation is hereby amended to add the following to the end of such section:

“(d) for the avoidance of doubt and notwithstanding any provision in this Amended and Restated Certificate of Incorporation to the contrary, (1) for all purposes of this Amended and Restated Certificate of Incorporation, the merger (the “Merger”) of Ample Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into the Corporation pursuant to the Business Combination Agreement, dated as of May [•], 2021 by and among Amplitude Healthcare Acquisition Corp., a Delaware corporation, Merger Sub, and the Corporation (as may be amended from time to time, the “Business Combination Agreement”) shall constitute a Deemed Liquidation Event, and (2) the proceeds payable to holders of the Preferred Stock and the Common Stock upon consummating the Merger shall be determined and paid in accordance with and subject to the terms of the Business Combination Agreement.”

Annex A-127

Schedule C

Terminated Agreements

1. Termination effective as of immediately prior to the Effective Time of the Merger:

a. Investors’ Rights Agreement, dated November 21, 2019, by and among the Company and the investors party thereto.

b. Right of First Refusal and Co-Sale Agreement, dated November 21, 2019, by and among the Company, the Major Investors, and the Key Holders party thereto.

c. Voting Agreement, dated November 21, 2019, by and among the Company and the Investors, stockholders, Key Holders, and other parties thereto.

d. Management Rights Letter, dated as of the Initial Closing Date (as defined in the Series A-1 SPA) between the Company and Abingworth Bioventures VII LP.

e. Management Rights Letter, dated as of the Initial Closing Date (as defined in the Series A-1 SPA), between the Company and Qiming U.S. Healthcare Fund II, L.P.

2. Termination effective as of immediately following the Effective Time of the Merger:

a. Letter Re: Series A-2 Preferred Stock, dated November 21, 2019, by and between the Company and Amgen Inc.

b. Series A-1 Preferred Stock Purchase Agreement, dated November 21, 2019, by and among the Company and the investors party thereto.

Annex A-128

Exhibit D

Form of Letter of Transmittal

Annex A-129

LETTER OF TRANSMITTAL

To Accompany Certificates Formerly Representing
Shares of Capital Stock of

JASPER THERAPEUTICS, INC.

DESCRIPTION OF SURRENDERED CERTIFICATES

Names(s) and Address(es) of Registered Owner(s) (Please fill in, if blank, exactly as name(s) appear(s) on certificate(s))	Certificate(s) Surrendered (Attach additional list if necessary)
	Certificate Number(s)	Total Number of Shares Represented By Certificate(s)

Total number of shares:

[ ]            If any certificate(s) representing shares of stock that you own have been lost or destroyed, check this box and see Instruction 8. Please fill out the remainder of this Letter of Transmittal and indicate here the number of shares of stock represented by the lost or destroyed certificates. ________      (Number of Shares)

SPECIAL PAYMENT INSTRUCTIONS (See Instructions 1, 4, and 5)	SPECIAL DELIVERY INSTRUCTIONS (See Instructions 1, 4 and 5)
To be completed ONLY if the shares for surrendered Certificates is to be issued in the name of someone other than the undersigned.	To be completed ONLY if the shares for surrendered Certificates is to be sent to someone other than the undersigned or to the undersigned at an address other than that shown above.
Issue check to:	Deliver check to:

Name: ______________________________________ (Please Print)	Name: ______________________________________ (Please Print)
Address: ____________________________________	Address: ____________________________________

(Include Zip Code)	(Include Zip Code)

(Tax Identification or Social Security No.)

Annex A-130

IMPORTANT — STOCKHOLDERS SIGN HERE
(U.S. Holders Also Please Complete Substitute Form W-9 Below)
(Non-U.S. Holders Please Obtain and Complete Form W-8BEN or Other Form W-8)

(Must be signed by former registered holder(s) exactly as name(s) appear(s) on stock certificate(s) or on a security position listing or by person(s) authorized to become registered holder(s) as evidenced by certificates and documents transmitted herewith. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, please set forth full title and see Instruction 4.)

Name(s): X
Area Code and Telephone Number:

Dated: ___________________, 2021

GUARANTEE OF SIGNATURE(S)
(See Instructions 1 and 4)
Complete ONLY if required by Instruction 1.

FOR USE BY FINANCIAL INSTITUTION ONLY.

PLACE MEDALLION GUARANTEE IN SPACE BELOW.

Firm:
By:
Title:
Address:

Annex A-131

TO BE COMPLETED BY ALL SURRENDERING U.S. HOLDERS
(See Instruction 6)

PAYER: CONTINENTAL STOCK TRANSFER & TRUST COMPANY
SUBSTITUTE Form W-9 Department of the Treasury Internal Revenue Service Request for Taxpayer Identification Number (TIN) And Certification	Name:
Address:
Check appropriate box:

	Individual/Sole Proprietor	☐ Corporation	☐

	Partnership	☐ Other (specify)	☐ Exempt from
Backup Withholding ☐

Part I. Please provide your taxpayer identification number in the space at right. If awaiting TIN, write “Applied For” in space at right and complete the Certificate of Awaiting Taxpayer Identification Number below.

SSN: ________________________ OR EIN: ________________________
Part II. For Payees exempt from backup withholding, see the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” and complete as instructed therein.

Part III. Certification Under penalties of perjury, I certify that:

(1)    The number shown on this form is my correct Taxpayer Identification Number (or, as indicated, I am waiting for a number to be issued to me):

(2)     I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the IRS that I am subject to backup withholding as a result of a failure to report all interests or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and

(3)     I am a U.S. person (including a U.S. resident alien).

Certification Instructions—You must cross out item (2) above if you have been notified by the IRS that you are subject to backup withholding because you have failed to report all interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out item (2).

Signature: ______________________________________      Date: __________________, 2021

You must complete the following certificate if you wrote “applied for” in part I of this substitute form W-9

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that, notwithstanding the information I provided in Part III of the Substitute Form W-9 (and the fact that I have completed this Certificate of Awaiting Taxpayer Identification Number), all reportable payments made to me hereafter will be subject to backup withholding tax until I provide a properly certified taxpayer identification number within 60 days of the date of this Substitute Form W-9.

Signature:____________________________________                    Date:_____________________, 2021

Annex A-132

INSTRUCTIONS FOR LETTER OF TRANSMITTAL

1.    Guarantee of Signature. Signatures on all Letters of Transmittal must be guaranteed by a financial institution that is a member of a Securities Transfer Association approved medallion program such as STAMP, SEMP or MSP (an “Eligible Institution”), except in cases where securities are surrendered (i) by a registered holder of the securities who has not completed either the box entitled “Special Payment/Issuance Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 4.

2.    Delivery of Letter of Transmittal and Certificates. The Letter of Transmittal, properly completed and duly executed, together with the certificate(s) for the securities described should be delivered to Continental Stock Transfer & Trust Company in the envelope enclosed for your convenience. Do not send this Letter of Transmittal to Jasper Therapeutics, Inc. (“Company”).

THE METHOD OF DELIVERY OF CERTIFICATE(S) AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE OWNER, BUT IF SENT BY MAIL, IT IS RECOMMENDED THAT THEY BE SENT BY REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. DELIVERY OF THE DOCUMENTS WILL BE EFFECTIVE, AND RISK OF LOSS AND TITLE WITH RESPECT THERETO SHALL PASS, ONLY WHEN THE MATERIALS ARE ACTUALLY RECEIVED BY THE PAYING AGENT.

3.    Inadequate Space. If the space provided on the Letter of Transmittal is inadequate, the certificate numbers and the number of shares should be listed on a separate schedule to be attached thereto.

4.    Signatures of Letter of Transmittal, Stock Powers and Endorsements. When the Letter of Transmittal is signed by the registered owner(s) of the certificate(s) listed and surrendered thereby, no endorsements of certificates or separate stock powers are required.

If the certificate(s) surrendered is (are) owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.

If any surrendered certificates are registered in different names, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of certificates.

If the Letter of Transmittal is signed by a person other than the registered owner of the certificate(s) listed, such certificate(s) must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificate(s). Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution. See Instruction 1.

If the Letter of Transmittal or any certificate or stock power is signed by trustees, executors, administrators, guardians, attorney-in-fact, officers of corporations or others, acting in a fiduciary or representative capacity, such persons should so indicate when signing and proper evidence, satisfactory to Continental Stock Transfer & Trust Company, the Company’s transfer agent, of their authority to do so must be submitted.

5.    Special Payment and Delivery Instructions. Indicate the name and address to which payment for the securities is to be issued and/or sent if different from the name and address of the person(s) signing the Letter of Transmittal.

6.    Substitute Form W-9. Enter your social security or employer identification number, and complete, sign and date the Substitute W-9 certification. If you are a foreign person, you must provide a properly completed and executed Internal Revenue Service Form W-8BEN, which you can obtain from Continental Stock Transfer & Trust Company.

7.    Additional Copies. Additional copies of the Letter of Transmittal may be obtained from the Reorganization Department of Continental Stock Transfer & Trust Company at the address listed below.

8.    Lost, Stolen or Destroyed Certificates. If any stock certificates have been lost, stolen or destroyed, please so indicate on the front of the Letter of Transmittal, and additional paperwork will be sent to you to replace the lost, stolen or destroyed certificates.

Annex A-133

All questions as to the validity, form and eligibility of any surrender of certificates will be determined by Continental Stock Transfer & Trust Company and the Company, and such determination shall be final and binding. Continental Stock Transfer & Trust Company and the Company reserve the right to waive any irregularities or defects in the surrender of any certificates. A surrender will not be deemed to have been made until all irregularities have been cured or waived. Neither Continental Stock Transfer & Trust Company nor the Company is under any obligation to waive or to provide any notification of any irregularities or defects in the surrender of any certificates, nor shall Continental Stock Transfer & Trust Company or the Company be liable for any failure to give such notification.

For Information:
Continental Stock Transfer & Trust Company
[1 State Street – 30th Floor
New York, New York 10004
917-262-2378]

Annex A-134

Exhibit H

Form of Sponsor Support Agreement

Annex A-135

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of May [__], 2021, is made by and among Amplitude Healthcare Holdings LLC, a Delaware limited liability company (the “Sponsor”), Amplitude Healthcare Acquisition Corporation, a Delaware corporation (“AMHC”), and Jasper Therapeutics, Inc., a Delaware corporation (the “Company”). The Sponsor, AMHC and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, AMHC, the Company and certain other Persons party thereto entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”); and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, the Sponsor will (a) vote in favor of approval of the Business Combination Agreement and the transactions contemplated thereby (including the Merger), (b) agree to waive any adjustment to the conversion ratio set forth in the Governing Documents of AMHC or any other anti-dilution or similar protection with respect to the AMHC Class B Shares (whether resulting from the transactions contemplated by the Business Combination Agreement, the Subscription Agreements or otherwise), (c) place into escrow certain AMHC Shares held by the Sponsor, the release of which shall be contingent upon certain events and conditions set forth herein, (d) forfeit all private placement warrants owned by the Sponsor as of immediately prior to the Closing and (e) agree to be bound by certain transfer restrictions with respect to its AMHC Class B Shares.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Agreement to Vote. At any meeting of the shareholders of AMHC, however called (including any adjournment or postponement thereof), and in any action by written resolution of the shareholders of AMHC, the Sponsor hereby unconditionally and irrevocably agrees to (i) if applicable, appear at each such meeting or otherwise cause all of its AMHC Shares to be counted as present thereat for purposes of calculating a quorum, (ii) vote, and in any action by written resolution of the shareholders of AMHC, provide written consent with respect to, all of the Sponsor’s AMHC Class B Shares (together with any other Equity Securities of AMHC that the Sponsor holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership after the date hereof, collectively, the “Subject AMHC Equity Securities”) in favor of the Transaction Proposals and (iii) vote, or cause to be voted, against or withhold written consent, or cause written consent to be withheld, with respect to, as applicable, (A) any AMHC Acquisition Proposal or (B) any other matter, action or proposal that would reasonably be expected to result in (x) a breach of any of the AMHC Parties’ covenants, agreements or obligations under the Business Combination Agreement or (y) any of the conditions to the Closing set forth in Sections 6.1 or 6.3 of the Business Combination Agreement not being satisfied.

2. Waiver of Anti-dilution Protection. The Sponsor hereby (a) waives, subject to, and conditioned upon, the occurrence of the Closing (for itself and for its, successors and assigns), to the fullest extent permitted by law and the Amended and Restated Certificate of Incorporation of AMHC, dated November 19, 2019 (the “AMHC CoI”), and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate that the AMHC Class B Shares held by it convert into AMHC Class A Shares in connection with the transactions contemplated by the Business Combination Agreement.

3. Transfer of Shares.

(a) The Sponsor hereby agrees that it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of its Subject AMHC Equity Securities or otherwise agree to do any of the foregoing (each, a “Transfer”), (ii) deposit any of its Subject AMHC Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of its Subject AMHC Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of its Subject AMHC Equity Securities, (iv) engage in any hedging or other transaction which is designed to, or which

Annex A-136

would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of its Subject AMHC Equity Securities even if such Subject AMHC Equity Securities would be disposed of by a person other than the Sponsor or (v) take any action that would have the effect of preventing or materially delaying the performance of its obligations hereunder.

(b) In furtherance of the foregoing, AMHC hereby agrees to (i) place a revocable stop order on all Subject AMHC Equity Securities subject to Section 3(a), including those which may be covered by a registration statement, and (ii) notify AMHC’s transfer agent in writing of such stop order and the restrictions on such Subject AMHC Equity Securities under Section 3(a) and direct AMHC’s transfer agent not to process any attempts by the Sponsor to Transfer any Subject AMHC Equity Securities; for the avoidance of doubt, the obligations of AMHC under this Section 3(b) shall be deemed to be satisfied by the existence of any similar stop order and restrictions currently existing on the Subject AMHC Equity Securities. Neither AMHC nor the Sponsor shall instruct the Escrow Agent (as defined below) to release any AMHC Shares owned by the Sponsor except in accordance with the Escrow Agreement (as defined below) and Section 6 of this Agreement.

4. Other Covenants.

(a) Unless this Agreement shall have been terminated in accordance with Section 8, the Sponsor hereby agrees that it shall not effect a AMHC Stockholder Redemption.

(b) The Sponsor hereby agrees to be bound by and subject to (i) Sections 5.3(a) (Confidentiality) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if the Sponsor is directly a party thereto, and (ii) Section 5.7(b) (Exclusive Dealing) of the Business Combination Agreement to the same extent as such provisions apply to AMHC as if the Sponsor is directly party thereto.

(c) The Sponsor hereby agrees to execute and deliver the Registration Rights Agreement prior to the closing of the Merger.

5. Termination of AMHC Class B Shares Lock-up Period. The Sponsor and AMHC hereby agree that effective as of the consummation of the Closing (and not before), Section 7 of that certain Letter Agreement, dated November 19, 2019, by and among AMHC, the Sponsor and certain other parties thereto (the “Class B Stockholder Agreement”), shall be amended and restated in its entirety as follows:

“7. Reserved.”

The amendment and restatement set forth in this Section 5 shall be void and of no force and effect with respect to the Class B Stockholder Agreement if the Business Combination Agreement shall be terminated for any reason in accordance with its terms. For clarity, Sponsor agrees to execute and deliver the Registration Rights Agreement prior to the Closing of the Merger.

6. Escrow, Vesting and Forfeiture. The Sponsor agrees that, as of immediately following the Closing, 1,000,000 AMHC Class B Shares beneficially owned by the Sponsor as of immediately prior to the Closing (which, for clarity, shall be automatically converted into AMHC Class A Shares pursuant to Section 4.3(b) of the AMHC CoI prior to the Closing of the Merger and the Business Combination Agreement) (collectively, the “Sponsor Earn-Out Shares”) shall be subject to the escrow, vesting and forfeiture provisions set forth in this Section 6. For the avoidance of doubt, any AMHC Shares beneficially owned by any individual other than the Sponsor (or any of its permitted transferees) and any AMHC Shares beneficially owned by the Sponsor (or any such permitted transferees), other than the Sponsor Earn-Out Shares described in the foregoing sentence (including any equity securities purchased by the Sponsor or any of its Affiliates pursuant to any Subscription Agreement), shall not be subject to escrow, vesting or forfeiture. The Sponsor and AMHC agree that the Escrow Agent shall be directed to hold the Sponsor Earn-Out Shares in escrow in accordance with the terms of the Escrow Agreement until the applicable portion of such Sponsor Earn-Out Shares have vested in accordance with Section 6(b), in which case such Sponsor Earn-Out Shares shall be released to or as directed by a joint written instruction from AMHC and the Sponsor. In the case of any Sponsor Earn-Out Shares that do not vest and are subject to forfeiture pursuant to Section 6(c), the Escrow Agent shall release such forfeited Sponsor Earn-Out Shares to AMHC for cancellation.

(a) Stock Escrow Agreement. Each of the Sponsor and AMHC agrees to take all actions necessary to cause, at the Closing, the execution of a certain Stock Escrow Agreement by and among AMHC, the Sponsor, Continental Stock Transfer & Trust Company (the “Escrow Agent”) and the other parties thereto, in the form attached as

Annex A-137

Exhibit A hereto (the “Escrow Agreement”). At and after the Closing, each of the Sponsor and AMHC shall use reasonable best efforts to cause the Escrow Agent and the other parties of the Escrow Agreement to take all action necessary to give effect to the actions contemplated by the Escrow Agreement. The Escrow Agreement shall become effective as of the Closing (and not before). The Escrow Agreement shall become effective only in connection with the consummation of the transactions contemplated by the Business Combination Agreement, and this Section 6(a) (and Exhibit A) shall be void and of no force and effect if the Business Combination Agreement shall be terminated or the Closing shall not occur for any reason.

(b) Vesting of Sponsor Earn-Out Shares.

(i) If, during the period from and after the Closing until the third anniversary of the Closing (the “Earnout Period”), over any twenty (20) Trading Days (as defined below) within any thirty (30) consecutive Trading Day period the VWAP (as defined below) of the AMHC Shares is greater than or equal to $15.00 (the “First Milestone”), then 500,000 Sponsor Earn-Out Shares shall vest and be released to the Sponsor (such 500,000 Sponsor Earn-Out Shares, the “First Milestone Earnout”).

(ii) If, during the Earnout Period, over any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period the VWAP of the AMHC Shares is greater than or equal to $18.00 (the “Second Milestone” and together with the First Milestone, the “Earnout Milestones”), then 500,000 Sponsor Earn-Out Shares shall vest and be released to the Sponsor (such 500,000 Sponsor Earn-Out Shares, the “Second Milestone Earnout” and together with the First Milestone Earnout, the “Earnout Consideration”). For the avoidance of doubt, the Earnout Consideration in respect of each Earnout Milestone shall be vested and released only once and the Earnout Consideration shall in no event exceed the total amount of Sponsor Earn-Out Shares, in the aggregate.

(iii) Upon consummation during the Earnout Period of any Change of Control Transaction pursuant to which the stockholders of AMHC have the right to receive consideration implying a value per AMHC Share greater than or equal to the redemption amount payable to Public Stockholders that redeem in connection with the Closing of the Business Combination, any Earnout Milestone that has not yet been achieved shall automatically be deemed to have been achieved and the applicable Earnout Consideration shall vest and be released to the Sponsor in connection with this Section 6(b)(iii) prior to the consummation of such Change of Control Transaction.

(iv) The per share stock prices referenced in Section 6(b)(i)-(ii) above will be equitably adjusted on account of any changes in the Equity Securities of AMHC by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.

(v) For purposes of this Section 6:

(A) “Change of Control Transaction” means any transaction or series of related transactions following the Closing (a) under which AMHC sells, leases or exchanges all or substantially all of its assets, or (b) that results, directly or indirectly, in the stockholders of AMHC as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares (or any successor or parent company of such Person) immediately after the consummation thereof (in the case of each of clause (a) and (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise).

(B) “Trading Day” means any day on which AMHC Shares are actually traded on the principal securities exchange or securities market on which AMHC Shares are then traded.

(C) “VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg L.P. under the function “VWAP” or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as

Annex A-138

reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by AMHC.

(c) Forfeiture of Unvested Sponsor Earn-Out Shares. Any Sponsor Earn-Out Shares that remain unvested pursuant to Section 6(b)(i)-(iii) as of the expiration of the Earnout Period (and the related portion of dividends and earnings thereon) shall be forfeited and the AMHC shall direct the Escrow Agent to transfer such forfeited Sponsor Earn-Out Shares to AMHC for cancellation, without any consideration for such transfer.

7. Forfeiture of Private Placement Warrants. Notwithstanding anything in this Agreement, effective upon the Closing, any and all warrants to purchase AMHC Shares issued to the Sponsor in certain private placements occurring simultaneously with the IPO held by the Sponsor and outstanding as of the date hereof, will be cancelled and forfeited, and shall cease to exist, effective upon the Closing, and no consideration shall be delivered in exchange therefor.

8. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) a written agreement to terminate this Agreement executed by the Sponsor, AMHC and the Company; (b) by written notice by either party to the other party after the date that is thirty (30) days after the “Termination Date” set forth in the Business Combination Agreement, if the Closing shall not have occurred by such date; and (c) the termination of the Business Combination Agreement in accordance with its terms prior to the Effective Time. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 8(c) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination, or in the case of Fraud.

9. No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any AMHC Non-Party Affiliate (other than the Sponsor, on the terms and subject to the conditions set forth herein), and (b) none of the Company Non-Party Affiliates or the AMHC Non-Party Affiliates (other than the Sponsor, on the terms and subject to the conditions set forth herein) shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

10. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Sponsor makes no agreement or understanding herein in any capacity other than in the Sponsor’s capacity as a record holder and beneficial owner of the Subject AMHC Equity Securities and (b) nothing herein will be construed to limit or affect any action or inaction by any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of any AMHC Party or as an officer, employee or fiduciary of any AMHC Party, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such AMHC Party].

11. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

12. Incorporation by Reference. Sections 8.1 (Non-Survival), 8.2 (Entire Agreement; Assignment). 8.3 (Amendment), 8.5 (Governing Law), 8.7 (Construction; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial), 8.16 (Submission to Jurisdiction) and 8.17 (Remedies) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[Signature Page Follows]

Annex A-139

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Amplitude Healthcare Holdings LLC

By:
Name:
Title:

Amplitude Healthcare Acquisition Corporation

By:
Name:
Title:

Jasper Therapeutics, Inc.

By:
Name:
Title:

Annex A-140

EXHIBIT A

Escrow Agreement

Annex A-141

STOCK ESCROW AGREEMENT

This STOCK ESCROW AGREEMENT (this “Agreement”) is made and entered into as of [___], 2021, by and among [AMPLITUDE HEALTHCARE ACQUISITION CORPORATION], a Delaware corporation (“[AMHC]”), AMPLITUDE HEALTHCARE HOLDINGS LLC, a Delaware limited liability company (the “Sponsor”) and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation (“Earnout Escrow Agent” and together with [AMHC] and the Sponsor, sometimes referred to individually as a “Party” or collectively as the “Parties”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Business Combination Agreement (as defined herein).

WHEREAS, [AMHC], Jasper Therapeutics, Inc. (“Jasper”) and certain other persons party thereto entered into that certain Business Combination Agreement, dated as of May 5, 2021 (together with all exhibits, schedules and annexes thereto, as amended, modified or supplemented from time to time in accordance with its terms, the “Business Combination Agreement”);

WHEREAS, in connection with the Business Combination Agreement, the Sponsor, [AMHC] and Jasper entered into that certain sponsor support agreement, dated as of May 5, 2021 (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor has agreed to place into escrow One Million (1,000,000) [AMHC] Class B Shares held by the Sponsor (the “Sponsor Earn-out Shares”), the release of which shall be contingent upon certain events and conditions set forth in this Agreement and in Section 6 of the Sponsor Support Agreement;

WHEREAS, the Sponsor Earn-out Shares shall be held in escrow by the Earnout Escrow Agent pursuant to the terms of this Agreement (the “Escrow Account”) and shall be released by the Earnout Escrow Agent only upon the occurrence of certain triggering events as specifically set forth in this Agreement and pursuant to Section 6 of the Sponsor Support Agreement;

WHEREAS, pursuant to Section 2.1(a) of the Business Combination Agreement and Section 4.3(b) of the certificate of incorporation of [AMHC], the Sponsor Earn-out Shares shall convert into [AMHC] Class A Shares;

WHEREAS, in accordance with Section 2.1(a) of the Business Combination Agreement, the certificate of incorporation of [AMHC] shall be amended and restated in its entirety to the [AMHC] New Certificate of Incorporation, pursuant to which the [AMHC] Class A Shares and [AMHC] Class B Shares shall be replaced with [AMHC] New Voting Shares and [AMHC] New Non-Voting Shares, respectively; and

WHEREAS, the Parties desire to constitute and appoint the Earnout Escrow Agent as escrow agent hereunder, and the Earnout Escrow Agent is willing to assume and perform the duties and obligations of the escrow agent pursuant to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

ARTICLE 1.
Appointment.

Section 1.01 The [AMHC] and the Sponsor hereby appoint the Earnout Escrow Agent as their escrow agent to hold the Sponsor Earn-out Shares and any Escrowed Dividends (as defined herein) received by the Earnout Escrow Agent pursuant to Section 2(e) in escrow for the Sponsor and to administer and disburse the Sponsor Earn-out Shares and the Escrow Dividends and otherwise for the purposes set forth herein, and the Earnout Escrow Agent hereby accepts such appointment under the express terms and conditions set forth herein.

Section 1.02 Prior to or in connection with any dissolution of the Sponsor, the Sponsor shall designate a representative to act on behalf of the Sponsor, all on terms reasonably acceptable to the other Parties (any such Person so appointed, the “Sponsor Representative”).

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ARTICLE 2.
Deposit, Delivery and Receipt of Sponsor Earn-out Shares; Other Actions.

Section 2.01 At the Closing and immediately prior to the Effective Time, the Sponsor will deliver, or cause to be delivered, the Sponsor Earn-out Shares to the Earnout Escrow Agent electronically through the DTC’s Deposit/Withdrawal At Custodian system to an account designated by the Earnout Escrow Agent.

Section 2.02 The Earnout Escrow Agent will hold the Sponsor Earn-out Shares in the Escrow Account as a book-entry position registered in the name of the Sponsor until any such Sponsor Earn-out Shares are to be (i) released to the Sponsor, or (ii) otherwise forfeited and released to [AMHC], in each case, in accordance with the terms of this Agreement and the Sponsor Support Agreement.

Section 2.03 When all or any portion of the Sponsor Earn-out Shares are required to be released under the Sponsor Support Agreement, the Parties shall deliver joint written instructions to the Earnout Escrow Agent in accordance with the security procedures set forth in Section 11 and executed by each of (x) [AMHC] and (y) the Sponsor (or, in the event of a dissolution of the Sponsor, the Sponsor Representative) (a “Release Notice”). The Parties agree that the Sponsor Earn-out Shares shall not be subject to attachment by any creditor (including any creditor of any party to the Business Combination Agreement or Sponsor Support Agreement).

Section 2.04 The Earnout Escrow Agent does not own or have any interest in the Sponsor Earn-out Shares or any Escrowed Dividends, but is serving as escrow holder, having only possession thereof and agreeing to hold and distribute the Sponsor Earn-out Shares and any Escrowed Dividends in accordance with the terms and conditions set forth herein.

Section 2.05 The Parties agree that Sponsor shall retain all voting rights and other shareholder rights with respect to the Sponsor Earn-out Shares (except the right to receive any dividends or other distributions paid in respect of such Sponsor Earn-out Shares following the Closing and prior to the release of such Sponsor Earn-out Shares, which instead shall be governed by the terms of this Agreement) until such shares are released from the Escrow Account in accordance with the terms of this Agreement and the Sponsor Support Agreement. For so long as the Sponsor Earn-out Shares are held by the Earnout Escrow Agent, the Earnout Escrow Agent shall vote the Sponsor Earn-out Shares solely as directed in writing by Sponsor. Any dividend or other distributions distributed on any Sponsor Earn-out Shares (collectively the “Escrowed Dividends”) shall be distributed to and held by the Earnout Escrow Agent, and shall be disbursed by the Earnout Escrow Agent together with and when the Sponsor Earn-out Shares on which such dividend was distributed are released, to the same person or entity to whom such Sponsor Earn-out Shares are released in accordance with the terms of this Agreement. For the avoidance of doubt, any release or distribution of Sponsor Earn-out Shares in accordance with this Agreement shall also be understood to include a distribution of the Escrowed Dividends, if any, with respect to such released Sponsor Earn-out Shares.

Section 2.06 Any cash Escrowed Dividends shall be delivered to the Earnout Escrow Agent to be held in a bank account and be deposited in one or more non-interest-bearing accounts to be maintained by the Earnout Escrow Agent in the name of the Earnout Escrow Agent at one or more of the banks listed in Schedule 3 hereto (the “Approved Banks”). The deposit of such Escrowed Dividends in any of the Approved Banks shall be deemed to be at the direction of the applicable Party entitled to such Escrowed Dividends. At any time and from time to time, the applicable Party entitled to such Escrowed Dividends may direct the Earnout Escrow Agent, by written instruction, (i) to deposit such dividends with a specific Approved Bank, (ii) not to deposit any new dividend amount in any Approved Bank as specified in such written instruction and/or (iii) to withdraw all or any of such dividends that may then be deposited with any Approved Bank specified in such written instruction. With respect to any such written instruction by the applicable Party entitled to the Escrowed Dividends, the Earnout Escrow Agent will withdraw such amount specified in such written instruction as soon as reasonably practicable and the Parties acknowledge and agree that such specified amount remains at the sole risk of the Parties prior to and after such withdrawal. Any amount so withdrawn may be reinvested or deposited with any other Approved Bank or any Approved Bank instructed by the applicable Party entitled to the Escrowed Dividends in such written instruction. So long as the Earnout Escrow Agent is holding any amount of the cash Escrowed Dividends in accordance with this Agreement and absent investment instructions from the applicable Party in accordance with this Section 2(f) (such amount in respect of which no investment instructions have been received, a “Non-Invested Amount”), the Earnout Escrow Agent shall deposit the Non-Invested Amount in a non-interest-bearing account with an Approved Bank and such deposit of the Escrowed Dividend in any of the Approved Banks shall be deemed to be at the direction of the applicable Party entitled to such Escrowed Dividends.

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Section 2.07 The Earnout Escrow Agent shall have no duty, responsibility or obligation to invest any cash Escrowed Dividends or other funds or cash held by it hereunder other than in accordance with this Section 2.

Section 2.08 The amounts held in custody by the Earnout Escrow Agent pursuant to this Agreement are at the sole risk of the Parties and, without limiting the generality of the foregoing, the Earnout Escrow Agent shall have no responsibility or liability for any diminution of the cash Escrowed Dividends which may result from any deposits made pursuant to this Agreement, including any losses resulting from a default by an Approved Bank or any other credit losses (whether or not resulting from such default) or other losses on any deposit required to be liquidated in order to make a payment required hereunder. The Parties acknowledge and agree that the Earnout Escrow Agent is acting prudently and at their direction when depositing the cash Escrowed Dividends at any Approved Bank, and the Earnout Escrow Agent is not required to make any further inquiries in respect of any Approved Bank.

ARTICLE 3.
Release Notices.

Section 3.01 The Earnout Escrow Agent shall disburse the Sponsor Earn-out Shares only in accordance with the Release Notice. Each such Release Notice shall set forth in reasonable detail the triggering event giving rise to the requested release and the specific release instructions with respect thereto (including the number of Sponsor Earn-out Shares to be released and the identity of the person to whom they should be released).

Section 3.02 If the Sponsor Earn-out Shares are to be released to the Sponsor (as opposed to a release and forfeiture to [AMHC]), the specified number of Sponsor Earn-out Shares (and the applicable portion of the Escrowed Dividends) shall be released to the Sponsor; provided, that if the Sponsor has been dissolved, the Sponsor Earn-out Shares shall be released to the Persons designated by the Sponsor Representative (in which case, the Sponsor Representative shall specify in the Release Notice the number of Sponsor Earn-out Shares and Escrowed Dividends each Person shall receive in connection with such release and the Earnout Escrow Agent, the [AMHC] shall have no liability for the accuracy of, or compliance with terms of the Business Combination Agreement, the Sponsor Support Agreement or any other document, of such instructions).

Section 3.03 If the Business Combination Agreement requires that all or any portion of the Sponsor Earn-out Shares are to be released and forfeited to [AMHC], then the Release Notice shall specify the number of Sponsor Earn-out Shares to be released and forfeited to [AMHC] (and the applicable portion of the Escrowed Dividends).

Section 3.04 In the event an equitable adjustment is required under Section 4(a)(iv) below, any Release Notice shall also include reasonably detailed information with respect to such equitable adjustment.

Section 3.05 During the period from the date of this Agreement until the date upon which all of the Sponsor Earn-out Shares have been released, [AMHC], the Sponsor (or, following the dissolution of the Sponsor, the Sponsor Representative) agree to promptly and jointly issue all applicable Release Notices upon the occurrence of each triggering event, as such events are described in the Sponsor Support Agreement (and in accordance with Section 4). For the avoidance of doubt, in the event of a conflict between the terms of this Agreement and the Sponsor Support Agreement, then, as between [AMHC] and the Sponsor (or the Sponsor Representative), the terms of the Sponsor Support Agreement shall control and the aforementioned parties shall use reasonable best efforts to effect an amendment to this Agreement (including to Section 4 below).

Section 3.06 Within five (5) Business Days following the receipt of any Release Notice and subject to the receipt of required documentation for compliance with applicable anti-money laundering requirements, the Earnout Escrow Agent shall release and deliver to the person or persons designated in the applicable Release Notice the number of Sponsor Earn-out Shares set forth in such Release Notice by transfer of the relevant Sponsor Earn-out Shares into the securities accounts designated in such Release Notice.

Section 3.07 The Earnout Escrow Agent shall be entitled to rely upon, and be held harmless for such reliance, on any Release Notice for any action taken, suffered or omitted to be taken in good faith by it. The Earnout Escrow Agent shall have no obligation to determine whether a triggering event has occurred or is contemplated to occur under the Sponsor Support Agreement, this Agreement (including, without limitation, under Section 4), or any other document.

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Section 3.08 For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York or the location of the Earnout Escrow Agent’s offices in Section 10 are authorized or required by law to close.

ARTICLE 4.
Disbursement and Termination.

Section 4.01 Release of Sponsor Earn-out Shares. The Sponsor Earn-out Shares shall be released and delivered as follows:

(a) (A) If, during the period from and after the Closing until the third anniversary of the Closing (the “Earnout Period”), over any twenty (20) Trading Days (as defined below) within any thirty (30) consecutive Trading Day period the VWAP (as defined below) of the [AMHC] Shares is greater than or equal to $15.00 (the “First Milestone”), then 500,000 Sponsor Earn-Out Shares shall vest and be released to the Sponsor (such 500,000 Sponsor Earn-Out Shares, the “First Milestone Earnout”).

(b) If, during the Earnout Period, over any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period the VWAP of the [AMHC] Shares is greater than or equal to $18.00 (the “Second Milestone” and together with the First Milestone, the “Earnout Milestones”), then 500,000 Sponsor Earn-Out Shares shall vest and be released to the Sponsor (such 500,000 Sponsor Earn-Out Shares, the “Second Milestone Earnout” and together with the First Milestone Earnout, the “Earnout Consideration”). For the avoidance of doubt, the Earnout Consideration in respect of each Earnout Milestone shall be vested and released only once and the Earnout Consideration shall in no event exceed the total amount of Sponsor Earn-Out Shares, in the aggregate.

(c) Upon consummation during the Earnout Period of any Change of Control Transaction (as defined below) pursuant to which the stockholders of [AMHC] have the right to receive consideration implying a value per [AMHC] Share greater than or equal to the redemption amount payable to Public Stockholders that redeem in connection with the Closing of the Business Combination, any Earnout Milestone that has not yet been achieved shall automatically be deemed to have been achieved and the applicable Earnout Consideration shall vest and be released to the Sponsor in connection with this Section 4(a)(iii) prior to the consummation of such Change of Control Transaction.

(d) The per share stock prices referenced in Section 4(a)(i)-(ii) above will be equitably adjusted on account of any changes in the Equity Securities of [AMHC] by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.

(e) For purposes of this Section 6:

(1) (A) “Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of assets, businesses or equity securities of another Person, (b) that results, directly or indirectly, in the stockholders of a Person as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares (or any successor or parent company of such Person) immediately after the consummation thereof (in the case of each of clause (a) and (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (c) under which any Person(s) makes any equity or similar investment in another Person.

(2) (B) “Trading Day” means any day on which [AMHC] Shares are actually traded on the principal securities exchange or securities market on which [AMHC] Shares are then traded.

(B) “VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg L.P. under the function “VWAP” or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted

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average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by [AMHC].

Section 4.02 Forfeiture of Unvested Sponsor Earn-Out Shares. Any Sponsor Earn-Out Shares that remain unvested pursuant to Section 4(a)(i)-(iii) as of the expiration of the Earnout Period (and the related portion of dividends and earnings thereon) shall be forfeited and [AMHC] shall direct the Earnout Escrow Agent to transfer such forfeited Sponsor Earn-Out Shares to [AMHC] for cancellation, without any consideration for such transfer.

Section 4.03 Escrow Termination Date. Subject to the provisions of Section 8, this Agreement shall terminate after all of the Sponsor Earn-out Shares and Escrowed Dividends have been released from the Escrow Account.

Section 4.04 Records. The Earnout Escrow Agent shall keep proper books of record and account in which full and correct entries shall be made of all release activity in the Escrow Account.

ARTICLE 5.
Earnout Escrow Agent.

Section 5.01 The Earnout Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Earnout Escrow Agent shall not have any fiduciary, partnership or joint venture relationship with any Party or any other person or entity arising out of or in connection with this Agreement.

Section 5.02 The Earnout Escrow Agent shall not be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document among the Parties, in connection herewith, if any, including without limitation the Business Combination Agreement and the Sponsor Support Agreement, nor shall the Earnout Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligations of the Earnout Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. In the event of any conflict between the terms and provisions of this Agreement, those of the Business Combination Agreement, the Sponsor Support Agreement, any schedule or exhibit attached to this Agreement, or any other agreement among the Parties, the terms and conditions of this Agreement shall govern and control in all respects relating to the Earnout Escrow Agent, but in every other respect involving the parties and beneficiaries of any such other agreement, the other agreement shall control.

Section 5.03 The Earnout Escrow Agent may rely upon, and shall not be liable for acting or refraining from acting upon, any Release Notice or other written notice, document, instruction or request furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper Party or Parties without inquiry and without requiring substantiating evidence of any kind. The Earnout Escrow Agent shall not be liable to any Party, any beneficiary, or other person or entity for refraining from acting upon any Release Notice or other written notice, document, instruction or request furnished to it hereunder setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Sponsor Earn-out Shares, or any portion thereof, unless such Release Notice or other written notice, document, instruction or notice shall have been delivered to the Earnout Escrow Agent in accordance with Section 11 below and the Earnout Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder and as set forth in Section 11. The Earnout Escrow Agent shall not be under any duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Earnout Escrow Agent shall have no duty to solicit any receipt of Sponsor Earn-out Shares which may be due to it or the Escrow Account, nor shall the Earnout Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any number or class of Sponsor Earn-out Shares deposited with it hereunder.

Section 5.04 The Earnout Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Earnout Escrow Agent’s fraud, gross negligence or willful misconduct was the primary cause of any loss to either Party. The Earnout Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents, and the Earnout Escrow Agent shall not be liable for any action taken, suffered or
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omitted to be taken by any such attorney or agent in good faith, absent fraud, gross negligence, bad faith or willful misconduct (each as determined by a final, nonappealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof. The Earnout Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Earnout Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reasonable reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Earnout Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action, and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the Parties which eliminates such ambiguity or uncertainty to the satisfaction of Earnout Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction. To the extent practicable, the Parties agree to pursue any redress or recourse in connection with any dispute arising under the Business Combination Agreement or the Sponsor Support Agreement (other than with respect to a dispute involving the Earnout Escrow Agent) without making the Earnout Escrow Agent a party to the same. Anything in this Agreement to the contrary notwithstanding, in no event shall the Earnout Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Earnout Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

ARTICLE 6.
Succession.

Section 6.01 The Earnout Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice (pursuant to Section 10) in writing of such resignation to the Parties specifying a date when such resignation shall take effect. By delivery of joint written instructions by the Parties to the Earnout Escrow Agent, the Parties shall have the right to terminate their appointment of the Earnout Escrow Agent, or successor escrow agent, as Earnout Escrow Agent, upon thirty (30) days’ notice to the Earnout Escrow Agent. If the Earnout Escrow Agent shall resign, be removed or otherwise become incapable of acting, the Parties shall appoint a successor to be the Earnout Escrow Agent. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days after giving notice of such removal or following the receipt of the notice of resignation or incapacity, the Earnout Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent within the relevant jurisdiction or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. The Earnout Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Sponsor Earn-out Shares (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent as jointly instructed in writing by the Parties, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery, the Earnout Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 8 hereunder. The Earnout Escrow Agent shall have the right to withhold monies or property in an amount equal to any amount due and then owing to the Earnout Escrow Agent, plus any costs and expenses the Earnout Escrow Agent shall reasonably believe may be incurred by the Earnout Escrow Agent that the Parties are obligated to indemnify or reimburse the Earnout Escrow Agent for pursuant to this Agreement in connection with the termination of this Agreement, so long as the Earnout Escrow Agent has previously submitted a written invoice in respect thereof to the Parties that the Parties have not paid within 30 days of receipt of such invoice.

Section 6.02 Any entity into which the Earnout Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Earnout Escrow Agent under this Agreement without further action on the part of any party hereto. The Earnout Escrow Agent shall promptly notify the Parties in the event this occurs.

Section 6.03 Every successor escrow agent appointed hereunder shall execute, acknowledge and deliver to its predecessor, and also to the Parties, an instrument in writing accepting such appointment hereunder, and thereupon such successor escrow agent, without any further action, shall become fully vested with all the rights, immunities and powers and shall be subject to all of the duties and obligations, of its predecessor; and every predecessor escrow agent shall deliver all property and moneys held by it hereunder to such successor escrow agent, at which time of delivery the Earnout Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 8.

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ARTICLE 7.
Compensation and Reimbursement.

[AMHC] agrees to (a) pay the Earnout Escrow Agent upon execution of this Agreement, and from time to time thereafter, all reasonable compensation for the services to be rendered hereunder by the Earnout Escrow Agent as described in Schedule 2 attached hereto, and (b) pay or reimburse the Earnout Escrow Agent upon request for all reasonable and documented expenses, disbursements and advances, including, without limitation, reasonable attorney’s fees and expenses, incurred or made by it in connection with the performance, modification and termination of this Agreement.

ARTICLE 8.
Indemnity.

Section 8.01 Subject to Section 8(c) below, the Earnout Escrow Agent shall be liable for any and all losses, damages, claims, costs, charges, penalties and related interest, counsel fees and expenses, payments, expenses and liability (collectively, “Losses”), only to the extent such Losses are determined by a court of competent jurisdiction to be a result of its own fraud, gross negligence, bad faith or willful misconduct (as determined by final adjudication of a court of competent jurisdiction); provided, however, that any liability of the Earnout Escrow Agent will be limited in the aggregate to the aggregate value of the Sponsor Earn-out Shares and Earnout Dividends deposited with the Earnout Escrow Agent.

Section 8.02 The Parties shall jointly and severally indemnify and hold the Earnout Escrow Agent harmless from and against, and the Earnout Escrow Agent shall not be responsible for, any and all Losses arising out of or attributable to the Earnout Escrow Agent’s duties under this Agreement or this appointment, including the reasonable costs and expenses of defending itself against any Losses or enforcing this Agreement (collectively, “Agent Claims”), except to the extent that such Losses are determined by a court of competent jurisdiction to be a result of the Earnout Escrow Agent’s own fraud, gross negligence, bad faith or willful misconduct (as determined by final adjudication of a court of competent jurisdiction). Notwithstanding the foregoing, and except as provided in Section 7, as between themselves, the Parties agree that any Agent Claims payable hereunder shall be paid (or reimbursed, as applicable): (a) in the case that the Agent Claim is not attributable to actions or inactions of any particular Party, by [AMHC]; and (b) in the event that the Agent Claim is attributable to the actions or inactions of a certain Party, by such Party (and such Party shall reimburse the other Parties, in the event that such other Party(ies) has made indemnification payments under this Section 8(b) in respect of such Agent Claim).

Section 8.03 Notwithstanding anything in this Agreement to the contrary, none of the Parties or the Earnout Escrow Agent shall be liable for any incidental, punitive, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

Section 8.04 In order that the indemnification provisions contained in this Section 8 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion in writing after it becomes aware, and shall keep the other party advised with respect to all developments concerning such claim; provided, that failure to give prompt notice shall not relieve the indemnifying party of any liability to the indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action has been materially prejudiced by the indemnified party’s failure to timely give such notice. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or the name of the indemnified party unless such claim is (i) brought by the indemnified party or (ii) the indemnified party reasonably determines that there may be a conflict of interest between the indemnified party and the indemnifying party in the defense of such claim and the indemnified party does in fact assume the defense. The indemnified party shall in no case confess any claim, make any compromise or take any action adverse to the indemnifying party in any case in which the indemnifying party may be required to indemnify it, except with the indemnifying party’s prior written consent, which shall not be unreasonably withheld or delayed.

Section 8.05 For the avoidance of doubt, this Section 8 shall survive termination of this Agreement or the resignation, replacement or removal of the Earnout Escrow Agent for any reason.

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ARTICLE 9.
Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting.

Section 9.01 Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Earnout Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Earnout Escrow Agent’s identity verification procedures require the Earnout Escrow Agent to obtain applicable information which is required to confirm the Parties’ identity including without limitation name, address and organizational documents (“identifying information”). The Parties agree to provide the Earnout Escrow Agent with and consent to the Earnout Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Earnout Escrow Agent for the purposes of this Agreement.

Section 9.02 Certification and Tax Reporting. The Parties have provided, or promptly following the date hereof will provide, the Earnout Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9. The Earnout Escrow Agent shall make such reports to the applicable tax authorities as directed by [AMHC] and shall have no obligation under this Agreement to make any other reports with respect to taxes. If required by law, the Earnout Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities.

ARTICLE 10.
Notices.

All notices, demands and other communications given pursuant to the terms and provisions hereof shall be in writing, except for communications from the Parties setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including but not limited to funds transfer instructions (all of which shall be specifically governed by Section 11 below), shall be deemed effective on the date of receipt, and may be sent by:

Section 10.01 by facsimile or other electronic submission (including e-mail);

Section 10.02 by overnight courier or delivery service; or

Section 10.03 by certified or registered mail, return receipt requested; to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other parties hereto in writing by registered mail, return receipt requested.

If to the Sponsor:

Amplitude Healthcare Holdings LLC
1177 Avenue of the Americas, Fl 40
New York, New York
Attention: Vishal Kapoor
E-mail: [*]

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
7 World Trade Center
250 Greenwich Street
New York, New York 10007
Attention: Christopher Barnstable Brown, Esq.
Glenn Pollner, Esq.

Email: [*]
[*]

Annex A-149

If to [AMHC]:

Jasper Therapeutics, Inc.
725 Mariposa Avenue, #207
Mountain View, California 94041
Attention: Jeet Mahal
E-mail: [*]

with a copy (which shall not constitute notice) to:

Paul Hastings LLP
1117 S. California Avenue
Palo Alto, CA 94304
Attention:        Jeffrey T. Hartlin, Esq.

Jason M. Rabbitt-Tomita, Esq.

E-mail: [*]
[*]

If to the Earnout Escrow Agent:

Continental Stock Transfer & Trust Company
1 State Street 30th Floor
New York, NY 10004-1561
Attn: Henry Farrell

Email: [*]

ARTICLE 11.
Security Procedures.

Section 11.01 Notwithstanding anything to the contrary as set forth in this Agreement, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of the Sponsor Earn-out Shares, including but not limited to any such instructions that may otherwise be set forth in a Release Notice or other written notice, document, instruction or request permitted pursuant to Section 4 of this Agreement, may be given to the Earnout Escrow Agent only by confirmed facsimile or other electronic transmission (including e-mail) and no instruction for or related to the transfer or distribution of the Sponsor Earn-out Shares, or any portion thereof, shall be deemed delivered and effective unless the Earnout Escrow Agent actually shall have received such instruction by facsimile or other electronic transmission (including e-mail) at the number or e-mail address provided to the Parties by the Earnout Escrow Agent in accordance with Section 10 and as further evidenced by a confirmed transmittal to that number or e-mail address.

Section 11.02 In the event transfer instructions are so received by the Earnout Escrow Agent by facsimile or other electronic submission (including e-mail), the Earnout Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto, and the Earnout Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Earnout Escrow Agent.

Section 11.03 Notwithstanding anything to the contrary herein, the Earnout Escrow Agent shall only deliver or distribute the Sponsor Earn-out Shares upon receipt of and in accordance with the delivery instructions set forth in the applicable Release Notice.

Section 11.04 The Parties acknowledge that the security procedures set forth in this Section 11 are commercially reasonable.

Annex A-150

ARTICLE 12.
Compliance with Court Orders.

In the event that any escrow or trust property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court affecting the property deposited under this Agreement, the Earnout Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders, judgments or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Earnout Escrow Agent obeys or complies with any such writ, order, judgment or decree, it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

ARTICLE 13.
Miscellaneous.

Section 13.01 Amendment. Except for transfer instructions as provided in Section 11, the provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the parties hereto.

Section 13.02 Assignment. Neither this Agreement nor any right, obligation or interest hereunder may be assigned in whole or in part by any party hereto, except as provided in Section 6, without the prior written consent of all of the other parties hereto.

Section 13.03 Governing Law; Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of New York, without regard to principles of law (including conflicts of law) that will require the application of the laws of any other jurisdiction. Each party to this Agreement irrevocably waives any objection on the grounds of venue, forum non-conveniens, lack of jurisdiction or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of any court of the State of New York or United States federal court located in the State of New York. The parties to this Agreement further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement.

Section 13.04 Force Majeure. No party to this Agreement is liable to any other party hereto for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of acts reasonably beyond its control including, without limitation, acts of God, fire, terrorism, disease, pandemic, floods, strikes, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest; provided, that the Earnout Escrow Agent shall use commercially reasonable efforts to resume performance as soon as practicable. If any such act occurs, then the Earnout Escrow Agent shall give, as promptly as practicable, written notice to the Parties, stating the nature of such act and any action being taken to avoid or minimize its effect.

Section 13.05 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile or pdf (including via e-mail). A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature, and will be binding and effective upon such party when a counterpart shall have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 13.06 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable by reason of any applicable law of a jurisdiction, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 13.07 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect

Annex A-151

or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. All references to currency, monetary values and dollars set forth herein shall mean U.S. dollars. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 13.08 Enforcement, Remedies and Compliance. A person or entity who is not a party to this Agreement shall have no right to enforce any term of this Agreement. Each Party represents, warrants and covenants that each document, notice, instruction or request provided by such Party to the Earnout Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 8 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Earnout Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder. Except as otherwise expressly provided herein or as between the applicable Parties in the Business Combination Agreement or the Sponsor Support Agreement, any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

Section 13.09 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HERETO HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(i).

Section 13.10 Publicity. Except as may be required by applicable law (including securities laws), court order, regulatory authority (including a securities authority) or as shall be required or desirable to be presented by a party to any tax authority of such party, none of the parties hereto shall disclose, issue a news release, public announcement, advertisement, or other form of publicity concerning the existence of this Agreement or the services to be provided hereunder without obtaining the prior written approval of the other parties hereto, which may be withheld in the other parties’ sole discretion; provided that the Earnout Escrow Agent may use [AMHC]’s name in its customer lists or otherwise as required by applicable law or regulation.

Section 13.11 Successors. All the covenants and provisions of this Agreement by or for the benefit of the parties hereto shall bind and inure to the benefit of their respective permitted successors and assigns hereunder.

Section 13.12 Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only the parties hereto and their respective permitted successors and assigns. No rights shall be granted to any other person or entity by virtue of this Agreement, and there are no third party beneficiaries hereof.

Annex A-152

Section 13.13 Survival. Notwithstanding anything to the contrary, all provisions regarding indemnification, liability and limits thereon, compensation and expenses (with respect to any fees or expenses payable in respect of the period preceding the termination or expiry of this Agreement) and confidentiality shall survive the termination or expiration of this Agreement. For the avoidance of doubt, Section 8, Section 6, Section 7 (with respect to any outstanding fees or expenses payable in respect of the period preceding the termination or expiry of this Agreement) and Section 13 shall survive termination of this Agreement or the resignation, replacement or removal of the Earnout Escrow Agent for any reason.

Section 13.14 Merger of Agreement. This Agreement together with the Sponsor Support Agreement constitutes the entire agreement between the parties hereto related to the Sponsor Earn-out Shares and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

Section 13.15 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

* * * * *

Annex A-153

IN WITNESS WHEREOF, the parties hereto have executed this Stock Escrow Agreement as of the date set forth above.

[Amplitude Healthcare Acquisition Corporation]

By:
Name:
Title:

Amplitude Healthcare Holdings LLC

By:
Name:
Title:

Continental Stock Transfer & Trust Company, as Earnout Escrow Agent

By:
Name:
Title:

Annex A-154

Schedule 1

Security Procedures

To be attached.

Annex A-155

Schedule 2

Compensation and Reimbursement

To be attached.

Annex A-156

Schedule 3

Approved Banks

To be attached.

Annex A-157

Schedule I

Supporting Company Stockholders

1.      Judith Shizuru

2.      Susan Prohaska

3.      Abingworth Bioventures VII L.P.

4.      Qiming U.S. Healthcare Fund II, L.P.

5.      Citadel Multi-Strategy Equities Master Fund LTD.

6.      Roche Finance Ltd

Annex A-158

Annex B

Form of AMHC New Certificate of Incorporation

Annex B-1

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
JASPER THERAPEUTICS, INC.

[Name] hereby certifies that:

ONE: [He] is the duly elected and acting [President and Chief Executive Officer] of [_____], a Delaware corporation.

TWO: The date of filing of said corporation’s original certificate of incorporation with the Secretary of State of the State of Delaware was August 13, 2019 under the name “Amplitude Healthcare Acquisition Corporation.” The initial certificate of incorporation was amended and restated by the Amended and Restated Certificate of Incorporation of said corporation filed with the Secretary of State of the State of Delaware on November 19, 2019.

THREE: The Amended and Restated Certificate of Incorporation of the corporation, as amended, is hereby amended and restated to read in its entirety as follows:

I.

The name of this corporation is Jasper Therapeutics, Inc. (the “Company”).

II.

The registered office of the Company in the State of Delaware is to be located at 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The registered agent in charge thereof is Corporation Service Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A.     The total number of shares of capital stock which the Company shall have authority to issue is 502,000,000, of which (i) 490,000,000 shares shall be a class designated as voting common stock, par value $0.0001 per share (the “Voting Common Stock”), (ii) 2,000,000 shares shall be a class designated as non-voting common stock, par value $0.0001 per share (the “Non-Voting Common Stock”) and (iii) 10,000,000 shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share (the “Preferred Stock”). Any reference to “Common Stock” in this Second Amended and Restated Certificate of Incorporation (this “Restated Certificate”) shall refer to Voting Common Stock and Non-Voting Common Stock, collectively. Any reference to “Common Stock” issued by the Company in any contract, agreement or otherwise to which the Company is a party, whether before or after the date of filing of this Restated Certificate, shall refer to Voting Common Stock, unless specific reference is made to Non-Voting Common Stock; provided, however, that this sentence shall not alter or affect the rights of the Non-Voting Common Stock hereunder. For the avoidance of doubt, except as expressly set forth in this Article IV.A (with respect to voting power only), in Article IV.D, and in Article VIII (with respect to waiver, amendment, modification or repeal of certain provisions), the Non-Voting Common Stock shall have the same rights of, and be identical in all respects and as to all matters to, the Voting Common Stock, including in connection with any merger or consolidation of the Company.

B.     The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company (the “Board of Directors”) is hereby expressly authorized to provide for the issue of any or all of the unissued and undesignated shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional or other rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series

Annex B-2

subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

C.     Each outstanding share of Voting Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that, except as otherwise required by law, holders of Voting Common Stock shall not be entitled to vote on any amendment to this Restated Certificate (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other such series of Preferred Stock, to vote thereon by law or pursuant to this Restated Certificate (including any certificate of designation filed with respect to any series of Preferred Stock); and provided, further, that the Non-Voting Common Stock (i) shall be non-voting except as may be required by law and (ii) shall not entitle the holder thereof to vote on the election of directors at any time.

D.     (1) Each holder of shares of Non-Voting Common Stock shall have the right to convert each share of Non-Voting Common Stock held by such holder into one (1) share of Voting Common Stock at such holder’s election by providing written notice to the Company; provided, however, that such shares of Non-Voting Common Stock may only be converted into shares of Voting Common Stock to the extent that, as a result of such conversion, such conversion would not result in the holder(s) thereof beneficially owning (for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”)), when aggregated with affiliates with whom such holder is required to aggregate beneficial ownership for purposes of Section 13(d) of the Exchange Act (collectively, the “Related Holders”), in excess of the Beneficial Ownership Limitation. For avoidance of doubt, in the event that the Related Holders beneficially own in the aggregate, directly or indirectly, shares of Voting Common Stock in excess of the Beneficial Ownership Limitation without taking into account the conversion of Non-Voting Common Stock, then none of the Non-Voting Common Stock held by such Related Holders shall be convertible into Voting Common Stock until such time as such Related Holders no longer beneficially own in the aggregate, directly or indirectly, shares of Voting Common Stock in excess of the Beneficial Ownership Limitation. The “Beneficial Ownership Limitation” means initially 9.9% of the Voting Common Stock. Any holder of Non-Voting Common Stock may elect to increase the Beneficial Ownership Limitation applicable to such holder (and only such holder and its Related Holders) upon 61 days’ prior written notice of such election to the Company and may decrease the Beneficial Ownership Limitation applicable to such holder (and only such holder and its Related Holders) at any time upon providing written notice of such election to the Company; provided, however, that no holder may make such an election to change the Beneficial Ownership Limitation applicable to such holder unless all holders managed by the same investment advisor as such electing holder make the same election and each such written election is provided to the Company by the applicable deadlines set forth herein.

         (2) A converting holder’s acquisition of the shares of Voting Common Stock pursuant to the election provided for in such holder’s conversion notice under this Article IV, Section D shall not result in Related Holders becoming in the aggregate, directly or indirectly, the beneficial owner of shares of Voting Common Stock that exceed the Beneficial Ownership Limitation, and any Voting Common Stock to which the converting holder would be otherwise entitled but for the Beneficial Ownership Limitation will remain Non-Voting Common Stock. Any purported delivery of shares of Voting Common Stock upon conversion of Non-Voting Common Stock shall be void ab initio and shall have no effect to the extent (but only to the extent) that such delivery would result in the Related Holders becoming in the aggregate, directly or indirectly, the beneficial owner of shares of Voting Common Stock that exceed the Beneficial Ownership Limitation. Any conversion of Non-Voting Common Stock into Voting Common Stock shall be deemed to have been made immediately prior to the close of business on the date of the written conversion notice, and the person or persons entitled to receive the shares of Voting Common Stock issuable upon such conversion shall be treated for all purposes

Annex B-3

as the record holder or holders of such shares of Voting Common Stock as of such date and time. Each share of Non-Voting Common Stock that is converted pursuant to this Article IV, Section D shall be retired by the Company and shall not be reissued. Within five (5) business days of any written request by a holder of Non-Voting Common Stock to the Company, the Company shall inform such holder in writing of the then current number of outstanding shares of Voting Common Stock and Non-Voting Common Stock.

         (3) Any shares of Non-Voting Common Stock shall be converted into a corresponding number of fully paid and nonassessable shares of Voting Common Stock promptly upon written request to the Company in writing following a Non-Affiliate Transfer. A “Non-Affiliate Transfer” shall mean a transfer of shares of Non-Voting Common Stock to any person that is not an affiliate of a holder of the Non-Voting Common Stock immediately following the issuance thereof. The Company shall, upon the request of each such holder and a written certification from such transferee holder of such holder’s non-affiliation with the original holder of such Non-Voting Common Stock, in a form reasonably acceptable to the Company, issue and deliver to such holder new certificates (unless shares of Voting Common Stock are then maintained in book-entry form) representing such non-affiliate holder’s shares of Voting Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such request and certification is received by the Company, and the person or persons entitled to receive the shares of Voting Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Voting Common Stock as of such date and time. Each share of Non-Voting Common Stock that is converted pursuant to this section shall be retired by the Company and shall not be reissued.

E.     Dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets of funds of the Company legally available for the payment of dividends, but only when and as declared by the Board of Directors or any authorized committee thereof, subject to any preferential dividend or other rights of any then outstanding Preferred Stock.

F.      Upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, the net assets of the Company shall be distributed pro rata to the holders of Common Stock, subject to any preferential or other rights of any then outstanding Preferred Stock. The Non-Voting Common Stock shall rank on parity with the Voting Common Stock as to distributions of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company.

V.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.     The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. The number of directors that shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

B.     Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the initial classification of the Board of Directors, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

         Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Annex B-4

C.     Subject to the rights of any series of Preferred Stock that may be designated from time to time to elect additional directors under specified circumstances, neither the Board of Directors nor any individual director may be removed without cause. Subject to any limitations imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors, voting together as a single class (provided that as of the three-year anniversary of this Restated Certificate, such reference to “66⅔%” shall be deemed to be “50%”).

D.      Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock that may be designated from time to time, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

E.     The Board of Directors is expressly empowered to adopt, amend or repeal the Amended and Restated Bylaws of the Company (the “Bylaws”). Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Restated Certificate, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class (provided that as of the three-year anniversary of this Restated Certificate, such reference to “66⅔%” shall be deemed to be “50%”).

F.      The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

G.     No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws. No action shall be taken by the stockholders of the Company by written consent or electronic transmission.

H.     Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws.

VI.

A.     The liability of a director of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

B.     To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C.     Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

Annex B-5

VII.

A.     Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (i) any derivative claim or cause of action brought on behalf of the Company; (ii) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Company to the Company or the Company’s stockholders; (iii) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, arising out of or pursuant to any provision of the DGCL, this Restated Certificate or the Bylaws (as each may be amended from time to time); (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Restated Certificate or the Bylaws (as each may be amended from time to time, including any right, obligation or remedy thereunder); (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company governed by the internal-affairs doctrine or otherwise related to the Company’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section A of Article VII shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

B.     Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Company, its officers and directors, the underwriters for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

C.     Any person or entity holding, owning or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Restated Certificate.

VIII.

A.     The Company reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute, except as provided in Section B of this Article VIII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B.     Notwithstanding any other provisions of this Restated Certificate or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Company required by law or by this Restated Certificate or any certificate of designation filed with respect to a series of Preferred Stock that may be designated from time to time, subject to the rights of the holders of any series of Preferred Stock, (i) the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to waive, alter, amend or repeal (whether by merger, consolidation or otherwise) Articles V, VI, VII and VIII of this Restated Certificate (for clarification, the holders of Non-Voting Common Stock are not entitled to vote in the election of directors and should not be included in the calculation of such voting power) (provided that as of the three-year anniversary of this Restated Certificate, such reference to “66⅔%” shall be deemed to be “50%”) and (ii) neither the proviso of paragraph A of Article IV, the final sentence of paragraph A of Article IV, the final proviso of paragraph C of Article IV, paragraph D of Article IV, the second sentence of paragraph F of Article IV nor this proviso of Section B of Article VIII shall be waived, altered, amended or repealed

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(whether by merger, consolidation or otherwise) without the vote or consent of the holders of a majority of the outstanding shares of Non-Voting Common Stock (which majority must include the vote or consent of Citadel Multi-Strategy Equities Master Fund Ltd. (or its affiliates) to the extent such entities remain holders of any Non-Voting Common Stock).

* * * *

FOUR: This Restated Certificate has been duly adopted and approved by the Board of Directors and by written consent of the stockholders in accordance with Sections 228, 242 and 245 of the DGCL and written notice of such action has been given as provided in section 228 of the DGCL.

Annex B-7

IN WITNESS WHEREOF, Jasper Therapeutics, Inc. has caused this Second Amended and Restated Certificate of Incorporation to be signed by its [President and Chief Executive Officer] this____ day of ____________, 2021.

Jasper Therapeutics, Inc.

[NAME]
[President and Chief Executive Officer]

Annex B-8

Annex C

Annex C-1

SECOND AMENDED AND RESTATED
BYLAWS
OF
JASPER THERAPEUTICS, INC.

Article I

OFFICES

Section 1. Registered Office. The registered office of the corporation in the State of Delaware shall be in the City of Wilmington, County of New Castle.

Section 2. Other Offices. The corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the corporation’s Board of Directors (the “Board of Directors”), and may also have offices at such other places, both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

Article II

CORPORATE SEAL

Section 3. Corporate Seal. The Board of Directors may adopt a corporate seal. The corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Article III

STOCKHOLDERS’ MEETINGS

Section 4. Place of Meetings. Meetings of the stockholders of the corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (the “DGCL”).

Section 5. Annual Meetings.

(a) The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders (with respect to business other than nominations); (ii) brought specifically by or at the direction of the Board of Directors; or (iii) by any stockholder of the corporation who was a stockholder of record at the time of giving the stockholder’s notice provided for in Section 5(b) of these Second Amended and Restated Bylaws (the “Bylaws”), who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 5. The number of nominees a stockholder may nominate for election at an annual meeting of stockholders (or in the case of a stockholder giving notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such meeting. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”)) before an annual meeting of stockholders.

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(b) At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law and as shall have been properly brought before the meeting.

(i) For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a) of these Bylaws, the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii) of these Bylaws and must update and supplement such written notice on a timely basis as set forth in Section 5(c) of these Bylaws. Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee; (2) the principal occupation or employment of such nominee; (3) the class and number of shares of each class of capital stock of the corporation which are owned of record and beneficially by such nominee; (4) the date or dates on which such shares were acquired and the investment intent of such acquisition; (5) with respect to each nominee for election or re-election to the Board of Directors, include a completed and signed questionnaire, representation and agreement required by Section 5(e) of these Bylaws; and (6) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named as a nominee and to serving as a director if elected); and (B) the information required by Section 5(b)(iv) of these Bylaws. The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

(ii) Other than proposals sought to be included in the corporation’s proxy materials pursuant to Rule 14(a)-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a) of these Bylaws, the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii) of these Bylaws, and must update and supplement such written notice on a timely basis as set forth in Section 5(c) of these Bylaws. Such stockholder’s notice shall set forth: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Section 5(b)(iv) of these Bylaws.

(iii) To be timely, the written notice required by Section 5(b)(i) or 5(b)(ii) of these Bylaws must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 5(b)(iii), in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which notice of the date of such annual meeting was mailed or public announcement of the date of such meeting is first made, whichever first occurs. In no event shall an adjournment or a postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iv) The written notice required by Section 5(b)(i) or 5(b)(ii) of these Bylaws shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, as they appear on the corporation’s books; (B) the class, series and number of shares of the corporation that are owned beneficially and of record by each Proponent; (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert,

Annex C-3

or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 5(b)(i) of these Bylaws) or to propose the business that is specified in the notice (with respect to a notice under Section 5(b)(ii) of these Bylaws); (E) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 5(b)(i) of these Bylaws) or to carry such proposal (with respect to a notice under Section 5(b)(ii) of these Bylaws); (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous 12-month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.

For purposes of Sections 5 and 6 of these Bylaws, a “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial:

(w) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation;

(x) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation;

(y) the effect or intent of which is to mitigate loss, manage risk or benefit from security value or price changes; or

(z) which provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the corporation, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member.

(c) A stockholder providing written notice required by Section 5(b)(i) or (ii) of these Bylaws shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the date that is five business days prior to the meeting and, in the event of any adjournment or postponement thereof, five business days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five business days after the record date for the meeting. In the case of an update and supplement pursuant to clause (ii) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two business days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two business days prior to such adjourned or postponed meeting.

(d) Notwithstanding anything in Section 5(b)(iii) of these Bylaws to the contrary, in the event that the number of directors in an Expiring Class (as defined below) is increased and there is no public announcement of the appointment of a director to such class, or, if no appointment was made, of the vacancy in such class, made by the corporation at least 10 days before the last day a stockholder may deliver a notice of nomination in accordance with Section 5(b)(iii) of these Bylaws, a stockholder’s notice required by this Section 5 and which complies with the requirements in Section 5(b)(i) of these Bylaws, other than the timing requirements in Section 5(b)(iii) of these Bylaws, shall also be considered timely, but only with respect to nominees for any new positions in such Expiring Class created by such increase, if it shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation. For purposes of this Section 5, an “Expiring Class” shall mean a class of directors whose term shall expire at the next annual meeting of stockholders.

Annex C-4

(e) To be eligible to be a nominee for election or re-election as a director of the corporation pursuant to a nomination under clause (iii) of Section 5(a) of these Bylaws, such proposed nominee or a person on such proposed nominee’s behalf must deliver (in accordance with the time periods prescribed for delivery of notice under Section 5(b)(iii) or 5(d) of these Bylaws, as applicable) to the Secretary at the principal executive offices of the corporation a written questionnaire with respect to the background and qualification of such proposed nominee and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation in the questionnaire or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the corporation, with such person’s fiduciary duties under applicable law; (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the corporation that has not been disclosed therein; and (iii) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the corporation, and will comply with, all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the corporation.

(f) A person shall not be eligible for election or re-election as a director unless the person is nominated either in accordance with clause (ii) of Section 5(a) of these Bylaws, or in accordance with clause (iii) of Section 5(a) of these Bylaws. Except as otherwise required by law, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E) of these Bylaws, to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nominations or such business may have been solicited or received.

(g) Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 5(a)(iii) of these Bylaws.

(h) For purposes of Sections 5 and 6 of these Bylaws,

(i) “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act; and

(ii) “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”).

Section 6. Special Meetings.

(a) Special meetings of the stockholders of the corporation may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).

Annex C-5

(b) The Board of Directors shall determine the time and place, if any, of such special meeting. Upon determination of the time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7 of these Bylaws. No business may be transacted at such special meeting otherwise than specified in the notice of meeting.

(c) Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the corporation who is a stockholder of record at the time of giving notice provided for in this paragraph, who shall be entitled to vote at the meeting and who delivers written notice to the Secretary of the corporation setting forth the information required by Section 5(b)(i) of these Bylaws. In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Section 5(b)(i) of these Bylaws shall be received by the Secretary at the principal executive offices of the corporation not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such meeting and the 10th day following the day on which notice of the date of such special meeting was mailed or public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting, whichever first occurs. The stockholder shall also update and supplement such information as required under Section 5(c) of these Bylaws. The number of nominees a stockholder may nominate for election at a special meeting shall not exceed the number of directors to be elected at such meeting. In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(d) Notwithstanding the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 6. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors to be considered pursuant to Section 6(c) of these Bylaws.

Section 7. Notice of Meetings. Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. If mailed, notice is deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. If sent via electronic transmission, notice is deemed given as of the sending time recorded at the time of transmission. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 8. Quorum. At all meetings of stockholders, except where otherwise provided by statute or by the corporation’s Second Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”), or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute or by applicable stock exchange

Annex C-6

rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute or by the Certificate of Incorporation or these Bylaws, a majority of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.

Section 9. Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairman of the meeting or by the vote of a majority of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 10. Voting Rights. Each stockholder shall have one vote upon the matter in question for each share of stock entitled to vote held of record by such stockholder and a proportionate vote for each fractional share so held, unless otherwise provided by law or by the Certificate of Incorporation. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 12 of these Bylaws, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three years from its date of creation unless the proxy provides for a longer period.

Section 11. Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one votes, his act binds all; (b) if more than one votes, the act of the majority so voting binds all; or (c) if more than one votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the DGCL, Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of clause (c) of this Section 11 shall be a majority or even-split in interest.

Section 12. List of Stockholders. The Secretary shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting), arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list

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available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The list shall be open to examination of any stockholder during the time of the meeting as provided by law.

Section 13. Action Without Meeting. No action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with these Bylaws, and no action shall be taken by the stockholders by written consent or electronic transmission.

Section 14. Organization.

(a) At every meeting of stockholders, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the President, or, if the President is absent, if applicable, the Lead Independent Director (as defined below), or, if the Lead Independent Director is absent, a chairman of the meeting chosen by a majority in interest of the stockholders entitled to vote, present in person or by proxy, shall act as chairman. The Secretary, or, in his or her absence, an Assistant Secretary directed to do so by the President, shall act as secretary of the meeting.

(b) The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

Article IV

DIRECTORS

Section 15. Number and Term of Office. The authorized number of directors of the corporation shall be fixed in accordance with the Certificate of Incorporation. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.

Section 16. Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.

Section 17. Classes of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the initial classification of the Board of Directors, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

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Notwithstanding the foregoing provisions of this Section 17, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 18. Vacancies. Unless otherwise provided in the Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders, provided, however, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director.

Section 19. Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time. If no such specification is made, it shall be deemed effective at the time of delivery to the Secretary. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his successor shall have been duly elected and qualified.

Section 20. Removal.

(a) Subject to the rights of any series of Preferred Stock to elect additional directors under specified circumstances, neither the Board of Directors nor any individual director may be removed without cause.

(b) Subject to any limitation imposed by law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least 66⅔% of the voting power of all then outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors (provided that as of the three-year anniversary of these Bylaws, such reference to “66⅔%” shall be deemed to be “50%”).

Section 21. Meetings.

(a) Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.

(b) Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairman of the Board, the Chief Executive Officer or a majority of the authorized number of directors.

(c) Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

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(d) Notice of Special Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be given orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, charges prepaid, at least three days before the date of the meeting. Notice of any meeting may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(e) Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 22. Quorum and Voting.

(a) Unless the Certificate of Incorporation requires a greater number, and except with respect to questions related to indemnification arising under Section 47 of these Bylaws for which a quorum shall be one-third of the exact number of directors fixed from time to time, a quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

(b) At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.

Section 23. Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 24. Fees and Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 25. Committees.

(a) Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the corporation.

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(b) Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.

(c) Term. The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of subsections (a) or (b) of this Section 25, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(d) Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 25 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

Section 26. Duties of Chairman of the Board of Directors. The Chairman of the Board of Directors, when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairman of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time.

Section 27. Lead Independent Director. The Chairman of the Board of Directors, or if the Chairman is not an independent director, one of the independent directors, may be designated by the Board of Directors as lead independent director (“Lead Independent Director”) to serve until replaced by the Board of Directors. The Lead Independent Director will: with the Chairman of the Board of Directors, establish the agenda for regular Board meetings and serve as chairman of Board of Directors meetings in the absence of the Chairman of the Board of Directors; establish the agenda for meetings of the independent directors; coordinate with the committee chairs regarding meeting agendas and informational requirements; preside over meetings of the independent directors; preside over any portions of meetings of the Board of Directors at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; preside over any portions of meetings of the Board of Directors at which the performance of the Board of Directors is presented or discussed; and perform such other duties as may be established or delegated by the Chairman of the Board of Directors.

Section 28. Organization. At every meeting of the directors, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the Lead Independent Director, or if the Lead Independent Director is absent, the Chief Executive Officer (if a director), or, if the Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such

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person, a chairman of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his absence, any Assistant Secretary or other officer or director directed to do so by the Chairman, shall act as secretary of the meeting.

Section 29. Emergency Bylaws. In the event of any emergency, disaster, catastrophe or other similar emergency condition of a type described in Section 1100(a) of the DGCL (an “Emergency”), notwithstanding any different or conflicting provisions in the Certificate of Incorporation or these Bylaws, during an Emergency:

(a) Notice. A meeting of the Board of Directors, the Executive Committee or any other committee appointed pursuant to Section 25 may be called by any directors, the Chairman of the Board, the Chief Executive Officer, the President or the Secretary by any such means as, in the judgment of the person calling the meeting, may be feasible at the time, and notice of any such meeting of the Board of Directors, the Executive Committee or any other committee appointed pursuant to Section 25 may be given, in the judgment of the person calling the meeting, only to such directors as it may be feasible to reach at the time and by such means as may be feasible at the time. Such notice shall be given at such time in advance of the meeting as, in the judgement of the person calling the meeting, circumstances permit.

(b) Quorum. The director or directors in attendance at a meeting called in accordance with Section 29(a) shall constitute a quorum.

(c) Liability. No officer, director or employee acting in accordance with this Section 29 shall be liable except for willful misconduct. No amendment, repeal or change to this Section 29 shall modify the prior sentence with regard to actions taken prior to the time of such amendment, repeal or change.

Article V

OFFICERS

Section 30. Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors.

Section 31. Tenure and Duties of Officers.

(a) General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

(b) Duties of Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors or the Lead Independent Director has been appointed and is present. Unless an officer has been appointed Chief Executive Officer of the corporation, the President shall be the Chief Executive Officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time.

(c) Duties of President. The President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors, the Lead Independent Director, or the Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the Chief Executive Officer of the corporation and shall,

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subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time.

(d) Duties of Vice Presidents. The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.

(e) Duties of Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time. The President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(f) Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The President may direct the Treasurer, if any, or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each Controller and Assistant Controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(g) Duties of Treasurer. Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the chief financial officer of the corporation and shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President, and, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

Section 32. Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 33. Salaries. Officers of the corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors.

Section 34. Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

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Section 35. Removal. Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any committee or by the Chief Executive Officer or by other superior officers upon whom such power of removal may have been conferred by the Board of Directors.

Article VI

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES OWNED BY THE CORPORATION

Section 36. Execution of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the corporation.

All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do.

Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 37. Voting of Securities Owned by the Corporation. All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairman of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

Article VII

SHARES OF STOCK

Section 38. Form and Execution of Certificates.

(a) The shares of the corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board of Directors. Certificates for the shares of stock of the corporation, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by certificate in the corporation shall be entitled to have a certificate signed by or in the name of the corporation by the Chairman of the Board of Directors, the Chief Executive Officer, or the President or any Vice President and by the Chief Financial Officer, Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

(b) Each certificate for shares of stock of the corporation that are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these Bylaws, applicable securities laws or any agreement among any number of stockholders or among such holders and the corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

(c) If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of each certificate representing shares of such class or series of stock, provided that in lieu of the foregoing requirements there may be set forth on the face or back of each

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certificate representing shares of such class or series of stock a statement that the corporation will furnish without charge to each stockholder who so requests a copy of the full text of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Section 39. Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 40. Transfers.

(a) Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b) The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 41. Fixing Record Dates.

(a) In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting,

(b) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 42. Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

Article VIII

OTHER SECURITIES OF THE CORPORATION

Section 43. Execution of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 38 of these Bylaws), may be signed by the Chairman of the Board of Directors, the Chief Executive Officer, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial

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Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

Article IX

DIVIDENDS

Section 44. Declaration of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 45. Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

Article X

FISCAL YEAR

Section 46. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

Article XI

INDEMNIFICATION

Section 47. Indemnification of Directors, Officers, Employees and Other Agents.

(a) Directors and Officers. The corporation shall indemnify its directors and officers to the extent not prohibited by the DGCL or any other applicable law.

(b) Employees and Other Agents. The corporation shall have power to indemnify its employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person (except for officers) or other persons as the Board of Directors shall determine.

(c) Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or officer in his or her capacity as a

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director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 47 or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this Section 47, no advance shall be made by the corporation to an officer of the corporation (except by reason of the fact that such officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

(d) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this Section 47 shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or officer. If a claim is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the director or officer has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this Section 47 or otherwise shall be on the corporation.

(e) Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

(f) Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director or officer, or, if applicable, employee or other agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

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(g) Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Section 47.

(h) Amendments. Any repeal or modification of this Section 47 shall only be prospective. (except to the extent such amendment or change in applicable law permits the corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto) and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article XI shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the corporation.

(i) Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Section 47 that shall not have been invalidated, or by any other applicable law. If this Section 47 shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and officer to the full extent under any other applicable law.

(j) Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:

(i) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(ii) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, ERISA excise taxes, penalties amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(iii) The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 47 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(iv) References to a “director,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(v) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Section 47.

(k) Severability. If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article XI shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article XI (including, without limitation, each such portion of this Article XI containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

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Article XII

NOTICES

Section 48. Notices.

(a) Notice to Stockholders. Written notice to stockholders of stockholder meetings shall be given as provided in Section 7 of these Bylaws. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by law, written notice to stockholders for purposes other than stockholder meetings may be sent by U.S. mail or nationally recognized overnight courier, or by facsimile, telegraph or telex, or by electronic mail or other electronic means.

(b) Notice to Directors. Any notice required to be given to any director may be given by the method stated in subsection (a), as otherwise provided in these Bylaws, or by overnight delivery service, facsimile, telex or telegram, except that such notice other than one which is delivered personally shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

(c) Affidavit of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d) Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e) Notice to Person With Whom Communication is Unlawful. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f) Notice to Stockholders Sharing an Address. Except as otherwise prohibited under the DGCL, any notice given under the provisions of the DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within 60 days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.

Article XIII

AMENDMENTS

Section 49. Amendments. Subject to the limitations set forth in Section 47(h) of these Bylaws or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. Any adoption, amendment or repeal of the Bylaws of the corporation by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66⅔% of the

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voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class (provided that as of the three-year anniversary of these Bylaws, such reference to “66⅔%” shall be deemed to be “50%”).

Article XIV

LOANS TO OFFICERS OR EMPLOYEES

Section 50. Loans to Officers or Employees. Except as otherwise prohibited by applicable law, the corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

Article XV

MISCELLANEOUS

Section 51. Forum.

(a) Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (i) any derivative claim or cause of action brought on behalf of the corporation; (ii) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the corporation, to the corporation or the corporation’s stockholders; (iii) any claim or cause of action against the corporation or any current or former director, officer or other employee of the corporation, arising out of or pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws of the corporation (as each may be amended from time to time); (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws of the corporation (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any claim or cause of action against the corporation or any current or former director, officer or other employee of the corporation, governed by the internal-affairs doctrine or otherwise related to the corporation’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section 51 of Article XV shall not apply to claims or causes of action brought to enforce a duty or liability created by the 1933 Act, the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

(b) Unless the corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the corporation, its officers and directors, the underwriters for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

(c) Any person or entity holding, owning or otherwise acquiring any interest in any security of the corporation shall be deemed to have notice of and consented to the provisions of these Bylaws.

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Annex D

Form of AMHC Incentive Equity Plan

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Jasper Therapeutics, Inc.
2021 Equity Incentive Plan
Adopted by the Board of Directors: [__], 2021
Approved by the Stockholders: [__], 2021

1. General.

(a) Plan Purpose. The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.

(b) Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.

(c) Adoption Date; Effective Date. The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.

2. Shares Subject to the Plan.

(a) Share Reserve. Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed 4,400,000 shares, plus a number of shares equal to the number of Returning Shares, if any, as such shares become available from time to time. In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, such aggregate number of shares of Common Stock will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (i) 4% of the total number of shares of Common Stock outstanding on December 31 of the preceding year, or (ii) 2,750,000 shares of Common Stock; provided, however, that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.

(b) Aggregate Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is 4,000,000 shares, which such amount shall be increased commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (i) 4% of the total number of shares of Common Stock outstanding on December 31 of the preceding year, (ii) 2,750,000 shares of Common stock, and (iii) such amount as may be determined by the Board.

(c) Share Reserve Operation.

(i) Limit Applies to Common Stock Issued Pursuant to Awards. For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

(ii) Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve. The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued, (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Common Stock), (3) the withholding of shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; or (4) the withholding of shares that would otherwise be issued by the Company

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to satisfy a tax withholding obligation in connection with an Award. For the avoidance of doubt, with respect to a SAR, only shares of Common Stock which are issued upon settlement of the SAR shall count towards reducing the number of shares available for issuance under the Plan.

(iii) Reversion of Previously Issued Shares of Common Stock to Share Reserve. The following shares of Common Stock previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan: (1) any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares; (2) any shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award; and (3) any shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award.

3. Eligibility and Limitations.

(a) Eligible Award Recipients. Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.

(b) Specific Award Limitations.

(i) Limitations on Incentive Stock Option Recipients. Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).

(ii) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(iii) Limitations on Incentive Stock Options Granted to Ten Percent Stockholders. A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (i) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (ii) the Option is not exercisable after the expiration of five years from the date of grant of such Option.

(iv) Limitations on Nonstatutory Stock Options and SARs. Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company (as such term is defined in Rule 405) unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A because the Awards are granted pursuant to a corporate transaction (such as a spin off transaction) or unless such Awards otherwise comply with the distribution requirements of Section 409A.

(c) Aggregate Incentive Stock Option Limit. The aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is the number of shares specified in Section 2(b).

(d) Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, in each case following the Effective Date, to any individual for service as a Non-Employee Director with respect to any fiscal year, including Awards granted and cash fees paid by the Company to such Non-Employee Director for his or her service as a Non-Employee Director, will not exceed (i) $750,000 in total value or (ii) in the event such Non-Employee Director is first appointed or elected to the Board during such fiscal year, $1,000,000 in total value, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes.

4. Options and Stock Appreciation Rights.

Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated, then such Option will be a Nonstatutory Stock Option, and the shares

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purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(a) Term. Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.

(b) Exercise or Strike Price. Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.

(c) Exercise Procedure and Payment of Exercise Price for Options. In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:

(i) by cash or check, bank draft or money order payable to the Company;

(ii) pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the U.S. Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;

(iv) if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or

(v) in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.

(d) Exercise Procedure and Payment of Appreciation Distribution for SARs. In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised

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under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.

(e) Transferability. Options and SARs may not be transferred to third-party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:

(i) Restrictions on Transfer. An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable U.S. state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.

(ii) Domestic Relations Orders. Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.

(f) Vesting. The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the applicable Award Agreement or other written agreement between a Participant and the Company, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.

(g) Termination of Continuous Service for Cause. Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.

(h) Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause. Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):

(i) three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);

(ii) 12 months following the date of such termination if such termination is due to the Participant’s Disability;

(iii) 18 months following the date of such termination if such termination is due to the Participant’s death; or

(iv) 18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).

Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such

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Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.

(i) Restrictions on Exercise; Extension of Exercisability. A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).

(j) Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

(k) Whole Shares. Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.

5. Awards Other Than Options and Stock Appreciation Rights.

(a) Restricted Stock Awards and RSU Awards. Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(i) Form of Award.

(1) RSAs: To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.

(2) RSUs: A RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of a RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any RSU Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).

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(ii) Consideration.

(1) RSA: A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of consideration as the Board may determine and permissible under Applicable Law.

(2) RSU: Unless otherwise determined by the Board at the time of grant, a RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.

(iii) Vesting. The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.

(iv) Termination of Continuous Service. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company, if a Participant’s Continuous Service terminates for any reason, (i) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the Restricted Stock Award Agreement and (ii) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.

(v) Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Restricted Stock Award or RSU Award, as determined by the Board and specified in the Award Agreement).

(vi) Settlement of RSU Awards. A RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.

(b) Performance Awards. With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board.

(c) Other Awards. Other Awards may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.

6. Adjustments Upon Changes in Common Stock; Other Corporate Events.

(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan and the maximum number of shares by which the Share Reserve may annually increase pursuant to Section 2(a), (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(b), and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any

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Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.

(b) Dissolution or Liquidation. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service, provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Corporate Transaction. The following provisions will apply to Awards in the event of a Corporate Transaction except as set forth in Section 11, and unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award.

(i) Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume or continue the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.

(ii) Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Corporate Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Corporate Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Corporate Transaction. With respect to the vesting of Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Corporate Transaction.

(iii) Awards Held by Persons other than Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

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(iv) Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.

(d) Appointment of Stockholder Representative. As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.

(e) No Restriction on Right to Undertake Transactions. The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7. Administration.

(a) Administration by Board. The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.

(b) Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time: (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.

(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.

(iii) To settle all controversies regarding the Plan and Awards granted under it.

(iv) To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.

(v) To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Corporate Transaction, for reasons of administrative convenience.

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(vi) To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vii) To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(viii) To submit any amendment to the Plan for stockholder approval.

(ix) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, (1) the Board shall not, without stockholder approval, reduce the exercise or strike price of an Option or SAR (other than in connection with a Capitalization Adjustment) and, at any time when the exercise or strike price of an Option or SAR is above the Fair Market Value of a share of Common Stock, the Board shall not, without stockholder approval, cancel and re-grant or exchange such Option or SAR for a new Award with a lower (or no) purchase price or for cash, and (2) a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing.

(x) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(xi) To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are non-U.S. nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant non-U.S. jurisdiction).

(c) Delegation to Committee.

(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with the Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act, and, thereafter, any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.

(d) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

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(e) Delegation to an Officer. The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.

8. Tax Withholding

(a) Withholding Authorization. As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for (including), any sums required to satisfy any U.S. and/or non-U.S. federal, state, or local tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.

(b) Satisfaction of Withholding Obligation. To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. and/or non-U.S. federal, state or local tax or social insurance withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the U.S. Federal Reserve Board or (vi) by such other method as may be set forth in the Award Agreement.

(c) No Obligation to Notify or Minimize Taxes; No Liability to Claims. Except as required by Applicable Law, the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the U.S. Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the U.S. Internal Revenue Service.

(d) Withholding Indemnification. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.

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9. Miscellaneous.

(a) Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

(b) Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.

(c) Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(d) Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.

(e) No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the U.S. state or non-U.S. jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.

(f) Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(g) Execution of Additional Documents. As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.

(h) Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the

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Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

(i) Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

(j) Securities Law Compliance. A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.

(k) Transfer or Assignment of Awards; Issued Shares. Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of Restricted Stock and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.

(l) Effect on Other Employee Benefit Plans. The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

(m) Deferrals. To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals will be made in accordance with the requirements of Section 409A.

(n) Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

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(o) Choice of Law. This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.

10. Covenants of the Company.

(a) Compliance with Law. The Company will seek to obtain from each regulatory commission or agency, as may be deemed necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.

11. Additional Rules for Awards Subject to Section 409A.

(a) Application. Unless the provisions of this Section of the Plan are expressly superseded by the provisions in the form of Award Agreement, the provisions of this Section shall apply and shall supersede anything to the contrary set forth in the Award Agreement for a Non-Exempt Award.

(b) Non-Exempt Awards Subject to Non-Exempt Severance Arrangements. To the extent a Non-Exempt Award is subject to Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions of this subsection (b) apply.

(i) If the Non-Exempt Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares be issued in respect of such Non-Exempt Award any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date, or (ii) the 60th day that follows the applicable vesting date.

(ii) If vesting of the Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the Non-Exempt Award and, therefore, are part of the terms of such Non-Exempt Award as of the date of grant, then the shares will be earlier issued in settlement of such Non-Exempt Award upon the Participant’s Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of the Participant’s Separation from Service. However, if at the time the shares would otherwise be issued the Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iii) If vesting of a Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Non-Exempt Award and, therefore, are not a part of the terms of such Non-Exempt Award on the date of grant, then such acceleration of vesting of the Non-Exempt Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the Non-Exempt Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).

(c) Treatment of Non-Exempt Awards Upon a Corporate Transaction for Employees and Consultants. The provisions of this subsection (c) shall apply and shall supersede anything to the contrary set

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forth in the Plan with respect to the permitted treatment of any Non-Exempt Award in connection with a Corporate Transaction if the Participant was either an Employee or Consultant upon the applicable date of grant of the Non-Exempt Award.

(i) Vested Non-Exempt Awards. The following provisions shall apply to any Vested Non-Exempt Award in connection with a Corporate Transaction:

(1) If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Vested Non-Exempt Award. Upon the Section 409A Change in Control the settlement of the Vested Non-Exempt Award will automatically be accelerated and the shares will be immediately issued in respect of the Vested Non-Exempt Award. Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.

(2) If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested Non-Exempt Award. The shares to be issued in respect of the Vested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.

(ii) Unvested Non-Exempt Awards. The following provisions shall apply to any Unvested Non-Exempt Award unless otherwise determined by the Board pursuant to subsection (e) of this Section.

(1) In the event of a Corporate Transaction, the Acquiring Entity shall assume, continue or substitute any Unvested Non-Exempt Award. Unless otherwise determined by the Board, any Unvested Non-Exempt Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of any Unvested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value of the shares made on the date of the Corporate Transaction.

(2) If the Acquiring Entity will not assume, substitute or continue any Unvested Non-Exempt Award in connection with a Corporate Transaction, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to any Participant in respect of such forfeited Unvested Non-Exempt Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Board may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in subsection (e)(ii) below. In the absence of such discretionary election by the Board, any Unvested Non-Exempt Award shall be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested Non-Exempt Awards in connection with the Corporate Transaction.

(3) The foregoing treatment shall apply with respect to all Unvested Non-Exempt Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a Section 409A Change in Control.

(d) Treatment of Non-Exempt Awards Upon a Corporate Transaction for Non-Employee Directors. The following provisions of this subsection (d) shall apply and shall supersede anything to the contrary that may be set forth in the Plan with respect to the permitted treatment of a Non-Exempt Director Award in connection with a Corporate Transaction.

(i) If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Non-Exempt Director Award. Upon the Section 409A Change in

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Control the vesting and settlement of any Non-Exempt Director Award will automatically be accelerated and the shares will be immediately issued to the Participant in respect of the Non-Exempt Director Award. Alternatively, the Company may provide that the Participant will instead receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control pursuant to the preceding provision.

(ii) If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute the Non-Exempt Director Award. Unless otherwise determined by the Board, the Non-Exempt Director Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of the Non-Exempt Director Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value made on the date of the Corporate Transaction.

(e) If the RSU Award is a Non-Exempt Award, then the provisions in this Section 11(e) shall apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such Non-Exempt Award:

(i) Any exercise by the Board of discretion to accelerate the vesting of a Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the shares in respect of the Non-Exempt Award unless earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.

(ii) The Company explicitly reserves the right to earlier settle any Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).

(iii) To the extent the terms of any Non-Exempt Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a Section 409A Change in Control. To the extent the terms of a Non-Exempt Award provide that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation From Service. However, if at the time the shares would otherwise be issued to a Participant in connection with a “separation from service” such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of the Participant’s Separation From Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iv) The provisions in this subsection (e) for delivery of the shares in respect of the settlement of a RSU Award that is a Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to the Participant in respect of such Non-Exempt Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.

12. Severability.

If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

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13. Termination of the Plan.

The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the date the Plan is approved by the Company’s stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

14. Definitions.

As used in the Plan, the following definitions apply to the capitalized terms indicated below:

(a) “Acquiring Entity” means the surviving or acquiring corporation (or its parent company) in connection with a Corporate Transaction.

(b) “Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee.

(c) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(d) “Applicable Law” means shall mean the Code and any applicable U.S. or non-U.S. securities, federal, state, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange or the Financial Industry Regulatory Authority).

(e) “Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a RSU Award, a SAR, a Performance Award or any Other Award).

(f) “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided to a Participant along with the Grant Notice.

(g) “Board” means the board of directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants.

(h) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(i) “Cause” has the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or intentional falsification of any Company or Affiliate documents or records; (ii) the Participant’s material failure to abide by the Company’s Code of Conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct and policies of any Affiliate, as applicable); (iii) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company or any of its Affiliates (including, without limitation, the Participant’s improper use or disclosure of Company or Affiliate confidential or proprietary information); (iv) any intentional act by the Participant which has a material detrimental effect on the Company’s or its Affiliate’s reputation or business; (v) the Participant’s repeated failure or inability to perform any reasonable

Annex D-17

assigned duties after written notice from the Company (or its Affiliate, as applicable) of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by the Participant of any employment or service agreement between the Participant and the Company (or its Affiliate, as applicable), which breach is not cured pursuant to the terms of such agreement; or (vii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with the Company (or its Affiliate, as applicable). The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Board with respect to Participants who are executive officers of the Company and by the Company’s Chief Executive Officer or his or her designee with respect to Participants who are not executive officers of the Company. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(j) “Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events; provided, however, to the extent necessary to avoid adverse personal income tax consequences to the Participant in connection with an Award, also constitutes a Section 409A Change in Control:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;

(iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v) individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided,

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however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

(k) “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(l) “Committee” means the Compensation Committee and any other committee of one or more Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.

(m) “Common Stock” means the common stock of the Company.

(n) “Company” means Jasper Therapeutics, Inc., a Delaware corporation, and any successor corporation thereto.

(o) “Compensation Committee” means the Compensation Committee of the Board.

(p) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(q) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under U.S. Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

(r) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least 50% of the outstanding securities of the Company;

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(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(s) “Director” means a member of the Board.

(t) “determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.

(u) “Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(v) “Effective Date” means the later of (i) the date on which the Plan is approved by the stockholders of the Company in accordance with Section 13, and (ii) the day that is one day prior to the date of the closing of the transactions contemplated by that certain Business Combination Agreement, dated as of May 4, 2021, by and among the Company and the other parties thereto.

(w) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(x) “Employer” means the Company or the Affiliate that employs the Participant.

(y) “Entity” means a corporation, partnership, limited liability company or other entity.

(z) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(aa) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(bb) “Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii) If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii) In the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

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(cc) “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) U.S. or non-U.S. federal, state, local, municipal, or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).

(dd) “Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.

(ee)  “Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(ff) “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option that may be exercised, (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A; or (v) to comply with other Applicable Laws.

(gg) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(hh) “Non-Exempt Award” means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance of the shares subject to the Award which is elected by the Participant or imposed by the Company or (ii) the terms of any Non-Exempt Severance Agreement.

(ii) “Non-Exempt Director Award” means a Non-Exempt Award granted to a Participant who was a Director but not an Employee on the applicable grant date.

(jj) “Non-Exempt Severance Arrangement” means a severance arrangement or other agreement between the Participant and the Company that provides for acceleration of vesting of an Award and issuance of the shares in respect of such Award upon the Participant’s termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4), 1.409A-1(b)(9) or otherwise.

(kk) “Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.

(ll) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(mm) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

Annex D-21

(nn) “Option Agreement” means a written agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.

(oo) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(pp) “Other Award” means an award valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) that is not an Incentive Stock Options, Nonstatutory Stock Option, SAR, Restricted Stock Award, RSU Award or Performance Award.

(qq) “Other Award Agreement” means a written agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.

(rr) “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(ss) “Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(tt) “Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.

(uu) “Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; pre-clinical development related compound goals; financing; regulatory milestones, including approval of a compound; stockholder liquidity; corporate governance and compliance; product commercialization; intellectual property; personnel matters; progress of internal research or clinical programs; progress of partnered programs; partner satisfaction; budget management; clinical achievements; completing phases of a clinical study (including the treatment phase); announcing or presenting preliminary or final data from clinical studies; in each case, whether on particular timelines or generally; timely completion of clinical trials; submission of INDs and NDAs and other regulatory achievements; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; research progress, including the development of programs; investor relations, analysts and communication; manufacturing achievements (including obtaining particular yields from manufacturing runs and other measurable objectives related to process development activities); strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors); supply

Annex D-22

chain achievements (including establishing relationships with manufacturers or suppliers of active pharmaceutical ingredients and other component materials and manufacturers of the Company’s products); co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the Board or Committee.

(vv) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Cash Award.

(ww) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(xx) “Plan” means this Jasper Therapeutics, Inc. 2021 Equity Incentive Plan, as amended from time to time.

(yy) “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day-to-day operations of the Plan and the Company’s other equity incentive programs.

(zz) “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).

(aaa) “Restricted Stock Award” or “RSA” means an Award of shares of Common Stock granted pursuant to the terms and conditions of Section 5(a).

(bbb) “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

(ccc) “Returning Shares” means shares of Common Stock subject to outstanding stock awards granted under the Company’s 2019 Equity Incentive Plan and that following the Effective Date: (i) are not issued because such stock award or any portion thereof expires or otherwise terminates without all of the shares covered by such stock award having been issued; (ii) are withheld or reacquired to satisfy the exercise, strike or purchase price; or (iii) are withheld or reacquired to satisfy a tax withholding obligation.

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(ddd) “RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(eee) “RSU Award Agreement” means a written agreement between the Company and a holder of a RSU Award evidencing the terms and conditions of a RSU Award. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.

(fff) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(ggg) “Rule 405” means Rule 405 promulgated under the Securities Act.

(hhh) “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.

(iii) “Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(jjj) “Securities Act” means the U.S. Securities Act of 1933, as amended.

(kkk) “Share Reserve” means the number of shares available for issuance under the Plan as set forth in Section 2(a).

(lll) “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 4.

(mmm) “SAR Agreement” means a written agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.

(nnn) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding Common Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(ooo) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

(ppp) “Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.

(qqq) “Unvested Non-Exempt Award” means the portion of any Non-Exempt Award that had not vested in accordance with its terms upon or prior to the date of any Corporate Transaction.

(rrr) “Vested Non-Exempt Award” means the portion of any Non-Exempt Award that had vested in accordance with its terms upon or prior to the date of a Corporate Transaction.

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Annex E

Annex E-1

Jasper Therapeutics, Inc.

2021 Employee Stock Purchase Plan
Adopted by the Board Of Directors: [___], 2021
Approved by the Stockholders: [___], 2021

1.     General; Purpose.

(a)     The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan. In addition, the Plan permits the Company to grant a series of Purchase Rights to Eligible Employees that do not meet the requirements of an Employee Stock Purchase Plan.

(b)     The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

(c)     The Company, by means of the Plan, seeks to retain the services of such Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

2.     Administration.

(a)     The Board or the Committee will administer the Plan. References herein to the Board shall be deemed to refer to the Committee except where context dictates otherwise.

(b)     The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)     To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).

(ii)     To designate from time to time (A) which Related Corporations will be eligible to participate in the Plan as Designated 423 Corporations, (B) which Related Corporations or Affiliates will be eligible to participate in the Plan as Designated Non-423 Corporations, or (C) which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).

(iii)     To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.

(iv)     To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.

(v)     To suspend or terminate the Plan at any time as provided in Section 12.

(vi)     To amend the Plan at any time as provided in Section 12.

(vii)     Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan with respect to the 423 Component.

(viii)     To adopt such rules, procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside the United States. Without limiting the generality of, and consistent with, the foregoing, the Board specifically is

Annex E-2

authorized to adopt rules, procedures, and sub-plans regarding, without limitation, eligibility to participate in the Plan, the definition of eligible “earnings,” handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements, and which, if applicable to a Designated Non-423 Corporation, do not have to comply with the requirements of Section 423 of the Code.

(c)     The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Further, to the extent not prohibited by Applicable Law, the Board or Committee may, from time to time, delegate some or all of its authority under the Plan to one or more officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(d)     All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3.     Shares of Common Stock Subject to the Plan.

(a)     Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed 550,000 shares of Common Stock, plus the number of shares of Common Stock that are automatically added on January 1st of each year for a period of up to ten years, commencing on the first January 1 following the year in which the Effective Date occurs and ending on (and including) January 1, 2031, in an amount equal to the lesser of (i) 1% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year, and (ii) 550,000 shares of Common Stock. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Section 3(a) may be used to satisfy purchases of Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Common Stock under the Non-423 Component.

(b)     If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.

(c)     The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4.     Grant of Purchase Rights; Offering.

(a)     The Board may, from time to time, grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and, with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise)

Annex E-3

the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.

(b)     If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company or a third party designated by the Company (each, a “Company Designee”): (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.

(c)     The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.

5.     Eligibility.

(a)     Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or an Affiliate. Except as provided in Section 5(b) or as required by Applicable Law, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company or the Related Corporation or an Affiliate, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, the Board may (unless prohibited by Applicable Law) provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company, the Related Corporation, or the Affiliate is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code with respect to the 423 Component. The Board may also exclude from participation in the Plan or any Offering Employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) of the Company or a Related Corporation or a subset of such highly compensated employees.

(b)     The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i)     the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii)     the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and

(iii)     the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.

(c)     No Employee will be eligible for the grant of any Purchase Rights if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock that such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.

(d)     As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds US $25,000 of Fair

Annex E-4

Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

(e)     Officers of the Company and any Designated Company, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may (unless prohibited by Applicable Law) provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.

(f)     Notwithstanding anything in this Section 5 to the contrary, in the case of an Offering under the Non-423 Component, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Board has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practical for any reason.

6.     Purchase Rights; Purchase Price.

(a)     On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Board, but in either case not exceeding 15% of such Employee’s earnings (as defined by the Board in each Offering) during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.

(b)     The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.

(c)     In connection with each Offering made under the Plan, each Eligible Employee may purchase up to 4,000 shares of Common Stock (or such lesser number of shares determined by the Board prior to the commencement of the Offering) and the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.

(d)     The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be not less than the lesser of:

(i)     an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or

(ii)     an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

7.     Participation; Withdrawal; Termination.

(a)     An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company or a Company Designee, within the time specified in the Offering, an enrollment form provided by the Company or Company Designee. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Law requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce

Annex E-5

(including to zero) or increase his or her Contributions. If required under Applicable Law or if specifically provided in the Offering, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through payment by cash, check or wire transfer prior to a Purchase Date.

(b)     During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.

(c)     Unless otherwise required by Applicable Law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by Applicable Law) or (ii) is otherwise no longer eligible to participate. The Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions.

(d)     Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423 Component. The Board may establish different and additional rules governing transfers between separate Offerings within the 423 Component and between Offerings under the 423 Component and Offerings under the Non-423 Component.

(e)     During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.

(f)     Unless otherwise specified in the Offering or as required by Applicable Law, the Company will have no obligation to pay interest on Contributions.

8.     Exercise of Purchase Rights.

(a)     On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.

(b)     Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock on the final Purchase Date of an Offering, then such remaining amount will not roll over to the next Offering and will instead be distributed in full to such Participant after the final Purchase Date of such Offering without interest (unless otherwise required by Applicable Law).

(c)     No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all Applicable Laws,

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as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest (unless the payment of interest is otherwise required by Applicable Law).

9.     Covenants of the Company.

The Company will seek to obtain from each U.S. federal or state, foreign or other regulatory commission, agency or other Governmental Body having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder unless the Company determines, in its sole discretion, that doing so is not practical or would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.

10.     Designation of Beneficiary.

(a)     The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.

(b)     If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions, without interest (unless the payment of interest is otherwise required by Applicable Law), to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11.     Adjustments Upon Changes in Common Stock; Corporate Transactions.

(a)     In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.

(b)     In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then (A) the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) within ten business days (or such other period specified by the Board) prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase, or (B) the Board, in its discretion, may terminate any outstanding Offerings, cancel the outstanding Purchase Rights and refund the Participants’ accumulated Contributions.

12.     Amendment, Termination or Suspension of the Plan.

(a)     The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Law.

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(b)     The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code with respect to the 423 Component or with respect to other Applicable Laws. Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code with respect to the 423 Component; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.

13.     Tax Qualification; Tax Withholding.

(a)     Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.

(b)     Each Participant will make arrangements, satisfactory to the Company and any applicable Related Corporation, to enable the Company or the Related Corporation to fulfill any withholding obligation for Tax-Related Items. Without limitation to the foregoing, in the Company’s sole discretion and subject to Applicable Law, such withholding obligation may be satisfied in whole or in part by (i) withholding from the Participant’s salary or any other cash payment due to the Participant from the Company or a Related Corporation; (ii) withholding from the proceeds of the sale of shares of Common Stock acquired under the Plan, either through a voluntary sale or a mandatory sale arranged by the Company; or (iii) any other method deemed acceptable by the Board. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.

14.     Effective Date of Plan.

The Plan will become effective upon the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.

15.     Miscellaneous Provisions.

(a)     Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.

(b)     A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

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(c)     The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment or amend a Participant’s employment contract, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation or an Affiliate, or on the part of the Company, a Related Corporation or an Affiliate to continue the employment of a Participant.

(d)     The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules.

(e)     If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.

(f)     If any provision of the Plan does not comply with Applicable Law, such provision shall be construed in such a manner as to comply with Applicable Law.

16.     Definitions.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a)     “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(b)     “Affiliate” means any entity, other than a Related Corporation, whether now or subsequently established, which is at the time of determination, a “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c)     “Applicable Law” means the Code and any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Stock Market or the Financial Industry Regulatory Authority).

(d)     “Board” means the board of directors of the Company.

(e)     “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(f)     “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(g)     “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).

(h)     “Common Stock” means the common stock of the Company.

(i)     “Company” means Jasper Therapeutics, Inc., a Delaware corporation.

(j)     “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions.

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(k)     “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)     a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;

(ii)     a sale or other disposition of more than 50% of the outstanding securities of the Company;

(iii)     a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)     a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(l)     “Designated 423 Corporation” means any Related Corporation selected by the Board to participate in the 423 Component.

(m)     “Designated Company” means any Designated Non-423 Corporation or Designated 423 Corporation, provided, however, that at any given time, a Related Corporation participating in the 423 Component shall not be a Related Corporation participating in the Non-423 Component.

(n)     “Designated Non-423 Corporation” means any Related Corporation or Affiliate selected by the Board to participate in the Non-423 Component.

(o)     “Director” means a member of the Board.

(p)     “Effective Date” means the date as of which the Plan is adopted by the Board and approved by the stockholders of the Company in accordance with Section 14.

(q)     “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(r)     “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation, or solely with respect to the Non-423 Component, an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(s)     “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(t)     “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

(u)     “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i)     If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.

(ii)     In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with Applicable Laws and regulations and, to the extent applicable as determined in the sole discretion of the Board, in a manner that complies with Sections 409A of the Code

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(v)     “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the NASDAQ Stock Market and the Financial Industry Regulatory Authority).

(w)     “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(x)     “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.

(y)     “Offering Date” means a date selected by the Board for an Offering to commence.

(z)     “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.

(aa)     “Participant” means an Eligible Employee who holds an outstanding Purchase Right.

(bb)     “Plan” means this Jasper Therapeutics, Inc. 2021 Employee Stock Purchase Plan, as amended from time to time, including both the 423 Component and the Non-423 Component.

(cc)     “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.

(dd)     “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

(ee)     “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.

(ff)     “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(gg)     “Securities Act” means the U.S. Securities Act of 1933, as amended.

(hh)     “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan, including, but not limited to, the exercise of a Purchase Right and the receipt of shares of Common Stock or the sale or other disposition of shares of Common Stock acquired under the Plan.

(ii)     “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the NYSE, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

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